As filed with the Securities and Exchange Commission on July 29, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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PBT Land and Minerals, Inc.
(Exact name of registrant as specified in its charter)

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Texas	6792	42-3391247
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Pine Street, Suite 1010
Abilene, Texas 79601
(325) 677-6177
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Eric L. Oliver
c/o SoftVest Advisors, LLC
400 Pine Street, Suite 1010
Abilene, Texas 79601
(325) 677-6177
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:
Eduardo Gallardo
Colin J. Diamond
Chris Centrich
Paul Hastings LLP
609 Main Street, Suite 2500
Houston, Texas 77002
713-860-7300

As soon as practicable after this Registration Statement becomes effective.
(Approximate date of commencement of proposed sale to the public)

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 29, 2026

PRELIMINARY PROSPECTUS

PBT Land and Minerals, Inc.

Non-Transferable Subscription Rights to Purchase up to
            Shares of Class A Common Stock at $            per Share

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On July 28, 2026, PBT Land and Minerals, Inc., a newly-formed Texas corporation (together with its subsidiaries (including OpCo (as defined below)), unless otherwise indicated or the context requires otherwise, the “Company,” “New PBT,” “we,” “us” or “our”) entered into a business combination agreement (the “Combination Agreement”), pursuant to which New PBT is proposing to acquire and own (i) a majority of the assets and liabilities of the Permian Basin Royalty Trust (the “Trust”) and (ii) the oil and natural gas mineral interests, land operations and other assets owned by Blackbeard Holdings, LLC (“Blackbeard Holdings”) and Greybeard Energy, LLC (“Greybeard Energy”) that will be contributed to New PBT (collectively “USLG”). See “The Business Combination” herein for additional information.

New PBT is distributing, at no charge, to holders (the “Unitholders”) of units of beneficial interest (the “Trust Units”) of the Trust, non-transferable subscription rights (the “Subscription Rights” or “Rights”) to purchase an aggregate of up to            shares of our Class A common stock, par value $0.0001 per share (“Class A Shares” and together with our Class B common stock, par value $0.0001 per share, the “New PBT Common Stock”), at a cash subscription price (the “Subscription Price”) of $            per share (the “Rights Offering”). Unitholders will receive one Subscription Right for each Trust Unit owned at 5:00 p.m., Eastern Time, on            , 2026, the record date (the “Record Date”) for the Rights Offering. Only a Unitholder who was a holder of Trust Units as of the Record Date for the Rights Offering is entitled to receive any Subscription Rights. In light of the Backstop Commitment (as defined below), New PBT expects to receive aggregate gross proceeds of $120.0 million from the Rights Offering and the Blackbeard and Greybeard Subscription (as defined below).

Concurrently with this Rights Offering, SoftVest, L.P. (“SoftVest”) is soliciting proxies for use at a special meeting of Unitholders to be held on            , 2026 (the “Special Meeting”) at which Unitholders will vote whether to approve the transactions contemplated by the Combination Agreement (the “Business Combination”). The issuance and sale of Class A Shares pursuant to the Rights Offering, the Blackbeard and Greybeard Subscription and the Backstop Commitment (as defined below), if applicable (collectively, the “Transactions”), are subject to, among other things, the completion of the Blackbeard Contribution Closing (as defined herein) and the closing of the Business Combination. If the Business Combination is not approved at the Special Meeting or the Blackbeard Contribution Closing is not completed for any reason, then the Rights Offering will be cancelled and the Transactions will be terminated.

The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on            , 2026, the expiration date of the Rights Offering (the “Expiration Date”), which for the avoidance of doubt is 25 days from the date the Subscription Rights are issued to Rights holders. We, in our sole discretion, may extend the period for exercising the Subscription Rights. Subscription Rights which are not exercised by the Expiration Date of the Rights Offering will expire and will have no value. You should carefully consider whether or not to exercise your Subscription Rights before the Expiration Date. Once you have exercised your Subscription Rights, your exercise may not be revoked.

Each Subscription Right carries with it a “Basic Subscription Right,” which entitles each holder to purchase              Class A Shares for a Subscription Price of $            per share (the “Basic Subscription Right”), and an “Over-Subscription Right,” which entitles each holder that has exercised its Basic Subscription Right in full to subscribe for additional Class A Shares, at the same Subscription Price of $            per share, to the extent that Class A Shares offered in the Rights Offering have not been purchased by other holders of Basic Subscription Rights (the “Over-Subscription Right”). Subscription Rights will be distributed in proportion to the Unitholders’ ownership of Trust Units owned as of the Record Date. We will not issue fractional shares in the Rights Offering or cash in lieu of fractional Class A Shares. Any fractional Class A Shares that would be created by an exercise of the Subscription Rights will be rounded to the nearest whole share. We will issue Class A Shares to Rights holders who properly subscribed for and purchased such shares pursuant to their Subscription Rights upon closing of the Rights Offering.

If you fully exercise your Basic Subscription Right and other holders do not fully exercise their Basic Subscription Right, you may also exercise your Over-Subscription Right to purchase, at the same Subscription Price of $            per share, additional Class A Shares that remain unsubscribed at the expiration of the Rights Offering, up to the number of shares subscribed for and purchased under your Basic Subscription Right, subject to availability and pro rata allocation among persons exercising their Over-Subscription Right.

On July 28, 2026, we entered into a Commitment and Backstop Agreement (the “Commitment Agreement”) with Blackbeard Security Holdings, LLC, a subsidiary of Blackbeard Holdings (“Blackbeard Securities”), Greybeard Energy, SoftVest and Horizon Kinetics Asset Management LLC (“Horizon Kinetics”; Horizon Kinetics together with SoftVest, the “Backstop Purchasers”; and, the Backstop Purchasers together with Blackbeard Securities and Greybeard Energy, the “Commitment Parties”). Pursuant to the terms and conditions of the Commitment Agreement, Blackbeard Securities and Greybeard Energy have agreed to purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”),            and            Class A Shares, respectively (the “Blackbeard and Greybeard Subscription”). This amount of Class A Shares has been calculated to represent the pro rata portion of Class A Shares that Blackbeard Securities and Greybeard Energy would be entitled to purchase in the Rights Offering as a 38.2% and 2.5% shareholder, respectively, of New PBT following the closing of the Business Combination before giving effect to the Rights Offering.

Further, pursuant to the terms and conditions of the Commitment Agreement, the Backstop Purchasers have agreed (i) to exercise in full their Subscription Rights, including their Over-Subscription Rights, and (ii) if any Subscription Rights granted to other Unitholders remain unexercised upon the expiration of the Rights Offering after accounting for all Over-Subscription Rights exercised, the Backstop Purchasers have committed jointly and severally to purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act and separate from the Rights Offering, up to $71.2 million in Class A Shares not subscribed for by such other Unitholders (the “Backstop Commitment”). Specifically, each Backstop Purchaser will purchase an equal portion of the unsubscribed Class A Shares upon the expiration of the Rights Offering. Pursuant to the Commitment Agreement, the maximum commitment amount of each Backstop Purchaser with respect to the Backstop Commitment is $35.6 million.

Assuming no Unitholders other than the Backstop Purchasers exercise their Subscription Rights and after giving effect to the Blackbeard and Greybeard Subscription, Blackbeard Securities and Greybeard Energy, together, will own 40.7%, and SoftVest and Horizon Kinetics will own            % and            %, respectively, of the New PBT Common Stock outstanding following the closing of the Rights Offering, after giving effect to the closing of the Business Combination. In light of the Backstop Commitment, New PBT expects to receive aggregate gross proceeds of $120.0 million if the Rights Offering and the Blackbeard and Greybeard Subscription are completed, whether or not any Rights holders other than SoftVest and Horizon Kinetics exercise their Subscription Rights. For more information regarding the Commitment Agreement, see the section entitled “The Commitment Agreement.”

Equiniti Trust Company LLC will serve as the subscription agent (“Subscription Agent”) for the Rights Offering. D.F. King & Co., Inc. will serve as the information agent (“Information Agent”) for the Rights Offering. The Subscription Agent will hold in escrow the funds it receives from subscribers until we complete, abandon, or terminate the Rights Offering. If you want to participate in the Rights Offering and you are the record holder of your Trust Units, we recommend that you submit your subscription documents to the Subscription Agent promptly before the expiration of the Rights Offering. If you want to participate in the Rights Offering and you hold Trust Units through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. For a detailed discussion, see the section entitled “The Rights Offering — The Subscription Rights.”

We reserve the right to cancel the Rights Offering at any time before it expires. If we cancel the Rights Offering, all subscription payments received will be returned as soon as practicable, without interest or penalty.

The Subscription Rights and the Class A Shares issuable on their exercise, both of which are registered on the registration statement (“Registration Statement”) of which this prospectus forms a part, are being offered directly by us without the services of an underwriter or selling agent. We will bear all costs, expenses and fees in connection with the registration of such securities.

There is currently no public market for our Class A Shares. Following the completion of the Business Combination, we expect the Class A Shares to trade on the New York Stock Exchange (“NYSE”) and NYSE Texas under the symbol “PBT.”

Our Board of Directors (the “Board”) is making no recommendation regarding your exercise of the Subscription Rights. You should carefully consider whether to exercise your Subscription Rights before the expiration of the Rights Offering. You may not revoke or revise any exercises of Subscription Rights once made, unless we terminate the Rights Offering. As a result of the terms of this Rights Offering, Unitholders who do not fully exercise their Subscription Rights will own, upon completion of the Rights Offering, a smaller proportional interest in our Class A Shares than otherwise would be the case had they fully exercised their Rights. See “Risk Factors” beginning on page 12 of this Registration Statement for more information.

You should read this prospectus carefully before you invest.

If you have any questions or need further information about the Rights Offering, please contact the Information Agent, D.F. King & Co., Inc., at (877) 478-5039 (toll-free) or PBT@dfking.com.

It is anticipated that delivery of the Class A Shares purchased in the Rights Offering, the Blackbeard and Greybeard Subscription and the Backstop Commitment will be made on or about            , 2026.

Exercising your Subscription Rights and investing in our Class A Shares involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” contained on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

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The date of this prospectus is            , 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of the Registration Statement that we have filed with the Securities and Exchange Commission (the “SEC”). Please carefully read this prospectus and the exhibits to the Registration Statement. These documents contain important information you should consider when making your investment decision. The exhibits to the Registration Statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our Class A Shares, you should review the full text of these documents. The Registration Statement and the exhibits can be obtained from the SEC as indicated under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should not rely on any unauthorized information or representation.

This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus or any sale of a security.

The distribution of this prospectus and the issuance of the securities herein may be restricted by law in certain jurisdictions. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities herein and the distribution of the prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “the Company,” “New PBT,” “we,” “us,” “our,” and similar references refer to PBT Land and Minerals, Inc., and, unless the context requires otherwise, its subsidiaries. References in this prospectus to “Subscription Agent” refer to Equiniti Trust Company LLC and “Information Agent” refer to D.F. King & Co., Inc.

No Trust Units or other securities of the Trust are being offered pursuant to this prospectus. This offering is solely being made by New PBT and neither the Trust nor the trustee of the Trust (the “Trustee”) is making any offer of securities pursuant to this prospectus.

HELPFUL INFORMATION

As used herein and unless otherwise specifically indicated, the following terms have the meanings set forth below:

Bbl.    One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Blackbeard.    Blackbeard Holdings and its subsidiaries, but excluding USLG Legacy.

Blackbeard Holdings.    Blackbeard Holdings, LLC, a Delaware limited liability company indirectly owned by NGP and members of Blackbeard Holdings’ management.

Blackbeard Operating.    Blackbeard Operating, LLC, a Delaware limited liability company and subsidiary of Blackbeard Holdings, which is a large privately held and vertically integrated energy producer in the Permian Basin in West Texas.

Blackbeard Parties.    Blackbeard Holdings, Blackbeard Security and Greybeard Energy, collectively.

Blackbeard Security.    Blackbeard Security Holdings, LLC, a Texas limited liability company and affiliate of Blackbeard Holdings.

Blackbeard Transferred Entities.    MineralCo, USLG ExCo, USLG Legacy, and their respective Subsidiaries (if any).

Boe.    Barrel of oil equivalent.

Btu.    British thermal unit, which is the heat required to raise the temperature of one pound of liquid water by one degree Fahrenheit.

CBP.    Central Basin Platform.

Class A Shares.    Shares of Class A common stock, par value $0.0001 per share, of New PBT.

Class B Shares.    Shares of Class B common stock, par value $0.0001 per share, of New PBT.

Closing.    The Blackbeard Contribution Closing (as defined in the Combination Agreement included as Exhibit 2.1 to this Registration Statement).

Closings.    The PBT Contribution Closing and the Blackbeard Contribution Closing (as defined in the Combination Agreement included as Exhibit 2.1 to this Registration Statement), together.

Closing Date.    The date on which Closing occurs.

Code.    The Internal Revenue Code of 1986, as amended.

Combination Agreement.    The Combination Agreement, dated as of July 28, 2026, by and among New PBT, New PBT Sub, OpCo, Blackbeard Holdings, Blackbeard Security, and Greybeard Energy.

Credit Facilities.    The (a) Credit Agreement dated as of August 29, 2019, by and among Blackbeard Operating, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time (the “BBO Credit Facility”), (b) Credit Agreement dated as of March 31, 2025, by and among Greybeard Holdings, as borrower, the lenders from time to time party thereto and BOKF, NA dba Bank of Texas, as administrative agent, as amended, modified or supplemented from time to time (the “Greybeard Credit Facility”) and (c) Credit Agreement dated as of June 1, 2026, by and among USLG Legacy, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time, as the context may require (the “JPM Credit Facility”).

Credit Facility Consents.    Collectively, any consents and/or amendments required under the Credit Facilities with respect to the transactions contemplated under the Combination Agreement.

Cutlass Sands Ranch.    Approximately 14,300 surface acres in Crane County, Texas owned by USLG.

DUCs.    Drilled-but-uncompleted production wells.

E&P.    Exploration & Production segment of the oil and gas industry.

Exchange Act.    Securities Exchange Act of 1934, as amended.

Greybeard Assets.    Hydrocarbon mineral interests, fee mineral interests, royalty interests, leases, servitudes, and related contracts held by Greybeard Energy that will be transferred to New PBT in connection with Closing, including 2,300 NRAs located in the Permian Basin in West Texas.

Greybeard Energy.    Greybeard Energy, LLC, a Delaware limited liability company.

Greybeard Holdings.    Greybeard Holdings, LLC, a Delaware limited liability company.

Greybeard-OpCo Contribution.    The contribution to OpCo by, and OpCo unit issuance to, Greybeard Energy described in the Combination Agreement.

Hilcorp.    Hilcorp Permian CT TXNM, LLC, a Delaware limited liability company.

Hilcorp Acquisition.    The acquisition by Blackbeard Operating and USLG Legacy of certain assets held by Hilcorp, which closed on May 30, 2025.

Hilcorp Assets.    40,400 NRAs and 14,300 surface acres located in the Permian Basin primarily in Crane County, Texas that were acquired as part of the Hilcorp Acquisition.

Horizon Kinetics.    Horizon Kinetics Asset Management LLC.

Intended Tax Treatment.    With respect to, (i) the PBT-NewCo Contribution, the Blackbeard Security-NewCo Contribution and the Greybeard-NewCo Contribution, taken together and with any cash purchases of Class A Shares by Unitholders pursuant to exercises of Subscription Rights (including pursuant to the Backstop Agreement), a transaction described in Section 351(a) of the Code, (ii) the NewCo-NewCo Sub Contribution a transaction described in Section 351(a) of the Code, (iii) the Section 1031 Exchange as a like-kind exchange under Section 1031 of the Code, and (iv) each of the NewCo-OpCo Contribution, the NewCo Sub-OpCo Contribution, the Blackbeard Security-OpCo Contribution, and the Greybeard-OpCo Contribution as a contribution of property described in Section 721(a) of the Code, subject to Section 707(a)(2)(B) of the Code and its implementing Treasury Regulations (provided that any transfers (or deemed transfers) of cash shall be treated to the maximum extent permitted as a reimbursement of preformation capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d)).

Mcf.    One thousand cubic feet.

MineralCo.    Pirate Fee MineralCo, LLC, a Texas limited liability company to be formed by Blackbeard Operating.

MMBtu.    One million Btus.

NewCo Parties.    New PBT, New PBT Sub and OpCo, collectively.

New PBT.    PBT Land and Minerals, Inc., a Texas corporation, and, unless otherwise indicated or the context otherwise requires, each of its subsidiaries, including OpCo.

New PBT Board.    The board of directors of New PBT immediately after Closing.

New PBT Bylaws.    The A&R Bylaws of New PBT, substantially in the form included as an exhibit to this Registration Statement.

New PBT Charter.    The A&R Certificate of Formation of New PBT, substantially in the form included as an exhibit to this Registration Statement.

New PBT Common Stock.    The Class A Shares and Class B Shares.

New PBT Predecessor.    The oil and natural gas mineral interests, land operations, and other assets and liabilities held by Blackbeard Holdings that will be transferred to New PBT in connection with Closing, presented as PBT Land and Minerals, Inc. Predecessor and also US Land Guild Corp. Predecessor in the financial statements included elsewhere in this Registration Statement.

New PBT Preferred Stock.    The preferred stock, par value $0.0001 per share, of New PBT.

New PBT Sub.    PBT Sub, Inc., a Texas corporation and wholly owned subsidiary of New PBT.

NGLs.    Natural gas liquids.

NGP.    A family of private equity funds managed by NGP Energy Capital Management, L.L.C., including NGP Natural Resources X, L.P., NGP Natural Resources XI, L.P. and NGP Natural Resources XII, L.P.

Nile Midstream.    Nile Midstream, LLC, a Delaware limited liability company and a leading provider of midstream services to oil and natural gas operators in the Permian Basin that operates on USLG’s surface acreage.

NPI-Burdened Mineral Interests.    All of Blackbeard Operating’s (and after the consummation of the Blackbeard Pre-Closing Restructuring, MineralCo’s) right, title and interest in and to all hydrocarbon and mineral interests in the Waddell Ranch that are burdened by the Trust’s Waddell Ranch Interest, together with all rights (including rights of set-off, recoupment, and recovery), claims, counterclaims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards) arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against third parties and claims for adjustments and refunds, in each case to the extent attributable to any such hydrocarbon and mineral interests, as further described in the Combination Agreement.

NRAs.    A Net Royalty Acre, amounting to a 12.5% (or one-eighth) mineral and royalty ownership interest.

OpCo.    PBT Land and Minerals OpCo, LLC, a Texas limited liability company and a subsidiary of New PBT.

OpCo LLC Agreement.    The A&R Limited Liability Company Agreement of OpCo that will be entered into as of Closing.

PBT Competing Proposal.    Any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, (a) with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement or other similar transaction with respect to assets that, taken together, constitute more than 20% of the consolidated assets of the Trust, (b) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding equity securities of the Trust representing more than 20% of the voting power of the Trust, or (c) to acquire in any manner, directly or indirectly, in one or more transactions, assets or businesses of the Trust, representing more than 20% of the consolidated assets of the Trust.

PBT Contribution Closing Date.    The date on which the PBT Contribution Closing (as defined in the Combination Agreement included as an exhibit to this Registration Statement) occurs.

PBT Excluded Assets.    Means (i) an amount in cash equal to the lesser of (a) the cash on-hand of the Trust as of the Closing Date or, and (b) $1.75 million, which amount is to be retained by the Trustee as a reserve for contingent liabilities pursuant to Section 9.03 of the PBT Trust Indenture, (ii) other than the amount in cash contemplated by clause (i) of this definition, any other cash, cash equivalents, marketable securities and bank deposits (including checks and wire transfers, ACH transactions and drafts deposited or available for deposit for the account of the Trust) held by or on behalf of the Trust, including any amounts paid to the Trust pursuant to the terms and conditions of the Settlement Agreement on or prior to the Closing (which disposition will remain at the discretion of the Trustee pursuant to the terms and conditions of the PBT Trust Indenture, as amended), (iii) PBT and its Affiliates’ right, title and interest in and to any amounts payable under the Texas Royalty Conveyance on or prior to the Closing (which disposition will remain at the discretion of the Trustee pursuant to the terms and conditions of the PBT Trust Indenture, as amended, and (iv) the NewCo Legacy Securities (as defined in the Combination Agreement).

Pirate Ranch.    Approximately 7,800 surface acres in Crane County, Texas held by USLG.

Port Royal Ranch or East Ranch.    Approximately 14,000 surface acres in Crane County, Texas, held by USLG.

PUDs.    Proved undeveloped reserves.

SEC.    The U.S. Securities and Exchange Commission.

Securities Act.    The Securities Act of 1933, as amended.

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Settlement Agreement.    That certain Settlement Agreement and Release, dated as of August 19, 2025, by and between the Trustee and Blackbeard Operating, as amended.

Smugglers Cove Ranch.    Approximately 8,300 surface acres in Crane County, Texas.

SoftVest Advisors.    SoftVest Advisors, LLC, a registered investment adviser and the investment adviser to SoftVest, L.P.

SoftVest GP.    SoftVest GP I, LLC, the general partner of SoftVest, L.P.

SoftVest, L.P.    SoftVest, L.P., the sole owner of New PBT prior to its transfer to the Trust.

Termination Date.    11:59 p.m. (New York City time) on December 31, 2026, as such date may be extended.

TBOC.    The Texas Business Organizations Code.

Texas Royalty Interests.    The net overriding royalty interest conveyed to The First National Bank of Fort Worth (previously Simmons Bank, now Argent Trust Company), as Trustee, for the benefit of the Trust, pursuant to the Net Overriding Royalty Conveyance (Permian Basin Royalty Trust) dated effective as of November 1, 1980 from Southland Royalty Company (now Burlington Resources Oil & Gas Company LP) to The First National Bank of Fort Worth (previously Simmons Bank, now Argent Trust Company), as Trustee, for the benefit of the Trust, and filed of record in Crane County.

Tortuga Ranch.    Approximately 4,700 surface acres in Crane County, Texas.

Transactions.    The transactions contemplated by the Combination Agreement and the Exchange Agreement.

Trust.    Permian Basin Royalty Trust, an express trust created under the laws of the State of Texas.

Trust Interests.    All of the Trust’s right, title and interest in and to the (i) Waddell Ranch Interest, (ii) the Texas Royalty Interests, (iii) the Settlement Agreement and (iv) any and all other rights, properties, and assets of the Trust, of every kind and nature, character and description, whether real personal or mixed, tangible or intangible, accrued or contingent, wherever located and whether or not reflected in on the books and records of the Trust (other than the PBT Excluded Assets).

USLG.    The oil and natural gas mineral interests and land operations owned by Blackbeard Holdings and Greybeard Energy that will be contributed directly or indirectly to New PBT in connection with Closing.

USLG Business.    The ownership and operation of the Blackbeard Transferred Entities, the NPI-Burdened Mineral Interests, and USLG Legacy and USLG ExCo, and other activities conducted in connection with such ownership and operation or that are incidental thereto.

USLG ExCo.    USLG ExchangeCo, LLC, a Texas limited liability company to be formed by USLG Legacy.

USLG Legacy.    US Land Guild, LLC, a Delaware limited liability company and wholly owned subsidiary of Blackbeard Holdings.

Waddell Ranch Interest.    The net overriding royalty interest conveyed to The First National Bank of Fort Worth (previously Simmons Bank, now Argent Trust Company), as Trustee, for the benefit of the Trust, pursuant to the Net Overriding Royalty Conveyance (Permian Basin Royalty Trust — Waddell Ranch) dated effective as of November 1, 1980 from Southland Royalty Company (now Burlington Resources Oil & Gas Company LP) to The First National Bank of Fort Worth (previously Simmons Bank, now Argent Trust Company), as Trustee, for the benefit of the Trust, and filed of record in the Crane County, Texas Deed Records under Volume 274, Page 639.

West Ranch.    Collectively, the Cutlass Sands Ranch, Pirate Ranch, Smugglers Cove Ranch and Tortuga Ranch, consisting of approximately 35,100 surface acres in Crane County, Texas.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus contains more detailed descriptions of the terms and conditions of the Rights Offering and provides additional information about us and our business, including potential risks related to the Rights Offering, the Business Combination, our Class A Shares and our business. We urge you to read this entire prospectus and our financial statements and related notes.

What is the Rights Offering?

We are distributing to Unitholders at no charge, non-transferable Subscription Rights to purchase Class A Shares. We have granted to you, as a holder of Trust Units on the Record Date, one Subscription Right for Trust Unit that you owned at such time. Each Subscription Right carries with it a Basic Subscription Right, which entitles the holder to purchase            Class A Shares for a Subscription Price of $            per share, and an Over-Subscription Right, which entitles a holder that has exercised its Basic Subscription Right in full to subscribe for additional Class A Shares, at the same Subscription Price of $            per share, to the extent that Class A Shares offered in the Rights Offering have not been purchased by other holders of Basic Subscription Rights. If you hold Trust Units in the name of a broker, dealer, bank or other nominee who uses the services of The Depository Trust Company (“DTC”), one Subscription Right will be issued by DTC to the nominee for each Trust Unit that you beneficially own on the Record Date. The Subscription Rights will be evidenced by rights certificates. Each Subscription Right will entitle the holder to a Basic Subscription Right and an Over-Subscription Right.

Why are we conducting the Rights Offering?

The Rights Offering is part of an overall business combination transaction that New PBT is in the process of undertaking. On July 28, 2026, New PBT entered into the Combination Agreement pursuant to which New PBT is proposing to acquire and own (i) a majority of the assets and liabilities of the Trust and (ii) USLG.

Concurrently with this Rights Offering, SoftVest is soliciting proxies for use at the Special Meeting to be held on            , 2026 at which Unitholders will vote whether to approve the Business Combination. We are conducting the Rights Offering and the Blackbeard and Greybeard Subscription to raise additional capital for general corporate purposes, including payment of fees relating to the Business Combination, and the repayment of indebtedness associated with USLG. See the section entitled “Use of Proceeds.” See “The Business Combination” for additional information about the Business Combination and the Special Meeting.

Is the Rights Offering conditioned upon the completion of the Business Combination?

The issuance and sale of Class A Shares pursuant to the Rights Offering, the Blackbeard and Greybeard Subscription and the Backstop Commitment, if applicable, is subject to, among other things, the completion of the Blackbeard Contribution Closing and the closing of the Business Combination. If the Business Combination is not completed for any reason, then the Rights Offering will be cancelled and the Transactions will be terminated.

What is a Basic Subscription Right?

Each Basic Subscription Right gives the Unitholders the opportunity to purchase            Class A Shares at the Subscription Price of $            per share. The Basic Subscription Rights will be distributed in proportion to Unitholders’ Trust Units owned as of the Record Date. No fractional shares will be issued.

What is an Over-Subscription Right?

If you fully exercise your Basic Subscription Right (other than those Subscription Rights to acquire less than one whole Class A Share, which cannot be exercised) and other holders do not fully exercise their Basic Subscription Right, you may also exercise your Over-Subscription Right to purchase additional Class A Shares that remain unsubscribed at the expiration of the Rights Offering, subject to availability, at the same Subscription Price of $            per share. To the extent the number of unsubscribed shares is insufficient to satisfy all of the properly exercised Over-Subscription Right requests, the available shares will be prorated in proportion to the number of

Class A Shares subscribed for pursuant to their Over-Subscription Right. The number of shares a Rights holder may purchase pursuant to its Over-Subscription Right cannot exceed the number of shares the holder is entitled to purchase pursuant to its Basic Subscription Right. The Subscription Agent will return any excess payments without interest or penalty as soon as practicable after the expiration of the Rights Offering.

In order to properly exercise your Over-Subscription Right, you must deliver the subscription payment for exercise of your Over-Subscription Right before the expiration of the Rights Offering. Because we will not know the total number of unsubscribed shares before the expiration of the Rights Offering, if you wish to maximize the number of shares you may purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Class A Shares available to you, assuming that no Unitholder other than you has purchased any Class A Shares pursuant to their Basic Subscription Right and Over-Subscription Right. See the section entitled “The Rights Offering — The Subscription Rights — Over-Subscription Right.”

Will fractional Class A Shares be issued upon exercise of the Subscription Rights?

No. We will not issue fractional Class A Shares or cash in lieu of fractional Class A Shares in the Rights Offering. If the number of Subscription Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded to the nearest whole share. Subscription Rights to acquire less than one Class A Share cannot be exercised.

Are there risks in exercising my Subscription Rights?

Yes. Exercising your Subscription Rights involves the purchase of Class A Shares and should be considered as carefully as you would consider in making any other equity investment decisions. Unitholders who exercise Subscription Rights risk investment loss on new money invested. We cannot assure you that any Rights holder purchasing Class A Shares at the Subscription Price will be able to sell those shares in the future at the same price or a higher price. Among other things, you should carefully consider the risks described under the section entitled “Risk Factors” in this prospectus.

Am I required to exercise all of the Subscription Rights I received in the Rights Offering?

No. You may exercise any whole number of your Subscription Rights or you may choose not to exercise any of your Subscription Rights. If you do not exercise your Basic Subscription Right in full, you will not be entitled to participate in the Over-Subscription Right.

Who are the Commitment Parties in the Rights Offering? What is the Commitment Agreement?

On July 28, 2026, we entered into the Commitment Agreement with Blackbeard Securities, Greybeard, SoftVest and Horizon Kinetics. Pursuant to the terms and conditions of the Commitment Agreement, Blackbeard Securities and Greybeard Energy have agreed to purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act,            and            Class A Shares, respectively, representing the Blackbeard and Greybeard Subscription. This amount of shares has been calculated to represent the pro rata portion of shares that Blackbeard Securities and Greybeard Energy would be entitled to purchase in the Rights Offering as a 38.2% and 2.5% shareholder of New PBT, respectively, following the closing of the Business Combination before giving effect to the Rights Offering.

Further, pursuant to the terms and conditions of the Commitment Agreement, the Backstop Purchasers have agreed (i) to exercise in full their Subscription Rights, including their Over-Subscription Rights, and (ii) if any Subscription Rights granted to other Unitholders remain unexercised upon the expiration of the Rights Offering after accounting for all Over-Subscription Rights exercised, the Backstop Purchasers have committed jointly and severally to purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act and separate from the Rights Offering, up to $71.2 million in Class A Shares not subscribed for by such other Unitholders. Specifically, each Backstop Purchaser will purchase an equal portion of the unsubscribed Class A Shares upon the expiration of the Rights Offering. Pursuant to the Commitment Agreement, the maximum commitment amount of each of the Backstop Purchasers with respect to the Backstop Commitment is $35.6 million.

Assuming no Unitholders other than the Backstop Purchasers exercise their Subscription Rights and after giving effect to the Blackbeard and Greybeard Subscription, Blackbeard Securities and Greybeard Energy, together, will own 40.7%, and SoftVest and Horizon Kinetics will own            % and            %, respectively, of the New PBT Common Stock outstanding following the closing of the Rights Offering, after giving effect to the closing of the Business Combination. In light of the Backstop Commitment, New PBT expects to receive aggregate gross proceeds of $120.0 million if the Rights Offering and the Blackbeard and Greybeard Subscription are completed, whether or not any Subscription Rights holders other than SoftVest and Horizon Kinetics exercise their Subscription Rights. For more information regarding the Commitment Agreement, see the section entitled “The Commitment Agreement.”

May I transfer or sell my Subscription Rights if I do not want to purchase any shares?

No.

What should I do if I want to participate in the Rights Offering but my Trust Units are held in the name of my broker, custodian bank or other nominee?

If you hold Trust Units through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the Rights Offering. If you wish to exercise your Subscription Rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee relevant forms promptly before 5:00 p.m., Eastern Time, on            , 2026, the last business day prior to the Expiration Date of the Rights Offering. You should contact your broker, custodian bank or other nominee if you do not receive relevant forms, but you believe you are entitled to participate in the Rights Offering.

Am I required to exercise my Subscription Rights if I vote to approve the Business Combination at the Special Meeting?

No. How you vote at the Special Meeting does not affect your decision about whether to exercise your Subscription Rights. However, if the Unitholders do not approve the Business Combination or if the Business Combination does not close for any reason, the Rights Offering and the Blackbeard and Greybeard Subscription will be cancelled.

Are there any limitations on the number of Subscription Rights that I may exercise?

We have granted to you, as a Unitholder on the Record Date, one Subscription Right for each Trust Unit that you owned at such time. Each Subscription Right carries with it a Basic Subscription Right, which entitles the holder to purchase            Class A Shares for a Subscription Price of $            per share, and an Over-Subscription Right, which entitles a holder that has exercised its Basic Subscription Right in full to subscribe for additional Class A Shares, at the same Subscription Price of $            per share, to the extent that Class A Shares offered in the Rights Offering have not been purchased by other holders of Basic Subscription Rights. If you fully exercise your Basic Subscription Right (other than those Subscription Rights to acquire less than one whole Class A Share, which cannot be exercised) and other Unitholders do not fully exercise their Basic Subscription Right, you may also exercise your Over-Subscription Right to purchase additional Class A Shares that remain unsubscribed at the expiration of the Rights Offering period. However, the number of shares a Rights holder may purchase pursuant to its Over-Subscription Right cannot exceed the number of shares the holder is entitled to purchase pursuant to its Basic Subscription Right.

How soon must I act to exercise my Subscription Rights?

The Subscription Rights may be exercised at any time beginning on            , 2026, at 5:00 p.m., Eastern Time and before the expiration of the Rights Offering, which is on            , 2026, at 5:00 p.m., Eastern Time. See the section entitled “The Rights Offering” for detailed information on the procedure and requirements for exercising your Subscription Rights. If you elect to exercise any Subscription Rights, the Subscription Agent must actually receive all required documents from you, and your payment must have cleared, before that time. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the Rights Offering, we may, in our sole discretion, choose to accept your subscription, but shall be under no obligation to do so.

If you hold your Trust Units in name of a broker, dealer, bank, or other nominee, your nominee may establish a deadline before the expiration of the Rights Offering by which you must provide such nominee with your instructions to exercise your Subscription Rights along with the required payment.

Although we reserve the option of extending the expiration of the Rights Offering period, we currently do not intend to do so.

How do I exercise my Subscription Rights?

If you wish to participate in the Rights Offering and you are a record holder of Trust Units, you may:

1.      Deliver payment to the Subscription Agent using one of the methods outlined under the sections entitled “The Rights Offering — Method of Exercising Subscription Rights” and “The Rights Offering — Form of Payment”, which payment must have cleared, before 5:00 p.m., Eastern Time, on            , 2026; and

2.      Deliver a properly completed rights certificate to the Subscription Agent before the expiration of the Rights Offering period which is 5:00 p.m., Eastern Time, on            , 2026.

If you wish to participate in the Rights Offering and you hold your Trust Units in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the Trust Units you own and your broker, dealer, bank or other nominee must exercise the Subscription Rights on your behalf for the Class A Shares that you wish to purchase. If you wish to participate in the Rights Offering and purchase Class A Shares, contact your broker, dealer, bank or other nominee promptly. You should complete and return to your nominee the form entitled “Beneficial Owner Election Form” or such other appropriate documents as provided by your broker, dealer, bank, or other nominee prior to the deadline established by your broker, dealer, bank or other nominee. You should contact your broker, dealer, bank, or other nominee if you believe that you are entitled to participate in the Rights Offering but have not received any Rights Offering materials.

To whom should I send my forms and payment?

If your Trust Units are held in the name of a broker, dealer, bank or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder.

If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment to the Subscription Agent, Equiniti Trust Company LLC, as follows:

If delivering by express mail, courier, or other expedited service: Equiniti Trust Company, LLC 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120 Attn: Onbase — Reorganization Department	By mail: Equiniti Trust Company, LLC Operations Center Attn: Onbase — Reorganization Department 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120

You are solely responsible for completing delivery of your subscription documents, rights certificate and payment to the Subscription Agent or, if you are not a record holder, to your broker, dealer, custodian bank or other nominee. We urge you to allow sufficient time for delivery of your subscription materials to the Subscription Agent or your broker, dealer, custodian bank or other nominee.

If you send a payment that is insufficient to purchase the number of Class A Shares you requested, or if the number of Class A Shares you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received.

After I send in my payment and rights certificate, may I cancel my exercise of Subscription Rights?

No. All exercises of Subscription Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights or the expiration of the Rights Offering period is extended by the Board. However, if we amend the Rights Offering to make a fundamental change to the terms set forth in

x

this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your Subscription Rights unless you are certain that you wish to purchase Class A Shares at the Subscription Price of $            per whole share.

What will happen if I do not exercise my Subscription Rights?

If you do not exercise any Subscription Rights, the number of Class A Shares that you own will not change. If you choose not to exercise your Subscription Rights in full, your percentage ownership of our Class A Shares will decrease and your voting and other rights will be diluted by the issuance of Class A Shares to others who do choose to exercise their Subscription Rights and the issuance of the Class A Shares pursuant to the Backstop Commitment, if applicable. Subscription Rights not exercised prior to the expiration of the Rights Offering will expire.

How and when will I receive my Class A Shares purchased in the Rights Offering?

Class A Shares purchased in the Rights Offering will be issued only in book-entry form (i.e., no physical stock certificates will be issued). If you are the holder of record of Trust Units (whether you hold certificates or your Trust Units are maintained in book-entry form by the Trust’s transfer agent, Equiniti Trust Company, LLC), you will receive a statement of ownership reflecting the Class A Shares purchased in the Rights Offering as soon as practicable upon closing of the Rights Offering. If your Trust Units are registered in the name of a broker, dealer, bank or other nominee, your Class A Shares will be issued to the same account, and you may request a statement of ownership from the nominee following the closing of the Rights Offering.

If the Rights Offering is not completed, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in escrow until completion of the Rights Offering. If the Rights Offering is not completed, all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. If you hold your Trust Units through a broker, dealer, bank or other nominee, the Subscription Agent will return payments to the record holder of the Trust Units.

If the amount of Over-Subscription Rights that you exercise is limited, any amount not used for purchases also will be refunded. See the section entitled “The Rights Offering — The Subscription Rights — Over-Subscription Right.”

How do I exercise my Subscription Rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to Unitholders whose addresses are outside the United States or who have an army post office or foreign post office address, because their exercise of Subscription Rights may be prohibited by the laws of the country in which they live. Instead, the Subscription Agent will hold the rights certificates for their account. To exercise Subscription Rights, foreign Unitholders must notify the Subscription Agent on or before 5:00 p.m., Eastern Time, on            , 2026 and timely follow the procedures described in the section entitled “The Rights Offering — Foreign Unitholders.”

What fees or charges apply to me if I exercise rights?

We are not charging any fee or sales commission to issue Subscription Rights to you or to issue shares to you if you exercise your Subscription Rights. However, if you exercise your Subscription Rights through a broker, dealer, bank or other nominee of your Trust Units, you are responsible for paying any fees your broker, dealer, bank or other nominee may charge you.

What are the U.S. federal income tax considerations with respect to receiving and exercising Subscription Rights or the expiration of such rights?

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with either the receipt, exercise or expiration of Subscription Rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt exercise or expiration of Subscription Rights and the ownership and disposition of Class A Shares acquired through the exercise of the Subscription Rights. For further information, see the section entitled “Material U.S. Federal Income Tax Considerations.”

Are there any conditions to completing the Rights Offering?

Yes. The Rights Offering and the Transactions contemplated by the Commitment Agreement are subject to, among other things, approval of the Business Combination by the Unitholders at the Special Meeting and the completion of the Business Combination. If the Unitholders do not approve the Business Combination or if the Business Combination does not close for any reason, the Rights Offering and the Transactions will be cancelled.

Will our directors or officers participate in the Rights Offering?

All Unitholders as of the Record Date for the Rights Offering will receive, at no charge, non-transferable Subscription Rights to purchase Class A Shares as described in this prospectus. To the extent that our directors and officers held Trust Units as of the Record Date, they will receive the Subscription Rights and, while they are under no obligation to do so, will be entitled to participate in the Rights Offering. Our directors and officers have not indicated to us whether they will exercise Subscription Rights in the Rights Offering.

Has the Board made a recommendation regarding the Rights Offering?

No. The Board does not make any recommendation regarding the exercise of Subscription Rights under the Rights Offering. You are urged to make your decision based on your own assessment of the Rights Offering and after considering all of the information in this prospectus, including the risk factors under the heading “Risk Factors” beginning on page 12 of this prospectus, including the risks relating to the Rights Offering, to the Business Combination and to an investment in our Class A Shares. Neither the Trust nor the Trustee is making any offering pursuant to this prospectus or making any recommendation regarding the exercise of Subscription Rights under the Rights Offering.

How was the Subscription Price established?

The Subscription Price for the Rights Offering will be determined following announcement of the Business Combination and the filing of the combined proxy statement/prospectus that are a part of a registration statement on Form S-4 (the “Form S-4”) and the Form S-1 of which this prospectus forms a part. These filings set forth information regarding the parties to the Business Combination, and related financial statements and pro forma financial information. Pursuant to the Commitment Agreement, the Commitment Parties agreed that the Subscription Price will be equal to 87.5% of the volume-weighted average price of the Trust Units for the five consecutive trading days immediately preceding the date on which the Subscription Price is first publicly disclosed by us through the filing or furnishing of a report with the SEC or the issuance of a broadly disseminated press release. The Subscription Price is rounded to the nearest $0.01, with one-half of one cent rounded upward. The Commitment Parties established the Subscription Price based on negotiations among them after considering the following factors: the prevailing trading price of the Trust Units following the filing of such information and after applying the discount to such trading price in light of the discount range in similar transactions, and the price at which the Unitholders might be willing to participate in the Rights Offering. Based on this formulation, the Board determined that the $            Subscription Price represented an appropriate subscription price.

The Subscription Price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities, on a pro forma basis after giving effect to the Business Combination. You should not consider the Subscription Price to necessarily be an indication of the fair value of the Class A Shares. After the date of this prospectus, our Class A Shares may trade at prices above or below the Subscription Price.

How many Class A Shares will be outstanding after the Rights Offering, the Blackbeard and Greybeard Subscription and the Business Combination?

We will issue an aggregate of            Class A Shares in connection with the Rights Offering (including the Backstop Commitment) and the Blackbeard and Greybeard Subscription. Following the consummation of the Rights Offering and Backstop Commitment, if any, and the Business Combination, we expect to have an aggregate of            Class A Shares outstanding.

Can New PBT extend, cancel or amend the Rights Offering?

Yes. Although we do not presently intend to do so, we reserve the option to extend the Rights Offering period for exercising your Subscription Rights. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their Subscription Rights in the Rights Offering.

The Board may cancel the Rights Offering at any time before the expiration of the Rights Offering. The Board also reserves the right to amend the terms of the Rights Offering at any time before its expiration for any reason, including, without limitation, in order to increase participation in the Rights Offering. Such amendment or modification may include a change in the Subscription Price, although no such change is presently contemplated. The issuance and sale of Class A Shares pursuant to the Transactions, is subject to, among other things, the approval of the Business Combination by the Unitholders at the Special Meeting. If the Business Combination is not approved at the Special Meeting or the Business Combination does not close for any reason, then the Rights Offering will be cancelled. In the event that the Rights Offering is cancelled, we will issue a press release notifying Unitholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. If you own Trust Units through a broker, dealer, bank or other nominee, it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your Trust Units.

If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the Registration Statement in which this prospectus is included, offer potential purchasers who have subscribed for Class A Shares in the Rights Offering the opportunity to cancel their subscriptions, issue a refund of any money advanced by such Unitholders and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the Expiration Date of the Rights Offering to allow holders of Subscription Rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes and the new expiration date.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the Information Agent by phone, e-mail, or mail at:

D.F. King & Co., Inc.
28 Liberty Street, Floor 53
New York, NY 10005
Call Toll-Free: (877) 478-5039
Email: PBT@dfking.com

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our Class A Shares discussed under the section entitled “Risk Factors” contained in this prospectus. You should also carefully read our financial statements and related notes and the exhibits to the Registration Statement of which this prospectus forms a part.

The Parties to the Business Combination

PBT Land and Minerals, Inc.

New PBT is a wholly owned subsidiary of SoftVest, L.P., a Unitholder that beneficially owns in the aggregate approximately 13.3% of the outstanding Trust Units. SoftVest, L.P. created New PBT solely for the purpose of facilitating the Business Combination and the filing of the Form S-4 relating to the Business Combination and this Registration Statement on Form S-1 relating to the Rights Offering. SoftVest, L.P. will transfer full ownership of New PBT to the Trust before the Business Combination is completed. New PBT has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination, the Combination Agreement, the Rights Offering, the Backstop Commitment or the Blackbeard and Greybeard Subscription.

New PBT was incorporated in the State of Texas on June 18, 2026. New PBT’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

PBT Sub, Inc.

New PBT Sub is a wholly owned subsidiary of New PBT. New PBT Sub was formed solely for the purpose of completing the Business Combination. New PBT Sub has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination or the Combination Agreement.

New PBT Sub was incorporated in the State of Texas on June 25, 2026. New PBT Sub’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

PBT Land and Minerals OpCo, LLC

OpCo is a wholly owned subsidiary of New PBT. OpCo was formed solely for the purpose of completing the Business Combination. OpCo has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination or the Combination Agreement.

OpCo was formed in the State of Texas on June 25, 2026. OpCo’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

Blackbeard Holdings, LLC

Blackbeard Holdings is a privately held energy company with headquarters located in Fort Worth, Texas. Blackbeard Holdings’ extensive and diversified resource portfolio is strategically positioned to effectively address the current and future demands of the energy sector. Since its establishment, Blackbeard Holdings’ primary focus has been on the acquisition, optimization, and development of low-risk, producing energy properties. As a result, Blackbeard Holdings has cultivated a high-margin business marked by diversified assets, a robust balance sheet, attractive reinvestment opportunities, and a corporate culture that places significant emphasis on environmental stewardship and servant leadership.

Blackbeard Holdings is formed under the laws of the State of Texas and maintains its principal executive offices in Fort Worth, Texas. Blackbeard Holdings’ principal executive offices are located at 1751 River Run, Suite 405, Fort Worth, TX 76107, its telephone number is (432) 242-0050 and its website is https://www.blackbeardoperating.com.

Greybeard Energy, LLC

Greybeard Energy is an affiliate of Blackbeard Holdings and holds 2,300 NRAs located in the Permian Basin in West Texas held that will be transferred to New PBT in connection with the Business Combination.

Greybeard Energy is incorporated under the laws of the State of Texas and maintains its principal executive offices in Fort Worth, Texas. Greybeard Energy’s principal executive offices are located at 1751 River Run, Suite 405, Fort Worth, TX 76107 and its telephone number is (432) 242-0050.

Blackbeard Security Holdings, LLC

Blackbeard Security is an affiliate of Blackbeard Holdings. Blackbeard Security was formed under the laws of the State of Texas and maintains its principal executive offices in Fort Worth, Texas. Blackbeard Security’s principal executive offices are located at 1751 River Run, Suite 405, Fort Worth, TX 76107 and its telephone number is (432) 242-0050.

Permian Basin Royalty Trust

The Trust is an express trust created under the laws of the State of Texas by the Permian Basin Royalty Trust Indenture (the “Trust Indenture”), initially entered into on November 1, 1980, between Southland Royalty Company (the “Settlor”) and The First National Bank of Fort Worth, as trustee. Argent Trust Company, a Tennessee chartered trust company, is the current trustee of the Trust (the “Trustee”).

At the inception of the Trust, the Settlor conveyed to the initial trustee, to hold on behalf of the Trust beneficiaries, net overriding royalty interests consisting of: (1) a 75% net overriding royalty interest carved out of the Settlor’s fee mineral interests in the Waddell Ranch properties in Crane County, Texas (the “Waddell Ranch Properties” and such Trust Interests, the “Waddell Ranch Interests”), and (2) a 95% net overriding royalty interest carved out of the Settlor’s major producing royalty properties in Texas (the “Texas Royalty Properties” and such Trust Interests, the “Texas Royalty Interests”). Blackbeard Operating is the operator of the Waddell Ranch Properties.

The Waddell Ranch Interests are derived from participating minerals and are burdened by all the production costs associated with production; as such, they function more like a net profits interest. The Texas Royalty Interests are derived from various royalty and mineral interests that are not burdened by production costs. The Waddell Ranch Interests represent most of the value of the Trust.

The principal office of the Trust is located at 3838 Oak Lawn Ave, Suite 1720, Dallas, Texas 75219 (telephone number (855) 588-7839). Neither the Trust nor the Trustee is a party to the Combination Agreement, nor are they (i) making any solicitation or recommendation to Unitholders with respect to the Business Combination or the Combination Agreement, or (ii) offering any securities hereby.

The Business Combination and the Combination Agreement and the Exchange Agreement

On July 28, 2026, New PBT, New PBT Sub, OpCo, Blackbeard Holdings, Blackbeard Security and Greybeard Energy entered into the Combination Agreement. New PBT Sub, Blackbeard Holdings and certain of its affiliates will also enter into an exchange agreement providing for the exchange through which the Trust’s 75% net overriding royalty interest in the Waddell Ranch oil and gas interests will be effectively converted into a cost-free 15% effective royalty interest that will be owned by New PBT (the “Exchange Agreement”) at Closing. Following the Business Combination, New PBT would own (i) a majority of the assets and liabilities of the Trust and (ii) USLG.

As a part of the proposed Business Combination, (i) Unitholders will receive one Class A Share for each Trust Unit they own, (ii) as described above, the Trust’s 75% net overriding royalty interest in the Waddell Ranch oil and gas interests will effectively be converted into a cost-free 15% effective royalty interest that will be owned by New PBT and that eliminates cost exposure associated with the development and production of oil and gas and is expected to generate more predictable and consistent cash flow for New PBT investors going forward and (iii) the Trust’s interest in the Waddell Ranch Properties, which currently underlies the NPI structure, will be transferred to Blackbeard Operating through the Unburdened Mineral Interest Lease, resulting in Blackbeard Operating assuming all operating costs and capital obligations associated with the interest while New PBT retains the cost-free royalty interest described above. In addition, New PBT is expected to derive additional revenue from all operations on lands that will be owned by New PBT going forward. This provides meaningful diversification beyond oil and gas royalties alone and contributes significant real assets to the business of New PBT.

Following the Business Combination, New PBT will be organized in a structure that is commonly referred to as an “Up-C” structure, which is often used by public companies involving partnerships and limited liability companies. New PBT will be a holding company, the sole material assets of which will consist of units of its subsidiary, OpCo, which in turn will directly or indirectly own the operating subsidiaries through which New PBT will conduct its business. New PBT will be the sole managing member of OpCo, will be responsible for all operational, management and administrative decisions relating to OpCo’s business and will consolidate the financial results of OpCo and its subsidiaries.

Class A Shares, which Unitholders will receive, are expected to be listed for trading on the NYSE and NYSE Texas under the symbol “PBT”. As part of the Business Combination and the Blackbeard and Greybeard Subscription, Blackbeard Security and Greybeard Energy will receive a combination of (i) Class A Shares and (ii) OpCo units and a corresponding number of Class B Shares. The Class A Shares will have both voting and economic rights with respect to New PBT. Class B Shares will have voting but no economic rights with respect to New PBT. Each Class A Share and Class B Share will have one vote per share and generally will vote together as a single class.

Each OpCo unit, together with the corresponding Class B Share, generally will be equivalent economically (except with respect to taxes) and in respect of voting power to one Class A Share. The OpCo LLC Agreement requires New PBT to take all actions with respect to its interests, including OpCo units, to maintain at all times a one-to-one ratio between the number of Class A Shares (or other equity securities of New PBT, other than the Class B Shares) that are outstanding and the number of OpCo units (or other equity securities in OpCo) owned by New PBT. For additional information, please see the section entitled “Description of New PBT Securities.”

Following the Business Combination, pursuant to the OpCo LLC Agreement, each holder of OpCo units (other than New PBT) will have the Redemption Right to cause OpCo to redeem all or a portion of its units for, at OpCo’s election, (i) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, for administrative convenience, upon the exercise of the Redemption Right, New PBT will have the Call Right to acquire the tendered OpCo units directly from the redeeming holder for, at its election, (x) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of OpCo units, a corresponding number of Class B Shares will be cancelled.

Following the Business Combination, (i) former Unitholders will own approximately 59.3% of the outstanding New PBT Common Stock, (ii) Blackbeard Security and Greybeard Energy, together, will own approximately 40.7% of the outstanding New PBT Common Stock, and (iii) New PBT will be the managing member of OpCo.

The terms and conditions of the Business Combination are contained in the Combination Agreement, a copy of which is included as an exhibit to this Registration Statement. You are encouraged to read the Combination Agreement carefully and in its entirety, as it is the primary legal document that governs the Business Combination.

New PBT Information

New PBT is a wholly owned subsidiary of SoftVest, L.P., a Unitholder that beneficially owns in the aggregate approximately 13.3% of the outstanding Trust Units. SoftVest, L.P. created New PBT to facilitate the Business Combination and will transfer full ownership of New PBT to the Trust before the Business Combination is completed. New PBT has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination or the Combination Agreement.

New PBT was incorporated in the State of Texas on June 18, 2026. New PBT’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

Risk Factors Summary

An investment in our Class A Shares is subject to a number of risks, including risks relating to the Rights Offering and to the Business Combination. The following list of risk factors is not exhaustive. See “Risk Factors” for a more thorough description of these and other risks.

Risks Relating to the Rights Offering

•        You must act promptly and follow instructions carefully if you want to exercise your Rights.

•        We will cancel the Rights Offering if we do not receive approval by the Unitholders for the Business Combination at the Special Meeting.

•        You may not receive all of the shares for which you oversubscribe.

•        The market price of the Trust Units and/or our Class A Shares may decline after you elect to exercise the Subscription Rights.

•        The Subscription Price for the Rights Offering is not an indication of the value of our Class A Shares.

•        If the Rights Offering is consummated, your relative ownership interest may experience significant dilution.

•        Because our management will have broad discretion over the use of the proceeds from the Rights Offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

Risks Relating to the Business Combination

•        The Combination Agreement and proposed Business Combination were not negotiated by the Trust or the Trustee.

•        The Business Combination is subject to conditions, some or all of which may not be satisfied, and may not be completed on a timely basis, if at all. Failure to complete the Business Combination on a timely basis or at all could have adverse effects on the Trust.

•        The unaudited pro forma condensed combined financial information set forth herein is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of New PBT after the completion of the Business Combination.

•        Completion of the Business Combination may trigger change in control or other provisions in agreements to which the Trust or USLG are a party, which may have an adverse impact on New PBT’s business and results of operations after the Business Combination.

•        The Class A Shares to be received by Unitholders upon completion of the Business Combination will have different rights from Trust Units.

•        The Business Combination will involve substantial costs.

Risks Relating to New PBT

•        New PBT will be a holding company. New PBT’s sole material asset will be its equity interest in OpCo, and New PBT will accordingly be dependent upon distributions from OpCo to pay taxes, cover its corporate and other overhead expenses and any tax liabilities of New PBT and New PBT Sub that are attributable to any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date, and pay any dividends on Class A Shares.

•        The market price for Class A Shares following the completion of the Business Combination may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of the Trust.

•        The unaudited pro forma condensed combined financial information included in this Registration Statement is preliminary and New PBT’s actual financial position and results of operations after the Business Combination may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this Registration Statement.

•        Declaration, payment and amounts of dividends, if any, to holders of Class A Shares will be uncertain.

•        Following the Business Combination, Blackbeard will own over 40% of New PBT Common Stock, and their interests could differ from the interests of our other shareholders.

•        Affiliates of Blackbeard and SoftVest will have the right to appoint all or a majority of the members of the New PBT Board of Directors until their ownership of New PBT Common Stock falls under certain ownership thresholds.

•        Provisions of New PBT’s organizational documents could delay or prevent a change in control, limit shareholder actions and make it more difficult for shareholders to effect changes in its management.

Risks Relating to USLG’s Business

•        USLG’s revenues are dependent on Blackbeard’s and other operators’ E&P activities on the properties underlying USLG’s mineral and royalty interests. If such companies do not maintain drilling, completion and production, the demand for the use of USLG’s land and resources, as well as the royalties that USLG receives from the production of oil, natural gas and NGLs, and related activities on our land, could be reduced, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

•        Because USLG receives a significant portion of its revenue from its relationships with Nile Midstream, any development that materially and adversely affects its business, operations or financial condition could have a material adverse impact on USLG.

•        Substantially all of USLG’s current revenues are derived from drilling, completion and production activities on its land that are substantially influenced by, and royalty payments that are based on, the price at which oil, natural gas and NGLs trade. Prices of oil, natural gas and NGLs are volatile due to factors beyond USLG’s control. A substantial or extended decline in commodity prices may adversely affect USLG’s business, financial condition, results of operations and cash flows.

•        Drilling for and producing oil, natural gas and NGLs are high-risk activities with many uncertainties that may materially adversely affect USLG’s business, financial condition, results of operations and cash flows.

•        USLG’s business is difficult to evaluate because it has a limited operating history.

•        A deterioration in general economic, business, political or industry conditions could materially adversely affect USLG’s results of operations, financial condition and cash flows.

Risks Relating to Environmental and Regulatory Matters

•        Oil, natural gas and NGLs operations are subject to various governmental laws and regulations. Compliance with these laws and regulations can be burdensome and expensive for USLG’s customers, and failure to comply could result in USLG’s customers incurring significant liabilities, either of which may impact USLG’s customers’ willingness to operate on USLG’s surface acreage and/or develop USLG’s mineral and royalty interests, and may subject USLG to strict, as well as joint and several, liability for contamination resulting from such failure, even if USLG does not have control over such operations.

•        Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could cause certain of USLG’s customers to incur increased costs, additional operating restrictions or delays and fewer potential drilling locations.

•        Legislation or regulatory initiatives intended to address seismic activity, over-pressurization or subsidence could restrict drilling, completion and production activities, as well as USLG’s customers’ ability to dispose of produced water gathered from such activities, which could have a material adverse effect on their future business, which in turn could have a material adverse effect on USLG’s business.

•        Restrictions on the ability of USLG’s customers to obtain water may have an adverse effect on USLG’s financial condition, results of operations and cash flows.

The Rights Offering

Securities Offered

We are distributing, at no charge, to Unitholders as of the Record Date, non-transferable Subscription Rights to purchase, in the aggregate, up to            Class A Shares. You will receive one Subscription Right for each Trust Unit you owned on the Record Date. Each Subscription Right carries with it a Basic Subscription Right, which entitles the holder to purchase            Class A Shares for a Subscription Price of $            per share, and an Over-Subscription Right, which entitles a holder that has exercised its Basic Subscription Right in full to subscribe for additional Class A Shares, at the same Subscription Price of $            per share, to the extent that Class A Shares offered in the Rights Offering have not been purchased by other holders of Basic Subscription Rights.

Subscription Price

$            per whole Class A Share. To be effective, any payment for the exercise of a Subscription Right must clear before the expiration of the Rights Offering. See “The Rights Offering — The Subscription Rights.”

Basic Subscription Right

Each Basic Subscription Right will entitle you to purchase              Class A Shares at the Subscription Price of $            per share. See the section entitled “The Rights Offering — The Subscription Rights — Basic Subscription Right.”

Over-Subscription Right

If you fully exercise your Basic Subscription Right (other than those Subscription Rights to acquire less than one whole Class A Share, which cannot be exercised) and other Unitholders do not fully exercise their Basic Subscription Right, you may also exercise your Over-Subscription Right to purchase additional Class A Shares that remain unsubscribed at the expiration of the Rights Offering period, subject to availability and on a pro rata basis. If the number of unsubscribed shares is not sufficient to satisfy all of the properly exercised Over-Subscription Right requests, the available shares will be prorated among those who properly exercised their Over-Subscription Right in proportion to the number of Class A Shares subscribed for pursuant to your Over-Subscription Right. The number of shares a Rights holder may purchase pursuant to its Over-Subscription Right cannot exceed the number of shares the Rights holder is entitled to purchase pursuant to its Basic Subscription Right. See the section entitled “The Rights Offering — The Subscription Rights — Over-Subscription Right.”

Record Date	5:00 p.m., Eastern Time, on , 2026.
Expiration of the Rights Offering Period

5:00 p.m., Eastern Time, on            , 2026. We may extend the expiration of the Rights Offering period for exercising your Subscription Rights in our sole discretion. Any Rights not exercised on or before the Expiration Date will expire without any payment to the holders of those unexercised Rights.

Conditions to the Rights Offering

The Rights Offering and the Transactions contemplated by the Commitment Agreement are subject to, among other things, approval of the Business Combination by the Unitholders at the Special Meeting, the completion of the Blackbeard Contribution Closing and the closing of the Business Combination. If the Unitholders do not approve the Business Combination or if the Blackbeard Contribution Closing does not close for any reason, the Rights Offering and the Transactions will be cancelled.

Blackbeard and Greybeard Subscription; Backstop Commitment; Commitment Agreement

On July 28, 2026, we entered into the Commitment Agreement with Blackbeard Securities, Greybeard Energy, SoftVest and Horizon Kinetics. Pursuant to the terms and conditions of the Commitment Agreement, Blackbeard Securities and Greybeard Energy have agreed to purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act,            and            Class A Shares, respectively, representing the Blackbeard and Greybeard Subscription. This amount of shares has been calculated to represent the pro rata portion of shares that Blackbeard Securities and Greybeard Energy would be entitled to purchase in the Rights Offering as a 38.2% and 2.5% shareholder, respectively, of New PBT following the closing of the Business Combination before giving effect to the Rights Offering.

Further, pursuant to the terms and conditions of the Commitment Agreement, the Backstop Purchasers have agreed (i) to exercise in full their Subscription Rights, including their Over-Subscription Rights, and (ii) if any Subscription Rights granted to other Unitholders remain unexercised upon the expiration of the Rights Offering after accounting for all Over-Subscription Rights exercised, the Backstop Purchasers have committed jointly and severally to purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act and separate from the Rights Offering, up to $71.2 million in Class A Shares not subscribed for by such other Unitholders. Specifically, each Backstop Purchaser will purchase an equal portion of the unsubscribed Class A Shares upon the expiration of the Rights Offering. Pursuant to the Commitment Agreement, the maximum commitment amount of each of the Backstop Purchasers with respect to the Backstop Commitment is $35.6 million.

Assuming no Unitholders other than the Backstop Purchasers exercise their Subscription Rights and after giving effect to the Blackbeard and Greybeard Subscription, Blackbeard Securities and Greybeard Energy, together, will own 40.7%, and SoftVest and Horizon Kinetics will own            % and            %, respectively, of the New PBT Common Stock outstanding following the closing of the Rights Offering, after giving effect to the closing of the Business Combination. In light of the Backstop Commitment, New PBT expects to receive aggregate gross proceeds of $120.0 million if the Rights Offering and the Blackbeard and Greybeard Subscription are completed, whether or not any Subscription Rights holders other than SoftVest and Horizon Kinetics exercise their Subscription Rights. For more information regarding the Commitment Agreement, see the section entitled “The Commitment Agreement.”

Use of Proceeds

We expect to receive aggregate net proceeds from the Rights Offering, including the Blackbeard and Greybeard Subscription and the Backstop Commitment, of approximately $118.0 million, after deducting $2.0 million of estimated offering expenses incurred by us relating to the Rights Offering. We intend to use the net proceeds from the Rights Offering for general corporate purposes, including payment of fees relating to the Business Combination, and the repayment of indebtedness associated with USLG. See the section entitled “Use of Proceeds.”

Non-Transferability of Subscription Rights	The Subscription Rights issued in the Rights Offering are not transferable.
No Board Recommendation

Our Board is making no recommendation regarding your exercise of the Subscription Rights. You are urged to make your decision based on your own assessment of our business and the Rights Offering. See the section entitled “Risk Factors” for a discussion of some of the risks involved in exercising your Subscription Rights and investing in our Class A Shares. Neither the Trust nor the Trustee is making any offering pursuant to this prospectus or making any recommendation regarding the exercise of Subscription Rights under the Rights Offering.

No Revocation

All exercises of Subscription Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights or if the Rights Offering is extended by the Board. You should not exercise your Subscription Rights unless you are certain that you wish to purchase Class A Shares at the Subscription Price of $            per whole share.

U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt, exercise or expiration of the Subscription Rights. For further information, see the section entitled “Material U.S. Federal Income Tax Considerations.” You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt, exercise or expiration of Subscription Rights acquired through the Rights Offering and of owning and disposing of Class A Shares received as a result of the exercise of your Subscription Rights.

Extension, Cancellation and Amendment

We reserve the option to extend the Rights Offering period for exercising your Subscription Rights, although we do not presently intend to do so. If we elect to extend the expiration of the Rights Offering period, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give Rights holders more time to exercise their Subscription Rights in the Rights Offering.

The Board may cancel the Rights Offering at any time before its expiration. The issuance and sale of Class A Shares pursuant to the Rights Offering, the Blackbeard and Greybeard Subscription and the Backstop Commitment is subject to, among other things, the approval of the Business Combination by the Unitholders at the Special Meeting to be held on            , 2026. If the Business Combination is not approved at the Special Meeting or the Business Combination does not close for any reason, then the Rights Offering will be cancelled, and the Transactions will be terminated. If the Rights Offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

The Board also reserves the right to amend the terms of the Rights Offering at any time before its expiration for any reason, including, without limitation, in order to increase participation in the Rights Offering. Such amendments or modifications may include a change in the Subscription Price, although no such change is currently contemplated.

If we should make any fundamental change to the terms set forth in this prospectus, we will file a post-effective amendment to the Registration Statement in which this prospectus is included, offer potential purchasers who have subscribed for Subscription Rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such holder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the Expiration Date of the Rights Offering period to allow holders of Subscription Rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the Rights Offering and the new expiration date. See the section entitled “The Rights Offering — Expiration Date, Extension, and Amendments.”

Procedures for Exercising Rights

To exercise your Subscription Rights, you must properly complete and execute the rights certificate along with any required signatures or other supplemental documentation and deliver it to the Subscription Agent, together with full payment for all the Subscription Rights you elect to exercise under the Basic Subscription Right and Over-Subscription Right, before the expiration of the Rights Offering period. See the section entitled “The Rights Offering” for detailed information on the procedures and requirements for exercising your Subscription Rights. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of Trust Units that are registered in the name of a broker, dealer, bank or other nominee, you should instruct your broker, dealer, bank or other nominee to exercise your Subscription Rights on your behalf and deliver all required documents and payment before the expiration of the Rights Offering period.

Subscription Agent	Equiniti Trust Company, LLC
Information Agent	D.F. King & Co., Inc.
Trust Units Outstanding Before the Rights Offering	Trust Units were issued and outstanding on the Record Date. The Trust Units will be exchanged on a one-for-one basis for Class A Shares in the Business Combination.
Shares Outstanding After the Completion of the Rights Offering and Blackbeard and Greybeard Subscription

We expect            Class A Shares will be outstanding immediately after the completion of the Rights Offering after giving effect to the Blackbeard and Greybeard Subscription, the Backstop Commitment and the Business Combination.

Fees and Expenses	We will pay the fees and expenses we incur related to the Rights Offering.
NYSE Symbol

There is currently no public market for our Class A Shares. Following the completion of the Business Combination, we expect the Class A Shares to trade on the NYSE and NYSE Texas under the symbol “PBT.”

Important Dates to Remember	Set forth below are certain important dates for the Rights Offering, which are generally subject to extension:
	Record Date	, 2026
	Deadline for Delivery of Rights Certificates and Payment	5:00 p.m., Eastern Time, on , 2026
	Special Meeting to approve the Business Combination	, 2026
	Expiration Date	5:00 p.m., Eastern Time, on , 2026
	Anticipated Delivery of Shares Purchased in the Rights Offering	On or before , 2026

Please note that if you hold your Trust Units in “street name” through a broker, dealer, or other nominee who uses the services of DTC, you should contact your broker promptly to allow ample time to subscribe for your Rights before the Expiration Date.

Risk Factors

Before you exercise your Subscription Rights and purchase Class A Shares in the Rights Offering, you should be aware that there are risks associated with these transactions, including the risks described in the section entitled “Risk Factors” beginning on page 12 of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your Subscription Rights to purchase Class A Shares.

Questions

If you have any questions about the Rights Offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the information agent, D.F. King & Co., Inc. at:

28 Liberty Street, Floor 53

New York, NY 10005

Call Toll-Free: (877) 478-5039

Email: PBT@dfking.com

RISK FACTORS

Investing in our Class A Shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, together with all of the other information appearing in this prospectus, before deciding whether to purchase any of the Class A Shares being offered. The risks described herein are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the Trust Units or our Class A Shares could decline due to any of these risks, and you may lose all or part of your investment. Please also read carefully the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to the Rights Offering

You must act promptly and follow instructions carefully if you want to exercise your Rights.

Eligible participants and, if applicable, brokers, dealers, banks or other nominees acting on their behalf, who desire to purchase Class A Shares in the Rights Offering must act promptly to ensure that all required rights certificates and payments are actually received by the Subscription Agent prior to the expiration of the Rights Offering on            , 2026, at 5:00 p.m., Eastern Time. The time period to exercise rights is limited. If you or your broker fail to complete and sign the required rights certificate, send an incorrect payment amount or otherwise fail to follow the procedures that apply to the exercise of your Rights, we may, depending on the circumstances, reject your exercise of Rights or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, dealer bank or other nominee holds Rights on your behalf. We have the sole discretion to determine whether an exercise of your Rights properly follows the procedures that apply to such exercise of your Rights.

We will cancel the Rights Offering if we do not receive approval by the Unitholders for the Business Combination at the Special Meeting.

The issuance and sale of Class A Shares pursuant to the Transactions, is subject to, among other things, the approval of the Business Combination by the Unitholders at the Special Meeting. The affirmative vote of a majority in interest of Unitholders present at the Special Meeting is required to approve the Business Combination. We cannot guarantee that the Unitholders will approve the Business Combination. If the Business Combination is not approved at the Special Meeting or does not close for any reason, then the Rights Offering and the Transactions will be cancelled.

We may terminate the Rights Offering at any time prior to the expiration of the offer period, and neither we nor the Subscription Agent will have any obligation to you except to return your exercise payments.

We may decide not to continue with the Rights Offering or terminate the Rights Offering prior to the expiration of the offer period. If we withdraw or terminate the Rights Offering, neither we nor the Subscription Agent will have any obligation with respect to Subscription Rights that have been exercised except to return as soon as practicable any subscription payments, without interest or penalty, the Subscription Agent received from you.

You will not receive interest on any subscription payments returned to you.

If we cancel the Rights Offering, neither we nor the Subscription Agent will have any obligation with respect to the Subscription Rights except to return, without interest or penalty, any subscription payments to you.

You may not receive all of the shares for which you oversubscribe.

Holders who fully exercise their Basic Subscription Right (other than those Subscription Rights to acquire less than one whole Class A Share, which cannot be exercised) will be entitled to subscribe for an additional number of Class A Shares by exercising their Over-Subscription Right. Over-Subscription Rights will generally be allocated pro rata among Rights holders who oversubscribe, based on the number of Class A Shares subscribed for pursuant to their Over-Subscription Right. We cannot guarantee that you will receive any or the entire number of shares for which you oversubscribed. If the prorated number of shares allocated to you in connection with your Over-Subscription Right is less than your request, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest or penalty, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligation to you.

We may amend or modify the terms of the Rights Offering at any time before the expiration of the Rights Offering.

The Board may cancel the Rights Offering at any time before the expiration of the Rights Offering. The Board also reserves the right to amend the terms of the Rights Offering at any time before its expiration for any reason, including, without limitation, in order to increase participation in the Rights Offering. Such amendments or modifications may include a change in the Subscription Price, although no such change is presently contemplated. Any such amendment that is not fundamental enough for us to have to return your subscription payment may nonetheless affect your Subscription Rights, including any anticipated return on your investment, adversely.

The market price of the Trust Units and/or our Class A Shares may decline after you elect to exercise the Subscription Rights.

The Subscription Price is based in part on the prevailing trading price of the Trust Units. The Trust Units will be exchanged on a one-for-one basis for Class A Shares in the Business Combination. This price could decline for a variety of reasons and such a decline could occur after you have irrevocably elected to exercise your Subscription Rights. In addition, assuming the consummation of the Business Combination and the trading of our Class A Shares on NYSE and NYSE Texas, the market price of our Class A Shares could be subject to wide fluctuations after the Business Combination in response to numerous factors, some of which are beyond our control. These factors include, among other things, macroeconomic conditions, industry trends and customer demands, and competition. We cannot assure you that following the exercise of your Subscription Rights you will be able to sell your Class A Shares at a price equal to or greater than the Subscription Price. Until shares are delivered upon expiration of the Rights Offering, you will not be able to sell the Class A Shares that you purchase in the Rights Offering. Because all exercises of the Subscription Rights are irrevocable, you should consider carefully when you exercise your Rights.

The Subscription Price for the Rights Offering is not an indication of the value of our Class A Shares.

The Commitment Parties established the Subscription Price based on negotiations among them after considering the following factors: the prevailing trading price of the Trust Units following disclosure of the proposed Business Combination and after applying an agreed-upon discount to such trading price in light of the discount range in similar transactions, and the price at which the Unitholders might be willing to participate in the Rights Offering.

The Subscription Price is not necessarily related to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities, on a pro forma basis after giving effect to the Business Combination, and may or may not be considered the fair value of our Class A Shares to be offered in the Rights Offering. We cannot give any assurance that our Class A Shares will trade at or above the Subscription Price in any given time period. After the date of this prospectus, our Class A Shares may trade at prices above or below the Subscription Price.

If the Rights Offering is consummated, your relative ownership interest may experience significant dilution.

To the extent that you do not exercise your Subscription Rights, your proportionate voting interest will be reduced, and the percentage that your pro forma Class A Shares represent of our expanded equity after exercise of the Subscription Rights will be diluted. For further information, see the section entitled “The Rights Offering — Effects of the Transactions on the Commitment Parties’ Stock Ownership.”

Because our management will have broad discretion over the use of the proceeds from the Rights Offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We have complete discretion over the use of the proceeds from the Rights Offering, including the Blackbeard and Greybeard Subscription and the Backstop Commitment. In addition, market factors may require us to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on our management with regard to the use of the proceeds from the Rights Offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for New PBT.

You may not revoke your subscription exercise, even if we extend the expiration of the Rights Offering, and you could be committed to buying shares above the prevailing market price.

Once you exercise your Subscription Rights, you may not revoke the exercise of such Rights. If we decide to exercise our option to extend the expiration of the Rights Offering, you still may not revoke the exercise of your Subscription Rights. Following the exercise of your Subscription Rights, you may be unable to sell your shares of our Class A Shares at a price equal to or greater than the Subscription Price you paid for such shares, and you may lose all or part of your investment in our Class A Shares.

If you make payment of the Subscription Price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in the Rights Offering.

Any uncertified check used to pay for shares to be issued in the Rights Offering must clear prior to the Expiration Date of the Rights Offering, and the clearing process may require five or more business days. If you choose to exercise your Subscription Rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the Expiration Date of the Rights Offering, you will not have satisfied the conditions to exercise your Subscription Rights and will not receive the shares you wish to purchase.

Risks Relating to the Business Combination

The Combination Agreement and Proposed Business Combination Were Not Negotiated by the Trust or the Trustee.

Given the limited powers of the Trust and the Trustee under the Trust Indenture, neither the Trust nor the Trustee participated in the negotiations of the Combination Agreement or Business Combination. The negotiations were instead conducted by SoftVest, L.P., a Unitholder that beneficially owns in the aggregate approximately 13.3% of the outstanding Trust Units, at SoftVest, L.P.’s initiative. Neither SoftVest, L.P. nor any of its affiliates has the power or authority to bind the Trust or the Trustee, or act on behalf of either of them or other Unitholders. For that reason, the Business Combination can only occur if the Unitholders approve the Indenture Amendment Proposal, which approves and adopts the Combination Agreement. The amendment also instructs the Trustee to facilitate the consummation of the Business Combination.

We believe SoftVest, L.P.’s interests are generally aligned with those of other Unitholders. However, neither SoftVest, L.P. nor any of its affiliates or respective representatives has any fiduciary or other obligations to the Trust, the Trustee or any other Unitholders. The Trustee is not expected to make a recommendation for or against the Indenture Amendment Proposal or generally with respect to the Business Combination or the Combination Agreement. Therefore, Unitholders are strongly encouraged to carefully review the information in the proxy statement/prospectus relating to the Business Combination, including all annexes and information incorporated by reference therein, so that they can make their own determination as to whether to approve the Proposals at the Special Meeting.

None of New PBT, the Trust or the Trustee received any opinion from an investment bank regarding the fairness of the Business Combination from a financial point of view, or any other matter.

The Business Combination is subject to conditions, some or all of which may not be satisfied, and may not be completed on a timely basis, if at all. Failure to complete the Business Combination on a timely basis or at all could have adverse effects on the Trust.

The completion of the Business Combination is subject to a number of conditions, including, among others, (i) the approval by the Trust’s Unitholders of the Indenture Amendment Proposal and (ii) certain regulatory approvals, including the expiration or termination of any applicable waiting period under the HSR Act, which make the completion and timing of the Business Combination uncertain. For a more detailed discussion regarding conditions to the Business Combination, see “The Combination Agreement — Conditions to the Completion of the Business Combination,” beginning on page 189. Also, the parties to the Combination Agreement may terminate the Combination Agreement if the Business Combination has not been consummated on or before December 31, 2026, subject to certain exceptions.

If the Business Combination is not completed, the Trust’s ongoing business, financial condition, financial results and stock price could be materially adversely affected, and the Trust would forego any benefit of completing the Business Combination. Without realizing any of the benefits of having completed the Business Combination, the Trust will be subject to a number of risks, including that the market price of Trust Units could decline to the extent that the current market price reflects a market assumption that the Business Combination will be completed.

Similarly, delays in the completion of the Business Combination could, among other things, result in negative effects associated with uncertainty about completion of the Business Combination.

The unaudited pro forma condensed combined financial information set forth in this prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of New PBT after the completion of the Business Combination.

The unaudited pro forma condensed combined financial information set forth in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what New PBT’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. Further, New PBT’s actual results and financial position after the Business Combination may differ materially and adversely from the unaudited pro forma condensed combined financial information that is included in this prospectus. The unaudited pro forma condensed combined financial information has been prepared with the expectation, as of the date of this prospectus, that New PBT Predecessor will be identified as the accounting acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed at the date of the completion of the Business Combination. Subsequent to the Closing Date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 50 for more information.

Completion of the Business Combination may trigger change in control or other provisions in agreements to which the Trust or USLG Legacy are a party, which may have an adverse impact on New PBT’s business and results of operations after the Business Combination.

The completion of the Business Combination may trigger change in control or other provisions in agreements to which the Trust or USLG Legacy are a party, although at this time we are not aware of any. If the Trust or USLG Legacy are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if the Trust or USLG Legacy are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to New PBT after the completion of the Business Combination. Any of the foregoing or similar developments may have an adverse impact on New PBT’s business and operations after the completion of the Business Combination.

The Class A Shares to be received by Unitholders upon completion of the Business Combination will have different rights from Trust Units.

The terms of the Trust Indenture are in some respects materially different from the terms of the New PBT Charter, the New PBT Bylaws and Texas law that will govern New PBT. See “Comparison of Unitholder Rights and Corporate Governance Matters” beginning on page 211 for a discussion of the different rights associated with Trust Units and Class A Shares.

The Business Combination will involve substantial costs.

SoftVest and Blackbeard have incurred, and expect to continue to incur, substantial costs associated with the Business Combination, including, among others, fees paid to financial, legal and accounting advisors, proxy solicitation costs and filing fees and regulatory costs, which are expected to exceed $50 million. The Combination Agreement, if adopted by Unitholders, provides that these costs will be paid by New PBT.

If the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders as part of the Business Combination were to fail to qualify as a contribution governed by Section 351(a) of the Code or if the IRS were to successfully challenge any aspect of the Intended Tax Treatment, U.S. holders of Trust Units and/or New PBT could be required to pay substantial U.S. federal income taxes.

Assuming that the Business Combination is completed as currently contemplated, for U.S. federal income tax purposes, the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders pursuant to the Business Combination, together with certain other transactions occurring as part of the Business Combination, the exercise of any Subscription Rights and the purchase of Class A Shares pursuant to the Blackbeard and Greybeard Subscription and the Backstop Commitment (if applicable), is intended to qualify as a contribution governed by Section 351(a) of the Code. It is not a condition to the parties’ obligations to complete the Business Combination that such contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders be treated as a contribution governed by Section 351(a) of the Code or that the Transactions qualify for the Intended Tax Treatment. None of the parties have sought or intend to seek any ruling from the IRS regarding the qualification of such contribution as a contribution governed by Section 351(a) of the Code or regarding the qualification of any aspect of the Transactions for the Intended Tax Treatment. In connection with the effectiveness of the Form S-4, Paul Hastings LLP will provide an opinion to the effect that the contribution by the Trust of its assets to New PBT and receipt of Class A Shares by the Unitholders pursuant to the Business Combination, together with certain other transactions occurring as part of the Business Combination should be treated for U.S. federal income tax purposes as a contribution governed by Section 351(a) of the Code. However, no assurance can be given that such contribution and receipt will so qualify or that the IRS will not challenge such qualification or the qualification of any aspect of the Transactions for the Intended Tax Treatment or that a court would not sustain such a challenge. If such contribution and receipt were to fail to qualify as a contribution under Section 351(a) of the Code or if the IRS were to successfully challenge any aspect of the Intended Tax Treatment, U.S. holders of Trust Units and/or New PBT could be required to pay substantial U.S. federal income taxes. For a more complete description of the U.S. federal income tax consequences to U.S. holders of Trust Units of the Business Combination to U.S. holders, see the section entitled “The Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination” in the proxy statement/prospectus for the Business Combination.

Risks Relating to New PBT

New PBT will be a holding company. New PBT’s sole material asset following the completion of the Business Combination will be its equity interest in OpCo, and New PBT will accordingly be dependent upon distributions from OpCo to pay taxes, cover its corporate and other overhead expenses and any tax liabilities of New PBT and New PBT Sub that are attributable to any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date, and pay any dividends on Class A Shares.

After giving effect to the Transactions, New PBT will be a holding company and will have no material assets other than its equity interest in OpCo. New PBT will have no independent means of generating revenue. To the extent funds of OpCo are legally available for distribution, subject to any restrictions contained in any agreement to which OpCo or its subsidiaries is bound, OpCo generally will be required to make distributions to all OpCo unitholders (including New PBT) on a pro rata basis (i) in such amounts as are necessary to cause a distribution to New PBT sufficient to enable New PBT to timely satisfy its tax liabilities, and (ii) to the extent the income tax liabilities of certain OpCo unitholders (other than New PBT) with respect to their allocable share of the income of OpCo (based on certain assumptions and conventions) exceed amounts otherwise distributed by OpCo, in amounts generally intended to allow such other OpCo unitholders to satisfy such excess income tax liabilities, which such additional distributed amounts may be re-contributed to OpCo in exchange for additional OpCo units at the election of certain holders (including New PBT). In addition, as the managing member of OpCo, New PBT may cause OpCo to make pro rata distributions of available cash to all of its unitholders, including to New PBT, in an amount sufficient to allow New PBT to fund dividends to its shareholders in accordance with New PBT’s dividend policy, to the extent the New PBT Board declares such dividends. Therefore, while New PBT expects to pay dividends on Class A Shares in amounts determined from time to time by the New PBT Board in the future, New PBT’s ability to do so may be limited to the extent OpCo and its subsidiaries are limited in their ability to make these and other distributions to New PBT, including due to the restrictions under any New PBT credit facility. Additionally, if OpCo makes such distributions, Blackbeard Security and Greybeard Energy, as OpCo unitholders, will be entitled to receive equivalent distributions from OpCo on a pro rata basis. However, because New PBT must pay taxes, amounts ultimately distributed as dividends to holders of Class A Shares are expected to be less on a per share basis than the amounts distributed by OpCo to Blackbeard Security and Greybeard Energy (in their capacity as holders of OpCo units) on a per unit basis. The OpCo LLC Agreement will also require OpCo to make non-pro rata payments to New PBT to reimburse it for corporate and other overhead expenses, and any tax liabilities of New PBT and New PBT Sub that are attributable to any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date, which payments will not be treated as distributions under the OpCo LLC Agreement. To the extent that New PBT needs funds and OpCo or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect New PBT’s liquidity and financial condition. This and other aspects of our organizational structure following Closing may adversely impact the future trading market for the New PBT Common Stock.

The market price for Class A Shares following the completion of the Business Combination may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of the Trust.

Upon consummation of the Business Combination, existing Unitholders will hold Class A Shares. USLG’s and the Trust’s businesses differ and, accordingly, the results of operations of New PBT will be affected by some factors that are different from those currently or historically affecting the results of operations of USLG or the Trust. The results of operations of New PBT may also be affected by factors different from those that currently affect or have historically affected either USLG or the Trust.

The unaudited pro forma condensed combined financial information included in this prospectus is preliminary and New PBT’s actual financial position and results of operations after the Business Combination may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this prospectus.

The unaudited pro forma condensed combined financial information included in this prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and is not necessarily indicative of what New PBT’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. New PBT’s actual results and financial position after the Business Combination may differ materially and adversely from the unaudited pro forma condensed combined financial statement included in this prospectus.

Declaration, payment and amounts of dividends, if any, to holders of Class A Shares will be uncertain.

Although we currently expect New PBT to pay regular dividends to holders of Class A Shares, the amount of dividends, if any, that are declared or paid to holders of Class A Shares, will depend on a number of factors. The New PBT Board will have sole discretion to determine the dividend policy of New PBT, including whether any dividends will be declared, when dividends, if any, are declared, and the amount of such dividends. New PBT expects that such determination would be based on a number of considerations, including New PBT’s results of operations and capital management plans and the market price of New PBT shares, the availability of funds to New PBT, debt covenant limitations, New PBT’s access to capital markets as well as industry practice and other factors, deemed relevant by the New PBT Board. In addition, New PBT’s ability to pay dividends and the amount of any dividends ultimately paid in respect of Class A Shares will, in each case, be subject to New PBT receiving funds, directly or indirectly, from OpCo. Furthermore, the ability of OpCo to make distributions to New PBT will depend on satisfying applicable law with respect to such distributions. There can be no guarantee that holders of Class A Shares will receive or be entitled to dividends.

Following the Business Combination, Blackbeard will own over 40% of New PBT Common Stock, and their interests could differ from the interests of our other shareholders.

As a result of the Business Combination, Blackbeard Security and Greybeard Energy, together, will own approximately 40.7% of the shares of New PBT Common Stock. Therefore, following the Business Combination, Blackbeard Security and Greybeard Energy will have considerable influence or effective veto control regarding the outcome of any transaction or action that requires shareholder approval, including mergers, acquisitions, amendments to our charter and various corporate governance actions.

Affiliates of Blackbeard and SoftVest will have the right to appoint all or a majority of the New PBT Board of Directors until their ownership of New PBT Common Stock falls under certain ownership thresholds.

In connection with the Business Combination, we intend to enter into the Shareholders’ Agreement with Blackbeard Security, Greybeard Energy and SoftVest, L.P. The Shareholders’ Agreement will provide Blackbeard Security and Greybeard Energy the right, subject to certain terms and conditions contained in the Shareholders’ Agreement, (i) for so long as Blackbeard Security, Greybeard Energy and their permitted transferees collectively beneficially own at least 25% of the New PBT Common Stock, to designate two Blackbeard Nominees to be nominated for election (or re-election) to our Board, and (ii) for so long as Blackbeard Security, Greybeard Energy and their permitted transferees collectively beneficially own at least 10% of the New PBT Common Stock, to designate one Blackbeard Nominee to be nominated for election (or re-election) to our Board.

The Shareholders’ Agreement will also provide SoftVest, L.P. the right, subject to certain terms and conditions contained in the Shareholders’ Agreement, for so long as SoftVest, L.P. and its permitted transferees collectively beneficially own at least 5% of the New PBT Common Stock, to designate one individual (the “SoftVest Nominee”) that qualifies as an independent director to be nominated for election (or re-election) to our Board. Until the second anniversary of the Blackbeard Contribution Closing, such SoftVest Nominee will serve as the Chairperson of the Board, if elected.

In addition, the Shareholders’ Agreement will provide that, subject to certain terms and conditions contained in the Shareholders’ Agreement, for so long as both (x) Blackbeard Security and Greybeard Energy and their respective permitted transferees, collectively beneficially own more than 25% of the New PBT Common Stock, and (y) SoftVest, L.P. and its permitted transferees, beneficially owns at least 5% of the New PBT Common Stock, we will nominate our CEO and three independent directors agreed to in good faith by Blackbeard Security, Greybeard and SoftVest, L.P. for election to the Board. Blackbeard Security, Greybeard and SoftVest, L.P. will consider in good faith that one of such three independent directors will be a representative of another significant shareholder of New PBT.

The Shareholders’ Agreement will also provide that for so long as Blackbeard Security, Greybeard Energy and their permitted transferees collectively beneficially own at least 10% of the New PBT Common Stock and for so long as SoftVest, L.P. and its permitted transferees collectively beneficially own at least 5% of the New PBT Common Stock, the Board will be composed of seven directors.

New PBT may not have sufficient available cash to pay any quarterly dividend on Class A Shares, New PBT’s cash available for dividends may vary significantly from quarter to quarter and the New PBT Board may in the future modify or revoke New PBT’s cash dividend policy at any time at its discretion. New PBT’s dividend policy could limit our ability to grow and make acquisitions.

New PBT may not have sufficient cash available to pay base or variable dividends on its Class A Shares each quarter. Furthermore, its cash dividend policy will not require it to pay dividends on a quarterly basis or otherwise. The amount of cash New PBT has to distribute each quarter principally will depend upon the amount of royalty income OpCo and its subsidiaries generate, which is dependent upon the volumes of production sold and the prices that its operators realize from the sale of such production. In addition, the actual amount of cash New PBT will have to distribute each quarter under its cash dividend policy will be reduced by payments in respect of income taxes, debt service and other contractual obligations and fixed charges, increases in reserves for future operating or capital needs that the New PBT Board may determine is appropriate, lease bonus income, distribution equivalent rights payments and preferred dividends, if any, and any common share repurchases. Additionally, if OpCo makes distributions to fund any such dividends on our Class A Shares, Blackbeard Security and Greybeard Energy, as OpCo unitholders, will be entitled to receive equivalent distributions from OpCo on a pro rata basis. However, because New PBT must pay taxes, amounts ultimately distributed as dividends to holders of Class A Shares are expected to be less on a per share basis than the amounts distributed by OpCo to Blackbeard Security and Greybeard Energy on a per unit basis. The New PBT Board may further modify or revoke its dividend policy at any time in the future at its discretion. As a result, quarterly dividends paid to holders of Class A Shares may vary significantly from quarter to quarter and may be zero.

As a result of New PBT’s cash dividend policy, New PBT will have limited cash available to reinvest in its business or to fund acquisitions, and New PBT will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund its acquisitions and growth capital expenditures. As such, to the extent the New PBT is unable to finance growth externally, its dividend policy will significantly impair its ability to grow.

To the extent that New PBT issues additional shares in connection with any acquisitions or growth capital expenditures or as in-kind dividends, the payment of dividends on those additional shares may increase the risk that New PBT will be unable to maintain or increase our per share dividend level.

Provisions of New PBT’s organizational documents could delay or prevent a change in control, limit shareholder actions and make it more difficult for shareholders to effect changes in its management.

New PBT’s organizational documents contain provisions that could have the effect of discouraging, delaying or preventing a change in control or changes in management or the New PBT Board, even if such changes would be beneficial to holders of Class A Shares. These provisions include, among others, advance-notice procedures and other procedural requirements for shareholder nominations and proposals, and the authority of the New PBT Board to issue New PBT Preferred Stock with rights and preferences designated by the New PBT Board. These provisions could discourage unsolicited acquisition proposals or activist campaigns, reduce the likelihood that shareholders receive a premium for their shares in connection with a change in control and adversely affect the market price of Class A Shares.

The exclusive-forum provisions in our organizational documents could limit our shareholders’ ability to choose the judicial forum for disputes with us or our directors, officers or other employees.

The New PBT Charter provides that, unless New PBT consents in writing to the selection of an alternative forum, the Texas Business Court in the First Business Court Division of the State of Texas (or, if that court is not then accepting filings or lacks jurisdiction, the U.S. District Court for the Northern District of Texas, Dallas Division, or, if that court also lacks jurisdiction, the state district court of Dallas County, Texas) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New PBT, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of New PBT to New PBT or its shareholders, including any claim alleging the aiding and abetting of such a breach, (iii) any action asserting a claim against New PBT or any current or former director, officer or other employee of New PBT arising pursuant to any provision of the TBOC, the New PBT Charter or the New PBT Bylaws (each as may be amended from time to time), or as to which the TBOC confers jurisdiction on the Business Court, (iv) any action to interpret, apply, enforce or determine the validity of the New PBT Charter or the New PBT Bylaws, (v) any action asserting a claim related to or involving New PBT that is governed by the internal affairs doctrine, (vi) any other action asserting a claim against New PBT, its directors, officers, or employees constituting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, and (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court. In addition, the New PBT Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Notwithstanding the foregoing, the Texas exclusive-forum provision will not apply to any direct claims under the Exchange Act or to any other claim for which the federal courts of the United States have exclusive jurisdiction. These provisions may discourage lawsuits against New PBT’s directors and officers by limiting the forums in which such lawsuits may be brought and by requiring shareholders to bring certain claims in the courts of the State of Texas or the federal courts located therein. Although similar provisions have been upheld in some circumstances, a court could determine that such a provision is inapplicable or unenforceable. If a court were to find the exclusive forum provision in the New PBT Charter to be inapplicable or unenforceable with respect to one or more types of actions, New PBT may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, results of operations and financial condition.

In certain circumstances, OpCo will be required to make tax distributions to the OpCo unitholders, including New PBT, and such tax distributions may be substantial. To the extent New PBT receives tax distributions in excess of its actual tax liabilities and retains such excess cash, other OpCo unitholders would benefit from such accumulated cash balances if they exercise their Redemption Right.

To the extent OpCo has available cash, OpCo generally will be required, subject to any restrictions contained in any agreement to which OpCo is bound, to make distributions out of legally available funds to all OpCo unitholders (including New PBT) on a pro rata basis (i) in such amounts as are necessary to cause a distribution to New PBT sufficient to enable New PBT to timely satisfy its tax liabilities, and (ii) to the extent the income tax liabilities of certain OpCo unitholders (other than New PBT) with respect to their allocable share of the income of OpCo (based on certain assumptions and conventions) exceed amounts otherwise distributed by OpCo, in amounts generally intended to allow such other OpCo unitholders to satisfy such excess income tax liabilities, which such additional distributed amounts may be re-contributed to OpCo in exchange for additional OpCo units at the election of certain holders (including New PBT). The amount of such excess tax distributions will be determined based on certain assumptions, including an assumed individual income tax rate, and will be calculated after taking into account other distributions (including other tax distributions) made by OpCo.

Because tax distributions will be made pro rata based on ownership and due to, among other items, differences between the tax rates applicable to New PBT and the assumed individual income tax rate used in the calculation and requirements under the applicable tax rules that OpCo’s net taxable income be allocated disproportionately to its unitholders in certain circumstances, tax distributions may significantly exceed the actual tax liability for many of the OpCo unitholders, including New PBT. If New PBT were to retain the excess cash it receives, the other OpCo unitholders would benefit from any value attributable to such accumulated cash balances upon their exercise of the Redemption Right. However, New PBT expects to take steps to eliminate any material cash balances, including by exercising its right to re-contribute such excess cash to OpCo in exchange for additional OpCo units. Following any such contribution, OpCo will recapitalize its outstanding units to the extent necessary to cause the aggregate number of units held by New PBT to equal the number of Class A Shares outstanding, and corresponding adjustments will be made to the number of Class B Shares outstanding to the extent necessary to cause each OpCo unitholder (other than New PBT) to hold one Class B Share per OpCo unit held by it.

The tax distributions to the OpCo unitholders may be substantial and may, in the aggregate, exceed the amount of taxes that OpCo would have paid if it were a similarly situated corporate taxpayer. Funds used by OpCo to make tax distributions (and that are not re-contributed to OpCo) will not be available for reinvestment in our business.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, New PBT and OpCo might be subject to potentially significant tax inefficiencies.

New PBT and OpCo intend to operate such that OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of OpCo units pursuant to the Redemption Right or other transfers of units of OpCo could cause OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and New PBT and OpCo intend to operate such that exchanges or other transfers of units of OpCo qualify for one or more such safe harbors. For example, we intend to limit the number of holders of OpCo units, and the OpCo LLC Agreement, which will be entered into in connection with the Closing, will provide for limitations on the ability of holders of OpCo units to transfer their OpCo units and will provide New PBT, as managing member of OpCo, with the right to impose restrictions (in addition to those already in place) on the ability of holders of OpCo units to redeem their OpCo units pursuant to the Redemption Right to the extent we believe it is necessary to ensure that OpCo will continue to be treated as a partnership for U.S. federal income tax purposes.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for New PBT and for OpCo, including as a result of New PBT’s inability to file a consolidated U.S. federal income tax return with OpCo. In addition, we would no longer receive the benefit of certain increases in tax basis received in connection with the redemption of OpCo units pursuant to the Redemption Right.

USLG relies on Blackbeard to provide certain managerial functions, and pursuant to the Master Services Agreement, New PBT will rely on Blackbeard for certain managerial functions following the Business Combination.

Blackbeard provides managerial functions for USLG. USLG depends to a significant degree on the diligence, skill and network of business contacts of the Blackbeard management team and other key personnel to achieve USLG’s business objectives. Certain services required by USLG for the operation of USLG’s business, including general and administrative services, geological, geophysical and reserve engineering, lease and land administration, marketing, accounting, operational services, information technology services, compliance, insurance maintenance and management of outside professionals, are provided by Blackbeard. USLG’s reliance on Blackbeard for such services could have a material adverse effect on USLG’s business, financial condition and results of operations.

Following the Business Combination, pursuant to the Master Services Agreement, Blackbeard will provide general and administrative services, including, but not limited to, information technology, reporting services, engineering services and land administrative services, to New PBT. Our reliance on Blackbeard for such services could have a material adverse effect on our business, financial condition and results of operations. For more information on the Master Services Agreement, please see “Executive Compensation — Executive Compensation Arrangements for New PBT — Master Services Agreement” elsewhere in this prospectus.

New PBT’s organizational structure following the Business Combination will confer certain benefits upon Blackbeard Security and Greybeard, as OpCo unitholders, that will not benefit the holders of Class A Shares to the same extent as it will benefit Blackbeard Security and Greybeard.

New PBT’s organizational structure following the Business Combination will confer certain benefits upon Blackbeard Security and Greybeard, as OpCo unitholders, that will not benefit the holders of Class A Shares to the same extent as it will benefit Blackbeard Security and Greybeard. New PBT will be a holding company and will have no material assets other than its equity interest in OpCo. As the managing member of OpCo, New PBT may cause OpCo to make pro rata distributions of available cash to all of its unitholders, including to New PBT, in an amount sufficient to allow New PBT to fund dividends on its Class A Shares in accordance with New PBT’s dividend policy, to the extent the New PBT Board declares such dividends. Therefore, while New PBT expects to pay dividends on Class A Shares in amounts determined from time to time by the New PBT Board in the future, New PBT’s ability to do so may be limited to the extent OpCo and its subsidiaries are limited in their ability to make these and other distributions to New PBT, including due to the restrictions under the outstanding New PBT credit facility. Additionally, if OpCo makes such distributions, Blackbeard Security and Greybeard Energy, as OpCo unitholders, will be entitled to receive equivalent distributions from OpCo on a pro rata basis. However, because New PBT must pay taxes, amounts ultimately distributed as dividends to holders of Class A Shares are expected to be less on a per share basis than the amounts distributed by OpCo to Blackbeard Security and Greybeard Energy on a per unit basis. This and other aspects of New PBT’s organizational structure may adversely impact the future trading market for the Class A Shares.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities (including as a result of an examination of our income or other tax returns) could adversely affect New PBT’s business, cash flows and financial position.

New PBT and its subsidiaries will be subject to various complex and evolving U.S. federal, state and local taxes. U.S. federal, state and local tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us, in each case, possibly with retroactive effect, and may have an adverse effect on New PBT’s business, cash flows and financial position.

In addition, New PBT and its subsidiaries may be subject to examinations of their income, sales or other tax returns by U.S. federal, state, or local taxing authorities. An adverse outcome arising from such an examination could result in higher tax exposure, penalties, interest or other liabilities that could have an adverse effect on New PBT’s business, cash flows and financial position.

Risks Relating to USLG’s Business

USLG’s revenues are dependent on Blackbeard’s and other operators’ E&P activities on the properties underlying USLG’s mineral and royalty interests. If such companies do not maintain drilling, completion and production, the demand for the use of USLG’s land and resources, as well as the royalties that USLG receives from the production of oil, natural gas and NGLs, and related activities on USLG’s land, could be reduced, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

USLG is not an E&P company and decisions to pursue development of a potential drilling location are made by operators on and around USLG’s properties and not by USLG. Once acreage is leased to operators, USLG is dependent on its customers to develop its properties, construct infrastructure and commence other operations on and around its land. Any development that materially and adversely affects Blackbeard and USLG’s other operators including a reduction in the expected number of wells to be drilled on USLG’s acreage by Blackbeard or its other operators, or the failure of Blackbeard or USLG’s other operators to act in its best interests and/or adequately and efficiently develop and operate USLG’s acreage could have an adverse effect on its expected growth and operational results.

The willingness and ability of companies to continue operations and development activities on and around USLG’s land is dependent on a variety of factors that are outside of their and USLG’s control, including:

•        the demand for and supply of oil, natural gas and NGLs;

•        capital expenditures, including costs required for drilling, completion and production activities, which could be significantly more than anticipated;

•        the ability to access, and cost of, capital;

•        prevailing oil, natural gas and NGLs prices;

•        the availability of supplies and resources, including suitable drilling equipment, production and transportation infrastructure and qualified operating personnel;

•        the producers’ expected return on investment on projects and in wells drilled on or around USLG’s land as compared to opportunities in other areas; and

•        regulatory developments.

The agreements USLG enters into and the sand, water and other resources that USLG or its customers sell are substantially dependent on its customers’ operations and/or drilling, completion and production on or around its land. Blackbeard and other operators may elect not to undertake development activities, or may undertake such activities in an unanticipated fashion, which may result in significant fluctuations in USLG’s results of operations. If Blackbeard or other operators were to reduce their development activities or otherwise reduce production on USLG’s properties, USLG’s revenues may also be substantially adversely affected.

Any development and production activities on USLG’s properties by Blackbeard are subject to its reasonable discretion. The level, success and timing of drilling and development activities on USLG’s properties, and whether Blackbeard elects to drill any additional wells on USLG’s properties, depends on a number of factors that will be largely outside of USLG’s control, including: commodity prices; the timing and amount of capital expenditures by it, which could be significantly more than anticipated; the ability of Blackbeard to access capital; the availability, high cost or shortages of rigs and other suitable drilling equipment, raw materials, supplies and oilfield services; the availability of production and transportation infrastructure and qualified operating personnel; regulatory restrictions; Blackbeard’s expertise, operating efficiency and financial resources; approval of other participants in drilling wells; Blackbeard’s expected return on investment in wells drilled on USLG’s properties as compared to opportunities in other areas; the selection of technology; the selection of counterparties for the sale of production; and the rate of production of the reserves.

For the year ended December 31, 2025, New PBT Predecessor received approximately 91% of its total revenue from Blackbeard (inclusive of revenue received from Nile Midstream). While USLG expects these revenue streams to be recurring, its contracts with Blackbeard and other operators, which represent substantially all of its revenues, typically do not contain minimum volume commitment provisions for production amounts, land use or resources to be purchased. As a result, USLG’s revenues are dependent on ongoing demand from these customers, which may decrease due to factors beyond its control. Once acreage is leased to operators, USLG’s customers make all decisions as to their operations on and around, investments in, and production from, USLG’s land, and USLG’s revenues are dependent upon decisions made by such companies, among other factors. There can be no assurance that USLG’s customers will take actions or make decisions that will be beneficial to USLG, which could result in adverse effects on its results of operations, cash flows and financial position.

Because USLG receives a significant portion of its revenue from its relationships with Nile Midstream, any development that materially and adversely affects its business, operations or financial condition could have a material adverse impact on USLG.

Nile Midstream is one of USLG’s most significant customers in the use of its land and its resources. Nile Midstream is expected to play an increasingly important role in USLG’s financial performance over the long term. Accordingly, USLG is indirectly subject to the business risks faced by Nile Midstream. Any development that materially and adversely affects Nile Midstream’s businesses, operations or financial condition could have a material adverse impact on USLG.

In addition, Nile Midstream does not own all of the land on which its infrastructure is located, and certain portions of such infrastructure located outside of USLG’s land are subject to leases, rights-of-way and easements with third parties. Such infrastructure is necessary to deliver oil, natural gas and water volumes to USLG’s land, and if Nile Midstream were to lose these rights or be required to relocate its infrastructure, USLG’s business could be materially and adversely affected as a result of such delivery interruptions. If Nile Midstream is unable to enter into favorable contracts or to obtain the necessary regulatory and land use approvals on favorable terms, it may not be able to construct and operate its assets as anticipated, or at all, which could negatively affect USLG’s results of operations, cash flows and financial position.

Substantially all of USLG’s current revenues are derived from drilling, completion and production activities on its land that are substantially influenced by, and royalty payments that are based on, the price at which oil, natural gas and NGLs trade. Prices of oil, natural gas and NGLs are volatile due to factors beyond USLG’s control. A substantial or extended decline in commodity prices may adversely affect USLG’s business, financial condition, results of operations and cash flows.

USLG’s revenues, operating results and the carrying value of its mineral and royalty interests depend significantly upon the prevailing prices for oil, natural gas and NGLs, through the royalty payments it receives and the operations of customers on and around its land.

Historically, the markets for oil, natural gas and NGLs have been volatile, and they are likely to continue to be volatile. For example, the respective conflicts with Iran and between Russia and Ukraine and Israel and Hamas have contributed to significant increases and volatility in the price for oil, natural gas and NGLs. Wide fluctuations in oil, natural gas and NGLs prices may result from relatively minor changes in the supply of or demand for oil, natural gas and NGLs, market uncertainty and other factors that are beyond USLG’s and its customers’ control, including:

•        worldwide and regional economic conditions, including the potential for a recession in the U.S. or worldwide, elevated interest rates and associated policies of the Federal Reserve, impacting the supply and demand for oil, natural gas and NGLs;

•        changes in seasonal temperatures, including the number of heating degree days during winter months and cooling degree days during summer months;

•        U.S. federal, state and local and foreign governmental regulation, including U.S. and international trade policies and any resultant tariffs, and taxes;

•        the level of oil, natural gas and NGLs exploration, development and production;

•        the level of oil, natural gas and NGLs inventories;

•        prevailing prices, and expectations regarding future prices, on local price indexes in the areas in which USLG owns land and/or mineral and royalty interests;

•        the proximity, capacity, cost and availability of gathering and transportation facilities;

•        localized and global supply and demand fundamentals and transportation availability;

•        the cost of exploring for, developing, producing and transporting oil, natural gas and NGLs reserves;

•        weather conditions, such as severe storms, earthquakes and flooding, and other natural disasters;

•        technological advances affecting energy consumption, including those related to new and emerging technologies;

•        the price and availability of alternative fuels, including the development of alternative fuels;

•        speculative trading in oil, natural gas and NGLs derivative contracts;

•        increased end-user conservation;

•        political and economic conditions, such as the conflicts in Ukraine and the Middle East, including the closure of the Strait of Hormuz by Iran, in or affecting other producing regions or countries, including the Middle East, Africa, South America and Russia;

•        actions of the Organization of Petroleum Exporting Countries (“OPEC” and collectively with its allies, “OPEC+”), including the ability and willingness of the members of OPEC+ and other exporting nations to agree to and maintain oil price and production controls, including any anticipated increases in supply from Russia and OPEC, particularly Saudi Arabia;

•        the uncertainty in capital and commodities markets and the ability of companies in the energy sector to access capital;

•        expectations about future commodity prices; and

•        the possibility of terrorist or physical, electronic and cybersecurity breaches and the consequences of any such attacks or breaches.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil, natural gas and NGLs price movements with any certainty. From the beginning of 2022 through December 2025, NYMEX WTI spot prices ranged from $55.44 to $123.64 per Bbl, and the NYMEX Henry Hub spot price of natural gas has ranged from $1.21 to $30.72 per MMBtu, with five-year highs reached in 2022 and 2026, respectively. The war in Ukraine, the Israel-Hamas conflict, increased hostilities in the Middle East (including the conflict with Iran), elevated interest rates, global supply chain disruptions, concerns about a potential economic downturn or recession, recent measures to combat persistent inflation, and actions taken by OPEC+ continue to contribute to economic and pricing volatility. If the prices of oil, natural gas and NGLs decline, USLG’s operations and financial condition may be materially and adversely affected through a reduction in the use of its land and its resources and/or its customers’ services, as well as reduced revenues generated by USLG’s mineral and royalty interests. Moreover, while U.S. natural gas prices are correlated with global oil price movements, they are also affected by local weather, transportation and consumption patterns. Further, NGLs are made up of ethane, propane, isobutane, normal butane and natural gasoline, all of which have different uses and different pricing characteristics, which adds further volatility to the pricing of NGLs. Although USLG has not historically entered into any hedging arrangements, it may choose to use various derivative instruments in the future in connection with anticipated oil, natural gas and NGLs sales to minimize the impact of commodity price fluctuations. However, USLG cannot hedge the entire exposure of its operations from commodity price volatility. To the extent it does not hedge against commodity price volatility, or its hedges are not effective, USLG’s results of operations and financial position may be diminished.

USLG cannot reasonably predict whether production levels will remain at current levels or the impact the full extent of the events above may have on its industry and its business. In addition, oil, natural gas and NGLs prices may reduce the amount of oil, natural gas and NGLs that can be produced economically by operators on or around USLG’s land, which may reduce their willingness to develop USLG’s properties and/or use USLG’s or its customers’ services. This may result in, among other things, USLG’s having to make substantial downward adjustments to USLG’s estimated proved reserves, which could negatively impact USLG’s ability to fund its operations. If this occurs, if production estimates change or if exploration or development results deteriorate, the successful efforts method of accounting principles may require USLG to write down, as a non-cash charge to earnings, the carrying value of its oil, natural gas and NGLs properties. Operators on and around its land could also determine during periods of low commodity prices to shut in or curtail production from wells on USLG’s properties. In addition, they could determine during periods of low commodity prices to plug and abandon marginal wells that otherwise may have been allowed to continue to produce for a longer period under conditions of higher prices. Specifically, they may abandon any well if they reasonably believe that the well can no longer produce oil, natural gas and NGLs in commercially paying quantities.

Other significant factors that are likely to continue to affect commodity prices in future periods include, but are not limited to, the effect of U.S. energy, monetary and trade policies, U.S. and global economic conditions and political developments, including the current U.S. administration’s trade, energy and environmental policies, all of which are beyond USLG’s control. USLG’s business may be also adversely impacted by any future government rule, regulation or order that may impose production limits, as well as pipeline capacity, storage constraints and transportation delays.

Drilling for and producing oil, natural gas and NGLs are high-risk activities with many uncertainties that may materially adversely affect USLG’s business, financial condition, results of operations and cash flows.

The drilling activities of Blackbeard and the operators on USLG’s properties will be subject to many risks. For example, USLG will not be able to assure investors that wells drilled by Blackbeard or other operators on USLG’s properties will be productive. Drilling for oil, natural gas and NGLs often involves unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient oil, natural gas or NGLs to return a profit at then realized prices after deducting drilling, operating and other costs. The seismic data and other technologies used do not provide conclusive knowledge prior to drilling a well that oil, natural gas or NGLs are present or that it can be produced economically. The costs of exploration, exploitation and development activities are subject to numerous uncertainties beyond USLG’s control, and increases in those costs can adversely affect the economics of a project. Further, operations on and around USLG’s land may be curtailed, delayed, canceled or otherwise negatively impacted as a result of other factors, including:

•        declines in oil or natural gas prices;

•        infrastructure limitations;

•        the high cost of equipment, materials and services, shortages thereof or delays related thereto;

•        unexpected operational events, pipeline ruptures or spills, adverse weather conditions, facility malfunctions or title problems;

•        compliance with and changes to environmental and other governmental requirements;

•        hydraulic fracturing, including any mishandling, surface spillage or potential underground migration of fracturing fluids, including chemical additives, and the regulations, restrictions, moratoria and bans thereon;

•        unusual or unexpected geological formations;

•        environmental hazards, such as oil, natural gas or well fluids spills or releases, pipeline or tank ruptures and discharges of toxic gas;

•        fires, blowouts, craterings and explosions;

•        uncontrollable flows of oil, natural gas or well fluids; and

•        pipeline capacity curtailments.

In addition to causing curtailments, delays and cancellations of operations, many of these events could result in substantial losses to USLG’s customers due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution, contamination or other environmental damage, clean-up responsibilities, loss of wells, regulatory investigations and penalties, suspension of operations and repairs required to resume operations. In the event that planned operations, including the drilling of development wells, are delayed or cancelled, or existing wells or development wells have lower than anticipated production due to one or more of the factors above or for any other reason, USLG’s financial condition, results of operations and cash flows may be materially adversely affected.

USLG’s customers may ordinarily maintain insurance against various losses and liabilities arising from their operations; however, insurance against all operational risks is not available to them. Additionally, they may elect not to obtain insurance if they believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could therefore occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on their business activities, financial condition and results of operations, and in turn, USLG’s business.

Blackbeard’s development and exploratory drilling efforts and its well operations may not be profitable or achieve targeted returns.

Blackbeard Holdings owns a significant amount of unproved resources, which it expects to further its development efforts. Development and exploratory drilling and production activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. USLG cannot assure you that all prospects will be economically viable or that Blackbeard will not abandon its investments, including with respect to USLG’s properties. Additionally, USLG cannot assure you that undeveloped acreage leased by Blackbeard will be profitably developed, that wells drilled by Blackbeard in prospects that it pursues will be productive or that Blackbeard will recover all or any portion of its investment in such unproved property or wells, each of which could negatively affect USLG’s results of operations, cash flows and financial position.

USLG’s business is difficult to evaluate because it has a limited operating history.

New PBT Predecessor has historically not been an existing stand-alone legal entity, but rather it is a combination of certain of the assets that will be contributed to OpCo or subsidiaries of OpCo in connection with the Business Combination. As a result, New PBT Predecessor’s prior operating history and historical financial statements may not be a reliable basis for evaluating its business prospects or the future value of Class A Shares and may make it difficult to assess its ability to operate profitably.

Any acquisitions of additional surface acreage and/or mineral and royalty interests that USLG completes will be subject to substantial risks.

USLG may pursue opportunistic future land and/or mineral and royalty interest acquisitions that it expects to complement or expand its current position. It may not be able to identify attractive acquisition opportunities, and even if it does so, it may not be able to complete the acquisition on commercially acceptable terms, or at all. No assurance can be given that USLG will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms, or at all, or successfully acquire such identified properties.

Even if USLG makes acquisitions that it believes will increase its cash generated from operations, these acquisitions may nevertheless result in a decrease in its cash flows due to, among other things, operators or customers refraining from conducting activities, such as development and production activities, on such acquired assets. Any acquisition involves potential risks, including, among other things:

•        the validity of USLG’s assumptions about estimated proved reserves, as it pertains to mineral and royalty interests, the suitability of such properties for its customers’ anticipated activities, future production and volume and timing of future production, prices, revenues, capital expenditures, the operating expenses and costs its customers would incur to develop its properties;

•        a decrease in its liquidity by using a significant portion of its cash generated from operations or incurring debt to finance acquisitions;

•        a significant increase in its interest expense or financial leverage if USLG incurs debt to finance acquisitions;

•        the assumption of unknown liabilities, losses or costs for which USLG is not indemnified or for which any indemnity USLG receives is inadequate;

•        mistaken assumptions about the overall cost of equity or debt;

•        USLG’s inability to obtain satisfactory title to the assets we acquire;

•        potential environmental and other liabilities;

•        any restrictive covenants or other use restrictions that would prohibit or restrict the ability to engage in certain activities on the target property;

•        regulatory, permitting and other similar matters; and

•        the occurrence of other significant changes, such as impairment of oil and natural gas properties, goodwill or other intangible assets, asset devaluation or restructuring charges.

The accuracy of USLG’s assessments of suitable acquisition targets is inherently uncertain. Although USLG will perform a review of the subject properties that it believes to be generally consistent with industry practices, the accuracy of these assessments may not reveal all existing or potential problems or fully assess their deficiencies and capabilities. Inspections may not always be performed for the totality of such properties, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. For example, acquiring oil and natural gas properties requires USLG to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, USLG performs a review of the subject properties, but such a review will not necessarily reveal all existing or potential problems. In the course of its due diligence, USLG may not inspect every well or pipeline. USLG cannot necessarily observe structural and environmental problems, such as pipe corrosion, when an inspection is made. As a result, such properties may not produce as projected, and/or USLG may be unable to determine the actual reserve potential of such properties.

Such acquisitions may require substantial capital expenditures, and USLG may need capital in excess of the amounts it retains in its business. Furthermore, USLG cannot assure you that it will be able to access other external capital on terms favorable to it or at all. Additionally, its ability to secure financing or access the capital markets could be adversely affected if financial institutions and institutional lenders elect not to provide funding for traditional energy companies in connection with the adoption of sustainable lending initiatives or are required to adopt policies that have the effect of reducing the funding available thereto. If it is unable to fund its capital requirements, USLG may be unable to complete acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on its results of operations and free cash flow.

Further, future growth may place strains on USLG’s resources, possibly negatively affecting its results of operations, cash flows and financial positions. Its ability to grow based on such acquisitions will depend on numerous factors, including the investment by USLG’s customers in infrastructure on and around its land, the amount of use of its resources, the results of operations and drilling on and around USLG’s land and its ability to maintain or enter into new relationships with customers.

Project areas on USLG’s properties, which are in various stages of development, may not yield oil or natural gas in commercially viable quantities.

Project areas on USLG’s properties are in various stages of development, ranging from project areas with current drilling or production activity to project areas that have limited drilling or production history. If the wells in the process of being completed do not produce sufficient revenues or if dry holes are drilled, USLG’s financial condition, results of operations and cash available for distribution may be materially affected.

The decision to pursue development of USLG’s properties will be made by operators on and around USLG’s properties and not by USLG.

Recovery of oil and natural gas underlying its mineral and royalty interests requires significant capital expenditures and successful drilling operations, and the decision to pursue development of a potential drilling location will be made by operators on and around USLG’s properties and not by USLG. There is no guarantee that such operators will fund capital expenditures and development at the pace USLG has assumed or that the results of the development will be as estimated. Increases in costs to drill and develop its properties, or decreases in commodity prices, may result in the delay of the development of USLG’s properties or may result in some projects becoming uneconomical.

If there are delays in drilling its properties, USLG’s DUCs may not be converted to producing wells in a timeframe consistent with its historic conversion cycles, and the permits on USLG’s DUCs may expire if those wells are not further developed within a specified period of time. As a result, in environments where costs to produce are high or commodity prices are depressed, operators on and around USLG’s properties may halt or reduce drilling activities.

USLG may not be successful in pursuing additional commercial opportunities on its land from non-traditional energy production and other users.

One of USLG’s strategies is to expand the use of its land and resources by customers not engaged in traditional energy development. USLG may not be able to correctly identify such commercial opportunities or may be unsuccessful in attracting industry participants to develop projects on its land or to use its resources. The rapidly evolving and competitive nature of many of the industries USLG is targeting for such development makes it difficult to evaluate the future prospects of these projects. In addition, USLG has limited insight into emerging trends that may adversely affect the development of such projects on its land, the use of its resources or otherwise, and these potential customers, if they were to materialize, would encounter the risks and difficulties frequently experienced by growing companies and project developers in rapidly changing industries, including unpredictable and volatile revenues, increased expenses, an uncertain regulatory environment, novel litigation and corresponding outcomes and changes in business conditions. The viability of this business strategy and the resulting demand for the use of USLG’s land and resources by such potential customers will be affected by many factors outside of its control and may not be successful.

The construction by customers of new infrastructure on and around USLG’s land is subject to regulatory, construction, supply chain and other risks common in the development and operation of facilities and other infrastructure.

USLG receives a portion of its revenues through agreements pursuant to which its customers develop infrastructure on its land. These infrastructure projects involve numerous regulatory, environmental, political and legal uncertainties, including political opposition by environmental groups, local groups and other advocates. Such opposition can take many forms, including the delay or denial of required governmental permits, organized protests, attempts to block or sabotage operations on or around USLG’s land, intervention in regulatory or administrative proceedings related to USLG’s customers’ permitting efforts or otherwise involving their assets, or lawsuits or other actions designed to prevent, disrupt or delay the operation of USLG’s customers’ assets or their business. There can be no assurance that such infrastructure will be developed at all or that these projects will be completed on schedule or at an economical cost, and USLG may not realize the anticipated benefits of such projects.

USLG’s customers may also encounter technical difficulties during the construction of such infrastructure leading to a reduction in capacity or a shorter useful life. Moreover, USLG’s customers may undertake expansion projects to capture anticipated future growth that does not materialize or for which they are unable to acquire new customers. As a result, the new facilities and infrastructure developed by USLG’s customers on and around its land may not be able to attract enough demand to achieve their expected investment return, which could materially and adversely affect USLG’s results of operations, cash flows and financial position.

In addition, acts of sabotage or eco-terrorism could cause significant damage or injury to people, property or the environment or lead to extended interruptions of operations. Moreover, governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception or changes in governmental policies, priorities and direction could cause the permits USLG’s customers require to conduct their operations on and around USLG’s land to be withheld, delayed or burdened by requirements that restrict their ability to profitably conduct their business. Any such event that delays or otherwise interrupts the revenues generated by operations on and around USLG’s land, or which causes them to make significant expenditures not covered by insurance, could adversely affect payments to USLG in respect of use of existing infrastructure as well as future development of infrastructure on and around its land.

USLG or its customers may be unable to obtain and renew permits necessary for operations, which could materially and adversely affect USLG’s results of operations, cash flows and financial position.

USLG’s or its customers’ ability to conduct operations is subject to a variety of required permits from various governmental authorities, which may limit such operations, including those associated with oil and natural gas drilling, completion and production activities, disposal or transport of produced water and other hazardous materials or wastes, construction, stormwater, water use, air emissions, mining, and other activities that may be conducted in association with operations on USLG’s land. The public often has the right to comment on permit applications and otherwise participate in the permitting process, including through court intervention. In addition, governmental authorities at the federal state and local levels often retain significant discretion over these types of permits and may exercise that discretion based on shifting governmental policies, priorities and direction. Accordingly, permits required to conduct USLG’s or its customers’ operations may not be issued, maintained or renewed, may not be issued or renewed in a timely fashion or may involve requirements that restrict USLG’s or its customers’ ability to economically conduct operations. Limitations on USLG’s or its customers’ ability to conduct operations due to the inability to obtain or renew necessary permits or similar approvals could materially and adversely affect its results of operations, cash flows and financial position.

A significant portion of USLG’s properties are located in the CBP, making USLG vulnerable to risks associated with geographic concentration in a single geographic area.

A significant portion of USLG’s properties are located in the CBP in Texas, making USLG vulnerable to risks associated with geographic concentration in that sub-basin. In particular, USLG and its customers may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from oil and natural gas wells in this area, availability of equipment and materials, facilities, personnel or services, market limitations, governmental regulation and political activities, processing or transportation capacity constraints, natural disasters, adverse weather conditions, water shortages or other drought-related conditions or interruption of the processing or transportation of oil and natural gas, each of which could have a material adverse effect on USLG’s results of operations, cash flows and financial position. In addition, the effect of fluctuations on supply and demand may become more pronounced on its business as the CBP is a narrow sub-basin of the Permian Basin, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions.

Additionally, USLG’s sand royalties may be adversely affected by risks associated with its geographic concentration, including the presence of a limited number of potential customers on or near USLG’s land, competition with adjacent landowners to provide an attractive development site for such resources, particularly if such landowners are closer to the location of oil and natural gas development activity, and legislation or regulatory initiatives limiting the utilization of sand in the CBP, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

During the year ended December 31, 2025, Blackbeard sold substantially all of the production from USLG’s mineral and royalty interests to a limited number of purchasers. The loss of any purchaser, if not replaced, could reduce USLG’s revenues and have a material adverse effect on its financial condition and results of operations.

For the year ended December 31, 2025, Plains Marketing, L.P., Anchor Crude Marketing, LLC and Energy Transfer Crude Marketing LLC and certain of their subsidiaries accounted for approximately 99% of all oil produced from USLG’s properties that was sold by Blackbeard; Targa Resources Corp. and DCP Operating Company and certain of their subsidiaries accounted for approximately 100% of all gas and NGLs produced from USLG’s properties that was sold by Blackbeard. Blackbeard depends upon a limited number of significant purchasers for the sale of production from USLG’s mineral and royalty interests. The loss of any of these customers, should USLG’s operators be unable to replace them, could adversely affect USLG’s revenues and have a material adverse effect on its financial condition and results of operations. USLG cannot assure you that any of its customers will continue to do business with it and/or its operators or that continued access to suitably liquid markets for future production will be available.

Competition in the energy industry is intense, which may adversely affect USLG’s and its customers’ ability to succeed.

The energy industry is intensely competitive, and USLG’s customers compete with other companies that may have greater resources. Many of these companies explore for and produce oil, natural gas and NGLs and conduct midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. In addition, these companies may have a greater ability to continue operational activities during periods of low oil, natural gas and NGLs market prices. USLG’s customers’ larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than they can, which would adversely affect their competitive position. USLG’s customers may have fewer financial and human resources than many companies in their industry and may be at a disadvantage in bidding for developmental, transportation, gathering or exploratory prospects and producing or servicing oil, natural gas and NGLs properties. Furthermore, the oil and natural gas industry has experienced recent consolidation amongst some operators, which has resulted in certain instances of combined companies with larger resources. Such combined companies may compete against USLG’s customers or, in the case of consolidation amongst USLG’s customers, may choose to focus their operations on areas outside of USLG’s properties. Further, USLG’s customers previously operated in an area in the CBP that did not have a lot of activities. However, more operators and other competitors are entering into the CBP, which may result in higher prices and expenses, and fewer opportunities, for USLG’s customers. In addition, USLG’s ability to acquire additional properties upon which potential customers may operate and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

SEC rules could limit USLG’s ability to book additional PUDs in the future.

SEC rules require that, subject to limited exceptions, PUDs may only be booked if they relate to wells scheduled to be drilled within five years after the date of booking. As of December 31, 2025 and 2024, approximately 32% and 30% of USLG’s total proved reserves were classified as PUDs, respectively. The PUDs located in East Ranch that were booked in USLG’s year-end 2025 reserves report were based on a limited number of offset well results that existed at that time in the immediately surrounding area. As a result of successful delineation drilling in East Ranch in 2025, East Ranch wells are expected to comprise an increasing proportion of Blackbeard’s drilling activity in the future.

This requirement may limit USLG’s ability to book additional PUDs as operators on USLG’s properties pursue their drilling programs. Moreover, USLG may be required to write-down its PUDs if those wells are not drilled within the required five-year timeframe. Furthermore, USLG makes its determinations about their estimated drilling schedules from any development plans of its affiliated operators, provisions in the relevant lease agreement and the historical drilling activity, rig locations, production data and permit trends, as well as investor presentations and other public statements of the operators on USLG’s properties. Any development and production activities on USLG’s properties are subject to its operators’ reasonable discretion, and the level, success and timing of drilling and development activities on its properties, and whether its operators elect to drill any additional wells on its acreage, depends on a number of factors that will be largely outside of its control. The accuracy of any such determination is inherently uncertain and subject to a number of assumptions and factors outside of USLG’s control. A reduction in the expected number of wells to be drilled by the operators on its properties or the failure of such operators to adequately and efficiently develop and operate its properties could have an adverse effect on USLG’s results of operations.

USLG relies on operators on its properties, third parties and government databases for information regarding its mineral and royalty interests and, to the extent that information is incorrect, incomplete, lost or otherwise inaccessible, its financial and operational information and projections may be incorrect.

As an owner of mineral and royalty interests, USLG relies on the operators of its properties to notify it of information regarding production on its properties in a timely and complete manner, as well as the accuracy of information obtained from third parties and government databases. USLG uses this information to evaluate its operations and cash flows, as well as to predict its expected production and possible future locations. To the extent USLG does not timely receive this information or the information is incomplete or incorrect, its results may be incorrect and its ability to project potential growth may be materially adversely affected. If any of such third party or government databases or systems were to fail for any reason, including as a result of a cyberattack or systems outage, possible consequences include loss of communication links and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. Any of the foregoing consequences could material adversely affect USLG’s business.

USLG has not entered into hedging arrangements with respect to the oil and natural gas production from its properties, and it will be exposed to the impact of decreases in the price of oil and natural gas.

USLG has not entered into hedging arrangements to establish, in advance, a price for the sale of the oil and natural gas produced from its properties, although it may enter into such arrangements in the future. As a result, USLG may realize the benefit of any short-term increase in the price of oil and natural gas, but it will not be protected against decreases in price, and if the price of oil and natural gas decreases significantly, USLG’s business, results of operation and cash available for distribution may be materially adversely affected.

Estimated proved reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these proved reserve estimates or underlying assumptions will materially affect the quantities and present value of USLG’s proved reserves.

It is not possible to measure underground accumulation of oil, natural gas or NGLs in an exact way. Oil, natural gas and NGLs reserve engineering is not an exact science and requires subjective estimates of underground accumulations of oil, natural gas and NGLs and assumptions concerning future oil, natural gas and NGLs prices, production levels, ultimate recoveries and operating and development costs. Numerous uncertainties are inherent in estimating quantities of oil and natural gas reserves. Estimates of USLG’s proved reserves were prepared using SEC pricing and are based upon average commodity prices over the 12 months prior to the determination date, which may not reflect actual prices received for production related to such assets. For example, USLG’s SEC pricing proved reserve volumes and PV-10, as disclosed in this prospectus, are based on assumed commodity prices of $65.34 per Bbl of oil and $3.387 per MMBtu of natural gas as of December 31, 2025, which, in the case of oil, are near the low end of the five-year NYMEX forward curve range of $63.30 to $79.34 per Bbl and, in the case of natural gas, near the midpoint of the five-year NYMEX forward curve range of $2.81 to $4.71 per Mcf (as of July 14, 2026). Accordingly, you are cautioned not to place undue weight on USLG’s proved reserve volumes or PV-10, based on such pricing when evaluating USLG’s financial condition. These estimates are complex and require significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. The reports relating to such assets rely upon various assumptions, including assumptions regarding future oil and natural gas prices, USLG’s drilling program, production levels and operating and development costs. As a result, estimated quantities of proved reserves, projections of future production rates and the timing of development expenditures may turn out to be incorrect. Estimates of USLG’s proved reserves and related valuations included in this prospectus were prepared by CG&A. CG&A, USLG’s independent petroleum engineering firm, conducted a detailed review of all relevant properties for the periods covered by its reserve reports using information provided by USLG.

Over time, USLG may make material changes to reserve estimates taking into account the results of actual drilling, testing and production and changes in prices. In estimating reserves, USLG and its reserve engineers make certain assumptions that may prove to be incorrect, including assumptions regarding future oil and natural gas prices, production levels and operating and development costs. In addition, certain assumptions regarding future oil, natural gas and NGLs prices, production levels and operating and development costs may prove incorrect. A substantial portion of these reserve estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history. As a result, estimated quantities of reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Any significant variance from these assumptions to actual figures could greatly affect the estimates of such reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and future cash generated from operations. Numerous changes over time to the assumptions on which USLG’s reserve estimates are based, as described above, often result in the actual quantities of oil, natural gas and NGLs that are ultimately recovered being different from such reserve estimates. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for unproved undeveloped acreage.

USLG’s proved undeveloped reserves may not ultimately be developed or produced by the operators of its mineral and royalty interests or may take longer to develop than anticipated.

As of December 31, 2025, 9,425 Mboe of USLG’s 13,917 Mboe total estimated proved reserves, or 68%, were proved developed reserves. USLG’s remaining total estimated proved reserves are classified as PUDs and may not be ultimately developed or produced by the operators of its mineral and royalty interests. Conversion of PUDs into producing volumes requires significant capital expenditures and successful drilling and development by such operators. The reserve data included in the reserves reports of CG&A, its independent petroleum engineer, assume that substantial capital expenditures by such operators are required to develop such PUDs. USLG cannot be certain that the estimated costs of the development of these PUDs are accurate, that USLG’s operators will develop the properties underlying its mineral and royalty interests in accordance with any publicly announced schedule or that the results of such development will be as estimated. The development of USLG’s PUDs may take longer than expected as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, lack of proximity to, and shortage of capacity of, transportation facilities, equipment failures or accidents and shortages or delays in the availability of drilling rigs, equipment, personnel and services and compliance with governmental requirements, and may require higher levels of capital expenditures from the operators than anticipated. Delays in the development of USLG’s PUDs, increases in costs to drill and develop PUDs or decreases or continued volatility in commodity prices will reduce the future net cash flows of USLG’s estimated undeveloped reserves and may result in some projects becoming uneconomic for the operators of USLG’s mineral and royalty interests.

The present value of future net revenues from New PBT Predecessor’s proved reserves and those of the Hilcorp Assets and the Greybeard Assets, as reflected in the standardized measure and PV-10 value related thereto, will not necessarily be the same as the current market value of the estimated proved oil and natural gas reserves related thereto.

You should not assume that the present value of future net revenues from New PBT Predecessor’s proved reserves and those of the Hilcorp Assets and the Greybeard Assets, as reflected in the standardized measure and PV-10 value related thereto, is the current market value of such estimated oil and natural gas reserves. USLG currently bases the estimated discounted future net revenues from New PBT Predecessor’s proved reserves and the proved reserves of Hilcorp Assets and the Greybeard Assets on SEC pricing. Accordingly, you are cautioned not to place undue weight on such reserve volumes, PV-10 or standardized measure based on such pricing when evaluating USLG’s financial condition or an investment in Class A Shares. USLG is dependent on its operators who will be affected by factors such as:

•        actual prices received for crude oil, natural gas and NGLs;

•        actual cost of development and production expenditures;

•        the amount and timing of actual production;

•        transportation and processing; and

•        changes in governmental regulations or taxation.

The timing of both the production and expenses in connection with the development and production of, and investment in, its oil and natural gas properties will affect the timing and amount of actual future net revenues from proved reserves, and thus their actual present value. In addition, the 10% discount factor USLG uses when calculating discounted future net revenues at PV-10 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with USLG or the energy industry in general. Actual future prices and costs may differ materially from those used in the present value estimates.

USLG may experience delays in the payment of royalties and fees and be unable to replace customers or operators on its land that do not make required payments to it, and USLG may not be able to terminate its agreements with defaulting customers or operators that declare bankruptcy.

USLG may experience delays in receiving royalty, fee and other payments from its customers or operators on its land. A failure on the part of such company to make royalty payments typically gives USLG the right to terminate the lease agreement, repossess the property and enforce payment obligations under the agreement. If USLG repossessed any of its mineral and royalty interests, it would seek a replacement operator. However, USLG might not be able to find a replacement operator and, if it did, USLG might not be able to enter into a new lease on favorable terms within a reasonable period of time. In addition, with respect to a customer or operator that is subject to a proceeding under Title 11 of the United States Code (the “Bankruptcy Code”), USLG’s right to enforce or terminate the agreement for any defaults, including non-payment, may be substantially delayed or otherwise impaired. In general, in a proceeding under the Bankruptcy Code, the bankrupt customer or operator would have a substantial period of time to decide whether to ultimately reject or assume USLG’s agreement, which could prevent the execution of a new agreement or the assignment of the existing agreement to another customer or operator. In the event that the customer or operator rejected the agreement, USLG’s ability to collect amounts owed would be substantially delayed, and its ultimate recovery may be only a fraction of the amount owed or nothing. In addition, even if it is able to enter into a new agreement with a new customer or operator, the replacement customer or operator may not achieve the same levels of activity on or around USLG’s land at the same price as the customer or operator it replaced.

If commodity prices decrease to a level such that USLG’s future undiscounted cash flows from its mineral and royalty interests are less than their carrying value, USLG may be required to take write-downs of the carrying values of its mineral and royalty interests.

Accounting rules require that USLG periodically review the carrying value of its mineral and royalty interests for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, production data, economics and other factors, and the continuing evaluation of development plans, USLG may be required to write down the carrying value of its mineral and royalty interests. USLG evaluates the carrying amount of its proved oil, natural gas and NGLs properties for impairment whenever events or changes in circumstances indicate that a property’s carrying amount may not be recoverable. If the carrying value exceeds the estimated undiscounted future cash flows, USLG would estimate the fair value of its mineral and royalty interests and record an impairment charge for any excess of the carrying value of the mineral and royalty interests over the estimated fair value of the mineral and royalty interests. Factors used to estimate fair value may include estimates of proved reserves, future commodity prices, future production estimates and a commensurate discount rate. Should capitalized costs exceed this ceiling, an impairment would be recognized. The risk that USLG will be required to recognize impairments of its oil, natural gas and NGLs reserves increases during periods of low commodity prices. In addition, impairments would occur if USLG were to experience sufficient downward adjustments to its estimated proved reserves or the present value of estimated future net revenues. An impairment recognized in one period may not be reversed in a subsequent period. USLG may incur impairment charges in the future, which could materially adversely affect its results of operations for the periods in which such charges are taken.

The unavailability, high cost or shortages of equipment, raw materials, supplies or personnel may restrict or result in increased costs for USLG’s customers related to their operations on and around USLG’s land.

The energy industry is cyclical, which can result in shortages of equipment, raw materials, supplies and personnel. When shortages occur, the costs and delivery times of equipment and supplies increase and demand for, and incentive costs and wage rates of, qualified personnel also rise with increases in demand. In addition, capital and operating costs in the energy industry have generally risen during periods of increasing commodity prices as operators seek to increase production to capitalize on higher commodity prices. USLG cannot predict whether these conditions will exist in the future and, if so, what their timing and duration will be. In accordance with customary industry practice, the operators on and around USLG’s land rely on independent third-party service providers to provide many of the services and equipment necessary to drill new wells. The cost of oilfield services typically fluctuates based on demand for those services, and the increase in commodity prices and supply constraints due to tariffs, the conflicts in Ukraine and the Middle East, elevated interest rates and associated policies of the Federal Reserve or otherwise, have increased the cost of oilfield services. While USLG believes the operators on and around its land currently have strong relationships with the oilfield service companies they contract with, there is no assurance that such operators will be able to contract for such services on a timely basis or that the cost of such services will remain at a satisfactory or affordable level. If such operators are unable to secure the equipment and supplies they require at reasonable costs, USLG’s financial condition and results of operations could suffer. In situations where cost inflation exceeds commodity price inflation, USLG’s profitability and cash flow, and the ability of the operators on its land to complete development activities as scheduled and on budget, may be negatively impacted. Any delay in USLG’s customers’ operations could reduce its financial condition and cash flows.

Sand operations are subject to operating risks that are often beyond the control of the mine operator. These risks can adversely affect production levels and costs, which could adversely affect sand production from USLG’s land.

USLG does not operate the sand mines on its land, but USLG’s customers that conduct such operations are subject to risks normally encountered in the mining industry generally and the sand mining industry in particular. These risks include:

•        changes in the price and availability of transportation, natural gas or electricity;

•        unanticipated ground, grade or water conditions;

•        unusual or unexpected geological formations;

•        pit wall failures or surface rock falls;

•        inclement or hazardous weather conditions, as well as any effects of climate change;

•        environmental hazards, contamination and industrial accidents;

•        changes in applicable laws and regulations (or the interpretation thereof);

•        inability to maintain necessary permits or mining or water rights;

•        restrictions on blasting operations;

•        inability to obtain necessary mining or production equipment or replacement parts;

•        fires, explosions or industrial accidents or other accidents;

•        technical difficulties or key equipment failures;

•        labor disputes;

•        late delivery of supplies; and

•        facility shutdowns in response to environmental regulatory actions.

Any of these risks could result in damage to current and future mining properties or facilities on USLG’s land, personal injury, environmental damage, delays in mining or processing, losses or possible legal liability. Any prolonged downtime or shutdowns at any of the mining properties or production facilities on USLG’s land could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

In addition, transportation and related logistics costs are a significant component of the total delivered cost of sand for oil and natural gas operations. As a result, the cost of transporting sand to the well site is a key factor in USLG’s customers’ purchasing decisions. The development of additional in-basin sand mines that are closer to areas of drilling activity could reduce demand for sand produced from USLG’s land. For example, a number of companies have announced plans to develop or acquire, are currently developing or expanding, or have recently acquired or completed sand mine projects in the Permian Basin that may be closer to ongoing development activity. Any such reduction in demand for sand from USLG’s land could materially affect USLG’s results of operations, cash flows and financial position.

USLG may be subject to claims for personal injury and property damage, or for catastrophic events, which could materially and adversely affect its results of operations, cash flows and financial position.

USLG’s customers’ operations will be subject to all of the hazards and operating risks associated with their operations, which include oil and natural gas drilling, completion and production activities, sand mining, production and distribution of water, water and waste disposal and any other operations that may occur on USLG’s properties. These hazards may include the risk of fire, explosions, blowouts, seismic events, surface cratering, uncontrollable flows of oil, natural gas, NGLs and produced water, pipe or pipeline failures, abnormally pressured formations, casing collapses and environmental hazards such as oil and NGL spills, natural gas leaks and ruptures or discharges of toxic gases, release of hazardous materials into the environment and worker safety and health issues. The occurrence of any of these events could result in substantial losses to USLG’s customers due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties, suspension of operations and repairs required to resume operations.

Litigation arising from operations on USLG’s properties may cause USLG to be named as a defendant in lawsuits asserting potentially large claims, including claims for defense, indemnity and exemplary damages. USLG generally seek indemnity from USLG’s customers for liabilities arising from their operations on its land, and USLG maintains what it believes is customary and reasonable insurance to protect its business against these potential losses, but such indemnity and insurance may not be adequate to cover USLG’s liabilities, and USLG is not fully protected or insured against all risks.

Subject to certain exceptions, USLG’s customers assume responsibility for, including control and removal of, all other pollution or contamination that may result from their operations on USLG’s properties. USLG may have liability in such cases if it is grossly negligent or commits willful acts, or as owners of the land under laws that impose strict liability for pollution clean-up, such as CERCLA (as defined herein). USLG’s customers generally agree to indemnify and defend USLG against claims relating to damage or loss of a well, reservoir, geological formation, underground strata or water resources, or the loss of oil, natural gas, mineral or water, but sometimes such indemnity and defense is subject to exceptions for claims for gross negligence or willful misconduct, and USLG may not be able to collect under these indemnities if the applicable customer is in financial distress. USLG’s customers also generally assume responsibility for claims arising from their employees’ personal injury or death, or the damage or loss of their property, to the extent that their employees are injured or their properties are damaged by operations on USLG’s properties, but sometimes such indemnity and defense is subject to exceptions for claims resulting from USLG’s gross negligence or willful misconduct, and USLG may not be able to collect under these indemnities if the applicable customer is in financial distress. Further, USLG might not succeed in enforcing such contractual risk allocation or might incur an unforeseen liability falling outside the scope of such risk allocation.

The occurrence of any of these events could result in interruption of USLG’s customers’ operations or substantial losses to USLG or its customers, which could materially and adversely affect USLG’s results of operations, cash flows and financial position.

If any operators on USLG’s properties suspend its right to receive royalty payments pursuant to its mineral and royalty interests due to title defects or other issues, USLG’s business, financial condition, results of operations and cash flows may be adversely affected.

USLG typically does not incur the expense of a title examination prior to acquiring oil and natural gas leases or undivided interests in oil and natural gas leases or other developed rights. Prior to acquiring a specific mineral and royalty interest, USLG may rely upon the judgment of oil and gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office, as USLG is not required to, and under certain circumstances it may elect not to, incur the expense of retaining lawyers to examine the title to its mineral and royalty interests. Upon a change in ownership of mineral and royalty interests, and at regular intervals pursuant to routine audit procedures at an operator’s discretion, the operator of the underlying property has the right to investigate and verify the title and ownership of mineral and royalty interests with respect to the properties it operates. It is also the normal practice in the energy industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil or natural gas well is to be drilled prior to drilling to ensure there are no obvious deficiencies in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, such as obtaining affidavits of heirship or causing an estate to be administered. Such curative work entails expense, and the operator may elect to proceed with a well despite defects to the title identified in the preliminary title opinion. Furthermore, title issues may arise at a later date that were not initially detected in any title review or examination. Leases can be vulnerable to title deficiencies due to a mix of federal, state, tribal and private land or the history of land ownership in the area, resulting in complex and alternating chains of title. The existence of a material title deficiency can render a mineral and royalty interest worthless and can materially adversely affect USLG’s business results of operations, financial condition and cash flows. No assurance can be given that USLG will not suffer a monetary loss from title defects or title failure.

If any title or ownership issues are not resolved to its reasonable satisfaction in accordance with customary industry standards, an operator may suspend the related royalty payment. If an operator on USLG’s properties is not satisfied with the documentation it provides to validate its ownership, it may place USLG’s royalty payment in suspense until such issues are resolved, at which time USLG would receive in full the payments that would have been made during the suspension period, without interest. USLG’s failure to cure any title defects may delay or prevent USLG from utilizing the associated mineral and royalty interest. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in the assignment of leasehold rights in properties in which USLG holds a mineral and royalty interest, its business and results of operations may be adversely affected.

USLG’s insurance coverage may not fully cover its losses, and USLG may in the future encounter increased costs related to, and lack of availability of, insurance.

While USLG maintains insurance coverage at levels that it believes to be reasonable and prudent, it can provide no assurance that its current levels of insurance will be sufficient to cover any losses that it has incurred or may incur in the future, whether due to deductibles, coverage challenges or other limitations. Additionally, USLG may not be able to maintain adequate insurance in the future at rates or on other terms that it considers commercially reasonable. Additionally, insurance will not cover many types of interruptions or events that might occur and will not cover all risks associated with USLG’s business. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. The occurrence of a significant event, the consequences of which are either not covered by insurance or not fully insured, or a significant delay in, or denial of, the payment of a major insurance claim, could materially and adversely affect USLG’s results of operations, cash flows and financial position.

A deterioration in general economic, business, political or industry conditions could materially adversely affect USLG’s results of operations, financial condition and cash flows.

Concerns over global economic conditions, energy costs, U.S. and international trade policy, geopolitical issues, including conflicts between Russia and Ukraine and in the Middle East, including the Israel-Hamas conflict and conflict with Iran, inflation, elevated interest rates, instability in the banking industry, the availability and cost of credit and slow economic growth in the United States have contributed to economic uncertainty and diminished expectations for the global economy. These factors, combined with volatile commodity prices, and declining business and consumer confidence, may have a significant adverse impact on global financial markets and commodity prices. For example, an oversupply of oil, natural gas or NGLs due to reduced demand as a result of slower global economic growth could lead to a severe decline in worldwide oil, natural gas and NGLs prices. Further, USLG’s customers may also experience supply chain constraints and inflationary pressure on their cost structures, which could impact the revenues USLG receives from them. USLG’s customers also may face shortages of equipment, raw materials, supplies, commodities, labor and services, which may prevent them from executing their development plans on or around USLG’s land, including regarding drilling and completion of wells, construction of infrastructure and the extraction of resources on USLG’s land. These supply chain constraints and inflationary pressures may continue to adversely impact USLG’s customers’ operating costs and, if they are unable to manage their supply chain, it may impact their ability to procure materials and equipment in a timely and cost-effective manner, if at all, which could materially and adversely affect the revenues received in respect of operations on or around USLG’s land.

Cyber incidents or attacks targeting systems and infrastructure used by the energy industry may adversely impact USLG’s operations, and a cyber incident or systems failure could result in information theft, data corruption and operational disruption and USLG’s results of operations, cash flows or financial position may be adversely impacted.

USLG and its customers, and the energy industry generally, increasingly rely on information technology systems and digital technologies to operate their respective businesses. Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow. The U.S. government has issued public warnings that specifically indicate energy assets could be targets of cybersecurity threats. USLG’s technologies, systems and networks, and those of USLG’s customers, affiliates and other business partners, may become the target of cyberattacks or information security breaches that could result in the unauthorized access, release, gathering, monitoring, misuse, loss or destruction of proprietary, personal and other information, or other disruption of business operations. USLG’s information technology and other systems for protecting against cybersecurity risks may not be sufficient, and some of these networks and systems are managed by third-party service providers and are not under its direct control. USLG regularly enters into transactions with third parties, some of whom may have less sophisticated electronic systems or networks and may be more vulnerable to cyberattacks. In addition, certain cyber incidents, such as surveillance, may remain undetected for some period of time, and cyber incidents and attacks are continually evolving and unpredictable. As cyber incidents and attacks continue to evolve, USLG may be required to expend additional resources to continue to modify or enhance its protective measures or to investigate and remediate any vulnerability to cyber incidents. While USLG utilizes various procedures and controls to reduce the risk of the occurrence of cyber incidents, there can be no assurance that its business, finances, systems and assets will not be compromised in a cyber incident. Any cyber event may divert management’s attention and could adversely affect USLG’s brand, relationships with its customers, operating results or financial condition.

Risks Relating to Environmental and Regulatory Matters

Oil, natural gas and NGLs operations are subject to various governmental laws and regulations. Compliance with these laws and regulations can be burdensome and expensive for USLG’s customers, and failure to comply could result in USLG’s customers incurring significant liabilities, either of which may impact USLG’s customers’ willingness to operate on USLG’s surface acreage and/or develop USLG’s mineral and royalty interests, and may subject USLG to strict, as well as joint and several, liability for contamination resulting from such failure, even if USLG does not have control over such operations.

The value of the revenues USLG receives from the use of USLG’s surface acreage and resources, including USLG’s mineral and royalty interests, by USLG’s customers is substantially based on the level of oil and natural gas drilling and production and transportation and gathering activities with respect thereto. USLG’s customers’ level of activities on USLG’s surface acreage and/or with respect to USLG’s mineral and royalty interests are subject to various federal, state and local governmental laws and regulations that may change from time to time in response to economic and political conditions. Matters subject to these laws and regulations include drilling operations, production, gathering, transportation and distribution activities, water sourcing and disposal, air emissions, discharges or releases of pollutants or wastes, storage, plugging and abandonment of wells, maintenance and decommissioning of other facilities, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity to conserve supplies of oil, natural gas and NGLs.

In addition, the production, handling, storage, gathering and transportation of oil, natural gas and NGLs as well as the remediation, emission and disposal of oil, natural gas and NGLs wastes, by-products thereof and other substances and materials produced or used in connection with oil, natural gas and NGLs operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of worker safety and health, natural resources and the environment. Failure to comply with these laws and regulations may result in the assessment of sanctions on USLG’s customers, including administrative, civil or criminal penalties, permit, license or authorization revocations or suspensions, requirements for additional pollution controls, imposition of cleanup and site restoration costs and liens, and injunctions limiting or prohibiting some or all of USLG’s customers’ operations on USLG’s properties. Moreover, these laws and regulations have generally imposed increasingly strict requirements related to water use and disposal, air pollution control, species protection and waste management, among other matters.

Laws and regulations governing E&P activities may also affect production levels. Certain of USLG’s customers must comply with federal, state and local laws and regulations governing conservation matters, including:

•        provisions related to the unitization or pooling of oil and natural gas properties;

•        the establishment of maximum rates of production from wells;

•        the spacing of wells;

•        the plugging and abandonment of wells; and

•        the removal of related production equipment.

Additionally, federal and state regulatory authorities may expand or alter applicable pipeline-safety laws and regulations. The U.S. Department of Transportation’s Pipeline and Hazardous Materials Safety Administration (“PHMSA”) has completed several regulatory actions over the last few years, consistent with the Protecting USLG’s Infrastructure of Pipelines and Enhancing Safety Act of 2020, which significantly expand reporting and safety requirements for operators of gas gathering pipelines, including previously unregulated pipelines. Compliance with such regulations may require increased capital costs for third-party oil, natural gas and NGLs transporters. These transporters may attempt to pass on such costs to USLG’s customers, which in turn could affect the profitability of USLG’s surface acreage and/or mineral and royalty interests. USLG’s customers must also comply with laws and regulations prohibiting fraud and market manipulation in energy markets. To the extent USLG’s customers are shippers on interstate pipelines, they must comply with the tariffs of those pipelines and with federal policies related to the use of interstate capacity.

Moreover, under certain environmental laws that impose strict as well as joint and several liability, USLG may be required to remediate contaminated properties owned by USLG even if a customer’s operations caused the contamination. In addition, USLG’s customers may be liable for the remediation of contamination at currently or formerly operated facilities and facilities of third parties that received waste generated by USLG’s customers’ operations, regardless of whether such contamination resulted from the conduct of others or from consequences of actions that were in compliance with all applicable environmental laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, safety and health impacts of the operations of USLG’s customers. While USLG seeks to mitigate any potential liability it may have through indemnification, customary insurance policies and remediation activities, in each case, required under USLG’s contracts, as well as reliance on state funded programs (such as the Texas Railroad Commission’s (the “TRRC”) Orphan Well Program) for coverage of plugging and abandonment liabilities, if any of USLG’s customers declare bankruptcy or if USLG’s insurance policies do not fully cover such liabilities, it may not be fully protected. Additionally, although we generally have rights to inspect USLG’s property and the operations thereon, we may not become aware of all environmental, safety and health matters. Moreover, public interest in the protection of the environment has increased over time. The general trend of more expansive and stringent environmental legislation and regulations applied to extractive industries such as those in which USLG’s customers engage could continue resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental actions are taken that restrict USLG’s customers’ operations or impose more stringent and costly operating requirements, USLG’s customers’ operations could face increased costs and potential curtailment of operations, which consequently could indirectly materially and adversely affect USLG’s business, cash flows, prospects, financial condition or results of operations. Please read “Information about US Land Guild — Regulation of Environmental and Occupational Safety and Health Matters” for a description of the laws and regulations that affect USLG’s customers and that may affect us if the Business Combination is completed.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could cause certain of USLG’s customers to incur increased costs, additional operating restrictions or delays and fewer potential drilling locations.

Certain of USLG’s customers engage in hydraulic fracturing. Hydraulic fracturing is an important and a common practice that is used to stimulate production of oil, natural gas and NGLs from dense subsurface rock formations. The process involves the injection of water, sand or alternative proppant and chemicals under pressure into targeted geological formations to fracture the surrounding rock and stimulate production.

Currently, hydraulic fracturing (other than that using diesel) is generally exempt from regulation under the Underground Injection Control (“UIC”) program of the U.S. Safe Drinking Water Act (the “SDWA”) and is typically regulated by state oil and gas commissions or similar agencies. While USLG’s customers engaged in hydraulic fracturing do not currently use diesel fuels in their hydraulic fracturing fluids, they may become subject to federal permitting under the SDWA if their fracturing formula changes and may incur significant costs to comply with disposal requirements for hydraulic fracturing fluids and produced water. In addition, the U.S. Congress (“Congress”) from time to time has considered legislation to amend the SDWA to remove the exemption currently available to hydraulic fracturing, which would place additional regulatory burdens on hydraulic fracturing operations including requirements to obtain a permit prior to commencing operations, adhering to certain construction requirements, to establish financial assurance and to require reporting and disclosure of the chemicals used in those operations. This legislation has not been enacted.

Several federal agencies have asserted regulatory authority over certain aspects of the hydraulic fracturing process. For example, the U.S. Environmental Protection Agency (the “EPA”) has published a final rule establishing pretreatment standards that prohibit the discharge of wastewater from onshore unconventional oil and gas extraction facilities to publicly owned wastewater treatment plants. In addition, the U.S. Department of the Interior’s (“DOI”) Bureau of Land Management (the “BLM”) finalized two rules in April and May 2024 increasing royalty rates, rentals and minimum bids, and updating the agency’s interpretation of its mandate that conservation is a use of federal land on par with mineral extraction and other uses (“Public Lands Rule”). In May 2026, the BLM finalized its recission of the Public Lands Rule. Further, in May 2025, the BLM announced a policy designed to expedite the oil and gas leasing process on public lands. In July 2025, the One Big Beautiful Bill Act (“OBBB Act”) was signed into law, which included provisions directing expanded and expedited oil and gas leasing, removing restrictions on leasing and decreasing the royalty rate. Consistent with this direction, on January 30, 2026, the BLM announced a proposed rule to revise its regulations to allow for commingling of production more broadly in an effort to promote oil and gas production on Federal, Indian, private and State lands. Also, from time to time, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the hydraulic fracturing process. This or other federal legislation related to hydraulic fracturing may be considered again in the future, though we cannot predict the extent of any such legislation at this time.

Moreover, some states, including Texas, have adopted, and other states are considering adopting, regulations that restrict or could restrict hydraulic fracturing in certain circumstances and that require the disclosure of the chemicals used in hydraulic fracturing operations. Further, state and local governmental entities have exercised their regulatory powers to regulate, curtail or in some cases prohibit hydraulic fracturing. In addition to state laws, local land use restrictions, such as city ordinances, may restrict drilling in general and/or hydraulic fracturing in particular.

Increased regulation and attention given to the hydraulic fracturing process, including the disposal of produced water gathered from drilling and production activities, could lead to greater opposition to, and litigation concerning, oil, natural gas and NGLs production activities using hydraulic fracturing techniques in areas where USLG owns surface acreage and/or mineral and royalty interests. Additional legislation or regulation could also lead to operational delays or increased operating costs for USLG’s customers in the production of oil, natural gas and NGLs, including from the development of shale plays, or could make it more difficult for such customers to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could potentially cause a decrease in certain of USLG’s customers’ completion of new oil and natural gas wells on USLG’s properties and an associated decrease in the production attributable to USLG’s interests, which could have a material adverse effect on USLG’s business, financial condition and results of operations.

Legislation or regulatory initiatives intended to address seismic activity, over-pressurization or subsidence could restrict drilling, completion and production activities, as well as USLG’s customers’ ability to dispose of produced water gathered from such activities, which could have a material adverse effect on their future business, which in turn could have a material adverse effect on USLG’s business.

Certain of USLG’s customers dispose of large volumes of produced water in connection with their, or their customers’, drilling and production operations pursuant to permits issued by governmental authorities overseeing such disposal activities. While these permits are issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such gathering or disposal activities. For example, there exists a growing concern that the injection of produced water into certain disposal wells triggers seismic activity in certain areas, including Texas, where a majority of USLG’s surface acreage is located. This has led to the creation of operator-led response plans in certain areas in Texas by the TRRC, which can include the TRRC suspending or declining to issue produced water disposal permits, restrictions on the amount of material that can be disposed or requiring producers to cease disposal in certain areas.

State and federal regulatory agencies are continuing to study the possible linkage between oil and gas activity and induced seismicity.

In addition, a number of lawsuits have been filed in certain states alleging that disposal well operations have caused damage to neighboring properties, including through inducing seismic events, or otherwise violated state and federal rules regulating waste disposal. In response to these concerns, regulators in some states are seeking to impose additional requirements, including requirements in the permitting of disposal wells or otherwise, to assess the relationship between seismicity and the use of such wells. If the permittee or an applicant of a disposal well permit fails to demonstrate that the produced water or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the agency may deny, modify, suspend or terminate the permit application or existing operating permit for that well. In some instances, regulators may also order that disposal wells be shut in. For example, the TRRC previously published a rule governing permitting or re-permitting of produced water disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of such disposal well location, as well as logs, geologic cross sections and structure maps relating to the area in question. The TRRC has, at times, suspended produced water disposal permits within the boundaries of certain Seismic Response Areas (“SRAs”). Although USLG’s surface acreage is not currently included in any SRA, there can be no assurance that all or a portion of USLG’s surface acreage will not be included in an SRA in the future. The adoption and implementation of any new laws or regulations that restrict USLG’s customers’ ability to use hydraulic fracturing or dispose of produced water, by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring USLG’s customers to shut down such disposal wells, could limit existing operations and future development activity in affected areas by USLG’s customers and reduce their demand for the use of USLG’s surface acreage and resources, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

Restrictions on the ability of USLG’s customers to obtain water may have an adverse effect on USLG’s financial condition, results of operations and cash flows.

Water is an essential component of oil, natural gas and NGLs production during both the drilling and hydraulic fracturing processes. Historically, USLG’s customers involved in such activities have been able to purchase water from local land owners and other sources for use in their operations. Over the past several years, some areas in which USLG owns surface acreage and/or mineral and royalty interests have experienced drought conditions. As a result of the droughts, some local water districts have begun restricting the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supply. Such conditions may be exacerbated by climate change. If USLG’s customers are unable to obtain water to use in their operations from local sources, or if USLG’s operators are unable to effectively utilize flowback water, they may be unable to economically drill for, or produce, oil, natural gas and NGLs from USLG’s properties, which could have an adverse effect on USLG’s financial condition, results of operations and cash flows. In addition, because USLG generates fee revenue by providing freshwater to USLG’s customers, restrictions on the use of freshwater for hydraulic fracturing or other oil and gas operations could have an adverse effect on USLG’s financial condition, results of operation and cash flows.

Produced water disposal activities on USLG’s land expose USLG to potential financial and regulatory risks.

There are unique risks associated with produced water disposal, and the legal requirements related to disposing produced water into a disposal well are subject to change based on concerns of the public or governmental authorities. There remains substantial uncertainty regarding the treatment of produced water disposal into underground formations, the regulation of which could materially and adversely affect USLG and its customers in a manner that cannot be predicted due to such uncertainty. These include liabilities related to the handling, treatment, storage, disposal, transport, release and use of radioactive materials, which could be in produced water, and uncertainties regarding the ultimate, and potential exposure to, technical and financial risks associated with modifying or decommissioning produced water disposal wells. Federal or state regulatory agencies could require the shutdown of produced water disposal wells for safety reasons or refuse to permit the restart of any well after unplanned or planned outages. New or amended safety and regulatory requirements may give rise to additional operation and maintenance costs and capital expenditures. Additionally, aging equipment may require more capital expenditures to keep produced water infrastructure operating efficiently or in compliance with applicable laws and regulations. Such equipment is also likely to require periodic upgrading and improvement to maintain compliance. Although the safety record of produced water disposal generally has been very good, accidents and other unforeseen problems have occurred. The consequences of a major incident could be severe and include loss of life and property damage. Any resulting liability from a major environmental or catastrophic incident could materially and adversely affect USLG and USLG’s customers and limit operations on USLG’s land.

A series of risks arising out of the threat of climate change could result in increased operating costs for USLG’s customers, limit the areas in which oil, natural gas and NGLs production may occur, and reduce demand for traditional energy sources and the services related to the production and transport thereof, which could have a material adverse effect on their business, which in turn could have a material adverse effect on USLG’s business.

The operations of USLG’s customers and their service providers and end-line customers are subject to a series of regulatory, political, litigation and financial risks associated with the threat of climate change, including the production, processing, transportation, gathering and handling of traditional energy sources and the emission of greenhouse gases (“GHGs”).

Federal agencies have also regulated various GHGs from oil and natural gas. In March 2024, the EPA issued a final rule that established Subpart OOOOb implementing more stringent rules for GHG (in the form of a limitation on emissions of methane) and VOC emissions for new, modified and reconstructed facilities in the crude oil and natural gas source category and Subpart OOOOc as first-time existing source standards of performance for methane and VOC emissions for the oil and natural gas source category. However, in March 2025, the EPA announced plans to reconsider Subparts OOOOb and OOOOc, and in July 2025, extended the compliance deadlines for certain provisions until January 2027. In December 2025, the EPA issued a final rule reaffirming the interim rule and further extending the deadline for compliance with net heat value monitoring and annual report submissions. Litigation challenging the EPA’s final rule is held in abeyance while the agency reconsiders the rule, and separate litigation by environmental groups, challenging EPA’s interim final rule extending compliance deadlines remains pending. In April 2026, the EPA published a final rule amending two aspects of the March 2024 rule. First, the rule extends the baseline time limit for temporary flaring of associated gas in certain situations, with allowance in the event of extreme weather. Second, the rule revises the vent gas net heat value continuous monitoring requirements.

At the federal level, no comprehensive climate change law or regulation has been implemented to date. In November 2024, the EPA promulgated a rule implementing the Inflation Reduction Act of 2022’s (“IRA 2022”) methane emissions fee for petroleum and natural gas sources, although in February 2025, Congress voted to eliminate the rule under the Congressional Review Act. Additionally, in the OBBB Act, Congress delayed the implementation of the methane emission charge until 2034. In March 2025, the EPA issued a final rule removing the methane emissions fee regulations from the Code of Federal Regulations. While the EPA cannot reissue its rule implementing the methane emissions fee (either in substantially the same form or in a new rule), the underlying requirement in the IRA 2022 remains unchanged. In addition, in September 2025, the EPA proposed to amend the Greenhouse Gas Reporting Program to remove program obligations for most source categories, including the distribution segment of the petroleum and natural gas systems source category (subpart W — Petroleum and Natural Gas Systems), and suspend program obligations for the remaining subpart W segments until reporting year 2034. Further, in February 2026, the Trump administration finalized a rule repealing the EPA’s GHG “Endangerment Finding,” which served as the basis for the majority of the EPA’s GHG regulations, including under Subparts OOOOb and OOOOc. Litigation regarding the recission of the Endangerment Finding is ongoing. Consequently, future implementation and enforcement of these rules remains uncertain at this time.

Various states and groups of states have adopted or are considering adopting legislation, regulations or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, carbon taxes, climate “superfund” laws, reporting and tracking programs and restriction of GHG emissions. Although it is not possible at this time to predict how new laws or regulations that may be adopted or issued to address GHG emissions would impact USLG’s business or USLG’s customers’ operations, any such future laws, regulations or legal requirements imposing reporting or permitting obligations on, or limiting emissions of GHGs from, USLG’s or USLG’s customers’ equipment and operations could require USLG or its customers to incur costs to reduce emissions of GHGs associated with operations, as well as delay or restrict the ability to permit GHG emissions from new or modified sources. In addition, substantial limitations on GHG emissions could adversely affect demand for natural gas, oil and NGLs, which may also adversely affect USLG’s operations and financial results.

Furthermore, USLG and its customers have been and could be impacted in the future by the effects of weather volatility. Climate variability predictions have forecasted increases in the frequency and duration of droughts, extreme temperature variability, decreases in water supply and changes in water usage patterns, increases in the frequency and severity of extreme weather events (including storms, wildfires and other natural disasters) and the costs to reduce risks associated therewith and changes in meteorological and hydrological patterns, all of which could adversely impact USLG’s and USLG’s customers operations and involve various risks of physical damage. For example, in the winter of 2022, many oil and gas operators were impacted by abnormal winter conditions that temporarily adversely affected production. In addition, weather-related forced stoppages at processing, storage and pipeline facilities operated by USLG’s customers or counterparties with which USLG’s customers contract for services may also adversely affect USLG’s operations and financial results.

Increased attention to sustainability-related matters and conservation measures may impact USLG’s business or the business of USLG’s operators.

Increased attention to climate change, conflicting societal expectations on companies to address climate change and other environmental and social impacts, investor and societal expectations regarding voluntary sustainability disclosures and consumer demand for alternative forms of energy may result in increased costs, reduced demand for USLG’s and USLG’s customers’ products and services, reduced profits, increased investigations and litigation and negative impacts on USLG’s or USLG’s customers’ suppliers and customers, which may ultimately have adverse impacts on USLG’s or USLG’s customers’ business, such as USLG’s and USLG’s customers’ access to the capital markets as well as the value of USLG’s Class A Shares. Increased attention to climate change and environmental conservation, for example, may result in demand shifts from oil and natural gas products and services to alternative forms of energy outside the scope of USLG’s customers’ businesses. To the extent that societal pressures or political or other factors are involved, it is possible that such liability could be imposed without regard to USLG’s and USLG’s customers’ causation of, or contribution to, the asserted damage, or to other mitigating factors.

Some organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to sustainability concerns. Such ratings are used by some investors to inform their investment and voting decisions. While such ratings do not impact all investors’ investment or voting decisions, unfavorable ratings and any activism directed at shifting funding away from companies with traditional energy-related assets could lead to increased negative investor sentiment toward USLG, USLG’s customers and USLG’s industry as a whole and to the diversion of investment to other industries, which could have a negative impact on USLG’s access to, and costs of, capital. Also, institutional lenders may, of their own accord, decide not to provide funding for traditional energy companies based on climate change related concerns, which could affect USLG’s or USLG’s customers’ access to capital for operations. Additionally, insurers may decide to raise rates and/or cease insuring USLG or USLG’s customers based on climate change-related concerns.

Additionally, certain public statements with respect to sustainability matters, such as the environmental benefits of products and services, emissions reduction goals, other environmental targets, or other commitments addressing certain social issues, are becoming increasingly subject to heightened scrutiny from public and governmental authorities, as well as other parties, related to the risk of potential “greenwashing,” in other words, misleading information or false claims overstating potential benefits. Any alleged claims of greenwashing against us or others in USLG’s industry may lead to further negative sentiment and diversion of investments.

Certain employment practices and social initiatives are the subject of scrutiny by both those advocating for the continued advancement of such policies, as well as those who believe they should be curbed, including government actors, and the complex regulatory and legal frameworks applicable to such initiatives continue to evolve. We cannot be certain of the impact of such regulatory, legal and other developments on USLG’s business. More recent political developments could mean that we face increasing criticism or litigation risks from certain anti-sustainability parties, including various governmental agencies. Consideration of sustainability-related factors in USLG’s decision-making could be subject to increasing scrutiny and objection from such anti-sustainability parties. As a result, we may face increased litigation risk from private parties and governmental authorities related to USLG’s sustainability-related efforts.

Current and future restrictions on USLG’s customers’ operations intended to protect certain species of wildlife may adversely affect their ability to expand certain existing operations and/or limit their ability to use USLG’s land, including the limitation of drilling activities, development of infrastructure and disposal operations.

In the United States, the Endangered Species Act (the “ESA”) and comparable state laws were established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. Protections against “take” are offered to certain migratory birds under the Migratory Bird Treaty Act (the “MBTA”). To the extent species that are listed or protected under the ESA or the MBTA, respectively, or similar state laws live, or critical habitat or similar habitat designations are established pursuant to the ESA or comparable state laws, in the areas where we own surface acreage and/or mineral and royalty interests and USLG’s customers operate, USLG’s customers’ abilities to conduct or expand operations could be limited, or USLG’s customers could be forced to incur material additional costs. For example, in May 2024, the U.S. Fish and Wildlife Service (“FWS”) issued a final rule listing the Dunes Sagebrush Lizard as endangered under the ESA. Blackbeard has specific land reserved for the Dunes Sagebrush Lizard, which is actively present on their acreage. In November 2022, the FWS formally listed two distinct population segments of the lesser prairie-chicken under the ESA. In November 2025, the FWS and the National Marine Fisheries Service (“NMFS”) proposed a series of rules revising the ESA regulations governing designating critical habitat, interagency cooperation, threatened species protections and critical habitat exclusions, some of which were vacated by the Northern District of California in litigation currently pending before the Ninth

Circuit Court of Appeals. In addition, in April 2025, the DOI reinstated a 2017 legal opinion that determined that the MBTA’s prohibitions on pursuing, hunting, taking, capturing and killing migratory birds does not apply to accidental or incidental taking or killing of migratory birds. Most recently, in July 2026, the FWS and NMFS issued a final rule rescinding the regulatory definition of “harm” to species under the ESA.

The identification or designation of previously unprotected species, such as the Dunes Sagebrush Lizard and lesser prairie chicken, as threatened or endangered, or the redesignation of a species from threatened to endangered, in areas on or around USLG’s land and/or mineral and royalty interests could cause USLG’s customers’ operations to become subject to operating restrictions or bans, including restrictions of future development activities in the subject areas, or cause USLG’s customers to incur additional costs associated with their operations on USLG’s surface acreage or with respect to USLG’s mineral and royalty interests, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains certain “forward-looking statements.” All statements, other than statements of historical fact, included in this Registration Statement regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Registration Statement on Form S-1, the words “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could” and similar expressions and the negative of such words and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Such statements may be influenced by factors that could cause actual outcomes and results to differ materially from those projected. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this Registration Statement.

Forward-looking statements contained in this Registration Statement include, but are not limited to, statements about:

•        the Trust’s, USLG’s and New PBT’s ability to consummate the Business Combination, the Rights Offering, the Blackbeard and Greybeard Subscription and the Backstop Commitment, and the use of expected proceeds therefrom;

•        the timing of the consummation of the Business Combination, the Rights Offering, the Blackbeard and Greybeard Subscription and the Backstop Commitment;

•        estimates of USLG’s and New PBT’s outlook on oil and natural gas prices;

•        USLG’s and New PBT’s future financial condition and results of operations, liquidity and cash flows after the Business Combination;

•        USLG’s and New PBT’s future business strategy and other plans and objectives for future operations, including, but not limited to, New PBT’s and USLG’s ability to acquire additional surface acreage and royalty interests, and risks associated thereto;

•        USLG’s and New PBT’s competitive position;

•        the operations and future development of, or on, the properties underlying USLG’s mineral and royalty interests, and related capital expenditures;

•        New PBT’s ability to access the capital markets to fund capital and other expenditures;

•        risks associated with New PBT’s reliance on Blackbeard for certain managerial and other functions pursuant to the Master Services Agreement;

•        New PBT’s payment of dividends on New PBT Common Stock;

•        USLG’s and New PBT’s assessment of their counterparty risk and the ability of their operators, customers and other counterparties to perform their future obligations;

•        the impact of federal, state and local political, regulatory, tax and environmental developments in the United States where USLG and New PBT conduct business operations;

•        the ability of New PBT to integrate the operations of the Trust and USLG and achieve or realize any anticipated benefits and expected synergies of the Business Combination;

•        the expected transfer of all of the assets and liabilities of the Trust into New PBT and the liquidation of the Trust thereafter;

•        the effects of USLG’s customers on its long term financial performance;

•        risks associated with macroeconomic conditions affecting the drilling for and producing of oil and natural gas, including but not limited to, declines in oil or natural gas prices, geopolitical conditions, economic conditions, weather related conditions, and the cost of capital expenditures;

•        the oil and natural gas producing abilities of the Permian Basin;

•        advancements in technology related to oil and natural gas procurement; and

•        the diversification of USLG’s revenue streams.

Should one or more of the risks or uncertainties described in this Registration Statement occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this this Registration Statement are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Reserve engineering is a process of estimating underground accumulations of oil, natural gas and natural gas liquids (“NGLs”) that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered.

All forward-looking statements, expressed or implied, included in this Registration Statement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Registration Statement.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION AND DIVIDEND INFORMATION
AND RELATED UNITHOLDER MATTERS

New PBT

None of New PBT’s shares are currently listed or traded publicly. New PBT is a privately held company formed solely for its role in the Business Combination, the Rights Offering and the Blackbeard and Greybeard Subscription and there is no established public trading market for its securities.

New PBT had 100 issued and outstanding shares of its common stock, par value $0.01 per share, as of June 18, 2026.

If the Business Combination is completed, we expect to seek to pay dividends on our Class A Shares in amounts determined from time to time by our board of directors.

While we expect to seek to pay dividends, we have not adopted a formal written dividend policy to pay any particular amount of dividends based on the achievement of, or derivable from, any specific financial metrics. Furthermore, we are not contractually obligated to pay any dividends and do not have any required minimum dividend amount, and we anticipate the revolving credit facility will contain certain financial tests and covenants that we would have to satisfy in order to have the ability to pay dividends. If our board of directors determines to pay dividends in the future, the amount of such dividends may vary from quarter to quarter and may be significantly reduced or eliminated entirely. The actual amount of any dividends we pay may fluctuate depending on our cash flow needs, which may be impacted by the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs, potential acquisition opportunities and general industry and business conditions. We cannot provide any assurance that we will pay dividends in the future. The declaration and payment of any dividends by us will be at the sole discretion of our board of directors, which may change any future dividend policy or discontinue payment of dividends at any time. Our board of directors will take into account:

•        general economic and business conditions;

•        our financial condition and results of operations;

•        our cash flows from operations and current and anticipated cash needs;

•        our capital requirements, including potential acquisition opportunities;

•        legal, tax, regulatory and contractual (including under our current and future financing arrangements) restrictions and implications on the payment of dividends by us to our shareholders or the payment of distributions by our subsidiaries to us; and

•        such other factors as our board of directors may deem relevant.

We will be a holding company and will have no material assets other than OpCo units. As a consequence, our ability to declare and pay dividends to the holders of our Class A Shares will be subject to the ability of our subsidiaries to make distributions to OpCo and of OpCo to make distributions to us. The ability of our subsidiaries to make distributions to OpCo will depend upon the amount of cash they generate from their businesses, the cash flow needs of our subsidiaries and the restrictions contained in our current and any future financing arrangements or any other arrangement, as well as such subsidiaries’ governing documents. For more information see “Risk Factors — Risks Relating to New PBT — New PBT will be a holding company. New PBT’s sole material asset will be its equity interest in OpCo, and New PBT will accordingly be dependent upon distributions from OpCo to pay taxes, cover its corporate and other overhead expenses and any tax liabilities of New PBT and New PBT Sub that are attributable to any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date, and pay any dividends on New PBT Common Stock.”

If OpCo makes such distributions, holders of OpCo units will generally be entitled to receive equivalent distributions from OpCo on a pro rata basis. However, because we must pay taxes, amounts ultimately paid as dividends to holders of our Class A Shares are expected to be less on a per share basis than the amounts distributed by OpCo to the holders of OpCo units on a per-unit basis.

USLG Legacy

None of USLG Legacy’s securities are listed or traded publicly. USLG Legacy is a privately held company and there is no established public trading market for its securities.

The Trust

Market Information

The Trust Units trade on the NYSE under the ticker symbol “PBT.” As of the Record Date, there were 46,608,796 Trust Units outstanding. The total number of Unitholders as of the Record Date will be approximately        .

Distributions

The Trustee makes monthly cash distributions of substantially all of its cash receipts, after deducting amounts for the Trust’s liabilities, and cash reserves withheld by the Trustee, on or about the 10th business day following the completion of each month. Each distribution covers production for a one-month period. The amount of Trust revenues and cash distributions to Unitholders depends on:

•        oil, natural gas and NGL prices received;

•        volume of oil, natural gas and NGL produced and sold;

•        production costs deducted in the calculation of net proceeds of the Trust; and

•        the Trust’s general and administrative expenses and the amount of any cash reserve.

The amount of the monthly distributions fluctuate from month to month, depending on the factors discussed above. There is no minimum required distribution.

Beginning in May 2024, proceeds from Blackbeard have been received by the Trustee generally in the second month after production after the deadline to notify the NYSE of the current month distribution has passed. These funds are held for future distribution in the third month’s distribution calculation and distributed in the fourth month such that reporting and distribution of funds are one month in arrears. The identity of Unitholders entitled to a distribution is generally determined as of the last business day of each calendar month (the “monthly record date”). The amount of each monthly distribution is generally determined and announced ten days before the monthly record date. Unitholders of record as of the monthly record date are entitled to receive the calculated monthly distribution amount for each month on or before ten business days after the monthly record date. The aggregate monthly distribution amount is the excess of (i) net revenues from the Trust properties, plus any decrease in cash reserves previously established for contingent liabilities and any other cash receipts of the Trust over (ii) the expenses and payments of liabilities of the Trust plus any net increase in cash reserves for contingent liabilities.

The cash received by the Trustee consists of the amounts received by owners of the interest burdened by the Royalties from the sale of production less the sum of applicable taxes, accrued production costs, development and drilling costs, operating charges and other costs and deductions, multiplied by 75% in the case of the Waddell Ranch properties and 95% in the case of the Texas Royalty properties.

Market Value of Securities

The tables below set forth, for the respective calendar quarters indicated, the high and low sale prices reported on the NYSE for the Trust’s Units.

	Trust Units
	High	Low
2026
Third Quarter (through July 27, 2026)	$30.34	$24.07
Second Quarter	$32.25	$20.03
First Quarter	$22.71	$16.95
2025
Fourth Quarter	$20.46	$16.25
Third Quarter	$19.52	$12.31
Second Quarter	$12.60	$8.01
First Quarter	$12.24	$9.43
2024
Fourth Quarter	$14.26	$10.23
Third Quarter	$12.14	$10.14
Second Quarter	$13.92	$10.51
First Quarter	$15.79	$10.95
2023
Fourth Quarter	$21.46	$13.75
Third Quarter	$25.60	$19.10
Second Quarter	$27.77	$22.41
First Quarter	$25.99	$20.29

The following table presents trading information for the Trust Units on May 15, 2026, the last trading day before the public announcement of the proposed combination of USLG and the Trust.

	Trust Units
	High	Low	Close
May 15, 2026	$29.01	$26.82	$29.01

The value of the Trust Units will change as the market price of the Trust Units fluctuate during the pendency of the Business Combination, and therefore will likely be different from the prices set forth above at the time you receive your Class A Shares. See the section in this offer to exchange titled “Risk Factors.”

Equity Compensation Plan Information

The Trust does not have any employees and, therefore, does not maintain any equity compensation plans.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of Class A Shares offered in the Rights Offering and pursuant to the Blackbeard and Greybeard Subscription and the Backstop Commitment described herein, after deducting estimated fees and offering expenses, will be approximately $118.0 million.

We intend to use the net proceeds from the Rights Offering for general corporate purposes, including payment of fees relating to the Business Combination, and the repayment of indebtedness related to the assets to be transferred to New PBT as part of the Business Combination if the Business Combination is consummated.

The indebtedness to be repaid consists of $102.0 million of borrowings by New PBT Predecessor under a secured revolving credit facility entered into on June 1, 2026 that bears interest at a rate of 6.12% per annum and matures on May 30, 2031. These borrowings were incurred in part to repay $17.1 million of indebtedness previously outstanding under a term loan facility entered into on May 30, 2025 that bore interest at a rate of 6.5% and was set to mature on May 30, 2030.

In connection with closing of the Business Combination, it is expected that, if the required lender consents are obtained, the secured revolving credit facility will be amended (or replaced) to provide that a subsidiary of New PBT will be the new borrower thereunder. However, no guarantee can be made as to whether such consents will be obtained. If such consents are not obtained, the indebtedness outstanding under the secured revolving credit facility will instead be paid off in full at the closing of the Business Combination pursuant to one or more payoff letters.

Our management will have broad discretion in the application of the net proceeds from the Rights Offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Until we use the net proceeds of the Rights Offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 28, 2026, NewCo Parties, Blackbeard Holdings, Blackbeard Security and Greybeard Energy entered into the Combination Agreement. NewCo Parties were all newly formed to be wholly owned subsidiaries of Trust to facilitate the Transactions. Upon the consummation of the Combination Agreement, New PBT will become the new registrant.

The following unaudited pro forma condensed combined financial information and the accompanying notes (the “Pro Forma Financial Information”) are presented to illustrate the estimated effects of the Transactions as further described below.

Pro Forma Financial Information reflects the following transactions that are expected to occur in accordance with the Combination Agreement:

•        Transfers of Interests and Operations — In accordance with the Combination Agreement, each of Trust, Blackbeard Holdings and Greybeard Energy will transfer certain interests and operations to New PBT:

—     The Trust’s 75% net overriding royalty interest in the Waddell Ranch properties (the “Waddell Ranch Properties”) will effectively be converted into a cost-free 15% effective royalty interest in the Waddell Ranch Properties in West Texas which will be transferred to New PBT. Additionally, the Trust’s 95% net overriding royalty interest carved out of certain producing royalty properties in Texas (the “Texas Royalty Properties”) will be transferred to New PBT. The assets, liabilities and interests owned by Trust that will be transferred to New PBT in connection with the Closing are defined as the “Trust Contribution.”

—     Blackbeard Holdings will transfer certain hydrocarbon mineral interests, fee mineral interests, royalty interests, surface rights, leases, servitudes and related contracts related to its operations in the Permian Basin in West Texas. The assets, liabilities and interests owned by Blackbeard Holdings that will be transferred to New PBT at Closing are defined as “PBT Land and Minerals, Inc. Predecessor” or “New PBT Predecessor.”

—     Greybeard Energy will transfer the Greybeard Assets to New PBT at Closing which are also defined as the “Greybeard Mineral and Royalty Interests.”

•        Legal Entity Structuring — The following legal entity structuring and equity issuance/exchange transactions will occur to facilitate the Transactions:

—     As a result of the Transactions, (i) the Trust will terminate and Unitholders will receive one Class A Share of New PBT, which has both voting and economic rights with respect to New PBT, for each Trust Unit they own and (ii) the Trust’s 75% net overriding royalty interest in the Waddell Ranch Properties will effectively be converted into a cost-free 15% effective royalty interest owned by New PBT that eliminates cost exposure associated with the development and production of its oil and gas assets and is expected to generate more predictable and consistent cash flow for Unitholders going forward as investors in New PBT, and (iii) the Trust’s interest in the Waddell Ranch Properties, which currently underlies the NPI structure, will be transferred to Blackbeard Operating through the Unburdened Mineral Interest Lease, resulting in Blackbeard Operating assuming all operating costs and capital obligations associated with the interest while New PBT retains the cost-free royalty interest described above.

—     Following Closing, New PBT will be organized in a structure that is commonly referred to as an “Up-C” structure, which is often used by public companies involving partnerships and limited liability companies. New PBT will be a holding company, the sole material assets of which will consist of units of OpCo, an operating subsidiary. New PBT will be the sole managing member of OpCo, will be responsible for all operational, management and administrative decisions relating to OpCo’s business and will consolidate the financial results of OpCo and its subsidiaries.

—     As a result of the Transactions, Blackbeard Security and Greybeard Energy will receive economic, non-voting OpCo units and a corresponding number of Class B Shares, which have voting but no economic rights with respect to New PBT.

—     Each OpCo unit, together with a corresponding Class B Share, generally will be equivalent economically (except with respect to taxes) and in respect of voting power to one Class A Share. In addition, the OpCo LLC Agreement requires New PBT to take all actions with respect to its interests, including OpCo units, to maintain at all times a one-to-one ratio between the number of OpCo units and the New PBT Class A Shares (or other equity securities of New PBT, other than the Class B Shares) that are outstanding and the number of OpCo units (or other equity securities in OpCo) owned by New PBT. For additional information, please see the section entitled “Description of New PBT Securities” contained elsewhere in this prospectus.

—     Following the Transactions, pursuant to the OpCo LLC Agreement, each holder of OpCo units (other than New PBT) will have the Redemption Right to cause OpCo to redeem all or a portion of its units for, at OpCo’s election, (i) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, for administrative convenience, upon the exercise of the Redemption Right, New PBT will have the Call Right to acquire the tendered OpCo units directly from the redeeming holder for, at its election, (x) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (y) an equivalent amount of cash provided that any such redemption in cash is limited to proceeds funded by a contemporaneous issuance of permanent equity-classified securities by New PBT . In connection with any redemption of OpCo units, a corresponding number of Class B Shares will be cancelled.

—     Immediately following the Transactions, (i) former Unitholders will own approximately 59.3% of the outstanding New PBT Common Stock, (ii) Blackbeard Security and Greybeard Energy, together, will own approximately 40.7% of the outstanding New PBT Common Stock, (iii) New PBT will be the managing member of OpCo and will own approximately 59.3% of the outstanding OpCo units, and (iv) Blackbeard Security and Greybeard Energy, together, will own approximately 40.7% of the outstanding OpCo units.

•        Master Services Agreement — In connection with Closing, New PBT will enter into a Master Services Agreement with Blackbeard. Pursuant to the MSA, Blackbeard will provide management, operational, sourcing, administrative and strategic services to support New PBT’s operations and development activities.

•        Additional Financing — The financing activities described below are conditioned on Closing. See Note 5 — Additional Financing Adjustments.

—     Rights Offering — Concurrently with the solicitation of proxies pursuant to the proxy statement/prospectus for the Business Combination, New PBT is conducting a Rights Offering pursuant to which Unitholders are being offered the right to subscribe for additional Class A Shares on a pro rata basis. Each Unitholder has received a non-transferable right to purchase            million Class A Shares at a subscription price of $            per share.

—     Blackbeard and Greybeard Subscription — Blackbeard Security and Greybeard Energy have agreed to participate in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended, an aggregate of            million Class A Shares . This amount of shares has been calculated to represent the pro rata portion of shares that Blackbeard Security and Greybeard Energy would be entitled to purchase as a combined 40.7% shareholder of New PBT following Closing, at the subscription price applicable to the Rights Offering, before giving effect to the Rights Offering.

•        New PBT Credit Facility — In connection with Closing, the JPM Revolving Credit Facility will be amended to provide for PBT FinCo, as the new borrower there under (the “New PBT Credit Facility”). The New PBT Credit Facility will provide for an aggregate revolving commitment amount of $500.0 million. See Note 4 — Other Adjustments.

The Pro Forma Financial Information also reflects the impact of the following transactions that have been completed since January 1, 2025 or are occurring or probable to occur but have not been included in the results of operations for the entire periods presented for the pro forma condensed combined statements of operations or in the pro forma condensed combined balance sheet (collectively, “Other Transactions”):

•        JPM Revolving Credit Facility — On June 1, 2026, New PBT Predecessor entered into a secured revolving credit agreement with JP Morgan Chase Bank as the administrative agent and issuing bank (“JPM Revolving Credit Facility”). The credit agreement provides for a revolving credit facility in the maximum aggregate revolving commitment amount of $250.0 million. The revolving credit facility matures on May 30, 2031. See Note 6 — New PBT Predecessor As Adjusted.

•        Hilcorp Acquisition — On May 30, 2025, New PBT Predecessor completed an acquisition of certain mineral and royalty interests, as well as certain surface acreage, located in the Permian Basin primarily in Crane County, Texas from Hilcorp Permian CT TXNM, LLC. See Note 6 — New PBT Predecessor As Adjusted.

The Pro Forma Financial Information has been prepared under the following assumptions:

•        The unaudited pro forma condensed combined balance sheet as of March 31, 2026 assumes that the Transactions contemplated by the Combination Agreement and Other Transactions had occurred on March 31, 2026.

•        The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 assumes that the Transactions contemplated by the Combination Agreement and Other Transactions occurred on January 1, 2025, the beginning of the earliest period presented.

The Pro Forma Financial Information is for informational purposes only and is not indicative of what the actual results of operations and balance sheet would have been had the Transactions contemplated by the Combination Agreement and Other Transactions taken place on the dates indicated, nor are they indicative of future consolidated results of operations or balance sheet. The Pro Forma Financial Information is based on the information available to management at the time of preparation and assumptions that management believes are reasonable and supportable. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. It is likely that the actual adjustments upon the finalization of the asset acquisition accounting will differ from the pro forma adjustments, and it is possible the differences may be material.

The Pro Forma Financial Information has been compiled using, and should be read in conjunction with the following:

•        The unaudited condensed interim financial statements and notes of Trust as of and for the three months ended March 31, 2026 included in the Form 10-Q filed with the SEC on May 14, 2026, which are included in this prospectus.

•        The audited financial statements and notes of the Trust as of and for the year ended December 31, 2025 included in the Form 10-K/A filed with the SEC on July 14, 2026, which are included in this prospectus.

•        The unaudited condensed combined interim financial statements and notes of PBT Land and Minerals, Inc. Predecessor as of and for the three months ended March 31, 2026, representing New PBT Predecessor, included elsewhere in this prospectus.

•        The audited combined financial statements and notes of PBT Land and Minerals, Inc. Predecessor as of and for the year ended December 31, 2025, representing New PBT Predecessor, included elsewhere in this prospectus.

•        The unaudited interim Statements of Revenue and Direct Operating Expenses of Greybeard Mineral and Royalty Interests for the three months ended March 31, 2026, representing the Greybeard Assets, included elsewhere in this prospectus.

•        The audited Statements of Revenue and Direct Operating Expenses of the Greybeard Mineral and Royalty Interests for the year ended December 31, 2025, representing the Greybeard Assets, included elsewhere in this prospectus.

•        The unaudited interim Statements of Revenue and Direct Operating Expenses of Hilcorp Mineral and Royalty Interests as of and for the three months ended March 31, 2025, representing Hilcorp Acquisition, included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2026

(in thousands)

	Historical, As Adjusted	Transaction Accounting Adjustments		Historical, As Adjusted	Transaction Accounting Adjustments				Additional Financing (Note 5)		Pro Forma Combined
	New PBT Predecessor (Note 6)	Greybeard Assets (Note 2)		Trust (Note 7)	Trust Contribution (Note 3)		Others (Note 4)
Current assets:
Cash and cash equivalents	$5,064	$—		$1,597	$(1,597)	(3A)	$55,200	(4A)	$118,000	(5A)	$5,064
							(55,200)	(4B)	(118,000)	(5B)
Accounts receivable, net – related party	15,592	—		—	—		—		—		15,592
Accounts receivable, net	384	—		—	1,748	(3B)	—		—		2,132
Deferred offering costs	2,641	—		—	—		(2,641)	(4C)	—		—
Other current assets	500	—		—	—		—		—		500
Total current assets	24,181	—		1,597	151		(2,641)		—		23,288

Property and equipment:
Oil and natural gas interests	199,980	63,383	(2A)	162	779,489	(3C)	—		—		1,043,014
Other property and equipment	31,397	—		—	—		—				31,397
Accumulated depreciation, depletion and amortization	(84,174)	—		—	—		—		—		(84,174)
Property and equipment, net	147,203	63,383		162	779,489		—		—		990,237
Other non-current assets:
Digital assets	821	—		—	—		—		—		821
Other non-current assets	2,889	—		—	—		2,800	(4A)	—		5,689
Total assets	$175,094	$63,383		$1,759	$779,640		$159		$—		$1,020,035

Current liabilities:
Accounts payable and accrued expenses	$7	$—		$—	$—		$—	(4B)	$—		$7
Accounts payable and accrued expenses – related party	—	7,300	(2A)	—	—		—	(4B)	(7,300)	(5B)	—
Ad valorem taxes payable	603	—		—	—		—		—		603
Income tax payable	528	—		—	—		—		—		528
Other current liabilities	127	—		1,597	(1,597)	(3A)	—		—		127
Total current liabilities	1,265	7,300		1,597	(1,597)		—		(7,300)		1,265

Non-current liabilities:
Long-term debt, net	112,700	—		—	—		58,000	(4A)	(110,700)	(5B)	60,000
Deferred tax liability	—	—		—	113,401	(3D)	(52,713)	(4D)	—		60,688
Other noncurrent liabilities	961	—		—	—		—		—		961
Total liabilities	$114,926	$7,300		$1,597	$111,804		$5,287		$(118,000)		$122,914

Equity:
Net parent investment	60,168	56,083	(2A)	162	1,748	(3B)	(55,200)	(4B)	—		—
					779,489	(3C)	(2,641)	(4C)
					(113,401)	(3D)	(726,408)	(4E)
Class A shares	—	—	(2B)	—	—		4	(4E)	1	(5A)	5
Class B shares	—	—	(2B)	—	—		3	(4E)	—		3
Additional paid-in capital	—	—	(2B)	—	—		52,713	(4D)	117,999	(5A)	529,849
							359,137	(4E)
Noncontrolling interest	—	—	(2B)	—	—		367,264	(4E)	—		367,264
Total equity	60,168	56,083		162	667,836		(5,128)		118,000		897,121
Total liabilities and equity	$175,094	$63,383		$1,759	$779,640		$159		$—		$1,020,035

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
Three months ended March 31, 2026
(in thousands, except per share information)

	Historical, As Adjusted	Transaction Accounting Adjustments		Historical, As Adjusted	Transaction Accounting Adjustments
	New PBT Predecessor (Note 6)	Greybeard Assets (Note 2)		Trust (Note 7)	Trust Contribution (Note 3)		Others (Note 4)		Additional Financing (Note 5)		Pro Forma Combined
Revenue and other income:
Oil and natural gas royalties – related party	$19,202	$2,353	(2AA)	$1,125	$12,404	(3AA)	$—		$—		$33,959
					(1,125)	(3BB)
Oil and natural gas royalties	137	—		2,426	66	(3AA)	—		—		2,629
Surface use royalties – related party	3,599	—		—	—		—		—		3,599
Surface use royalties	1,166	—		—	—		—		—		1,166
Other surface and land resources revenue – related party	1,238	—		—	—		—		—		1,238
Other surface and land resources revenue	160	—		—	—		—		—		160
Change in fair value of digital assets	(233)	—		—	—		—		—		(233)
Other loss	(4)	—		—	—		—		—		(4)
Total revenue and other income	25,265	2,353		3,551	11,345		—		—		42,514

Expenses:
Production and ad valorem taxes	1,455	173	(2AA)	—	715	(3AA)	—		—		2,343
General and administrative – related party	882	75	(2AA)	—	—		293	(4AA)	—		1,250
General and administrative	—	—		541	—		—		—		541
Transaction costs	1,212	—		—	—		—		—		1,212
Other operating expenses	39	—		—	—		—		—		39
Depreciation, depletion and amortization	4,161	1,044	(2BB)	—	10,184	(3CC)	—		—		15,389
Total expenses	7,749	1,292		541	10,899		293		—		20,774
Operating income	17,516	1,061		3,010	446		(293)		—		21,740
Interest expense, net	1,970	—		(17)	—		1,380	(4BB)	(1,828)	(5AA)	1,505
Income before income taxes	15,546	1,061		3,027	446		(1,673)		1,828		20,235
Income tax expense	134	12	(2AA)	—	78	(3DD)	2,383	(4CC)	237	(5BB)	2,844
Net income	15,412	1,049		3,027	368		(4,056)		1,591		17,391
Less: Net income attributable to noncontrolling interest	—	—		—	—		6,972	(4DD)	701	(5CC)	7,673
Net income attributable to New PBT	$15,412	$1,049		$3,027	$368		$(11,028)		$890		$9,718

Net income per share (Note 8):
Basic				$0.06							$0.19
Diluted				$0.06							$0.19
Weighted average shares outstanding:
Basic				46,609							51,438
Diluted				46,609							51,438

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year ended December 31, 2025

(in thousands, except per share information)

	Historical, As Adjusted	Transaction Accounting Adjustments			Historical, As Adjusted	Transaction Accounting Adjustments						Additional Financing (Note 5)			Pro Forma Combined
	New PBT Predecessor (Note 6)	Greybeard Assets (Note 2)			Trust (Note 7)	Trust Contribution (Note 3)			Others (Note 4)
Revenue and other income:
Oil and natural gas royalties – related party	$57,313	$7,709	(2AA	)	$4,500	$39,897	(3AA	)	$—			$—			$104,919
	—					(4,500)	(3BB	)
Oil and natural gas royalties	603	—			11,555	(292)	(3AA	)	—			—			11,866
Surface use royalties – related party	16,636	—			—	—			—			—			16,636
Surface use royalties	1,159	—			—	—			—			—			1,159
Other surface and land resources revenue – related party	5,018	—			—	—			—			—			5,018
Other surface and land resources revenue	1,412	—			—	—			—			—			1,412
Change in fair value of digital assets	(197)	—			—	—			—			—			(197)
Other gain	115	—			—	—			—			—			115
Total revenue and other income	82,059	7,709			16,055	35,105			—			—			140,928

Expenses:
Production and ad valorem taxes	3,589	473	(2AA	)	—	2,266	(3AA	)	—			—			6,328
General and administrative – related party	3,878	371	(2AA	)	—	—			751	(4AA	)	—			5,000
General and administrative	—	—			1,828	—			—			—			1,828
Transaction costs	4,492	—			—	—			17,812	(4EE	)	—			24,945
									2,641	(4FF	)
Other operating expenses	414	—			—	—			—			—			414
Depreciation, depletion and amortization	16,982	4,928	(2BB	)	—	50,101	(3CC	)	—			—			72,011
Total expenses	29,355	5,772			1,828	52,367			21,204			—			110,526
Operating income	52,704	1,937			14,227	(17,262)			(21,204)			—			30,402
Interest expense, net	8,286	—			(73)	—			5,528	(4BB	)	(7,311)	(5AA	)	6,430
Income before income taxes	44,418	1,937			14,300	(17,262)			(26,732)			7,311			23,972
Income tax expense	430	40	(2AA	)	—	269	(3DD	)	2,724	(4CC	)	947	(5BB	)	4,410
Net income	43,988	1,897			14,300	(17,531)			(29,456)			6,364			19,562
Less: Net income attributable to noncontrolling interest	—	—			—	—			6,106	(4DD	)	2,803	(5CC	)	8,909
Net income attributable to New PBT	$43,988	$1,897			$14,300	$(17,531)			$(35,562)			$3,561			$10,653

Net income per share (Note 8):
Basic					$0.31										$0.21
Diluted					$0.31										$0.21
Weighted average shares outstanding:
Basic					46,609										51,438
Diluted					46,609										51,438

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      Basis of Presentation

The Pro Forma Financial Information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33-10786 “Amendments to Financial disclosures about Acquired and Disposed Businesses” (“Article 11”), and the assumptions set forth herein. The pro forma adjustments include transaction accounting adjustments, which reflect the application of required accounting for the Transactions contemplated by the Combination Agreement and Other Transactions as described above.

All dollar figures in this section are presented in thousands, except per share information, unless otherwise stated.

Accounting for the Transactions

New PBT Predecessor is determined to be the predecessor of New PBT following the Transactions and will assume the legal capital structure of New PBT at Closing.

While the legal form of the Combination Agreement is articulated as a business combination elsewhere in this prospectus, the Transactions contemplated by the Combination Agreement are accounted for as asset acquisitions by New PBT Predecessor (the “Asset Acquisitions”) pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), and they are described as asset acquisitions for accounting purposes throughout the Pro Forma Financial Information.

The Transactions are accounted for as asset acquisitions, with New PBT Predecessor determined to be the accounting acquirer, because neither set of the acquired activities and assets from the Trust Contribution and the Greybeard Assets meets the definition of a business under ASC 805. For accounting purposes, the acquisition of the Trust Contribution and the Greybeard Assets by New PBT Predecessor will be treated as New PBT Predecessor issuing shares for the net assets of the Trust Contribution and the Greybeard Assets in the form of New PBT shares and OpCo units, with the consideration being allocated to the acquired assets based on their relative fair values. No goodwill or gain from bargain purchase is recognized, and transaction costs directly related to the Asset Acquisitions are capitalized as a component of their respective purchase prices.

Management Adjustments

Article 11 of Regulation S-X permits presentation of reasonably estimable synergies and dis-synergies that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Blackbeard Holdings management has elected not to present Management’s Adjustments as the specificity of the timing and nature of such items is still under evaluation as of the date of this prospectus.

2.      Accounting for the Greybeard Assets

The Greybeard Assets are accounted for as an asset acquisition by New PBT Predecessor pursuant to ASC 805. For pro forma purposes, the fair value of the consideration paid by New PBT Predecessor for the Greybeard Assets and the allocation of that amount to the underlying assets acquired was recorded on a relative fair value basis. Transaction costs directly related to the Greybeard Assets were capitalized as a component of the purchase price.

The Greybeard Assets were not accounted for or operated as a separate entity, subsidiary, segment or division by Greybeard Energy. The Greybeard Assets meet the qualifying conditions under the SEC Regulation S-X Rule 3-05(e) and 3-05(f) for the provision of abbreviated financial statements limited to the Statements of Revenue and Direct Operating Expenses. Therefore, no standalone historical balance sheets of the Greybeard Assets were separately presented.

Preliminary Purchase Price Consideration and Allocation

The stock price of the Trust is used to measure the consideration transferred for the Greybeard Assets, as the Trust’s stock price is more reliably measurable than the value of the privately held equity interest of the Greybeard Assets.

The following table presents the calculation of the preliminary purchase price consideration for the acquisition of the Greybeard Assets:

(in thousands, except share price)	Preliminary Purchase Price Consideration
Trust Units issued and outstanding as of March 31, 2026	46,609
Trust stock price(1)	$28.40
Total Trust market capitalization	$1,323,696
Trust ownership in New PBT(2)	59.3%
Implied equity value of New PBT	$2,232,202
Greybeard Assets ownership percentage in New PBT(2)	2.5%
Total Greybeard Assets ownership fair value	$55,805
Transaction costs to be capitalized in asset acquisition	278
Total Greybeard Assets preliminary purchase price consideration	$56,083

____________

(1)      Utilizes closing trading price for the Trust as of July 17, 2026 as a proxy for the market price of the Trust’s units at Closing.

(2)      Ownership percentages are based on the estimated post-Closing capitalization of New PBT as disclosed elsewhere in this prospectus.

The purchase price consideration applied in the Pro Forma Financial Information is preliminary and subject to modification based on the final purchase price, which includes any changes to the value of the Trust’s common stock when the Asset Acquisitions are consummated. This will likely result in a difference from the preliminary purchase consideration calculated above and that difference may be material. A 20% increase or decrease in the closing price of Trust’s units, as compared to the July 17, 2026 closing price of $28.40, would increase or decrease the consideration paid for the Greybeard Assets by approximately $11.2 million, assuming all other factors are held constant.

The allocation of the purchase price consideration is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed appraisals, and other potential adjustments.

The following table presents the preliminary allocation of the purchase price consideration for the acquisition of the Greybeard Assets:

(in thousands)	Preliminary Fair Value
Oil and natural gas interests	$63,383
Accounts payable and accrued expenses – related party	(7,300)
Total fair value	$56,083

Greybeard Assets Transaction Accounting Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(2A)           Represents the preliminary relative fair value allocation of purchase price consideration for the Greybeard Assets, which is an asset acquisition.

(2B)           In exchange for the Greybeard Assets, Greybeard Energy will receive New PBT Class A Shares, New PBT Class B Shares and OpCo units. The pro forma effect for such exchange is discussed in “Note 4 — Other Adjustments” and “Note 5 — Additional Financing Adjustments” in connection with the other equity issuance and exchange activities pursuant to the Combination Agreement, Rights Offering and Blackbeard and Greybeard Subscription. Net parent investment is used as an interim transition account for the Greybeard Assets on the unaudited pro forma condensed combined balance sheet.

Unaudited Pro Forma Condensed Combined Statements of Operations

(2AA)        Represents the historical revenues and direct operating expenses included in Statements of Revenue and Direct Operating Expenses of Greybeard Mineral and Royalty Interests for the three months ended March 31, 2026 and the year ended December 31, 2025 included elsewhere in this prospectus, as well as historical general and administrative — related party and income tax expense (i.e., Texas margin tax) related to the Greybeard Assets for each corresponding period.

(2BB)         Represents the depreciation, depletion and amortization expense related to the assets acquired in the Greybeard Assets, which is based on the preliminary relative fair value allocation of the purchase price consideration. Depletion was calculated using the unit-of-production method under the successful efforts method of accounting. The depletion expense was adjusted based on depletion rates calculated using the proved acquisition costs and the proved reserve volumes attributable to the acquired oil and gas properties. The pro forma depletion rate attributable to the assets acquired in the Greybeard Assets was $18.38 and $25.13 per barrel of oil equivalent for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively. All amounts are preliminary and subject to change upon finalization of the purchase price, relative fair value allocation and completion of valuation studies.

3.      Accounting for the Trust Contribution

The Trust Contribution are accounted for as an asset acquisition by New PBT Predecessor pursuant to ASC 805. For pro forma purposes, the fair value of the consideration paid by New PBT Predecessor for the Trust Contribution and the allocation of that amount to the underlying assets acquired was recorded on a relative fair value basis. Transaction costs directly related to the Trust Contribution were capitalized as a component of the purchase price.

Preliminary Purchase Price Consideration and Allocation

The stock price of the Trust is used to measure the consideration transferred for the Trust Contribution, as the Trust’s stock price is more reliably measurable than the value of the privately held equity interest of the accounting acquirer, New PBT Predecessor.

The following table presents the calculation of the preliminary purchase price consideration for the acquisition of the Trust Contribution:

(in thousands)	Preliminary Purchase Price Consideration
Trust Units issued and outstanding as of March 31, 2026	46,609
Trust stock price(1)	$28.40
Total Trust market capitalization	1,323,696
Less: Fair value attributable to Trust net assets not retained by New PBT(2)	(659,636)
Plus: Transaction costs to be capitalized in asset acquisition	3,938
Total Trust Contribution preliminary purchase price consideration	$667,998

____________

(1)      Utilizes closing trading price for the Trust as of July 17, 2026 as a proxy for the market price of the Trust’s units at Closing.

(2)      Reflects the fair value of the interest retained by Blackbeard Operating through the form of the Unburdened Mineral Interest Lease. Fair value is determined in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (“ASC 820”).

The purchase price consideration applied in the Pro Forma Financial Information is preliminary and subject to modification based on the final purchase price, which includes any changes to the value of the Trust’s common stock when the asset acquisition is consummated. This will likely result in a difference from the preliminary purchase consideration calculated above and that difference may be material. A 20% increase or decrease in the closing price of Trust’s units, as compared to the July 17, 2026 closing price of $28.40, would increase or decrease the consideration paid for the Trust Contribution by approximately $132.8 million, assuming all other factors are held constant.

The allocation of the purchase price consideration is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed appraisals and other potential adjustments.

The following table presents the preliminary allocation of the purchase price consideration for the acquisition of the Trust Contribution:

(in thousands)	Preliminary Fair Value
Oil and natural gas interests	$779,651
Accounts receivable, net	1,748
Deferred tax liability	$(113,401)
Total fair value	$667,998

Trust Contribution Transaction Accounting Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(3A)           Represents the use of Trust’s cash to settle Trust’s pre-combination liabilities. Trust’s cash will not be assumed by New PBT as a part of the Asset Acquisitions.

(3B)           Represents the effects from the conversion of the Trust’s historical modified cash basis financial statements to U.S. GAAP and conform to New PBT Predecessor’s accounting policies based on a preliminary policy conversion assessment performed by management. Under the modified cash basis of accounting, Trust recognizes royalty income based on timing of cash receipt from operators; whereas under U.S. GAAP, revenue is recognized when oil and natural gas products are produced and sold to third-party purchasers, with an accounts receivable recorded for amounts earned but not yet collected. Upon the consummation of the acquisition of the Trust Contribution, management will perform a comprehensive review of the two entities’ accounting policies.

(3C)           Represents the relative fair value allocation of purchase price consideration to oil and natural gas interests from the Trust Contribution, which is an asset acquisition.

(3D)           Represents the deferred tax liability stemming from the temporary difference between the relative fair value allocated to the oil and natural gas properties acquired from the Trust and their tax bases at Closing. The deferred tax liability was calculated pursuant to Accounting Standards Codification Topic 740, Income Taxes (“ASC 740”) and assumed 21% U.S. federal statutory corporate income tax rate.

Unaudited Pro Forma Condensed Combined Statements of Operations

(3AA)        Represents the income statement effects from the termination of the current Waddell conveyance contract, the execution of a new Waddell agreement and the conversion to New PBT Predecessor’s accounting policies as discussed in (3B) above. Royalty revenues attributable to the Waddell Ranch Properties are classified as related party activity while royalty revenues attributable to the Texas Royalty Properties are classified as third-party activity.

(3BB)         Represents the elimination of non-recurring settlement receipts that will not continue following the Transactions.

(3CC)         Represents the adjustment to depreciation, depletion and amortization expense related to the assets acquired in the Trust Contribution, which is based on the preliminary relative fair value allocation of the purchase price consideration. Depletion was calculated using the unit-of-production method under the successful efforts method of accounting. The depletion expense was adjusted based on depletion rates calculated using the proved acquisition costs and the proved reserve volumes attributable to the acquired oil and gas properties. The pro forma depletion rate attributable to the assets acquired in the Trust Contribution was $30.36 and $42.28 per barrel of oil equivalent for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively. All amounts are preliminary and subject to change upon finalization of the purchase price consideration, relative fair value allocation and completion of valuation studies.

(3DD)        Represents the adjustment for Texas margin tax, calculated using the statutory tax rate of 0.75% on estimated taxable margin derived from pro forma revenue adjustment discussed in (3AA) and (3BB) above.

4.      Other Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(4A)           Represents the anticipated drawdown by New PBT under the New PBT Credit Facility to pay for certain transaction costs as stipulated in the Combination Agreement. In connection with establishing the New PBT Credit Facility, it is anticipated that $2.8 million financing costs will be paid; such costs are presented as deferred financing costs in other non-current assets.

(4B)           Represents the distribution of funds from the anticipated drawdown under the New PBT Credit Facility to pay direct, indirect, and incremental indirect transaction costs, pursuant to the terms of the Combination Agreement. The establishment of the payable and the subsequent settlement net to zero within accounts payable.

(4C)           Reflects the elimination of deferred offering costs and retained earnings associated with the write-off of deferred offering costs from New PBT Predecessor’s abandoned initial public offering (“IPO”). In anticipation of the Transactions, the IPO was abandoned during the second quarter of 2026, and the related deferred offering costs were removed from the unaudited pro forma combined balance sheet.

(4D)           Represents adjustment to deferred tax liability stemming from the temporary difference between the carrying value of New PBT’s investment in OpCo and its tax bases as a result of the Transactions. The deferred tax liability adjustment was calculated pursuant to ASC 740 and assumed 21% U.S. federal statutory corporate income tax rate.

(4E)            Represents the capital activities as a result of the Transactions, which include:

•        The elimination of the historical net parent investment of New PBT Predecessor;

•        The issuance of New PBT Class A Shares and Class B Shares; and

•        The issuance of OpCo units. Following the Transaction, a portion of the OpCo units will be held by Blackbeard Holdings and Greybeard Energy and presented as a noncontrolling interest. It is expected that the final OpCo LLC Agreement will contain provisions pursuant to which cash settlement elections may only be funded through a contemporaneous issuance of permanent equity-classified securities by New PBT. Based on this expectation, management has concluded that the anticipated redemption features do not require temporary equity classification under ASC 480-10-S99 and has reflected the related noncontrolling interest within permanent equity in the unaudited pro forma condensed combined financial statements. The noncontrolling interest is initially measured based on its proportionate share of the net assets of OpCo, which is approximately 38.3% immediately following the Transactions. The final OpCo LLC Agreement remains subject to completion and execution, and management will confirm the appropriateness of this conclusion upon review of the executed agreement.

Unaudited Pro Forma Condensed Combined Statements of Operations

(4AA)        Represents incremental general administrative costs that would have been incurred under the MSA with Blackbeard Holdings, had the agreement been in place for the full historical period. Under the MSA, Blackbeard Holdings will provide management, operational, sourcing, administrative and strategic services to support New PBT’s operations and development activities after the Transactions are consummated.

(4BB)         Represents the interest expense associated with the anticipated drawdown by New PBT under the New PBT Credit Facility as discussed in (4A). The interest rate assumed for purposes of preparing pro forma financial information is 5.5%, which is the Secured Overnight Financing Rate of 3.5% plus a margin of 2.0%. A 1/8 percent increase or decrease in the benchmark interest rate would result in a change in pro forma interest expense of less than $0.1 million for the three months ended March 31, 2026 and $0.1 million for the year ended December 31, 2025.

(4CC)         Represents the pro forma income tax effect of the adjustments related to the New PBT Predecessor, Greybeard Assets, Trust Contribution and Other Transactions. The income tax expense adjustment is calculated by applying 21% U.S. federal statutory corporate income tax rate, adjusted for permanent non-deductible transactions and compensation differences, where applicable. Because OpCo is treated as a partnership for income tax purposes, New PBT pays taxes only on its share of OpCo’s taxable income. The portion attributable to the noncontrolling interest is not taxed at the New PBT level. Management believes this approach provides a reasonable basis for the pro forma income tax adjustments; however, the effective tax rate of New PBT could be significantly different depending on the mix of activities. This preliminary estimate is subject to further assessment and adjustments as additional information becomes available.

(4DD)        Represents the adjustment to net income attributable to the OpCo units held by Blackbeard Security and Greybeard Energy, which are presented as noncontrolling interest. The noncontrolling interest held by Blackbeard Holdings and Greybeard Energy is based on their proportionate share of the net assets of OpCo, which is approximately 38.3% combined immediately following the Transactions.

(4EE)         Represents the estimated transaction costs to be expensed by New PBT Predecessor subsequent to March 31, 2026, primarily consisting of third-party accounting, legal and financial advisory fees in connection with the Transactions. These transaction costs are nonrecurring and will not affect New PBT’s statement of operations beyond twelve months after the close of the Transactions. Transaction costs related to the Transactions of $1.2 million and $4.5 million are expensed in the historical statements of operations of the New PBT Predecessor for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively. These transaction costs are expensed as they do not directly pertain to the acquired assets for the Greybeard Assets and Trust Contribution. All direct transaction costs are included in the preliminary purchase price consideration and allocated to underlying assets in the amounts of $0.3 million and $3.9 million for the Greybeard Assets and Trust Contribution asset acquisitions, respectively.

(4FF)          Reflects the write-off of deferred offering costs associated with New PBT Predecessor’s abandoned IPO. Refer to (4C) for additional information.)

5.      Additional Financing Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(5A)           Represents the anticipated proceeds from the Rights Offering and Blackbeard and Greybeard Subscription of approximately $120.0 million net of $2.0 million of estimated offering expenses. As a result of these financing arrangements, the participants will receive 4.8 million Class A Shares in New PBT, using the assumption of Trust’s July 17, 2026 closing price of $28.40 discounted with an assumed 12.5% discount rate as agreed by the Commitment Parties to the Commitment Agreement.

(5B)           Represents the repayment of the JPM Revolving Credit Facility and Greybeard Energy’s related party payable with the proceeds from the Rights Offering and Blackbeard and Greybeard Subscription.

Unaudited Pro Forma Condensed Combined Statements of Operations

(5AA)        Represents the elimination of interest expense associated with the indebtedness of New PBT Predecessor as it will be paid off with the proceeds received from the Rights Offering and Blackbeard and Greybeard Subscription. Refer to (5A) and (5B) for additional details.

(5BB)         Represents the pro forma income tax effect of the adjustments related to the Rights Offering and Blackbeard and Greybeard Subscription. The income tax expense adjustment is calculated by applying 21% U.S. federal statutory corporate income tax rate, adjusted for permanent non-deductible transactions and compensation differences, where applicable. Because OpCo is treated as a partnership for income tax purposes, New PBT pays taxes only on its share of OpCo’s taxable income. The portion attributable to the noncontrolling interest is not taxed at the New PBT level. Management believes this approach provides a reasonable basis for the pro forma income tax adjustments; however, the effective tax rate of New PBT could be significantly different depending on the mix of activities. This preliminary estimate is subject to further assessment and adjustments as additional information becomes available.

(5CC)         Represents the adjustment to net income attributable to the OpCo units held by Blackbeard Security and Greybeard Energy, which is presented as the noncontrolling interest. The noncontrolling interests held by Blackbeard Holdings and Greybeard Energy is based on their proportionate share of the net assets of OpCo, which is approximately 38.3% combined immediately following the Transactions.

6.      New PBT Predecessor As Adjusted

New PBT Predecessor is the accounting acquirer of the Trust Contribution and the Greybeard Assets. New PBT Predecessor as adjusted financial information has been prepared to reflect the execution of the JPM Revolving Credit Facility and Hilcorp Acquisition.

The income tax effects from the following adjustments, except Texas margin tax from Hilcorp Acquisition consummated in May 2025, are determined on a combined basis with the other Asset Acquisitions pro forma adjustments in “Note 4 — Other Adjustments.”

The following tables provide for the PBT Land and Minerals, Inc. Predecessor as adjusted information:

As Adjusted Balance Sheet as of March 31, 2026

	PBT Land and Minerals, Inc. Predecessor
(in thousands)	As Reported	JPM Revolving Credit Facility	As Adjusted
Current assets:
Cash and cash equivalents	$5,064	$—	$5,064
Accounts receivable, net – related party	15,592	—	15,592
Accounts receivable, net	384	—	384
Deferred offering costs	2,641	—	2,641
Other current assets	500	—	500
Total current assets	24,181	—	24,181

Property and equipment:
Oil and natural gas interests	199,980	—	199,980
Other property and equipment	31,397	—	31,397
Accumulated depreciation, depletion and amortization	(84,174)	—	(84,174)
Property and equipment, net	147,203	—	147,203

	PBT Land and Minerals, Inc. Predecessor
(in thousands)	As Reported	JPM Revolving Credit Facility		As Adjusted
Other non-current assets:
Digital assets	821	—		821
Other non-current assets	133	2,756	(6A)	2,889
Total assets	$172,338	$2,756		$175,094

Current liabilities:
Accounts payable and accrued expenses	$7	$—		$7
Ad valorem taxes payable	603	—		603
Income tax payable	528	—		528
Current portion of long-term debt, net	2,813	(2,813)	(6A)	—
Other current liabilities	127	—		127
Total current liabilities	4,078	(2,813)		1,265

Non-current liabilities:
Long-term debt, net	14,065	98,635	(6A)	112,700
Deferred tax liability	—	—		—
Other noncurrent liabilities	961	—		961
Total liabilities	$19,104	$95,822		$114,926

Equity:
Net parent investment	153,234	(93,066)	(6A)	60,168
Total equity	153,234	(93,066)		60,168
Total liabilities and equity	$172,338	$2,756		$175,094

(6A)           Reflects the estimated outstanding borrowings of $112.7 million on the JPM Revolving Credit Facility as of Closing and the capitalization of approximately $2.9 million of deferred financing costs incurred in establishing the JPM Revolving Credit Facility. Using the borrowings under the JPM Revolving Credit Facility, New PBT Predecessor fully extinguished and settled its remaining debt of $16.9 million, inclusive of counsel fees, and $0.1 million of unamortized deferred financials costs. Remaining proceeds were distributed to Blackbeard Holdings primarily to pay down other debt obligations.

As Adjusted Statement of Operations for the Three Months Ended March 31, 2026

	PBT Land and Minerals, Inc. Predecessor
(in thousands)	As Reported	JPM Revolving Credit Facility	As Adjusted
Revenue and other income:
Oil and natural gas royalties – related party	$19,202	$—	$19,202
Oil and natural gas royalties	137	—	137
Surface use royalties – related party	3,599	—	3,599
Surface use royalties	1,166	—	1,166
Other surface and land resources revenue – related party	1,238	—	1,238
Other surface and land resources revenue	160	—	160
Change in fair value of digital assets	(233)	—	(233)
Other gain	(4)	—	(4)
Total revenue and other income	25,265	—	25,265

	PBT Land and Minerals, Inc. Predecessor
(in thousands)	As Reported	JPM Revolving Credit Facility		As Adjusted
Expenses:
Production and ad valorem taxes	1,455	—		1,455
General and administrative – related party	882	—		882
Transaction costs	1,212	—		1,212
Other operating expenses	39	—		39
Depreciation, depletion and amortization	4,161	—		4,161
Total expenses	7,749	—		7,749

Operating income	17,516	—		17,516
Interest expense, net	848	1,122	(6AA)	1,970
Income before income taxes	16,668	(1,122)		15,546
Income tax expense	134	—		134
Net income	$16,534	$(1,122)		$15,412

(6AA)        Reflects the pro forma adjustments to interest expense, net associated with the JPM Revolving Credit Facility.

As Adjusted Statement of Operations for the Year Ended December 31, 2025

	PBT Land and Minerals, Inc. Predecessor
(in thousands)	As Reported	JPM Revolving Credit Facility	Hilcorp Acquisition(1)		As Adjusted
Revenue and other income:
Oil and natural gas royalties – related party	$50,549	$—	$6,764	(6BB)	$57,313
Oil and natural gas royalties	603	—	—		603
Surface use royalties – related party	16,636	—	—		16,636
Surface use royalties	1,159	—	—		1,159
Other surface and land resources revenue – related party	5,018	—	—		5,018
Other surface and land resources revenue	1,412	—	—		1,412
Change in fair value of digital assets	(197)	—	—		(197)
Other gain (loss)	115	—	—		115
Total revenue and other income	75,295	—	6,764		82,059

Expenses:
Production and ad valorem taxes	3,190	—	399	(6BB)	3,589
General and administrative – related party	3,605	—	273	(6BB)	3,878
Transaction costs	4,492	—	—		4,492
Other operating expenses	414	—	—		414
Depreciation, depletion and amortization	13,895	—	3,087	(6CC)	16,982
Total expenses	25,596	—	3,759		29,355

	PBT Land and Minerals, Inc. Predecessor
(in thousands)	As Reported	JPM Revolving Credit Facility		Hilcorp Acquisition(1)		As Adjusted
Operating income	49,699	—		3,005		52,704
Interest expense, net	2,909	5,377	(6AA)	—		8,286
Income before income taxes	46,790	(5,377)		3,005		44,418
Income tax expense	394	—		36	(6BB)	430
Net income	$46,396	$(5,377)		$2,969		$43,988

____________

(1)      Hilcorp Acquisition reflects results for the three months ended March 31, 2025 included in the unaudited interim Statements of Revenue and Direct Operating Expenses of Hilcorp Mineral and Royalty Interests included elsewhere in this prospectus, together with results for the period from April 1, 2025 through May 30, 2025.

(6AA)        Reflects the pro forma adjustments to interest expense, net associated with the JPM Revolving Credit Facility.

(6BB)         Reflects the historical revenues and direct operating expenses included in Statements of Revenue and Direct Operating Expenses of Hilcorp Mineral and Royalty Expenses for the three months ended March 31, 2025 included elsewhere in this prospectus, as well as the general and administrative — related party and income tax expense (i.e., Texas margin tax) for the three months ended March 31, 2025. These amounts are presented together with results from April 1, 2025 to May 30, 2025.

(6CC)         Represents the depreciation, depletion and amortization expense related to the assets acquired in Hilcorp Acquisition, which is based on the purchase price allocation. Depletion was calculated using the unit-of-production method under the successful efforts method of accounting. The depletion expense was adjusted based on depletion rates calculated using the proved acquisition costs and the proved reserve volumes attributable to the acquired oil and gas properties. The pro forma depletion rate attributable to the Hilcorp Acquisition was $20.07.

7.      Trust As Adjusted

Balance Sheet as of March 31, 2026

The table below summarizes reclassifications made to the Trust’s historical balance sheet to conform to the presentation of New PBT Predecessor as of March 31, 2026:

Financial Statement Line Item (in thousands)	Trust
	Historical Presentation	As Adjusted
Cash and short-term investments	1,597	—
Cash and cash equivalents	—	1,597
Net overriding royalty interests in producing oil and gas properties	162	—
Oil and natural gas interests	—	162
Distribution Payable to Unit Holders	497	—
Commitments and Reserve for Contingencies	1,100	—
Other current liabilities	—	1,597
Trust corpus	162	—
Net parent investment	—	162

Statement of Operations for the Three Months Ended March 31, 2026

The table below summarizes reclassifications made to the Trust’s historical statement of distributable income to conform to the presentation of New PBT Predecessor for the three months ended March 31, 2026:

	Trust
Financial Statement Line Item (in thousands)	Historical Presentation	As Adjusted
Royalty income	3,551	—
Oil and natural gas royalties	—	2,426
Oil and natural gas royalties – related party	—	1,125
Interest income	(17)	—
Interest expense, net	—	(17)
General and administrative expenditures	541	—
General and administrative	—	541

Statement of Operations for the Year Ended December 31, 2025

The table below summarizes reclassifications made to the Trust’s historical statement of distributable income to conform to the presentation of New PBT Predecessor for the year ended December 31, 2025:

	Trust
Financial Statement Line Item (in thousands)	Historical Presentation	As Adjusted
Royalty income	16,055	—
Oil and natural gas royalties	—	11,555
Oil and natural gas royalties – related party	—	4,500
Interest income	(73)	—
Interest expense, net	—	(73)
General and administrative expenditures	1,828	—
General and administrative	—	1,828

8.      Earnings per Share

As the unaudited pro forma condensed combined statements of operations assumes that the Asset Acquisitions, Rights Offering and Blackbeard and Greybeard Subscription had occurred at January 1, 2025, the beginning of the earliest period presented. The calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Asset Acquisitions, Rights Offering and Blackbeard and Greybeard Subscription have been outstanding for the entirety of the period presented.

The table below presents the components of the pro forma earnings per share calculation:

	Three Months Ended March 31, 2026	Year Ended December 31, 2025
(in thousands, except for per share amounts)
Numerator
Pro forma net income attributable to New PBT – basic and diluted	$9,718	$10,653

Denominator
New PBT Class A Shares issued in the Asset Acquisitions, Rights Offering and Blackbeard and Greybeard Subscription	51,438	51,438
Pro forma weighted average Class A Shares outstanding – basic and diluted	51,438	51,438
Earnings per share of Class A Shares – basic and diluted	$0.19	$0.21

In accordance with the OpCo LLC Agreement, a holder of the OpCo units may exchange one OpCo unit together with one Class B Share for one Class A Share. For both of the three months ended March 31, 2026 and the year ended December 31, 2025, 32.0 million New PBT Class B Shares are excluded from the computation of diluted weighted average shares outstanding because their effect was not dilutive.

9.      Supplemental Pro Forma Oil, Natural Gas and Natural Gas Liquids Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and natural gas liquids (“NGLs”) reserves information as of December 31, 2025, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2025 assuming the Asset Acquisitions and Other Transactions had been consummated on January 1, 2025.

This pro forma combined reserve, production and standardized measure information gives effect to the Asset Acquisitions and Other Transactions as if they had been completed on January 1, 2025; however, the proved reserves and standardized measures presented below represent the respective estimates made as of December 31, 2025 while they were separate companies. These estimates have not been updated for changes in development plans or other factors, which have occurred or may occur subsequent to December 31, 2025 or subsequent to the completion of the Asset Acquisitions and Other Transactions. This pro forma information has been prepared for illustrative purposes and is not intended to be a projection of future results of the combined businesses. With respect to the disclosures below, the amounts were determined by referencing the “Standardized Measure of Discounted Future Net Cash Flows” reported in PBT Land and Minerals, Inc. Predecessor’s, Hilcorp Mineral and Royalty Interests’, Greybeard Mineral and Royalty Interests’ and Trust’s respective audited financial statements for the year ended December 31, 2025 included elsewhere in this prospectus. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus.

Pro Forma Combined Oil and Natural Gas Reserves

The following reserves information sets forth the estimated pro forma summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2025, as well as the estimated pro forma quantities of proved developed and proved undeveloped oil and natural gas reserves as of December 31, 2025. For information on the historical amounts and pro forma adjustments used in deriving the as adjusted amounts presented below, see “Adjustments to Historical Pro Forma Combined Oil and Natural Gas Reserves.”

	Oil (MBbls)
(in thousands)	PBT Land and Minerals, Inc. Predecessor As Adjusted(¹)	Greybeard Mineral and Royalty Interests Historical	Trust As Adjusted(²)	Pro Forma Combined
Proved developed and undeveloped reserves:
Balance, January 1, 2025	4,569	633	4,303	9,505
Revision of previous estimates	35	(9)	632	658
Extensions and discoveries	3,018	355	1,121	4,494
Production	(827)	(110)	(736)	(1,673)
Balance, December 31, 2025	6,795	869	5,320	12,984
Proved developed reserves:
January 1, 2025	3,170	421	4,303	7,894
December 31, 2025	4,406	594	5,320	10,320
Proved undeveloped reserves:
January 1, 2025	1,399	212	—	1,611
December 31, 2025	2,389	275	—	2,664

____________

(1)      PBT Land and Minerals, Inc. Predecessor As Adjusted reflects pro forma adjustments giving effect to Hilcorp Acquisition as if it occurred on January 1, 2025.

(2)      Trust As Adjusted reflects pro forma adjustments giving effect to the removal of Waddell interest not transferring to New PBT as well as the conversion from modified cash basis to U.S. GAAP accrual basis of accounting.

	Gas (MMcf)
(in thousands)	PBT Land and Minerals, Inc. Predecessor As Adjusted(¹)	Greybeard Mineral and Royalty Interests Historical	Trust As Adjusted(²)	Pro Forma Combined
Proved developed and undeveloped reserves:
Balance, January 1, 2025	14,765	2,242	8,360	25,367
Revision of previous estimates	(1,036)	(116)	2,832	1,680
Extensions and discoveries	6,748	936	2,835	10,519
Production	(2,016)	(307)	(2,692)	(5,015)
Balance, December 31, 2025	18,461	2,755	11,335	32,551
Proved developed reserves:
January 1, 2025	10,359	1,581	8,360	20,300
December 31, 2025	13,167	2,029	11,335	26,531
Proved undeveloped reserves:
January 1, 2025	4,406	661	—	5,067
December 31, 2025	5,294	726	—	6,020

____________

(1)      PBT Land and Minerals, Inc. Predecessor As Adjusted reflects pro forma adjustments giving effect to Hilcorp Acquisition as if it occurred on January 1, 2025.

(2)      Trust As Adjusted reflects pro forma adjustments for the removal of the Waddell interest not conveyed to New PBT as well as the conversion from modified cash basis to U.S. GAAP accrual basis of accounting. Trust has historically included NGLs within gas without separate disclosure.

	Liquids (MBbls)
(in thousands)	PBT Land and Minerals, Inc. Predecessor As Adjusted(¹)	Greybeard Mineral and Royalty Interests Historical	Trust As Adjusted(²)	Pro Forma Combined
Proved developed and undeveloped reserves:
Balance, January 1, 2025	1,659	251	—	1,910
Revision of previous estimates	50	(5)	—	45
Extensions and discoveries	945	108	—	1,053
Production	(256)	(35)	—	(291)
Balance, December 31, 2025	2,398	319	—	2,717
Proved developed reserves:
January 1, 2025	1,165	177	—	1,342
December 31, 2025	1,657	235	—	1,892
Proved undeveloped reserves:
January 1, 2025	494	74	—	568
December 31, 2025	741	84	—	825

____________

(1)      PBT Land and Minerals, Inc. Predecessor As Adjusted reflects pro forma adjustments giving effect to Hilcorp Acquisition as if it occurred on January 1, 2025.

(2)      Trust As Adjusted reflects no NGL balances as Trust has historically included NGLs within gas without separate disclosure.

	Total (MBoe)
(in thousands)	PBT Land and Minerals, Inc. Predecessor As Adjusted(¹)	Greybeard Mineral and Royalty Interests Historical	Trust As Adjusted(²)	Pro Forma Combined
Proved developed and undeveloped reserves:
Balance, January 1, 2025	8,689	1,258	5,697	15,644
Revision of previous estimates	(88)	(34)	1,103	981
Extensions and discoveries	5,088	619	1,594	7,301
Production	(1,419)	(196)	(1,185)	(2,800)
Balance, December 31, 2025	12,270	1,647	7,209	21,126
Proved developed reserves:
January 1, 2025	6,063	862	5,697	12,622
December 31, 2025	8,258	1,167	7,209	16,634
Proved undeveloped reserves:
January 1, 2025	2,626	396	—	3,022
December 31, 2025	4,012	480	—	4,492

____________

(1)      PBT Land and Minerals, Inc. Predecessor As Adjusted reflects pro forma adjustments giving effect to Hilcorp Acquisition as if it occurred on January 1, 2025.

(2)      Trust As Adjusted reflects pro forma adjustments giving effect to the removal of Waddell interest not transferring to New PBT as well as the conversion from modified cash basis to U.S. GAAP accrual basis of accounting.

During the year ended December 31, 2025, changes in proved reserves that occurred for PBT Land and Minerals, Inc. Predecessor As Adjusted were primarily due to:

•        Negative volume revisions of 88 MBoe consisted of negative 270 MBoe related primarily to Blackbeard Holdings’s operational shift from vertical to horizontal development and negative 207 MBoe related to changes in pricing, including differentials, partially offset by positive 389 Mboe due to updates to developments plans.

•        Extensions include 2,543 MBoe in the proved undeveloped category and 2,545 MBoe in the proved developed category primarily as a result of Blackbeard Holdings’s continued development of its Permian Basin assets in Crane County.

•        For the year ended December 31, 2025, PBT Land and Minerals, Inc. Predecessor As Adjusted had production volumes of 1,419 MBoe.

During the year ended December 31, 2025, changes in proved reserves that occurred for Greybeard Mineral and Royalty Interests were primarily due to:

•        Negative volume revisions of 34 Mboe resulted primarily from changes in pricing, including differentials.

•        Extensions include 256 Mboe in the provide undeveloped category and 363 MBoe in the proved developed category as a result of Blackbeard Holdings’s continued development of its Permian Basin assets in Crane County Texas.

•        For the year ended December 31, 2025, Greybeard Mineral and Royalty Interests had production volumes of 196 MBoe.

During the year ended December 31, 2025, changes in proved reserves that occurred for Trust As Adjusted were primarily due to:

•        Positive volume revisions of 1,103 consisted of positive 1,183 Mboe primarily as a result of improved performance associated with significant development activity at the Waddell Ranch Properties, partially offset by lower commodity prices, including differentials, which reduced reserve volumes by 80 MBoe.

•        Extensions include 1,594 MBoe in the proved developed category primarily as a result of increased development activity at the Waddell Ranch Properties.

•        For the year ended December 31, 2025, Trust As Adjusted had production volumes of 1,185 MBoe.

Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows

The following tables present the estimated pro forma combined standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2025. For information on the historical amounts and pro forma adjustments used in deriving the as adjusted amounts presented below, see “Adjustments to Historical Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows.”

(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Greybeard Mineral and Royalty Interests Historical	Trust As Adjusted(¹)	Pro Forma Combined
Oil and gas producing activities:
Future oil and natural gas sales	$506,405	$65,401	$370,326	$942,132
Future production costs	(33,214)	(4,276)	(11,481)	(48,971)
Future income tax expense	(2,645)	(343)	(1,944)	(4,932)
Undiscounted future net cash flows	470,546	60,782	356,901	888,229
Ten percent annual discount factor	(215,303)	(27,913)	(178,165)	(421,381)
Standardized measure of discounted future net cash flows	$255,243	$32,869	$178,736	$466,848

____________

(1)      Trust As Adjusted reflects pro forma adjustments giving effect to the removal of Waddell interest not transferring to New PBT, the conversion from modified cash basis to U.S. GAAP accrual basis of accounting, as well as the inclusion of Texas margin tax.

Sources of Change in Pro Forma Combined Discounted Future Net Cash Flows

The following table presents principal changes in the pro forma combined standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2025. For information on the historical amounts and pro forma adjustments used in deriving the as adjusted amounts presented below, see “Adjustments to Historical Sources of Change in Pro Forma Combined Discounted Future Net Cash Flows.”

(in thousands)	PBT Land and Minerals, Inc. Predecessor As Adjusted(¹)	Greybeard Mineral and Royalty Interests Historical	Trust As Adjusted(²)	Pro Forma Combined
Balance at the beginning of the year	$185,169	$25,844	$158,137	$369,150
Net change in prices and production costs	(8,046)	(1,260)	—	(9,306)
Sales of oil and natural gas and royalty income, net of production costs	(54,340)	(7,236)	(48,894)	(110,470)
Extensions and discoveries	115,759	13,753	45,448	174,960
Revisions of previous quantity estimates	(2,124)	(622)	8,250	5,504
Net change in income taxes	(756)	(36)	(105)	(897)
Accretion of discount	15,223	2,599	15,900	33,722
Changes in timing and other	4,358	(173)	—	4,185
Balance at the end of the year	$255,243	$32,869	$178,736	$466,848

____________

(1)      PBT Land and Minerals, Inc. Predecessor As Adjusted reflects pro forma adjustments giving effect to Hilcorp Acquisition as if it occurred on January 1, 2025.

(2)      Trust As Adjusted reflects pro forma adjustments giving effect to the removal of Waddell interest not transferring to New PBT, the conversion from modified cash basis to U.S. GAAP accrual basis of accounting, as well as the inclusion of Texas margin tax.

Adjustments to Historical Pro Forma Combined Oil and Natural Gas Reserves

The following table provides PBT Land and Minerals, Inc. Predecessor As Adjusted and Trust As Adjusted information. Refer to “Note 12 — Supplemental Oil and Natural Gas Disclosures (Unaudited)” to the audited consolidated financial statements of PBT Land and Minerals, Inc. Predecessor as of and for the year ended December 31, 2025 and “Note 6 — Supplemental Oil and Gas Reserve Information (Unaudited)” the audited financial statements and notes of Trust as of and for the year ended December 31, 2025 for further information.

	Oil (MBbls)
(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Hilcorp Acquisition	PBT Land and Minerals, Inc. Predecessor Historical As Adjusted	Trust Historical	Transaction Accounting Adjustments	Trust As Adjusted
Proved developed and undeveloped reserves:
Balance, January 1, 2025	3,127	1,442	4,569	8,368	(4,065)	4,303
Revision of previous estimates	15	20	35	3,563	(2,931)	632
Extensions and discoveries	2,552	466	3,018	4,886	(3,765)	1,121
Sales of reserves(1)	—	(1,837)	(1,837)	—	—	—
Acquisition of reserves(1)	1,837	—	1,837	—	—	—
Production	(736)	(91)	(827)	(3,433)	2,697	(736)
Balance, December 31, 2025	6,795	—	6,795	13,384	(8,064)	5,320
Proved developed reserves:
January 1, 2025	2,144	1,026	3,170	8,368	(4,065)	4,303
December 31, 2025	4,406	—	4,406	13,384	(8,064)	5,320
Proved undeveloped reserves:
January 1, 2025	983	416	1,399	—	—	—
December 31, 2025	2,389	—	2,389	—	—	—

____________

(1)      Sales of reserves and Acquisition of reserves are reflected net within PBT Land and Minerals, Inc. Predecessor As Adjusted.

	Gas (MMcf)
(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Hilcorp Acquisition	PBT Land and Minerals, Inc. Predecessor As Adjusted	Trust Historical	Transaction Accounting Adjustments	Trust As Adjusted
Proved developed and undeveloped reserves:
Balance, January 1, 2025	10,429	4,336	14,765	23,217	(14,857)	8,360
Revision of previous estimates	(524)	(512)	(1,036)	17,881	(15,049)	2,832
Extensions and discoveries	5,724	1,024	6,748	12,148	(9,313)	2,835
Sales of reserves(1)	—	(4,636)	(4,636)	—	—	—
Acquisition of reserves(1)	4,636	—	4,636	—	—	—
Production	(1,804)	(212)	(2,016)	(15,541)	12,849	(2,692)
Balance, December 31, 2025	18,461	—	18,461	37,705	(26,370)	11,335

	Gas (MMcf)
(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Hilcorp Acquisition	PBT Land and Minerals, Inc. Predecessor As Adjusted	Trust Historical	Transaction Accounting Adjustments	Trust As Adjusted
Proved developed reserves:
January 1, 2025	7,332	3,027	10,359	23,217	(14,857)	8,360
December 31, 2025	13,167	—	13,167	37,705	(26,370)	11,335
Proved undeveloped reserves:
January 1, 2025	3,097	1,309	4,406	—	—	—
December 31, 2025	5,294	—	5,294	—	—	—

____________

(1)      Sales of reserves and Acquisition of reserves are reflected net within PBT Land and Minerals, Inc. Predecessor As Adjusted.

	Liquids (MBbls)
(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Hilcorp Acquisition	PBT Land and Minerals, Inc. Predecessor Historical As Adjusted
Proved developed and undeveloped reserves:
Balance, January 1, 2025	1,169	490	1,659
Revision of previous estimates	104	(54)	50
Extensions and discoveries	830	115	945
Sales of reserves(1)	—	(523)	(523)
Acquisition of reserves(1)	523	—	523
Production	(228)	(28)	(256)
Balance, December 31, 2025	2,398	—	2,398
Proved developed reserves:
January 1, 2025	822	343	1,165
December 31, 2025	1,657	—	1,657
Proved undeveloped reserves:
January 1, 2025	347	147	494
December 31, 2025	741	—	741

____________

(1)      Sales of reserves and Acquisition of reserves are reflected net within PBT Land and Minerals, Inc. Predecessor As Adjusted.

	Total (MBoe)
(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Hilcorp Acquisition	PBT Land and Minerals, Inc. Predecessor Historical As Adjusted	Trust Historical	Transaction Accounting Adjustments	Trust As Adjusted
Proved developed and undeveloped reserves:
Balance, January 1, 2025	6,034	2,655	8,689	12,237	(6,540)	5,697
Revision of previous estimates	32	(120)	(88)	6,543	(5,440)	1,103
Extensions and discoveries	4,336	752	5,088	6,911	(5,317)	1,594
Sales of reserves(1)	—	(3,133)	(3,133)	—	—	—
Acquisition of reserves(1)	3,133	—	3,133	—	—	—
Production	(1,265)	(154)	(1,419)	(6,023)	4,838	(1,185)
Balance, December 31, 2025	12,270	—	12,270	19,668	(12,459)	7,209
Proved developed reserves:
January 1, 2025	4,188	1,875	6,063	12,237	(6,540)	5,697
December 31, 2025	8,258	—	8,258	19,668	(12,459)	7,209
Proved undeveloped reserves:
January 1, 2025	1,846	780	2,626	—	—	—
December 31, 2025	4,012	—	4,012	—	—	—

____________

(1)      Sales of reserves and Acquisition of reserves are reflected net within PBT Land and Minerals, Inc. Predecessor As Adjusted.

Adjustments to Historical Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows

The following table provides Trust As Adjusted information. Refer to “Note 6 — Supplemental Oil and Gas Reserve Information (Unaudited)” the audited financial statements and notes of Trust as of and for the year ended December 31, 2025 for further information.

(in thousands)	Trust Historical	Transaction Accounting Adjustments	Trust As Adjusted
Oil and gas producing activities:
Future oil and natural gas sales	$—	$370,326	$370,326
Future production costs	—	(11,481)	(11,481)
Future income tax expense	—	(1,944)	(1,944)
Undiscounted future net cash flows	925,721	(568,820)	356,901
Ten percent annual discount factor	(377,799)	199,634	(178,165)
Standardized measure of discounted future net cash flows	$547,922	$(369,186)	$178,736

Adjustments to Historical Sources of Change in Pro Forma Combined Discounted Future Net Cash Flows

The following table provides PBT Land and Minerals, Inc. Predecessor As Adjusted and Trust As Adjusted information. Refer to “Note 12 — Supplemental Oil and Natural Gas Disclosures (Unaudited)” to the audited consolidated financial statements of PBT Land and Minerals, Inc. Predecessor as of and for the year ended December 31, 2025 and “Note 6 — Supplemental Oil and Gas Reserve Information (Unaudited)” to the audited financial statements and notes of Trust as of and for the year ended December 31, 2025 for further information.

(in thousands)	PBT Land and Minerals, Inc. Predecessor Historical	Hilcorp Acquisition	PBT Land and Minerals, Inc. Predecessor Historical As Adjusted	Trust Historical	Transaction Accounting Adjustments	Trust As Adjusted
Balance at the beginning of the year	$127,192	$57,977	$185,169	$371,366	$(213,229)	$158,137
Net change in prices and production costs	(8,852)	806	(8,046)	—	—	—
Sales of oil and natural gas and royalty income, net of production costs	(47,975)	(6,365)	(54,340)	(11,555)	(37,339)	(48,894)
Extensions and discoveries	97,480	18,279	115,759	220,395	(174,947)	45,448
Acquisition of reserves(1)	70,039	—	70,039	—	—	—
Divestiture of reserves(1)	—	(70,039)	(70,039)	—	—	—
Revisions of previous quantity estimates	486	(2,610)	(2,124)	(69,420)	77,670	8,250
Net change in income taxes	(697)	(59)	(756)	—	(105)	(105)
Accretion of discount	12,793	2,430	15,223	37,136	(21,236)	15,900
Changes in timing and other	4,777	(419)	4,358	—	—	—
Balance at the end of the year	$255,243	$—	$255,243	$547,922	$(369,186)	$178,736

____________

(1)      Acquisition of reserves and Divestiture of reserves are reflected net within PBT Land and Minerals, Inc. Predecessor As Adjusted.

NON-GAAP PRO FORMA INFORMATION

The unaudited pro forma condensed combined financial information of New PBT have been prepared and presented in accordance with Article 11 of SEC Regulation S-X. In addition, New PBT’s management has provided the pro forma non-GAAP financial measure of Adjusted EBITDA and combined net proved oil, natural gas and NGLs reserves, PV-10 and standardized measure as of December 31, 2025 based on SEC prices on a pro forma basis.

We use certain non-GAAP pro forma measures to assess the financial performance of our assets. These non-GAAP pro forma financial measures are supplemental measures of our performance that we believe help investors understand our operating results. Additionally, these measures are often used by analysts and other interested parties to evaluate companies in our industry. We believe these non-GAAP pro forma financial measures, in addition to the corresponding U.S. GAAP financial measure, are important supplemental measures that exclude non-cash or other items that may not be indicative of, or are unrelated to, our core operating results and the overall health of our business.

Our primary pro forma non-GAAP financial measures is Adjusted EBITDA and PV-10. These measures are not prepared in accordance with U.S. GAAP and may be different from the non-GAAP measures used by other companies. These non-GAAP pro forma measures are provided in addition to, and should not be considered a substitute for, or superior to, any performance measure derived in accordance with U.S. GAAP. Further, these measures have limitations as analytical tools and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under U.S. GAAP. A reconciliation of the differences between the pro forma non-GAAP measure and the most directly comparable pro forma U.S. GAAP measure has been provided.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to stockholders or service indebtedness. We define Adjusted EBITDA as net income before interest; income taxes; depreciation, depletion and amortization; change in fair value of digital assets; non-cash consideration of digital assets, other gain and transaction costs. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of pro forma net income as determined in accordance with Article 11 of Regulation S-X to pro forma Adjusted EBITDA and pro forma Adjusted EBITDA Margin for the periods indicated.

	Pro Forma Combined
	Three Months Ended March 31, 2026	Year Ended December 31, 2025

	(unaudited)
	(in thousands)
Pro Forma Net income	$17,391	$19,562
Adjustments:
Depreciation, depletion and amortization	15,389	72,011
Interest expense, net	1,505	6,430
Income tax expense	2,844	4,410
Change in fair value of digital assets	233	197
Non-cash consideration of digital assets(1)	38	(251)
Other gain (loss)	4	(115)
Transaction costs	1,212	24,945
Pro Forma Adjusted EBITDA	$38,616	$127,189
Pro Forma Adjusted EBITDA Margin	90%	90%

____________

(1)      The generation of digital assets, which is non-cash, is recorded in other surface and land resources revenue.

Summary Unaudited Pro Forma Combined Reserve Data

The following table sets forth estimates of our pro forma combined net proved oil, natural gas and NGLs reserves, PV-10 and standardized measure as of December 31, 2025 based on SEC pricing. Refer to “Risk Factors,” “Information about US Land Guild — Oil, Natural Gas and NGLs Data — Proved Reserves,” “Information about US Land Guild — Oil, Natural Gas and NGLs Production Prices and Costs — Production and Price History,” “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined historical financial statements and unaudited pro forma condensed combined financial statements and the related notes thereto included herein in evaluating the material presented below.

Pro Forma
December 31, 2025(1)
Estimated proved developed reserves:
Oil (MBbls)	10,320
Natural gas (MMcf)	26,531
NGLs (MBbls)	1,892
Total (MBoe)(2)	16,634
Standardized Measure (millions)(3)	$378
PV-10 (millions)(3)	$380
Estimated proved undeveloped reserves:
Oil (MBbls)	2,664
Natural gas (MMcf)	6,020
NGLs (MBbls)	825
Total (MBoe)(2)	4,492
Standardized Measure (millions)(3)	$89
PV-10 (millions)(3)	$90
Estimated proved reserves:
Oil (MBbls)	12,984
Natural gas (MMcf)	32,551
NGLs (MBbls)	2,717
Total (MBoe)(2)	21,126
Standardized Measure (millions)(3)	$467
PV-10 (millions)(3)	$470

____________

(1)      Our pro forma combined estimated proved reserves, PV-10 and standardized measure were determined using the average first-day-of-the-month prices for the prior 12 months in accordance with SEC guidance. For oil and NGLs volumes, the average WTI posted price of $65.34 per barrel as of December 31, 2025 was adjusted for items such as gravity, quality, local conditions, gathering transportation and distance from market. For natural gas volumes, the average Henry Hub Index spot price of $3.387 per MMBtu as of December 31, 2025 was similarly adjusted for items such as quality, local conditions, gathering, transportation fees and distance from market. All prices are held constant throughout the lives of the properties. The average adjusted realized product prices over the remaining lives of the properties are $$64.16 per barrel of oil, $1.63 per Mcf of natural gas and $20.62 per barrel of NGLs as of December 31, 2025.

(2)      We present total proved reserves on an Mboe basis, calculated at the rate of one barrel of oil per six Mcf of natural gas based upon the relative energy content. This is an energy content correlation and does not reflect the price or value relationship between oil and natural gas.

(3)      PV-10 is not a financial measure calculated in accordance with U.S. GAAP because it does not include the effects of income taxes. Neither PV-10 nor standardized measure represent an estimate of the fair market value of oil and natural gas properties or proved reserves. See “Information about US Land Guild — Oil, Natural Gas and NGLs Data — PV-10” for reconciliation of PV-10 to standardized measure, its most directly comparable U.S. GAAP financial measure. For more information regarding our presentation of standardized measure, see “Note 9 — Supplemental Pro Forma Oil, Natural Gas and Natural Gas Liquids Reserves Information” to the unaudited pro forma condensed combined financial statements.

CAPITALIZATION

Set forth below is our cash and cash equivalents and capitalization as of March 31, 2026:

•        on an actual basis for New PBT Predecessor; and

•        on a pro forma basis to give effect to the Business Combination and the transactions contemplated thereby, the issuance of Class A Shares offered by this prospectus, the Blackbeard and Greybeard Subscription and the Backstop Commitment, at the Subscription Price of $            per share, assuming net proceeds of approximately $118.0 million, after deducting estimated offering expenses payable by us, and the application of the net proceeds as described under “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined historical financial statements and unaudited pro forma condensed, combined and consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus.

	As of March 31, 2026(1)
	Predecessor	Pro Forma
	(in thousands, except number of shares and par value)
Cash and cash equivalents	$5,064	$5,064
Total long term debt, including current portion	16,878	60,000
Stockholders’ equity
Net Parent Investment	153,234	0
Class A common stock, $0.0001 par value, shares authorized; 51,437,769 shares issued and outstanding (Pro Forma)(1)	—	5
Class B common stock, $0.0001 par value, shares authorized; 31,989,511 shares issued and outstanding (Pro Forma)(1)	—	3
Additional paid-in capital	—	529,849
Noncontrolling interest	—	367,264
Total stockholders’ equity	153,234	897,121
Total capitalization	$170,112	$957,121

____________

(1)      New PBT was incorporated on June 18, 2026. The data in this table has been derived from the combined historical financial statements and unaudited pro forma condensed, combined and consolidated financial statements included in this prospectus, which pertain to the assets, liabilities, revenues and expenses of our accounting predecessor.

THE RIGHTS OFFERING

Subscription Rights

We are distributing, at no charge, to Unitholders as of the Record Date, non-transferable Subscription Rights to purchase in the aggregate            Class A Shares at a Subscription Price of $            per share, for aggregate gross proceeds of $71.16 million. In light of the Backstop Commitment, New PBT expects to receive aggregate gross proceeds of $120.0 million if the Rights Offering and the Blackbeard and Greybeard Subscription are completed.

The Subscription Price for the Rights Offering will be determined following announcement of the Business Combination and the filing of the combined proxy statement/prospectus that are a part of a registration statement on Form S-4 and the Form S-1 of which this prospectus forms a part. These filings set forth information regarding the parties to the Business Combination, and related financial statements and pro forma financial information. Pursuant to the Commitment Agreement, the Commitment Parties agreed that the Subscription Price will be equal to 87.5% of the volume-weighted average price of the Trust Units for the five consecutive trading days immediately preceding the date on which the Subscription Price is first publicly disclosed by us through the filing or furnishing of a report with the SEC or the issuance of a broadly disseminated press release. The Subscription Price is rounded to the nearest $0.01, with one-half of one cent rounded upward. The Commitment Parties established the Subscription Price based on negotiations among them after considering the following factors: the prevailing trading price of the Trust Units following the filing of such information and after applying the discount to such trading price in light of the discount range in similar transactions, and the price at which the Unitholders might be willing to participate in the Rights Offering. Based on this formulation, the Board determined that the $            Subscription Price represented an appropriate subscription price.

Each Unitholder will receive one Subscription Right for each Trust Unit owned at 5:00 p.m., Eastern Time, on            , 2026, the Record Date for the Rights Offering. Each Subscription Right carries with it a Basic Subscription Right, which entitles the holder to purchase            Class A Shares for a Subscription Price of $            per share, and an Over-Subscription Right, which entitles a holder that has exercised its Basic Subscription Right in full to subscribe for additional Class A Shares, at the same Subscription Price of $            per share, to the extent that the Class A Shares offered in the Rights Offering have not been purchased by other holders of Basic Subscription Rights. The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on            , 2026, the expected Expiration Date of the Rights Offering, which for the avoidance of doubt is 25 days from the date the Subscription Rights are issued to Rights holders. We, in our sole discretion, may extend the period for exercising the Subscription Rights. Subscription Rights which are not exercised by the Expiration Date of the Rights Offering will expire and have no value. You should carefully consider whether to exercise your Subscription Rights before the Expiration Date. Once you have exercised your Subscription Rights, your exercise may not be revoked.

Basic Subscription Right

Your Basic Subscription Right allows you to purchase            Class A Shares per each Subscription Right, upon delivery of the required documents and payment of the Subscription Price of $            per share, before the expiration of the Rights Offering. Subscription Rights will be distributed in proportion to Unitholders’ Trust Units owned as of the Record Date. For example, if you owned 100 Trust Units as of the Record Date, you would receive 100 Subscription Rights and would have the right to purchase            Class A Shares at the Subscription Price of $            per share with your Basic Subscription Right.

We will not issue fractional Class A Shares or cash in lieu of fractional Class A Shares in the Rights Offering. If the number of Subscription Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded to the nearest whole share. You may exercise any whole number of your Basic Subscription Rights or you may choose not to exercise any of your Basic Subscription Rights. If you exercise less than your full Basic Subscription Rights (other than those Subscription Rights to acquire less than one Class A Share, which cannot be exercised), you will not be entitled to purchase shares pursuant to the Over-Subscription Right. Class A Shares subscribed for pursuant to the Subscription Rights will be delivered as soon as practicable after the closing of the Rights Offering.

Over-Subscription Right

The Over-Subscription Right provides Unitholders, who exercise their Basic Subscription Right in full, the opportunity to purchase the Class A Shares that are not purchased by other Unitholders. If you fully exercise your Basic Subscription Right (other than those Subscription Rights to acquire less than one whole Class A Share, which cannot be exercised) and other Unitholders do not fully exercise their Basic Subscription Right, you may also exercise an Over-Subscription Right to purchase additional Class A Shares that remain unsubscribed at the expiration of the Rights Offering, subject to availability and on a pro rata basis. To the extent the number of the unsubscribed Class A Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Right requests, the available shares will be prorated among those who properly exercised the Over-Subscription Right, calculated as follows: the number of Class A Shares allotted to each holder participating in the Over-Subscription Right will be the product obtained by multiplying (i) the number of shares such holder subscribed for under the Over-Subscription Right by (ii) a fraction, the numerator of which is (A) the number of remaining shares pursuant to the Rights Offering and the denominator of which is (B) the total number of shares sought to be subscribed for under the Over-Subscription Right by all holders participating in the Over-Subscription Right. Such allotted shares will be rounded to the nearest whole number. If the number of remaining Class A Shares allocated after the exercise of the Over-Subscription Right is less than all of the Class A Shares a holder subscribed for under the Over-Subscription Right, then any excess payment for Class A Shares not issued to the holder will be returned to such holder after the expiration of the Rights Offering. The number of shares a Rights holder may purchase pursuant to its Over-Subscription Right cannot exceed the number of shares the holder is entitled to purchase pursuant to its Basic Subscription Right.

In order to properly exercise your Over-Subscription Right, you must deliver the subscription payment related to your Over-Subscription Right before the expiration of the Rights Offering. Because we will not know the total number of unsubscribed shares before the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Class A Shares available to you, assuming that no Unitholder other than you has purchased any Class A Shares pursuant to their Basic Subscription Right and Over-Subscription Right.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your Over-Subscription Right in full, or at all, at the expiration of the Rights Offering. We will not be able to satisfy your exercise of the Over-Subscription Right if all of the Unitholders exercise their Basic Subscription Right in full, and we will only honor your exercise of Over-Subscription Right to the extent sufficient shares of unsubscribed Class A Shares are available following the exercise of the Basic Subscription Right.

Reasons for the Rights Offering

The Rights Offering is part of an overall business combination transaction that New PBT is in the process of undertaking.

On July 28, 2026, New PBT entered into the Combination Agreement, pursuant to which New PBT is proposing to acquire and own (i) a majority of the assets and liabilities of the Trust and (ii) USLG. The Special Meeting of the Trust will be held on            , 2026 at which Unitholders will vote whether to approve the Business Combination. See “The Business Combination” for additional information about the Business Combination and the Special Meeting.

We are conducting the Rights Offering, including the Blackbeard and Greybeard Subscription and the Backstop Commitment, to raise additional capital for general corporate purposes, including payment of fees relating to the Business Combination, and the repayment of indebtedness related to the assets to be transferred to New PBT as part of the Business Combination if the Business Combination is consummated. See the section entitled “Use of Proceeds.”

On July 28, 2026, we entered into the Commitment Agreement with Blackbeard Securities and Greybeard Energy, SoftVest and Horizon Kinetics. Pursuant to the terms and conditions of the Commitment Agreement, Blackbeard Securities and Greybeard Energy have agreed to purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act,            and            Class A Shares, respectively, representing the Blackbeard and Greybeard Subscription. This amount of shares has been calculated to represent the pro rata portion of shares that Blackbeard Securities and Greybeard Energy would be entitled to purchase in the Rights Offering as a 38.2% and 2.5% shareholder of New PBT, respectively, following the closing of the Business Combination before giving effect to the Rights Offering.

Further, pursuant to the terms and conditions of the Commitment Agreement, the Backstop Purchasers have agreed (i) to exercise in full their Subscription Rights, including their Over-Subscription Rights, and (ii) if any Subscription Rights granted to other Unitholders remain unexercised upon the expiration of the Rights Offering after accounting for all Over-Subscription Rights exercised, the Backstop Purchasers have committed jointly and severally to purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act and separate from the Rights Offering, up to $71.2 million in Class A Shares not subscribed for by such other Unitholders. Specifically, each Backstop Purchaser will purchase an equal portion of the unsubscribed Class A Shares upon the expiration of the Rights Offering. Pursuant to the Commitment Agreement, the maximum commitment amount of each of the Backstop Purchasers with respect to the Backstop Commitment is $35.6 million.

SoftVest and Horizon Kinetics are current Unitholders of the Trust, and each of the Commitment Parties is expected to be a stockholder of New PBT after the Business Combination. Blackbeard and Greybeard Energy are not current Unitholders of the Trust. Assuming no Unitholder other than the Backstop Purchasers exercise their Subscription Rights, Blackbeard and Greybeard Energy, together, will own 40.7%, and SoftVest and Horizon Kinetics will own            % and            %, respectively, of the New PBT Common Stock outstanding following the closing of the Rights Offering, after giving effect to the issuance of Class A Shares pursuant to the Blackbeard and Greybeard Subscription and the Backstop Commitment and to the closing of the Business Combination.

In light of the Backstop Commitment, New PBT expects to receive aggregate gross proceeds of $120.0 million if the Rights Offering and the Blackbeard and Greybeard Subscription are completed, whether or not any Subscription Rights holders other than SoftVest and Horizon Kinetics exercise their Subscription Rights.

Method of Exercising Subscription Rights

You may exercise your Subscription Rights as follows:

1.      Subscription by Registered Holders.    You may exercise your Subscription Rights by properly completing and executing the rights certificate together with any required signatures and an IRS Form W-9 or applicable IRS Form W-8 and forwarding them, together with your full subscription payment for a whole number of Class A Shares, to the Subscription Agent at the address set forth below under “Subscription Agent,” before the expiration of the Rights Offering.

2.      Subscription by DTC Participants.    We expect that the exercise of your Subscription Rights may be made through the facilities of DTC. If your Subscription Rights are held of record through DTC, you may exercise your Subscription Rights by instructing DTC, or having your broker instruct DTC, to transfer your Subscription Rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights you are exercising and the number of whole Class A Shares you are subscribing for under your Basic Subscription Right and your Over-Subscription Right, if applicable, and your full subscription payment. Please note you should contact your broker promptly to allow ample time to subscribe for your Rights before the Expiration Date.

3.      Subscription by Beneficial Owners.    If you are a beneficial owner of Trust Units that are registered in the name of a broker, dealer, bank or other nominee and would prefer to have an institution conduct the transaction relating to the Subscription Rights on your behalf, you should instruct your broker, dealer, bank or other nominee to exercise your Subscription Rights and deliver all documents and payment on your behalf before the expiration of the Rights Offering. Your Subscription Rights will not be considered exercised unless the Subscription Agent receives from you or such other party all of the required documents and your full subscription payment (in good, cleared funds) by that date. Your nominee may establish a deadline that may be before 5:00 p.m., Eastern Time, on            , 2026, the Expiration Date that we have established for the Rights Offering. If you are not contacted by your nominee, you should promptly contact your broker, dealer, bank or other nominee if you wish to subscribe for Class A Shares in the Rights Offering.

Form of Payment

As described in the instructions accompanying the rights certificate, all payments submitted to the Subscription Agent must be made in full U.S. Dollars by:

•        certified check, drawn upon a U.S. bank, payable to “Equiniti Trust Company, LLC (acting as Subscription Agent for PBT Land and Minerals, Inc.)”; or

•        a wire transfer of immediately available funds to accounts maintained by the subscription agent (acting as Subscription Agent for PBT Land and Minerals, Inc.).

Payment received after the expiration of the Rights Offering will not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable. The Subscription Agent will be deemed to receive payment upon:

•        receipt by the Subscription Agent of any personal check drawn upon a U.S. bank; or

•        receipt of collected funds in the Subscription Agent’s account as a result of transmitting a wire.

If you elect to exercise your Subscription Rights, we urge you to consider using a personal check or wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the Rights Offering. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders that wish to make the subscription payment by means of an uncertified personal check are urged to make payment sufficiently before the expiration of the Rights Offering to ensure such payment is received and has cleared by such date. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the Rights Offering, we may, in our sole discretion, choose to accept your subscription, but shall be under no obligation to do so.

Where to Submit Subscriptions

The address to which subscription documents, rights certificates and subscription payments other than wire transfers should be mailed or delivered is:

If delivering by express mail, courier, or other expedited service: Equiniti Trust Company, LLC 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120 Attn: Onbase — Reorganization Department	By mail: Equiniti Trust Company, LLC Operations Center Attn: Onbase — Reorganization Department 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120

If you deliver subscription documents and rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your Subscription Rights.

You should direct any questions or requests for assistance to the Information Agent, D.F. King & Co., Inc., by telephone at (877) 478-5039 (toll-free) or by e-mail at PBT@dfking.com.

Missing or Incomplete Subscription Information

If you do not indicate the number of Subscription Rights being exercised, or the Subscription Agent does not receive the full subscription payment for the number of Subscription Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the aggregate subscription payment you delivered to the Subscription Agent. If we do not apply your full subscription payment to your purchase of Class A Shares, any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Delivery of Subscriptions

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. Do not send your rights certificates or payments to New PBT. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed rights certificate and the full subscription amount, payment of which has cleared. The risk of delivery of all documents and payments is borne by you or your nominee, not by the Subscription Agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of Subscription Rights. If sent by mail, we recommend that you send those certificates and payments by overnight delivery or by first class mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment before the expiration of the Rights Offering.

Notice to Nominees

If you are a broker, dealer, bank or other nominee that holds Trust Units for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their Subscription Rights. You should obtain instructions from the beneficial owner as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the Subscription Agent with the proper subscription payment. If you hold Trust Units for the account(s) of more than one beneficial owner, you may exercise the number of Subscription Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of Trust Units on the Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of Trust Units that are held of record in the name of a broker, dealer, bank or other nominee, we will ask your broker, dealer, bank or other nominee to notify you of the Rights Offering. Instead of receiving a rights certificate, you will receive your Subscription Rights through your broker, dealer, bank or other nominee. If you wish to exercise your Subscription Rights, you will need to have your broker, dealer, bank or other nominee act for you. To exercise your Subscription Rights, you should complete and return to your broker, dealer, bank or other nominee the form entitled “Beneficial Owner Election Form” or such other appropriate documents prior to the deadline established by your broker, dealer, bank or other nominee. You should receive such form from your broker, dealer, bank or other nominee with the other Rights Offering materials. You should contact your broker, bank or other nominee if you do not receive this form and other Rights Offering materials but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive the form from your broker, dealer, bank or other nominee or if you receive it without sufficient time to respond by the deadline established by your nominee, which deadline may be prior to 5:00 p.m., Eastern Time, on            , 2026.

Effects of the Transactions on the Commitment Parties’ Stock Ownership

Assuming the Business Combination is consummated, Rights holders who do not exercise their Subscription Rights will experience dilution compared to Unitholders who exercise their Subscription Rights.

Set forth below, for illustrative purposes only, are three scenarios that indicate the effect that the Rights Offering, the Blackbeard and Greybeard Subscription and the Backstop Commitment, if applicable, could have on the Commitment Parties’ relative interest following such transactions. Each of the below scenarios assumes the completion of the Business Combination. SoftVest and Horizon Kinetics are current Unitholders of the Trust and own            % and            % of the Trust Units outstanding as of the Record Date, respectively, without giving effect to the Transactions. Blackbeard Securities and Greybeard Energy are not current Unitholders of the Trust. On a pro forma basis after giving effect to the Business Combination, and before giving effect to the Rights Offering, the Blackbeard and Greybeard Subscription and the Backstop Commitment, Blackbeard Securities and Greybeard Energy, together, own 40.7% and SoftVest and Horizon Kinetics own 7.9% and 8.1%, respectively, of the New PBT Common Stock. In all of the scenarios set forth below, we assume that the Backstop Purchasers exercise in full their Subscription Rights, including their Over-Subscription Rights, and will purchase up to $71.2 million in Class A Shares not subscribed for by the other Unitholders, and that the Blackbeard and Greybeard Subscription is consummated.

Scenario A.    All Subscription Rights are subscribed for by all of the Unitholders to whom the Subscription Rights were issued. Because all of the Subscription Rights distributed are exercised by holders, no shares are issuable pursuant to the Backstop Commitment.

Scenario B.    Other than the Backstop Purchasers, none of the Rights holders exercise their Subscription Rights, and the Backstop Purchasers, pursuant to the Commitment Agreement, will purchase $            million in Class A Shares not subscribed for by the Unitholders pursuant to the Backstop Commitment.

Scenario C.    Holders of half of the Rights exercise their Basic Subscription Rights in full but no holders, other than the Backstop Purchasers, exercise their Over-Subscription Rights, and the Backstop Purchasers will acquire Class A Shares not subscribed for by the Unitholders pursuant to the Backstop Commitment.

Scenario	Total Shares Offered	Ownership % of SoftVest(1)	Ownership % of Horizon Kinetics(1)	Ownership % of Blackbeard Securities and Greybeard Energy(2)	Total Ownership % of the Commitment Parties(3)
A				40.7%
B				40.7%
C				40.7%

____________

(1)      Include Class A Shares purchased by SoftVest and Horizon Kinetics pursuant to their respective participation in the Rights Offering and their respective portions of the Backstop Commitment.

(2)      Includes Class A Shares purchased by Blackbeard Securities and Greybeard Energy pursuant to the Blackbeard and Greybeard Subscription.

(3)      Based on the number of shares of New PBT Common Stock outstanding following closing of the Rights Offering, after giving effect to the Business Combination and the Transactions.

No Fractional Shares

We will not issue fractional Class A Shares in the Rights Offering or cash in lieu of fractional Class A Shares. Any fractional Class A Shares that would be created by an exercise of the Subscription Rights will be rounded to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Validity of Exercise of Your Subscription Rights

We will resolve all questions regarding the validity and form of the exercise of your Subscription Rights, including time of receipt and eligibility to participate in the Rights Offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights and even if the Rights Offering is extended by the Board, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any exercise of any subscriptions because of any irregularity or defect or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the Subscription Agent shall be under any duty to notify you or your representative of any defect in your subscription. A subscription will be considered accepted, subject to our right to terminate the Rights Offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the Subscription Agent. Our interpretations of the terms and conditions of the Rights Offering will be final and binding. We will not be required to make uniform determinations in all cases.

Escrow Arrangements; Return of Funds

The Subscription Agent will hold funds received in payment for our Class A Shares in a segregated account pending completion of the Rights Offering. The Subscription Agent will hold this money in escrow until the Rights Offering is completed or is withdrawn and cancelled. If the Rights Offering is cancelled for any reason, all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. In addition, all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable, if subscribers decide to cancel their Subscription Rights in the event that there is a fundamental change to the Rights Offering.

Expiration Date, Extension, and Amendments

The subscription period, during which you may exercise your Subscription Rights, expires at 5:00 p.m., Eastern Time, on            , 2026, which for the avoidance of doubt is 25 days from the date the Subscription Rights are issued to Rights holders. If you do not exercise your Subscription Rights before that time, your Subscription Rights will expire and will no longer be exercisable. We will not be required to issue Class A Shares to you if the Subscription Agent receives your rights certificate or your subscription payment (in good, cleared funds) after that time, regardless of when the rights certificate and subscription payment were sent.

We may extend the expiration of the Rights Offering by giving written notice to the Subscription Agent before the expiration of the Rights Offering, although we do not presently intend to do so. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their Subscription Rights in the Rights Offering.

Although we do not presently intend to do so, we may choose to amend the terms of the Rights Offering at any time before its expiration for any reason, including, without limitation, in order to increase participation in the Rights Offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. Should we make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the Registration Statement in which this prospectus is included and offer potential purchasers who have subscribed for Class A Shares in the Rights Offering the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the Expiration Date of the Rights Offering to allow holders of Rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the Rights Offering and the new expiration date. The terms of the Rights Offering cannot be modified or amended after the Expiration Date of the Rights Offering.

Conditions and Termination

We may terminate the Rights Offering, in whole or in part, at any time before completion of the Rights Offering. The Rights Offering and the Transactions contemplated by the Commitment Agreement are subject to approval of the Business Combination by the Unitholders at a Special Meeting to be held on            , 2026. If the Unitholders do not approve the Business Combination or the Business Combination does not close for any reason, the Rights Offering and the Transactions will be cancelled. If we terminate the Rights Offering in whole or in part, we will issue a press release notifying the Unitholders of such event, all affected Subscription Rights will expire without value, and all excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following such termination.

No Revocation or Change

Your exercise of Subscription Rights is irrevocable and may not be cancelled or modified, even if the Rights Offering is extended by the Board. However, if we amend the Rights Offering to make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced to the Subscription Agent.

Dilutive Effects of the Rights Offerings

If you do not exercise any Subscription Rights, the number of Class A Shares that you own will not change. If you choose not to exercise your Subscription Rights in full, your percentage ownership of our Class A Shares, after giving effect to the Business Combination, will decrease and your voting and other rights will be diluted by the issuance of Class A Shares to others who do choose to exercise their Subscription Rights. Subscription Rights not exercised prior to the Expiration Date of the Rights Offering will expire. For further information, see the section entitled “The Rights Offering — Effects of the Transactions on the Commitment Parties’ Stock Ownership.”

Stockholder Rights

You will have no rights as a holder of the Class A Shares you purchase in the Rights Offering, including any privileges of the holders of our Class A Shares, until such shares are issued to you or, if you hold shares through a broker, dealer, bank or other nominee, your broker, dealer, bank or other nominee has received the shares. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the Subscription Agent.

Issuance of Shares Acquired in the Rights Offering

Class A Shares purchased in the Rights Offering will be issued only in book-entry form, and no physical stock certificates will be issued for such shares. If you are the holder of record of Trust Units (whether you hold share certificates or your shares are maintained in book-entry form by the Trust’s transfer agent, Equiniti Trust Company, LLC), you will receive a statement of ownership reflecting the Class A Shares purchased in the offering as soon as practicable after the closing of the Rights Offering. If you hold your shares through a broker, dealer, bank or other nominee, you may request a statement of ownership from the holder of your shares following the expiration of the Rights Offering. We will not issue fractional Class A Shares or cash in lieu of fractional Class A Shares. If the number of Subscription Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Foreign Unitholders

We will not mail this prospectus or rights certificates to Unitholders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold rights certificates for the account of such Unitholders. To exercise Subscription Rights, foreign Unitholders must notify the Subscription Agent before 5:00 p.m., Eastern Time, at least three business days before the expiration of the Rights Offering (i.e.,            , 2026) and demonstrate to the satisfaction of the Subscription Agent that the exercise of such Subscription Rights does not violate the laws of the jurisdiction of such Unitholder. The deadlines for delivery of subscription materials and payment described above also apply.

Regulatory Limitation

We will not be required to issue to you Class A Shares pursuant to the Rights Offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the Rights Offering expires, you have not obtained such clearance or approval.

Fees and Expenses

We will pay all fees due to the Subscription Agent and Information Agent, as well as any other expenses we incur in connection with the Rights Offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred by you in connection with the exercise of Subscription Rights.

No Board Recommendation to Rights Holders

The Board is making no recommendation regarding your exercise of the Subscription Rights. You are urged to make your decision based on your own assessment of the Rights Offering and after considering all of the information in this prospectus, including the risk factors under the heading “Risk Factors” beginning on page 12 of this prospectus, including the risks relating to the Rights Offering, to the Business Combination and to an investment in our Class A Shares. Neither the Trust nor the Trustee is making any offering pursuant to this prospectus or making any recommendation regarding the exercise of Subscription Rights under the Rights Offering.

Class A Shares Outstanding After the Rights Offering

On the Record Date,            Trust Units were issued and outstanding. The Trust Units will be exchanged on a one-for-one basis for Class A Shares in the Business Combination. After the completion of the Rights Offering, the Blackbeard and Greybeard Subscription, the Backstop Commitment and the Business Combination, we expect            Class A Shares will be outstanding.

Other Matters

We are not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any Class A Shares from Subscription Rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the Subscription Rights. We may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any Class A Shares you may elect to purchase by exercise of your Subscription Rights in order to comply with state securities laws. We may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the Subscription Rights you will not be eligible to participate in the Rights Offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the Rights Offering.

INFORMATION ABOUT USLG

Overview

US Land Guild: A Modern, Integrated Approach to Land and Resource Management

US Land Guild is a modern land and resource company built to generate diversified, high-margin cash flow from a large, contiguous land position in the heart of the Permian Basin. USLG’s business captures value across all stages of energy and infrastructure development through active management of its land and resources.

USLG Legacy was formed by Blackbeard Holdings, a vertically integrated oil and gas business constructed to maximize operational durability, margins and combined asset value across its footprint in the Central Basin Platform (“CBP”) a sub-basin within the Permian Basin. The upstream business, Blackbeard Operating, operates substantially all of USLG’s mineral and royalty interests today. Blackbeard Holdings is currently the largest oil and gas producer in the CBP. Nile Midstream, an affiliate of Blackbeard Holdings and USLG, services both Blackbeard Operating and third-party operators with its expansive pipeline network of oil, gas and water gathering lines, crude storage systems and water handling, produced water disposal and recycling infrastructure. Employees of Blackbeard Operating manage USLG Legacy and Nile Midstream.

Blackbeard Operating, Nile Midstream and USLG, as subsidiaries of Blackbeard Holdings, are owned by NGP, premier investors in the energy space with more than $25 billion in cumulative capital commitments. NGP has partnered alongside pioneers in natural resources and energy transition for more than 37 years, helping build several well-known Permian-focused publicly traded companies (e.g., Centennial Resources, Energy Transfer, Parsley Energy, Permian Resources, Pioneer Natural Resources and RSP Permian).

Blackbeard Operating and Nile Midstream’s activity on USLG’s land drives a significant portion of USLG’s revenue today, providing it with unique alignment and visibility to growth. USLG aims to support and encourage further commercial development across its assets, by Blackbeard Operating as well as other operators and customers, maximizing the value of each acre it holds, generating sustainable free cash flow and supporting compelling returns to its investors. USLG believes Blackbeard Operating and Nile Midstream, each with the majority of their operations and assets focused across USLG’s footprint, are aligned to extract maximum long-term value per-acre and per-produced boe.

USLG owns approximately 80,000 net royalty acres or “NRAs” (standardized to a 1/8th or 12.5% royalty interest), overlaying 143,000 gross mineral acres, and approximately 68,000 surface acres across several large and adjacent ranches in the CBP. Ownership of mineral and royalty interests and surface acreage is capital-light in nature. After the initial acquisition, USLG’s assets only incur minimal ongoing costs for expenses like taxes and maintenance. In contrast, USLG’s customers and operators bear substantially all of the operating and development costs associated with USLG’s surface acreage and mineral and royalty interests. USLG’s surface acreage is centrally located within the Permian Basin, attracting significant investment in pipelines, roads, electrical transmission and other infrastructure. USLG’s customers pay for use of its land and its resources, and USLG currently generates more than seven distinct surface revenue streams.

The Permian Basin is the oldest and most prolific oil and natural gas producing region in the United States, with approximately 6.6 MMbbls/d of oil production and over 6,900 wells completed in 2025 according to the EIA and Enverus, respectively. As of June 30, 2026, 46% of the active U.S. onshore rigs were operating in the Permian Basin according to Baker Hughes. Sitting between the Delaware and Midland Basins in West Texas and southeastern New Mexico, the CBP spans approximately 6,400 square miles. According to Enverus, about 45% of the total barrels of oil produced to-date in the Permian Basin have come from the CBP. Over the last five years, the CBP has experienced a renaissance through the application of horizontal drilling and advanced completion techniques, as operators leverage the experience gained through expansive, well-studied horizontal development programs in the Midland and Delaware sub-basins of the Permian Basin.

USLG believes it is strategically positioned to benefit from oil and natural gas production growth associated with the continued horizontal development of the CBP, as well as from the increasing demand for the natural resources, surface acreage and associated infrastructure required to facilitate such growth. Beyond the oil and natural gas value chain, USLG’s surface acreage offers multiple avenues for future potential revenue growth, including through surface use payments from operators engaged in digital asset infrastructure and cryptocurrency mining, wind and solar power infrastructure, carbon capture, utilization and storage (“CCUS”) and non-hazardous oilfield waste reclamation.

USLG’s Sources of Revenue

Source of Revenue	Revenue for the Year Ended December 31, 2025 (%)	USLG’s Strategic Position	Value Proposition to Investors
Oil and Natural Gas Royalties	73%

•   ~80,000 NRAs across ~143,000 gross mineral acres in the Central Basin Platform

•   Primarily leased to Blackbeard with >270 horizontal wells drilled

•   ~5.5 Mboe/d Q1 2026 avg. net production

•   More than a decade of drilling inventory at current development pace

•   Perpetual real property ownership in hydrocarbons and natural inflation hedge

•   Passive, high-margin source of revenue with limited expenses

•   Exposure to full oil & gas value chain without capital expenditure burden

Surface Use Royalties	20%

•   ~68,000 surface acres across six ranches

•   Diversified, fee-based, recurring revenues, most governed through surface use agreements (“SUA”) (easements, caliche, etc.)

•   Strategic alignment with Nile Midstream for produced-water handling and infrastructure

•   Existing infrastructure (roads, power lines, well pads) supports multiple uses and attracts new tenants

•   Predictable, contract-based cash flows insulated from commodity volatility

•   Participation in Permian infrastructure growth (pipelines, disposal wells, utilities) with exposure to dynamic water trends

•   Additional water handling capacity permitted

•   Long-term upside from ongoing and expanded surface operations

Other Surface and Land Resources Revenue	7%

•   Contractual arrangements with Vista Minerals and Iron Oak Energy Solutions (together with its predecessors, “Iron Oak Energy Solutions”) for sand extraction

•   Additional revenue from freshwater sales, leasing, rental, ranching, and digital infrastructure uses

			• Cost-free exposure to essential input for oilfield development • Stable unit of volume-based royalty income from industrial resource sales • Broad diversification and optionality beyond oil and gas

USLG’s Assets

WARD
CRANE
Cutlass Sands
Pirate Ranch
Port Royal Ranch
J Bar Ranch
Smugglers Cove Ranch
Tortuga Ranch
Other Surface
USLG Minerals & Royalties
BBO Leases
0 1 2 4 Miles

USLG owns approximately 68,000 surface acres in the CBP across 6 ranches, acquired via 6 distinct acquisitions from 2017 through 2026 — Pirate Ranch, Tortuga Ranch, Smugglers Cove Ranch, Port Royal Ranch, Cutlass Sands Ranch and J-Bar Ranch, located in Crane County, Texas.

USLG also owns mineral and royalty interests and real property interests that are generally perpetual and grant both ownership of the hydrocarbons under a tract of land and the right to lease development rights. According to its lease agreements, Blackbeard Operating operates greater than 90% of USLG’s approximately 80,000 NRAs. USLG owns an approximate 9.3% average net royalty interest across its approximately 79,000 gross mineral acres underlying the Waddell Ranch and an approximate 3.6% average royalty interest across its other approximately 63,000 gross mineral acres.

Blackbeard Operating has drilled over 270 horizontal wells to date and is currently averaging approximately 3 rigs running across USLG’s acreage. The average net production to USLG’s NRAs was approximately 5.5 Mboe/d (59% oil, 22% gas, 19% NGLs) during the first quarter of 2026. Blackbeard Operating has advised USLG that it has more than a decade of remaining drilling inventory across USLG’s position based on its current development pace. USLG’s third party reserve auditor’s forecasts for PUD locations imply an average drilling breakeven price below $40/bbl, at which a well achieves a 10% rate of return across its 90 gross proved undeveloped horizontal locations (excluding wells classified as in process in which capital has been spent prior to December 31, 2025) on USLG’s lands included in USLG’s reserve report for the year ended December 31, 2025, inclusive of its effective net revenue interest, assuming a 20:1 oil to gas pricing ratio.

Blackbeard Operating’s West Ranch development area is characterized by shallower drilling depths, lower well costs and shorter drilling cycle times than most assets in the neighboring Midland and Delaware Basins. Blackbeard Operating’s East Ranch development area is characterized by deeper unconventional reservoirs, including the emerging Barnett & Woodford targets, with higher initial production rates and total well recoveries than West Ranch, on average. Blackbeard Operating has successfully drilled more than 10 distinct horizontal zones on USLG’s land including Judkins, McKnight, Glorieta, Upper Clearfork, Lower Clearfork, Wichita Albany, and Wolfcamp (West Ranch) and Pennsylvanian (Cisco/Canyon and Strawn), Barnett, Woodford and Devonian (East Ranch).

Collectively USLG’s surface, mineral and royalty interests provide the opportunity to receive attractive and diversified income streams and nearly cost-free exposure, after initial acquisition costs, to the entire oil and natural gas life cycle. USLG will continue to evaluate opportunities to develop additional high-growth, non-correlated revenue streams related to the transitioning energy mix and the proliferation of digital technologies, including wind, solar and distributed natural gas power generation, cloud computing, artificial intelligence and cryptocurrencies which have increased the demand for land, inexpensive and reliable power, and other inputs, such as water for cooling (all of which USLG can offer).

Activity on USLG’s Land

4 Solid Waste Management
2 Pipelines
2 Processing Plant
2 Multi-Well Pad
2 3 Sand Mine
2 Multi-Well Pad
2 3 Caliche (Well Pads and Roads)
2 Drilling Rig Location
4 Solar Power Generation
2 3 Supply Water Pond
NILE
2 4 Recycle and Desalination
2 Produced Water Handling Facility
1 Mineral Royalties (Horizontal Wells)
2 Pad, Road, & Pipeline Easements
3 4 Crypto and Data Centers
3 Battery Storage
2 Utility Easements
1 Oil & Natural Gas Royalties:
Royalties from production on net royalty acres
2 Surface Use Royalties:
Fee-based, recurring surface use payments
3 Other Surface Revenue:
Cost-free exposure to essential inputs for oil and gas development and non-oil and gas sources
4 Future Revenue Sources:
Future opportunities that can be realized on surface

The Permian Basin

USLG believes the Permian Basin is the most attractive oil and natural gas producing region in the United States. The Permian Basin is known for having a significant number of zones, or horizons, of oil and natural gas bearing rock that have economically recoverable reserves. The advanced application of oilfield development technologies, including horizontal drilling, modern hydraulic fracturing techniques and cube and manufacturing development designs, have significantly improved recoveries, driven cost reductions and lowered breakeven commodity prices. These technologies have unlocked additional development horizons, including formations that were once developed prior to these advancements. Technology advancements in the CBP are expected to continue to improve recovery factors, with primary recovery in most unconventional reservoirs at only 10% according to the U.S. Department of Energy.

The Central Basin Platform

USLG’s properties are located primarily within the Waddell Ranch in Crane County, Texas, in the heart of the Central Basin Platform and the Permian Basin. The CBP is situated between the Midland and Delaware Basins, the Permian Basin’s other two sub-basins, and its reservoirs are characterized by a structural high that contains trapped hydrocarbons sourced and migrated from both Basins according to the EIA. The Waddell Ranch has produced from stacked Devonian through Permian age reservoirs for more than 100 years, with cumulative oil production of approximately 450 million barrels according to Enverus.

Considered the historical backbone of the Permian Basin, the CBP’s mega fields, such as the Yates, Wasson and Slaughter, have produced billions of barrels of oil and natural gas, with billions of additional barrels still in the ground based on information from Enverus. A combination of early discovery, shallower targets, easier access and conventional characteristics drove the early development of the CBP, which has produced approximately the same amount of oil and natural gas to date as the Midland Basin and more than the Delaware Basin.

Cumulative Wells Drilled and Cumulative Oil Produced Across Permian Sub-Basins

____________

Source: Enverus.

CBP Renaissance through Horizontal Drilling

Historically, the CBP was developed primarily through vertical drilling and older, more traditional completion techniques. Beginning in 2021, Blackbeard piloted horizontal drilling and other modern techniques, including hydraulic fracturing, in the reservoirs on the Waddell Ranch, producing best-in-basin results.

CBP horizontal drilling activity has materially lagged that of the Midland and Delaware Basins. Operators are in the early stages of horizontal development of the CBP, that USLG believes is comparable to the horizontal development of the Midland and Delaware Basins approximately 10 to 15 years ago. At that time, much of the acreage in these basins was underdeveloped given the historic practice of vertical drilling, which inefficiently recovered oil and natural gas in reservoirs characterized by low permeability and porosity. Today, after unprecedented horizontal development activity in the Midland and Delaware Basins, operators are beginning to exhaust the remaining economically recoverable resources in such positions and USLG believes that the CBP could supply the next wave of economic Permian development.

Historical Wells Spud by Permian Sub-Basin

____________

Source: Enverus.

Initial horizontal development in the CBP focused on the San Andres formation. Results were highly variable, with economic wells concentrated in a few locations; however, in recent years, a few operators, including Blackbeard, have successfully optimized a sustainable horizontal drilling program in the CBP across multiple horizons. More than 10 horizontal targets have been successfully drilled, including several similar to the emerging, deeper formations now being developed in the Midland and Delaware Basins, like the Barnett, Woodford and Devonian.

Overview of Blackbeard Operating and Nile Midstream

Blackbeard Operating, which was formed by NGP and its management team in 2014, is the largest producer in the CBP with respect to gross operated production, with average gross production over 69,000 boe/d during March 2026. Blackbeard Operating is a leader in the horizontal development of the CBP, having drilled more than 320 gross horizontal wells (more than 270 of which are on USLG’s NRAs) across more than 10 distinct producing horizons since 2020. Blackbeard Operating’s horizontal drilling activity represents approximately 50% of all horizontal wells drilled in the CBP since 2021 according to Enverus, increasing from 7% in 2020 to 60% year-to-date 2026 (as of March 31, 2026).

Blackbeard Operating Historical Production Growth

Blackbeard has more than tripled production since 2020
Pivot Point: Blackbeard shifts to pad development in late 2024
Horizontal Production
Vertical Production
Gross Production (Mboe/d)
80
70
60
50
40
30
20
10
0
Jan-20
Jan-21
Jan-22
Jan-23
Jan-24
Jan-25
Jan-26

BBO Hz New Drills	2020	2021	2022	2023	2024	2025	2026
Gross	1	14	24	29	105	115	41
% of Total CBP	*7%*	*30%*	*29%*	*35%*	*63%*	*61%*	*60%*

As Blackbeard Operating develops oil and natural gas properties on USLG’s land, USLG receives a share of recurring revenues from the production of oil and natural gas through USLG’s ownership of royalty interests, as well as certain surface use fees related to Blackbeard’s operations on that land. Blackbeard’s durable business model and high-quality assets have supported an active drilling program through the commodity cycles. Further, Blackbeard Operating has maintained capital discipline and a healthy balance sheet, while reinvesting back into its core Permian Basin assets.

Blackbeard Operating Rigs Over Time

$120
$100
$80
$60
$40
$20
$0
WTI Price ($/bbl)
WTI Price ($/bbl)
Rig Count
1
1
1
1
2
2
1
2
3
2
3
3
4
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Current

Nile Midstream provides the majority of strategic gathering and flow assurance to Blackbeard Operating and services certain third-party volumes. Nile Midstream’s assets include approximately 100 miles of natural gas, 100 miles of crude oil and 100 miles of water gathering pipelines, crude and water storage stations, 18 active salt water disposal wells, water transfer stations and a produced water recycling facility. Further, Nile Midstream’s assets encompass approximately 140 Mmcf/d of natural gas gathering capacity, 80 Mbpd of oil gathering capacity, 65 MBbls of crude oil storage capacity, 200 Mbpd of water disposal capacity and 120 Mbpd of produced water recycling capacity, primarily all of which are located on USLG’s land. USLG receives a fixed fee per-barrel for all water transferred across and/or disposed into salt water disposal wells located on USLG’s surface acreage, meaning any increase in Nile Midstream’s water handling activities on USLG’s land will generate additional revenues for USLG.

The integration of these highly synergistic businesses provides Blackbeard with enhanced drilling economics and operational control as it executes its development plans on and around USLG’s land. Further, USLG’s relationship and management overlap with Blackbeard is expected to provide it with unique visibility into Blackbeard’s development plans and the associated organic growth across USLG’s assets. Access to surface, subsurface pore space (for produced water disposal) and natural resources like fresh water and sand is becoming increasing valuable to operators in the Permian Basin (both oil and gas and other industrial activity), and USLG believes it is well positioned to continue to capture value.

Customers; Material Contracts and Marketing

Customers

USLG’s customer base consists primarily of Blackbeard Operating, with respect to production on its NRAs, and Blackbeard Operating, Nile Midstream and Iron Oak Energy Solutions, with respect to the use of its surface acreage and its resources. For the year ended December 31, 2025, Blackbeard comprised more than 99% of USLG’s total oil and gas royalties revenues, and Blackbeard Operating and Nile Midstream, in total, comprised 74% of USLG’s surface use royalties and other surface and land resources revenue. Iron Oak Energy Solutions comprised 16% of USLG’s surface use royalties and other surface and land resources revenue.

Blackbeard Operating

USLG’s revenue-generating agreements with Blackbeard Operating include (i) SUAs, including customary term easements, typically for 5 to 10 year terms, subject to early termination for non-use over a specified period of time and (ii) customer oil and natural gas mineral leases with perpetual terms so long as Blackbeard Operating conducts operations thereunder. See “Certain Relationships and Related Party Transactions” for further information on USLG’s agreements with Blackbeard Operating. The terms and conditions of, and pricing for, USLG’s agreements with Blackbeard Operating are consistent with the descriptions of such agreements set forth in “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue.” The majority of USLG’s revenues from Blackbeard Operating during the year ended December 31, 2025 were generated by Blackbeard Operating’s production of oil and natural gas under USLG’s oil and natural gas mineral leases and by its other land uses, primarily the construction of oil and gas pads sites, roads and flowlines. USLG’s agreements with Blackbeard Operating do not contain minimum volume commitments, and USLG’s revenues from Blackbeard Operating can fluctuate based on the nature, timing and scope of Blackbeard Operating’s production of oil and natural gas on USLG’s mineral and royalty interests and, to a lesser extent, its activities on its land.

Blackbeard Operating markets its production from properties it operates for both USLG’s account and the account of the other working interest owners in USLG’s properties. Blackbeard Operating sells substantially all of USLG’s production to a variety of purchasers under contracts with remaining contract lives ranging from one month to more than nine years, all at market prices. Blackbeard Operating normally sells production to a relatively small number of customers, as is customary in the oil and natural gas industry. For the year ended December 31, 2025, Plains Marketing, L.P., Anchor Crude Marketing, LLC and Energy Transfer Crude Marketing LLC and certain of their subsidiaries accounted for approximately 99% of all oil produced from USLG’s properties that was sold by Blackbeard Operating, Targa Resources Corp. and DCP Operating Company and certain of their subsidiaries accounted for approximately 100% of all gas and NGLs produced from USLG’s properties that was sold by Blackbeard Operating. If Blackbeard Operating were to lose any one customer, the loss could temporarily delay the production and sale of a portion of USLG’s oil and natural gas in the related producing region; however, USLG believes Blackbeard Operating could identify a substitute customer to purchase the impacted production volumes.

Nile Midstream

USLG’s revenue-generating agreements with Nile Midstream, which is a subsidiary of Blackbeard Holdings, include SUAs, including easements and rights of way, pursuant to which Nile Midstream has constructed and operates produced water handling facilities and water recycling facilities on USLG’s land. See “Certain Relationships and Related Party Transactions — Surface use agreements” for further information on USLG’s agreements with Nile Midstream. The terms and conditions of, and pricing for, USLG’s agreements with Nile Midstream are consistent with the descriptions of such agreements set forth in “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue.” The majority of USLG’s revenues from Nile Midstream during the year ended December 31, 2025 were generated by water gathering and disposal activities on USLG’s land and its other land uses. USLG’s agreements with Nile Midstream do not contain minimum volume commitments, and USLG’s revenues from Nile Midstream can fluctuate based on the nature, timing and scope of Nile Midstream’s activities on USLG’s land.

Iron Oak Energy Solutions

USLG revenue-generating agreements with Iron Oak Energy Solutions, of which NGP holds more than a 20% equity interest, include SUAs, including easements and rights of way, pursuant to which USLG has granted certain rights to construct, operate and maintain certain sand extraction facilities on USLG’s land. See “Certain Relationships and Related Party Transactions — Transactions with Iron Oak Energy Solutions” for further information on USLG’s agreements with Iron Oak Energy Solutions. The terms and conditions of, and pricing for, USLG’s agreements with Iron Oak Energy Solutions are consistent with the descriptions of such agreements set forth in “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue.” The majority of USLG’s revenues from Iron Oak Energy Solutions during the year ended December 31, 2025 were generated by sand extraction activities on USLG’s land, with less significant revenues generated by its other land uses. USLG’s agreements with Iron Oak Energy Solutions do not contain minimum volume commitments, and USLG’s revenues from Iron Oak Energy Solutions can fluctuate based on the nature, timing and scope of Iron Oak Energy Solutions’ activities on USLG’s land.

Please see “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue” for further information regarding the ranges of USLG’s customary royalties and fees, inclusive of USLG’s royalties and fees with Blackbeard and Nile Midstream.

While USLG would expect to be able to replace these customers, the loss of Blackbeard and/or Nile Midstream as a customer could adversely affect USLG’s total revenues and have a material adverse effect on USLG’s results of operations, cash flows and financial position, whether in the short- or long-term. Furthermore, the determination by a customer to initiate or maintain activities on or around USLG’s land or with respect to USLG’s resources largely depends on the location of USLG’s properties relative to the nature and locations of such customer’s operations and such customer’s need for the use of USLG’s land and its resources, including USLG’s mineral and royalty interests. USLG’s customers generally consist of a limited universe of entities operating on and around USLG’s acreage and mineral and royalty interests in the Permian Basin.

Material Contracts and Marketing

USLG enters into various agreements with USLG’s customers in the ordinary course relating to the use of USLG’s surface acreage and its resources, including USLG’s mineral and royalty interests, and the fees, royalty rates, payment structure and other related terms in USLG’s contracts are negotiated on a case-by-case basis, taking into account the use of USLG’s surface acreage, the type of resources extracted, and the amount of use expected to be made of USLG’s surface acreage and the amount of resources to be produced and/or extracted, among other things. For a discussion regarding general market rates for similar uses of surface acreage and resources in USLG’s industry and geographic area, please see “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue.”

Although USLG’s agreements generally do not contain minimum commitment provisions for activities on or around USLG’s surface acreage, USLG may include such provisions on an individual basis based on a potential customer’s proposed use of USLG’s surface acreage and resources. Under USLG’s contracts, USLG’s customers generally bear liability for environmental, safety and health risks, through indemnification of USLG, mandated insurance coverage and covenants and representations regarding environmental, safety and health compliance for all such risks, in each case, related to their operations on USLG’s surface acreage. Further, USLG’s contracts include inspection rights such that USLG may enter and oversee certain activities on USLG’s properties to monitor USLG’s customers’ compliance with environmental, safety and health requirements, and, following completion of the term of USLG’s agreements, USLG’s customers typically must remediate USLG’s surface acreage as close as is reasonably practicable to its state prior to such customers’ activities on the land.

•        For a description of USLG’s SUAs, see “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue — Surface Use Royalties.”

•        For a description of USLG’s oil and natural gas leases, see “New PBT Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue — Oil and Natural Gas Royalties.”

In addition, USLG is a party to various agreements with affiliates relating to the use of USLG’s surface acreage and its resources, including:

•        SUAs with Blackbeard Operating, each with an initial term averaging ten years and generally allowing for automatic renewals so long as oil and natural gas operations continue on the properties identified therein, pursuant to which USLG has granted certain exclusive rights to use the surface of certain of USLG’s land as may be necessary, convenient and/or incidental to oil and gas operations and activities, including drilling of horizontal wells, oil and gas exploration and constructing, installing, operating and maintaining facilities. USLG receives compensation for use of such land. Blackbeard Operating is also generally required to purchase from USLG all crushed rock and similar materials utilized in connection with its operations upon such land. These agreements contain standard assignment and indemnification provisions;

•        salt water disposal lease agreements with each of Nile Midstream and Blackbeard Operating, each with an initial term averaging ten years and generally allowing for automatic renewals so long as oil and natural gas operations continue on the properties identified therein, pursuant to which USLG has granted certain exclusive rights on certain of USLG’s land to drill salt water disposal wells or to convert into a salt water disposal well a previously plugged and/or abandoned well and to use such wells for the injection and disposal of salt water or other deleterious substances that may be produced in connection with oil and natural gas operations. USLG receives a royalty fee for each barrel of fluid, saltwater, brackish water, produced water or any other oil or natural gas byproduct that is injected into or through the subject wells, along with fees for any damages to the adjoining land, crops or livestock that may be caused by, or result from, such use of the land. These agreements contain standard assignment and indemnification provisions;

•        right-of-way and easement agreements with each of Nile Midstream and Blackbeard Operating, each with an initial term averaging ten years and generally allowing the grantee the right to renew for additional ten-year terms, pursuant to which USLG has granted non-exclusive right-of-way and easements through certain portions of USLG’s land, including easements for pipelines to be used for transportation of produced and/or fresh water, crude oil, natural gas and associated hydrocarbons, among other materials, overhead electric supply and communications facilities and rights-of-way for the purpose of laying, constructing, installing, inspecting, repairing, maintaining, replacing and operating such facilities. USLG receives initial compensation in the form of payment for any reasonable damages to the land in connection with such easement, with the ability to receive additional payments in connection with each term extension. These agreements contain standard assignment and indemnification provisions; and

•        surface and facility site lease agreements with Nile Midstream, each with an initial term ranging between five to ten years and generally allowing the grantee the right to renew for additional five- and ten-year terms, as applicable, pursuant to which USLG has granted certain exclusive rights to construct, maintain and operate facilities and equipment on certain portions of USLG’s land. USLG receives compensation for the use of such land through lease payments, along with certain fees for surface damages and disturbances to the land, as applicable. These agreements contain standard assignment and indemnification provisions.

In addition to continuing to capitalize on existing agreements and relationships, USLG intends to pursue and acquire new commercial arrangements in an effort to develop and diversify USLG’s revenue streams. As such, USLG is currently pursuing arrangements relating to cryptocurrency mining and battery power storage, among other revenue streams. Similar to the other operations conducted on USLG’s surface acreage, USLG expects to enter into agreements with the owners of these projects from which USLG expects to receive payments in connection with the utilization of USLG’s surface acreage and its resources, but USLG would not own or operate such projects or expect to incur significant capital expenditures in connection therewith.

Infrastructure

In order to use USLG’s surface acreage to, among other things, support all stages of energy development and production to supply growing global demand, USLG has entered into various agreements through which USLG’s customers have built and own or are developing infrastructure on USLG’s land, including oil, natural gas and produced water gathering pipelines, produced water handling facilities, water recycling ponds, sand mines, cryptocurrency facilities and electric substations, as of June 30, 2026.

In addition to the above infrastructure, improvements with respect to permanent electrical infrastructure, including telecommunication lines, drilling pad sites, roads and landfills, among other things, have been made on USLG’s surface acreage that improve reliability and lower operating costs for USLG’s customers. Although infrastructure with the ability to increase revenue-generating activities is already present on USLG’s surface acreage, USLG believes that USLG’s land presents a multitude of additional opportunities for further commercialization and optimization, including coordinating with potential customers to construct infrastructure relating to digital asset infrastructure and cryptocurrency mining, data centers, wind and solar power infrastructure, CCUS and non-hazardous oilfield waste reclamation.

Oil, Natural Gas and NGLs Data

Proved Reserves

Evaluation of Proved Reserves.    Estimates of USLG’s proved reserves and PV-10 as of December 31, 2025 and 2024 reflect the arithmetic sum of the proved reserves attributable to the New PBT Predecessor, the Hilcorp Assets and the Greybeard Assets from individual reserve reports prepared by CG&A, USLG’s independent petroleum engineers, which are included as exhibits to the registration statement of which this prospectus forms a part. The reports of CG&A contain further discussion of the reserves estimates and its preparation procedures.

CG&A was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-693. Within CG&A, the technical person primarily responsible for preparing the reserve estimates set forth in the reserve reports incorporated herein is J. Zane Meekins, Executive Vice President. Mr. Meekins has been an employee of CG&A since 1989 and has over 39 years of industry experience. Mr. Meekins received a Bachelor of Science in Petroleum Engineering from Texas A&M University and is a registered Professional Engineer in Texas. CG&A’s responsibilities include reserves and economic evaluations, fair market valuations, field studies, pipeline resource studies and acquisition/divestiture analysis.

Mr. Meekins meets or exceeds the requirements with regard to qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Mr. Meekins is proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines. CG&A does not have any ownership in any of USLG’s properties, and no portion of CG&A’s compensation is directly dependent on the quantity of reserves booked.

USLG’s reserve estimation process is a collaborative effort overseen by Blackbeard’s Vice President of Reservoir Engineering, who has over 16 years of experience in the estimation and evaluation of petroleum reserves. USLG’s technical staff uses historical information for USLG’s properties such as ownership interest, oil, natural gas and NGLs production, well test data, commodity prices and operating and development costs to formulate USLG’s reserves estimates. The preparation of USLG’s proved reserve estimates is completed in accordance with USLG’s internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

•        review and verification of historical production, cost and capital expenditures data, which data is based on actual production as reported by USLG’s operators;

•        verification of property ownership;

•        preparation of reserves estimates by USLG’s lead reservoir engineers;

•        review by USLG’s management, including USLG’s Chief Executive Officer, of all significant reserve changes and all new PUDs additions; and

•        no employee’s compensation is tied to the amount of reserves booked.

Estimation of Proved Reserves.    In accordance with rules and regulations of the SEC applicable to companies involved in oil and natural gas producing activities, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. The term “reasonable certainty” means deterministically, the quantities of oil and/or natural gas are much more likely to be achieved than not, and probabilistically, there should be at least a 90% probability of recovering volumes equal to or exceeding the estimate. USLG’s proved reserves as of December 31, 2025 and 2024 were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and natural gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules. The process of estimating the quantities of recoverable reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into four broad categories or methods: (i) production performance-based methods, (ii) material balance-based methods, (iii) volumetric-based methods and (iv) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a reasonably high degree of accuracy. Non-producing reserve estimates, for developed and undeveloped properties, were forecast using analogy methods. This method provides a reasonably high degree of accuracy for predicting proved developed non-producing and PUDs for USLG’s properties, due to the abundance of analog data.

To estimate economically recoverable proved reserves and related future net cash flows, USLG considered many factors and assumptions, including the use of reservoir parameters derived from geological and engineering data that cannot be measured directly, economic criteria based on current costs and the SEC pricing requirements and forecasts of future production rates.

Under SEC rules, reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that have been field-tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. To establish reasonable certainty with respect to USLG’s estimated proved reserves, the technologies and economic data used in the estimation of USLG’s proved reserves have been demonstrated to yield results with consistency and repeatability, and include production and well test data, downhole completion information, geologic data, electrical logs, radioactivity logs, core data, and historical well cost and operating expense data.

Any development and production activities on USLG’s properties are subject to USLG’s operators’ reasonable discretion, and the level, success and timing of drilling and development activities on USLG’s properties, and whether the operators elect to drill any additional wells on USLG’s acreage, depends on a number of factors that will be largely outside of USLG’s control; accordingly, USLG generally books PUDs in-line with Blackbeard’s near-term drilling schedule. As of December 31, 2025, approximately 32% of USLG’s total proved reserves based on volumes were classified as PUDs.

Summary of Reserves.    The following table sets forth estimates of USLG’s net proved oil, natural gas and NGLs reserves, PV-10 and standardized measure as of December 31, 2025 and 2024 in accordance with the rules and regulations of the SEC. All of USLG’s proved reserves are located in the United States. The increase in USLG’s estimated net proved reserves was primarily driven by extensions from Blackbeard’s ongoing development activities, which converted additional locations to proved.

The USLG reserve data presented below gives effect to the Hilcorp Assets and the acquisition of the Greybeard Assets as if each transaction had been consummated on January 1, 2024. This reserve data generally represents the arithmetic sum of the proved reserves attributable to the New PBT Predecessor and the Hilcorp Assets and the Greybeard Assets. This combined reserve data is presented for illustrative purposes only and should not be relied upon as an indication of the reserves estimates that would have been achieved if the acquisition of the Hilcorp Assets and the acquisition of the Greybeard Assets had taken place on the specified dates. In addition, future results may vary significantly from the results reflected and should not be relied on as an indication of future results. Please refer to New PBT Predecessor’s reserves reports and the reserves reports related to the Hilcorp Assets and the Greybeard Assets, which are included as exhibits to the registration statement of which this prospectus forms a part.

	USLG
	December 31,
	2025(1)	2024(1)
Estimated proved developed reserves:
Oil (MBbls)	5,000	3,591
Natural gas (MMcf)	15,196	11,940
NGLs (MBbls)	1,892	1,342
Total (MBoe)(2)	9,425	6,925
Standardized Measure (millions)(3)	$199	$148
PV-10 (millions)(3)	$200	$149
Estimated proved undeveloped reserves:
Oil (MBbls)	2,664	1,611
Natural gas (MMcf)	6,020	5,067
NGLs (MBbls)	825	568
Total (MBoe)(2)	4,492	3,022
Standardized Measure (millions)(3)	$89	$63
PV-10 (millions)(3)	$90	$63
Estimated proved reserves:
Oil (MBbls)	7,664	5,202
Natural gas (MMcf)	21,216	17,007
NGLs (MBbls)	2,717	1,910
Total (MBoe)(2)	13,917	9,947
Standardized Measure (millions)(3)	$288	$211
PV-10 (millions)(3)	$290	$212

____________

(1)      USLG’s estimated proved reserves, PV-10 and standardized measure were determined using the average first-day-of-the-month prices for the prior 12 months in accordance with SEC guidance. For oil and NGLs volumes, the average WTI posted price of $65.34 per barrel and $75.48 per barrel as of December 31, 2025 and 2024, respectively, was adjusted for items such as gravity, quality, local conditions, gathering transportation and distance from market. For natural gas volumes, the average Henry Hub Index spot price of $3.387 per MMBtu and $2.130 per MMBtu as of December 31, 2025 and 2024, respectively, was similarly adjusted for items such as quality, local conditions, gathering, transportation fees and distance from market. All prices are held constant throughout the lives of the properties. The average adjusted realized product prices over the remaining lives of the properties are $64.94 per barrel of oil, $0.85 per Mcf of natural gas and $20.62 per barrel of NGLs as of December 31, 2025. The average adjusted product prices over the remaining lives of the properties were $74.58 per barrel of oil, $0.25 per Mcf of natural gas and $17.08 per barrel of NGLs as of December 31, 2024.

(2)      We present total proved reserves on an Mboe basis, calculated at the rate of one barrel of oil per six Mcf of natural gas based upon the relative energy content. This is an energy content correlation and does not reflect the price or value relationship between oil and natural gas.

(3)      PV-10 is not a financial measure calculated in accordance with GAAP because it does not include the effects of income taxes. Neither PV-10 nor standardized measure represent an estimate of the fair market value of oil and natural gas properties or proved reserves. See “Information about US Land Guild — Oil, Natural Gas and NGLs Data — PV-10” for reconciliation of PV-10 to standardized measure, its most directly comparable GAAP financial measure.

Reserve engineering is a process of estimating volumes of economically recoverable oil, natural gas and NGLs that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil, natural gas and NGLs that are ultimately recovered. Estimates of economically recoverable oil, natural gas and NGLs and of future net cash flows are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs. Please read “Risk Factors.”

PV-10

PV-10 is a non-GAAP financial measure and differs from the standardized measure, which is the most directly comparable GAAP financial measure. USLG refers to PV-10 as the present value of estimated future cash flows of estimated proved reserves as calculated in USLG’s reserve reports using a discount rate of 10%. This amount includes projected revenues and estimated production costs. The amount does not include any future development or abandonment costs because USLG’s interests are limited to mineral and royalty interests. Thus, USLG does not incur capital or abandonment expenditures related to the development of proved reserves.

Unlike PV-10, standardized measure takes into account future income tax expense. Neither PV-10 nor standardized measure represents an estimate of the fair market value of the applicable oil and natural gas properties. USLG believes that the presentation of PV-10 is relevant and useful because it presents the discounted future net cash flows attributable to reserves prior to taking into account future income taxes. USLG and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific income tax characteristics of such entities. Investors should be cautioned that neither PV-10 nor standardized measure represent an estimate of the fair market value of proved reserves.

The following table presents the undiscounted estimated future net cash flows, PV-10 and standardized measure of the proved reserves of USLG at December 31, 2025 and 2024 at SEC pricing (in millions):

	USLG
	December 31,
	2025	2024
PV-10	$290	$212
Adjustments:
Discounted Income Tax Expense	$2	$1
Standardized measure (Total estimated proved reserves)	$288	$211

PUDs

The following table summarizes USLG’s changes in PUDs during the year ended December 31, 2025:

	Oil (MBbl)	Natural Gas (MMcf)	NGLs (MBbl)	Proved Undeveloped Reserves (MBoe)
Balance, December 31, 2024	1,611	5,067	568	3,022
Acquisitions of reserves	—	—	—	—
Extensions	1,648	3,689	536	2,799
Divestiture of reserves	—	—	—	—
Revisions	218	(166)	9	202
Transfers to estimated proved developed	(813)	(2,570)	(288)	(1,531)
Balance, December 31, 2025	2,664	6,020	825	4,492

Changes in PUDs that occurred during the year ended December 31, 2025 were primarily due to:

•        well additions, extensions and discoveries of approximately 2,799 MBoe primarily due to the addition of 54 new gross well locations based on Blackbeard’s continued development of its Central Basin Platform assets;

•        Positive volume revisions of 202 MBoe consisted of positive 472 MBoe due to updates to development plans, partially offset by negative 270 MBoe related primarily to Blackbeard’s operational shift from vertical to horizontal development; and

•        the transfer of approximately 1,531 MBoe that were previously categorized as PUDs to proved developed reserves as 23 well locations were drilled and completed.

PUDs will be converted from undeveloped to developed as the applicable wells begin production. As mineral and royalty interests owners, USLG does not incur any capital expenditures or lease operating expenses in connection with the development of its PUDs, which costs are borne entirely by the working interest owners. As a result, during the year ended December 31, 2025, USLG had no expenditures to convert PUDs to proved developed reserves.

While many of USLG’s locations qualify as geologic PUDs, USLG limits its PUDs to the quantities of oil and natural gas that are reasonably certain to be recovered in the next five years. In accordance with SEC rules, its PUDs are only booked if they relate to wells that USLG reasonably expect, based on the above described assessment, to be scheduled to be drilled within five years after the date of booking. As of December 31, 2025 and 2024, approximately 32% and 30% of USLG’s total proved reserves were classified as PUDs, respectively.

Oil, Natural Gas and NGLs Production Prices and Costs

Production and Price History

The following table sets forth information regarding USLG’s operators’ net production of oil, natural gas and NGLs, all of which is from the Permian Basin in West Texas, and certain price and cost information for each of the periods indicated.

	New PBT Predecessor				USLG
	Year Ended December 31,		Three Months Ended March 31,		Year Ended December 31, 2025	Three Months Ended March 31, 2026
	2025	2024	2026	2025
Production data:
Oil (MBbls)	736	333	262	115	937	294
Natural gas (MMcf)	1,804	1,119	585	315	2,323	671
NGLs (MBbls)	228	136	82	36	291	92
Equivalent (MBoe)(1)	1,265	656	442	204	1,615	498
Average Realized prices:
Oil ($/Bbl)	$63.04	$74.41	$68.71	$70.42	$63.36	$68.66
Natural gas ($/Mcf)	$0.51	$0.23	$(0.26)	$1.79	$0.56	$(0.25)
NGLs ($/Bbl)	$16.81	$18.30	$18.17	$20.03	$17.01	$18.24
Equivalents ($/Boe)	$40.44	$41.96	$43.75	$46.00	$40.63	$43.56

	New PBT Predecessor				USLG
	Year Ended December 31,		Three Months Ended March 31,		Year Ended December 31, 2025	Three Months Ended March 31, 2026
	2025	2024	2026	2025
Average costs ($/Boe)(2):
Production and ad valorem taxes	$2.51	$3.18	$3.27	$2.92	$2.51	$3.25
Depreciation & depletion	$10.78	$15.94	$9.26	$12.09	$13.41	$10.32
General and administrative	$1.93	$1.69	$1.51	$1.57	$1.91	$1.49
Income tax expense(3)	$0.21	$0.22	$0.23	$0.23	$0.21	$0.23
Net realized ($/Boe)	$25.01	$20.93	$29.47	$29.19	$22.59	$28.27

____________

(1)      We present total production on an Mboe basis, calculated at the rate of one barrel per six Mcf based upon the relative energy content. This is an energy content correlation and does not reflect the price or value relationship between oil and natural gas.

(2)      Average costs are calculated based on costs attributed to USLG’s oil, natural gas and NGL revenue. Average cost calculations do not include any costs attributed to USLG’s Surface Use or Other Surface and Land Resource Revenue.

(3)      Income tax expense reflects impacts of the Texas margin tax.

Productive Wells

Productive wells consist of producing vertical and horizontal wells, wells capable of production and exploratory, development or extension wells that are not dry wells. The table below sets forth the number of gross productive wells in which USLG owns mineral and royalty interests as of December 31, 2025. As of December 31, 2025, USLG owned an average 7.6% royalty interest in the productive oil wells and an average 9.0% royalty interest in the productive natural gas wells, in each case, as presented below. USLG’s productive wells consist of approximately 949 gross productive vertical wells and 219 gross productive horizontal wells.

	December 31, 2025
	Gross	Net
Oil	1,081	82.3
Vertical	864	63.8
Horizontal	217	18.5

Natural gas	87	7.8
Vertical	85	7.7
Horizontal	2	0.0
Total	1,168	90.1

Drilling Results

For the year ended December 31, 2025, 105 gross horizontal wells were drilled (9.3 net). For the year ended December 31, 2024, 91 gross horizontal wells were drilled (7.4 net). As a holder of mineral and royalty interests, USLG generally is not provided information as to whether any wells drilled on the properties underlying USLG’s acreage are classified as exploratory or as developmental wells. USLG is only aware of one dry hole drilled on the acreage underlying USLG’s mineral and royalty interests during the relevant periods.

Acreage

The following table sets forth information about USLG’s developed and undeveloped net mineral acres and NRAs as of December 31, 2025.

	Gross Acres(1)	Net Mineral Acres(2)	Net Royalty Acres (1/8th Basis)(3)	Net Royalty Acres (Actual or 100% Basis)(4)	Royalty Interest
Developed	99,917	14,706	45,565	5,696	5.7%
Undeveloped	42,612	17,020	34,225	4,278	10.0%
Total	142,529	31,726	79,790	9,974	7.0%

____________

(1)      The total gross acres in which a mineral or royalty interest is owned.

(2)      The number of acres in which an owner owns a mineral and royalty interest without giving effect to the incorporation of such acreage into a larger drilling spacing unit. For example, an owner who owns a 25%, or 1/4th, undivided interest in 100 gross mineral acres has 25 net mineral acres.

(3)      The number of acres in which an owner owns a standardized 12.5%, or 1/8th, royalty interest based on the actual number of net mineral acres in which such owner has an interest and the average mineral and royalty interest such owner has in such net mineral acres. For example, an owner who has a 25%, or 1/4th, interest in 100 net mineral acres would own 200 NRAs on a 1/8th basis (100 multiplied by 25% divided by 12.5%).

(4)      The number of acres in which an owner owns a standardized 100% royalty interest based on the actual number of net mineral acres in which such owner has an interest and the average royalty interest such owner has in such net mineral acres. For example, an owner who has a 25%, or 1/4th, royalty interest in 100 net mineral acres would own 25 NRAs on an actual or a 100% basis (100 multiplied by 25%).

Historically, a significant majority of USLG’s mineral acres have been held in fee and unleased given an affiliate of USLG was both the mineral owner and operator. Accordingly, USLG had no gross and net expiring undeveloped acreage associated with these minerals. However, in connection with the Business Combination, Blackbeard Holdings is expected to contribute certain assets to New PBT that are subject to oil and gas leases with Blackbeard with respect to a significant majority of New PBT’s net unleased mineral acres. The terms of these leases are held by existing production on the leasehold.

Regulation of Environmental and Occupational Safety and Health Matters

USLG’s customers’ business operations are subject to numerous environmental and occupational safety and health laws and regulations that may be imposed at the federal, regional, state and local levels. The activities that USLG’s customers conduct in the course of oil and natural gas exploration and production, midstream servicing, transportation and gathering, produced water disposal, sand mining and other activities are subject to or may become subject to stringent environmental regulation. USLG’s customers are responsible for compliance with various environmental laws and regulations in the course of their operations. Although USLG generally has the right to inspect its properties and the activities thereon, USLG typically does not have any control with respect to such activities. For properties in which USLG holds mineral and royalty interests, USLG generally is not subject to direct environmental liability because USLG does not own, operate or otherwise have control over any of the equipment, facilities, or operations occurring on such properties. However, with respect to land owned by USLG and leased to a customer, USLG may be subject to strict, joint and several liability for any spills or contamination on those properties, even though USLG generally has no control over operations on properties. For further information, see “Risk Factors — Risks Relating to Environmental and Regulatory Matters — Oil, natural gas and NGLs operations are subject to various governmental laws and regulations. Compliance with these laws and regulations can be burdensome and expensive for USLG’s customers, and failure to comply could result in USLG’s customers incurring significant liabilities, either of which may impact USLG’s customers’ willingness to operate on USLG’s surface acreage and/or develop USLG’s mineral and royalty interests, and may subject USLG to strict, as well as joint and several, liability for contamination resulting from such failure, even if USLG does not have control over such operations.” To mitigate the risk of potential environmental liabilities that may arise in the course of operations on its properties that USLG does not control, USLG generally seeks to partner with reputable customers and seek indemnification from USLG’s customers for liabilities arising from their operations on USLG’s land, and USLG maintains what USLG believes is customary and reasonable insurance to protect USLG’s business against these potential losses. USLG also typically includes covenants relating to compliance with environmental, health and safety regulations and remediation provisions in USLG’s contracts. Additionally, USLG may be able to rely on state funded programs (such as the TRRC’s Orphan Well Program) for coverage of certain plugging and abandonment liabilities upon declaration of bankruptcy by any of USLG’s customers or operators. However, such actions may not be adequate to cover USLG’s liabilities, and USLG is not fully protected or insured against all risks. There can be no assurance that environmental compliance costs will not be material in the future or that such future compliance will not have a material adverse effect on USLG’s results of operations, cash flows and financial position, or on those of USLG’s customers.

The following is a summary of the more significant of these existing environmental and occupational safety and health laws and regulations, as amended from time to time:

•        the Clean Air Act (the “CAA”), which restricts the emission of air pollutants from many sources and imposes various pre-construction, operational, monitoring and reporting requirements;

•        the Federal Water Pollution Control Act, also known as the Clean Water Act (“CWA”), which regulates discharges of pollutants into “waters of the United States,” the discharge of dredged or fill materials and imposes water quality standards;

•        the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), which imposes strict, joint and several liability on past and current owners and operators of sites where releases of hazardous substances have occurred or are threatening to occur, as well as generators, transporters and arrangers of such transport or disposal of hazardous substances disposed at such sites;

•        the Resource Conservation and Recovery Act (“RCRA”), which governs the generation, treatment, storage, transport, and disposal of hazardous wastes and establishes criteria for non-hazardous solid waste management;

•        the Oil Pollution Act of 1990 (“OPA”), which amends and augments the oil spill provision of the CWA and imposes certain duties and liabilities on “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening waters of the United States or adjoining shorelines;

•        the SDWA, which regulates the quality of water supplied by public water systems through the adoption of drinking water standards and control of the injection of waste fluids and other substances into below-ground formations that may adversely affect drinking water sources;

•        the ESA, which requires federal agencies to ensure that actions they authorize, fund, or carry out are not likely to jeopardize the continued existence of any listed species or result in the destruction or adverse modification of designated critical habitat of such species and prohibits any action that causes a “taking” of any listed species;

•        the MBTA, which prohibits the intentional “take” (including killing, capturing, selling, trading and transport) of protected migratory bird species without prior authorization;

•        the National Environmental Policy Act, which requires federal agencies to evaluate major agency actions significantly affecting the environment and that may require the preparation of environmental assessments and more detailed environmental impact statements that may be made available for public review and comment; and

•        the Occupational Safety and Health Act (“OSHA”), which establishes workplace standards for the protection of the safety and health of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures.

Texas environmental laws and regulations generally restrict the level of substances generated as a result of operations that may be emitted to ambient air, discharged to surface water, and disposed or released to surface and below-ground soils and ground water. Additionally, there exist state and local jurisdictions in the United States where USLG operates that also have, or are developing or considering developing, similar environmental and occupational safety and health laws and regulations governing many of these same types of activities. Any failure by USLG, or USLG’s customers, to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil, and criminal fines or penalties; the imposition of investigatory, remedial, and corrective action obligations or the incurrence of capital expenditures; the occurrence of restrictions, delays or cancellations in the permitting, development or expansion of projects; and the issuance of injunctions restricting or prohibiting some or all activities in a particular area. Certain environmental laws also provide for citizen suits, which allow environmental organizations and other third parties to act in place of the government and sue for alleged violations of environmental law. The ultimate financial impact arising from compliance with environmental laws and regulations is neither clearly known nor determinable as existing standards are subject to change and new standards continue to evolve.

Some of USLG’s land has been or is now operated on by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or petroleum hydrocarbons is not under USLG’s control. Under environmental laws such as CERCLA and RCRA, USLG could incur strict, joint and several liability for remediating hydrocarbons, hazardous substances or wastes disposed of or released by USLG, USLG’s customers or prior owners or operators. USLG also could incur costs related to the clean-up of third-party sites to which USLG sent regulated substances for disposal or to which USLG sent equipment for cleaning, and for damages to natural resources or other claims related to releases of regulated substances at or from such third-party sites.

Waste Disposal

RCRA and comparable state statutes regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and nonhazardous wastes. Pursuant to rules issued by the EPA, the individual states can administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced water, and most of the other wastes associated with the exploration, development, and production of oil or gas, if properly handled, are currently exempt from regulation as hazardous waste under RCRA, and instead are regulated under RCRA’s less stringent nonhazardous waste provisions, state laws or other federal laws. However, it is possible that certain oil and natural gas exploration and production wastes now classified as nonhazardous could be classified as hazardous wastes in the future. Any loss of the RCRA exclusion for drilling fluids, produced water and related wastes could result in an increase in USLG and certain of USLG’s customers’ costs to manage and dispose of generated wastes, which could have a material adverse effect on USLG and USLG’s customers’ results of operations, cash flows and financial position. Texas has received authority from the EPA to administer the RCRA program, in addition to its own state regulations.

Wastes containing naturally occurring radioactive materials (“NORM”) may also be generated in connection with USLG’s customers’ operations. Certain processes used to produce oil and natural gas may enhance the radioactivity of NORM, which may be present in oilfield wastes. Comprehensive federal regulation does not currently exist for NORM; however, the EPA has studied the impacts of technologically enhanced NORM. NORM is subject primarily to individual state radiation control regulations. For example, the TRRC generally regulates the management and disposal of NORM from oil and natural gas operations in their own respective jurisdictions. In addition, NORM handling and management activities are governed by regulations promulgated by OSHA. These state and OSHA regulations impose certain requirements concerning worker protection, the treatment, storage and disposal of NORM waste and the management of waste piles, containers and tanks containing NORM, as well as restrictions on the uses of land with NORM contamination. Concerns have arisen over traditional NORM disposal practices (including discharge through publicly owned treatment works into surface waters), which may increase the costs associated with management of NORM. To the extent that federal or state regulation increases the compliance costs for NORM disposal, USLG’s customers may incur additional costs that may make some properties unprofitable to operate.

CERCLA, also known as the “Superfund” law, and comparable state laws impose joint and several liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These potentially responsible parties include current and former owners or operators of the site where the release occurred and anyone who disposed or arranged for the disposal of, or transported, a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment, and to seek to recover from the responsible classes of person the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. While petroleum and crude oil fractions are generally not considered hazardous substances under CERCLA and its analogues because of the so-called “petroleum exclusion,” adulterated petroleum products containing other hazardous substances have been treated as hazardous substances in the past.

Water Discharges

The CWA and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and hazardous substances, into state waters and waters of the U.S. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA and analogous state laws also require individual permits or coverage under general permits for discharges of stormwater runoff from certain types of facilities. The discharge of dredge and fill material into regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers.

The scope of these regulated waters has been subject to controversy in recent years. In January 2023, the EPA and U.S. Army Corps of Engineers published a final rule defining “waters of the United States” according to the broader pre-2015 standards. In August 2023, the agencies issued a final rule conforming the definition of “waters of the United States” with the Supreme Court of the United States May 2023 opinion in Sackett v. EPA, which adopted the “continuous surface connection” test to determine if wetlands are “waters of the United States.” As a result of ongoing litigation challenging the January 2023 rule, the agencies are implementing the January 2023 rule, as amended by the conforming August 2023 rule, in 24 states, the District of Columbia, and the U.S. Territories. In the other 26 states, which includes Texas, the agencies are interpreting “waters of the United States” consistent with the pre-2015 regulatory regime and the Supreme Court’s decision in Sackett until further notice. In November 2025, the EPA and the U.S. Army Corps of Engineers issued a proposed rule revising the definition of “waters of the United States” as guided by the Sackett decision. The final rule, once published, is expected to be subject to challenge. Accordingly, the scope of jurisdictional waters remains uncertain at this time. To the extent any judicial ruling or administrative rulemaking or other action further changes the scope of the CWA’s jurisdiction, USLG, and USLG’s customers, could face increased costs to comply and delays with respect to obtaining permits, including for dredge and fill activities in wetland areas.

Air Emissions

The CAA and comparable state laws restrict the emission of air pollutants from many sources, including compressor stations, through the issuance of permits and other requirements. These laws and regulations may require USLG’s customers to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. The need to obtain permits has the potential to delay the development of oil and natural gas projects. Over the next several years, USLG’s customers may be required to incur certain capital expenditures for air pollution control equipment or other air emissions related issues. For example, in December 2020, the EPA announced its intention to leave the ozone National Ambient Air Quality Standards (“NAAQS”) unchanged at 70 parts per billion (set in October 2015); however, several groups filed litigation and the Biden Administration subsequently announced that it would reconsider the 2020 decision. In August 2023, the EPA announced a new review of the ozone NAAQS and in January 2025, promulgated a final rule setting requirements for areas reclassified as nonattainment areas for ozone. However, in June 2026, the EPA proposed a rule to revise requirements for reclassified ozone nonattainment areas such that reclassified areas must meet only the requirements for their current classification. To the extent more stringent standards are implemented, USLG’s customers could be required to incur further costs for pollution control equipment or other compliance measures, and be subject to stricter permitting requirements, which could delay or prohibit their ability to obtain such permits. Federal agencies have also regulated various GHGs from oil and natural gas operations. In March 2024, the EPA issued a final rule that established Subpart OOOOb implementing more stringent rules for GHG (in the form of a limitation on emissions of methane) and VOC emissions for new, modified, and reconstructed facilities in the crude oil and natural gas source category and Subpart OOOOc as first-time existing source standards of performance for methane and VOC emissions for the oil and natural gas source category. However, in March 2025, the EPA announced plans to reconsider Subparts OOOOb and OOOOc, and in July 2025, extended the compliance deadlines for certain provisions until January 2027. In December 2025, the EPA issued a final rule reaffirming the interim rule and further extending the deadline for compliance with net heat value monitoring and annual report submissions. Litigation challenging the EPA’s final rule is held in abeyance while the agency reconsiders the rule, and separate litigation by environmental groups challenging EPA’s interim final rule extending compliance deadlines remains pending. In April 2026, EPA published a final rule amending two aspects of the March 2024 rule. First, the rule extends the baseline time limit for temporary flaring of associated gas in certain situations, with allowances in the event of extreme weather. Second, the rule revises the vent gas net heat value continuous monitoring requirements.

At the federal level, no comprehensive climate change law or regulation has been implemented to date. In November 2024, the EPA promulgated a rule implementing the IRA 2022’s methane emissions fee for petroleum and natural gas sources, although in February 2025, Congress voted to eliminate the rule under the Congressional Review Act. Additionally, in the OBBB Act, Congress delayed the implementation of the methane emission charge until 2034. In March 2025, the EPA issued a final rule removing the methane emissions fee regulations from the Code of Federal Regulations. While the EPA cannot reissue its rule implementing the methane emissions fee (either in substantially the same form or in a new rule), the underlying requirement in the IRA 2022 remains unchanged. In addition, in September 2025, the EPA proposed to amend the Greenhouse Gas Reporting Program to remove program obligations for most source categories, including the distribution segment of the petroleum and natural gas systems source category (subpart W — Petroleum and Natural Gas Systems), and suspend program obligations for the remaining subpart W segments until reporting year 2034. Further, in February 2026, the Trump administration finalized a rule repealing the EPA’s GHG “Endangerment Finding,” which served as the basis for the majority of the EPA’s GHG regulations, including under Subparts OOOOb and OOOOc. Litigation regarding the recission of the Endangerment Finding is ongoing. Consequently, future implementation and enforcement of these rules remains uncertain at this time.

Produced Water Handling Facilities

Water handling via underground injection is regulated pursuant to the UIC program established under the SDWA and analogous state and local laws and regulations. The UIC program includes requirements for permitting, testing, monitoring, recordkeeping and reporting of produced water handling activities, as well as a prohibition against the migration of fluid containing any contaminant into underground sources of drinking water. State regulations require a permit from the applicable regulatory agencies to operate produced water handling facilities. Authority over underground injection and disposal wells has been delegated by the EPA to the state oil and gas commissions in the jurisdiction in which USLG holds surface acreage and/or mineral and royalty interests. Although USLG’s customers monitor the injection process of their facilities, any leakage from the subsurface portions of the produced water handling facilities could cause degradation of groundwater resources, potentially resulting in suspension of USLG’s customers’ UIC permits, issuance of fines and penalties from governmental agencies, incurrence of expenditures for remediation of the affected resource and imposition of liability by third parties claiming damages for alternative water supplies, property and personal injuries. A change in water handling regulations or the inability to obtain permits for new produced water handling permits in the future may affect USLG and USLG’s customers’ ability to handle produced water and other substances on USLG’s land, which could adversely affect USLG’s business, results of operations, cash flows and financial position.

Furthermore, in response to seismic events in the past several years near produced water handling facilities used for disposal by injection of produced water resulting from oil and natural gas activities, federal and some state agencies are investigating whether such facilities have caused increased seismic activity, and some states have restricted, suspended or shut down the use of such produced water handling facilities in certain areas prone to increased seismic activity. Developing research suggests that the link between seismic activity and wastewater disposal may vary by region and that only a very small fraction of the tens of thousands of produced water handling facilities have been suspected to be, or have been, the likely cause of induced seismicity. In 2016, the U.S. Geological Survey identified six states with the most significant hazards from induced seismicity, including Oklahoma, Kansas, Texas, Colorado, New Mexico and Arkansas. As a result of these concerns, regulators in some states have imposed, or are considering imposing, additional requirements in the permitting of produced water handling facilities or otherwise to assess any relationship between seismicity and the use of such wells. For example, the TRRC has issued rules for water handling facilities that imposed certain permitting and operating restrictions and reporting requirements on produced water handling facilities in proximity to faults.

States also may issue orders to temporarily shut down or to curtail the injection depth of existing facilities in the vicinity of seismic events. In Texas, the TRRC has pursued several regulatory initiatives since the latter half of 2021 as a result of seismic activity in an area of the Midland Basin including: (i) directing operators to pursue voluntary reductions in produced water handling from scores of produced water handling facilities in response to earthquakes; (ii) suspending certain deep produced water handling permits within seismic response areas; and (iii) suspending all produced water handling permits to inject oil and natural gas waste into deep strata within the boundaries of seismic response areas. An additional consequence of this seismic activity is lawsuits alleging that produced water handling operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. The adoption and implementation of any new laws, regulations or directives that restrict USLG’s customers’ ability to dispose of wastewater on USLG’s land by limiting volumes, disposal rates, produced water handling facility locations or otherwise, or requiring USLG’s customers to shut down produced water handling facilities, could reduce the demand for use of USLG’s land and resources and limit the fees USLG receives from the transportation and the handling of produced water on USLG’s land, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

Hydraulic Fracturing

Certain of USLG’s customers engage in hydraulic fracturing. Hydraulic fracturing is an important and a common practice that is used to stimulate production of oil, natural gas and NGLs from dense subsurface rock formations. The process involves the injection of water, sand or alternative proppant and chemicals under pressure into targeted geological formations to fracture the surrounding rock and stimulate production. Congress from time to time has considered legislation to amend the SDWA to remove the exemption currently available to hydraulic fracturing, which would place additional regulatory burdens upon hydraulic fracturing operations including requirements to obtain a permit prior to commencing operations adhering to certain construction requirements, to establish financial assurance and to require reporting and disclosure of the chemicals used in those operations. This legislation has not been enacted.

Currently, hydraulic fracturing (other than that using diesel) is generally exempt from regulation under the UIC program of the SDWA and is typically regulated by state oil and gas commissions or similar agencies. While USLG’s customers engaged in hydraulic fracturing do not currently use diesel fuels in their hydraulic fracturing fluids, they may become subject to federal permitting under the SDWA if their fracturing formula changes and may incur significant costs to comply with disposal requirements for hydraulic fracturing fluids and produced water.

However, several federal agencies have asserted regulatory authority over certain aspects of the process. For example, the EPA has published a final rule establishing pretreatment standards that prohibit the discharge of wastewater from onshore unconventional oil and gas extraction facilities to publicly owned wastewater treatment plants. In addition, the BLM finalized a rule in April 2024 increasing royalty rates, rentals, and minimum bids for oil and gas leases on federal lands, although the Trump Administration has since proposed to rescind this rule. Separately, the BLM finalized a rule in May 2024 updating the agency’s interpretation of its mandate that conservation is a use of federal land on par with mineral extractions and other uses. Litigation challenging this rule was held in abeyance in early 2025, pending review of the rule by the Trump Administration, and the Trump Administration finalized repeal of that rule in May 2026. Further, in May 2025, the BLM announced a policy designed to expedite the oil and gas leasing process on public lands. In July 2025, the OBBB Act was signed into law, which included provisions directing expanded and expedited oil and gas leasing, removing restrictions on leasing and decreasing the royalty rate. Consistent with this direction, on January 30, 2026, the BLM announced a proposed rule to revise its regulations to allow for commingling of production more broadly in an effort to promote oil and gas production on Federal, Indian, private and State lands. Also, from time to time, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the hydraulic fracturing process. This or other federal legislation related to hydraulic fracturing may be considered again in the future, though USLG cannot predict the extent of any such legislation at this time.

Moreover, some states, including Texas, have adopted, and other states are considering adopting, regulations that restrict or could restrict hydraulic fracturing in certain circumstances and that require the disclosure of the chemicals used in hydraulic fracturing operations. Further, state and local governmental entities have exercised the regulatory powers to regulate, curtail or in some cases prohibit hydraulic fracturing.

Increased regulation and attention given to the hydraulic fracturing process, including the disposal of produced water gathered from drilling and production activities, could lead to greater opposition to, and litigation concerning, oil, natural gas and NGLs production activities using hydraulic fracturing techniques in areas where USLG owns surface acreage and/or mineral and royalty interests. Additional legislation or regulation could also lead to operational delays or increased operating costs for USLG’s customers in the production of oil, natural gas and NGLs, including from the development of shale plays, or could make it more difficult for such customers to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could potentially cause a decrease in certain of USLG’s customers’ completion of new oil and natural gas wells on its properties and an associated decrease in the production attributable to USLG’s interests, which could have a material adverse effect on USLG’s business, financial condition and results of operations.

Climate Change

The threat of climate change continues to attract considerable attention from the public and policymakers in the U.S. and around the world. As a result, numerous proposals have been made, and more are likely forthcoming at the international, national, regional and state levels of government, to monitor and limit existing emissions of GHGs as well as to restrict or eliminate such future emissions. As a result, USLG’s operations as well as the operations of USLG’s customers are subject to a series of regulatory, political, litigation, and financial risks associated with USLG and their operations, including those related to the production and processing of fossil fuels and emission of GHGs.

Various states and groups of states have adopted or are considering adopting legislation, regulations or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, carbon taxes, climate “superfund” laws, reporting and tracking programs and restriction of GHG emissions. Litigation risks are also increasing, as a number of parties have sought to bring suit against oil and natural gas companies in state or federal court, alleging, among other things, that such companies created public nuisances by producing fuels that contributed to climate change or alleging that companies have been aware of the adverse effects of climate change for some time but defrauded their investors or customers by failing to adequately disclose those impacts. Recently, there have also been a number of lawsuits filed against companies alleging that such companies have made misleading or unsubstantiated claims with respect to the environmental benefits of their products or services, also known as greenwashing.

Endangered Species Act

In the United States, the ESA and comparable state laws were established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. Similar protections are offered to migratory birds under the MBTA. To the extent species that are listed or protected under the ESA or the MBTA, respectively, or similar state laws live in the areas where USLG owns surface acreage and/or mineral and royalty interests and USLG’s customers operate, USLG’s customers’ abilities to conduct or expand operations could be limited, or USLG’s customers could be forced to incur material additional costs. For example, in May 2024, the FWS issued a final rule listing the Dunes Sagebrush Lizard as endangered under the ESA. Blackbeard has specific land reserved for the Dunes Sagebrush Lizard, which is actively present on their acreage. In November 2022, the FWS formally listed two distinct population segments of the lesser prairie-chicken under the ESA. In November 2025, the FWS and the NMFS proposed a series of rules revising the ESA regulations governing designating critical habitat, interagency cooperation, threatened species protections and critical habitat exclusions. In addition, in April 2025, the DOI reinstated a 2017 legal opinion that determined that the MBTA’s prohibitions on pursuing, hunting, taking, capturing and killing migratory birds does not apply to accidental or incidental taking or killing of migratory birds. Most recently, in July 2026, the FWS and NMFS issued a final rule rescinding the regulatory definition of “harm” to species under the ESA.

The identification or designation of previously unprotected species, such as the Dunes Sagebrush Lizard and lesser prairie chicken, as threatened or endangered, or the redesignation of a species from threatened to endangered, in areas on or around USLG’s land and/or mineral and royalty interests could cause USLG’s customers’ operations to become subject to operating restrictions or bans, including restrictions of future development activities in the subject areas, or cause USLG’s customers to incur additional costs associated with their operations on USLG’s surface acreage or with respect to USLG’s mineral and royalty interests, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

Oil Pollution Act

The primary federal law related specifically to oil spill liability is the OPA, which amends and augments the oil spill provisions of the CWA and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening waters of the United States or adjoining shorelines. For example, operators of certain oil and natural gas facilities must develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance. Owners or operators of a facility, vessel or pipeline that is a source of an oil discharge or that poses the substantial threat of discharge is one type of “responsible party” who is liable. The OPA applies joint and several liability, without regard to fault, to each liable party for oil removal costs and a variety of public and private damages. Although defenses exist, they are limited. As such, a violation of the OPA has the potential to adversely affect USLG or USLG’s customers, which could have a material adverse effect on USLG’s results of operations, cash flows and financial position.

National Environmental Policy Act

NEPA requires federal agencies to evaluate major agency actions having the potential to significantly affect the environment. In the course of such evaluations, an agency will prepare an environmental assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed environmental impact statement that may be made available for public review and comment. NEPA reviews can also be challenged by environmental groups and other parties that have participated in the administrative process in court. This process can result in delaying the permitting and development of projects, may increase the costs of permitting and developing some facilities and could result in certain instances in the cancellation of existing leases. There have been several recent developments in the NEPA regulatory regime. Prompted by a Trump Administration Executive Order, in February 2025, the White House Council on Environmental Quality (“CEQ”) released an interim final rule rescinding its regulations implementing NEPA and encouraging agencies to revise their own NEPA implementing procedures. Federal agencies have begun the process of preparing their own new or updated NEPA-implementing rules or guidelines, with the first batch of updates released in July 2025. In April 2025, the DOI issued a new “alternative arrangements” policy for NEPA review of proposed fossil fuel projects, significantly expediting environmental review. In May 2025, the Supreme Court issued an opinion in Seven County Infrastructure Coalition v. Eagle County emphasizing the “substantial judicial deference” that courts must grant agencies when considering NEPA challenges. Then, in September 2025, CEQ issued new guidance to federal agencies implementing NEPA encouraging such agencies to limit their NEPA reviews, rely more heavily on sponsor-prepared documents, and streamline the NEPA process. Finally, in January 2026, CEQ adopted a final rule rescinding its regulations implementing NEPA. Congress is also considering legislation designed to streamline NEPA through the SPEED Act. The SPEED Act aims to redefine what qualifies as a “major Federal action” and impose stricter deadlines for NEPA review. The SPEED Act has passed the House of Representatives, but final passage and enactment remains uncertain. The impact of the recent and potential future changes to the NEPA regulations on USLG’s and its customers’ operations is uncertain.

Pipeline Safety Regulations

The PHMSA regulates safety of oil and natural gas pipelines, including, with some specific exceptions, oil and natural gas gathering lines. From time to time, PHMSA, the courts or Congress may make determinations that affect PHMSA’s regulations or their applicability to USLG’s customers’ pipelines. These determinations may affect the costs USLG’s customers incur in complying with applicable safety regulations.

Related Permits, Authorizations and Considerations

Many environmental laws require USLG and USLG’s customers to obtain permits or other authorizations from state and/or federal agencies before initiating certain drilling, construction, production, operation or other oil and natural gas activities, and to maintain these permits and compliance with their requirements for on-going operations. These permits are generally subject to protest, appeal or litigation, which can in certain cases delay or halt projects and cease production or operation of wells, pipelines and other operations.

Occupational Safety and Health

USLG’s service providers and customers whose services and operations affect USLG’s business (including Blackbeard, which provides USLG personnel, and management, operational and general and administrative services) are subject to a number of federal and state laws and regulations, including the federal OSHA statutes whose purpose is to protect the safety and health of workers. For example, the OSHA hazard communication standard, the Emergency Planning and Community Right-to-Know Act and comparable state statutes and any implementing regulations require that employers maintain, organize and/or disclose information about hazardous materials used or produced in USLG’s operations and that this information be provided to employees, state and local governmental authorities and citizens. Other OSHA standards regulate worker safety aspects of operations and workplaces. Failure to comply with OSHA requirements can lead to the imposition of citations and penalties and could have a material adverse effect on USLG or USLG’s service providers, customers’ business, financial condition and results of operation.

Over time, the trend in environmental and occupational safety and health regulation is to typically place more restrictions and limitations on activities that may adversely affect the environment or expose workers to injury and thus, any changes in environmental or occupational safety and health laws and regulations or reinterpretation of enforcement policies that may arise in the future and result in more stringent or costly waste management or disposal, pollution control, remediation or occupational safety and health-related requirements, could have a material adverse effect on USLG or USLG’s service providers, customers’ business, results of operations, cash flows and financial position.

Competition

The oil and natural gas business is highly competitive in the exploration for and acquisition of reserves, the acquisition of access to surface acreage and the resources thereunder, the acquisition of minerals and oil and natural gas leases and personnel required to find and produce reserves. Further, the market in which USLG operates is competitive due to the location of USLG’s land in the Permian Basin in Texas and to the services which USLG offers USLG’s customers. Some of USLG’s competitors not only own and acquire surface acreage and/or mineral and royalty interests but also explore for and produce oil and natural gas and, in some cases, carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. USLG also compete with such persons over the limited supply of, and demand for, resources in the area. By engaging in such other activities, USLG’s competitors may be able to develop or obtain information that is superior to the information that is available to USLG. In addition, certain of USLG’s competitors may possess financial or other resources substantially larger than USLG possesses and may have a broader geographic scope or operating history than USLG. USLG’s ability to acquire additional surface acreage, minerals and properties and to discover new uses for USLG’s surface acreage and reserves in the future will be dependent upon USLG’s ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Furthermore, to the extent any new property owner purchases surface acreage located in areas comparable to USLG’s surface acreage, such property owner could be a potential competitor. As USLG continues to grow USLG’s business and enter into new business lines, USLG will experience increasing levels of competition. In addition, oil and natural gas products compete with other forms of energy available to customers, primarily based on price. These alternate forms of energy include wind and solar, electricity, coal and fuel oils. Changes in the availability or price of oil and natural gas or other forms of energy, as well as business conditions, conservation, legislation, regulations, and the ability to convert to alternate fuels and other forms of energy may affect the demand for oil and natural gas.

Seasonality of Business

Weather conditions affect the demand for, and prices of, natural gas and can also delay drilling and other activities and uses of USLG’s surface acreage, disrupting USLG’s overall business plans and results of operations, which are significantly dependent on USLG’s customers and their activities on USLG’s surface acreage. Additionally, some of the areas in which its properties are located are adversely affected by seasonal weather conditions, primarily in the winter and spring. During periods of heavy snow, ice or rain, USLG’s customers may be unable to move their equipment between locations, perform necessary activities, acquire certain resources or access various areas, thereby reducing their ability to operate on USLG’s land, which could reduce the amount of revenue generating activity on USLG’s land, such as reducing the amount of oil and natural gas produced from the wells on its properties during such times. Furthermore, demand for natural gas is typically higher during the winter, resulting in higher natural gas prices for natural gas production during the first and fourth quarters. Certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer, which can lessen seasonal demand fluctuations. Seasonal weather conditions can limit exploration, drilling and producing activities and other energy operations in a portion of USLG’s operating areas. USLG’s other revenue streams may also vary from period to period due to seasonal changes in supply and demand, and a variety of additional seasonal factors that are beyond USLG’s control and the control of customers on or around or surface acreage.

Further, the areas in which USLG holds its properties may be impacted by certain seasonal factors. Weather conditions affect the demand for, and prices of, oil and natural gas. Demand for oil and natural gas is typically higher in the fourth and first quarters resulting in higher prices. In the fourth quarter, due to inclement weather and the exhaustion of annual drilling and completion capital expenditure budgets, drilling activity typically declines in the Permian Basin. Due to these seasonal fluctuations, USLG’s results of operations for individual quarterly periods may not be indicative of the results that USLG may realize on an annual basis.

Cyclical Nature of Oil and Natural Gas Industry

The oil and natural gas industry is a highly cyclical industry. Demand for the use of USLG’s surface acreage and its resources, including USLG’s mineral and royalty interests, depends substantially on activity levels by producers on and around USLG’s surface acreage. Prevailing commodity prices and future demand for, and price of, oil, natural gas and NGLs and volatility in the prices for such resources (or the perception that such prices will decrease) affects such producers’ capital expenditures and willingness to pursue development activities. As such, the willingness of USLG’s producers to engage in drilling activities on and around USLG’s surface acreage is substantially influenced by the market prices of oil, natural gas and NGLs. Producers tend to increase capital expenditures in response to increases in oil, natural gas and NGLs prices, which would generally be expected to result in greater revenues for us. Increased capital expenditures can also lead to greater production, which historically has resulted in increased supplies of oil, natural gas and NGLs that can, in turn, reduce prices thereby leading to a reduction in activity levels. For these reasons, the results of USLG’s operations may be cyclical and may fluctuate from quarter to quarter and from year to year, and these fluctuations may distort comparisons of results across periods.

Human Capital

Employees

Following the completion of the Business Combination, New PBT’s operations will be managed through (i) its board of directors, (ii) its executive officers, (iii) management and corporate-level services provided by Blackbeard pursuant to the Master Services Agreement (the “MSA”), and (iv) management services provided by certain key employees who are expected to be directly employed by New PBT.

The management team of Blackbeard, which includes the individuals who will manage USLG, also performs similar services for Blackbeard and certain affiliates, and thus will not solely be focused on USLG’s business. See “Risk Factors — Risks Relating to USLG’s Business — USLG relies on Blackbeard to provide certain managerial functions, and pursuant to the Master Services Agreement, New PBT will rely on Blackbeard for certain managerial functions following the Business Combination.” New PBT expects Blackbeard will engage independent contractors and consultants involved in land, technical, regulatory and other disciplines to provide service with respect to the New PBT business on an as-needed basis.

Values and Culture

USLG relies on Blackbeard to provide it with management and operational services in part because of Blackbeard’s commitment to fostering a work environment in which everyone treats each other with dignity and respect and that is consistent with USLG’s core values. USLG believes that a focus on working together as a team to achieve outstanding results is key to attracting and retaining talented people. We anticipate that New PBT’s culture will be reinforced by Blackbeard’s management through holding open meetings, communicating regularly with the workforce and working to foster a culture of open communication.

Personnel Safety and Health

Safety is important to USLG and begins with the protection and safety of personnel and the communities in which USLG operates. USLG values people above all else and remain committed to making safety and health a top priority. USLG strives to comply, and expects its service providers to comply with, with all applicable safety and health laws and regulations.

Community and Social Engagement

USLG is committed to supporting and giving back to the communities in which USLG operates and live. USLG also recognizes the link between local communities, the success of USLG’s service providers and, ultimately, the success of USLG’s business.

Insurance

USLG maintains insurance coverage at levels that USLG believes are reasonable and prudent; however, as is customary in USLG’s industry, USLG does not insure fully against all risks associated with USLG’s business, either because such insurance is not available or because premium costs are considered prohibitive. USLG may not be able to maintain adequate insurance in the future at rates or on other terms USLG considers commercially reasonable and USLG’s actual coverage may not insure against many types of interruptions or events that might occur, including as a result of a lack of insurance providers offering services in USLG’s areas of operation. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if a loss event were to occur. The occurrence of such an event, the consequences of which are either not covered by insurance or not fully insured, or a significant delay in, or denial of, the payment of a major insurance claim, could have a materially adverse effect on USLG’s results of operations, cash flows and financial position. Certain of USLG’s arrangements with USLG’s customers operating on USLG’s land require the maintenance of certain levels of insurance and such customers’ indemnification of USLG to protect for such events occurring with respect to their operations.

Legal Proceedings

USLG may, from time to time, be involved in litigation, claims and other proceedings arising out of USLG’s operations in the normal course of business. USLG is currently unaware of any proceedings that, in the opinion of management, will individually or in the aggregate have a material adverse effect on its financial position, results of operations or cash flows. Due to the nature of its business, USLG is, from time to time, involved in litigation or subject to disputes or claims related to its business activities, including the non-payment of royalties. In the opinion of its management, none of the pending litigation, disputes or claims against USLG, if decided adversely, will have a material adverse effect on its financial condition or results of operations.

NEW PBT PREDECESSOR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations, financial condition and liquidity position of New PBT Predecessor for the three months ended March 31, 2026 and 2025 and the years ended December 31, 2025 and 2024 should be read in conjunction with the accompanying financial statements and related notes included elsewhere in this prospectus.

The following discussion and analysis of New PBT Predecessor’s financial condition and results of operations covers periods prior to the consummation of the Business Combination described elsewhere in this prospectus and does not reflect its effect on future periods. The Business Combination will result in financial results that are materially different from those reflected in the historical financial statements included elsewhere in this prospectus.

The following discussion contains forward-looking statements that reflect New PBT Predecessor’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside its control. Its actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include market prices for oil, natural gas and natural gas liquids, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. New PBT Predecessor does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Unless otherwise indicated, all references in this section to “we,” “us,” or “our” refer to New PBT Predecessor before giving effect to the Business Combination. Further, the historical combined financial data included in this prospectus does not necessarily reflect what our financial position or results of operations would have been had we operated as a separate, stand-alone entity during those periods.

Company Overview

PBT Land and Minerals Inc. Predecessor is a modern land and resource company built to generate diversified, high-margin cash flow from a large, contiguous land position in the heart of the Permian Basin. Our business captures value across the entire energy lifecycle through active management of our land and its resources.

New PBT was formed by SoftVest, L.P. to facilitate the proposed series of asset and legal entity in a business transaction between the Trust, Greybeard Energy and Blackbeard Holdings, a large, privately held and vertically integrated energy producer in the Permian Basin of West Texas that has “cracked the code” on the economic development of oil and natural gas in the CBP, sub-basin within the Permian Basin. The upstream business, Blackbeard Operating, operates substantially all of PBT Land and Minerals, Inc.’s mineral and royalty interests today. Blackbeard’s activity on our land drives a significant portion of our revenue today, providing us with unique alignment and visibility to growth. We aim to support and encourage further commercial development across our assets, by Blackbeard as well as other operators and customers, maximizing the value of each acre we hold, generating sustainable free cash flow and supporting compelling returns to our investors.

We own approximately 80,000 NRAs, overlaying 143,000 gross mineral acres, and approximately 68,000 surface acres across several large and adjacent ranches in the CBP. Our surface acreage is centrally located within the Permian Basin, attracting significant investment in pipelines, roads, electrical transmission and other infrastructure. Our customers pay us for use of our land and its resources, and we currently generate more than seven distinct surface revenue streams.

Market Condition and Outlook

Prices for oil, natural gas and NGLs have experienced significant volatility in recent years and may continue to fluctuate due to a variety of factors, including changes in supply and demand, uncertainties regarding monetary policy, tariffs on global trade and geopolitical risks, including the conflicts between Russia and Ukraine and the Middle East. During 2025 and into 2026, commodity prices fluctuated amid continued global economic uncertainty and the recent conflict in Iran.

During 2025, demand for oil, natural gas and NGLs reflected uneven global economic activity, as elevated interest rates and inflationary pressures continued to weigh on growth. Although central banks began to ease monetary policy, rates remained relatively high, and U.S. trade policy developments, including tariffs and the potential for retaliatory measures, contributed to uncertainty and may have adversely affected global demand.

Through the first half of 2026, commodity prices initially increased significantly compared to recent periods and remain volatile amid uncertainty in global economic conditions and energy markets. Most notably, the recently conflict in Iran has had a pronounced impact on oil markets, with Brent crude rising from approximately $70 per Bbl at the beginning of the conflict to nearly $120 per Bbl at its peak. Iran’s actions in the Strait of Hormuz, which carries roughly one-fifth of global oil supply, have created significant cargo traffic bottlenecks and caused significant tightening of supply. Although prices have eased from recent peaks, they remain elevated compared to recent periods, with long-term forecasts dependent on any increased tension in the Middle East and the stability of supply through the Strait of Hormuz.

High levels of activity in the Permian Basin have resulted in industry consolidation and labor and supply chain challenges, which has impacted drilling, completion and production activity. If more operators enter into or if existing operators increase activity in the CBP, these challenges may be exacerbated. All such volatility has driven material swings in commodity prices, which has subsequently impacted development and production decisions of E&P companies. Such volatility may lead to a more difficult investing and planning environment for us and our customers.

Periods of elevated commodity prices are often accompanied by increased operating and capital costs, including higher costs for labor, oilfield goods and services. Inflationary pressures also have resulted in and may result in additional increases to costs of our customers’ oilfield goods, services and personnel, which may impact their activity on our land. Announced tariffs and international trade policies may also increase operating costs. Although the financial health of the oil and gas industry has shown improvement as compared to prior periods, to the extent elevated interest rates and inflation remain, as well as any announced or future federal or foreign tariffs, our customers may experience further cost increases for their operations which may impact their operations on our acreage and/or with respect to our mineral and royalty interests. Higher oil, natural gas and NGL prices may cause the costs of materials and services to continue to rise. We cannot predict any future trends in the rate of inflation, any subsequent monetary policy changes or federal or international trade policies, and a significant increase in inflation and/or tariff rates, to the extent our customers are unable to recover higher costs through higher oil, natural gas and NGL prices and revenues, could negatively impact our business, financial condition and results of operations.

How We Generate Revenue

We generate revenue from multiple sources, including oil and natural gas royalties received in connection with mineral and royalty interests owned by us, the use of our surface acreage and the sale of resources from our land, among other sources. The royalty rates, fee, payment structure and other related terms in our contracts are negotiated on a case-by-case basis, and consider the surface use of our land, the type of resources extracted, the amount of use expected to be made of our land and the amount of resources to be produced and/or extracted. In any given period, the amount and sources of revenues we receive from related party transactions can fluctuate based on the nature, timing and scope of such activities on our land.

The following table presents the amount and relative percentage of each component of our revenues for the following periods:

	Three Months Ended March 31,				Year Ended December 31,
	2026		2025		2025		2024
	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(in thousands, except percentages)
Oil and natural gas royalties	$19,339	76%	$9,383	59%	$51,152	67%	$27,527	63%
Surface use royalties	4,765	19%	5,101	32%	17,795	24%	9,292	22%
Other surface and land resources revenue(1)	1,398	5%	1,497	9%	6,430	9%	6,303	15%
Total revenues	$25,502	100%	$15,981	100%	$75,377	100%	$43,122	100%

____________

(1)      Resource royalties and other revenue for the three months ended March 31, 2025 and the years ended December 31, 2025 and 2024 have been combined into other surface and land resources revenue for comparability with the presentation adopted for the three months ended March 31, 2026. See Note 2 — Basis of Presentation to the unaudited condensed combined financial statements included elsewhere in this prospectus.

Our revenues depend heavily on our customers’ activities on and around our land and may vary significantly from period to period as a result of the development of new revenue streams, fluctuations in commodity prices, regulatory developments, changes in volumes produced on our land and our acquisition strategy, among other factors. For example, oil and natural gas prices have historically been volatile. Lower commodity prices may decrease our revenues as customers on and around our land decrease their activity levels in response to low commodity prices. Although we intend to pursue additional opportunities to increase our revenue streams and introduce additional revenue components, there can be no assurance that such revenue will materially diversify our revenue streams.

Oil and Natural Gas Royalties

Our oil and natural gas royalties are earned on oil and natural gas mineral interests owned by us and is our largest source of revenue. Mineral interests are real property interests that are typically perpetual and grant both ownership of the hydrocarbons under a tract of land and the right to lease development rights to a third-party. Oil and natural gas royalties are recognized as revenue when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers. The oil and natural gas royalties we receive are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Royalties from oil and natural gas production are generally negotiated on a case-by-case basis, depending on the particular mineral interests and holder of such mineral interests.

Surface Use Royalties

Our surface use royalties revenue stream derives passive, fee-based revenue from customers conducting operations on our surface acreage. We actively manage the commercial development of our land, seeking to maximize the long-term value of our surface acreage and its resources by partnering with trusted developers and by identifying and capturing new sources of revenue for our land and its resources.

SUAs, including easements and rights of way, each define allowable uses of the surface and specify payment terms. SUAs permit customers to construct and operate drilling sites, pipeline easements, roadways, electric transmission easements and other facilities and equipment on land owned by us. We typically receive a per-rod or per-acre fee based on the aggregate amount of our land that is utilized under such SUA, and often additional fees at the beginning of each renewal period. Such agreements typically include pre-defined terms for fees that we will receive for our customers’ development and use of drilling sites, new and existing roads, pipeline easements and electric transmission easements. Our SUAs generally have terms ranging between 5 years to 10 years, with early termination rights for non-use over a pre-determined period of time.

Further, certain of our SUAs require payment to us of a royalty based on a percentage of the customer’s gross revenues derived from use of our land and/or volumetric use of infrastructure installed on our land in exchange for rights of use of our land. Such SUAs typically obligate the operator to meter its volumetric utilization of infrastructure installed on our land and to include a report of such utilization for our review along with its periodic payment. Royalties we receive from operations under such SUAs include water disposal activities on our land. Such SUAs generally have terms ranging from a minimum of 5 years to 10 years. PBT Land and Minerals, Inc. receives a royalty fee for each barrel of fluid, saltwater, brackish water, produced water or any other oil or natural gas byproduct that is injected into or through the subject wells, along with fees for any damages to the adjoining land, crops or livestock that may be caused by, or result from, such use of the land.

As discussed above, in any given year, the sources and amounts of revenues received under our SUAs may change based on the nature and scope of our customers’ activity on our land. Further, the terms of our SUAs are negotiated on a customer-by-customer basis. Our SUAs typically do not include minimum commitments with respect to the type and amount of infrastructure to be installed on our property or the amount of revenue to be received by us but do generally provide for automatic renewal-based increases in royalties that are tied to the CPI or negotiated on a case-by-case basis, depending on a number of factors, such as general economic conditions, the surface use of our land, competitor pricing and/or customer specific considerations. Our contractual provisions providing for inflation escalators are generally based on CPI or a specified fixed percentage, which may limit the amount of any single pricing increase. Such provisions may also vary as to the commencement date of such increase and the timing and calculation of the applicable adjustment based on the term of the agreement or particular use of our land. Our SUAs generally include standard provisions relating to maintenance by our customers of insurance of specified types and amounts, environmental, safety and health covenants and indemnification of us for environmental claims.

Other Surface and Land Resources Revenue

We lease our surface acreage to customers to construct and operate sand mines at their expense to provide in-basin sand for use in oil and natural gas completion operations. Such customers hold the exclusive right to mine sand from the leased surface acreage and may be required to make minimum royalty payments as a result.

Our agreements related to the sale of resources generally have terms ranging from a minimum of 1 year to 25 years, with early termination rights for non-use over a pre-determined period of time, typically 6 months. Such agreements may include certain exclusivity rights, such as the exclusive right to require the purchase of the subject resource for any operations on our land. Certain of our resource sales contracts may include minimum commitments that are negotiated on a case-by-case basis, taking into account the amount of activity on our land, the specific use of our land and any resultant production thereon, among other things. The agreements pursuant to which we receive resource royalties from sand mining activity generally have a primary term of 25 years and contain rights for renewal so long as the customer continues to operate on our land. We typically receive a fee when the contract is executed and a fixed royalty per ton of sand extracted. Such fees are negotiated on a case-by-case basis, depending on a number of factors, such as general economic conditions, the type of resources extracted the amount of use expected to be made of our land and the amount of resources to be produced and/or extracted, competitor pricing and/or customer specific considerations. During the three months ended March 31, 2026 and the year ended December 31, 2025, we did not execute any new contracts and thus did not receive such fees. For the three months ended March 31, 2026, resource royalties were derived from 10% to 15% effective royalty interests, with gross rates per ton of sand extracted ranging from $16.98 to $19.24, subject to certain minimum payment obligations. For the year ended December 31, 2025, gross resource royalty rates ranged from $17.00 to $19.73 per ton of sand extracted, subject to certain minimum payment obligations. These leases generally do not impose minimum production requirements on our customers.

These agreements typically provide rights to monitor activities on our land and contain standard provisions relating to confidentiality, indemnification of us for environmental claims, and maintenance of insurance of specified types and amounts. As discussed above, in any given year, the sources and amounts of revenues received from resource sales may change based on the nature and scope of our customers’ activity on our land.

Oil and natural gas minerals also can generate mineral lease bonus revenues. We did not receive any lease bonuses for any of the periods presented. We are eligible to receive lease bonus revenue by leasing our mineral and royalty interests to E&P companies, primarily Blackbeard. When we execute a mineral lease, the lease generally transfers the rights to any oil or natural gas discovered to the E&P company and grants us the right to a specified royalty interest payable on future production. Mineral lease bonuses are nonrefundable.

Additionally, our revenue is further supported by stable, long-term income from freshwater sales to operators for completions and other industrial uses, as well as leasing, rental and ranching income derived from our ranched acres. For our freshwater sales, we collect fee revenue on a per-barrel basis for fresh water sold to Blackbeard and other operators, which is then used by such operators to support well completions and sand mining and other operations. Our agreements related to the sale of freshwater generally have terms ranging from a minimum of 1 year to 5 years, with early termination rights for non-use over a pre-determined period of time, typically 6 months. For the three months ended March 31, 2026, per barrel prices for freshwater sold on a spot basis ranged from $0.20 to $1.07. For the year ended December 31, 2025, per barrel prices for freshwater sold on a spot basis ranged from $0.10 to $1.07. We also receive fixed payments associated with leasing and rentals (electric substation and various surface leases) and ranching payments. We also contribute computational resources to mining pools by executing cryptographic hash functions to validate blockchain transactions in exchange for payment in the form of non-cash consideration, primarily Bitcoin.

Costs of Conducting our Business

Our costs consist primarily of production and ad valorem taxes, general and administrative, other operating expenses and depreciation, depletion and amortization. Our principal costs are as follows:

Production and Ad Valorem Taxes

Production taxes are paid on produced oil, natural gas and NGLs based on a percentage of revenues and at fixed per-unit rates established by federal, state or local taxing authorities. Where available, we benefit from tax credits and exemptions in our various taxing jurisdictions. We are also subject to ad valorem taxes in the counties where our production is located. Ad valorem taxes are generally based on the valuation of our oil and natural properties and on our other property and equipment.

General and Administrative Expenses

In connection with Closing, New PBT will enter into the MSA with Blackbeard, in combination with certain key employees that are directly employed by New PBT. Pursuant the MSA, Blackbeard will manage the strategy, assets and day-to-day business and affairs of New PBT and its subsidiaries, subject to all times to applicable law, the further terms and conditions set forth in the MSA and to the supervision of the New PBT Board. As consideration for the services rendered pursuant to the MSA and Blackbeard’s overhead, including the compensation of New PBT’s executive management team that are employees of Blackbeard Holdings, New PBT will reimburse Blackbeard for all direct costs incurred on its behalf and pay an annual fee equal to $5.0 million. General and administrative expenses related to being a publicly traded company include expenses associated with annual and quarterly reporting, tax return preparation, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, registrar and transfer agent fees, director and officer liability insurance costs and director/direct employee compensation.

The audited combined financial statements included elsewhere in this prospectus include certain support and services, including accounting, engineering, human resources, executive management, information technology, field operating support and other support. The cost of these services has been allocated to us from Blackbeard Holdings’ total general and administrative expenses on the basis of revenues. Such amounts allocated may not be indicative of the cost of operations of New PBT or the amount of future allocations.

Transaction Costs

Transaction costs consist of third-party accounting, legal and financial advisory fees incurred in connection with the Business Combination and a previously contemplated initial public offering which we are no longer pursuing. The costs of these services were paid by Blackbeard and allocated across affiliated entities contributing assets to New PBT on the basis of revenues.

Other Operating Expenses

Other operating expenses are costs incurred related to our land operations, including power and fuel, overhead and other operating expenses.

Depreciation, Depletion and Amortization

Oil and natural gas properties are accounted for in accordance with the successful efforts method of accounting. Costs of our proved oil and natural gas properties are depleted on a basin-wide basis utilizing the units-of-production method using total proved reserves.

How We Evaluate Our Operations

We use a variety of financial and operational metrics to assess the performance of our business. Among the measures considered by management are the following:

Revenue

Revenue is a key performance metric of our company. We analyze realized monthly, quarterly and annual revenues and compare the results against our internal projections and budgets. Results are used to validate existing, or when applicable update, assumptions on macroeconomic drivers of our business, contractual mix driving average unit-level revenues and E&P customer development activity and commodity pricing, absent the impact of our operating costs.

Volumes of Oil, Natural Gas and NGLs Produced

In order to track and assess the performance of our assets, we monitor and analyze our operators’ production volumes from the various resource plays that comprise our oil and natural gas assets. We also regularly compare projected volumes to actual reported volumes and investigate unexpected variances.

Number of Rigs, Permits, DUCs and Producing Wells

In order to track and assess the performance of our assets, we monitor and analyze the number of rigs currently drilling our properties. We also constantly monitor the number of permits, DUCs, completions and producing wells that are applicable to our mineral and royalty interests in an effort to evaluate near-term production from our oil and natural gas assets.

Commodity Prices

Commodity prices have historically been volatile and may continue to be volatile in the future. Lower prices not only decrease our revenues but also potentially reduce the amount of oil, natural gas and NGLs that our operators can produce economically on our properties. The prices received for oil, natural gas and NGLs are determined by factors affecting global and regional supply and demand dynamics, such as economic and geopolitical conditions, production levels, availability of transportation, weather cycles and other factors. In addition, realized prices are influenced by product quality and proximity to consuming and refining markets. Any differences between realized prices and NYMEX prices are referred to as differentials.

Oil.    The substantial majority of our oil production is sold at prevailing market prices, which fluctuate in response to many factors that are outside of our control. NYMEX light sweet crude oil, commonly referred to as WTI, is the prevailing domestic oil-pricing index. The majority of our oil production is priced at the prevailing market price with the final realized price affected by both quality and location differentials. The chemical composition of crude oil plays an important role in its refining and subsequent sale as petroleum products. As a result, variations in chemical composition relative to the benchmark crude oil, usually WTI, will result in price adjustments, which are often referred to as quality differentials. The characteristics that most significantly affect quality differentials include the density of the oil, as characterized by its API gravity, and the presence and concentration of impurities, such as sulfur. Location differentials generally result from transportation costs based on the produced oil’s proximity to consuming and refining markets and major trading points.

Natural Gas.    The NYMEX price quoted at Henry Hub is a widely used benchmark for the pricing of natural gas in the United States. The actual volumetric prices realized from the sale of natural gas differ from the quoted NYMEX price as a result of quality and location differentials. Quality differentials result from the heating value of natural gas measured in btus and the presence of impurities, such as hydrogen sulfide, carbon dioxide and nitrogen. Natural gas containing ethane and heavier hydrocarbons has a higher btu value and will realize a higher volumetric price than natural gas that is predominantly methane, which has a lower btu value. Natural gas with a higher concentration of impurities will realize a lower volumetric price due to the presence of the impurities in the natural gas when sold or the cost of treating the natural gas to meet pipeline quality specifications. Natural gas, which currently has a limited global transportation system, is subject to price variances based on local supply and demand conditions and the cost to transport natural gas to end-user markets.

NGLs.    The pricing for NGLs is generally tied to the price of oil, but varies based on geographic location and the liquid components extracted, including ethane, propane, and butane and natural gasoline, among others, and the respective market pricing for each component.

Factors Affecting the Comparability of Our Financial Results

In this prospectus, we present our predecessor’s historical results of operations for three months ended March 31, 2026 and 2025 and the years ended December 31, 2025 and 2024. Our future results of operations will not be comparable to the historical results of operations of our predecessor for the periods presented as a result of the acquisition of the Hilcorp Assets, as well as any new contracting activity completed through our operations. The factors described below may also affect the comparability of our financial results.

Long-Term Incentive Plan

In order to incentivize individuals providing services to New PBT, we expect the New PBT Board to adopt the 2026 Incentive Plan prior to the consummation of the Business Combination, which will become effective upon the consummation of the Business Combination, subject to the approval by Unitholders of the 2026 Plan Proposal. Any individual who is an officer or employee of New PBT, and any other person who provides services to New PBT, including the New PBT Board, will be eligible to receive awards under the 2026 Incentive Plan at the discretion of the New PBT Board or a committee thereof, as applicable. The 2026 Incentive Plan will provide for awards, from time to time, at the discretion of the New PBT Board, or a committee thereof, of options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, substitute awards, and performance awards intended to align the interests of directors and service providers with those of New PBT’s shareholders. As such, our historical financial data may not present an accurate indication of what our actual results would have been if we had implemented the 2026 Incentive Plan prior to the periods presented within the audited combined financial statements included elsewhere in this prospectus.

Acquisitions

We plan to pursue potential attractive acquisitions of additional surface acreage and/or mineral and royalty interests. We believe we will be well positioned to acquire such assets and, should such opportunities arise, identifying and executing acquisitions will be a key part of our strategy. However, if we are unable to make acquisitions on economically acceptable terms, our future growth may be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to pay dividends to our shareholders.

On June 3, 2026, we completed the acquisition of certain ranch properties (the “Ranch Acquisition”) located in the Permian Basin in Crane County, Texas for $20.0 million.

On May 30, 2025, Blackbeard Holdings completed an acquisition of both 40,400 NRAs and 14,300 surface acres located in the Permian Basin primarily in Crane County, Texas from Hilcorp Permian CT TXNM, LLC. The acquired asset value attributed to us was $60.6 million based on the fair market value of our share of assets acquired.

Any additional acquisitions will further impact the comparability of our results of operations.

Indebtedness and Interest Expense

On June 1, 2026, we entered into a secured revolving credit agreement with JPMorgan Chase Bank as the administrative agent and issuing bank (the “JPM Credit Agreement”). The JPM Credit Agreement provides for a revolving credit facility (the “JPM Revolving Credit Facility”) in the maximum aggregate revolving commitment amount of $250.0 million. The JPM Revolving Credit Facility matures on May 30, 2031. The JPM Credit Agreement is secured by our property and equipment and requires us to maintain certain leverage and liquidity ratios. As of July 22, 2026 we had total outstanding borrowings of $98.0 million under the JPM Revolving Credit Facility and had incurred bank fees of $2.9 million.

On May 30, 2025, we entered into a secured revolving credit agreement (the “Comerica Credit Agreement”) with Comerica Bank as the administrative agent, sole book runner and lead arranger. The Comerica Credit Agreement provided for a revolving credit facility in the maximum amount of $10.0 million (the “Comerica Revolving Credit Facility”) and a term loan in the amount of $20.0 million (the “Comerica Term Loan” and, together with the Comerica Revolving Credit Facility, the “Comerica Credit Facilities”). The Comerica Revolving Credit Facility was to mature on May 30, 2030. The Comerica Term Loan required quarterly payments with final maturity on May 30, 2030. As of March 31, 2026, the Comerica Term Loan balance was $17.1 million and incurred interest at a rate of 6.5%. There were no outstanding borrowings under the Comerica Revolving Credit Facility as of March 31, 2026. The Comerica Credit Agreement was secured by our property and equipment and required us to maintain certain leverage and debt service coverage ratios. Using the borrowings under the JPM Credit Agreement and cash on hand, on June 1, 2026, we settled the outstanding debt under the Comerica Credit Agreement and terminated the Comerica Credit Agreement in connection therewith.

Historically, Blackbeard’s debt has been partially collateralized by our assets and as a result, interest expense has been allocated to us based on the relative value of our oil and natural gas interests utilized to fund its business operations and the prevailing interest rates. Any future borrowings will incur interest expense that is affected by both fluctuations in interest rates and our financing decisions.

Public Company Expenses

Following Closing, we anticipate New PBT will incur incremental, non-recurring costs as a result of operating as a publicly traded company, including the costs associated with the initial implementation of our Sarbanes-Oxley Act internal controls and testing, as applicable. We also expect New PBT will incur additional significant and recurring expenses as a publicly traded company, including expenses associated with SEC reporting requirements, including the preparation and filing of annual and quarterly reports, Sarbanes-Oxley Act compliance expenses, expenses associated with listing the Class A Shares on the NYSE, independent auditor fees, independent petroleum engineers fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director and officer compensation expenses. These incremental costs and expenses are not reflected in the audited combined financial statements included elsewhere in this prospectus.

Income Taxes

Following Closing, New PBT will be subject to U.S. federal, state and local income taxes as a corporation on its allocable share of income of OpCo. Our predecessor was not subject to U.S. federal income tax at the entity level as our results were reported in Blackbeard Holdings’s consolidated financial results of operations. Blackbeard Holdings is a limited liability company and treated as a flow-through entity for U.S. federal income tax purposes. Thus, the audited combined financial statements included elsewhere in this prospectus do not contain a provision for U.S. federal income taxes. The only income tax expense that appeared in the audited combined financial statements was the Texas margin tax, to which New PBT will continue to be subject as a corporation.

Results of Operations

The following table summarizes our income and expenses for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(in thousands)
Revenue and other income:
Oil and gas royalties	$19,339	$9,383	$51,152	$27,527
Surface use royalties	4,765	5,101	17,795	9,292
Other surface and land resources revenue	1,398	1,497	6,430	6,303
Change in fair value of digital assets	(233)	(112)	(197)	402
Other (loss)/gain	(4)	—	115	9
Total revenue and other income	25,265	15,869	75,295	43,533

Expenses:
Production and ad valorem taxes	1,455	599	3,190	2,100
General and administrative – related party	882	544	3,605	1,740
Transaction costs	1,212	—	4,492	—
Other operating expenses	39	121	414	490
Depreciation, depletion and amortization	4,161	2,531	13,895	10,678
Total expenses	7,749	3,795	25,596	15,008

Operating income	17,516	12,074	49,699	28,525
Interest expense, net	848	376	2,909	1,764
Income before income taxes	16,668	11,698	46,790	26,761
Income tax expense(1)	134	81	394	226
Net income	$16,534	$11,617	$46,396	$26,535

____________

(1)      Income tax expense reflects impacts of the Texas margin tax.

The following table summarizes our production data and realized prices for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(dollars in thousands, except for realized prices)
Net royalty volumes:
Oil (MBbls)	262	115	736	333
Natural gas (MMcf)	585	315	1,804	1,119
NGLs (MBbls)	82	36	228	136
Equivalents (MBoe)	442	204	1,265	656
Equivalents (MBoe/d)	4.9	2.3	3.5	1.8
Oil and natural gas royalties:
Oil royalties	$18,001	$8,098	$46,395	$24,779
Natural gas royalties	(152)	564	925	259
NGL royalties	1,490	721	3,832	2,489
Total oil and natural gas royalties	$19,339	$9,383	$51,152	$27,527
Realized prices:
Oil ($/Bbl)	$68.71	$70.42	$63.04	$74.41
Natural gas ($/Mcf)	$(0.26)	$1.79	$0.51	$0.23
NGLs ($/Bbl)	$18.17	$20.03	$16.81	$18.30
Equivalents ($/Boe)	$43.75	$46.00	$40.44	$41.96
Oil and gas pricing metrics:
WTI Cushing average price per MBbl	$72.74	$71.78	$65.39	$76.63
Henry Hub average price per Mmbtu	$4.71	$4.14	$3.52	$2.19

Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

Oil and Natural Gas Royalties

Our oil and natural gas royalty revenue is a function of oil, natural gas and NGLs production volumes sold and average prices received for those volumes. Oil and natural gas royalties increased by $10.0 million, or 106% to $19.4 million for the three months ended March 31, 2026, as compared to $9.4 million for the three months ended March 31, 2025. This increase is primarily driven by the Hilcorp Acquisition which closed after March 31, 2025 and contributed an additional 0.1 million Mboe and accounted for $6.4 million of the increase in revenue. The remaining $3.6 million increase in revenue was attributable to higher production volumes from new wells placed into service since March 31, 2025. These volume-driven increases were partially offset by lower average realized commodity prices, as reflected in the table above.

Oil revenue increased as a result of a 128% increase in production volumes sold, which added $10.1 million of revenue, partially offset by a $1.71 per barrel decrease in oil prices that reduced revenue by $0.2 million. Natural gas revenue decreased both as a result of the $2.05 per mcf decrease in natural gas price, which reduced revenue by $0.6 million and the 86% increase in volumes, which reduced revenue by $0.1 million as a result of the negative gas prices for the three months ended March 31, 2026. The NGL revenue increased as a result of a 128% increase in production volumes sold, resulting in $0.9 million in revenue partially offset by a $1.86 per barrel price decrease that reduced revenue by $0.1 million.

Surface Use Revenue

Surface use revenue decreased by $0.3 million, or 6%, to $4.8 million for the three months ended March 31, 2026, as compared to $5.1 million for the three months ended March 31, 2025. The decrease was attributable to a $2.0 million decline in surface usage governed through SUAs partially offset by increased produced water gathering and injection volumes on our properties which resulted in $1.7 million of higher revenues during the three months ended March 31, 2026, as compared to the three months ended March 31, 2025.

Other surface and land resources revenue

Other surface and land resources revenue decreased by $0.1 million, or 7%, to $1.4 million for the three months ended March 31, 2026, as compared to $1.5 million for the three months ended March 31, 2025. The gross realized prices on sand extracted and shipped from our land decreased 3% to $17.78 per ton for the three months ended March 31, 2026 as compared to $18.32 per ton for the three months ended March 31, 2025. Sand volumes extracted and shipped from our land decreased 19% which, together with lower realized sand prices, contributed to a $0.3 million decrease in other surface and land resources revenue. This decline was partially offset by a $0.2 million increase in freshwater sales.

Change in Fair Value of Digital Assets

Change in fair value of digital assets decreased by $0.1 million, or 100%. The change in fair value of digital assets resulted in a loss of $0.2 million for the three months ended March 31, 2026, as compared to a loss of $0.1 million for the three months ended March 31, 2025. The change was primarily driven by fluctuations in Bitcoin indexed pricing as reported on Coinbase at 23:59:59 coordinated universal time.

Production and Ad Valorem Taxes

Production and ad valorem tax expenses increased by $0.9 million, or 150%, to $1.5 million for the three months ended March 31, 2026, as compared to $0.6 million for the three months ended March 31, 2025. Taxes are based, among other factors, on property values driven by prior year commodity prices. Oil prices decreased for the year ended December 31, 2025, as compared to the year ended December 31, 2024; however, increased production volumes from the Hilcorp Acquisition accounted for $0.3 million of the increase in production and ad valorem taxes during 2026. The remaining $0.6 million increase was primarily attributable to continued increased drilling and property development during the three months ended March 31, 2026.

General and Administrative

General and administrative expenses increased by $0.4 million, or 80%, to $0.9 million for the three months ended March 31, 2026, as compared to $0.5 million for the three months ended March 31, 2025. These expenses consist of allocations from Blackbeard for corporate support services, including accounting, engineering, human resources, executive management, information technology, field operations support and other administrative functions. Blackbeard allocates these costs on the basis of revenues. Our growing share of Blackbeard’s revenue base, inclusive of the Hilcorp Acquisition, resulted in the additional $0.4 million of allocated general and administrative expenses.

Transaction Costs

Transaction costs were $1.2 million for the three months ended March 31, 2026. These costs are legal, tax and accounting advisory fees initially incurred in connection with a previously contemplated initial public offering which we are no longer pursuing. There were no transaction costs for the three months ended March 31, 2025.

Other Operating Expenses

Other operating expenses remained relatively consistent for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization expenses increased by $1.7 million, or 68%, to $4.2 million for the three months ended March 31, 2026, as compared to $2.5 million for the three months ended March 31, 2025. The increase was primarily attributable to a 117% increase in production as a result of the Hilcorp Acquisition and operational growth. The increase was partially offset by a lower depletion rate of $9.26 per boe for the three months ended March 31, 2026, as compared to $12.09 per boe for the year ended March 31, 2025, resulting from an increase in our reserves estimates used in the unit-of-production calculation primarily as a result of the uplift in reserves resulting from Blackbeard’s continued development.

Interest Expense, Net

Interest expense, net increased by $0.4 million, or 100%, to $0.8 million for the three months ended March 31, 2026, as compared to $0.4 million the three months ended March 31, 2025 primarily due to the Comerica Term Loan which was drawn after March 31, 2025 and resulted in $0.3 million of interest expense. The remaining $0.1 million increase is related to additional interest expense allocated from Blackbeard Holdings after the Hilcorp Acquisition.

Income Tax Expense

Income tax expense remained relatively consistent for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Oil and Natural Gas Royalties

Our oil and natural gas royalty revenue is a function of oil, natural gas and NGLs production volumes sold and average prices received for those volumes. Oil and natural gas royalties increased by $23.6 million, or 86%, to $51.1 million for the year ended December 31, 2025, as compared to $27.5 million for the year ended December 31, 2024 primarily resulting from the Hilcorp Acquisition which closed on May 30, 2025, which contributed an additional 0.3 million Mboe and accounted for $11.6 million of the increase in revenue. The remaining $12.0 million increase in revenue was attributable to higher production volumes resulting from new wells placed into service during 2025. These volume-driven increases were partially offset by lower average realized commodity prices, as reflected in the table above.

Oil revenue increased as a result of a 121% increase in production volumes sold, generating $25.4 million in additional revenue, partially offset by an $11.37 per barrel decrease in oil prices, which reduced revenue by $3.8 million. Natural gas revenue increased as a result of a 61% increase in natural gas volumes sold, contributing $0.4 million in additional revenue, while the $0.28 per Mcf increase in natural gas prices contributed $0.3 million in higher revenue. The NGL revenue increased as a result of a 68% increase in production volumes sold, resulting in $1.5 million in additional revenue, partially offset by a $1.49 per barrel price decline, which reduced revenue by $0.2 million.

Surface Use Revenue

Surface use revenue increased by $8.5 million, or 91%, to $17.8 million for the year ended December 31, 2025, as compared to $9.3 million for the year ended December 31, 2024. The increase was primarily attributable to increased surface usage governed through SUAs of $7.0 million, of which $2.9 million is related to one-time surface use payments for discrete, defined, non-exclusive surface use rights. Additionally, increased produced water injection volumes on our properties resulted in approximately $1.5 million higher revenues during the year ended December 31, 2025, as compared to the year ended December 31, 2024.

Other surface and land resources revenue

Other surface and land resources revenue increased by $0.1 million, or 2%, to $6.4 million for the year ended December 31, 2025, as compared to $6.3 million for the year ended December 31, 2024. The increase was driven by a $0.3 million in increased freshwater sales due to higher water demand and a $0.3 million increase in revenue generated from use of the electrical substation on our land. These increases were partially offset by a $0.3 million decrease in resource royalties revenue, attributable to an 18% decline in gross realized sand prices to $18.24 per ton for year ended December 31, 2025 as compared to $22.28 per ton for the year ended December 31, 2024. Sand volumes extracted and shipped from our land increased 12%, partially offsetting the unfavorable impacts of the drop in prices. There was a decrease in third-party resource royalties, resulting from one customer becoming a related party in late 2024. In addition, the increase was further offset by a $0.1 million decrease in cryptocurrency mining revenue related to Bitcoin and a $0.1 million decrease in rental and ranching income associated with various surface leases.

Change in Fair Value of Digital Assets

Change in fair value of digital assets decreased by $0.6 million, or 150%. The change in fair value of digital assets resulted in a loss of $0.2 million for the year ended December 31, 2025, as compared to a gain of $0.4 million for the year ended December 31, 2024. The change in fair value was primarily attributable to fluctuations in Bitcoin indexed pricing as reported on Coinbase at 23:59:59 coordinated universal time.

Production and Ad Valorem Taxes

Production and ad valorem tax expenses increased by $1.1 million, or 52%, to $3.2 million for the year ended December 31, 2025, as compared to $2.1 million for the year ended December 31, 2024. Taxes are based, among other factors, on property values driven by prior year commodity prices. Commodity prices decreased for the year ended December 31, 2024, as compared to the year ended December 31, 2023; however, increased production volumes from the Hilcorp Acquisition accounted for $0.8 million of the increase in production and ad valorem taxes during 2025. The remaining $0.3 million increase was attributable primarily to increased drilling and property development during the year ended December 31, 2025.

General and Administrative

General and administrative expenses increased by $1.9 million, or 112%, to $3.6 million for the year ended December 31, 2025, as compared to $1.7 million for the year ended December 31, 2024. These expenses consist of allocations from Blackbeard for corporate support services, including accounting, engineering, human resources, executive management, information technology, field operations support and other administrative functions. Blackbeard allocates these costs on the basis of revenues. Our growing share of Blackbeard’s revenue base, inclusive of the Hilcorp Acquisition, resulted in an additional $1.4 million of allocated general and administrative expenses. The remaining $0.5 million increase was attributable to a higher ratio of Blackbeard’s general and administrative expenses to revenue.

Transaction Costs

Transaction costs were $4.5 million for the year ended December 31, 2025. These costs are legal, tax and accounting advisory fees initially incurred in connection with a previously contemplated initial public offering which we are no longer pursuing. There were no transaction costs for the year ended December 31, 2024.

Other Operating Expenses

Other operating expenses remained relatively consistent for the year ended December 31, 2025 as compared to the year ended December 31, 2024.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization expenses increased by $3.2 million, or 30%, to $13.9 million for the year ended December 31, 2025, as compared to $10.7 million for the year ended December 31, 2024. The increase was primarily attributable to a 93% increase in production as a result of the Hilcorp Acquisition and operational growth as described above, for the year ended December 31, 2025, as compared to the year ended December 31, 2024. The increase was offset by a lower depletion rate of $10.78 per boe for the year ended December 31, 2025, as compared to $15.94 per boe for the year ended December 31, 2024, resulting from an increase in our reserves estimates used in the unit-of-production calculation, primarily due to Blackbeard’s continued development.

Interest Expense, Net

Interest expense, net increased by $1.1 million, or 61%, to $2.9 million for the year ended December 31, 2025, as compared to $1.8 million the year ended December 31, 2024 primarily due to the entry into the Comerica Revolving Credit Facility and Comerica Term Loan on May 30, 2025, which resulted in $0.1 million and $0.9 million of interest expense, respectively.

Income Tax Expense

Income tax expense increased by $0.2 million, or 100%, to $0.4 million for the year ended December 31, 2025, as compared to $0.2 million for the year ended December 31, 2024 due to increased total revenues, a percentage of which were subject to the Texas margin tax.

Non-GAAP Financial Measures

We use certain non-GAAP measures to assess the financial performance of our assets. These non-GAAP financial measures are supplemental measures of our performance that we believe help investors understand our operating results. Additionally, these measures are often used by analysts and other interested parties to evaluate companies in our industry. We believe these non-GAAP financial measures, in addition to the corresponding GAAP financial measure, are important supplemental measures that exclude non-cash or other items that may not be indicative of, or are unrelated to, our core operating results and the overall health of our business.

These measures are not prepared in accordance with GAAP and may be different from the non-GAAP measures used by other companies. These non-GAAP measures are provided in addition to, and should not be considered a substitute for, or superior to, any performance measure derived in accordance with GAAP. Further, these measures have limitations as analytical tools and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to shareholders or service indebtedness. We define Adjusted EBITDA as net income before interest; income taxes; depreciation, depletion and amortization; change in fair value of digital assets; non-cash consideration of digital assets and other gain/loss. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended March 31, 2026	Year Ended December 31, 2025
	(unaudited, in thousands)
Net income	$16,534	$46,396
Adjustments:
Depreciation, depletion and amortization	4,161	13,895
Interest expense, net	848	2,909
Income tax expense(1)	134	394
Change in fair value of digital assets	233	197
Non-cash consideration of digital assets(2)	38	(251)
Other loss (gain)	4	(115)
Transaction costs	1,212	4,492
Adjusted EBITDA	$23,164	$67,917
Adjusted EBITDA Margin	91%	90%

____________

(1)      Income tax expense reflects impacts of the Texas margin tax.

(2)      Digital assets are recorded as other surface and land resources revenue as non-cash consideration of digital assets.

Free Cash Flow and Free Cash Flow Margin

Free Cash Flow and Free Cash Flow Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less acquisitions, including deposits and investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

Management believes Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance and subsequently, the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities.

The following table sets forth a reconciliation of net cash provided by operating activities as determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin for the periods indicated.

	Three Months Ended March 31, 2026	Year Ended December 31, 2025
	(unaudited, in thousands)
Net cash provided by operating activities	$17,052	$57,682
Adjustments:
Acquisitions, including deposits	(500)	—
Capital expenditures	(101)	(302)
Free Cash Flow	$16,451	$57,380
Free Cash Flow Margin	65%	76%

PV-10

PV-10 is a non-GAAP financial measure and differs from the standardized measure, which is the most directly comparable GAAP financial measure. We refer to PV-10 as the present value of estimated future cash flows of estimated proved reserves as calculated in our reserve reports using a discount rate of 10%. This amount includes projected revenues and estimated production costs. The amount does not include any future development or abandonment costs because our interests are limited to mineral and royalty interests. Thus, we do not incur capital or abandonment expenditures related to the development of proved reserves.

Unlike PV-10, standardized measure takes into account future income tax expense. Historically, we have not been subject to entity level taxes since Blackbeard is a limited liability company. Neither PV-10 nor standardized measure represents an estimate of the fair market value of the applicable oil and natural gas properties. We believe that the presentation of PV-10 is relevant and useful because it presents the discounted future net cash flows attributable to reserves prior to taking into account future income taxes. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific income tax characteristics of such entities. Investors should be cautioned that neither PV-10 nor standardized measure represent an estimate of the fair market value of proved reserve. See “Information about US Land Guild — Oil, Natural Gas and NGLs Data — PV-10” for reconciliation of PV-10 to standardized measure, its most directly comparable GAAP financial measure. For more information regarding our presentation of standardized measure, see “Note 12 — Supplemental Oil and Natural Gas Disclosures (Unaudited)” to the combined financial statements included elsewhere in this prospectus.

The following table sets forth estimates of our net proved oil, natural gas and NGLs reserves, PV-10 and standardized measure as of December 31, 2025 based on SEC pricing.

December 31, 2025
Estimated proved developed reserves:
Oil (MBbls)	4,406
Natural gas (MMcf)	13,167
NGLs (MBbls)	1,657
Total (MBoe)	8,258
Standardized Measure (millions)	$175
PV-10 (millions)	$176
Estimated proved undeveloped reserves:
Oil (MBbls)	2,389
Natural gas (MMcf)	5,294
NGLs (MBbls)	741
Total (MBoe)	4,012
Standardized Measure (millions)	$80
PV-10 (millions)	$81
Estimated proved reserves:
Oil (MBbls)	6,795
Natural gas (MMcf)	18,461
NGLs (MBbls)	2,398
Total (MBoe)	12,270
Standardized Measure (millions)	$255
PV-10 (millions)	$257

Liquidity and Capital Resources

Historically, our primary sources of liquidity have been capital contributions from Blackbeard, cash flows from operating activities and borrowings under the credit facility. Following the completion of the Business Combination, we expect our primary sources of liquidity will be cash flows from operating activities and, if required, proceeds from borrowings under the revolving credit facility. Further, we expect our primary liquidity and capital requirements will be for our operating expenses, the payment of dividends to our shareholders, if any, servicing of our debt, general company needs and investing in our business, including the potential acquisition of additional surface acreage and mineral and royalty interests. Future sources of liquidity may also include issuances of debt or equity securities.

We believe that we will be able to fully fund our ongoing capital expenditures, working capital requirements and other capital needs for the foreseeable short- and long-term future through cash on hand, cash flows from our operating activities, borrowings under the JPM Credit Facility, and access to capital markets. Although we believe that we will be able to fully fund our ongoing capital expenditures, working capital requirements and other capital needs for the foreseeable future through cash on hand, cash flows from our operating activities and access to capital markets, we may choose to use borrowings under our debt instruments to finance our operating and investing activities. See “— Debt Instruments.”

As an owner of surface acreage and mineral and royalty interests, we incur the initial cost to acquire our interests but thereafter do not incur any development or maintenance capital expenditures, which are borne entirely by our operators and customers on our land. As a result, our only capital expenditures are related to other property and equipment, such as the development of digital asset infrastructure. In the future, we may incur capital expenditures to acquire additional surface acreage and mineral and royalty interests. The amount and allocation of future acquisition-related capital expenditures will depend upon a number of factors, including the number and size of acquisition opportunities, our cash flows from operating, investing and financing activities and our ability to integrate acquisitions. We periodically assess changes in current and projected cash flows, acquisition and divestiture activities, and other factors to determine the effects on our liquidity. Our ability to generate cash is subject to several factors, some of which are beyond our control, including commodity prices, our operators and customers activities on our land, including the development and production of wells, and general economic, financial, legislative, regulatory and other factors. If we require additional capital for acquisitions or other reasons, we may raise such capital through borrowings under our debt instruments, asset sales, offerings of equity and debt securities or other means. If we are unable to obtain funds needed or on acceptable terms, we may not be able to complete acquisitions that are favorable to us.

As of March 31, 2026, we had $17.1 million of total debt outstanding and $5.1 million of cash and cash equivalents. As of December 31, 2025, we had $17.9 million of total debt outstanding and $1.1 million of cash and cash equivalents.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(in thousands)
Statement of Cash Flows Data:
Net cash provided by operating activities	$17,052	$11,105	$57,682	$32,071
Net cash used in investing activities	(601)	—	(302)	(436)
Net cash used in financing activities	(12,472)	(13,279)	(59,574)	(29,360)
Net increase (decrease) in cash and cash equivalents	$3,979	$(2,174)	$(2,194)	$2,275

Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $6.0 million, or 54%, to $17.1 million for the three months ended March 31, 2026, as compared to $11.1 million for the three months ended March 31, 2025. Cash flow from operations is primarily driven by the level of our income-generating activities and the timing of cash payments related to our operating assets and liabilities. Net income excluding non-cash activities was $21.0 million for the three months ended March 31, 2026 compared to $14.2 million for the three months ended March 31, 2025, which contributed to a $6.8 million net increase in cash provided by operating activities. This increase was primarily driven by higher income from oil, natural gas, and NGLs resulting from Hilcorp Acquisition and higher production volumes. See “— Results of Operations” above for further discussion of changes in our income and expenses.

Changes in our operating assets and liabilities resulted in a $0.8 million decrease in net cash provided by operating activities. The key drivers include a $1.2 million decrease due to timing differences in net payables and receivables balances offset by a $0.4 million increase due to upfront payments received in 2026 for exclusive surface utilization under lease arrangements.

Net Cash Used in Investing Activities

Net cash used in investing activities increased by $0.6 million to $0.6 million for the three months ended March 31, 2026, as compared to no investing activities for the three months ended March 31, 2025. The increase was driven by $0.5 million as a result of a deposit related to the Ranch Acquisition along with $0.1 million attributable to higher investment in other property and equipment.

Net Cash Used in Financing Activities

Prior to the Business Combination, most of our predecessor’s cash flow was advanced through Blackbeard’s centralized cash management system. Net cash used in financing activities decreased by $0.8 million, or 6%, to $12.5 million for the three months ended March 31, 2026, as compared to $13.3 million for the three months ended March 31, 2025. The decreased was primarily driven by a reduction of net transfers to Blackbeard Holdings of $2.1 million offset by $0.7 million in repayments of Comerica Credit Facilities which was drawn after March 31, 2025 and $0.6 million related to payments of deferred offering costs of a previously contemplated initial public offering which we are no longer pursuing. Transfers of cash to and from Blackbeard Holdings are reflected as a component of net parent investment.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $25.6 million, or 80%, to $57.7 million for the year ended December 31, 2025, as compared to $32.1 million for the year ended December 31, 2024. Cash flow from operations is primarily driven by the level of our income-generating activities and the timing of cash payments related to our operating assets and liabilities. Net income excluding non-cash activities was $60.2 million in 2025 compared to $36.5 million in 2024, which contributed to a $23.7 million net increase in cash provided by operating activities. This increase was primarily driven by higher income from oil, natural gas, and NGLs resulting from Hilcorp Acquisition and increased production from new wells placed into service during 2025, as well as increased surface use activities. See “— Results of Operations” above for further discussion of changes in our income and expenses.

Changes in our operating assets and liabilities resulted in a $1.9 million increase in net cash provided by operating activities. The key drivers include an increase of $0.8 million in ad valorem tax payable due to higher 2025 balances, as compared to 2024, from acquisitions of additional NRAs and surface acres and a lower 2024 balance reflecting the lagged impact of 2023 commodity price declines on tax assessments and payment timing. Additionally, $0.7 million of the increase is driven by upfront payments received in 2025 for exclusive surface utilization under lease arrangements. The remaining net $0.4 million increase is due to timing differences in net payables and receivables balances as well as an increase in income tax payable due to higher revenues.

Net Cash Used in Investing Activities

Net cash used in investing activities decreased by $0.1 million to $0.3 million for the year ended December 31, 2025, as compared to $0.4 million for the year ended December 31, 2024. The decrease was driven by $0.1 million attributable to lower investment in other property and equipment.

Net Cash Used in Financing Activities

Prior to the Business Combination, most of our predecessor’s cash flow was advanced through Blackbeard’s centralized cash management system. Net cash used in financing activities increased by $30.2 million, to $59.6 million for the year ended December 31, 2025, as compared to $29.4 million for the year ended December 31, 2024. The increase was primarily attributable to an increase in cash transfers to Blackbeard Holdings of $45.5 million, $2.1 million related to payments of deferred offering costs of a previously contemplated initial public offering which we are no longer pursuing and $0.5 million in payments of debt issuance costs offset by $17.9 million in net cash provided by borrowing and repayments on the Comerica Credit Facilities which was drawn after March 31, 2025.

Debt Instruments

JPM Credit Facility

On June 1, 2026, we entered into the JPM Credit Agreement. The JPM Credit Agreement provides for the JPM Revolving Credit Facility in the maximum aggregate revolving commitment amount of $250.0 million. The JPM Revolving Credit Facility matures on May 30, 2031. The JPM Credit Agreement is secured by our property and equipment and requires us to maintain certain leverage and liquidity ratios. As of July 22, 2026, we had total outstanding borrowings of $98.0 million under the JPM Revolving Credit Facility and had incurred bank fees of $2.9 million.

In connection with Closing, it is expected that, if the required lender consents are obtained, the JPM Credit Facility will be amended (or replaced) to provide that a subsidiary of New PBT will be the new borrower thereunder. However, no guarantee can be made as to whether such consents will be obtained. If such consents are not obtained, the indebtedness outstanding under the JPM Credit Facility is instead expected to be paid off in full at Closing pursuant to one or more payoff letters.

Comerica Credit Facility

On May 30, 2025, we entered into the Comerica Credit Agreement. The Comerica Credit Agreement provided for the Comerica Revolving Credit Facility in the maximum amount of $10.0 million and the Comerica Term Loan in the amount of $20.0 million. The Comerica Revolving Credit Facility was to mature on May 30, 2030. The Comerica Term Loan required quarterly payments with final maturity on May 30, 2030. As of March 31, 2026, the Comerica Term Loan incurred interest at a rate of 6.5%, and there were not outstanding borrowings under the Comerica Revolving Credit Facility. As of December 31, 2025, the Comerica Term Loan incurred interest at a rate of 6.6%, and there were no outstanding borrowings under the Comerica Revolving Credit Facility. The Comerica Credit Agreement was secured by our property and equipment and requires us to maintain certain leverage and debt service coverage ratios.

Using the borrowings under the JPM Credit Agreement and cash on hand, on June 1, 2026, we settled the outstanding debt under the Comerica Credit Agreement and terminated the Comerica Credit Agreement in connection therewith.

Contractual Obligations

As of March 31, 2026, we had total debt outstanding under our Comerica Term Loan of $17.1 million, including $2.8 million classified as current, with interest accruing 6.5% per annum. As of December 31, 2025, we had total debt outstanding under our Comerica Term Loan of $17.9 million, including $2.8 million classified as current, with interest accruing at 6.6% per annum.

Off Balance Sheet Arrangements

We currently have no material off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our predecessor’s audited combined financial statements and unaudited condensed combined financial statements included elsewhere in this prospectus, which have been prepared in accordance with GAAP. The preparation of our predecessor’s audited combined financial statements and unaudited condensed combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We consider our critical accounting estimates those that require subjectivity and that could inherently influence our financial result based on changes in those estimates. See Note 3 — Summary of Significant Accounting Policies to the audited combined financial statements included elsewhere in this prospectus for additional information regarding these accounting policies.

Method of Accounting for Oil and Natural Gas Properties

We follow the successful efforts method of accounting for our oil and natural gas properties. Under this method, costs to acquire mineral and royalty interests in oil and natural gas properties are capitalized when incurred.

Costs of proved oil and natural gas properties are depleted on a basin-wide basis utilizing the units-of production method using total proved reserves. Costs of unproved oil and natural gas properties are not subject to depletion. These costs are transferred into costs subject to depletion on an ongoing basis as wells are completed and as proved reserves are established or confirmed.

Impairment of Proved Oil and Natural Gas Interests

The fair value of proved reserves is used for impairment purposes, which is evaluated whenever events or changes in circumstances indicate that the carrying value of the assets might not be recoverable. Fair value of proved reserves is determined primarily by discounted cash flows, supported by available market valuations, if applicable. Significant inputs and assumptions to the valuation of proved oil and natural gas interests include estimates of reserves, future production volumes, future commodity prices and a market-based weighted average cost of capital rate.

Oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates and their associated future net cash flows were prepared by CG&A, our independent reserve engineers, as of December 31, 2025 and 2024. The process of estimating oil and natural gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. Significant inputs included in the calculation of future net cash flows include anticipated production of proved reserves and other relevant data. The data for a given property may also change substantially over time as a result of numerous factors, including evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time, and reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future net cash flows and result in impairment of assets that may be material. No impairments were recorded on our proved oil and natural gas properties for the three months ended March 31, 2026 and 2025 and the years ended December 31, 2025 and 2024.

Revenue Recognition

Oil and Natural Gas Royalties

Oil and natural gas royalties are earned on oil and natural gas mineral interests owned by us. Oil and natural gas royalties are recognized when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers.

The oil and natural gas royalties we receive are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Oil and natural gas royalty payments are typically received within three months after the month of production.

We accrue oil and natural gas royalties based on an estimate of the production sold to the customer and the price that will be received for the sale of the product. Pricing estimates are based upon actual prices realized in an area by adjusting the market price for the average basis differential from market. Volume estimates are based upon historical actual data, which is compared to engineering estimates. In these situations, differences are recorded between estimates and the actual amounts received for product sales in the month that revenue is processed after payment is received from the customer. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant.

Recently Issued Accounting Pronouncements

For a summary of recently issued accounting pronouncements, see Note 3 — Summary of Significant Accounting Policies to the audited combined financial statements and unaudited condensed combined financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks, including the effects of adverse changes in commodity prices, counterparty and customer credit risks and interest rate risks as described below. The primary objective of the following information is to provide quantitative and qualitative information about our potential exposure to market risks. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.

Commodity Price Risks

One of our major market risk exposures is in the pricing applicable to the oil, natural gas and NGLs production from, or serviced on, our surface acreage. The market for the use of our surface acreage and its resources is indirectly exposed to fluctuations in the price of oil, natural gas and NGLs, to the extent such fluctuations impact drilling, completion and production activity levels and thus impact the activity levels of our customers, including our E&P operators, in the E&P and oilfield services industries. The prices that our E&P operators receive for production depend on many factors outside of our or their control. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot market prices applicable to our natural gas production. Pricing for oil, natural gas and NGLs production has been volatile historically, and we expect this volatility to continue in the future. We are also directly exposed to these risks with respect to revenues we receive from our mineral and royalty interests.

During the past five years, the Henry Hub spot market price for natural gas has ranged from a low of $1.21 per MMbtu in November 2024 to a high of $30.72 per MMbtu in January 2026. The posted price for WTI has ranged from a low of $55.44 per barrel in December 2025 to a high of $123.64 per barrel in March 2022. As of March 31, 2026, the Henry Hub spot market price of natural gas was $2.88 per MMbtu and the posted price for oil was $102.86 per barrel. As of December 31, 2025, the Henry Hub spot market price of natural gas was $4.00 per MMbtu and the posted price for oil was $57.26 per barrel.

A $1.00 per Bbl change in our realized oil price would have resulted in a $0.3 million change in our oil revenues for the three months ended March 31, 2026. A $0.10 per mcf change in our realized natural gas price would have less than a $0.1 million impact to our natural gas revenues for the three months ended March 31, 2026. A $1.00 per Bbl change in NGLs prices would have resulted in a $0.1 million change in our NGLs revenues for the year ended March 31, 2026. Royalties on oil, natural gas and NGL sales contributed 93%, (1)% and 8%, respectively, of our oil and natural gas revenues for the three months ended March 31, 2026.

A $1.00 per Bbl change in our realized oil price would have resulted in a $0.7 million change in our oil revenues for the year ended December 31, 2025. A $0.10 per mcf change in our realized natural gas price would have resulted in a $0.2 million change in our natural gas revenues for the year ended December 31, 2025. A $1.00 per Bbl change in NGLs prices would have resulted in a $0.2 million change in our NGLs revenues for the year ended December 31, 2025. Royalties on oil, natural gas and NGL sales contributed 91%, 2% and 7%, respectively, of our oil and natural gas revenues for the year ended December 31, 2025.

Counterparty and Customer Credit Risks

We are subject to risks of loss resulting from nonpayment or nonperformance by our counterparties and customers of their contractual obligations. Our principal exposure to credit risk is through receivables generated by the activities of customers on our land and the production activities of our E&P operators. The inability or failure of our significant customers, including our E&P operators, to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results. We examine the creditworthiness of any counterparty and customer and monitor our exposure to such counterparties and customers through credit analysis and monitoring procedures, including reviewing credit ratings, financial statements and payment history. For the three months ended March 31, 2026 and 2025, Blackbeard accounted for approximately 91% and 92% of our total revenue, respectively. For the three months ended March 31, 2026 and 2025, there were no other customers that represented 10% or more of our total revenue. For the years ended December 31, 2025 and 2024, Blackbeard accounted for approximately 91% and 87%, respectively, of our total revenue. For the years ended December 31, 2025 and 2024, there were no other customers that represented 10% or more of our total revenue. However, we believe that the credit risk associated with our counterparties and customers is acceptable.

Interest Rate Risks

Our ability to borrow and the rates offered by lenders can be adversely affected by deterioration in the credit markets and/or deterioration of our credit profile rating.

As of March 31, 2026, we had $17.1 million of outstanding borrowings under our Comerica Term Loan. The interest rate on the borrowings outstanding as of March 31, 2026 was 6.5%. Assuming no change in the amount outstanding, the impact on interest expense of a 1.0% increase or decrease in the interest rate would be $0.2 million per year.

As of December 31, 2025, we had $17.9 million of outstanding borrowings under our Comerica Term Loan. The interest rate on the borrowings outstanding as of December 31, 2025 was 6.6%. Assuming no change in the amount outstanding, the impact on interest expense of a 1.0% increase or decrease in the interest rate would be $0.2 million per year.

Additionally, Blackbeard’s debt has been partially collateralized by our assets and as a result, interest expense has been allocated to us based on the relative value of our oil and natural gas interests utilized to fund its business operations and the prevailing interest rates. For the three months ended March 31, 2026, the average interest rate on the borrowings outstanding under Blackbeard Holdings’ debt that was collateralized by our assets was 7.3%. Assuming no additional borrowings from Blackbeard, the impact on interest expense of a 1.0% increase or decrease in the allocated interest rate would be $0.3 million per year. For the year ended December 31, 2025, the average interest rate on the borrowings outstanding under Blackbeard Holdings’ debt that was collateralized by our assets was 7.8%. Assuming no additional borrowings from Blackbeard, the impact on interest expense of a 1.0% increase or decrease in the allocated interest rate would be $0.3 million per year.

Market Risks

Demand for the use of land and resources is largely dependent upon the level of activity in the energy industry in the Permian Basin, specifically in the CBP. These activity levels are influenced by numerous factors over which we have no control, including: the supply of and demand for oil, natural gas and NGLs; the level of prices and expectations about future prices of oil, natural gas and NGLs; the cost of exploring for, developing, producing and delivering oil, natural gas and NGLs; the expected rates of declining current production; the discovery rates of new reserves; available pipeline, rail and other transportation capacity; weather conditions; domestic and worldwide economic conditions; political activity domestically and in oil-producing countries; environmental regulations; technical advances affecting energy consumption; the price and availability of alternative fuels; technological advancements in the production of alternative energy; the ability of energy companies to raise equity capital and debt financing; and merger and divestiture activity among energy companies.

The level of U.S. energy production, including oil, natural gas and NGLs development activity, is volatile. Any prolonged and substantial reduction in oil, natural gas and NGLs prices would likely affect development and production activity levels and therefore affect demand for oil, natural gas and NGLs and the use of our land and its resources and amounts we receive for production on our mineral and royalty interests. A material decline in energy, including oil, natural gas and NGLs prices, or Permian Basin, specifically CBP, activity levels could have an adverse effect on our results of operations, cash flows and financial position.

INFORMATION ABOUT THE TRUST

The information contained in this section refers to information about the Trust prior to the proposed Business Combination. For a discussion of the business of New PBT after the Business Combination, see the section titled “The Business Combination” herein.

Description of Business

History

The Permian Basin Royalty Trust is an express trust created under the laws of the State of Texas by the Permian Basin Royalty Trust Indenture (the “Trust Indenture”) entered into on November 3, 1980, between Southland Royalty Company (“Southland Royalty”) and The First National Bank of Fort Worth, as Trustee. Argent Trust Company, a Tennessee chartered trust company (“Argent”), is the current Trustee of the Trust. The principal office of the Trust is located at 3838 Oak Lawn Ave, Suite 1720, Dallas, Texas (telephone number (855) 588-7839).

On October 23, 1980, the stockholders of Southland Royalty approved and authorized that company’s conveyance of net overriding royalty interests (equivalent to net profits interests) to the Trust for the benefit of the stockholders of Southland Royalty of record at the close of business on the date of the conveyance consisting of a 75% net overriding royalty interest carved out of that company’s fee mineral interests in the Waddell Ranch properties (as defined herein) in Crane County, Texas and a 95% net overriding royalty interest carved out of that company’s major producing royalty properties in Texas. The conveyance of these interests (the “Royalties”) was made on November 3, 1980, effective as to production from and after November 1, 1980 at 7:00 a.m. The properties and interests from which the Royalties were carved and which the Royalties now burden are collectively referred to herein as the “Underlying Properties.” The Underlying Properties are more particularly described under “— Description of Property” below.

The function of the Trustee is to collect the income attributable to the Royalties, to pay all expenses and charges of the Trust, and then to distribute the remaining available income to the Unitholders. The Trust is not empowered to carry on any business activity and has no employees; all administrative functions are performed by the Trustee.

The Royalties constitute the principal asset of the Trust and the beneficial interests in the Royalties are divided into that number of Trust Units equal to the number of shares of the common stock of Southland Royalty outstanding as of the close of business on November 3, 1980. Each stockholder of Southland Royalty of record at the close of business on November 3, 1980, received one Trust Unit for each share of the common stock of Southland Royalty then held.

In 1985, Southland Royalty became a wholly-owned subsidiary of Burlington Northern Inc. (“BNI”). In 1988, BNI transferred its natural resource operations to Burlington Resources Inc. (“BRI”) as a result of which Southland Royalty became a wholly-owned indirect subsidiary of BRI. As a result of this transfer, Meridian Oil Inc., a Delaware corporation (“MOI”), which was the parent company of Southland Royalty, became a wholly owned direct subsidiary of BRI. Effective January 1, 1996, Southland Royalty was merged with and into MOI. As a result of this merger, the separate corporate existence of Southland Royalty ceased and MOI survived and succeeded to the ownership of all of the assets of Southland Royalty and assumed all of its rights, powers, privileges, liabilities and obligations. Effective July 11, 1996, MOI changed its name to Burlington Resources Oil & Gas Company, now Burlington Oil & Gas Company LP (“BROG”). Any reference to BROG hereafter for periods prior to the occurrence of the aforementioned name change or merger should, as applicable, be construed to be a reference to MOI or Southland Royalty. Further, BROG notified the Trust that, on February 14, 1997, the Texas Royalty properties (as defined herein) that are subject to the Net Overriding Royalty Conveyance dated November 1, 1980 (the “Texas Royalty Conveyance”), were sold to Riverhill Energy Corporation (“Riverhill Energy”) of Midland, Texas. Effective March 31, 2006, ConocoPhillips acquired BRI pursuant to a merger between BRI and a wholly-owned subsidiary of ConocoPhillips. As a result of this acquisition, BRI and BROG both became wholly-owned subsidiaries of ConocoPhillips.

BROG notified the Trust, that on November 1, 2019, the Waddell Ranch properties that are subject to the Net Overriding Royalty Conveyance (Permian Basin Royalty Trust — Waddell Ranch) dated November 1, 1980 (the “Waddell Ranch Conveyance”), were sold to Blackbeard Operating, LLC (“Blackbeard Operating”) of Fort Worth, Texas. Blackbeard Operating became the operator effective as of April 1, 2020.

The term “net proceeds” is used in the above described conveyance and means the excess of “gross proceeds” received by the owner of the Underlying Properties during a particular period over “production costs” for such period. “Gross proceeds” means the amount received by the owner of the Underlying Properties from the sale of the production attributable to the Underlying Properties, subject to certain adjustments. “Production costs” means, generally, costs incurred on an accrual basis in operating the Underlying Properties, including both capital and non-capital costs; for example, development drilling, production and processing costs, applicable taxes, and operating charges. If production costs exceed gross proceeds in any month, the excess is recovered out of future gross proceeds prior to the making of further payment to the Trust, but the Trust is not liable for any production costs or liabilities attributable to these properties and interests or the minerals produced therefrom. If at any time the Trust receives more than the amount due from the Royalties, it shall not be obligated to return such overpayment, but the amounts payable to it for any subsequent period shall be reduced by such overpaid amount, plus interest, at a rate specified in the conveyance.

To the extent it has the legal right to do so, the owner of the Underlying Properties is responsible for marketing the production from such properties and interests, either under existing sales contracts or under future arrangements at the best prices and on the best terms it shall deem reasonably obtainable in the circumstances. The owner of the Underlying Properties also has the obligation to maintain books and records sufficient to determine the amounts payable to the Trustee. The owner of the Underlying Properties, however, can sell its interests in the Underlying Properties.

Beginning in May 2024, proceeds from Blackbeard Operating are received by the Trustee generally in the second month after production, but after the deadline to notify NYSE of the current month distribution have passed. These funds are held for future distribution in the third month’s distribution calculation and distributed in the fourth month such that reporting and distribution of funds are one month in arrears. The identity of Unitholders entitled to a distribution will generally be determined as of the last business day of each calendar month (the “monthly record date”). The amount of each monthly distribution will generally be determined and announced ten days before the monthly record date. Unitholders of record as of the monthly record date will be entitled to receive the calculated monthly distribution amount for each month on or before ten business days after the monthly record date. The aggregate monthly distribution amount is the excess of (i) net revenues from the Trust properties, plus any decrease in cash reserves previously established for contingent liabilities and any other cash receipts of the Trust over (ii) the expenses and payments of liabilities of the Trust plus any net increase in cash reserves for contingent liabilities.

Cash held by the Trustee as a reserve for liabilities or contingencies (which reserves may be established by the Trustee in its discretion) or pending distribution is placed, at the Trustee’s discretion, in obligations issued by (or unconditionally guaranteed by) the United States or any agency thereof, repurchase agreements secured by obligations issued by the United States or any agency thereof, certificates of deposit of banks having a capital surplus and undivided profits in excess of $50,000,000, or other interest bearing accounts in FDIC-insured state or national banks, including the Trustee, so long as the entire amount in such account is at all times fully insured by the FDIC, subject, in each case, to certain other qualifying conditions.

The income to the Trust attributable to the Royalties is not subject in material respects to seasonal factors nor in any manner related to or dependent upon patents, licenses, franchises or concessions. The Trust conducts no research activities.

Trustee Background

On January 9, 2014, Bank of America N.A. (as successor to The First National Bank of Fort Worth) gave notice to Unitholders that it would be resigning as trustee of the Trust subject to certain conditions that included the appointment of Southwest Bank as successor trustee. At a Special Meeting of the Unitholders, the Unitholders approved the appointment of Southwest Bank as successor trustee of the Trust once the resignation of Bank of America N.A. took effect and also approved certain amendments to the Trust Indenture. The effective date of Bank of America N.A.’s resignation and the effective date of Southwest Bank’s appointment as successor trustee was August 29, 2014.

Effective October 19, 2017, Simmons First National Corporation (“SFNC”) completed its acquisition of First Texas BHC, Inc., the parent company of Southwest Bank. SFNC is the parent company of Simmons Bank. SFNC merged Southwest Bank with Simmons Bank effective February 20, 2018.

On November 4, 2021, Simmons Bank announced that it had entered into an agreement with Argent pursuant to which Simmons Bank would be resigning as trustee of the Trust and would nominate Argent as successor trustee of the Trust. The effective date of Simmons Bank’s resignation and Argent’s appointment as successor trustee was December 30, 2022. The defined term “Trustee” as used herein shall refer to Bank of America N.A. for periods prior to August 29, 2014, shall refer to Southwest Bank for periods from August 29, 2014 through February 19, 2018, shall refer to Simmons Bank for periods from February 20, 2018 through December 29, 2022, and shall refer to Argent for periods on and after December 30, 2022.

Website/SEC Filings

The Trust’s Internet address is www.pbt-permian.com. You can review, free of charge, the filings the Trust has made with respect to its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Trust shall post these reports to its Internet address as soon as reasonably practicable after it electronically files them with, or furnishes them to, the SEC.

Widely Held Fixed Investment Trust Reporting Information

Some Trust Units are held by middlemen, as such term is broadly defined in U.S. Treasury Regulations (and includes custodians, nominees, certain joint owners, and brokers holding an interest for a customer in street name, collectively referred to herein as “middlemen”). Therefore, the Trustee considers the Trust to be a non-mortgage widely held fixed investment trust (“WHFIT”) for U.S. federal income tax purposes. Argent Trust Company, EIN: 62-1437218, 3838 Oak Lawn Ave, Suite 1720, Dallas, Texas 75219, telephone number (855) 588-7839, email address trustee@pbt-permian.com, is the representative of the Trust that will provide tax information in accordance with applicable U.S. Treasury Regulations governing the information reporting requirements of the Trust as a WHFIT. Tax information is also posted by the Trustee at www.pbt-permian.com. Notwithstanding the foregoing, the middlemen holding Trust Units on behalf of Unitholders, and not the Trustee of the Trust, are solely responsible for complying with the information reporting requirements under the U.S. Treasury Regulations with respect to such Trust Units, including the issuance of Internal Revenue Service “IRS” Forms 1099 and certain written tax statements. Unitholders whose Trust Units are held by middlemen should consult with such middlemen regarding the information that will be reported to them by the middlemen with respect to the Trust Units.

Description of Property

The Royalties include: (1) a 75% net overriding royalty carved out of Southland Royalty’s fee mineral interests in the Waddell Ranch in Crane County, Texas (the “Waddell Ranch properties”); and (2) a 95% net overriding royalty carved out of Southland Royalty’s major producing royalty interests in Texas (the “Texas Royalty properties”). The interests out of which the Trust’s net overriding royalty interests were carved were in all cases less than 100%. The Trust’s net overriding royalty interests represent burdens against the properties in favor of the Trust without regard to ownership of the properties from which the overriding royalty interests were carved. The net overriding royalty for the Texas Royalty properties is subject to the provisions of the lease agreements under which such royalties were created. References below to “net” wells and acres are to the interests of the owner of the Underlying Properties (from which the Royalties were carved) in the “gross” wells and acres.

The following information is based upon data and information, including computation statements, furnished to the Trustee by Blackbeard Operating, the operator of the Waddell Ranch properties, and Riverhill Energy, the operator of the Texas Royalty properties.

Producing Acreage, Wells and Drilling

Waddell Ranch Properties.    The net profits/overriding royalty interest in the Waddell Ranch properties is the largest asset of the Trust. The mineral interests in the Waddell Ranch, from which such net royalty interests are carved, vary from 37.5% (Trust net interest) to 50% (Trust net interest) in 78,715 gross (34,205 net) producing acres as of December 31, 2023, the most recent date for which the Trustee has information. A majority of the proved reserves are attributable to two fields, the Sand Hills and Waddell. There are 12 producing zones in these fields, and horizontal wells have been drilled in 11 of these zones over the past four years.

Proved reserves and estimated future net revenues attributable to the properties are included in the reserve reports summarized below. The owner of the Underlying Properties for Waddell Ranch does not own the full working interest in any of the tracts constituting the Waddell Ranch properties and, therefore, implementation of any development programs will require approvals of other working interest holders as well as the owner of the Underlying Properties. In addition, implementation of any development programs will be dependent upon certain factors including, but not limited to, oil and gas prices currently being received and anticipated to be received in the future, along with the development plans of the operators and owners of the Underlying Properties.

Development information for the Waddell Ranch properties such as well completions, workovers, remedial activities, and plugging and abandonment, is not provided by Blackbeard Operating.

Based on the quarterly reports provided by Blackbeard Operating, the total amount of capital expenditures reported for the months of December 2024 through November of 2025 with regard to the Waddell Ranch properties totaled $228.7 million (gross). Capital expenditures do not include the cost of remedial and maintenance activities. The amount spent on remedial and maintenance activities was approximately $21 million for the 12 months included in the 2025 quarterly reports.

The Trustee has been advised that, effective November 1, 2019, BROG sold its interests in the Waddell Ranch properties to Blackbeard Operating. In conjunction with the transfer and assignment of the Waddell Ranch properties, BROG also assigned to Blackbeard Operating all of its rights, title and interest in and to the Net Overriding Royalty Conveyance (Permian Basin Royalty Trust — Waddell Ranch) dated November 1, 1980. BROG handled all operations and accounting on behalf of Blackbeard Operating until March 31, 2020.

Texas Royalty Properties.    The Texas Royalty properties consist of royalty interests in mature producing oil fields, such as Yates, Wasson, Sand Hills, East Texas, Kelly-Snyder, Panhandle Regular, N. Cowden, Todd, Keystone, Kermit, McElroy, Howard-Glasscock, Seminole and others located in 33 counties across Texas. The Texas Royalty properties consist of approximately 125 separate royalty interests containing approximately 303,000 gross (approximately 51,000 net) producing acres. Approximately 35% of the future net revenues discounted at 10% attributable to Texas Royalty properties are located in the Wasson and Yates fields. Detailed information concerning the number of wells on royalty properties is not generally available to the owners of royalty interests. Consequently, an accurate count of the number of wells located on the Texas Royalty properties cannot readily be obtained.

In February 1997, BROG sold its interests in the Texas Royalty properties that are subject to the Net Overriding Royalty Conveyance to the Trust dated effective November 1, 1980 (“Texas Royalty Conveyance”) to Riverhill Energy Corporation (“Riverhill Energy”), which was then a wholly-owned subsidiary of Riverhill Capital and an affiliate of Coastal Management Corporation (“CMC”). The Trustee was informed by BROG that, as required by the Texas Royalty Conveyance, Riverhill Energy succeeded to all of the requirements upon, and the responsibilities of BROG under, the Texas Royalty Conveyance with regard to the Texas Royalty properties. BROG and Riverhill Energy further advised the Trustee that all accounting operations pertaining to the Texas Royalty properties were being performed by Riverhill Energy.

The Trustee has been advised that, effective April 1, 1998, Schlumberger Technology Corporation (“STC”) acquired all of the shares of stock of Riverhill Capital. Prior to the acquisition by STC, CMC and Riverhill Energy were wholly-owned subsidiaries of Riverhill Capital. The Trustee has further been advised, in accordance with the STC acquisition of Riverhill Capital, the shareholders of Riverhill Capital acquired ownership of all shares of stock of Riverhill Energy.

Effective January 1, 2001, CMC merged into STC. Thus, the ownership in the Texas Royalty properties remained in Riverhill Energy.

The Trustee has been advised that as of May 1, 2000, the accounting operations pertaining to the Texas Royalty properties were transferred from STC to Riverhill Energy.

Well Count and Acreage Summary.    Information regarding the gross and net producing oil and gas wells and acres for the Blackbeard Operating interests on the Waddell Ranch and Riverhill Energy’s interest in the Texas Royalty properties as of December 31, 2025 is not available.

Oil and Gas Production

The Trust recognizes production during the month in which the related distribution is received. As of May 2024, Blackbeard Operating no longer provides the Trustee information necessary to calculate the net proceeds as of the NYSE notification date for the monthly distribution, such that oil and gas production for the calendar year 2024 is associated with actual production for 11 months from November 2023 through September 2024 and oil and gas production for the calendar year 2025 is associated with actual production for the 12 months of October 2024 through September 2025. Production for the Texas Royalty Properties is for the 12 months from November of the prior year through October of the current year for both 2024 and 2025. Production of oil and gas attributable to the Royalties and the Underlying Properties, the related average sales prices and the average production cost per unit of production attributable to the Underlying Properties for the three years ended December 31, 2025, excluding portions attributable to the adjustments discussed above, were as follows:

	Waddell Ranch Properties			Texas Royalty Properties			Total
	2025	2024	2023	2025	2024	2023	2025	2024	2023
Royalties:
Production
Oil (barrels)	3,264,554	2,030,905	2,086,029	168,096	183,208	191,278	3,432,650	2,214,113	2,277,307
Gas (Mcf)	15,425,945	12,120,840	11,949,062	114,853	80,152	225,634	15,540,798	12,200,992	12,174,696
Underlying Properties:
Production
Oil (barrels)	4,352,738	2,707,874	2,781,372	190,875	205,201	213,525	4,543,613	2,913,075	2,994,897
Gas (Mcf)	20,567,926	16,161,120	15,932,082	130,420	89,765	251,846	20,698,346	16,250,885	16,183,928
Average Sales Price
Oil/barrel	$65.92	$76.00	$76.71	$66.50	$76.66	$76.91	$65.95	$76.04	$76.72
Gas/Mcf	$1.74	$1.40	$2.37	$8.77	$9.94	$4.60	$1.78	$1.45	$2.40
Average Production Cost Oil/Gas BOE	$18.54	$21.39	$20.59	$7.87	$7.90	$6.95	$18.26	$20.86	$19.98

Since the oil and gas sales attributable to the Royalties are based on an allocation formula that is dependent on such factors as price and cost (including capital expenditures), production amounts do not necessarily provide a meaningful comparison.

Waddell Ranch properties lease operating expense increased to $98 million (gross) in 2025 from $82 million (gross) for 2024. Lease operating expenses for 2023 were $80 million. A reason for the increase was not provided by Blackbeard Operating. Waddell Ranch lifting cost on a barrel of oil equivalent (“BOE”) basis in 2025 was $18.54 per barrel (“bbl”) as compared to $21.39 per bbl in 2024 and $20.59 in 2023. Gas volumes, reported in thousand cubic feet (“Mcf”), are converted to equivalent BOE at a ratio of six Mcf of gas to one bbl of oil.

Pricing Information

Reference is made to the caption entitled “— Regulation” for information as to federal regulation of prices of natural gas. The following paragraphs provide information regarding sales of oil and gas from the Waddell Ranch properties. As a royalty owner, Riverhill Energy is not furnished detailed information regarding sales of oil and gas from the Texas Royalty properties.

Oil.    The Trustee has previously been advised by the operator that the majority of oil from the Waddell Ranch was pipeline connected and sold under long term crude purchase agreements. Blackbeard Operating did not confirm whether this continues to be the case as of December 31, 2025.

Gas.    The Trustee has previously been advised by the operator that the majority of gas produced from Waddell Ranch properties was processed through Targa Resources Corporation Midway processing plant. Both residue gas and plant products were purchased by Targa who received fees (gathering, compression, treating, processing) and a percentage of the gas and liquids as compensation. Blackbeard Operating did not confirm whether this continues to be the case as of December 31, 2025.

Oil and Gas Reserves

The following are definitions adopted by the SEC and the Financial Accounting Standards Board which are applicable to terms used herein:

“Proved oil and gas reserves” are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)     The area of the reservoir considered as proved includes:

(A)    The area identified by drilling and limited by fluid contacts, if any, and

(B)    Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)    In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (“LKH”) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)   Where direct observation from well penetrations has defined a highest known oil (“HKO”) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)   Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A)    Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B)    The project has been approved for development by all necessary parties and entities, including governmental entities.

(v)    Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“Developed oil and gas reserves” are reserves of any category that can be expected to be recovered (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“Estimated future net revenues” are computed by applying average prices during the 12-month period prior to fiscal year-end determined as an unweighted arithmetic average of the first-day-of-the-month benchmark price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves, and assuming continuation of existing economic conditions.

“Estimated future net revenues” are sometimes referred to herein as estimated future net cash flows.

“Present value of estimated future net revenues” is computed using the estimated future net revenues and a discount factor of 10%.

“Reserves” are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Undeveloped oil and gas reserves” are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)     Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)    Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii)   Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in 17 CFR 210.4-10(a)(2), or by other evidence using reliable technology establishing reasonable certainty.

Blackbeard Operating does not provide a development budget or any forwarding looking information. As a result, in contrast to prior years, the reserve estimates as of December 31, 2024 and December 31, 2025, exclude all proved undeveloped reserves due to lack of a development plan reflecting wells to be drilled. In 2023, the last year for which development plan information was available, the proved undeveloped reserves constituted 48.3% of the total proved reserves for the Waddell Ranch properties and 38% of the total proved reserves for the Trust.

The process of estimating oil and gas reserves is complex and requires significant judgment. As a result, the Trustee has developed internal policies and controls for estimating reserves, which are reviewed annually and updated as required, and the Trust reviews the reserve reports prepared by Cawley, Gillespie & Associates, Inc. (“CG&A”). As described above, the Trust does not have information that would be available to a company with oil and gas operations because detailed information is not generally available to owners of royalty interests. The Trustee gathers production information (which information is net to the Trust’s interests in the Underlying Properties) and provides such information to CG&A who extrapolates from such information estimates of the reserves attributable to the Underlying Properties based on its expertise in the oil and gas fields where the Underlying Properties are situated, as well as publicly available information. The Trustee does not have an internal petroleum engineer or petroleum engineering department and depends on CG&A to provide information regarding oil and gas reserves. The Trust’s policies regarding reserve estimates require proved reserves to be in compliance with the SEC definitions and guidance.

The independent petroleum engineers’ reports as to the proved oil and gas reserves attributable to the Royalties conveyed to the Trust were prepared by CG&A, whose firm registration number is F-693, was founded in 1961 and is nationally recognized in the evaluation of oil and natural gas properties. The technical person at CG&A primarily responsible for overseeing the reserves estimates with respect to the Trust is Zane Meekins. Mr. Meekins has been a practicing petroleum engineering consultant since 1989 with over 39 years of practical experience in petroleum engineering and is a registered professional engineer in the State of Texas (License No. 71055). Mr. Meekins graduated from Texas A&M University in 1987, Summa Cum Laude, with a B.S. degree in Petroleum Engineering. Both CG&A and Mr. Meekins have indicated that they meet or exceed all requirements set forth in Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

Cawley, Gillespie & Associates, Inc.’s reports are attached as exhibits to this Registration Statement on Form S-1. The following table presents a reconciliation of proved reserve quantities from December 31, 2022 through December 31, 2025 (in thousands):

	Waddell Ranch Properties		Texas Royalty Properties		Total
	Oil (Bbls)	Gas (Mcf)	Oil (Bbls)	Gas (Mcf)	Oil (Bbls)	Gas (Mcf)	BOE
December 31, 2022	8,893	24,417	2,660	1,321	11,553	25,737	15,843
Extensions, discoveries, and other additions	4,504	8,064	—	—	4,504	8,064	5,848
Revisions of previous estimates	(2,137)	5,084	20	2,052	(2,118)	7,137	(929)
Production	(2,086)	(11,949)	(191)	(226)	(2,277)	(12,175)	(4,306)
December 31, 2023	9,174	25,616	2,489	3,147	11,662	28,763	16,456
Extensions, discoveries, and other additions	2,213	6,195	—	—	2,213	6,195	3,245
Revisions of previous estimates	(3,449)	2,311	154	(1,852)	(3,293)	460	(3,216)
Production	(2,031)	(12,121)	(183)	(80)	(2,214)	(12,201)	(4,248)
December 31, 2024	5,907	22,001	2,460	1,215	8,368	23,217	12,237
Extensions, discoveries, and other additions	4,886	12,148	—	—	4,886	12,148	6,911
Revisions of previous estimates	3,405	17,631	159	250	3,563	17,881	6,543
Production	(3,265	(15,426)	(168)	(115)	(3,433)	(15,541)	(6,023)
December 31, 2025	10,933	36,354	2,451	1,350	13,384	37,705	19,668

Revisions to proved reserve volumes in each year were primarily attributable to changes in commodity prices and variations in the performance of the underlying net profits interests relative to the prior year reserve report. The performance-related revisions reflect several factors, including the level of development activity, production volumes, and development costs associated with the net profits interests.

•        For the year ended December 31, 2025, revisions increased proved reserves primarily as a result of improved performance of the net profits interests, associated with significant development activity at the Waddell Ranch, which increased reserve volumes by 7,582 thousand barrels of oil equivalent (“MBOE”). This favorable impact was partially offset by lower commodity prices, which reduced reserve volumes by 1,039 MBOE.

•        For the year ended December 31, 2024, proved reserve quantities were revised downward primarily due to lower performance of the net profits interests, resulting in a decrease of 3,104 MBOE, together with the effect of lower commodity prices, which reduced reserve volumes by 112 MBOE.

•        For the year ended December 31, 2023, revisions to proved reserve quantities were primarily attributable to lower commodity prices, which reduced reserve volumes by 4,904 MBOE. This decrease was partially offset by improved performance of the net profits interests, which increased reserve volumes by 3,975 MBOE.

Estimated quantities of proved reserves and net cash flow as of December 31, 2025 are as follows (in thousands):

	Waddell Ranch Properties
	Oil (Bbls)	Gas (Mcf)	BOE	Net Cash Flow, $	10% Disc. Cash Flow, $
Proved Developed Producing	10,933	36,354	16,992	$766,496	$481,716
Proved Developed	10,933	36,354	16,992	$766,496	$481,716
Total Proved	10,933	36,354	16,992	$766,496	$481,716
	Texas Royalty Properties
	Oil (Bbls)	Gas (Mcf)	BOE	Net Cash Flow, $	10% Disc. Cash Flow, $
Proved Developed Producing	2,451	1,350	2,676	$159,226	$66,206
Proved Developed	2,451	1,350	2,676	$159,226	$66,206
Total Proved	2,451	1,350	2,676	$159,226	$66,206
	Total Waddell Ranch Plus Texas Royalty Properties
	Oil (Bbls)	Gas (Mcf)	BOE	Net Cash Flow, $	10% Disc. Cash Flow, $
Proved Developed Producing	13,384	37,705	19,668	$925,721	$547,922
Proved Developed	13,384	37,705	19,668	$925,721	$547,922
Total Proved	13,384	37,705	19,668	$925,721	$547,922

Estimated quantities of proved developed reserves of oil and gas as of the dates indicated were as follows (in thousands):

Proved Developed Reserves:	Oil (Bbls)	Gas (Mcf)	BOE
December 31, 2022	8,022	21,216	11,558
December 31, 2023	7,236	21,001	10,736
December 31, 2024	8,368	23,217	12,237
December 31, 2025	13,384	37,705	19,668

Estimated quantities of proved undeveloped reserves of oil and gas as of the dates indicated were as follows (in thousands):

Proved Undeveloped Reserves:	Oil (Bbls)	Gas (Mcf)	BOE
December 31, 2022	3,531	4,521	4,284
December 31, 2023	4,427	7,762	5,720
December 31, 2024	—	—	—
December 31, 2025	—	—	—

The SEC requires supplemental disclosures for oil and gas producers based on a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. Under this disclosure, future cash inflows are computed by applying the average prices during the 12-month period prior to fiscal year-end, determined as an unweighted arithmetic average of the first-day-of-the-month benchmark price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. Future price changes are only considered to the extent provided by contractual arrangements in existence at year end. The standardized measure of discounted future net cash flows is achieved by using a discount rate of 10% a year to reflect the timing of future cash flows relating to proved oil and gas reserves.

Estimates of proved oil and gas reserves are by their very nature imprecise. Estimates of future net revenue attributable to proved reserves are sensitive to the unpredictable prices of oil and gas and other variables.

The 2025, 2024 and 2023 change in the standardized measure of discounted future net cash revenues related to future royalty income from proved reserves attributable to the Royalties discounted at 10% is as follows (in thousands):

	Waddell Ranch Properties			Texas Royalty Properties			Total
	2025	2024	2023	2025	2024	2023	2025	2024	2023
January 1	$292,782	$426,341	$579,453	$78,584	$82,208	$107,013	$371,366	$508,548	$686,467
Extensions, discoveries, and other additions	220,395	108,923	185,611	—	—	—	220,395	108,923	185,611
Accretion of discount	29,278	42,634	57,945	7,858	8,221	10,701	37,136	50,855	68,646
Revisions of previous estimates and other	(60,739)	(272,293)	(382,673)	(8,680)	2,295	(20,490)	(69,420)	(269,997)	(403,164)
Royalty income	—	(12,823)	(13,995)	(11,555)	(14,140)	(15,016)	(11,555)	(26,963)	(29,011)
December 31	$481,716	$292,782	$426,341	$66,206	$78,584	$82,208	$547,922	$371,366	$508,549

Average oil and gas prices of $65.34 per barrel and $3.387 per Mcf, respectively, were used to determine the estimated future net revenues from the Waddell Ranch properties and the Texas Royalty properties at December 31, 2025. The increase in the discounted future net cash flows for the Waddell Ranch properties was primarily due to new drilling projects. The discounted future net cash flows for the Texas Royalty properties decreased primarily due to lower oil pricing.

Average oil and gas prices of $75.48 per barrel and $2.13 per Mcf, respectively, were used to determine the estimated future net revenues from the Waddell Ranch properties and the Texas Royalty properties at December 31, 2024. The decrease in discounted future net cash flows for the Waddell Ranch properties was primarily due to exclusion of proved undeveloped reserves and weaker pricing for oil and gas. The discounted future net cash flows for the Texas Royalty properties decreased due to weaker pricing for oil.

Average oil and gas prices of $78.22 per barrel and $2.64 per Mcf, respectively, were used to determine the estimated future net revenues from the Waddell Ranch properties and the Texas Royalty properties at December 31, 2023. The decrease in the discounted future net cash flows for the Waddell Ranch properties was primarily due to weaker pricing for oil and gas. Discounted future net cash flows for the Texas Royalty properties decreased primarily due to weaker pricing for oil.

The following presents estimated future net revenue and the present value of estimated future net revenue attributable to the Royalties, for each of the years ended December 31, 2025, 2024 and 2023 (in thousands):

	2025		2024		2023
	Estimated Future Net Revenue	Present Value at 10%	Estimated Future Net Revenue	Present Value at 10%	Estimated Future Net Revenue	Present Value at 10%
Total Proved
Waddell Ranch properties	$766,496	$481,716	$460,094	$292,782	$707,043	$426,341
Texas Royalty properties	159,226	66,206	183,558	78,584	190,372	82,208
Total	$925,721	$547,922	$643,652	$371,366	$897,415	$508,549

Reserve quantities and revenues shown in the preceding tables for the Royalties were estimated from projections of reserves and revenue attributable to the combined Blackbeard Operating, Riverhill Energy and Trust interests in the Waddell Ranch properties and Texas Royalty properties. Reserve quantities attributable to the Royalties were estimated by allocating to the Royalties a portion of the total estimated net reserve quantities of the interests, based upon gross revenue less production taxes. Because the reserve quantities attributable to the Royalties are estimated using an allocation of the reserves, any changes in prices or costs will result in changes in the estimated reserve quantities allocated to the Royalties. Therefore, the reserve quantities estimated will vary if different future price and cost assumptions occur.

Proved reserve quantities are estimates based on information available at the time of preparation and such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of those reserves may be substantially different from the original estimate. Moreover, the present values shown above should not be considered as the market values of such oil and gas reserves or the costs that would be incurred to acquire equivalent reserves. A market value determination would include many additional factors.

Detailed information concerning the number of wells on royalty properties is not generally available to the owner of royalty interests. Consequently, the Trust does not have information that would be disclosed by a company with oil and gas operations, such as an accurate account of the number of wells located on the above royalty properties, the number of exploratory or development wells drilled on the above royalty properties during the periods presented by this report, or the number of wells in process or other present activities on the above royalty properties, and the Registrant cannot readily obtain such information.

Regulation

Many aspects of the exploration and production, pricing, transportation and marketing of crude oil and natural gas are regulated by federal and state agencies. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden on affected members of the industry.

Exploration and production operations are subject to various types of regulation at the federal, tribal, state and local levels. Such regulation includes requiring permits for the drilling and production of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, controlling and remediating pollution from exploration and production activities, proper handling and disposal of waste generated from exploration and production operations, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells. Natural gas and oil operations are also subject to various conservation laws and regulations that regulate the size of drilling and spacing units or proration units and the density of wells which may be drilled and unitization or pooling of oil and gas properties. In addition, state conservation laws establish maximum allowable production from natural gas and oil wells, generally prohibit the venting and regulate the flaring of natural gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of natural gas and oil that can be produced, potentially to raise prices, and to limit the number of wells or the locations which can be drilled.

Federal Natural Gas Regulation

The Federal Energy Regulatory Commission (the “FERC”) is primarily responsible for federal regulation of natural gas. The interstate transportation and sale for resale of natural gas is subject to federal governmental regulation, including regulation of transportation and storage tariffs and various other matters, by the FERC. On August 8, 2005, Congress enacted the Energy Policy Act of 2005. The Energy Policy Act, among other things, amended the Natural Gas Act to prohibit market manipulation by any entity, to direct the FERC to facilitate market transparency in the market for sale or transportation of physical natural gas in interstate commerce, and to significantly increase the penalties for violations of the Natural Gas Act, the Natural Gas Policy Act of 1978, or the FERC rules, regulations or orders thereunder. Wellhead sales of domestic natural gas are not subject to regulation. Consequently, sales of natural gas may be made at market prices, subject to applicable contract provisions.

Sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and the FERC from 1985 to the present that affect the economics of natural gas production, transportation, and sales. In addition, the FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies, that remain subject to the FERC’s jurisdiction. These initiatives may also affect the intrastate transportation of gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation of the natural gas industry. The ultimate impact of the rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, many aspects of these regulatory developments have not become final but are still pending judicial decisions and final decisions by the FERC.

New proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. The Trust cannot predict when or if any such proposals might become effective, or their effect, if any, on the Trust. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at market prices. Crude oil prices are affected by a variety of factors. Since domestic crude price controls were lifted in 1981, the principal factors influencing the prices received by producers of domestic crude oil have been the pricing and production of the members of the Organization of Petroleum Export Countries (“OPEC”).

On December 19, 2007, President Bush signed into law the Energy Independence & Security Act of 2007 (PL 110 140)(the “EISA”). The EISA, among other things, prohibits market manipulation by any person in connection with the purchase or sale of crude oil, gasoline or petroleum distillates at wholesale in contravention of such rules and regulations that the Federal Trade Commission may prescribe, directs the Federal Trade Commission to enforce the regulations, and establishes penalties for violations thereunder.

State Regulation

The various states regulate the production and sale of oil and natural gas, including imposing requirements for obtaining drilling permits, the method of developing new fields, the spacing, number, operation of wells and the prevention of waste of oil and gas resources, bonding or other financial assurance to drill or operate wells, decommissioning and removal of equipment, and the plugging and abandonment of wells. The rates of production may be regulated and the maximum daily production allowables from both oil and gas wells may be established on a market demand or conservation basis, or both. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and NGLs within its jurisdiction. States do not regulate wellhead prices or engage in other similar direct regulation, but there can be no assurance that they will not do so in the future. The effect of such future regulations may be to limit the amounts of oil and natural gas that may be produced from the wells on the Underlying Properties, negatively affect the economics of production from these wells, or limit the number of wells or locations can be drilled.

Local Regulation

Drilling for and production and transportation of crude oil and natural gas are also regulated by local authorities. Local laws may include land use regulations, permitting requirements, and noise and traffic ordinances. Such regulation could increase drilling and production costs or create delays in development and production of the Underlying Properties.

Environmental Regulation

Companies in the oil and gas industry are subject to stringent and complex federal, tribal, state and local laws and regulations governing the health and safety aspects of oil and gas operations, the management and discharge of materials into the environment, or otherwise relating to environmental protection. Those laws and regulations may impose numerous obligations that are applicable to the operations of the Underlying Properties, including the acquisition of a permit before conducting drilling, production or underground injection activities; the restriction on the types, quantities and concentrations of materials that can be emitted or released into the environment; the limitation or prohibition of drilling or other construction or operational activities on certain lands lying within wilderness, wetlands, endangered or threatened species habitat, and other sensitive environments or protected areas; the installation of emission monitoring and/or pollution control equipment; the reporting of the types and quantities of various substances that are generated, stored, processed, released, or disposed of in connection with operation of the Underlying Properties; the remediation of pollution from current or former operations, such as cleanup of releases, pit closure, removal of surface equipment and plugging of abandoned wells; the sourcing and disposal of water used in the drilling, fracturing completion and production processes; the planning and preparedness for spill and emergency response activities; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from operations including waste generation, air emissions, water discharges and current and historical waste disposal practices. Failure to comply with these laws and regulations may result in the adverse modification, suspension or revocation of necessary permits, licenses and authorizations; the requirement that additional pollution controls be installed; the assessment of administrative, civil or criminal fines or penalties; the imposition of investigatory, ongoing monitoring, or remedial obligations; and the issuance of injunctions limiting or preventing some or all of the operations. Under certain environmental laws and regulations, the operators of the Underlying Properties could also be subject to joint and several, strict liability for the removal or remediation of previously released materials or property contamination, in either case, whether at a drilling or other operations site or a waste disposal facility, regardless of whether the operators were responsible for the release or contamination or if the operations were in compliance with all applicable laws at the time those actions were taken.

All of the jurisdictions in which the Underlying Properties are operated have statutory and administrative provisions regulating the exploration for and production of oil and natural gas, including, for example, provisions related to the sourcing and disposal of water used in the drilling and completion process, the control and permitting of air emissions from well completion and production operations, the management and disposal of wastes and wastewater (including produced water) generated from the operation of the Underlying Properties, decommissioning and removal of equipment, bonding to drill or operate wells, decommissioning and removal of equipment, and the plugging and abandonment of wells. Operation of the Underlying Properties is also subject to regulations that generally prohibit the venting or flaring of natural gas. The effect of such regulations may be to limit the amounts of oil and natural gas that may be produced from the wells on the Underlying Properties or negatively affect the economics of production from these wells.

In addition, climate change is the subject of an important public policy debate and the basis for new legislation proposed by the United States Congress and certain states. The United States, depending on which President has been in office, has participated (during the Biden administration) or not (during the two Trump administrations) in the Paris Climate Accord, a voluntary international agreement with the goal of limiting global climate change to not more than 2 degrees Celsius (or less). The Biden administration had also set ambitious domestic targets for curbing climate change, such as making the U.S. power sector carbon-neutral by 2035 and announcing a plan to achieve net-zero emissions from overall federal operations by 2050. While changes in U.S. presidential administrations could increase or lessen the relative impacts of climate policies and regulations on the oil and natural gas industry, the adoption and implementation of any international, federal, or state greenhouse gas (“GHG”)-emission reduction commitments, legislation, or regulations or other restrictions or imposition of taxes, fees, or limits on emissions of GHGs could result in increased development, operation, and compliance costs, additional operating restrictions on the Underlying Properties, and additional regulatory burdens, and thus decrease revenue to the Trust.

In response to the April 2007 U.S. Supreme Court decision in Massachusetts vs. EPA finding that greenhouse gases (“GHGs”) are air pollutants under the Clean Air Act (“CAA”), the United States Environmental Protection Agency (the “EPA”) issued an “Endangerment Finding” under Section 202(a) of the CAA, concluding that GHG pollution threatens the public health and welfare of future generations. Thereafter, EPA promulgated GHG monitoring and reporting regulations (the “GHG Reporting Rule”) that, since 2011, have required annual reporting of carbon dioxide, methane and nitrous oxide emissions from certain sources in the oil and natural gas industry sector, including in the onshore oil and natural gas production segment. The EPA indicated that it will use data collected through the reporting rules to decide whether to promulgate future GHG emission limits. In August 2022, Congress passed the Inflation Reduction Act, which included requirements to impose fees beginning in 2025 on 2024 calendar year methane emissions from oil and gas operations that are required to report their GHG emissions under the EPA’s GHG Reporting Rule. EPA’s final rule to implement the fee requirements, “Waste Emissions Charge for Petroleum and Natural Gas Systems” was published on November 18, 2024, and took effect on January 17, 2025. Compliance with these rules would have required enhanced record-keeping practices and, thus, may have increased operating costs associated with the Underlying Properties and may have decreased net revenue to the Trust. However, following the second Trump presidential inauguration, Congress postponed collection of the Waste Emissions Charge until 2034 under the One Big Beautiful Bill Act, which President Trump signed into law on July 4, 2025. And, consistent with that postponement, EPA proposed on September 12, 2025, to suspend all GHG reporting for the oil and gas sector (40 C.F.R. Part 98, Subpart W) until 2034. Further, on February 12, 2026, EPA rescinded the endangerment finding on the basis that EPA lacks statutory authority under Section 202(a) of the CAA to prescribe standards for GHG emissions, thus creating additional uncertainty about the scope and extent of GHG regulation in the United States. If the GHG reporting rule is not permanently repealed and if the rescission of the endangerment finding is not upheld in the litigation that promptly ensued, operating costs associated with GHG recordkeeping and reporting will continue to be incurred for the Royalty Properties. If GHG enhanced reporting, emission fees, reduction targets, or additional permitting are reinstated or imposed in the future, such requirements could decrease net revenue to the Trust.

In addition, on May 9, 2024, pursuant to its authority under Section 111 of the CAA to set emission standards for new and existing power plants based on the “best system of emission reduction,” EPA finalized new source performance standards for GHG emissions from fossil fuel-fired stationary combustion turbine electricity generating units and from certain fossil-fuel fired steam generating units. Among other requirements, the rule, effective July 8, 2024, revised CAA New Source Performance Standards (“NSPS”) for new or substantially modified natural gas-fired power plants based on the use of more efficient fuels, simple cycle operation, and the implementation of carbon capture and sequestration/storage technology. The rule also revises the NSPS for GHG emissions from fossil fuel — fired steam generating units that undertake major modifications. The rule was promptly challenged in court, and on June 11, 2025, EPA under the second Trump Administration proposed to repeal GHG emissions standards for fossil fuel-fired power plants and to make a finding that GHG emissions from fossil fuel-fired power plants do not contribute significantly to dangerous air pollution or, in the alternative, repeal certain other requirements, such as the emission guidelines for existing fossil fuel-fired steam generating units, and certain carbon capture and storage standards for coal-fired steam generating units and new base load stationary combustion turbines. Adoption of rules that either place additional limits on GHG emissions from fossil fuel-fired electricity or steam generating units or otherwise incentivize non-fossil fuel generated sources of energy could reduce demand for oil and gas generally, including oil and gas produced from the Royalty Properties and could increase the cost of operations of the Underlying Properties, which could result in a loss of reserves or revenues to the Trust.

Pursuant to the CAA and state laws concerning the permitting of air emissions, certain new and modified sources of air emissions are subject to air permitting authorizations for construction and operation, and sources of air emissions at the Underlying Properties are no exception to these requirements. In addition to air permitting requirements, certain sources of emissions involved in oil and gas operations are subject to source-specific emission standards pursuant to CAA New Source Performance Standards (“NSPS”) and National Emissions Standards for Hazardous Air Pollutants (“NESHAPs”). For example, on August 16, 2012, the EPA issued a final rule, known as NSPS Subpart OOOO, that established new source performance standards for volatile organic compounds (“VOCs”) and sulfur dioxide, an air toxics standard for major sources of oil and natural gas production, and an air toxics standard for major sources of natural gas transmission and storage. The rule applied to certain oil and natural gas sources that were constructed, modified, or reconstructed after August 23, 2011, and required that all hydraulically fractured or refractured natural gas wells be completed using reduced emission (“green”) completion technology, which significantly reduces VOC emissions. Limiting emissions of VOCs also has the co-benefit of limiting methane, a GHG. In addition, these regulations also include requirements applicable to storage tanks and other equipment in the affected oil and natural gas industry segments. On June 3, 2016, EPA promulgated NSPS Subpart OOOOa, establishing additional standards for the reduction of methane, VOCs, and other emissions from new and existing sources in the oil and gas sector. Among other requirements, these NSPS Subpart OOOOa rules, extended green completion requirements to new hydraulically fractured or refractured oil wells. Furthermore, in December 2023, EPA announced additional final NSPS OOOO program rules, referred to as Subparts OOOOb and OOOOc, which are expected to have a significant impact on the upstream and midstream oil and gas sectors from an operational cost perspective. The rules formally instate methane emissions limitations from new, modified, and reconstructed sources; and will regulate existing sources for the first time under the NSPS Subpart OOOOc program by requiring states to implement plans that meet or exceed federally established emission reduction guidelines for existing oil and natural gas facilities. Legal challenges, including by states, to the recently finalized NSPS Subparts OOOOb and OOOOc rules have ensued. Further, the EPA under the second Trump Administration issued a Final Rule on December 3, 2025, extending certain OOOOb and OOOOc compliance deadlines. Thus, although the bulk of the 2012 and 2016 standards are currently in effect, future implementation and the ultimate scope of the VOC and methane emissions regulations for the oil and gas production, transmission, and storage industry segments are uncertain at this time as a result of recent rulemakings and ongoing and expected legal challenges.

Congress and various states, including Texas, have proposed or adopted legislation regulating or requiring disclosure of the chemicals in the hydraulic fracturing fluid that is used in the drilling operation. Texas requires oil and gas operators to disclose the chemicals on the Frac Focus website. Hydraulic fracturing has historically been regulated by state oil and natural gas commissions. The EPA, however, has asserted federal regulatory authority over certain hydraulic fracturing activities involving diesel under the Safe Drinking Water Act (the “SDWA”). The EPA has issued permitting guidance for oil and natural gas hydraulic fracturing activities using diesel fuels. Under the guidance, EPA defined the term “diesel” to include five categories of oils, including some such as kerosene, that are not traditionally considered to be diesel.

The Federal Water Pollution Control Act, also known as the Clean Water Act (“CWA”), and analogous state laws impose restrictions and strict controls on the discharge of pollutants, including produced waters and other oil and natural gas wastes, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or the relevant state agency. The CWA also prohibits the discharge of dredge and fill material into regulated waters, including wetlands, unless authorized by a permit issued by the U.S. Army Corps of Engineers (“USACE”). Whether CWA permitting is required depends upon whether and the extent to which “Waters of the United States” (“WOTUS” or “jurisdictional waters”) may be impacted by the planned activity — for example, construction of drilling pads, access roads, or pipelines. Rulemaking by EPA and the USACE to define WOTUS has been heavily litigated, resulting in the rule taking effect at times in some states but not others and creating definitions that are more inclusive of certain waters effective in some states and those that are less inclusive effective in other states. EPA and USACE’s WOTUS definition rulemaking published in the Federal Register on January 18, 2023 (the January 2023 Rule) incorporated “relatively permanent” and “significant nexus” standards for determining jurisdiction over adjacent wetlands and additional waters, expanding the types of waters that could be considered WOTUS; however, this WOTUS definition was litigated and eventually amended on August 29, 2023, when EPA and USACE issued a final rule to conform the WOTUS definition to the U.S. Supreme Court’s May 25, 2023 decision in Sackett v. Environmental Protection Agency, which invalidated parts of the January 2023 Rule. With the August 2023 rulemaking, EPA and USACE implemented a narrower definition of WOTUS by, for example, removing “interstate wetlands”; redefining “adjacent” to mean “having a continuous surface connection”; and removing the “significant nexus” standard from the provisions regarding tributaries, adjacent wetlands, and intrastate lakes and ponds. EPA’s November 17, 2025, proposed rule aims to further conform the WOTUS definition to the Sackett decision by providing additional definitions for “relatively permanent,” “tributary,” and “continuous surface connection,” as well as by introducing additional exclusions and revisions to others, including exclusions for groundwater (i.e., groundwater would not be considered WOTUS) and prior converted cropland, an attempt to clarify the exclusion for ditches, and a broader exclusion for wastewater treatment systems. Comments on the November 2025 proposal were due by January 5, 2026. Regardless, the applicable WOTUS definition affects what CWA permitting or other regulatory obligations, such as spill prevention, control, and countermeasure (“SPCC”) planning, may be triggered during development and operation of the Underlying Properties, and changes to the WOTUS definition could cause delays in development and/or increase the cost of development and operation of the Underlying Properties.

SPCC regulations promulgated under the CWA and later amended by the Oil Pollution Act of 1990 impose obligations and liabilities related to the prevention of oil spills and damages resulting from such spills into or threatening waters of the United States or adjoining shorelines. For example, operators of certain oil and natural gas facilities that store oil in more than threshold quantities, the release of which could reasonably be expected to reach jurisdictional waters, must develop, implement, and maintain SPCC Plans. Federal and state regulatory agencies can impose administrative, civil and criminal fines and penalties for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations.

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “superfund” law, imposes liability, regardless of fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the current or previous owner and operator of a site where a hazardous substance has been disposed and persons who disposed or arranged for the disposal of a hazardous substance at a site, or transported or arranged for transport of a hazardous substance to a site for disposal. CERCLA also authorizes the EPA and, in some cases, private parties to take actions in response to threats to the public health or the environment and to seek recovery from such responsible classes of persons of the costs of such an action. From time to time, EPA may designate additional materials as hazardous substances under CERCLA, which could result in additional investigation and remediation at current Superfund sites, or reopener of Superfund sites that previously received regulatory closure. For example, EPA issued a final rule that became effective July 8, 2024, designating as “hazardous substances” under CERCLA perfluorooctanoic acid (“PFOA”) and perfluorooctanesulfonic acid (“PFOS”), which have been commonly used in a variety of industrial and consumer products. In the course of operations, the working interest owner and/or the operator of the Underlying Properties may have generated and may generate wastes that may fall within CERCLA’s definition of “hazardous substances.” The operator of the Underlying Properties or the working interest owners may be responsible under CERCLA for all or part of the costs to clean up sites at which such substances have been disposed. Although the Trust is not the operator of any of the Underlying Properties, or the owner of any working interest, its ownership of royalty interests could cause it to be responsible for all or part of such costs to the extent responsibility under CERCLA could be imposed on such parties as “owners.”

The Underlying Properties have produced oil and/or gas for many years and, in connection with that production, managed waste, such as drilling fluids and produced water, that is subject to regulation under environmental laws. Although the Trust has no knowledge of the procedures followed by the operators of the Underlying Properties in this regard, hydrocarbons or other solid wastes (including hazardous or nonhazardous waste) may have been or may be disposed or released on, under, or from the Underlying Properties by the current or previous operators or may have been disposed offsite of the Underlying Properties. Federal, state and local laws and regulations applicable to oil and gas-related wastes and properties have become increasingly more stringent. The federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (“RCRA”) and analogous state laws regulate the management and disposal of solid waste, including hazardous and nonhazardous waste. Although some wastes associated with the exploration and production of oil and natural gas are currently regulated as nonhazardous waste and are exempted from hazardous waste regulation under RCRA, this exemption is subject to being limited or lost, and the loss of this exemption would result in more stringent regulation of these types of waste. Moreover, these wastes and other wastes may be otherwise regulated by the EPA or state agencies. In addition, in the ordinary course of operation of the Underlying Properties, industrial wastes such as paint wastes and waste solvents may be regulated as hazardous waste under RCRA or considered hazardous substances under CERCLA. Failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties, the imposition of investigatory, ongoing monitoring, or remedial obligations, and/or the issuance of injunctions limiting or preventing some or all of the operations. Under these laws, removal or remediation of current releases of such materials or of previously disposed wastes or property contamination at a drill site or a waste disposal facility could be required by a governmental authority regardless of whether the operators of the Underlying Properties were responsible for the release or contamination or if the operations were in compliance with all applicable laws at the time those actions were taken.

The federal Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated under the SDWA and analogous state programs regulate the drilling and operation of salt water disposal and injection wells. EPA directly administers the UIC program in some states and in others administration is delegated to the state. Permits must be obtained before drilling salt water disposal and injection wells, and casing integrity monitoring must be conducted periodically to ensure that the disposed waters are not leaking into groundwater. In addition, because some states have become concerned that the injection or disposal of produced water could, under certain circumstances, trigger or contribute to earthquakes, they have adopted or are considering additional regulations regarding the potential seismic impacts of such disposal methods. Changes in regulations or the inability to obtain permits for new disposal wells in the future may affect the ability of the operators of the Underlying Properties to dispose of produced water and ultimately increase the cost of operation of the Underlying Properties or delay production schedules. For example, in 2014, the Railroad Commission of Texas (“RRC”) published a final rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the injected fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the RRC may deny, modify, suspend or terminate the permit application or existing operating permit for that well. Furthermore, in response to a number of earthquakes in recent years in the Midland Basin, the RRC announced in September 2021 that it will not issue any new saltwater disposal (“SWD”) well permits in an area known as the Gardendale Seismic Response Area (“SRA”), and will require existing SWD wells in that area to reduce their maximum daily injection rate to 10,000 barrels per day per well. In December 2021, the RRC went on to suspend all well activity in deep formations in the Gardendale SRA, effectively terminating 33 disposal well permits. The RRC has since identified two additional SRAs; (the Northern Culberson-Reeves (“NCR”) SRA and the Stanton SRA), and required operators in the NCR and Stanton SRAs to develop and implement seismic response plans, (which include expanded data collection efforts, contingency responses for future seismicity, and scheduled checkpoint updates with RRC staff). In response to additional earthquakes in the area, the RRC suspended all (totaling 23) deep disposal well permits in the NCR SRA and proposed additional daily injection volume curtailments for the Stanton SRA. Such restrictions and requirements could limit the Underlying Properties’ oil and gas well exploration and production activities or increase the cost of those activities if wastewater disposal options become limited.

In addition, several cases have in recent years put a spotlight on the issue of whether injection wells may be regulated under the CWA if a direct hydrological connection to a jurisdictional surface water can be established. The split among federal circuit courts of appeals that decided these cases engendered two petitions for writ of certiorari to the United States Supreme Court in August 2018, one of which was granted in February 2019. EPA has also brought attention to the reach of the CWA’s jurisdiction in such instances by issuing a request for comment in February 2018 regarding the applicability of the CWA permitting program to discharges into groundwater with a direct hydrological connection to jurisdictional surface water, which hydrological connections should be considered “direct,” and whether such discharges would be better addressed through other federal or state programs. In a statement issued by EPA in April 2019, the Agency concluded that the CWA should not be interpreted to require permits for discharges of pollutants that reach surface waters via groundwater. However, in April 2020, the Supreme Court issued a ruling in the case, County of Maui, Hawaii v. Hawaii Wildlife Fund, holding that discharges into groundwater may be regulated under the CWA if the discharge is the “functional equivalent” of a direct discharge into navigable waters. In November 2023, EPA issued draft guidance outlining the factors that may be considered when evaluating whether discharges through groundwater may be the “functional equivalent” of a direct discharge and subject to regulation under the CWA National Pollutant Discharge Elimination System permitting program and describing the types of information that should be used in the determination. Comments on the draft guidance were due to the agency by December 27, 2023, and to date EPA has not yet finalized the guidance. If in the future CWA permitting is required for saltwater injection wells as a result of the Supreme Court’s ruling in County of Maui, Hawaii v. Hawaii Wildlife Fund, the costs of permitting and compliance for injection well operations by the companies that operate the Underlying Properties could increase.

Various state and federal statutes prohibit certain actions that adversely affect endangered or threatened species and their habitat, migratory birds and their habitat, wetlands, and natural resources. These statutes include the Endangered Species Act, the Migratory Bird Treaty Act, the Bald and Golden Eagle Protection Act, the CWA, and CERCLA.

The United States Fish and Wildlife Service (“USFWS”) may designate critical habitat and suitable habitat areas that it believes are necessary for the survival of threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to federal land use and private land use and could delay or prohibit land access or development. Where takings of, or harm to, species or damages to wetlands, habitat or natural resources occur or may occur, government entities or at times private parties may act to restrict or prevent oil and gas exploration or production activities or seek damages for harm to species, habitat or natural resources resulting from drilling or construction or production activities, including, for example, for releases of oil, wastes, hazardous substances or other regulated materials, and may seek natural resources damages and, in some cases, criminal penalties.

The operators of the Underlying Properties are subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state statutes. In addition to the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of CERCLA, the general duty clause and Risk Management Planning regulations promulgated under section 112(r) of the Clean Air Act, and similar state statutes may also require disclosure of information about hazardous materials used, produced or otherwise managed during operation of the Underlying Properties. Some of these laws also require the development of risk management plans for certain facilities to prevent accidental releases of pollutants.

The Trustee is unable to predict the total impact of the current and potential regulations upon the operators of the Underlying Properties; the effect that noncompliance with existing environmental laws, rules and regulations; compliance with new legislation or regulation, or enforcement policies thereunder; or claims for property or environmental damage, or for personal injury or death, resulting from operations on the Underlying Properties could have on the Trust or Trust distributions. Even if the Trust were not directly liable for costs or expenses related to these matters, it is possible that the operators of the Underlying Properties could face operational delays, increases in the operating costs to comply with climate change or any other existing or new environmental legislation or regulation, decreases in the completion of new oil and natural gas wells, or an enforcement action or a private party action that could result in wells being plugged and abandoned earlier in their productive lives, resulting in a loss of reserves and revenues to the Trust each of which could reduce net proceeds payable to the Trust and Trust distributions.

Other Regulation

The petroleum industry is also subject to compliance with various other federal, tribal, state, and local regulations and laws, including, but not limited to, occupational safety, resource conservation and equal employment opportunity. The Trustee does not believe that compliance with these laws by the operating parties will have any material adverse effect on Unitholders.

Legal Proceedings

SoftVest Petition

On December 26, 2025, SoftVest, L.P filed an Original Petition for Modification of Trust (the “Petition”) in the District Court of Tarrant County, Texas (Cause No. 96-373245-25) seeking judicial modification of the Trust Indenture. In the Petition, SoftVest seeks to (1) amend Section 8.03 of the Indenture to eliminate the requirement that certain amendments require approval by 75% of the outstanding Trust Units, and (2) delete Section 10.01 of the Trust Indenture that sets forth certain prohibited amendments and replace Article X of the Trust Indenture with a provision permitting amendment of any provision of the Trust Indenture by a vote of Unitholders in accordance with Article VIII (which, as amended, would permit amendment by a majority in interest of Unitholders constituting a quorum at a meeting of Unitholders where a quorum is present).

On May 8, 2026, a hearing (the “Hearing”) was held before the Court in connection with the Petition. At the Hearing, the Court approved SoftVest’s requested modifications. As a result of the Court’s order, the Trustee entered into Amendment No. 2 to the Amended and Restated Trust Indenture of Permian Basin Royalty Trust dated May 8, 2026 implementing the modifications approved by the Court.

Blackbeard Operating Settlement

On August 19, 2025, the Trustee entered into a settlement agreement and release (the “Settlement Agreement”) in connection with its lawsuit against Blackbeard Operating, as operator of the properties in the Waddell Ranch, in Crane County, Texas, in which the Trust holds a 75% net overriding royalty. Pursuant to the lawsuit, the Trustee had sought to recover more than $9 million in damages it alleged resulted from Blackbeard Operating’s failure to properly calculate and pay royalties due and owing to the Trust.

Pursuant to the Settlement Agreement, Blackbeard Operating agreed to pay the Trust $9,000,000, of which $4,500,000 was paid in September 2025, $1,125,000 was paid in January 2026, $1,125,000 was paid in April 2026, $1,125,000 was paid in July 2026, and the remaining payment of $1,125,000 will be paid in October 2026 if the Business Combination has not closed by such date.

Additionally, the Settlement Agreement established the overhead rate that may be charged to the Trust and permits Blackbeard Operating to pass through third-party charges for salt water disposal, gathering and transportation, and charge technical labor on reservoir engineers using an agreed allocation methodology against the net overriding royalty. The parties also agreed that the Trust would not make future claims for lost volumes in the case of ordinary line loss (as defined by third party purchase agreements with purchasers). The Trust will have the option to conduct annual site audits, at its expense. The Settlement Agreement also set forth agreed reporting that Blackbeard Operating will provide the Trustee going forward.

Except as described above, there are no material pending legal proceedings to which the Trust is a party or of which any of its property is the subject.

Trustee’s Discussion and Analysis of Information and Results of Operations

Liquidity and Capital Resources

As stipulated in the Trust Indenture, the Trust is intended to be passive in nature, and the Trustee does not have any control over or any responsibility relating to the operation of the Underlying Properties. The Trustee has powers to collect and distribute proceeds received by the Trust and pay Trust liabilities and expenses and its actions have been limited to those activities. The Trust is a passive entity and other than the Trust’s ability to periodically borrow money as necessary to pay expenses, liabilities and obligations of the Trust that cannot be paid out of cash held by the Trust, the Trust is prohibited from engaging in borrowing transactions. As a result, other than such borrowings, if any, the Trust has no source of liquidity or capital resources other than the Royalties.

Results of Operations

Three-Year Period Ended December 31, 2025

Royalty income received by the Trust for the three-year period ended December 31, 2025, which for 2025 is only from the Texas Royalty Properties, due to the excess cost position of the Waddell Ranch properties, is reported in the following table:

	Year Ended December 31,
Royalties	2025	2024	2023
Total Royalty Income(1)	$11,555,301	$26,963,365	$29,010,704
	100%	100%	100%
Oil Royalty Income	10,399,771	24,267,029	24,949,205
	90%	90%	86%
Gas Royalty Income	1,155,530	2,696,336	4,061,499
	10%	10%	14%
Total Royalty Income/Unit	$0.247921	$0.578504	$0.622430

____________

(1)      Total Royalty Income for 2025 does not include the $4.5 million partial payment of the lawsuit settlement paid to the Trust in September 2025 by Blackbeard Operating.

As of May 2024, Blackbeard Operating, the operator of the Waddell Ranch properties, provides the Trustee information necessary to calculate the net proceeds after the NYSE notification date such that royalty income of the Trust for the current calendar year is associated with actual oil and gas production for the period from October 2024 through September 2025 for the Waddell Ranch properties. Royalty income for the Trust for the calendar year for the Texas Royalty properties is associated with actual oil and gas production from November 2024 through October 2025. Oil and gas production for 2025, 2024 and 2023 generated by the Royalties and the Underlying Properties, excluding portions attributable to the adjustments discussed hereafter, are presented in the following table:

	Year Ended December 31,
Royalties	2025	2024	2023
Oil Sales (Bbls)	3,432,650	2,214,113	2,277,307
Gas Sales (Mcf)	15,540,798	12,200,992	12,174,696
Underlying Properties
Oil
Total Oil Sales (Bbls)	4,543,613	2,913,075	2,994,897
Average Per Day (Bbls)	12,448	7,981	8,090
Average Price/Bbl	$65.95	$76.04	$76.72
Gas
Total Gas Sales (Mcf)	20,698,346	16,250,885	16,183,928
Average Per Day (Mcf)	56,708	44,523	44,340
Average Price/Mcf	$1.78	$1.45	$2.40

The average price of oil decreased to $65.95 per barrel in 2025, down from $76.04 per barrel in 2024. The average price of oil in 2023 was $76.72 per barrel. In addition, the average price of gas increased from $1.45 per Mcf in 2024 to $1.78 per Mcf in 2025. The average price of gas in 2023 was $2.40 per Mcf. Oil prices have decreased primarily because of world market conditions. Oil prices are expected to remain volatile. Gas liquids values have declined due to high production levels, consistently mild weather patterns, and decreased heating demand. Blackbeard Operating, after assuming the role of operator of the Waddell Ranch properties, immediately instituted a workover of specific wells, which caused the Trust not to receive any royalty income from the Waddell Ranch properties in portions of 2023 and 2024, and all of 2025. Royalty income was not received for the Waddell Ranch properties for the year 2025 due to large capital expenditures.

Subsequent to December 31, 2025, the price of both oil and gas continued to fluctuate, giving rise to a correlating adjustment of the respective standardized measure of discounted future net cash flows. As of March 16, 2026, NYMEX posted oil prices were approximately $93.39 per barrel, which compared to the posted price of $65.34 per barrel, used to calculate the worth of future net revenue of the Trust’s proved developed reserves, would result in a larger standardized measure of discounted future net cash flows for oil. As of March 16, 2026, NYMEX posted gas prices were $3.03 per MMBtu. The use of such price, as compared to the posted price of $3.387 per MMBtu, used to calculate the future net revenue of the Trust’s proved developed reserves would result in a smaller standardized measure of discounted future net cash flows for gas.

Prices obtained for oil and gas production depend upon numerous factors that are beyond the control of the Trust. Inflationary pressures continued during 2025, which has impacted the cost of goods and services for operators on the Underlying Properties and administrative costs for the Trust.

As of May 2024, Blackbeard Operating has provided the Trustee information necessary to calculate the net proceeds after the announcement date for monthly distributions. In accordance with the Trust indenture, if royalty income is received from the Waddell Ranch properties on or prior to the record date, it will be included in the following month’s distribution, rather than the current month’s distribution. There was no royalty income received for the year ending December 31, 2025.

Since the oil and gas sales attributable to the Royalties are based on an allocation formula that is dependent on such factors as price and cost (including capital expenditures), production amounts do not necessarily provide a meaningful comparison. For the Underlying Properties oil and gas production increased approximately 56% and 46% respectively, from 2024 to 2025 which the Trustee believes were likely primarily due to new development based on the increased levels of capital expenditures.

Total capital expenditures for the twelve months of production reported in 2025 and used in the net overriding royalty calculation were approximately $228.7 million (gross). Total capital expenditures were $109.4 million (gross) in 2024 and $120.4 million (gross) in 2023.

Development information for the Waddell Ranch properties, such as well activity, completions, workovers, remedial activities, and plugging and abandonment, is not provided by Blackbeard Operating.

Blackbeard Operating does not provide a proposed capital expenditure budget.

In 2025, lease operating expense and property taxes on the Waddell Ranch properties amounted to approximately $98.0 million, compared to approximately $82.2 million in 2024, and approximately $79.6 million in 2023.

The Trustee was previously advised by the operator that as of December 31, 2023, the majority of Waddell Ranch oil production is now pipeline connected and sold under long term crude purchase agreements. Blackbeard Operating would not confirm if this information remained accurate for 2024 or 2025.

During 2025, the monthly royalty receipts were invested by the Trustee in cash and cash equivalents until the monthly distribution date, and earned interest totaled $72,761. Interest income for 2024 and 2023 was $150,779 and $85,879, respectively.

General and administrative expenses in 2025 were $1,827,899 compared to $1,698,776 in 2024 and $1,118,096 in 2023, primarily due to audit of properties and other professional services. The reserve balance for administrative expenses for any potentially extraordinary events and/or expenses was $1,100,000 as of December 31, 2025, 2024 and 2023. There were no additions to the reserves for expenses during the years ended December 31, 2025, 2024 and 2023.

Distributable income for 2025 was $14,300,162 or $0.31 per Unit. Distributable income includes a $4.5 million partial settlement received from Blackbeard Operating declared in the September 2025 distribution that was paid on October 15, 2025. The $4.5 million partial payment is included in the financial statements under “Statements of Distributable Income” and “Statement of Changes in Trust Corpus” as of December 31, 2025, as well as in “Quarterly Schedule of Distributable Income (Unaudited) for the year ended December 31, 2025” (See Notes 3 and 7).

Distributable income for 2024 was $25,415,368 or $0.55 per Unit.

Distributable income for 2023 was $27,978,487 or $0.060 per Unit.

Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

For the quarter ended March 31, 2026, royalty income received by the Trust amounted to $3,551,082 compared to royalty income of $3,054,697 during the first quarter of 2025. The royalty income for the three months ended March 31, 2026 includes the $1,125,000 partial settlement payment from Blackbeard Operating. Pricing information for the Waddell Ranch properties is for December 2025, January and February 2026 (reflecting the period for which proceeds would have been distributed to Unitholders in the first quarter of 2026). For the Waddell Ranch properties, the average realized oil and gas prices were $59.19 per barrel (Bbl) and $0.92 per thousand cubic feet (Mcf), respectively for the three months ended March 31, 2026, compared to $68.83 per barrel (Bbl) and $1.66 per Mcf for the three months ended March 31, 2025. For the Texas Royalty properties, the average realized oil and gas prices were $57.58 per Bbl and $6.70 per Mcf, respectively for the quarter ended March 31, 2026, compared to $68.96 per Bbl and $8.61 per Mcf, respectively for the quarter ended March 31, 2025. The higher royalty income reported in the three months ended March 31, 2026, compared to the same time period in 2025 is attributable to a $1,125,000 partial settlement payment from Blackbeard Operating in the first quarter of 2026.

Interest income for the quarter ended March 31, 2026 was $16,876 compared to $16,523 during the first quarter of 2025. The slight increase in interest income is primarily attributable to a small increase in the amount of funds available for investment. Total expenses during the first quarter of 2026 amounted to $541,157 compared to $475,008 during the first quarter of 2025. The increase in total expenses can be primarily attributed to the timing of payment of expenses.

These transactions resulted in distributable income for the quarter ended March 31, 2026 of $3,026,801 or $0.06 per Unit outstanding of beneficial interest. Distributions of $0.040056, $0.014221, and $0.010662 per Unit were made to Unitholders of record as of January 30, 2026, February 27, 2026, and March 31, 2026, respectively. The January distribution includes the second installment, in the amount of $1,125,000 of the Settlement Agreement. For the first quarter of 2025, distributable income was $2,596,212 or $0.06 per Unit outstanding of beneficial interest.

From and after May 2024, Blackbeard Operating has provided, and will continue to provide, information to calculate net proceeds during the last week of the month. In accordance with the Trust Indenture, if royalty income is received on or just prior to the record date, it will be included in the following month’s distribution, rather than the current month’s distribution. As such, royalty income reporting for the Waddell Ranch properties is one month in arrears. Royalty income for the Trust for the first quarter of the calendar year is associated with actual oil and gas production for October, November, and December 2025 for the Waddell Ranch properties from which “Royalties” were carved. Royalty income for the Trust for the first quarter of the calendar year for the Texas Royalty properties is associated with actual oil and gas production from November of 2025, December of 2025 and January of 2026.

Beginning in May 2024, Blackbeard Operating has provided production, product sales, capital expenditure, and development information for the Waddell Ranch properties from which the Trust’s Royalties are carved for each distribution month on a quarterly basis, as required in the conveyance, approximately 30 days after the end of each fiscal quarter. On April 30, 2026, Blackbeard Operating provided the Trustee with a quarterly statement showing the production volumes and computation of net proceeds to the Trust for each month of the quarter ended March 31, 2026. Oil and gas sales attributable to the Royalties and the properties from which the Royalties were carved are as follows:

	Waddell Ranch Properties
	2025 – 2026				2024 – 2025
	December	January	February	Total	December	January	February	Total
Royalties
Oil sales (Bbls)	338,471	393,189	419,195	1,150,855	200,636	193,737	233,428	627,801
Gas sales (Mcf)	1,493,371	1,807,337	1,865,916	5,166,624	1,220,898	1,031,786	1,153,901	3,406,586
Properties From Which the Royalties Were Carved:
Oil:
Total oil sales (Bbls)	451,294	524,252	558,926	1,534,472	267,515	258,316	311,237	837,068
Average per day (Bbls)	14,558	16,911	19,962	17,050	8,630	8,333	11,116	9,301
Average realized price per Bbl	$59.36	$58.55	$59.64	59.19	$71.04	$67.81	$67.64	$68.83
Gas:
Total gas sales (Mcf)	1,991,161	2,409,783	2,487,888	6,888,832	1,627,864	1,375,715	1,538,535	4,542,114
Average per day (Mcf)	64,231	77,735	88,853	76,543	52,512	44,378	54,948	50,468
Average realized price per Mcf	$0.29	$1.07	$1.28	$0.92	$1.89	$0.77	$2.31	$1.66

	Texas Royalty Properties
	2026				2025
	January	February	March	Total	January	February	March	Total
Royalties
Oil sales (Bbls)	15,285	13,325	13,047	41,657	14,914	13,469	14,957	43,340
Gas sales (Mcf)	7,401	8,573	8,518	24,492	8,213	8,774	9,462	26,449
Properties From Which the Royalties Were Carved:
Oil:
Total oil sales (Bbls)	17,309	15,292	15,009	47,610	16,839	15,307	16,839	48,985
Average per day (Bbls)	558	546	484	529	543	547	543	544
Average realized price per Bbl	$59.18	$56.78	$56.56	57.58	$67.69	$68.37	$70.81	68.96
Gas:
Total gas sales (Mcf)	8,378	9,841	9,793	28,012	9,283	9,971	10,659	29,913
Average per day (Mcf)	270	351	316	311	299	356	344	332
Average realized price per Mcf	$8.49	$5.85	$6.02	$6.70	$9.56	$8.38	$7.88	$8.61

Pricing and Production Discussion

For the Waddell Ranch properties, the average realized price of oil decreased to $59.19 per Bbl for the period December 2025 through February 2026 compared to $68.83 per Bbl for the period December 2024 through February 2025 due to worldwide market variables. The average realized price of gas decreased to $0.92 per Mcf for the period December 2025 through February 2026 from $1.66 per Mcf for the period December 2024 through February 2025.

For the Texas Royalty properties, the average realized price of oil decreased to $57.58 per Bbl in the first quarter of 2026, compared to $68.96 per Bbl in the first quarter of 2025 due to worldwide market variables. The average realized price of gas (including natural gas liquids) for the Texas Royalty properties decreased from $8.61 per Mcf in the first quarter of 2025 to $6.70 per Mcf in the first quarter of 2026 in part due to change in overall market variables.

Since the oil and gas sales attributable to the Royalties are based on an allocation formula that is dependent on such factors as price and cost (including capital expenditures), the production amounts in the Royalties section of the above table do not always provide a meaningful comparison. However, for the Texas Royalty properties, oil and gas volumes decreased from the Underlying Properties for the applicable period in 2026 compared to 2025, while for the Waddell Ranch properties, oil volumes and natural gas volumes (including plant products) increased for the applicable period in 2026 compared to 2025.

Blackbeard Operating Capital Expense Discussion

Blackbeard Operating advised the Trustee that capital expenditures for drilling, remedial and maintenance activities on the Waddell Ranch properties during the first quarter of 2026 totaled $48.8 million (gross) as compared to $47.9 million (gross) for the first quarter of 2025. Blackbeard Operating does not provide capital expenditures budget information or development information for the Waddell Ranch properties such as well completions, workovers, remedial activities, and plugging and abandonment.

Blackbeard Operating advised the Trustee that lease operating expenses and property taxes totaled $30.7 million (gross) for the first quarter of 2026, compared to $21.4 million (gross) for the same period in 2025 on the Waddell Ranch properties.

Calculation of Royalty Income

The Trust’s royalty income is computed as a percentage of the net profit from the operation of the properties in which the Trust owns net overriding royalty interests. The royalty income received and recorded by the Trust was determined by the operator as noted below. These percentages of net profits are 75% and 95% in the case of the Waddell Ranch properties and the Texas Royalty properties, respectively. Royalty income received and available for distribution by the Trust for the three months ended March 31, 2026 and 2025, respectively, was computed as shown in the table below:

	Three Months Ended March 31,
	2026		2025
	WADDELL RANCH PROPERTIES(1)	TEXAS ROYALTY PROPERTIES	WADDELL RANCH PROPERTIES	TEXAS ROYALTY PROPERTIES
Gross proceeds of sales from the Underlying Properties
Oil proceeds	$90,819,305	$2,741,568	$57,571,976	$3,378,836
Gas proceeds	6,340,865	187,634	7,687,489	256,333
Other (adjustment)(1)	(1,037,442)	—	14,483,131	—
Total	96,122,728	2,929,202	79,742,596	3,635,169
Less:
Severance tax:
Oil	4,179,667	106,597	2,945,725	129,325
Gas	33,794	6,884	76,852	11,688
Gathering and Transportation Costs	12,739,395	39,950	7,368,268	38,685
Lease operating expense and property tax:
Oil and gas	30,680,638	222,000	21,417,188	240,000
Capital expenditures	48,489,234	—	47,934,563	—
Total	96,122,728	375,431	79,742,596	419,698
Net profits(2)	—	2,553,771	—	3,215,471
Net overriding royalty interests	75%	95%	75%	95%
Royalty income(2)(3)	$—	2,426,082	$—	3,054,697

____________

(1)      Due to an NPI deficit, the Waddell Ranch properties did not contribute to royalty income from November 2024 through March 2026.

(2)      The 2025 Net profits and Royalty income for the Waddell Ranch properties have been adjusted to reflect the amount received rather than reflecting Excess Costs for the quarter. Excess Costs can be reviewed in Note 4 of the Condensed Interim Financial Statements.

(3)      Royalty income for the Waddell Ranch properties does not include the $1.1 million partial settlement payment received in January of 2026.

Use of Estimates

The preparation of financial statements in conformity with the basis of accounting described above requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates.

Impairment

The Trustee routinely reviews its royalty interests in oil and gas properties for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If an impairment event occurs and it is determined that the carrying value of the Trust’s royalty interests may not be recoverable, an impairment will be recognized as measured by the amount by which the carrying amount of the royalty interests exceeds the fair value of these assets, which would likely be measured by discounting projected cash flows. There was no impairment of the assets during the years ended December 31, 2025, 2024, or 2023.

Critical Accounting Policies and Estimates

The Trust’s financial statements reflect the selection and application of accounting policies that require the Trust to make significant estimates and assumptions. The following are some of the more critical judgment areas in the application of accounting policies that currently affect the Trust’s financial condition and results of operations.

Basis of Accounting

The financial statements of the Trust are prepared on the following modified cash basis of accounting and are not intended to present financial position and results of operations in conformity with accounting principles generally accepted in the United States of America (“GAAP”):

•        Royalty income recorded for a month is the amount computed and paid to the Trustee on behalf of the Trust by the interest owners. Royalty income consists of the amounts received by the owners of the interest burdened by the Royalties from the sale of production less accrued production costs, development and drilling costs, applicable taxes, operating charges and other costs and deductions multiplied by 75% in the case of the Waddell Ranch properties and 95% in the case of the Texas Royalty properties.

•        Trust expenses, consisting principally of routine general and administrative costs, recorded are based on liabilities paid and cash reserves established out of cash received or borrowed funds for liabilities and contingencies.

•        Distributions to Unitholders are recorded when declared by the Trustee.

•        Royalty income is computed separately for each of the conveyances under which the Royalties were conveyed to the Trust. If monthly costs exceed revenues for any conveyance (“excess costs”), such excess costs cannot reduce royalty income from other conveyances, but is carried forward with accrued interest to be recovered from future net proceeds of that conveyance.

The financial statements of the Trust differ from financial statements prepared in accordance with GAAP because revenues are not accrued in the month of production and certain cash reserves may be established for contingencies which could not be accrued in financial statements prepared in accordance with GAAP. Amortization of the Royalties calculated on a unit-of-production basis is charged directly to trust corpus. This comprehensive basis of accounting other than GAAP corresponds to the accounting permitted for royalty trusts by the SEC as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts.

Royalty Income

Revenues from royalty interests are recognized in the period in which amounts are received by the Trust. For the Texas Royalty Properties, royalty income received by the Trust in a given calendar year will generally reflect the proceeds from crude oil and natural gas produced for the twelve-month period ended October 31st in that calendar year. As of May 2024, Blackbeard Operating has provided the Trustee information necessary to calculate the net proceeds for the Waddell Ranch properties after the NYSE notification date such that royalty income for 2025 is associated with actual oil and gas production for the 12-month period of October 1, 2024 through September 30, 2025. There was no royalty income received from Blackbeard Operating for the calendar year 2025.

Reserve Disclosure

Independent petroleum engineers estimate the net proved reserves attributable to the royalty interests. Estimates of future net revenues from proved reserves have been prepared using average 12-month oil and gas prices, determined as an unweighted arithmetic average of the first-day-of-the-month benchmark price for each month within the 12-month period preceding the end of the most recent fiscal year, unless prices are defined by contractual arrangements. The standardized measure of discounted future net cash flows is achieved by using a discount rate of 10% a year to reflect the timing of future cash flows relating to proved oil and gas reserves. The reserves actually recovered and the timing of production may be substantially different from the reserve estimates and related costs. Numerous uncertainties are inherent in estimating volumes and the value of proved reserves and in projecting future production rates and the timing of development of non-producing reserves. Such reserve estimates are subject to change as market conditions change.

Detailed information concerning the number of wells on royalty properties is not generally available to the owner of royalty interests. Consequently, the Registrant does not have information that would be disclosed by a company with oil and gas operations, such as an accurate account of the number of wells located on its royalty properties, the number of exploratory or development wells drilled on its royalty properties during the periods presented by this report, or the number of wells in process or other present activities on its royalty properties, and the Registrant cannot readily obtain such information.

Contingencies

Contingencies related to the Underlying Properties that are unfavorably resolved would generally be reflected by the Trust as reductions to future royalty income payments to the Trust with corresponding reductions to cash distributions to Unitholders.

Distributable Income Per Unit

Basic distributable income per Unit is computed by dividing distributable income by the weighted average of Units outstanding. Distributable income per Unit assuming dilution is computed by dividing distributable income by the weighted average number of Units and equivalent Units outstanding. The Trust had no equivalent Units outstanding for any period presented. Therefore, basic distributable income per Unit and distributable income per Unit assuming dilution are the same.

New Accounting Pronouncements

There are no new pronouncements that are expected to have a significant impact on the Trust’s financial statements.

THE BUSINESS COMBINATION

The Parties to the Business Combination

PBT Land and Minerals, Inc.

New PBT is a wholly owned subsidiary of SoftVest, L.P., a Unitholder that beneficially owns in the aggregate approximately 13.3% of the outstanding Trust Units. SoftVest, L.P. created New PBT to facilitate the Business Combination, the Rights Offering and the Blackbeard and Greybeard Subscription; SoftVest, L.P. will transfer full ownership of New PBT to the Trust before the Business Combination is completed. New PBT has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination, the Combination Agreement, the Rights Offering, the Backstop Commitment and the Blackbeard and Greybeard Subscription.

New PBT was incorporated in the State of Texas on June 18, 2026. New PBT’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

PBT Sub, Inc.

New PBT Sub is a wholly owned subsidiary of New PBT. New PBT Sub was formed solely for the purpose of completing the Business Combination. New PBT Sub has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination or the Combination Agreement.

New PBT Sub was incorporated in the State of Texas on June 25, 2026. New PBT Sub’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

PBT Land and Minerals OpCo, LLC

OpCo is a wholly owned subsidiary of New PBT. OpCo was formed solely for the purpose of completing the Business Combination. OpCo has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Business Combination or the Combination Agreement.

OpCo was formed in the State of Texas on June 25, 2026. OpCo’s principal executive offices are located at 400 Pine Street, Suite 1010, Abilene, TX 79601 (telephone number (325) 677-6177).

Blackbeard Holdings, LLC

Blackbeard Holdings is a privately held energy company with headquarters located in Fort Worth, Texas. Blackbeard Holdings’ extensive and diversified resource portfolio is strategically positioned to effectively address the current and future demands of the energy sector. Since its establishment, Blackbeard Holdings’ primary focus has been on the acquisition, optimization, and development of low-risk, producing energy properties. As a result, Blackbeard Holdings has cultivated a high-margin business marked by diversified assets, a robust balance sheet, attractive reinvestment opportunities, and a corporate culture that places significant emphasis on environmental stewardship and servant leadership.

Blackbeard Holdings was formed under the laws of the State of Texas and maintains its principal executive offices in Fort Worth, Texas. Blackbeard Holdings’ principal executive offices are located at 1751 River Run, Suite 405, Fort Worth, TX 76107, its telephone number is (432) 242-0050 and its website is https://www.blackbeardoperating.com.

Greybeard Energy, LLC

Greybeard Energy is an affiliate of Blackbeard Holdings and holds 2,300 NRAs located in the Permian Basin in West Texas that will be contributed to New PBT in connection with the Business Combination.

Greybeard Energy was formed under the laws of the State of Texas and maintains its principal executive offices in Fort Worth, Texas. Greybeard Energy’s principal executive offices are located at 1751 River Run, Suite 405, Fort Worth, TX 76107 and its telephone number is (432) 242-0050.

Blackbeard Security Holdings, LLC

Blackbeard Security is an affiliate of Blackbeard Holdings. Blackbeard Security was formed under the laws of the State of Texas and maintains its principal executive offices in Fort Worth, Texas. Blackbeard Security’s principal executive offices are located at 1751 River Run, Suite 405, Fort Worth, TX 76107 and its telephone number is (432) 242-0050.

Permian Basin Royalty Trust

The Trust is an express trust created under the laws of the State of Texas by the Trust Indenture, initially entered into on November 1, 1980, between the Settlor and The First National Bank of Fort Worth, as trustee. Argent Trust Company, a Tennessee chartered trust company, is the current Trustee of the Trust.

At the inception of the Trust, the Settlor conveyed to the initial trustee, to hold on behalf of the Trust beneficiaries, net overriding royalty interests consisting of: (1) a 75% net overriding royalty interest carved out of the Settlor’s fee mineral interests in the Waddell Ranch Properties in Crane County, Texas, and (2) a 95% net overriding royalty interest carved out of the Settlor’s major producing royalty properties in Texas. Blackbeard Operating is the operator of the Waddell Ranch Properties.

The Waddell Ranch Interests are derived from participating minerals and are burdened by all the production costs associated with production; as such, they function more like a net profits interest. The Texas Royalty Interests are derived from various royalty and mineral interests that are not burdened by production costs. The Waddell Ranch Interests represent most of the value of the Trust.

The principal office of the Trust is located at 3838 Oak Lawn Ave, Suite 1720, Dallas, Texas 75219 (telephone number (855) 588-7839). Neither the Trust nor the Trustee is a party to the Combination Agreement, nor are they (i) making any solicitation or recommendation to Unitholders with respect to the Business Combination or the Combination Agreement, or (ii) offering any securities hereby.

Background of the Trust and the Business Combination

Pursuant to the Trust Indenture, the purposes of the Trust are to (a) convert the Trust Interests to cash either by (1) retaining them and collecting the proceeds from production until production has ceased or the Trust Interests have otherwise terminated or (2) selling or otherwise disposing of the Trust Interests (within the limits stated in the Trust Indenture) and (b) distribute such cash, net of amounts for payment of liabilities of the Trust, to Unitholders pro rata. Per the Trust Indenture, the Trust was intended to be limited to the receipt of revenues attributable to the Trust Interests and the distribution of such revenues, after payment of or provision for Trust expenses and liabilities, to Unitholders.

The function of the Trustee is to collect the income attributable to the Trust Interests, to pay all expenses and charges of the Trust, and then to distribute the remaining available income to Unitholders. The Trust is not empowered to carry on any business activity and has no employees; all administrative functions are performed by the Trustee.

The terms of the Trust Indenture provide that the Trustee shall not, in its capacity as trustee of the Trust, engage in any business or commercial activity of any kind whatsoever and shall not, under any circumstances, use any portion of the Trust estate to acquire any oil and gas lease, royalty or other mineral interest other than the Trust Interests, or, subject to limited exceptions, acquire any other asset. The Trustee is also not permitted to accept contributions to the Trust other than the Trust Interests.

From time to time SoftVest has engaged with the Trustee, investors and other industry participants (including Blackbeard and Blackbeard Operating, the operator of the Waddell Ranch Properties) to better understand current developments, the economic potential of the Waddell Ranch Properties and opportunities to create value for Unitholders.

In April 2024, SoftVest and Blackbeard Holdings entered into a one-year confidentiality agreement, and held discussions from time to time about the Trust’s business and potential strategic opportunities involving the Trust and Blackbeard. Such opportunities included, among others, (a) restructuring the Waddell Ranch Interests (which are burdened by Production Costs) in certain tracts held by Blackbeard within the Waddell Ranch into a traditional oil and gas mineral royalty that is not burdened by production costs covering the majority of the tracts owned by Blackbeard within the Waddell Ranch, and potentially seeking an interest in royalties generated by the surface estate associated with the Waddell Ranch Properties; and (b) potential partnership opportunities between the Trust and Blackbeard to participate in the monetization of the knowledge and expertise gained by Blackbeard in operating the Trust’s properties.

From the Trust’s inception, the Trust Indenture contained super-majority voting requirements (the “Super-Majority Requirements”) to amend certain provisions of the Trust Indenture that, combined with the provisions on the Trust’s permitted activities, severely limited Unitholders’ ability to maximize value on their investment in the Trust Units. By way of example, without a super-majority vote, the Trust could not (a) effect the conversion of the Trust into a corporation, (b) engage in various potential strategic transactions or (c) effect the sale of the Trust Interests, even if the Trust received a financially attractive third-party proposal. SoftVest came to recognize that the Super-Majority Requirements effectively impeded any of these options since it was advised that achieving a super-majority vote was practically impossible given the disperse ownership of Unitholders and historical lack of participation by Unitholders at special meetings.

On October 10, 2025, SoftVest filed a Schedule 13D with the SEC disclosing its intent to take reasonable steps to request that the Trustee call a special meeting (the “2025 Special Meeting”) of Unitholders to consider and vote on a non-binding proposal (the “Reformation Proposal”) in support of SoftVest or another appropriate party taking appropriate actions to effect a judicial reformation of the Trust Indenture to allow for the approval of any amendment to the Trust Indenture by a simple majority of votes cast by Unitholders at a special meeting at which a quorum is present (the “Indenture Reformation”).

The 2025 Special Meeting was held on December 16, 2025. A quorum was present and over 98.5% of the votes cast approved the Reformation Proposal.

On December 26, 2025, SoftVest, L.P., as beneficiary of the Trust, filed an Original Petition for Modification of Trust (the “Reformation Petition”) in the District Court of Tarrant County, Texas, seeking to effect the Indenture Reformation.

On February 4, 2026, representatives of SoftVest and Blackbeard met and discussed, among other things, the possibility of restructuring the Waddell Ranch Interests in certain tracts held by Blackbeard within the Waddell Ranch into a traditional oil and gas mineral royalty that is not burdened by Production Costs.

On or about February 10, 2026, SoftVest and Blackbeard entered into a new confidentiality agreement to further discussions between the parties about a potential strategic transaction between Blackbeard and the Trust.

On March 10, 2026, SoftVest engaged Stephens to act as exclusive financial advisor to SoftVest in connection with the potential conversion of the Trust into a business corporation, and a potential concurrent transaction with Blackbeard.

On March 24, 2026, Blackbeard delivered to SoftVest an initial term sheet that proposed a potential business combination transaction that would, among other things, combine under a new holding company (which would become New PBT) the assets of the Trust and USLG, a wholly owned subsidiary of Blackbeard that would own approximately 68,000 acres of surface estate and a 15% effective royalty interest associated with certain acreage and mineral interests owned by Blackbeard or its affiliates. The Trust was also expected to convey to Blackbeard certain interests subject to a 20% royalty burden owned by the Trust following the conversion of net profits interests, including those associated with the “West Ranch” and “East Ranch” properties. The term sheet also contemplated that Blackbeard and its affiliates would own approximately 51% of New PBT, and former Unitholders of the Trust would own approximately 49% of New PBT, inclusive of $150 million of indebtedness owed by USLG that would be assumed by New PBT. The term sheet also proposed that the New PBT Board would be composed of nine directors, including two Blackbeard designees, two NGP designees, a SoftVest designee and four additional independent directors; and certain officers of Blackbeard would serve as officers of New PBT. The term sheet also proposed that New PBT enter into an MSA that would pay Blackbeard Operating an annual management fee in an amount equal to 5% of New PBT’s annual revenue, estimated to be $8-9 million per year (subject to annual adjustment and a floor of $7 million per year and cap of $10 million per year initially). The term sheet also provided for Blackbeard to have approval rights around certain matters, including the indebtedness in excess of an agreed amount or leverage ratio; issuances of equity securities; and hiring or termination, or changes in the compensation of executive officers.

On March 26, 2026, Mr. Oliver met with Chris Carter, Managing Partner at NGP. Among other things, Messrs. Oliver and Carter discussed the potential benefits of a business combination between the Trust and USLG. Mr. Oliver also noted that Stephens was in the process of analyzing the financial terms of the March 24, 2026 proposed term sheet.

Between March 26, 2026, and May 18, 2026, representatives of Blackbeard and NGP, on the one hand, and representatives of SoftVest, on the other hand, conducted preliminary discussions and exchanged non-binding term sheets around the terms of the Business Combination proposed by Blackbeard. These discussions focused on the potential pro forma ownership of Unitholders, on the one hand, and Blackbeard, on the other hand, in the shares of New PBT, as well as New PBT’s assumption of USLG debt, governance structure and board composition, the voting rights of Blackbeard, transfer restrictions on New PBT shares, and the terms of the MSA. Also, during this period, representatives of Blackbeard provided to representatives of SoftVest and Stephens due diligence information about the assets that Blackbeard would contribute to New PBT.

On May 8, 2026, a hearing was held before the 96th District Court of Tarrant County, Texas, at which the Court approved the Indenture Reformation. As a result of the Court’s order, the Trustee entered into an amendment to the Trust Indenture implementing the modifications approved by the Court.

On May 8, 2026, following the Court hearing, Eric Oliver and Kline Oliver (Portfolio Manager, SoftVest Advisors) met with representatives of Blackbeard and NGP, including Peter Ray (Partner, NGP), Jordan Barrett (Chief Financial Officer, Blackbeard), James Wallis (Chief Investment Officer, Blackbeard) and Ricky Torlincasi (General Counsel, Blackbeard). The participants continued discussions of a term sheet for a potential transaction between the Trust and Blackbeard.

On May 18, 2026, SoftVest and Blackbeard publicly announced that they had agreed to a preliminary non-binding term sheet (the “May 18 Term Sheet”) that set forth the proposed high-level material terms and conditions governing a potential business combination of the Trust and USLG. The May 18 Term Sheet contemplated the formation of New PBT. New PBT would acquire and own (i) the majority of the assets and operations of the Trust, and (ii) USLG, which would own approximately 68,000 acres of surface estate and a 15% effective royalty interest associated with certain acreage and certain mineral interests currently owned by Blackbeard. In exchange for the assets and entities contributed to New PBT, (i) Blackbeard and the Unitholders of the Trust would each receive shares of common stock of New PBT, and (ii) Blackbeard would receive certain interests owned by the Trust following the conversion of net profits interests into a cost free 15% effective royalty interest, including those associated with the “West Ranch” and “East Ranch” properties. Immediately following the transaction the former Unitholders of the Trust would own approximately 58% of New PBT; and Blackbeard would own approximately 42% of New PBT, assuming $80 million of indebtedness owed by USLG would become the obligation of New PBT. The May 18 Term Sheet also provided that for so long as Blackbeard owns more than 25% of New PBT’s outstanding shares, the New PBT Board following the transactions would be made up of seven members as follows: (i) two directors designated by Blackbeard (ii) one management director (CEO of New PBT); four independent directors comprised of Eric Oliver (to concurrently serve as Chairman of the Board), two independent directors (one of whom can chair the Audit Committee) mutually agreeable to Blackbeard and SoftVest and (iii) one SoftVest designee whose affiliate owns at least 5% of New PBT. The term sheet also provided that Jordan Barrett would be CEO of New PBT, and the MSA would provide for New PBT to reimburse Blackbeard’s affiliate $5.0 million per year for the first fiscal year of New PBT.

Between May 19, 2026 and July 27, 2026 representatives of SoftVest and Blackbeard, together with their legal and financial advisors, negotiated the Combination Agreement and ancillary documents, in each case generally to reflect the terms of the May 18 Term Sheet as updated by subsequent negotiations. Among other things, during this period, the parties agreed to increase the amount of USLG debt to be assumed by New PBT from $80 million to $120 million; in exchange Blackbeard’s pro forma ownership of New PBT decreased from 42% to 40.7%. Also during this period, the parties agreed to implement New PBT’s “Up-C” structure and to have New PBT conduct the Rights Offering. During this period representatives of SoftVest also conducted confirmatory due diligence on the assets to be contributed by Blackbeard to New PBT and the Trustee, in coordination with SoftVest, provided confirmatory due diligence materials of the Trust to Blackbeard.

On July 28, 2026, New PBT and Blackbeard entered into the Combination Agreement, and SoftVest executed the Support Agreement.

Reasons for the Business Combination

SoftVest considered a number of options for its investment in the Trust in consultation with outside legal and financial advisors. These options included whether to support and present the Business Combination to Unitholders or, in the alternative, whether to sponsor the conversion of the Trust into a standalone corporation or support it remaining in its current form with potential amendments to the Trust Indenture. Following this assessment, SoftVest determined that the Business Combination is in the best interests of Unitholders, including SoftVest, L.P., for a number of reasons, including the following (not necessarily in order of relative importance) which SoftVest viewed as being generally positive or favorable in coming to its determination to sponsor the Business Combination:

•        Elimination of Waddell Ranch Interests cost exposure.    The conversion of the Trust’s Waddell Ranch Interests into a cost-free 15% effective royalty interest eliminates cost exposure associated with the development and production of oil and gas assets and is expected to generate more predictable and consistent cash flow for Unitholders going forward.

•        The Waddell Ranch Interests held by the Trust are burdened by the accrued capital and operating costs associated with oil and gas operations, including the costs of drilling, completion and abandonment (“Production Costs”), in addition to traditional royalty deductions for post-production marketing costs (“Post-Production Costs”).

•        The technology utilized to develop oil and gas formations in the Permian Basin where the Waddell Ranch is located has changed significantly since 1980, when the Trust was initially formed. In particular, the advent of horizontal drilling and hydraulic fracturing technology — developments not anticipated by the Settlor — has unlocked new opportunities for oil and gas production, while significantly increasing the cost and complexity associated with drilling new wells. This is reflected in the development of the Waddell Ranch Properties, where Blackbeard has drilled approximately 270 horizontal wells and 265 vertical wells since 2020. Based on information in the 2025 Annual Report and the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, there has been both a significant increase in (i) the Production Costs incurred to develop the Waddell Ranch properties — from $28,405,719 in 2019 to $372,982,075 in 2025, and (ii) gross proceeds of sales from the Waddell Ranch properties — from $39,425,195 in 2019 to $322,737,814 in 2025.

•        Despite the significant increase in revenue from production between 2019 and 2025, deductions for accrued Production Costs negatively impacted upside in the form of distributions to the Trust for the Waddell Ranch Interests, which were $8,264,606 in 2019 (representing approximately 21.0% of gross proceeds) and $0 in 2025 (representing 0% of gross proceeds).

•        Under the Trust’s conveyance documents, if Production Costs and Post-Production Costs exceed revenues for the Waddell Ranch Properties or the Texas Royalty Properties, such excess costs must be recovered, with accrued interest, from future net proceeds and cannot reduce net proceeds from the other conveyance. During such “excess cost deficit” periods, the Trust receives no distributions and is instead forced to effectively borrow money from Blackbeard at prevailing short-term Treasury rates that must be offset from future production and revenue otherwise paid to the Trust. Unitholders assume substantial economic risk under such an arrangement as the return on horizontally fractured wells is highly dependent on crude oil prices in the first few months of production. Unlike Blackbeard, the Trust, as currently constructed, is not permitted to hedge this risk. This creates a potential misalignment in incentives between Blackbeard and Unitholders and increases risk that these investments generate inadequate, or potentially negative, returns.

•        The Waddell Ranch Interests have not contributed any income to the Trust since October 2024 and remain in a deficit position of approximately $47,122,626 as of March 31, 2026. SoftVest believes that a traditional royalty that is free from deduction for all Production Costs and subject to only limited Post-Production Costs would have generated steady, predictable distributable cash flow during this period.

•        Blackbeard has invested over $500 million of cash flow (more than $10.00 per Unit) into developing the Waddell Ranch Properties since becoming operator. Due to the restrictive nature of the Trust Indenture, Unitholders have not been informed as to how this money is being invested — returns, break-evens, projections and other factors. Through these capital expenditures, Unitholders have, in effect, financially supported Blackbeard’s efforts in better understanding the Waddell Ranch Properties. We believe these lessons learned likely have similar application to properties on the Central Basin Platform and that Unitholders should have the opportunity to benefit financially if Blackbeard’s operations expand into territories having similar geologic characteristics.

•        Most Unitholders bought an interest in the Trust with the expectation of consistent cash flow (distributions). Due to the nature of the Waddell Ranch Interests, which are fully burdened by Production Costs, distributions have been limited. We believe these Production Costs may continue to be elevated for the foreseeable future and as a result, under the current Trust structure, there will continue to be limited, if any, distributions to the Trust. In that regard, Blackbeard currently has 39 permits outstanding for new wells approved by the Railroad Commission of Texas that have not yet been drilled.

•        In addition, the Trust Interests held by the Trust on the Waddell Ranch Properties do not uniformly burden the lands within the Waddell Ranch, but rather only burden certain tracts within those lands. We believe that this limitation combined with the unusual structure of the Trust Interests has potentially suppressed additional development on the Waddell Ranch Properties.

•        Land Holdings — Rebuilding a Historic Land and Minerals Business.    USLG’s approximate 68,000 surface acres are expected to contribute revenue from all operations on its lands. This provides meaningful diversification beyond oil and gas royalties alone and contributes significant real assets to the business of New PBT.

•        Proven Operator with Demonstrated Track Record.    Blackbeard has grown production on the Waddell Ranch on the Central Basin Platform from approximately 3,000 barrels per day to over 35,000 barrels per day over the past several years, demonstrating a repeatable model for value creation across the platform and unlocking bypassed reserves through the application of horizontal pad development and modern completion techniques.

•        Platform for Future Growth.    New PBT would be positioned to acquire additional surface and royalty interests across the Central Basin Platform, leveraging proprietary operating experience accumulated by Blackbeard Holdings over the past six years.

•        Diverse Leadership.    A board of directors composed of seven members is anticipated to reflect a diversity of expertise, perspectives and backgrounds.

•        Texas Corporate Legal Regime.    Following the Business Combination, current Unitholders will benefit from the protections of the Texas legal regime for corporations as shareholders of New PBT, including the ability to elect directors on an annual basis.

•        Greater Trading Liquidity.    Class A Shares should be eligible for inclusion in certain indices, which we believe will make the stock more attractive for institutional investors, thereby promoting demand and increasing trading liquidity.

•        Likelihood of Closing.    The likelihood that the Transactions would be completed based on, among other things, the likelihood and anticipated timing of obtaining all required regulatory clearances in connection with the Business Combination and the fact that the transaction is not subject to the conditionality and execution risk of any required approval by Blackbeard Holdings investors.

•        Combination Agreement.    The terms of the Combination Agreement and the fact that such terms were the product of arm’s-length negotiations between the parties, including the limited number and nature of the conditions to Blackbeard Holdings’ obligation to consummate the Business Combination; the fact that the definition of “Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts; the termination date, which is expected to allow for sufficient time to complete the Business Combination; and our rights to specific performance under the terms of the Combination Agreement.

SoftVest also considered a number of uncertainties, risks and other countervailing factors relating to entering into the Combination Agreement, including, but not limited to (not necessarily in order of relative importance):

•        Closing Certainty.    The fact that completion of the Transactions depends on certain factors outside of our and our affiliates’ control, including regulatory clearances and the risk that the Business Combination might not be completed in a timely manner or at all.

•        Proposed Combination Would Terminate the Trust’s Status as a Fixed Investment Trust That Is Taxed as a Grantor Trust for Federal Income Tax Purposes.    New PBT would be subject to U.S. federal, state and local income tax as a corporation at the entity level, unlike a grantor trust that is not subject to tax at the Trust level, and the U.S. federal income tax consequences to holders of owning and disposing of Class A Shares would differ from the U.S. federal income tax consequences to holders of owning and disposing of Trust Units.

•        Potential Litigation Could Hinder or Delay the Business Combination.    In the past, class action or derivative litigation has often followed certain significant combination transactions similar to the Business Combination. The Business Combination could be delayed, hindered or prevented by such litigation.

•        The Business Combination Will Alter Dividend Policies.    Following the Business Combination, any declaration and payment of dividends will be at the sole discretion of the New PBT Board, and New PBT’s dividend policy may be changed at any time.

•        Inability to Realize Anticipated Benefits of the Business Combination.    Although we believe that the Business Combination will, among other things, eliminate the Waddell Ranch Interests cost exposure, expand New PBT’s sources of revenue, provide a platform for future growth, broaden the Trust’s existing investor base, and increase trading liquidity, New PBT may fail to realize all or some of the anticipated benefits of the Business Combination or those benefits may take longer to realize than we expected, which could contribute to a decline in the trading price of Class A Shares.

•        Uncertainty Regarding Stock Prices.    We cannot know with certainty the effect of the Business Combination on the trading price of Class A Shares or know with certainty whether the market value of Class A Shares will be less than, equal to or greater than the market value of the Trust Units prior to the Business Combination.

•        Potential Higher Costs.    The Business Combination will result in costs associated with the transaction and the higher operating and administrative costs of a publicly traded corporation after the transaction is consummated.

•        Risks Associated with a Failure to Consummate the Business Combinations.    The fact that, if the Business Combination is not completed, (i) depending on the circumstances that caused the Business Combination not to be completed, it is likely that the trading price of Trust Units will decline, potentially significantly, and (iii) the market’s perception of the Trust’s prospects could be adversely affected.

•        No Appraisal Rights.    Appraisal rights are not available to Unitholders in connection with the Business Combination.

SoftVest believes that, overall, the potential benefits of the Business Combination to Unitholders outweighed the risks and uncertainties of the Business Combination and outweighed the Trust’s other financial and strategic alternatives, including to continue to operate as a stand-alone trust.

The foregoing discussion of factors considered by SoftVest in reaching its conclusion to support the Business Combination includes the principal factors considered, but is not intended to be exhaustive and may not include all of the factors considered by SoftVest. In light of the wide variety of factors considered in connection with the evaluation of the Business Combination, and the complexity of these matters, SoftVest did not find it practicable, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights to the specific factors considered in reaching its determination to support the Business Combination, and making its recommendation to Unitholders. Rather, SoftVest viewed its decisions as being based on the totality of the information reviewed by it and the factors it considered, including its discussions with, and questioning of, its advisors, as well as SoftVest’s experience and history.

It should be noted that this explanation of SoftVest’s reasoning and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 44 of this prospectus.

Governance of New PBT

At the PBT Contribution Closing, New PBT will take all requisite action to cause the certificate of formation of New PBT and the bylaws of New PBT in effect as of immediately prior to the PBT Contribution Closing to be amended and restated to be substantially in the forms included as exhibits to this Registration Statement, respectively.

Board of Directors of New PBT

Following Closing, the business and affairs of New PBT will be managed by or under the direction of the New PBT Board. Following Closing, the New PBT Board will consist of seven directors: Eric Oliver (Chairman), Jordan Barrett, Ricky Burnett, Brian Ferguson, Peter Ray, Kaleb Smith and            .

Officers of New PBT

Following Closing, the officers of New PBT will be Jordan Barrett (CEO), Alyssa Stephens (CFO) and Ricky Torlincasi (General Counsel).

Regulatory Approval

Hart Scott-Rodino Approval

Closing is subject to the receipt or waiver of certain required regulatory approvals, including the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Under the HSR Act and the rules promulgated thereunder, certain transactions may not be completed until notification and report forms have been furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the FTC (the “Federal Trade Commission”), and until certain waiting periods (and any extension thereof) have been terminated or have expired. The HSR Act requires us and Blackbeard to observe a 30-calendar-day waiting period after the submission of our respective HSR filings before consummating the Business Combination, unless the waiting period is earlier terminated. If either agency issues a request for additional information or documentary material (a “Second Request”) prior to the expiration of the initial waiting period, the parties will observe a second 30-calendar-day waiting period, which begins to run only after each of the parties has substantially complied with the Second Request.

At any time before or after the transaction is completed, notwithstanding termination of the waiting periods under the HSR Act, the FTC or DOJ could take action under U.S. antitrust laws in opposition to the transaction, including (i) seeking to enjoin completion of the transaction, (ii) conditioning approval of the transaction upon the divestiture of assets of the Trust, Blackbeard or their respective subsidiaries, or (iii) imposing restrictions on New PBT’s post-transaction operations.

In addition, U.S. state attorneys general could take such action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin completion of the transaction or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the antitrust laws under some circumstances.

The parties to the Combination Agreement must use reasonable best efforts to take all necessary actions to obtain all approvals of governmental authorities required to complete the Business Combination.

Securities and Exchange Commission

New PBT has filed a registration statement on Form S-4 with the SEC under the Securities Act that must be declared effective by the SEC and pursuant to which the issuance of Class A Shares issuable at the effective time will be registered with the SEC.

NYSE

In addition, the completion of the Business Combination is subject to approval for listing on the NYSE of the Class A Shares to be issued in connection with the Business Combination, subject to official notice of issuance.

Accounting Treatment

The Business Combination is accounted for as asset acquisitions, with New PBT Predecessor determined to be the accounting acquirer, because neither set of the acquired activities and assets from the Trust Contribution and the Greybeard Assets meets the definition of a business under ASC 805. For accounting purposes, the acquisition of the Trust Contribution and the Greybeard Assets by New PBT Predecessor will be treated as New PBT Predecessor issuing shares for the net assets of the Trust Contribution and Greybeard Assets in the form of New PBT Common Stock and OpCo units, with the consideration being allocated to the acquired assets based on their relative fair values. No goodwill or gain from bargain purchase is recognized, and transaction costs directly related to the asset acquisitions are capitalized as a component of their respective purchase prices.

Stock Exchange Listing

The parties anticipate that Class A Shares will be listed on the NYSE and NYSE Texas under the symbol “PBT.” If the Business Combination is completed, the Trust will terminate and the Trust Units will no longer be listed on the NYSE.

Equity Ownership of New PBT

Following the Business Combination, (i) former Unitholders will own approximately 59.3% of the outstanding New PBT Common Stock, (ii) Blackbeard Security and Greybeard Energy will own approximately 40.7% of the outstanding New PBT Common Stock, and (iii) New PBT will be the managing member of OpCo.

THE BUSINESS COMBINATION AGREEMENT

Explanatory Note Regarding the Combination Agreement

This summary of terms is included to provide you with information regarding the terms of the Combination Agreement, and qualified in its entirety by reference to, the complete text of the Combination Agreement, which is included as Exhibit 2.1 to this Registration Statement and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Combination Agreement that is important to you. The rights and obligations of each of New PBT, New PBT Sub, OpCo, Blackbeard Holdings, Blackbeard Security and Greybeard Energy are governed by the express terms and conditions of the Combination Agreement and not by this summary or any other information contained in this prospectus. We urge you to read the full text of the Combination Agreement carefully and in its entirety, as it is the legal document governing the Business Combination.

The Combination Agreement is included in this prospectus to provide you with information regarding its terms and is not intended to provide any factual information about New PBT, New PBT Sub, OpCo, Blackbeard Holdings, Blackbeard Security and Greybeard Energy or their respective subsidiaries or affiliates. The Combination Agreement contains representations and warranties by Blackbeard Holdings, Blackbeard Security, Greybeard Energy, New PBT, New PBT Sub and OpCo that are made solely for the benefit of the other parties to Combination Agreement. The representations, warranties and covenants made in the Combination Agreement by the parties were qualified and subject to important limitations agreed to by the parties in connection with negotiating the terms of the Combination Agreement. In particular, in your review of the representations and warranties contained in the Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties:

•        were negotiated with the principal purpose of (i) establishing circumstances in which a party to the Combination Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other parties prove to be untrue due to a change in circumstance or otherwise and (ii) allocating risk between the parties to the Combination Agreement, rather than establishing matters as facts;

•        may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC; and

•        have been qualified by the matters contained in the confidential disclosure letters that the parties each delivered in connection with the Combination Agreement and certain documents filed with the SEC, which disclosures are not reflected in the body of the Combination Agreement.

Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this prospectus, may have changed since the date of the Combination Agreement. Accordingly, the representations and warranties in the Combination Agreement should not be relied on by any persons as characterizations of the actual state of facts about the parties at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this prospectus. Investors are not third-party beneficiaries under the Combination Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

New PBT, Blackbeard Holdings and Greybeard Energy currently expect Closing to occur in the second half of calendar year 2026. However, since Closing is subject to the receipt of certain required regulatory clearances and the satisfaction or waiver of other conditions described in the Combination Agreement, it is possible that factors outside the control of New PBT, Blackbeard Holdings and Greybeard Energy could result in Closing being completed at a later time or not at all.

Structure of the Business Combination

The following diagram reflects the current simplified organizational structure of New PBT and its principal equity owners as of the date of the Combination Agreement:

Blackbeard Pre-Closing Restructuring

Before the consummation of the PBT Contribution Closing (as defined below) and the Blackbeard Contribution Closing (as defined below), Blackbeard Holdings will (and will cause its controlled affiliates to) effect a series of transactions (the “Blackbeard Pre-Closing Restructuring”) involving (1) Blackbeard Operating, which owns the hydrocarbon and mineral interests burdened by the Trust’s Waddell Ranch Interests (such burdened interests, the “Blackbeard Burdened Mineral Interests”), (2) USLG Legacy, and (3) Blackbeard Security.

The following diagram reflects the current simplified organizational structure of Blackbeard and Greybeard:

No later than one business day prior to the PBT Contribution Closing (as defined below), Blackbeard Holdings will, and will cause its controlled affiliates to, consummate the following transactions (in the order set forth below):

•        Blackbeard Operating will form two new wholly-owned subsidiaries: MineralCo, and Blackbeard RetainCo, LLC (“Blackbeard RetainCo”).

•        Blackbeard Operating will redomicile to Texas.

•        Blackbeard Operating and MineralCo will undergo a multi-survivor merger pursuant to the TBOC as a result of which: (1) MineralCo will own the Blackbeard Burdened Mineral Interests, and (2) Blackbeard Operating will hold the assets of Blackbeard Operating prior to the merger (other than the Blackbeard Burdened Mineral Interests) and retain all of the obligations and liabilities of Blackbeard Operating, including any obligations and liabilities associated with the Blackbeard Burdened Mineral Interests. MineralCo and Blackbeard RetainCo will continue as direct wholly-owned subsidiaries of Blackbeard Operating.

•        USLG Legacy will form a new wholly-owned subsidiary: USLG ExCo.

•        USLG Legacy will redomicile to Texas.

•        USLG Legacy and USLG ExCo will undergo a multi-survivor merger as a result of which: USLG ExCo will own certain other royalties and/or surface interests previously held by USLG Legacy that have an aggregate value of approximately $450 million and certain other assets related to such royalties and/or surface interests (as more fully described in the Combination Agreement) (“USLG ExCo Assets”) and certain obligations and liabilities exclusively related to the USLG ExCo Assets; and USLG Legacy will continue owning all other assets owned by USLG Legacy as of immediately prior to such multi-survivor merger (other than those transferred to USLG ExCo), including the equity securities of USLG ExCo. USLG ExCo will continue as a wholly-owned direct subsidiary of USLG.

Following the transactions contemplated above but no later than one business day prior to the Blackbeard Contribution Closing (as defined below), Blackbeard Holdings will, and will cause its controlled affiliates to, consummate the following transactions (in the order set forth below):

•        USLG Legacy will subsequently distribute the equity interests of USLG ExCo to Blackbeard Holdings, which in turn will contribute them to Blackbeard Operating.

•        Blackbeard Holdings will then contribute the equity interests of USLG Legacy to Blackbeard Security.

The following diagram reflects the anticipated simplified organizational structure of Blackbeard and Greybeard after the Blackbeard Pre-Closing Restructuring.

Blackbeard Holdings
Blackbeard Security
Blackbeard Operating
USLG Legacy
MineralCo
Blackbeard RetainCo
USLG ExCo
Remaining USLG Assets
Blackbeard Burdened Mineral Interests
USLG ExCo Assets

Closing of the Business Combination

The consummation of the Transactions will be completed via (i) the PBT Contribution Closing and (ii) the Blackbeard Contribution Closing (collectively, the “Closings”).

PBT Contribution Closing

Subject to the terms and conditions of the Combination Agreement and the Support Agreement, the following transactions will occur in serial order (such transactions, the “PBT Contribution Closing”) on the PBT Contribution Closing Date:

•        New PBT will (i) file the New PBT Charter in the State of Texas, (ii) amend and restate its bylaws substantially in the form of the New PBT Bylaws and (iii) execute and deliver the OpCo LLC Agreement on the terms and conditions set forth in the term sheet attached as Exhibit D to the Combination Agreement and consistent with other terms and conditions reasonably acceptable to New PBT and Blackbeard;

•        SoftVest, L.P. will sell, grant, convey, assign, transfer and deliver to the Trust, all of the issued and outstanding equity securities of New PBT (the “SoftVest-Trust Sale”, and such equity securities, the “New PBT Legacy Securities”) for a purchase price equal to one dollar in the aggregate;

•        The Trust will contribute, grant, convey, assign, transfer and deliver to New PBT, the Trust Interests and all obligations and liabilities arising out of or related to the Trust Interests and, in exchange, New PBT shall issue to the Trust an aggregate of 46,608,796 Class A Shares (the “Trust-New PBT Contribution”);

•        New PBT will contribute, grant, convey, assign, transfer and deliver to New PBT Sub the Waddell Ranch Interest and that certain Settlement Agreement and Release, dated as of August 19, 2025, by and between the Trustee and Blackbeard Operating, as amended (the “Settlement Agreement”) and all responsibilities and liabilities arising out of or relating to the ownership, use, and operation of the Waddell Ranch Interest and the Settlement Agreement (the “New PBT-New PBT Sub Contribution”); and

•        New PBT will cancel the New PBT Legacy Securities issued and outstanding as of immediately prior to the PBT Contribution Closing and such equity securities shall be of no further force or effect.

The PBT Contribution Closing will take place as soon as practicable (but in any event no later than the fourth Business Day) following the satisfaction or waiver of the conditions set forth in the Combination Agreement (other than those conditions that by their terms are to be satisfied at the PBT Contribution Closing) unless another date, time or place is agreed to in writing by Blackbeard and New PBT.

Blackbeard Contribution Closing

Subject to the terms and conditions of the Combination Agreement, the following transactions will occur in serial order (such transactions, the “Blackbeard Contribution Closing”) on the date of the Blackbeard Contribution Closing:

•        Simultaneously, (i) Blackbeard Security will purchase Class A Shares from New PBT (the “Blackbeard Security A Share Purchase”) and (ii) and Greybeard Energy will purchase Class A Shares from New PBT (the “Greybeard A Share Purchase”) pursuant to the terms and conditions of the Commitment Agreement;

•        Simultaneously, (i) Blackbeard Security will purchase from New PBT an aggregate of 30,024,553 Class B Shares in exchange for an amount of cash equal to the aggregate par value of such Class B Shares (the “Blackbeard Security B Share Purchase,” and together with the Blackbeard Security A Share Purchase, the “Blackbeard Security-New PBT Contribution”), and (B) Greybeard Energy will purchase from New PBT an aggregate of 1,964,958 Class B Shares in exchange for an amount of cash equal to the aggregate par value of such Class B Shares (the “Greybeard B Share Purchase,” and together with the Greybeard A Share Purchase, the “Greybeard-New PBT Contribution”);

•        New PBT Sub will and Blackbeard will and will cause Blackbeard Operating, Blackbeard RetainCo and MineralCo to, consummate the transactions contemplated by an the Exchange Agreement to be entered into by New PBT Sub, Blackbeard, Blackbeard Operating, Blackbeard RetainCo and MineralCo,

which agreement (including the Unburdened Mineral Interest Lease attached thereto) will be in form and substance reasonably acceptable to New PBT Sub and Blackbeard (the “Exchange Agreement”), pursuant to which, among other things:

•        (i) New PBT Sub will grant, convey, assign, transfer and deliver to MineralCo, the Waddell Ranch Interests and the Settlement Agreement, and all of the obligations and liabilities arising out of or relating to the Waddell Ranch Interest and the Settlement Agreement, which Waddell Ranch Interest will in turn merge under Texas real property law with and into the NPI-Burdened Mineral Interests (such merged fee mineral interest as to the merged Waddell Ranch Interest and the NPI-Burdened Mineral Interest, the “Unburdened Mineral Interests”) and the Settlement Agreement will merge, terminate and expire, and

•        (ii) immediately following the transactions contemplated above, MineralCo will (A) grant, convey, assign, transfer and deliver to Blackbeard RetainCo, a twenty five percent (25%) Undivided Interest in and to all of MineralCo’s right, title and interest in and to the Unburdened Mineral Interests (which equates to the 25% previously owned by Blackbeard Operating) and all of the obligations and liabilities arising out of or relating to the ownership, use, and operation of the Unburdened Fee Mineral Interest (the “Unburdened Mineral Interest Conveyance”), and (B) grant and issue an oil, gas and mineral lease burdening the remaining Unburdened Mineral Interests held by MineralCo (as lessor) to Blackbeard Operating (as lessee) in the form attached to the Combination Agreement (such lease, the “Unburdened Mineral Interest Lease”), and (iii) immediately after, Blackbeard Operating will grant, convey, assign, transfer and deliver to New PBT Sub, all of the issued and outstanding equity securities of MineralCo (the “MineralCo Securities”) and USLG ExCo (the “USLG ExCo Securities”).

•        Simultaneously, Blackbeard Security will contribute, grant, convey, assign, transfer and deliver to OpCo, all of the issued and outstanding equity securities of USLG Legacy (the “USLG Legacy Securities”) and in exchange, OpCo will issue to Blackbeard Security an aggregate of 30,024,553 OpCo units;

•        New PBT Sub will contribute, grant, convey, assign, transfer and deliver to OpCo, (A) all of the issued and outstanding MineralCo Securities, and (B) all of the issued and outstanding USLG ExCo Securities (the “New PBT Sub-OpCo Contribution”) and, in exchange, OpCo will issue to New PBT Sub an aggregate of 43,945,666 OpCo units (the “New PBT Sub-OpCo Units”);

•        New PBT will contribute, grant, convey, assign, transfer and deliver to OpCo, its successors and assigns, (A) all of the Trust Interests (save and except the Waddell Ranch Interests and the Settlement Agreement), and all of the obligations and liabilities arising out of or relating to the Trust Interests (save and except the Waddell Ranch Interests and the Settlement Agreement), regardless of when such obligations or liabilities arise or are incurred, and (B) any and all cash received by New PBT pursuant to the Rights Offering and the Commitment Agreement (including the Blackbeard Security A Share Purchase and the Greybeard A Share Purchase), and, in exchange therefor, OpCo shall issue to New PBT an aggregate number of OpCo units equal to the sum of (A) 2,663,130 and (B) the number of Class A Shares issued pursuant to the Rights Offering and the Commitment Agreement (the applicable contributions by, and OpCo Unit issuance to, New PBT, the “NewCo-OpCo Contribution”);

•        Greybeard Energy shall contribute, grant, convey, assign, transfer and deliver to OpCo, the Greybeard Assets, and, in exchange therefor, OpCo shall (x) issue to Greybeard Energy an aggregate of 1,964,958 OpCo units, and (y) convey to Greybeard Energy the right to receive $7,300,000 in cash from OpCo (the “Greybeard Cash Right”) (the contribution by, and OpCo Unit issuance to, Greybeard Energy, the “Greybeard-OpCo Contribution”);

•        (i) OpCo will contribute to USLG Legacy an amount in cash equal to $112,700,000, and (ii) USLG will (x) if the Credit Facility Consents have been obtained, use all such proceeds to pay down amounts owed under the JPM Credit Facility and enter into a replacement or an amendment and restatement of the JPM Credit Facility, in form and substance reasonably acceptable to New PBT and Blackbeard Holdings, pursuant to which, among other things, PBT Land and Minerals FinCo, LLC, a Texas limited liability company and wholly owned subsidiary of OpCo (“PBT FinCo”), will become the borrower under the JPM Credit Facility, and (y) if the Credit Facility Consents have not been obtained, fully pay off the principal amount and interest outstanding under the JPM Credit Facility as of the PBT Contribution Date pursuant to the applicable payoff letters (so long as the outstanding principal balance under the JPM Credit Facility does not exceed an amount equal to $112,700,000 and so long as any additional interest, penalties and fees do not exceed $200,000);

•        If the Credit Facility Consents have been obtained, OpCo will contribute, grant, convey, assign, transfer and deliver to PBT FinCo (i) all of the issued and outstanding USLG Legacy Securities, MineralCo Securities and USLG ExCo Securities; (ii) all of OpCo’s right, title and interest in and to the Texas Royalty Interests and all of the obligations and liabilities arising out of or relating to the ownership, use, and operation of the remaining Trust Interests; and (iii) all of OpCo’s right, title and interest in and to, and all obligations and liabilities to the extent exclusively related to, the Greybeard Assets;

•        OpCo will pay an amount in cash of $7,300,000 to Greybeard Holdings, by wire transfer of immediately available funds, in full and complete satisfaction of the Greybeard Cash Right, and following such payment the Greybeard Cash Right shall immediately and automatically terminate and be extinguished with no further action or the part of any Person; and

•        The Trust will distribute to the Unitholders all New PBT-Trust Shares, on a pro rata basis and otherwise on the terms and conditions set forth in the PBT Trust Indenture.

The Blackbeard Contribution Closing will take place on the date that is (i) four Business Days following the PBT Contribution Closing provided that the applicable conditions to the Blackbeard Contribution Closing set forth in the Combination Agreement (other than those conditions that by their terms are to be satisfied at the Blackbeard Contribution Closing) have been satisfied or waived (to the extent permitted by applicable law), or (ii) if such conditions have not been satisfied or waived on such fourth Business Day, the first business day on which such conditions have been satisfied or waived, unless another date, time or place is agreed to in writing by Blackbeard and New PBT.

The following diagram reflects the simplified organizational structure of New PBT, as of immediately following the Blackbeard Contribution Closing:

Representations and Warranties

Blackbeard Holdings and Greybeard Energy make various representations and warranties to New PBT in the Combination Agreement that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect) and relate to a number of matters, including the following:

•        due organization, valid existence and good standing of Blackbeard Holdings, USLG Legacy, Blackbeard Security, Blackbeard Operating, Greybeard Energy, MineralCo and USLG ExCo and their respective subsidiaries;

•        corporate power, license and qualification to carry on Blackbeard Holdings’ businesses and to own and hold the Greybeard Assets (as applicable);

•        corporate power and authority to execute and deliver the Combination Agreement, perform the obligations under the Combination Agreement and to consummate the Transactions, and the enforceability of the Combination Agreement against Blackbeard Holdings, Blackbeard Security, Blackbeard Operating, and Greybeard Energy;

•        absence of contraventions or conflicts with the organizational documents of Blackbeard Holdings, USLG Legacy, Blackbeard Security, Blackbeard Operating, Greybeard Energy, MineralCo and USLG ExCo and their respective subsidiaries and absence of violations of, conflicts with, loss of material benefit or defaults under, termination or right to termination under, acceleration of the performance required by, or creation of any encumbrance upon any properties or assets of Blackbeard Holdings, USLG Legacy, Blackbeard Security, Blackbeard Operating, Greybeard Energy, MineralCo and USLG ExCo and their respective subsidiaries under certain contracts in connection with the execution, delivery and performance of the Combination Agreement and the consummation of the Transactions;

•        required governmental filings, approvals and consents in connection with the Combination Agreement;

•        fair presentation and compliance with U.S. GAAP with respect to accounting standards respect to certain financial statements of USLG Legacy and Greybeard;

•        absence of certain undisclosed liabilities;

•        accuracy of information in the registration statement on Form S-4 and the proxy statement relating to the special meeting;

•        the absence of certain changes or events and the conduct of business by Blackbeard Holdings, Greybeard Energy (in respect of the Greybeard Assets) and their respective subsidiaries in the ordinary course of business and the absence of a material adverse effect since the date of their respective most recent audited financials;

•        pending and threatened legal proceedings;

•        possession of, compliance with, certain necessary permits;

•        compliance with applicable laws (including compliance with anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and applicable sanctions laws and the absence of sanctioned persons);

•        environmental matters and compliance with environmental laws;

•        tax matters;

•        certain material contracts;

•        certain mineral interests and surface assets; no required consents or preferential rights; no capital commitments on the contributed assets and certain operating reports regarding the contributed assets;

•        no condemnation or eminent domain;

•        certain related party transactions;

•        sufficiency of the contributed assets;

•        employee matters and the absence of any employee benefit plans;

•        no prior operations of certain entities;

•        investigation, non-reliance and acquisition of securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws;

•        certain accredited investor matters; and

•        broker’s, financial advisory, finder’s and similar fees paid in connection with the Business Combination and the other Transactions.

In addition, the Combination Agreement contains additional representations and warranties of Blackbeard Holdings relating to the following:

•        capitalization of Blackbeard Holdings, USLG Legacy, Blackbeard Security, MineralCo and USLG ExCo and their subsidiaries; and

•        intellectual property matters;

•        no prior operations of certain entities.

In addition, the NewCo Parties make representations and warranties to Blackbeard Holdings and Greybeard Energy that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect on the applicable party) and relate to a number of matters, including the following:

•        due organization, valid existence and good standing of the NewCo Parties and corporate power, license and qualification to carry on the NewCo Parties’ respective businesses;

•        capitalization of the NewCo Parties;

•        corporate power and authority to execute and deliver the Combination Agreement, perform the obligations under the Combination Agreement and to consummate the Transactions, and the enforceability of the Combination Agreement against the NewCo Parties;

•        required governmental filings, approvals and consents in connection with the Business Combination;

•        absence of contraventions or conflicts with the organizational documents of the NewCo Parties and absence of violations of, conflicts with, loss of material benefit or defaults under, termination or right to termination under, acceleration of the performance required by, or creation of any encumbrance upon any properties or assets of the NewCo Parties under certain contracts in connection with the execution, delivery and performance of the Combination Agreement and the consummation of the Transactions;

•        no prior operations of certain entities;

•        broker’s, financial advisory, finder’s and similar fees paid in connection with the Business Combination and the other Transactions;

•        accuracy of information in the registration statement on Form S-4 and the proxy statement relating to the special meeting; and

•        certain tax matters.

Material Adverse Effect

Certain representations and warranties of the NewCo Parties, Blackbeard Holdings and Greybeard Energy are qualified as to “materiality” or “material adverse effect.” For purposes of the Combination Agreement, a “material adverse effect” with respect to any Person, means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on:

(i)     the condition (financial or otherwise), business, assets, financial condition or results of operations of such Person’s businesses or, in the case of Blackbeard, the Blackbeard Transferred Entities and the USLG Business and, in the case of Greybeard Energy, the Greybeard Assets, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from:

(A)    changes, developments or conditions generally in financial or securities markets in the United States or in the general economic or political or business conditions in the jurisdictions where such Person’s businesses or, in the case of Blackbeard, the Blackbeard Transferred Entities or the USLG Business and, in the case of Greybeard Energy, the Greybeard Assets, are located or have operations,

(B)    changes in applicable law generally affecting the industry in which such Person’s businesses or, in the case of Blackbeard Holdings, the Blackbeard Transferred Entities or the USLG Business and, in the case of Greybeard Energy, the Greybeard Assets, are located or operate,

(C)    acts of war or terrorism in the jurisdictions where such Person’s businesses or, in the case of Blackbeard Holdings, the Blackbeard Transferred Entities or the USLG Business and, in the case of Greybeard Energy, the Greybeard Assets, are located or have operations (including the war in Ukraine and the conflicts in the Middle East (including hostilities in Iran, Israel, the Palestinian territories, Yemen and southern Lebanon)),

(D)    acts of God, including any pandemic, epidemic, earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters,

(E)    the public announcement of the Combination Agreement or any of the other transaction documents or the transactions thereto (it being understood that this clause (E) will not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Business Combination),

(F)    any failure of such Person’s businesses or, in the case of Blackbeard Holdings, the Blackbeard Transferred Entities or the USLG Business and, in the case of Greybeard Energy, the Greybeard Assets, to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts, basis or circumstances giving rise to such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a “material adverse effect”),

(G)    actions specifically required to be taken or omitted pursuant to the Combination Agreement or actions taken or omitted to be taken at the written request of the NewCo Parties, in the case of Blackbeard Holdings or Greybeard Energy, or Blackbeard Holdings or Greybeard Energy, in the case of the NewCo Parties (it being understood that this clause (G) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Business Combination), or

(H)    the effect of any action taken by the NewCo Parties, in the case of Blackbeard Holdings or Greybeard Energy, or Blackbeard Holdings or Greybeard Energy, in the case of the NewCo Parties and OpCo (it being understood that this clause (H) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Business Combination).

However, if any of the exceptions described in any of clauses (A) through (D) has a disproportionate effect on such Person’s businesses or, in the case of Blackbeard Holdings, the Blackbeard Transferred Entities or the USLG Business and, in the case of Greybeard Energy, the Greybeard Assets, taken as a whole, relative to other participants in the industry in which such Person’s businesses operate, the impact thereof will be taken into account in determining whether there has been, or would reasonably be expected to be, a “material adverse effect” in respect of such Person but solely to the extent of such disproportionate effect; or

(ii)    the ability of such Person to perform any of their respective obligations under, or to consummate the Business Combination.

Conduct of Business of Blackbeard Prior to Completion of the Business Combination

Conduct of Business of Blackbeard Holdings

Generally, Blackbeard Holdings has agreed that, during the period from the date of the Combination Agreement until the earlier of the Blackbeard Contribution Closing or the valid termination of the Combination Agreement (the “Applicable Period”), except (i) as expressly contemplated by the Combination Agreement, including the Blackbeard Pre-Closing Restructuring and obtaining the Credit Facility Consents, (ii) as disclosed in the Disclosure Schedules, (iii) as required by applicable law, or (iv) as New PBT may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), Blackbeard Holdings will, and will cause each of its subsidiaries to, with respect to the contributed assets (other than the Greybeard Assets), use commercially reasonable efforts to (A) conduct the businesses in the ordinary course of business; (B) preserve intact the business organizations and relationships with customers, suppliers, lenders, lessors, regulators, insurers, and other material business relations; (C) keep available the services of directors and officers; and (D) maintain all current insurance policies and not voluntarily reduce or terminate any existing insurance.

In addition, Blackbeard Holdings has agreed that, during the Applicable Period, except (i) as expressly contemplated by the Combination Agreement, including the Blackbeard Pre-Closing Restructuring and obtaining the Credit Facility Consents, (ii) as disclosed in the Disclosure Schedules, (iii) as required by applicable law, or (iv) as New PBT may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), Blackbeard will not, and will cause each of its subsidiaries not to, with respect to the contributed assets (other than the Greybeard Assets):

•        adopt or propose any change to the articles or certificate of formation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) of USLG Legacy;

•        with respect to the Blackbeard Transferred Entities, (x) merge or consolidate with any other person; or (y) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof;

•        with respect to the Blackbeard Transferred Entities, adopt or propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

•        issue, deliver, sell, pledge, dispose of or encumber any shares of the capital stock or other equity securities of any Blackbeard Transferred Entity, or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or other equity securities;

•        declare, set aside, make or pay any non-cash dividend or other distribution with respect to any of the Blackbeard Transferred Entities or transferred assets (other than any Greybeard Assets), except for dividends or other distributions between or among the Blackbeard Transferred Entities, and any of their direct or indirect wholly owned subsidiaries;

•        adjust, split, combine, redeem, repurchase, cancel or otherwise acquire any shares of capital stock or other equity interests of any Blackbeard Transferred Entity, or reclassify, combine, split, subdivide or otherwise amend the terms of the capital stock or other equity interests of any Blackbeard Transferred Entity;

•        (A) acquire or purchase (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern or acquire or purchase any assets or property from any person with a purchase price in excess of $250,000 individually or $500,000 in the aggregate, excluding purchases of assets or property required by existing contracts made available to New PBT prior to the date of the Combination Agreement; or (B) transfer, sell, lease, or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern or any transferred assets (other than the Greybeard Assets), excluding (x) sales or dispositions of hydrocarbons or obsolete or worthless assets, in each case, in the ordinary course of business and (y) sales or dispositions of assets or property required by existing contracts made available to New PBT prior to the date of the Combination Agreement;

•        enter into, materially amend (to the detriment of the Blackbeard Transferred Entities or the USLG Business), assign, or renew, extend, or voluntarily terminate any material contract of Blackbeard or waive any material right thereunder, other than the automatic renewal or extension of any such material contract of Blackbeard pursuant to its terms or on terms that are not less favorable to the Blackbeard Transferred Entities or the USLG Business;

•        authorize, make or incur any capital expenditures, except for capital expenditures set forth in the capital expenditure budget set forth in the Disclosure Schedules;

•        make any loans, advances or capital contributions to, or investments in, any other person (other than a Blackbeard Transferred Entity), in each case other than (A) advances of expenses to employees or (B) intercompany agreements or investments between or among the Blackbeard Transferred Entities in the ordinary course of business;

•        issue, sell, borrow, incur or guarantee any indebtedness for borrowed money (including any debt securities) (other than (A) a guaranty by Blackbeard Holdings or any of its subsidiaries in favor of a Blackbeard Transferred Entity or (B) any borrowings under, or drawdowns of any credit facility so long as the aggregate outstanding balance of the Credit Facilities is no more than $112.7 million as of immediately prior to the Blackbeard Contribution Closing);

•        implement or adopt any material change to the methods of accounting of a Blackbeard Transferred Entity, except as may be appropriate or required to conform to changes in applicable law, statutory or regulatory accounting rules, GAAP or any regulatory requirements with respect thereto;

•        cause any Blackbeard Transferred Entity to (A) make (outside of the ordinary course of business), change, or revoke any material tax election, (B) file any amended material tax return, (C) adopt (outside of the ordinary course of business) or change any material method of tax accountings, (D) settle any claim or assessment in respect of a material amount of taxes, (E) surrender any right to claim any material tax refund or (F) consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment, other than as the result of an automatic extension of the due date of a tax return;

•        compromise, settle or agree to compromise or settle any action (other than an action related to taxes), or consent to the same, pending or threatened, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages and that are fully paid prior to the Blackbeard Contribution Closing; provided that, such settlement or compromise will not include any admission of wrongdoing or similar admission by any Blackbeard Transferred Entity or the USLG Business or that would otherwise be reasonably expected to negatively affect a Blackbeard Transferred Entity or the USLG Business in a material respect;

•        create or otherwise grant any lien (other than permitted liens) on, any of the transferred assets (other than the Greybeard Assets);

•        (A) hire or otherwise directly engage the services of any employee or (B) adopt, implement, become a party to, sponsor, maintain, or incur or assume any liability, contingent or otherwise, in respect of any benefit plan (including on account of an ERISA affiliate);

•        enter into any new line of business or abandon or discontinue any existing lines of business; or

•        agree to take any of the actions described in Section 5.1(b) of the Combination Agreement.

Conduct of Business of Greybeard Energy

Generally, Greybeard Energy has agreed that, during the Applicable Period, except (i) as expressly contemplated by the Combination Agreement, (ii) as disclosed in the Disclosure Schedules, (iii) as required by applicable law, or (iv) as New PBT may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), Greybeard Energy will, and will cause its subsidiaries to, with respect to the Greybeard Assets, use commercially reasonable efforts to (A) conduct the ownership and operation of the Greybeard Assets in the ordinary course of business, and (B) maintain all current insurance policies and not voluntarily reduce or terminate any existing insurance.

In addition, Greybeard Energy has agreed that, during the Applicable Period, except (i) as expressly contemplated by the Combination Agreement, (ii) as disclosed in the Disclosure Schedules, (iii) as required by applicable law, or (iv) as New PBT may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), Greybeard Energy will not, and will cause its subsidiaries not to, with respect to the Greybeard Assets:

•        adopt or propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

•        (A) acquire or purchase any assets, securities or property from any person with a purchase price in excess of $250,000 individually or $500,000 in the aggregate, excluding purchases of assets or property required by existing contracts made available to New PBT prior to the date of the Combination Agreement; or (B) transfer, sell, lease, or otherwise dispose of any transferred assets of Greybeard, excluding (x) sales or dispositions of hydrocarbons or obsolete or worthless assets, in each case, in the ordinary course of business and (y) sales or dispositions of assets or property required by existing contracts made available to New PBT prior to the date of the Combination Agreement;

•        enter into, materially amend (to the detriment of Greybeard Energy), assign, or renew, extend, or voluntarily terminate any Greybeard Energy material contract or waive any material right thereunder, other than the automatic renewal or extension of any such Greybeard Energy material contract pursuant to its terms or on terms that are not less favorable to Greybeard Energy;

•        authorize, make or incur any capital expenditures with respect to the Greybeard Assets that will be binding on, or included in, the Greybeard Assets;

•        to the extent binding on, or included in, the Greybeard Assets, issue, sell, borrow, incur or guarantee any indebtedness for borrowed money (including any debt securities) other than any borrowings under the Greybeard Credit Facility;

•        to the extent binding on, or included in, the Greybeard Assets, compromise, settle or agree to compromise or settle any action, or consent to the same, pending or threatened, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages and that are fully paid prior to the Blackbeard Contribution Closing;

•        create or otherwise grant any lien (other than permitted encumbrances) on, the Greybeard Assets;

•        enter into any new line of business or abandon or discontinue any existing lines of business; or

•        agree to take any of the actions described above.

Conduct of Business of the Blackbeard Transferred Entities

During the Applicable Period, and except (i) as expressly contemplated by the Combination Agreement, (ii) as required by applicable law, (iii) in respect of any action reasonably necessary to maintain its existence and good standing, or (iv) as New PBT may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), as of immediately following the time of such person’s organization or formation in connection with the consummation of the Blackbeard Pre-Closing Restructuring, each of Blackbeard Holdings and Greybeard Energy acknowledge and agree that each of the Blackbeard Transferred Entities will not knowingly engage or agree to engage in any material business activities and will not knowingly incur any material liabilities or obligations other than in connection with the Business Combination; provided that, for the avoidance of doubt, the foregoing will not restrict any of the Blackbeard Transferred Entities from incurring any fees, costs, or expenses or taking any actions in connection with its organization, ongoing maintenance, the Combination Agreement, the other transaction documents or the Transactions.

Conduct of Business of New PBT, New PBT Sub and OpCo Prior to Completion of the Business Combination

During the Applicable Period, and except (i) as expressly contemplated by the Combination Agreement, (ii) as required by applicable law, (iii) in respect of any action reasonably necessary to maintain its existence and good standing, or (iv) as Blackbeard Holdings may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), each of New PBT, New PBT Sub and OpCo acknowledges and agrees that it will not knowingly engage or agree to engage in any material business activities and will not knowingly incur any material liabilities or obligations other than in connection with the Business Combination; provided that, for the avoidance of doubt, the foregoing will not restrict (A) New PBT, New PBT Sub or OpCo from incurring any fees, costs, or expenses or taking any actions in connection with its organization, ongoing maintenance, the Combination Agreement, the other transaction documents or the Transactions and (B) New PBT and its subsidiaries from owning and holding the Trust Interests, in each case during the period between the PBT Contribution Closing and the Blackbeard Contribution Closing in connection with the transactions described in the Combination Agreement.

No Solicitation by Blackbeard Holdings and Greybeard Energy

Certain Related Definitions

As used in this prospectus:

“Blackbeard Acquisition Proposal” means any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, (a) with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement or other similar transaction with respect to assets that, taken together, constitute more than 20% of the consolidated assets of the Blackbeard Transferred Entities and the USLG Business, (b) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding equity securities of the Blackbeard Transferred Entities or equity securities representing more than 20% of the voting power of the Blackbeard Transferred Entities or Equity Securities, or (c) to acquire in any manner, directly or indirectly, in one or more transactions, assets or businesses of the Blackbeard Transferred Entities and the USLG Business, representing more than 20% of the consolidated assets of the Blackbeard Transferred Entities and the USLG Business.

“Greybeard Acquisition Proposal” means any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, to directly acquire, purchase, license, lease, exchange, transfer or otherwise obtain, in any manner, in one or more transactions, any right, title, or interest in or to any Greybeard Asset, including pursuant to any merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement, disposition of assets, asset purchase or sale, or other similar transaction.

During the Applicable Period, each of Blackbeard Holdings and Greybeard Energy will not, and will cause its subsidiaries and controlled affiliates, and its equity holders, officers and directors not to, and will use reasonable best efforts to cause its and its subsidiaries’ respective other representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to a Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal; (ii) continue, conduct, engage, enter into or participate in any discussions or negotiations with, furnish any information relating to the Blackbeard Transferred Entities, the USLG Business or the Greybeard Assets or afford access to the business, officers, directors, employees, properties, assets, books or records of Blackbeard Transferred Entities, the USLG Business or the Greybeard Assets to, or otherwise cooperate in any way with, any person (other than New PBT, New PBT Sub and OpCo and their respective controlled affiliates) (or its potential source of financing) that Blackbeard Holdings or Greybeard Energy (as applicable) knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal; (iii) enter into or approve, recommend or declare advisable for any Blackbeard Transferred Entity (or any other person holding a material portion of the rights, properties or assets of the USLG Business or the Greybeard Assets) to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement or any other similar agreement relating to or constituting a Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal; or (iv) approve, authorize, resolve, propose or agree to do any of the foregoing.

In addition, each of Blackbeard Holdings and Greybeard Energy will, and will cause its subsidiaries, and will cause its and their respective representatives, to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any person (other than New PBT, New PBT Sub and OpCo and their respective controlled affiliates) conducted prior to the date of the Combination Agreement with respect to any Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal. To the extent that Blackbeard Holdings or Greybeard Energy has not done so prior to the date of the Combination Agreement, Blackbeard Holdings or Greybeard Energy (as applicable) will promptly (and in any event within two (2) Business Days of the date of the Combination Agreement) request that each such person, if any, that has executed a confidentiality agreement with Blackbeard Holdings or Greybeard Energy or their respective affiliates within the 12-month period prior to the date hereof in connection with its consideration of any Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal return or destroy all confidential information theretofore furnished to such person by or on behalf of Blackbeard Holdings, Greybeard Energy or any of their affiliates.

Efforts to Obtain Regulatory Approval

Each of the NewCo Parties and the Blackbeard Parties have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under all applicable antitrust laws to consummate the Transactions at the earliest practicable date (and in any event no later than the Termination Date), including:

•        causing the preparation and filing as promptly as practicable of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of necessary actions to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other antitrust laws;

•        using reasonable best efforts to defend all actions (including by appeal if necessary), whether judicial or administrative, by or before any governmental entity challenging the Combination Agreement, or the consummation of the Transactions; and

•        using reasonable best efforts to resolve any objection asserted with respect to the Transactions under any antitrust law and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action, of any governmental entity that would prevent, prohibit, restrict, interfere with, hinder or delay the consummation of the Transactions.

Each of the NewCo Parties and the Blackbeard Parties, as applicable, will prepare and file as promptly as practicable (and in any event no later than ten Business Days from the date of the Combination Agreement) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions. New PBT and Blackbeard Holdings shall each bear 50% of any filing fees and other charges for the filings required under the antitrust laws by the NewCo Parties and the Blackbeard Parties.

If a NewCo Party or a Blackbeard Party receives a request for additional information or documentary material from any governmental entity with respect to the Combination Agreement or the Transactions, including a “Second Request” under the HSR Act, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, a response which is, at a minimum, in substantial compliance with such request. Each of Blackbeard, Greybeard and New PBT, on behalf of itself and its Affiliates, acknowledges and agrees that such Party will not withdraw or refile any filing or stay, toll or extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay the consummation of the Transactions, except with the prior written consent of Blackbeard, on the one hand, or New PBT, on the other hand, as applicable.

The NewCo Parties and the Blackbeard Parties will keep each other apprised of the status with respect matters under antitrust law and work cooperatively in connection with obtaining the approvals of or clearances under antitrust laws, including:

(i)     promptly cooperating with each other in connection with filings or submissions required to be made by any party under any antitrust law and liaising with each other in relation to each step of the procedure before the relevant governmental entities and as to the contents of all material communications with such governmental entities;

(ii)    promptly furnishing to the other parties all information within its possession required for any filing to be made by the other party pursuant to applicable law in connection with the Transactions;

(iii)   promptly notifying each other of any material communications, and furnishing each other with copies of all material written correspondence, filings and instruments, from or with any governmental entity, in each case with respect to antitrust matters;

(iv)   ensuring, to the extent permitted by applicable law or governmental entity, that each of the NewCo Parties and Blackbeard Parties is entitled to attend and participate in any meetings with or other appearances before any governmental entity with respect to the Transactions;

(v)    consulting and cooperating with one another in connection with all analyses, appearances, meetings, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the antitrust laws; and

(vi)   without prejudice to any rights of the parties, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any governmental entity challenging the Combination Agreement or the consummation of the Transactions.

Survival; Indemnification

The Combination Agreement provides that the representations and warranties of the parties contained in the Combination Agreement or in any certificate or other writing delivered pursuant to the Combination Agreement do not survive the Blackbeard Contribution Closing, except with respect to (i) fraud, and (ii) certain representations and warranties relating to title to assets, which survive the Blackbeard Contribution Closing until the eighteen month anniversary of the Blackbeard Contribution Closing Date.

The covenants and agreements of the parties to the Combination Agreement to be performed prior to the Blackbeard Contribution Closing contained in Combination Agreement will not survive the Blackbeard Contribution Closing. The covenants and agreements of the parties to be performed after the Blackbeard Contribution Closing contained in the Combination Agreement will survive the Blackbeard Contribution Closing indefinitely or for such shorter period explicitly specified in such covenant.

Pursuant to the indemnification provisions of the Combination Agreement, Blackbeard and Greybeard Energy (severally in accordance with their direct or indirect ownership of New PBT as of immediately following the Blackbeard Contribution Closing) have agreed to indemnify and defend the NewCo Parties, their affiliates and each of their respective officers, directors, employees, and agents and each of their respective successors and permitted assigns against and agree to defend and hold each of them harmless from any and all damages, incurred or suffered by any such person to the extent arising out of, relating to or resulting from or under:

(i)     any inaccuracy or breach in certain representations and warranties relating to title;

(ii)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Blackbeard Parties or their affiliates under the Combination Agreement or certain other transaction documents after the Blackbeard Contribution Closing; and

(iii)   the Blackbeard Pre-Closing Restructuring.

In addition, New PBT has agreed to indemnify and defend Blackbeard and Greybeard, their affiliates and each of their respective officers, directors, employees, and agents and each of their respective successors and permitted assigns against and agree to defend and hold each of them harmless from any and all damages, incurred or suffered by any such person to the extent arising out of, relating to or resulting from or under any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the NewCo Parties or their affiliates under the Combination Agreement or certain other transaction documents after the Blackbeard Contribution Closing.

The aggregate liability of Blackbeard, Greybeard Energy, and New PBT for damages under the foregoing indemnification provisions shall not in any event exceed $909,000,000. The amount of any damages payable under such indemnification provision will also be calculated net of any amounts recovered by the indemnified party under applicable insurance policies (net of any costs or expenses incurred in the collection thereof, including deductibles).

Termination of Blackbeard Related Party Contracts

Prior to the Blackbeard Contribution Closing, Blackbeard Holdings and Greybeard Energy have agreed to (and have agreed to cause their subsidiaries to) (i) pay, settle or discharge all account balances owed by any Blackbeard Transferred Entity, the USLG Business and in connection with the Greybeard Assets, to any related party of Blackbeard Holdings, Greybeard Energy and their subsidiaries, and (ii) terminate all contracts or transactions between or among Blackbeard Holdings, Greybeard Energy, or their respective related parties or affiliates, on the one hand, and any Blackbeard Transferred Entity, the USLG Business, or the Greybeard Assets, on the other hand, including any arrangements involving material loans, assets, services, or facilities provided or received by any such party, and any arrangements under which material services are provided to, or material amounts of money are owed by or to, any Blackbeard Transferred Entity, or the USLG Business (other than those specified in certain exhibits and disclosure schedules) and to direct the parties thereto to release and waive any and all related claims arising from such contracts.

Change of Name; Removal of Name; Certain Recordings and Filings

Beginning 90 days after the date of the Blackbeard Contribution Closing, New PBT (and its affiliates) will have no further right to use the “Blackbeard,” “Greybeard,” or related/confusingly similar marks (the “Subject Marks”). Within that same 90-day window, New PBT must use commercially reasonable efforts to remove or obliterate the Subject Marks from all Blackbeard Assets and Greybeard Assets.

Within 5 business days of the Blackbeard Contribution Closing date, Blackbeard Holdings will file (in consultation with New PBT):

(i)     NPI Deeds (as defined in the Combination Agreement) in the counties where the Trust Interest is located;

(ii)    affidavits of the BBO Merger (as defined in the Combination Agreement) and USLG Legacy Merger (as defined in the Combination Agreement) (in form/substance reasonably acceptable to New PBT) in counties where Blackbeard Assets real property interests are located; and

(iii)   the memorandum of hydrocarbons and/or other mineral lease in counties where the NPI-Burdened Mineral Interest and Trust Interest are located.

Amendment of Oil and Gas Leases

Within 5 business days of the date of the Blackbeard Contribution Closing, Blackbeard Holdings (and its controlled affiliates) must amend all oil and gas leases listed on Annex I to Exhibit A-3 attached to the Contribution Agreement where Blackbeard Operating is lessee and OpCo is lessor, to (i) remove any lessor title warranty in favor of Blackbeard Operating, and (ii) add language clarifying that (a) lessee may be subject to existing surface use agreements, easements, rights of way with lessor or others, (b) the amended lease does not merge, terminate, or override those surface use arrangements, and (c) lessee’s rights remain subject to those arrangements, with lessee obligated to perform under them.

Registration Statements and Proxy Statement

New PBT has agreed to promptly notify Blackbeard Holdings and Greybeard Energy of any SEC comments or requests for amendments relating to the proxy statement/prospectus or the registration statement on Form S-4 relating to the Business Combination, and to provide them with copies of related correspondence with the SEC. The NewCo Parties will use their respective reasonable best efforts to have the proxy statement cleared and the S-4 registration statement declared effective as promptly as reasonably practicable, to keep the S-4 registration statement effective for as long as necessary to consummate the Transactions, and to respond promptly to SEC comments, in each case subject to Blackbeard Holding’s and Greybeard Energy’s prior review and consent rights, and subject to certain limitations and restrictions set forth in the Combination Agreement. Each party has further agreed to furnish information relating to itself and its affiliates as required for the proxy statement, the S-4 registration statement, and any pro forma financial statements, to cooperate in the preparation of those filings and the resolution of SEC comments, and to correct any information it provides if found to contain an untrue statement or omission of a material fact.

Access to Information; Confidentiality

From the date of the Combination Agreement until the Contribution Closing Date, Blackbeard Holdings and Greybeard will, subject to certain confidentiality restriction, (x) give the NewCo Parties reasonable access to the offices, properties, books and records of Blackbeard Holdings, Greybeard Energy, and their subsidiaries with respect to the USLG Business and the Greybeard Assets, (y) furnish financial, operating and human resources data and other information relating to the Blackbeard Transferred Entities, the USLG Business and the Greybeard Assets as reasonably requested, and (z) instruct their representatives to cooperate with the NewCo Parties in their investigation, in each case subject to certain limitations and restrictions set forth in the Combination Agreement.

General Efforts; Notice of Certain Event

Each of the Blackbeard Parties and the NewCo Parties shall, and shall cause their subsidiaries to, use their respective reasonable best efforts to take all actions necessary, proper or advisable to consummate the Transactions, including by satisfying all closing conditions, obtaining required governmental consents and approvals, and obtaining necessary consents under applicable contracts so as to preserve any benefits under such contracts in connection with the transactions, in each case subject to certain limitations and restrictions set forth in the Combination Agreement.

The parties will further promptly notify each other of (i) communications from governmental entities in connection with the Transactions, (ii) communications from third parties alleging that their consent is required in connection with the Transactions, (iii) third party claims and litigation relating to the Transactions, and (iv) events that would reasonably be expected to result in a material adverse effect.

Public Announcement

The parties to the Combination Agreement agree that the initial press release announcing the Combination Agreement will be a joint release of Blackbeard Holdings, Greybeard Energy, New PBT and SoftVest, and that subsequent press releases and public statements will be subject to prior consultation and consent, in each case subject to certain exceptions set forth in the Combination Agreement.

NYSE Listing

The parties to the Combination Agreement will cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NYSE to enable the de-listing by the Trust of the Trust Units from NYSE and the deregistration of the Trust Units under the Exchange Act as promptly as practicable after the Blackbeard Contribution Closing.

In addition, the parties to the Combination Agreement will cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and the rules and policies of NYSE and the SEC to enable the listing of the Class A Shares being issued as part of the Transactions on NYSE no later than the Blackbeard Contribution Closing, subject to official notice of issuance.

Credit Facility Consents

From the date of the Combination Agreement until the Blackbeard Contribution Closing, the Blackbeard Parties must use commercially reasonable efforts to obtain the Credit Facility Consents. The Blackbeard Parties may not agree to any amendment, waiver, or similar change to the Credit Agreement dated as of June 1, 2026, by and among USLG Legacy, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time (the “USLG Legacy Credit Facility”), including any increase in interest rates, fees, or other pricing terms without New PBT’s prior written consent. Failure to obtain the Credit Facility Consents is not a closing condition or termination right under the Combination Agreement. If the USLG Legacy Credit Facility Consent has not been obtained prior to the date that is 4 business days before the PBT Contribution Closing, Blackbeard must notify New PBT in writing. Following that notice, the Blackbeard Parties must deliver, at the PBT Contribution Closing, an executed payoff letter from the administrative agent of the USLG Legacy Credit Facility. If the Credit Facility Consent is not obtained prior to the PBT Contribution Closing, New PBT will fund the payoff amounts under the payoff letters at the Blackbeard Contribution Closing, so long as the principal amount relating to such payoff amounts does not exceed $112,700,000 and any interest, penalties and fees associated therewith do not exceed $200,000.

Other Covenants and Agreements

The Combination Agreement also contains additional covenants, including, among others, covenants relating to the termination of certain related party contracts, the consummation of the Blackbeard Pre-Closing Restructuring, the amendment of certain oil and gas leases, the extension of an offer of employment to certain individuals, the filing of the proxy statement/prospectus relating to the Business Combination, access to information of the other companies and confidentiality, notification of certain matters, public disclosures relating to the Combination Agreement and the Transactions, the listing of the Class A Shares to be issued in the Business Combination, certain tax matters, and obtaining certain consents related to the Credit Facilities.

Conditions to the Completion of the Closings

In addition to the approval of the Indenture Amendment Proposal by the Unitholders, the parties’ obligation to complete the PBT Contribution Closing is also subject to the satisfaction (or, to the extent permitted by applicable law and in accordance with the Combination Agreement, waiver) of other conditions, including:

•        the trustee of the Trust having entered into the Indenture Amendment;

•        authorization of the listing on the NYSE of the Class A Shares to be issued in connection with the Business Combination, subject to official notice of issuance;

•        the effectiveness of the registration statement on Form S-4 relating to the Business Combination (and the absence of any stop order by the SEC or pending or threatened written action seeking such a stop order);

•        the absence of any order or law after the date of the Combination Agreement having the effect of enjoining or prohibiting the completion of the PBT Contribution Closing;

•        the applicable waiting period under the HSR Act relating to the completion of the Business Combination having expired or terminated early;

•        the accuracy of the representations and warranties of the other parties under the Combination Agreement (subject to the materiality standards set forth in the Combination Agreement); and

•        the absence of any event or other circumstance occurring between the date of the Combination Agreement and the completion of the Business Combination that would reasonably be expected to result in a material adverse effect for the Trust.

In addition, New PBT’s, New PBT Sub’s, OpCo’s, Blackbeard Holdings’ and Greybeard Energy’s obligation to complete the PBT Contribution Closing is subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the PBT Contribution Closing of the following conditions:

•        the accuracy of the representations and warranties of the other parties under the Combination Agreement (subject to the materiality standards set forth in the Combination Agreement);

•        the performance by the other parties of their respective covenants and agreements contained in the Combination Agreement in all material respects;

•        the absence of any event or other circumstance occurring between the date of the Combination Agreement and the completion of the Business Combination that would reasonably be expected to result in a material adverse effect for Blackbeard Holdings and Greybeard Energy, on the one hand, and New PBT, on the other hand, as applicable;

•        solely with respect to New PBT, New PBT Sub and OpCo, that the principal amount outstanding under the JPM Credit Facility does not exceed $112,700,000 and any interest, penalties and fees associated therewith (other than any fees associated with an amendment and restatement of the JPM Credit Facility) do not exceed $200,000;

•        the receipt by the applicable party of a certificate signed on behalf of the other party by an executive officer of the other party to the effect that the conditions set forth in the immediately foregoing paragraphs have been satisfied; and

•        delivery of certain closing deliverables in connection with the PBT Contribution Closing.

In addition to the consummation of the PBT Contribution Closing in accordance with the Combination Agreement, the parties’ obligation to complete the Blackbeard Contribution Closing is also subject to the satisfaction (or, to the extent permitted by applicable law and in accordance with the Combination Agreement, waiver) of other conditions, including:

•        the absence of any stop order by the SEC or pending or threatened written action seeking such a stop order relating to the Form S-4 relating to the Business Combination;

•        the absence of any order or law after the date of the Blackbeard Contribution having the effect of enjoining or prohibiting the completion of the Blackbeard Contribution;

•        the accuracy of the representations and warranties of the other parties under the Combination Agreement (subject to the materiality standards set forth in the Combination Agreement); and

•        the absence of any event or other circumstance occurring between the date of the Combination Agreement and the completion of the Business Combination that would reasonably be expected to result in a material adverse effect for the Trust.

In addition, New PBT’s, New PBT Sub’s, OpCo’s, Blackbeard Holdings’ and Greybeard Energy’s obligation to complete the Blackbeard Contribution is subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the Blackbeard Contribution of the following conditions:

•        the accuracy of the representations and warranties of the other parties under the Combination Agreement (subject to the materiality standards set forth in the Combination Agreement);

•        the performance by the other parties of their respective covenants and agreements contained in the Combination Agreement in all material respects;

•        the absence of any event or other circumstance occurring between the date of the Combination Agreement and the completion of the Business Combination that would reasonably be expected to result in a material adverse effect for Blackbeard Holdings and Greybeard Energy, on the one hand, and New PBT, on the other hand, as applicable;

•        solely with respect to New PBT, New PBT Sub and OpCo, that the principal amount outstanding under the JPM Credit Facility does not exceed $112,700,000 and any interest, penalties and fees associated therewith (other than any fees associated with an amendment and restatement of the JPM Credit Facility) do not exceed $200,000;

•        the receipt by the applicable party of a certificate signed on behalf of the other party by an executive officer of the other party to the effect that the conditions set forth in the immediately foregoing paragraphs have been satisfied; and

•        delivery of certain closing deliverables in connection with the Blackbeard Contribution Closing.

Termination of the Combination Agreement

The Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to Closing, (with any termination by Blackbeard Holdings also being an effective termination by Greybeard Energy and any termination by New PBT also being an effective termination by the New PBT Sub and OpCo):

•        by mutual written consent of Blackbeard Holdings and New PBT;

•        by either Blackbeard Holdings or New PBT:

•        if Closing will not have been consummated on or prior to 11:59 p.m. (New York City time) on December 31, 2026 (as such date may be extended, the “Termination Date”); provided, that neither Blackbeard Holdings nor New PBT will have the right to terminate the Combination Agreement pursuant to this subsection if any action of such person (or, in the case of purported termination by Blackbeard Holdings, Greybeard Energy, and in the case of purported termination by New PBT, New PBT Sub or OpCo) or failure of such person (or, in the case of purported termination by Blackbeard Holdings, Greybeard Energy, and in the case of purported termination by New PBT, New PBT Sub or OpCo) to perform or comply with the covenants and agreements of such party set forth in the Combination Agreement will have resulted in, or materially contributed to, the failure of Closing to be consummated by the Termination Date and such action or failure to perform constitutes a breach of the Combination Agreement;

•        if any court of competent jurisdiction or other governmental entity in any jurisdiction in which the parties have material business operations will have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions, and such judgment, order, injunction, rule, decree or other action will have become final and nonappealable; provided, that no party will have the right to terminate the Combination Agreement pursuant to this subsection in the event that such person’s (or, in the case of purported termination by Blackbeard Holdings, Greybeard Energy’s, and in the case of purported termination by New PBT, New PBT Sub or OpCo’s) breach of the Combination Agreement has resulted in, or materially contributed to, such final and nonappealable judgment, order, injunction, rule, decree, or other action being taken or issued;

•        if the approval of the Indenture Amendment Proposal is not obtained at the Special Meeting; or

•        if at any meeting of the Unitholders, the Unitholders approve any action, proposal, transaction or agreement that is a PBT Competing Proposal or if the Trust enters into any definitive agreement relating to a PBT Competing Proposal;

•        by New PBT,

•        if any of Blackbeard Holdings, Blackbeard Security, or Greybeard Energy has breached or failed to perform any of its respective representations, warranties, covenants or agreements set forth in the Combination Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in the Combination Agreement and (ii) cannot be cured by the Termination Date; provided, that New PBT will have given Blackbeard written notice, delivered at least 45 days prior to such termination, stating New PBT’s intention to terminate the Combination Agreement pursuant to this subsection and the basis for such termination; provided, further, that New PBT will not have the right to terminate the Combination Agreement pursuant to this subsection if any New PBT, New PBT Sub or OpCo is then in material breach of any of its covenants or agreements set forth in the Combination Agreement;

•        by Blackbeard Holdings,

•        if New PBT, New PBT Sub or OpCo has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Combination Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in the Combination Agreement, and (B) cannot be cured by the Termination Date; provided, that Blackbeard Holdings will have given New PBT written notice, delivered at least 45 days prior to such termination, stating Blackbeard Holdings’ intention to terminate the Combination Agreement pursuant to this subsection and the basis for such termination; provided, further, that Blackbeard Holdings will not have the right to terminate the Combination Agreement pursuant to this subsection if Blackbeard Holdings or Greybeard Energy is then in material breach of any of its covenants or agreements set forth in the Combination Agreement.

The party desiring to terminate the Combination Agreement will give written notice of such termination to the other party setting forth the basis on which such party is terminating the Combination Agreement.

Certain Tax Matters

The parties have agreed to use commercially reasonable efforts to cause the Business Combination to qualify for the Intended Tax Treatment. Additionally, each party has agreed to file (or cause to be filed, with respect to tax returns of subsidiaries and affiliates) all applicable tax returns consistent with the Intended Tax Treatment, and unless otherwise required by a determination within the meaning of Section 1313(a) of the Code, not to take (or cause to be taken) any positions that are inconsistent with the Intended Tax Treatment in tax returns, audits, or otherwise.

Each party is required to reasonably cooperate with the other parties and their tax advisors in connection with the provision of advice or of any opinion relating to the qualification of the Business Combination and related transactions for the Intended Tax Treatment (including the tax opinion delivered by Paul Hastings LLP in connection with the proxy statement/prospectus for the Business Combination). Additionally, each party is required to promptly notify the other parties if it becomes aware after the execution date of the Combination Agreement of any fact or circumstance that would prevent the Business Combination from qualifying for the Intended Tax Treatment.

The parties also agreed to use commercially reasonable efforts to cooperate with the preparation and filing of tax returns or the conduct of any audits with respect to any equity securities or assets contributed by Blackbeard and its subsidiaries for any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing, including by persevering and making available any relevant records and documentation.

The Combination Agreement provides that OpCo will pay for any transfer, stamp, documentary, sales, use, registration, or similar taxes incurred or imposed with respect to the Business Combination.

Expenses

Except as otherwise expressly provided in the Combination Agreement, all fees and expenses incurred in connection with the Combination Agreement and the Business Combination will be paid by the party incurring such fees or expenses, whether or not the Business Combination is consummated; provided that, if the Blackbeard Contribution Closing occurs, the parties acknowledge and agree that New PBT will reimburse SoftVest and Blackbeard for the fees, costs, and expenses incurred by such persons as set forth in the Disclosure Schedules.

Amendments, Extensions and Waivers

Subject to applicable Law, the Combination Agreement may be amended, modified or supplemented by the parties thereto, prior to the Blackbeard Contribution Closing and whether before or after the approval of the Indenture Amendment Proposal has been obtained, by action taken or authorized by their respective boards of directors; provided that, after the approval of the Indenture Amendment Proposal has been obtained, no amendment may be made that, pursuant to applicable Law, requires further approval or adoption by the Unitholders without such further approval or adoption. The Combination Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of the parties thereto at the time of the amendment.

At any time prior to the Blackbeard Contribution Closing, any of Blackbeard Holdings, Blackbeard Security, and Greybeard Energy, on the one hand, and the SoftVest Parties, on the other hand, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of any of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in the Combination Agreement or in any certificate delivered pursuant to the Combination Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained therein. Any agreement on the part of a party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Specific Performance

The parties to the Combination Agreement agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of the Combination Agreement were not performed in accordance with their specific terms or were otherwise breached and therefore fully intend for specific performance to be an available remedy for breaches of the Combination Agreement. Accordingly, each of the parties to the Combination Agreement acknowledge and agree that, (i) at any time prior to the valid termination of the Combination Agreement, the parties thereto will be entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of the Combination Agreement and to enforce specifically the terms and provisions of the Combination Agreement in the courts chosen under the Combination Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity, and (ii) the right of specific performance is an integral part of the Business Combination and without that right, no party would have entered into the Combination Agreement. Each of the parties to the Combination Agreement further waives (a) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity, and (b) any requirement under any law to provide any bond or to post any security as a prerequisite to obtaining equitable relief. The right to specific enforcement hereunder will include the right of (1) New PBT, on behalf of itself and any third party beneficiaries to the Combination Agreement, to cause Blackbeard Holdings and Greybeard Energy to cause the Business Combination to be consummated on the terms and subject to the conditions set forth in the Combination Agreement and (2) each of Blackbeard Holdings and Greybeard Energy, on behalf of themselves and any third party beneficiaries to the Combination Agreement, to cause the SoftVest Parties to cause the Business Combination to be consummated on the terms and subject to the conditions set forth in the Combination Agreement.

Governing Law

The Combination Agreement and the documents delivered pursuant thereto and the legal relations between the parties thereto will be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

DIRECTORS AND MANAGEMENT OF NEW PBT

Following Closing, the business and affairs of New PBT will be managed by or under the direction of the New PBT Board. Pursuant to the Combination Agreement, following Closing, the New PBT Board will consist of seven directors.

Name	Position with New PBT	Age
Eric Oliver	Chairman of the Board	67
Jordan Barrett	Chief Executive Officer and Director Nominee	42
Ricky Burnett	Director Nominee	52
Brian Ferguson	Director Nominee	47
Peter Ray	Director Nominee	37
Kaleb Smith	Director Nominee	41
	Director Nominee
Alyssa Stephens	Chief Financial Officer	40
Ricky Torlincasi	General Counsel and Secretary	40

Eric Oliver.    Mr. Oliver currently serves as the sole director, President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer and Chief Accounting Officer of New PBT. In addition, Mr. Oliver currently serves as the President of SoftVest Advisors, a registered investment adviser that acts as an investment manager for private fund clients including SoftVest, L.P. Mr. Oliver additionally serves as the President of HeartsBluff Music Partners, LLC and Carrizo Springs Music Partners, LLC, both of which are registered investment advisers pursuant to an umbrella registration filed by SoftVest Advisors. Previously, Mr. Oliver was President of Midland Map Company, LLC, a Permian Basin oil and gas lease and ownership map producer from 1997 until its sale in January of 2019 to Drilling-Info, and was Principal of Geologic Research Centers LLC, a log library providing geological data to the oil and gas industry with a library in Abilene, Texas, sold in 2019. Additionally, Mr. Oliver served on the board of Texas Mutual Insurance Company from 2009 until he retired in July 2021. Mr. Oliver also served as a director on the board of Texas Pacific Land Corp. (NYSE: TPL) from January 2021 until November 2025, where he served as a member of the audit committee. He has also served as a director on the board of AMEN Properties, Inc. (OTC: AMEN) since July 2001 and was appointed Chairman of the Board in September 2002. AMEN Properties directly or indirectly owns certain oil and gas royalty and working interest properties. Mr. Oliver holds a B.A. in Chemistry from Abilene Christian University.

We believe Mr. Oliver is qualified to serve as the Chairman of the New PBT Board due to his significant experience in the oil and gas industry.

Jordan Barrett.    Mr. Barrett is a founding partner of Blackbeard Holdings, Mr. Barrett has served as both Chief Financial Officer and Vice President of Business Development since 2014. With a strong foundation in the oil and gas sector, he began his career in oil field services and has since developed broad expertise across various segments of the industry, including exploration, production, midstream operations, and startups. Mr. Barrett holds a B.S. and an MBA from Texas Tech University.

We believe Mr. Barrett is qualified to serve as our director due to his experience in various segments of the oil and gas industry.

Ricky Burnett.    Mr. Burnett serves as the President and Chief Executive Officer (CEO) of Silver Creek Exploration III. Previously, Mr. Burnett served in the same roles at Silver Creek Oil and Gas, LLC, beginning in November 2019. Prior to Silver Creek Oil & Gas he was the Chief Financial Officer (CFO) of Covey Park Energy, a private E&P company sponsored by Denham Capital. Prior to joining Covey Park Energy, Mr. Burnett served as CFO of Double Eagle Energy Holdings II, a U.S. partnership with Apollo Natural Resource Partners until its sale to Parsley Energy, Inc. during the first half of 2018. Prior to Double Eagle Energy Holdings II, Mr. Burnett was at EXCO Resources, Inc., a publicly traded, E&P company serving as Vice President (VP) and CFO. From 2002 to November 2013, Mr. Burnett was at KPMG LLP where he served as the Partner in Charge of the Energy Audit Practice within the Dallas/Ft. Worth Business Unit starting in June of 2012. Prior to joining KPMG LLP, Mr. Burnett worked at Arthur Anderson LLP and Marine Drilling Companies, Inc. In addition, Mr. Burnett served on the Board of Directors and as the Chairman of the Audit Committee for US Well Services, Inc. (NASDAQ: USWS) from

2018 through its sale in November 2022 and served on the board of directors for Ranger Oil Corporation from to October 2021 to June 2023 when it was sold to Baytex Energy Corp. Mr. Burnett has also served on the board of Select Water Solutions, Inc. (NYSE: WTTR) since November 2016 and is the Chair of the Nominating, Governance and Sustainability Committee. Mr. Burnett is a Certified Public Accountant in the State of Texas and holds a B.B.A in Accounting from Texas Tech University.

We believe Mr. Burnett is qualified to serve as our director due to his extensive financial and audit experience within the energy industry.

Brian Ferguson.    Mr. Ferguson has practiced law as a Texas attorney since 2005 and was certified as a public accountant in 2006. He currently owns and manages a portfolio of oil and gas interests concentrated in West Texas and real estate holdings in the Rio Grande Valley. He has extensive experience with the acquisition and ownership of minerals and non-operated oil and gas working interests. In addition, Mr. Ferguson has consulted on audit, compliance and regulatory issues for publicly traded companies and registered investment advisors since 2005. He has served on the board of directors of Legacy Housing Corporation (NASDAQ: LEGH) since December 2023. Mr. Ferguson holds a Bachelors of Business Administration, a Master’s in Public Accounting, and a Juris Doctor from The University of Texas at Austin. He was commissioned as an officer in the United States Air Force, where he continues to serve in the Reserve component.

We believe Mr. Ferguson is qualified to serve as a director based on his extensive business, legal, and accounting experience, his knowledge of the oil and gas industry, his military service, and his public company board experience.

Peter Ray.    Mr. Ray currently serves on the board of Blackbeard Holdings and has worked with the management team for over a decade. Mr. Ray also currently serves as Partner for NGP Energy Capital Management, concentrating on NGP’s efforts in sourcing natural resources and royalty investments, as well as the monitoring of active portfolio companies. He joined NGP in 2014. Prior to his work at NGP, Mr. Ray was an Investment Banking Analyst with Deutsche Bank’s Natural Resources Group in Houston, where he focused on financing and merger and acquisition transactions in the oil and gas industry. Mr. Ray received a B.B.A. in Finance from the McCombs School of Business at The University of Texas at Austin in 2011.

We believe Mr. Ray is qualified to serve as our director due to his experience in finance in the energy industry.

Kaleb Smith.    Mr. Smith is a founding partner and has served as Chief Executive Officer of both Blackbeard Holdings and Greybeard Holdings since 2022, where he has overseen the transformation of legacy fields into high return assets with over 1,000 wells drilled to date. Mr. Smith began his time at Blackbeard as an engineer in June 2014. Prior to his work at Blackbeard, Mr. Smith was an operation engineer at BC Operating from January 2011 to May 2014. Mr. Smith began his career at XTO Energy in June 2009 as a reservoir engineer. Mr. Smith holds a B.S. in Petroleum Engineering from Texas A&M University.

We believe Mr. Smith is qualified to serve as our director due to his experience as an engineer and his successful leadership of Blackbeard.

Alyssa Stephens — Chief Financial Officer Ms. Stephens has been the Vice President, Finance & Capital Markets at Blackbeard Operating since April 2026. Prior to joining Blackbeard, she served as Vice President, Head of Investor Relations of Sitio Royalties Corp., beginning in January 2025 until August 2025, and from May 2021 to December 2024, she served as Vice President of Mountain Capital Management, LLC. Previously, she served as Vice President, Finance at Blackbeard Operating from January 2020 to May 2021. Ms. Stephens was also the CFO and Co-Founder of Starboard Permian, LLC, from January 2019 to December 2019. Ms. Stephens served as Director of Investor Relations for RSP Permian, Inc. from May 2016 to July 2018 and held various investment banking positions with Jefferies LLC, including Vice President. Ms. Stephens holds an A.B. in Economics from Dartmouth College.

Ricky Torlincasi — General Counsel and Secretary Mr. Torlincasi joined Blackbeard Holdings, LLC in October 2019 as General Counsel responsible for all legal matters pertaining to Blackbeard Holdings, LLC and each of its subsidiaries. Prior to his current position with us, Mr. Torlincasi was in private practice and was affiliated with multiple Texas-based, national and international law firms from November 2011 to October 2019. While in private practice, Mr. Torlincasi was a corporate transactional attorney, focused on mergers and acquisitions, private equity and private funds, and energy and natural resources (exploration and production, midstream, and oilfield services). Mr. Torlincasi holds a B.A. in Political Science from Texas Christian University and a Juris Doctor from Texas A&M University School of Law.

There are no family relationships among any of the directors.

Director Compensation

We have not paid any compensation or granted any equity awards to any non-employee director during the 2026 calendar year. We expect to adopt a director compensation program for non-employee directors on a go-forward basis that will include a share-based compensation awards from the 2026 Incentive Plan described in the section of this prospectus titled, “Executive Compensation — 2026 Incentive Plan,” as a meaningful element of the non-employee directors’ compensation in order to align the interests of our non-employee directors and our shareholders. However, we are currently in discussions regarding the design of the director compensation program that will become effective upon completion of the Business Combination and have not made any final decisions regarding the details of such a program.

EXECUTIVE COMPENSATION

Historic Executive Compensation Practices

USLG

The executive officers responsible for managing the USLG’s day-to-day affairs are also current executive officers of Blackbeard.

Historically, such executive officers have provided management services to a broad range of operational and non-operational assets across Blackbeard’s and Greybeard Energy’s portfolio, including the subset of non-operational NRA assets now held by USLG. Such management services have historically been provided to these assets through administrative services agreements; however, the costs, fees, and expenses paid under such administrative services agreements are aggregated and are not allocated to specific individuals. As a result, there is no historical tracking or attribution of compensation to any particular executive officer for services rendered to the NRAs held by USLG, and USLG does not have any historical compensation information to present.

The assets now held by USLG Legacy, in combination with the Greybeard Assets, have historically represented a relatively small portion of the overall asset base of Blackbeard Holdings’ and Greybeard Energy’s portfolio, and the management responsibilities associated with these non-operational assets are capital-light in nature. Given the aggregated nature of the services and associated payments under the administrative services agreements and the limited representation and USLG Legacy’s assets, in combination with the Greybeard Assets, have within the broader asset base of Blackbeard Holdings and Greybeard Energy, it is not possible to reasonably determine or allocate the portion of the executive officers’ historical compensation that relates specifically to services provided to the non-operational USLG assets. As a result, USLG does not have any historical compensation information to present.

The Trust

The Trust has no directors or executive officers. The Trustee is a corporate trustee which may be removed, with or without cause, at a meeting of the Unitholders, by the affirmative vote of the holders of a majority of all the Trust Units then outstanding.

Executive Compensation Arrangements for New PBT

Following the consummation of the Business Combination, we expect to directly employ certain key employees; however, we do not anticipate having our own payroll or employee benefit plans in place as of such date, and such key employees are expected to be compensated by Blackbeard and eligible to participate in Blackbeard’s employee benefits plans. The remainder of persons responsible for managing our business will be employed and compensated by Blackbeard. Our executive officers who are employed by Blackbeard are expected to be eligible to participate in employee benefit plans and arrangements sponsored by Blackbeard, including plans that may be established in the future. Except with respect to any equity-based awards that may be granted under the 2026 Incentive Plan, our executive officers who are employees of Blackbeard are not expected to receive separate amounts of compensation in relation to the services they provide to us. In accordance with the terms of the MSA, we will pay or reimburse Blackbeard for costs and expenses incurred by the applicable Blackbeard entity or entities in connection with providing services under the MSA.

Master Services Agreement

In conjunction with Closing, we will enter into the MSA with Blackbeard Operating or one of its affiliates. The MSA will have an initial term of 5 years, with consecutive one-year renewal terms, unless terminated by either USLG or Blackbeard with at least 120 days’ prior notice; provided, however, that, for so long as Blackbeard or any controlled affiliate of NGP collectively own more than 25% of the issued and outstanding shares of New PBT, the MSA shall only be terminable by mutual agreement of the parties.

Pursuant to the MSA, Blackbeard will provide us with certain management services, as well as operational, sourcing, administrative and strategic services to support our business and development activities. Such general and administrative services include, but are not limited to, legal services, information technology, accounting, financial and tax services, engineering services and land administrative services. As consideration for such services, we will reimburse the designated Blackbeard entity $5.0 million per year for the first calendar year of New PBT (the “Management Fee”). The Management Fee will be reviewed and, if necessary, updated annually by the New PBT Board to reflect certain changes such as changes in the scope of services provided or our operations.

The Management Fee is not intended to cover direct costs, including those associated with the operation of a public company (e.g., those associated with audit, tax, Sarbanes-Oxley compliance, investor relations, independent director’s fees, etc.). Additionally, the MSA is not intended to cover compensation, benefits, payroll taxes, and other employment-related costs and obligations associated with our direct employees.

The MSA will contain customary, arm’s length provisions relating to indemnification, limitations on liability and termination and will constitute a related-party transaction subject to our related party transactions policy.

2026 Incentive Plan

We expect the board of directors of New PBT will adopt the 2026 Incentive Plan prior to the consummation of the Business Combination, subject to approval of the 2026 Incentive Plan Proposal by the Unitholders and approval by the current sole shareholder of New PBT, which will become effective upon the consummation of the Business Combination. The 2026 Incentive Plan will permit us to grant cash and equity-based incentive awards to our named executive officers and other employees and service providers, including our non-employee directors.

Anti-Hedging Policies

We expect to adopt a policy that will prohibit our employees, including all executive officers, and our non-employee directors from engaging in transactions that are considered to hedge or offset the financial impact of holding Class A Shares.

Clawback Policy

We intend to timely adopt an incentive compensation clawback policy that complies with the listing standards of the NYSE.

Policies and Practices Related to the Timing of Grants of Certain Equity-Based Awards

We do not currently grant stock options or SARs as part of our equity compensation program, and therefore we do not maintain a formal policy regarding the timing of stock option or SAR awards.

THE COMMITMENT AGREEMENT

On July 28, 2026, we entered into the Commitment Agreement with Blackbeard Securities and Greybeard Energy, SoftVest and Horizon Kinetics. Pursuant to the terms and conditions of the Commitment Agreement, Blackbeard Securities and Greybeard Energy have agreed to purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act,            and            Class A Shares, respectively, representing the Blackbeard and Greybeard Subscription. This amount of shares has been calculated to represent the pro rata portion of shares that Blackbeard Securities and Greybeard Energy would be entitled to purchase in the Rights Offering as a 38.2% and 2.5% shareholder, respectively, of New PBT following the closing of the Business Combination before giving effect to the Rights Offering.

Further, pursuant to the terms and conditions of the Commitment Agreement, the Backstop Purchasers have agreed (i) to exercise in full their Subscription Rights, including their Over-Subscription Rights, and (ii) if any Subscription Rights granted to other Unitholders remain unexercised upon the expiration of the Rights Offering after accounting for all Over-Subscription Rights exercised, the Backstop Purchasers have committed jointly and severally to purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act and separate from the Rights Offering, up to $71.2 million in Class A Shares not subscribed for by such other Unitholders. Specifically, each Backstop Purchaser will purchase an equal portion of the unsubscribed Class A Shares upon the expiration of the Rights Offering. Pursuant to the Commitment Agreement, the maximum commitment amount of each of the Backstop Purchasers with respect to the Backstop Commitment is $35.6 million.

Assuming no Unitholders other than the Backstop Purchasers exercise their Subscription Rights and after giving effect to the Blackbeard and Greybeard Subscription, Blackbeard Securities and Greybeard Energy, together, will own 40.7%, and SoftVest and Horizon Kinetics will own            % and            %, respectively, of the New PBT Common Stock outstanding following the closing of the Rights Offering, after giving effect to the Backstop Commitment and to the closing of the Business Combination. In light of the Backstop Commitment, New PBT expects to receive aggregate gross proceeds of $120.0 million if the Rights Offering and the Blackbeard and Greybeard Subscription are completed, whether or not any Subscription Rights holders other than SoftVest and Horizon Kinetics exercise their Subscription Rights.

Closing Conditions

The Transactions contemplated by the Commitment Agreement will close concurrently and such closing is subject to, among others, the consummation of the Rights Offering and the effectiveness of the Registration Statement. Pursuant to the Commitment Agreement, the closing of the Transactions is also contingent upon the Unitholders’ approval, at the Special Meeting, of the Business Combination.

Fees and Expenses

Each party to the Commitment Agreement will be responsible for its own fees and expenses in connection with the transactions contemplated thereby.

Termination

The Commitment Agreement will terminate automatically if the Combination Agreement is validly terminated in accordance with its terms. The Commitment Agreement may also be terminated upon the parties’ mutual written consent.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the expected beneficial ownership of Class A Shares on a pro forma basis after giving effect to the Business Combination, by:

•        each person or group of affiliated persons known by us to own beneficially more than five percent of the outstanding Units as of July 28, 2026;

•        by each member of the New PBT Board; and

•        by all members of the New PBT Board and executive officers of New PBT as a group.

The table below does not include any named executive officers as neither New PBT nor its predecessor had named executive officers in 2025.

The table below does not give effect to the Rights Offering, the issuance of Class A Shares to Blackbeard Securities and Greybeard Energy pursuant to the Blackbeard and Greybeard Subscription or the issuance of Class A Shares to the Backstop Purchasers pursuant to the Backstop Commitment. For more information regarding the Commitment Parties’ potential ownership in New PBT after giving effect to the Rights Offering, the Blackbeard and Greybeard Subscription and the Backstop Commitment, see “The Rights Offering — Effects of the Transactions on the Commitment Parties’ Stock Ownership.”

Beneficial ownership is determined under rules of the SEC and generally includes any Class A Shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all Class A Shares shown as beneficially owned by them. Except as otherwise indicated below, the address of each director and executive officer listed below is 1751 River Run, Suite 405, Fort Worth, TX 76107.

Name of Beneficial Owner	Class A Shares Beneficially Owned		Class B Shares Beneficially Owned		Combined Voting Power(1)
	Number	%	Number	%	Number	%
5% Shareholders
Blackbeard Security Holdings, LLC(2)	—	—	30,024,553	93.9%	30,024,553	38.2%
Greybeard Energy, LLC(2)	—	—	1,964,958	6.1%	1,964,958	2.5%
Horizon Kinetics Asset Management LLC(3)	6,837,532	14.7%	—	—	6,837,532	8.7%
SoftVest, L.P.(4)	6,217,107	13.3%	—	—	6,217,107	7.9%

Directors and Executive Officers(5)
Eric Oliver(4)	6,217,107	13.3%	—	—	6,217,107	7.9%
Jordan Barrett	—	—	—	—	—	—
Ricky Burnett	—	—	—	—	—	—
Brian Ferguson	—	—	—	—	—	—
Peter Ray	—	—	—	—	—	—
Kaleb Smith	—	—	—	—	—	—
All directors and executive officers as a group (eight persons)	6,217,107	13.3%	—	—	6,217,107	7.9%

____________

*        Less than 1%

(1)      Represents percentage of voting power of Class A Shares and Class B Shares voting together as a single class. Holders of OpCo units will hold one Class B Share for each OpCo unit they own. Each Class B Share has no economic rights, but entitles the holder thereof to one vote for each OpCo unit held by such holder. Accordingly, holders of OpCo units collectively have a number of votes in us equal to the number of OpCo units they hold.

(2)      Blackbeard Securities is owned by Blackbeard Holdings, LLC. Blackbeard Holdings, LLC’s voting interests are controlled by Blackbeard Resources, LLC, the managing member with exclusive authority to manage the business and affairs of Blackbeard Holdings, LLC. Blackbeard Resources, LLC is majority owned by NGP XI U.S. Holdings, L.P. (“NGP XI Holdings”). NGP XI Holdings GP, L.L.C. is the sole general partner of the NGP XI Holdings, and NGP Natural Resources XI, L.P. is the sole member of NGP XI Holdings GP, L.L.C. G.F.W. Energy XI, L.P. is the sole general partner of NGP Natural Resources XI, L.P., and GFW XI, L.L.C. is the sole general partner of G.F.W. Energy XI, L.P. GFW XI, L.L.C. has delegated full power and authority to manage the NGP XI Holdings to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick, Sam Stoutner and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. The principal address for each of the above referenced NGP entities is 2850 N. Harwood Street, 19th Floor, Dallas, TX 75201.

          Greybeard Energy is owned by Greybeard Holdings, LLC. Greybeard Holdings, LLC is owned by NGP XII U.S. Holdings, L.P. (“NGP XII Holdings”). NGP XII Holdings GP, L.L.C. is the sole general partner of the NGP XII Holdings, and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP, L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XII, L.L.C. has delegated full power and authority to manage the NGP XII Holdings to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick, Sam Stoutner and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. The principal address for each of the above referenced NGP entities is 2850 N. Harwood Street, 19th Floor, Dallas, TX 75201.

(3)      Based on a Schedule 13G/A filed with the SEC on April 29, 2026, reporting ownership of the Trust as of June 3, 2025, by Horizon Kinetic Asset Management LLC, and additional information available to New PBT. The address for Horizon Kinetic Asset Management LLC is 470 Park Avenue South, 4th Floor South, New York, NY 10016.

(4)      SoftVest Advisors, LLC, is the investment manager of SoftVest, L.P. SoftVest GP I, LLC, is the general partner of SoftVest, L.P. Mr. Oliver is the managing member of SoftVest GP I, LLC. The address for each of SoftVest Advisors, LLC, SoftVest, L.P., SoftVest GP I, LLC and Mr. Oliver is 400 Pine Street, Suite 1010, Abilene, TX, 79601.

(5)      The directors and executive officers named herein are based on the new management and board of directors of New PBT pursuant to the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

USLG’s revenue-generating agreements with related parties include (i) oil and natural gas mineral leases with Blackbeard Operating governing development and production of hydrocarbons from USLG’s mineral estate, (ii) surface use contracts with Blackbeard Operating and Nile Midstream governing use of USLG’s surface estate for oil and gas operations and other commercial development, (iii) royalty agreements and surface use agreements, including easements and rights-of-way with Iron Oak Energy Solutions and (iv) the OpCo LLC Agreement.

Oil and gas mineral leases

USLG is a party to, and a significant portion of USLG’s mineral estate is burdened by, oil, gas and mineral leases with Blackbeard Operating (as the lessee thereunder), which provide Blackbeard Operating with the right to explore for, develop and produce hydrocarbons from USLG’s mineral estate, in exchange for the payment of a certain royalty calculated as a percentage of production or revenue by the lessee to USLG. The typical term of USLG’s oil, gas and mineral leases with Blackbeard consists of an initial “paid up” initial period followed by a period that remains in effect for so long as the lessee maintains production under the lease after such initial period has expired.

Surface use agreements

USLG is a party to various agreements with affiliates of Blackbeard relating to the use of USLG’s surface acreage and its resources, including the following:

•        Surface use agreements with Blackbeard Operating, each with an initial term averaging ten years and generally allowing for automatic renewals so long as oil and natural gas operations continue on the properties identified therein, pursuant to which USLG has granted certain exclusive rights to use the surface of certain of USLG’s land as may be necessary, convenient and/or incidental to oil and gas operations and activities, including drilling of horizontal wells, oil and gas exploration and constructing, installing, operating and maintaining facilities. USLG receives compensation for use of such land, along with incremental fees for any surface damages and/or disturbances to the land.

•        Salt water disposal lease agreements with each of Nile Midstream and Blackbeard Operating, each with an initial term averaging ten years and generally allowing for automatic renewals so long as oil and natural gas operations continue on the properties identified therein, pursuant to which USLG has granted certain exclusive rights on certain of USLG’s land to drill salt water disposal wells or to convert into a salt water disposal well a previously plugged and/or abandoned well and to use such wells for the injection and disposal of salt water or other deleterious substances that may be produced in connection with oil and natural gas operations. USLG receives a royalty fee for each barrel of fluid, saltwater, brackish water, produced water or any other oil or natural gas byproduct that is injected into or through the subject wells, along with fees for any damages to the adjoining land, crops or livestock that may be caused by, or result from, such use of the land.

•        Right-of-way and easement agreements with each of Nile Midstream and Blackbeard Operating, each with an initial term averaging ten years and generally allowing the grantee the right to renew for additional ten-year terms, pursuant to which USLG has granted non-exclusive right-of-way and easements through certain portions of USLG’s land, including easements for pipelines to be used for transportation of produced and/or fresh water, crude oil, natural gas and associated hydrocarbons, among other materials, overhead electric supply and communications facilities and rights-of-way for the purpose of laying, constructing, installing, inspecting, repairing, maintaining, replacing and operating such facilities. USLG receives initial compensation in the form of payment for any reasonable damages to the land in connection with such easement, with the ability to receive additional payments in connection with each term extension.

•        Surface and facility site lease agreements with Nile Midstream, each with an initial term ranging between five to ten years and generally allowing the grantee the right to renew for additional five- and ten-year terms, as applicable, pursuant to which USLG has granted certain exclusive rights to construct, maintain and operate facilities and equipment on certain portions of USLG’s land. USLG receives compensation for the use of such land through lease payments, along with certain fees for surface damages and disturbances to the land, as applicable.

For the years ended December 31, 2025 and 2024, New PBT Predecessor received $68.4 million and $37.6 million, respectively, of total revenues in fees related to such agreements with Blackbeard.

Transactions with Iron Oak Energy Solutions

In the ordinary course of business, New PBT Predecessor has entered into royalty agreements and surface use agreements, including easements and rights-of-way, with Iron Oak Energy Solutions, of which NGP holds more than a 20% equity interest, pursuant to which New PBT Predecessor has granted certain rights to construct, operate and maintain certain sand extraction facilities on USLG’s land. These agreements have an initial term of 75 years and early termination rights by Iron Oak Energy Solutions after 25 years and 50 years, and include a customary fee schedule, with a provision for royalties related to certain specified activities. For the year ended December 31, 2025, New PBT Predecessor received $3.8 million in total revenues in fees related to such agreements. From when Iron Oak Energy Solutions became a related party in November 2024 and through December 31, 2024, New PBT Predecessor received $0.3 million of total revenues in fees related to such agreements.

Master Services Agreement

In conjunction with Closing, we will enter into the MSA with Blackbeard Operating or one of its affiliates. The MSA will have an initial term of five years, with consecutive one-year renewal terms, unless terminated by either USLG or Blackbeard with at least 120 days’ prior notice; provided, however, that, for so long as Blackbeard or any controlled affiliate of NGP collectively own more than 25% of the issued and outstanding shares of New PBT, the MSA shall only be terminable by mutual agreement of the parties.

Pursuant to the MSA, the designated Blackbeard affiliate will provide general management, administrative and operating services to New PBT.

As consideration for such services, USLG will reimburse the designated Blackbeard affiliate the Management Fee of $5.0 million per year for the first fiscal year of New PBT. The Management Fee will be reviewed and, if necessary, updated annually by the New PBT Board to reflect changes in the scope of services provided or New PBT’s business.

The Management Fee is not intended to cover direct costs, including those associated with the operation of a public company (e.g., those associated with audit, tax, Sarbanes-Oxley compliance, investor relations, independent director’s fees, etc.). Additionally, the MSA is not intended to cover compensation, benefits, payroll taxes, and other employment-related costs and obligations associated with New PBT’s own employees.

The MSA will contain customary, arm’s length provisions relating to indemnification, limitations on liability and termination and will constitute a related-party transaction subject to New PBT’s related-party transactions policy.

Under the terms of the MSA, for so long as the MSA remains in effect, the officers of New PBT as of Closing will remain in place.

OpCo LLC Agreement

Redemption Rights

Following the Business Combination, pursuant to the OpCo LLC Agreement, each holder of OpCo units (other than New PBT) will, subject to certain limitations, have the Redemption Right to cause OpCo to redeem all or a portion of its units for, at OpCo’s election, (i) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, for administrative convenience, upon the exercise of the Redemption Right, New PBT will have the Call Right to acquire the tendered OpCo units directly from the redeeming holder for, at its election, (x) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (y) an equivalent amount of cash. In addition, subject to certain limitations, New PBT will have the right to require, upon the acquisition by New PBT of substantially all of the OpCo units or upon certain changes of control of New PBT, each OpCo unitholder (other than New PBT) to exercise its Redemption Right with respect to such OpCo unitholder’s OpCo units. In connection with any redemption of OpCo units, a corresponding number of Class B Shares will be cancelled. As the OpCo unitholders cause their OpCo units to be redeemed, holding other assumptions constant, New PBT’s membership interest in OpCo will be correspondingly increased, the number of Class A Shares outstanding will be increased and the number of Class B Shares will be decreased.

Distributions and Allocations

Under the OpCo LLC Agreement, subject to the obligations of OpCo to make tax distributions, as described below, New PBT will have the right to determine when distributions will be made to OpCo unitholders and the amount of any such distributions. Following Closing, if New PBT authorizes a distribution, such distribution will be made to the OpCo unitholders generally on a pro rata basis in accordance with their respective percentage ownership of OpCo units.

OpCo will allocate its net income or net loss for each year to the OpCo unitholders pursuant to the terms of the OpCo LLC Agreement, and the OpCo unitholders, including New PBT, will generally incur U.S. federal, state and local income taxes on their share of any taxable income of OpCo. Net income and losses of OpCo generally will be allocated to the OpCo unitholders on a pro rata basis in accordance with their respective percentage ownership of OpCo units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent OpCo has available cash, OpCo generally will be required, subject to any restrictions contained in any agreement to which OpCo is bound, to make distributions out of legally available funds to all OpCo unitholders (including New PBT) on a pro rata basis (i) in such amounts as are necessary to cause a distribution to New PBT sufficient to enable New PBT to timely satisfy its tax liabilities, and (ii) to the extent the income tax liabilities of certain OpCo unitholders (other than New PBT) with respect to their allocable share of the income of OpCo (based on certain assumptions and conventions) exceed amounts otherwise distributed by OpCo, in amounts generally intended to allow such other OpCo unitholders to satisfy such excess income tax liabilities, which such additional distributed amounts may be re-contributed to OpCo in exchange for additional OpCo units at the election of certain holders (including New PBT). The amount of such excess tax distributions will be determined based on certain assumptions, including an assumed individual income tax rate, and will be calculated after taking into account other distributions (including other tax distributions) made by OpCo. Following any re-contribution of such additional tax distributions, OpCo will recapitalize its outstanding OpCo units to the extent necessary to cause the aggregate number of OpCo units held by New PBT to equal the number of Class A Shares outstanding, and corresponding adjustments will be made to the number of Class B Shares outstanding to the extent necessary to cause each OpCo unitholder (other than New PBT) to hold one Class B Share per OpCo unit held by it.

The OpCo LLC Agreement will also require OpCo to make non-pro rata payments to New PBT to reimburse it for corporate and other overhead expenses and any tax liabilities of New PBT and New PBT Sub that are attributable to any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date.

Issuance of Equity

The OpCo LLC Agreement will provide that at any time New PBT issues a Class A Share or any other equity security, the net proceeds received by New PBT with respect to such issuance, if any, will generally be required to be concurrently invested in OpCo, and OpCo will issue to New PBT one OpCo unit or other economically equivalent equity interest. Conversely, if at any time, any Class A Shares are redeemed, repurchased or otherwise acquired, OpCo generally will be required to redeem, repurchase or otherwise acquire an equal number of OpCo units held by New PBT, upon the same terms and for the same price, as the Class A Shares are redeemed, repurchased or otherwise acquired.

Dissolution

OpCo will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, OpCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of OpCo, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the OpCo unitholders in proportion to the number of OpCo units owned by each of them.

PLAN OF DISTRIBUTION

On or about            , 2026, we will distribute the Subscription Rights and rights certificates to Unitholders as of the Record Date. If you wish to exercise your Subscription Rights and purchase Class A Shares, you should follow the procedures described in “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions, you should contact the Information Agent, D.F. King & Co., Inc., by telephone at (877) 478-5039 (toll-free) or by e-mail at PBT@dfking.com.

To the extent that our directors and officers held Trust Units as of the Record Date, they will receive the Subscription Rights and, while they are under no obligation to do so, will be entitled to participate in the Rights Offering.

We have agreed to pay the Subscription Agent and Information Agent customary fees plus certain expenses in connection with the Rights Offering.

We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of Subscription Rights. We do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Class A Shares underlying the Subscription Rights. We are not paying any other commissions, underwriting fees or discounts in connection with the Rights Offering. Some of our directors and employees may solicit responses from holders of Subscription Rights, but we will not pay them any commissions or special compensation for these activities.

Stephens Inc. has served as our financial advisor in connection with the Rights Offering.

DESCRIPTION OF NEW PBT SECURITIES

The following summary of the terms of the capital stock of New PBT after the PBT Contribution Closing is not meant to be complete and is qualified in its entirety by reference to the New PBT Charter and the New PBT Bylaws. Copies of the New PBT Charter and the New PBT Bylaws, substantially in the form to be effective as of the PBT Contribution Closing, are included as Exhibits 3.3 and 3.5, respectively, to this Registration Statement.

Authorized Capital Stock

The total amount of 900,000,000 authorized shares of New PBT Common Stock consists of 500,000,000 Class A Shares and 300,000,000 Class B Shares. In addition, there is authorized 100,000,000 shares of New PBT Preferred Stock, par value $0.0001 per share. The number of authorized shares of any class may be increased or decreased (but not below the number outstanding) by a majority of the voting power of all of the then-outstanding shares of capital stock of New PBT entitled to vote thereon, voting together as a single class, without a separate class vote, as permitted by the TBOC and as provided in the New PBT Charter.

Common Stock

New PBT has two classes of authorized Common Stock: Class A Shares and Class B Shares. New PBT expects to issue all of its capital stock in uncertificated form.

Preferred Stock

The New PBT Board has authority to issue shares of New PBT Preferred Stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series, all to the fullest extent permitted by the TBOC. The number of authorized shares of New PBT Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of New PBT entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the New PBT Preferred Stock, as permitted by the TBOC and as provided in the New PBT Charter. The issuance of New PBT Preferred Stock could have the effect of decreasing the trading price of New PBT Common Stock, restricting dividends on New PBT capital stock, diluting the voting power of New PBT Common Stock, impairing the liquidation rights of New PBT capital stock, or delaying or preventing a change in control of New PBT.

Voting Rights

Each record holder of New PBT Common Stock is entitled to one (1) vote per share of New PBT Common Stock that is outstanding in such holder’s name on the books of New PBT on all matters properly submitted to a vote of shareholders on which the holders of New PBT Common Stock are entitled to vote, as provided by the New PBT Charter. The holders of Class A Shares and Class B Shares will generally vote together as a single class on all matters (including the election of directors) submitted to a vote of New PBT shareholders, unless otherwise required by applicable law or the New PBT Charter. The holders of Class A Shares and Class B Shares will not be entitled to vote on any amendment to the New PBT Charter that relates solely to the terms of one or more outstanding series of New PBT Preferred Stock unless the holders of such affected shares are entitled, either separately or as a class with the holders of one or more other such series, to vote thereon. The New PBT Charter provides that there shall be no cumulative voting.

The New PBT Bylaws provide that the holders of a majority of the voting power of the then outstanding shares of New PBT capital stock entitled to vote at the meeting, present in person, by remote communication (if applicable) or represented by proxy, will constitute a quorum at all meetings of shareholders; where a separate class or series vote is required, a majority of the voting power of the outstanding shares of such class or series present in person, by remote communication (if applicable) or represented by proxy, constitutes a quorum for that vote. When a quorum is present, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to take action, unless the matter is one upon which, by a provision of applicable law, the New PBT Bylaws, the New PBT Charter or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter. Directors are elected by a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There are no cumulative voting rights.

Restrictions on Transfer

Shares of New PBT capital stock may be subject to transfer restrictions under applicable securities laws and any lock-ups, investor rights, support or similar agreements entered into in connection with the Business Combination as described in this prospectus.

Dividend Rights

Subject to applicable law and the rights, if any, of any of the holders of New PBT Preferred Stock, (i) holders of Class A Shares will be entitled to ratably receive dividends and other distributions when and if declared by the New PBT Board in its discretion out of assets legally available for that purpose and (ii) holders of Class B Shares will not have any right to receive dividends or other distributions, unless the dividend consists of Class B Shares or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for Class B Shares paid proportionally with respect to each outstanding Class B Share or the dividend consists of Class A Shares or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for Class A Shares on equivalent terms as simultaneously paid to the holders of Class A Shares. Except for any distribution required by the TBOC to be made upon a dissolution event or as otherwise set forth in any resolutions or certificate of designation relating to any series, the holders of New PBT Preferred Stock do not have any rights to receive dividends.

Other Rights

Each holder of Class A Shares and Class B Shares is subject to, and may be adversely affected by, the rights of the holders of any series of New PBT Preferred Stock that New PBT may designate and issue in the future. Class A Shares and Class B Shares are not entitled to preemptive rights and are not subject to conversion (except with respect to Class B Shares upon redemption or exchange of OpCo units as described herein), redemption, or sinking fund provisions.

Liquidation Rights

Upon liquidation, dissolution, or winding up of the affairs of New PBT, whether voluntary or involuntary, the holders of Class A Shares will be entitled to receive ratably the assets available for distribution to the shareholders after payment of debts and other liabilities and subject to rights, if any, of holders of outstanding shares of New PBT Preferred Stock. Holders of Class B Shares will not have any right to receive a distribution upon liquidation, dissolution or winding up of the affairs of New PBT.

Up-C Structure and OpCo LLC Agreement

Following Closing, New PBT will be organized in a structure that is commonly referred to as an “Up-C” structure, which is often used by public companies involving partnerships and limited liability companies. New PBT will be a holding company, the sole material assets of which will consist of units of OpCo, which in turn will directly or indirectly own the operating subsidiaries through which New PBT will conduct its business. New PBT will be the sole managing member of OpCo, will be responsible for all operational, management and administrative decisions relating to OpCo’s business and will consolidate the financial results of OpCo and its subsidiaries.

Each OpCo unit, together with the corresponding Class B Share, generally will be equivalent economically (except with respect to taxes) and in respect of voting power to one Class A Share. The OpCo LLC Agreement requires New PBT to take all actions with respect to its interests, including OpCo units, to maintain at all times a one-to-one ratio between the number of Class A Shares (or other equity securities of New PBT, other than the Class B Shares) that are outstanding and the number of OpCo units (or other equity securities in OpCo) owned by New PBT.

Following the Business Combination, pursuant to the OpCo LLC Agreement, each holder of OpCo units (other than New PBT) will have the Redemption Right to cause OpCo to redeem all or a portion of its OpCo units for, at OpCo’s election, (i) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, for administrative convenience, upon the exercise of the Redemption Right, New PBT will have the Call Right to acquire the tendered OpCo units directly from the redeeming holder for, at its election, (x) Class A Shares at a redemption ratio of one Class A Share for each OpCo unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of OpCo units, a corresponding number of Class B Shares will be cancelled.

Special Meetings of Shareholders

The New PBT Charter provides that, other than as provided in resolutions or certificate of designation relating to any series of New PBT Preferred Stock, special meetings of shareholders may be called only by the New PBT Board, the Chairperson of the New PBT Board, the Chief Executive Officer, the President of New PBT (to the extent required by the TBOC), or the Secretary of New PBT at the request of holders of not less than 25% of the voting power of all then-outstanding shares entitled to vote at such special meeting. The New PBT Board may postpone, reschedule or cancel (to the extent permitted under the TBOC) any special meeting previously called.

Action by Written Consent

The New PBT Charter provides that any action required or permitted by the TBOC to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, has been signed by shareholders holding not less than the minimum number of votes necessary to take such action at a meeting of shareholders in which each shareholder entitled to vote on the action is present and votes.

Texas Anti-Takeover Statute

New PBT has elected not to be governed by the restrictions on business combinations with interested shareholders set forth in Subchapter M of Chapter 21 of the TBOC (including Section 21.606). As a result, New PBT is not subject to Texas’ statutory business combination restrictions.

Anti-Takeover Effect of Provisions of the New PBT Charter and New PBT Bylaws

The New PBT Charter and the New PBT Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New PBT. New PBT expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New PBT to first negotiate with the New PBT Board, which New PBT believes may result in an improvement of the terms of any such acquisition in favor of New PBT’s shareholders. However, they also give the New PBT Board the power to discourage mergers that some shareholders may favor.

Shareholders Not Entitled to Cumulative Voting

The New PBT Charter provides that there shall be no cumulative voting; accordingly, holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote in any election of directors can elect all directors standing for election (subject to any rights, preferences and privileges of New PBT Preferred Stock that New PBT may designate and issue in the future).

Exclusive Jurisdiction of Certain Actions

The New PBT Charter provides that, unless New PBT consents in writing to the selection of an alternative forum, the Texas Business Court will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New PBT, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of New PBT to New PBT or its shareholders (including claims alleging aiding and abetting of such a breach), (iii) any action asserting a claim against New PBT or any of its current or former directors, officers or other employees of New PBT arising pursuant to any provision of the TBOC, the New PBT Charter or the New PBT Bylaws (each as may be amended from time to time), or as to which the TBOC confers jurisdiction on the Business Court, (iv) any action to interpret, apply, enforce or determine the validity of the New PBT Charter or the New PBT Bylaws, (v) any action asserting a claim related to or involving New PBT that is governed by the internal affairs doctrine, (vi) any other action asserting a claim against New PBT, its directors, officers, or employees constituting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, and (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court.

If the Texas Business Court is not accepting filings or determines that it lacks jurisdiction, such actions must be brought in the United States District Court for the Northern District of Texas, Dallas Division, or, if the federal court lacks jurisdiction, in the state district court of Dallas County, Texas. In addition, the New PBT Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This exclusive forum provision does not apply to any direct claims under the Exchange Act, or to any other claim for which the federal courts of the United States have exclusive jurisdiction.

While the Texas courts have determined that such choice of forum provisions are facially valid, a shareholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the New PBT Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Related Party Transactions

The New PBT Charter provides that:

(i)     to the fullest extent permitted by the TBOC and applicable law, none of SoftVest, Blackbeard Holdings or any member of the Board that is not an employee of New PBT (a “Non-Employee Director”) (including Non-Employee Directors who serve as an officer of New PBT) or any of their respective affiliates (other than New PBT or its employees) (each, an “Identified Person”) shall have any duty to refrain from (1) engaging in the same or similar activities or lines of business in which New PBT is engaging or proposes to engage, (2) doing business with any client, customer or vendor of New PBT, or (3) otherwise competing, directly or indirectly, with New PBT or any of its affiliates and no Identified Person shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to New PBT solely by reason of such Identified Person engaging in any such activity;

(ii)    except as otherwise agreed in writing between New PBT and the applicable Identified Person, in the event that an Identified Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both New PBT and such Identified Person, such Identified Person shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and New PBT to the fullest extent permitted by the TBOC and applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to New PBT or any of its affiliates; and

(iii)   in the case of any corporate opportunity in which New PBT has renounced its interest and expectancy in the previous sentence, such Identified Person shall to the fullest extent permitted by law not be liable to New PBT or its shareholders for breach of any fiduciary duty by reason of the fact that such Identified Person acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to New PBT.

Notwithstanding the foregoing, New PBT does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of New PBT) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of New PBT.

Registration Rights

In connection with closing of the Business Combination, we intend to enter into the Registration Rights Agreement with Blackbeard Security, Greybeard Energy, Horizon Kinetics and SoftVest, L.P. The Registration Rights Agreement will provide that no later than thirty days after New PBT becomes eligible to file a shelf registration statement, New PBT will use its reasonable best efforts to file a resale shelf registration statement and to effect underwritten takedowns therefrom upon their respective requests subject to customary limitations. These holders also have piggyback registration rights, such that they and their permitted transferees may include their respective shares in certain future registrations of our equity securities. The demand registration rights and piggyback registration rights will each be subject to market cut-back exceptions.

The Registration Rights Agreement will set forth customary registration procedures, including an agreement by us to make our management reasonably available to participate in road show presentations in connection with any underwritten offerings. We will also agree to indemnify certain of our holders and their permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in a registration statement by any holder or any permitted transferee.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent’s address is 28 Liberty Street, 53rd Floor, New York, NY 10005.

Listing

We anticipate that the Class A Shares will be listed on the NYSE and NYSE Texas under the symbol “PBT.” If the Business Combination is completed, the Trust will terminate and the Trust Units will no longer be listed on the NYSE and will be deregistered under the Exchange Act. The Class B Shares and the OpCo units will not be traded on an exchange.

COMPARISON OF UNITHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

The Trust is an express trust created under the laws of the State of Texas and, accordingly, the rights of the Unitholders are governed by the Texas Trust Code (“Trust Code”) and the Trust Indenture. If the Business Combination is completed, the rights of Unitholders who become New PBT shareholders as a result of the Business Combination will be governed by the TBOC, the New PBT Charter and New PBT Bylaws.

At the PBT Contribution Closing, New PBT will take all requisite action to cause the certificate of formation of New PBT and the bylaws of New PBT in effect as of immediately prior to the PBT Contribution Closing to each be amended and restated to be in substantially the forms included as Exhibit 3.3 and Exhibit 3.5 to this Registration Statement, respectively.

The following description summarizes certain material differences between the rights of Unitholders before completion of the Business Combination, and New PBT shareholders after completion of the Business Combination. This section does not purport to be a complete statement of all those differences, nor does it include a complete description of the specific provisions referred to below. Furthermore, the identification of some of the differences in the rights of these shareholders is not intended to indicate that other equally significant or more significant differences do not exist.

This summary is qualified in its entirety by reference to the TBOC, the Trust Code, the Trust’s and New PBT’s governing corporate documents, which you are urged to read. The Trust has filed with the SEC its Trust Indenture, which as described in the Trust’s most recent Annual Report on Form 10-K (as amended), is available to any Unitholder, at the actual cost of reproduction, upon written request to us. Capitalized terms used below in the column entitled “Trust” and not defined herein have the meanings set forth in the Trust Indenture.

	New PBT	Trust
Business Purpose	The purpose of New PBT is to engage in any lawful act or activity for which corporations may be organized and incorporated under the TBOC.

The purposes of the Trust are:

(a)     to convert the Royalties to cash either (1) by retaining them and collecting the proceeds from production until production has ceased or the Royalties have otherwise terminated or (2) by selling or otherwise disposing of the Royalties (within the limits stated herein); and

(b)    to distribute such cash, net of amounts for payment of liabilities of the Trust, to the Unitholders pro rata.

Under the Trust Indenture, as currently in effect, the Trust is intended to be limited to the receipt of revenues attributable to the Royalties and the distribution of such revenues, after payment of or provision for Trust expenses and liabilities to the holder of Trust Units.

	New PBT	Trust
Dividends and Distributions

Subject to applicable law and the rights, if any, of the holders of any outstanding series of New PBT Preferred Stock, (i) holders of Class A Shares will be entitled to ratably receive such dividends and other distributions, if any, as may be declared from time to time by the New PBT Board in its discretion out of assets legally available therefor and shall share equally on a per share basis in such dividends and distributions, and (ii) holders of Class B Shares are not entitled to share in any dividends or other distributions unless the dividend consists of Class B Shares or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for Class B Shares paid proportionally with respect to each outstanding Class B Share or the dividend consists of Class A Shares or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for Class A Shares on equivalent terms as simultaneously paid to the holders of Class A Shares.

The Trustee makes monthly cash distributions of substantially all of its cash receipts, after deducting amounts for the Trust’s liabilities, and cash reserves withheld by the Trustee, on or about the 10th business day following the completion of each month. Each distribution covers production for a one-month period. The amount of Trust revenues and cash distributions to Unitholders depends on:

•   oil, natural gas and NGL prices received;

•   volume of oil, natural gas and NGL produced and sold;

•   production costs deducted in the calculation of net proceeds of the Trust; and

•   the Trust’s general and administrative expenses and the amount of any cash reserve.

The amount of the monthly distributions will fluctuate from month to month, depending on the factors discussed above. There is no minimum required distribution.

Authorized Capital

The total number of authorized shares of New PBT Common Stock consists of 500,000,000 Class A Shares, par value $0.0001 per share and 300,000,000 Class B Shares, par value $0.0001 per share.

The total number of “blank check” authorized shares of New PBT Preferred Stock is 100,000,000 shares, $0.0001 par value per share.

The beneficial interest in the Trust is divided into 46,608,796 Trust Units. Each Trust Unit represents an equal undivided beneficial interest in the assets of the Trust.

The Trustee may not issue additional Trust Units.

Voting Rights

Each share of New PBT Common Stock is entitled to one vote on all shareholder matters, with Class A Shares and Class B Shares voting as a single class. The New PBT Charter provides that there shall be no cumulative voting.

Except as otherwise required by law, the New PBT Charter or the New PBT Bylaws, the holders of a majority of the voting power of the then-outstanding shares of New PBT capital stock entitled to vote at the meeting, present in person, by remote communication (if applicable) or represented by proxy, will constitute a quorum for transaction of business at any meeting of shareholders. In the absence

The Trust does not hold annual meetings; however, Unitholders have voting rights as specified in the Trust Indenture.

Matters voted on by the Unitholders shall be deemed to have been approved by the Unitholders if approved at a meeting where a quorum is present by the vote of a majority in interest of such Unitholders constituting a quorum.

At any meeting, the presence in person or by proxy of Unitholders holding a majority of the Trust Units outstanding at that time shall constitute a quorum.

	New PBT	Trust

of a quorum, any meeting of shareholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock represented thereat, but no other business shall be transacted at such meeting.

If a quorum is present, an action on a matter is approved if it receives the affirmative vote of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, the matter is one upon which, by a provision of applicable law, the New PBT Charter, the New PBT Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

The rights, preferences and privileges of holders of New PBT Common Stock are subject to, and may be impacted by, the rights of the holders of any series of New PBT Preferred Stock that New PBT may designate and issue in the future.

Number and Election of Directors; Matters Related to the Trustee

The New PBT Charter provides that the number of directors who shall constitute the initial New PBT Board shall equal one. Pursuant to the Shareholders’ Agreement, as of immediately following the Blackbeard Contribution Closing, the New PBT Board is expected to be comprised of seven directors. Subject to the rights of holders of any series of New PBT Preferred Stock to elect directors, the number of directors of the New PBT Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New PBT Board; provided that the number of directors shall be seven for so long as any party to the Shareholders’ Agreement has the right to nominate individuals as director nominees under the Shareholders’ Agreement.

The New PBT Bylaws provide that shareholders of New PBT shall elect the directors at the annual meeting of shareholders (except in the case of vacancies, as described below). Each director shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

The Trust does not have directors. The Trust Indenture provides voting rights to Unitholders to remove and replace (but not annually elect) the Trustee by the vote of holders of a majority of Trust Units outstanding at a meeting duly called and held.

	New PBT	Trust
Amendments to Certificate of Formation and Trust Indenture

The New PBT Charter provides that the affirmative vote of the holders of capital stock representing a majority in voting power of the then outstanding shares of capital stock of New PBT entitled to vote thereon shall generally be required to amend, alter, change or repeal any provision of New PBT Charter or to adopt any new provision of the New PBT Charter.

All amendments to the provisions of the Indenture may be made by a vote of the Unitholders present or represented at a meeting held in accordance with the terms of the Indenture holding a majority in interest of such Unitholders constituting a quorum; provided that no amendment shall be effective without the express written approval of the Trustee.

Amendments to Bylaws

Subject to the provisions of the New PBT Charter, the New PBT Bylaws may be amended by the New PBT Board or by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of New PBT entitled to vote generally in the election of directors, voting together as a single class.

The Trust does not have bylaws, and the Trust Indenture is its sole governing document.
Ability to Call Special Meeting of Shareholders and Unitholders

The New PBT Charter provides that, other than as provided in resolutions or certificate of designation relating to any series of New PBT Preferred Stock, special meetings of the shareholders may only be called by the New PBT Board, the Chairperson of the New PBT Board, the Chief Executive Officer of New PBT, the President of New PBT (to the extent required by the TBOC), or the Secretary of New PBT at the request of New PBT shareholders holding not less than 25% of the voting power of all then-outstanding shares of capital stock of New PBT entitled to vote at such special meeting.

Any meeting of the Unitholders may be called by the (i) Trustee in its discretion or (ii) will be called by the Trustee at the written request of Unitholders owning not less than 15% of the then outstanding Trust Units.

Ability of Shareholders or Unitholders to Act by Written Consent

The New PBT Charter provides that any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders of New PBT, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, has been signed by the holder or holders of shares representing not less than the minimum number of votes necessary to take the action at a meeting of shareholders of New PBT in which each shareholder entitled to vote on the action is present and votes.

The Trust Indenture does not address action by written consent.
Limitations of Personal Liability and Indemnification of Directors and Officers, Trustee and other persons

Section 7.001 of the TBOC permits a Texas corporation to limit the personal liability of directors and officers to it or its shareholders for monetary damages for any act or omission in a director’s or officer’s capacity as director or officer. Under the provisions of Chapter 8 of the TBOC, New PBT may indemnify its existing and former directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred

The Trustee has the duties set forth in the Trust Indenture and under Texas law. Except as set forth in the Trust Indenture and provided in the following sentence, the Trustee, in carrying out its powers and performing its duties, may act in its discretion and shall be personally or individually liable only for fraud or for acts or omissions in bad faith and shall not individually or personally be liable for any act or omission of any agent

New PBT	Trust

by him or her in connection with any threatened, pending or completed action, proceeding or investigation in which he or she is or is threatened to be named as a respondent or defendant. With respect to any proceeding arising from actions taken in his or her official capacity as a director or officer, he or she may be indemnified so long as it shall be determined that he or she acted in good faith and reasonably believed that such conduct was in the corporation’s best interests. In any other case, a director or officer may be indemnified as long as it shall be determined that he or she acted in good faith and reasonably believed that such conduct was not opposed to the corporation’s best interests. In the case of any criminal proceeding, it shall also be determined that if he or she did not have a reasonable cause to believe such conduct was unlawful. In addition, under the provisions of Chapter 8 of the TBOC indemnification of reasonable expenses actually incurred in connection with a proceeding is mandatory if a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding.

The New PBT Charter provides that personal liability of its directors and officers for monetary damages for an act or omission in such person’s capacity as a director or officer is eliminated to the fullest extent under applicable law. The elimination or limitation of liability does not include:

•   any breach of a director’s or officer’s duty of loyalty to New PBT or its shareholders;

•   acts or omissions not in good faith that constitute a breach of duty of the director or officer to New PBT;

•   acts or omissions that involve intentional misconduct or a knowing violation of law;

•   any transaction from which the director or officer received an improper benefit; or

•   acts or omissions for which the liability of a director or officer is expressly provided by an applicable statute.

or employee of the Trustee unless the Trustee has acted in bad faith in the selection and retention of such agent or employee. If the Trustee enters into a contract on behalf of the Trust Estate without ensuring that any liability arising out of such contract shall be satisfiable only out of the Trust Estate and shall not in any event, including the exhaustion of the Trust Estate, be satisfiable out of amounts at any time distributed to any Unitholder or out of any other assets owned by any Unitholder, then Trustee, vis-a-vis the Unitholders, shall be fully and exclusively liable for such liability, but shall have the right to be indemnified and reimbursed from the Trust Estate to the extent provided in the Trust Indenture. The Trustee shall be indemnified by, and receive reimbursement from, the Trust Estate against and from any and all liability, expense, claims, damages or loss incurred by it individually or as Trustee in the administration of the Trust and the Trust Estate or any part or parts thereof, or in the doing of any act done or performed or omission occurring on account of its being Trustee, except such liability, expense, claims, damages or loss as to which it is liable under Section 6.01(a) of the Trust Indenture. The Trustee shall have a lien upon the Trust Estate to secure it for such indemnification and reimbursement and for compensation to be paid to Trustee. Except as provided in Section 4.05 of the Trust Indenture, neither the Trustee nor any agent or employee of the Trustee shall be entitled to any reimbursement or indemnification from any Unitholder for any liability, expense, claims, damages or loss incurred by the Trustee or any such agent or employee, their right of reimbursement and indemnification, if any, being limited solely to the Trust Estate, whether or not the Trust Estate without full reimbursement or indemnification of the Trustee or any such agent or employee.

The Trustee may, but shall not be required to, consult with counsel, who may be its own counsel, accountants, geologists, engineers, investment advisors and other parties deemed by the Trustee to be qualified as experts on

	New PBT	Trust

The New PBT Charter also provides that it may indemnify and advance expenses to its current and former directors, officers, employees and agents or other representatives (as defined by the TBOC) to the fullest extent permitted by applicable law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of New PBT under the New PBT Charter, it is the position of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

New PBT intends to enter into indemnification agreements with each of its officers and directors pursuant to which New PBT will agree, to the maximum extent permitted by applicable law and subject to the specified terms and conditions set forth in each agreement, to indemnify a director or officer who acts on New PBT’s behalf and is made or threatened to be made a party to any action or proceeding against expenses, judgments, fines and amounts paid in settlement that are incurred by such officer or director in connection with the action or proceeding. The indemnification provisions will apply whether the action was instituted by a third party or by New PBT. New PBT will also maintain insurance on behalf of its officers and directors to provide coverage for expenses and liabilities incurred by them in their capacities as officers and directors.

the matters submitted to them, and the opinion of any such parties on any matter submitted to them by the Trustee shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and in accordance with the opinion of any such party.

The Trustee, shall be protected in acting upon any notice, credential, certificate, assignment, or other document or instrument believed by the Trustee to be genuine and to be signed by the proper party or parties. The Trustee is specifically authorized to rely upon the application of Article 8 of the Uniform Commercial Code, and the application of other statutes and rules with respect to the transfer of securities, each as adopted and then in force in the State of Texas, as to all matters affecting title, ownership, warranty or transfer of the Trust Units, without any personal liability for such reliance, and the indemnity granted under Section 6.01 of the Trust Indenture shall specifically extend to any matters arising as a result thereof.

Liquidation and Dissolution Rights

Pursuant to Section 11.051 of the TBOC, the winding up of a Texas corporation is required on:

•   the expiration of any period of duration specified in the corporation’s governing documents;

•   a voluntary decision to wind up the corporation;

•   an event specified in the governing documents of the corporation requiring the winding up, dissolution, or termination of the corporation, other than an event specified in other sections of the TBOC;

•   an event specified in other sections of the TBOC requiring the winding up or termination of the corporation, other than an event specified in other sections of the TBOC; or

The Trust shall terminate upon the first to occur of the following events or times:

•   at such time as its gross revenue for each of two successive years after the year 1980 is less than $1,000,000 per year,

•   a vote in favor of termination by the Unitholders present or represented at a meeting held in accordance with the requirements of Article VIII of the Trust Indenture, or

•   the expiration of twenty-one years after the death of the last survivor of the lawful descendants of any degree of the signers of the Declaration of Independence in being on the date of execution of the Trust Indenture.

	New PBT	Trust
	• a decree by a court requiring the winding up, dissolution, or termination of the corporation, rendered under the TBOC or other law.	Upon termination of the Trust pursuant to the provisions above, the Trustee shall sell for cash in one or more sales all of the properties other than cash then constituting the Trust Estate.

Under the New PBT Charter, upon liquidation, dissolution or winding up of the affairs of New PBT, whether voluntary or involuntary, the holders of Class A Shares will be entitled to receive ratably the assets available for distribution to the shareholders after payment of debts and other liabilities and subject to rights, if any, of holders of outstanding shares of New PBT Preferred Stock. Holders of Class B Shares will not have any right to receive a distribution upon liquidation, dissolution or winding up of the affairs of New PBT.

Mergers, Consolidations or Certain Dispositions

Under the New PBT Charter, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote on the matter, voting together as a single class, is required to approve fundamental business transactions, including: (1) a merger; (2) an interest exchange; (3) a conversion; or (4) a sale of all or substantially all of the corporation’s assets.

In the event the Trustee determines it to be in the best interest of the Unitholders the Trustee may sell at any time and from time to time all or any part of any of the Royalties for cash in such a manner as it deems in the best interest of the Unitholders if approved by the Unitholders present or represented at a meeting held in accordance with the requirements of the Trust Indenture but without such approval it may not sell or otherwise dispose of all or any part of the Royalties.

Upon termination of the Trust, the Trustee must sell the properties of the Trust other than cash as described above under “Liquidation and Dissolution Rights.” Upon termination of the Trust, the Trustee shall as promptly as possible distribute the proceeds of any such sales and any other cash in the Trust Estate according to the respective interests and rights of the Unitholders, after paying, satisfying and discharging all of the liabilities of the Trust, or, when necessary, setting up reserves in such amounts as Trustee in its discretion deems appropriate for contingent liabilities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations for (i) U.S. holders (as defined below) of Trust Units with respect to the receipt, exercise or expiration of the Subscription Rights acquired through the Rights Offering and (ii) U.S. holders and non-U.S. holders (each as defined below) with respect to owning or disposing of Class A Shares received as a result of the exercise of such Subscription Rights.

This discussion only addresses holders that hold their Trust Units, Subscription Rights or Class A Shares, as applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address any non-income taxes or any applicable U.S. state or local or non-U.S. tax consequences of the receipt and exercise of the Subscription Rights or the ownership or disposition of Class A Shares, nor does it address all aspects of U.S. federal income taxation that may be relevant to particular holders, in each case, in light of their particular circumstances or to holders subject to special rules (including controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, tax-deferred or other retirement accounts, financial institutions, brokers or dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts, persons who hold Trust Units, Subscription Rights or Class A Shares, as applicable, as part of a hedging or conversion transactions or as part of a short-sale or straddle, certain U.S. expatriates, persons whose functional currency is not the U.S. dollar, entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes, persons subject to special tax accounting rules under Section 451(b) of the Code, persons deemed to sell Trust Units, Subscription Rights or Class A Shares, as applicable, under the constructive sale provisions of the Code, persons who acquired Trust Units, Subscription Rights or Class A Shares, as applicable, pursuant to the exercise of employee stock options or otherwise as compensation, “qualified foreign pension funds” as defined in Section 897(1)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund), or persons who own (or are deemed to own) five percent (5%) or more of the outstanding Trust Units or Class A Shares, as applicable). In addition, this discussion does not address any alternative minimum tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based on the Code, applicable United States Treasury regulations promulgated under the Code, or Treasury Regulations, administrative interpretations and court decisions, each as in effect as of the date of this Registration Statement and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion.

U.S. Holder and Non-U.S. Holder Defined

As used in this discussion, a “U.S. holder” means a beneficial owner of Trust Units, Subscription Rights or Class A Shares, as applicable, who is for U.S. federal income tax purposes:

•        a citizen or resident of the United States;

•        a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        a trust that (a) is subject to the primary jurisdiction of a court within the United States and the control of one or more U.S. persons with respect to all its substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•        an estate that is subject to U.S. federal income tax on its income, regardless of source.

A “non-U.S. holder” is a beneficial owner (other than an entity treated as a partnership for U.S. federal income tax purposes) of Trust Units, Subscription Rights or Class A Shares, as applicable, who is not a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Trust Units, Subscription Rights or Class A Shares, as applicable, the tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships are urged to consult their own tax advisors about the U.S. federal income tax consequences of owning and disposing of Trust Units, Subscription Rights or Class A Shares, as applicable.

All holders of Trust Units are strongly urged to consult their tax advisors as to the specific tax considerations of the receipt, exercise or expiration of the Subscription Rights acquired through the Rights Offering and of owning and disposing of Class A Shares received as a result of the exercise of such Subscription Rights, including the applicability and effect of U.S. federal, state, or local or non-U.S. income or other tax laws in their particular circumstances.

Tax Consequences to U.S. Holders of the Receipt, Exercise or Expiration of the Subscription Rights

The following discussion is a general summary of the material U.S. federal income tax consequences of the Rights Offering for U.S. holders that receive Subscription Rights as a part of the Rights Offering.

Receipt of Subscription Rights

Although the matter is not free from doubt, the receipt of the Subscription Rights in the Rights Offering is not expected to be treated as a taxable receipt of property for U.S. federal income tax purposes. Provided the receipt of the Subscription Rights is so treated, no tax basis will be allocated to a U.S. holder’s Subscription Rights, and the Subscription Rights will not have a separate holding period, for U.S. federal income tax purposes.

Exercise of Subscription Rights

The parties intend that, for U.S. federal income tax purposes, the exercise of any Subscription Rights, together with certain transactions occurring as part of the Business Combination, the purchase of Class A Shares pursuant to the Blackbeard and Greybeard Subscription and the Backstop Commitment (if applicable), be treated as a contribution governed by Section 351(a) of the Code. Provided that the exercise of Subscription Rights so qualifies, the material U.S. federal income tax consequences of an exercise of Subscription Rights to U.S. holders generally are as follows:

•        the U.S. holder will not recognize any gain or loss upon the exercise of Subscription Rights distributed to it in the Rights Offering;

•        the tax basis of the Class A Shares acquired through exercise of the Subscription Rights will equal (i) in the case of a U.S. holder of Subscription Rights who no longer owns Trust Units on the Closing Date, the Subscription Price paid by such U.S. holder for such acquired Class A Shares, or (ii) in the case of a U.S. holder of Subscription Rights who also owns Trust Units on the Closing Date and receives a distribution of Class A Shares from the Trust therefor as a part of the Business Combination, the quotient of (1) the sum of the Subscription Price paid by such U.S. holder for such acquired Class A Shares and such U.S. holder’s tax basis in the Trust’s assets attributable to its Trust Units divided by (2) all of the Class A Shares held by such U.S. holder following its exercise of the Subscription Rights and the Trust’s distribution of Class A Shares as part of the Business Combination; and

•        the holding period for the Class A Shares acquired through exercise of the Subscription Rights (i) in the case of a U.S. holder of Subscription Rights who no longer owns Trust Units on the Closing Date, will begin on the day the Rights Offering is consummated, or (ii) in the case of a U.S. holder of Subscription Rights who also owns Trust Units on the Closing Date and receives a distribution of Class A Shares from the Trust as a part of the Business Combination, will be divided by fair market value between (1) with respect to the value of all of the Trust’s assets other than receivables, a holding period that includes such holder’s holding period in the Trust’s assets attributable to its Trust Units, (2) with respect to the value of the Trust’s assets attributable to receivables, a holding period that begins on the PBT Contribution Closing Date and (3) with respect to the Subscription Price paid by such U.S. holder, a holding period that begins on the day the Rights Offering is consummated.

For purposes of the third bullet above, it is not free from doubt whether the holding period consequences described in clause (ii)(1) will apply with respect to the value of the Trust’s assets attributable to depletion recapture. If that treatment were not to apply, the applicable holding period with respect to depletion recapture would be begin on the PBT Contribution Closing Date. U.S. holders are urged to consult their own tax advisors regarding the treatment of the Trust’s assets attributable to depletion recapture.

If the exercise of Subscription Rights were to fail to qualify as a contribution under Section 351(a) of the Code, a U.S. holder of Subscription Rights generally would, nevertheless, not recognize gain or loss for U.S. federal income tax purposes as a result of such exercise, because the Subscription Price will be paid in cash. In such a case, the U.S. holder’s tax basis in the Class A Shares acquired through exercise of the Subscription Rights would equal the Subscription Price paid by such U.S. holder for such Class A Shares, and the holding period for the Class A Shares acquired through exercise of the Subscription Rights would begin on the day the Rights Offering is consummated.

U.S. holders who receive Subscription Rights and who may own Trust Units on the Closing Date are strongly encouraged to read the section of the combined proxy/registration statement on Form S-4 related to the Business Combination under the heading, “The Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination.”

Expiration of Subscription Rights

If a U.S. holder allows the Subscription Rights received in the Rights Offering to expire, the U.S. holder generally will not recognize gain or loss for U.S. federal income tax purposes.

THE TAX RULES GOVERNING THE TRUST UNITS AND THE RIGHTS OFFERING ARE COMPLEX AND UNCERTAIN IN THEIR APPLICATION IN CERTAIN RESPECTS. ACCORDINGLY, EACH HOLDER OF TRUST UNITS SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT IN ITS PARTICULAR CIRCUMSTANCES OF THE RECEIPT, EXERCISE OR EXPIRATION OF THE SUBSCRIPTION RIGHTS ACQUIRED THROUGH THE RIGHTS OFFERING AND OF OWNING OR DISPOSING OF CLASS A SHARES RECEIVED AS A RESULT OF THE EXERCISE OF SUBSCRIPTION RIGHTS.

Tax Consequences to U.S. Holders of Owning and Disposing of Class A Shares Received upon Exercise of the Subscription Rights

The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. holders of owning and disposing of the Class A Shares received in the Business Combination.

Distributions on Shares

For U.S. federal income tax purposes, distributions of cash or other property by New PBT, if any, to a U.S. holder with respect to Class A Shares received in the Business Combination will generally be included in a U.S. holder’s income as ordinary dividend income to the extent of New PBT’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. Distributions in excess of New PBT’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be treated as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s Class A Shares (but not below zero) and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of Class A Shares. See “— Sale, Exchange or Other Taxable Dispositions of Class A Shares — U.S. Holders” below. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes, provided certain holding period and other requirements are satisfied.

Sale, Exchange or Other Taxable Dispositions of Class A Shares

Upon the sale, exchange or other taxable dispositions of Class A Shares received in the Business Combination, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of Class A Shares and (ii) the U.S. holder’s adjusted tax basis in such Class A Shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the Class A Shares disposed of is more than one year at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with distributions made with respect to, or dispositions of, Class A Shares received in the Business Combination. A U.S. holder may be subject to U.S. backup withholding on distributions made with respect to, or on payments made pursuant to dispositions of, Class A Shares received in the Business Combination unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders of Owning and Disposing of Class A Shares Received upon Exercise of the Subscription Rights

The following discussion is a general summary of the material U.S. federal income tax consequences to non-U.S. holders of owning and disposing of the Class A Shares received in the Business Combination.

Distributions on Shares

For U.S. federal income tax purposes, distributions of cash or other property by New PBT, if any, to a non-U.S. holder with respect to Class A Shares received in the Business Combination will generally be included in a non-U.S. holder’s income as ordinary dividend income to the extent of New PBT’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. Distributions in excess of New PBT’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be treated as a non-taxable return of capital, reducing a non-U.S. holder’s adjusted tax basis in such non-U.S. holder’s Class A Shares (but not below zero) and, to the extent the distribution exceeds such non-U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of such Class A Shares. See “— Sale, Exchange or Other Taxable Dispositions of Class A Shares — Non-U.S. Holders” below.

Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder of Class A Shares generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must generally provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W- 8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. A non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code), unless an applicable income tax treaty provides otherwise. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed valid IRS Form W-8ECI (or a successor form) certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Sale, Exchange or Other Taxable Dispositions of Class A Shares

Subject to the discussion below under “Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of Class A Shares received in the Business Combination unless:

•        the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or taxable disposition occurs and certain other conditions are met;

•        the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States; or

•        Class A Shares constitute a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for its Class A Shares.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code), unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include any effectively connected gain described in the second bullet point above. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that New PBT will be a USRPHC for U.S. federal income tax purposes. If New PBT is a USRPHC for U.S. federal income tax purposes, provided that Class A Shares are and continue to be regularly traded on an established securities market within the meaning of the U.S. Treasury regulations, only a non-U.S. holder that actually or constructively owns or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for its Class A Shares, more than 5% of the Class A Shares will be taxable on gain realized on the disposition of Class A Shares as a result of New PBT’s status as a USRPHC. If the Class A Shares were not considered to be regularly traded on an established securities market, non-U.S. holders (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of Class A Shares (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of Class A Shares.

Information Reporting and Backup Withholding

Any distributions paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) or otherwise establishes an exemption, provided the applicable withholding agent does not have actual knowledge or reason to know the non-U.S. Holder is a United States person.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of Class A Shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Class A Shares effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Class A Shares effected outside the United States by such a broker if it has certain relationships within the United States.

Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on “withholdable payments” (as defined in the Code), including dividends on the Class A Shares, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of the Class A Shares would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our common stock.

The preceding discussion is intended only as a general discussion of material U.S. federal income tax consequences to the Unitholders of the Business Combination and to holders of Class A Shares received in the Business Combination of owning and disposing of Class A Shares. The preceding discussion is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Business Combination and the ownership and disposition of Class A Shares following the Business Combination, including tax return reporting requirements, the applicability and effect of U.S. federal, state, and local and other tax laws and the effect of any proposed changes in the tax laws.

LEGAL MATTERS

Unless otherwise indicated, the validity of the Subscription Rights and the Class A Shares offered by this prospectus will be passed upon for us by Paul Hastings LLP.

EXPERTS

USLG

The combined financial statements of PBT Land and Minerals, Inc. Predecessor at December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The opening balance sheet of PBT Land and Minerals, Inc. at June 18, 2026 appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The historical statement of revenues and direct operating expenses for the oil and natural gas properties of the Hilcorp Assets for each of the two years in the period ended December 31, 2024 appearing in this prospectus have been audited by Weaver and Tidwell, L.L.P., an independent auditor, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The historical statement of revenues and direct operating expenses for the mineral and royalty interests of Greybeard Holdings for each of the two years in the period ended December 31, 2025 appearing in this prospectus have been audited by Weaver and Tidwell, L.L.P., an independent auditor, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information regarding estimated quantities of proved reserves and economic forecasts attributable to New PBT Predecessor’s interests effective as of December 31, 2025 and December 31, 2024 included herein was based upon reserve reports prepared by independent petroleum engineering consultants, Cawley, Gillespie & Associates, Inc. The description of the preparation of such estimates is included in this prospectus upon the authority of said firm as an expert in these matters.

The information regarding estimated quantities of proved reserves and economic forecasts attributable to the Greybeard Assets effective as of December 31, 2025 and December 31, 2024 included herein was based upon reserve reports prepared by independent petroleum engineering consultants, Cawley, Gillespie & Associates, Inc. The description of the preparation of such estimates is included in this prospectus upon the authority of said firm as an expert in these matters.

The information regarding estimated quantities of proved reserves and economic forecasts attributable to the Hilcorp Assets effective as of December 31, 2024 included herein was based upon reserve reports prepared by independent petroleum engineering consultants, Cawley, Gillespie & Associates, Inc. The description of the preparation of such estimates is included in this prospectus upon the authority of said firm as an expert in these matters.

The Trust

The financial statements of Permian Basin Royalty Trust as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025 appearing in this prospectus have been audited by Weaver and Tidwell, L.L.P., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included given the authority of said firm as experts in accounting and auditing.

The information regarding estimated quantities of proved reserves and economic forecasts attributable to Permian Basin Royalty Trust’s interests effective as of December 31, 2025 appearing in this prospectus was based upon a reserve report prepared by independent petroleum engineering consultants, Cawley, Gillespie & Associates, Inc. The description of the preparation of such estimates is included in this prospectus upon the authority of said firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act that registers the securities offered under this prospectus. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the Registration Statement.

New PBT will be (assuming consummation of the Business Combination) and the Trust is subject to the information reporting requirements of the Exchange Act and New PBT will file (assuming consummation of the Business Combination) and the Trust does file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information of New PBT will be available and for the Trust are available for review at the SEC’s website at www.sec.gov. You can also obtain these documents, free of charge, from the Trust at www.pbt-permian.com, as applicable. The information contained in or that can be accessed through the Trust’s website is not part of this prospectus.

USLG does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents and reports with the SEC.

INDEX TO FINANCIAL STATEMENTS

Permian Basin Royalty Trust

PBT Land and Minerals, Inc.

PBT Land and Minerals, Inc. Predecessor

Unaudited Financial Statements
Condensed Combined Balance Sheets	F-53
Condensed Combined Statements of Operations	F-54
Condensed Combined Statements of Changes in Net Parent Investment	F-55
Condensed Combined Statements of Cash Flows	F-56
Notes to the Unaudited Condensed Combined Financial Statements	F-57

Greybeard Mineral and Royalty Interests

Statements of Revenues and Direct Operating Expenses	F-73
Notes to Financial Statements	F-74

Hilcorp Mineral and Royalty Interests

Statements of Revenues and Direct Operating Expenses	F-84
Notes to Financial Statements	F-85

Report of Independent Registered Public Accounting Firm

To the Unit Holders of

Permian Basin Royalty Trust and

Argent Trust Company, Trustee

Opinion on the Financial Statements

We have audited the accompanying statements of assets, liabilities and trust corpus of Permian Basin Royalty Trust (the Trust) as of December 31, 2025 and 2024, and the related statements of distributable income and changes in trust corpus for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the assets, liabilities, and trust corpus of the Trust as of December 31, 2025 and 2024, and the distributable income and changes in trust corpus for each of the three years in the period ended December 31, 2025, in conformity with the modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Trustee. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by the Trustee, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Basis of Accounting

As described in Note 2 to the financial statements, these financial statements were prepared on a modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ WEAVER AND TIDWELL, L.L.P.

We have served as the Trust’s auditor since 2016.

Houston, Texas

March 27, 2026

PERMIAN BASIN ROYALTY TRUST
FINANCIAL STATEMENTS

STATEMENTS OF ASSETS, LIABILITIES AND TRUST CORPUS

	December 31,
	2025	2024
ASSETS
Cash and Short-term Investments	$1,715,167	$2,122,585
Net Overriding Royalty Interests in Producing Oil and Gas Properties – Net (Notes 2 and 3)	162,566	164,407
Total	$1,877,733	$2,286,992
LIABILITIES AND TRUST CORPUS
Distribution Payable to Unit Holders	$615,167	$1,022,585
Commitments and Reserve for Contingencies (Note 8)	1,100,000	1,100,000
Total Liabilities	$1,715,167	$2,122,585
Trust Corpus – 46,608,796 Units of Beneficial Interest Authorized and Outstanding	162,566	164,407
Total	$1,877,733	$2,286,992

The accompanying notes to financial statements are an integral part of these statements.

PERMIAN BASIN ROYALTY TRUST

STATEMENTS OF DISTRIBUTABLE INCOME

	For the year ended December 31,
	2025	2024	2023
Royalty Income	$16,055,300	$26,963,365	$29,010,704
Interest Income	72,761	150,779	85,879
Total Income	16,128,061	27,114,144	29,096,583
General and Administrative Expenditures	1,827,899	1,698,776	1,118,096
Total Expenditures	1,827,899	1,698,776	1,118,096
Distributable Income	$14,300,162	$25,415,368	$27,978,487
Distributable Income per Unit (46,608,796 Units)	$0.31	$0.55	$0.60

The accompanying notes to financial statements are an integral part of these statements.

PERMIAN BASIN ROYALTY TRUST

STATEMENTS OF CHANGES IN TRUST CORPUS

	For the year ended December 31,
	2025	2024	2023
Trust Corpus, Beginning of Year	$164,407	$221,474	$279,433
Amortization of Net Overriding Royalty Interests	(1,841)	(57,067)	(57,959)
Distributable Income	14,300,162	25,415,368	27,978,487
Distributions Declared	(14,300,162)	(25,415,368)	(27,978,487)
Trust Corpus, End of Year	$162,566	$164,407	$221,474

The accompanying notes to financial statements are an integral part of these statements.

PERMIAN BASIN ROYALTY TRUST
NOTES TO FINANCIAL STATEMENTS

1.      Trust Organization and Provisions

The Permian Basin Royalty Trust (“Trust”) was established as of November 1, 1980. Argent Trust Company (“Trustee”) is Trustee for the Trust. The net overriding royalties conveyed to the Trust include (1) a 75% net overriding royalty in Southland Royalty Company’s fee mineral interest in the Waddell Ranch in Crane County, Texas (the “Waddell Ranch properties”) and (2) a 95% net overriding royalty carved out of Southland Royalty Company’s major producing royalty properties in Texas (the “Texas Royalty properties”). The net overriding royalty for the Texas Royalty properties is subject to the provisions of the lease agreements under which such royalties were created. The net overriding royalties above are collectively referred to as the “Royalties.”

On November 3, 1980, Units of Beneficial Interest (“Units”) in the Trust were distributed to the Trustee for the benefit of Southland Royalty Company’s shareholders of record as of November 3, 1980, who received one Unit in the Trust for each share of Southland Royalty Company common stock held. The Units are traded on the New York Stock Exchange.

Burlington Resources Oil & Gas Company LP (“BROG”), a subsidiary of ConocoPhillips, was the interest owner for the Waddell Ranch properties through November 1, 2019 and Riverhill Energy Corporation (“Riverhill Energy”), formerly a wholly owned subsidiary of Riverhill Capital Corporation (“Riverhill Capital”) and formerly an affiliate of Coastal Management Corporation (“CMC”), is the interest owner for the Texas Royalty properties. In February 1997, BROG sold its interest in the Texas Royalty properties to Riverhill Energy. Riverhill Energy currently conducts the accounting operations for the Texas Royalty properties.

The Trustee was advised that in the first quarter of 1998, Schlumberger Technology Corporation (“STC”) acquired all of the shares of stock of Riverhill Capital. Prior to such acquisition by STC, CMC and Riverhill Energy were wholly owned subsidiaries of Riverhill Capital. The Trustee was further advised that in connection with STC’s acquisition of Riverhill Capital, the shareholders of Riverhill Capital acquired ownership of all of the shares of stock of Riverhill Energy. Thus, the ownership in the Texas Royalty properties referenced above remained in Riverhill Energy, the stock ownership of which was acquired by the former shareholders of Riverhill Capital.

BROG notified the Trust, that on November 1, 2019, the Waddell Ranch properties that are subject to the Net Overriding Royalty Conveyance (Permian Basin Royalty Trust — Waddell Ranch) dated November 1, 1980 (the ‘‘Waddell Ranch Conveyance”), were sold to Blackbeard Operating, LLC (“Blackbeard”) of Fort Worth, Texas. Blackbeard became the operator effective as of April 1, 2020.

On January 9, 2014, Bank of America N.A. (as successor to The First National Bank of Fort Worth) gave notice to Unit holders that it would be resigning as trustee of the Trust subject to certain conditions that included the appointment of Southwest Bank as successor trustee. At a Special Meeting of Trust Unit holders, the Unit holders approved the appointment of Southwest Bank as successor trustee of the Trust once the resignation of Bank of America N.A. took effect and also approved certain amendments to the Trust Indenture. The effective date of Bank of America N.A.’s resignation and the effective date of Southwest Bank’s appointment as successor trustee was August 29, 2014. Effective October 19, 2017, Simmons First National Corporation (“SFNC”) completed its acquisition of First Texas BHC, Inc., the parent company of Southwest Bank. SFNC is the parent company of Simmons Bank. SFNC merged Southwest Bank with Simmons Bank effective February 20, 2018.

On November 4, 2021, Simmons Bank announced that it had entered into an agreement with Argent Trust Company, a Tennessee chartered trust company (“Argent”), pursuant to which Simmons Bank would be resigning as trustee of the Trust and would nominate Argent as successor trustee of the Trust. The effective date of Simmons Bank’s resignation and Argent’s appointment as successor trustee was December 30, 2022. The defined term “Trustee” as used herein shall refer to Bank of America N.A. for periods prior to August 29, 2014, shall refer to Southwest Bank for periods from August 29, 2014 through February 19, 2018, shall refer to Simmons Bank for periods from February 20, 2018 through December 29, 2022, and shall refer to Argent for periods on and after December 30, 2022.

PERMIAN BASIN ROYALTY TRUST
NOTES TO FINANCIAL STATEMENTS

1.      Trust Organization and Provisions (cont.)

The terms of the Trust Indenture provide, among other things, that:

•        the Trust shall not engage in any business or commercial activity of any kind or acquire any assets other than those initially conveyed to the Trust;

•        the Trustee may not sell all or any part of the Royalties unless approved by holders of 75% of all Units outstanding in which case the sale must be for cash and the proceeds promptly distributed;

•        the Trustee may establish a cash reserve for the payment of any liability which is contingent or uncertain in amount;

•        the Trustee is authorized to borrow funds to pay liabilities of the Trust; and

•        the Trustee will make monthly cash distributions to Unit holders (see Note 3).

2.      Accounting Policies

The financial statements of the Trust are prepared on the following modified cash basis of accounting and are not intended to present financial position and results of operations in conformity with accounting principles generally accepted in the United States of America (“GAAP”):

•        Royalty income recorded for a month is the amount computed and paid to the Trustee on behalf of the Trust by the interest owners. Royalty income consists of the amounts received by the owners of the interest burdened by the Royalties from the sale of production less accrued production costs, development and drilling costs, applicable taxes, operating charges and other costs and deductions multiplied by 75% in the case of the Waddell Ranch properties and 95% in the case of the Texas Royalty properties.

•        Trust expenses, consisting principally of routine general and administrative costs, are recorded based on liabilities paid and cash reserves established out of cash received or borrowed funds for liabilities and contingencies.

•        Distributions to Unit holders are recorded when declared by the Trustee.

•        Royalty income is computed separately for each of the conveyances under which the Royalties were conveyed to the Trust. If monthly costs exceed revenues for any conveyance (“excess costs”), such excess costs cannot reduce royalty income from other conveyances, but is carried forward with accrued interest to be recovered from future net proceeds of that conveyance.

The financial statements of the Trust differ from financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) because revenues are not accrued in the month of production expenses are recorded when paid and certain cash reserves may be established for contingencies which could not be accrued in financial statements prepared in accordance with GAAP. Amortization of the Royalties calculated on a unit-of-production basis is charged directly to trust corpus. This comprehensive basis of accounting other than GAAP corresponds to the accounting permitted for royalty trusts by the U.S. Securities and Exchange Commission as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts.

Use of Estimates

The preparation of financial statements in conformity with the basis of accounting described above requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates.

PERMIAN BASIN ROYALTY TRUST
NOTES TO FINANCIAL STATEMENTS

2.      Accounting Policies (cont.)

Impairment

The Trustee routinely reviews its royalty interests in oil and gas properties for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If an impairment event occurs and it is determined that the carrying value of the Trust’s royalty interests may not be recoverable, an impairment will be recognized as measured by the amount by which the carrying amount of the royalty interests exceeds the fair value of these assets, which would likely be measured by discounting projected cash flows. There was no impairment of the assets during the years ended December 31, 2025, 2024, or 2023.

Contingencies

Contingencies related to the Underlying Properties that are unfavorably resolved would generally be reflected by the Trust as reductions to future royalty income payments to the Trust with corresponding reductions to cash distributions to Unit holders.

Distributable Income Per Unit

Basic distributable income per Unit is computed by dividing distributable income by the weighted average of Units outstanding. Distributable income per Unit assuming dilution is computed by dividing distributable income by the weighted average number of Units and equivalent Units outstanding. The Trust had no equivalent Units outstanding for any period presented. Therefore, basic distributable income per Unit and distributable income per Unit assuming dilution are the same.

New Accounting Pronouncements

There are no new pronouncements that are expected to have a significant impact on the Trust’s financial statements.

3.      Net Overriding Royalty Interests and Distribution to Unit Holders

The amount to be distributed to Unit holders (“Monthly Distribution Amount”) is determined monthly. The Monthly Distribution Amount is an amount equal to the sum of cash received by the Trustee during a calendar month attributable to the Royalties, any reduction in cash reserves and any other cash receipts of the Trust, including interest, reduced by the sum of liabilities paid and any increase in cash reserves. If the Monthly Distribution Amount for any monthly period is a negative number, then the distribution will be zero for such month. To the extent the distribution amount is a negative number, that amount will be carried forward and deducted from future monthly distributions until the cumulative distribution calculation becomes a positive number, at which time a distribution will be made. Unit holders of record will be entitled to receive the calculated Monthly Distribution Amount for each month on or before 10 business days after the monthly record date, which is generally the last business day of each calendar month.

Due to an NPI deficit, the Waddell Ranch properties did not contribute to royalty income from October 2024 through December 2025.

Distributable income includes a $4.5 million partial settlement received from Blackbeard declared in the September 2025 distribution that was paid on October 15, 2025. The $4.5 million partial payment is included in the financial statements under “Statements of Distributable Income” and “Statement of Changes in Trust Corpus” as of December 31, 2025, as well as in “Quarterly Schedule of Distributable Income (Unaudited) for the year ended December 31, 2025”.

The cash received by the Trustee consists of the amounts received by owners of the interest burdened by the Royalties from the sale of production less the sum of applicable taxes, accrued production costs, development and drilling costs, operating charges and other costs and deductions, multiplied by 75% in the case of the Waddell Ranch properties and 95% in the case of the Texas Royalty properties.

PERMIAN BASIN ROYALTY TRUST
NOTES TO FINANCIAL STATEMENTS

3.      Net Overriding Royalty Interests and Distribution to Unit Holders (cont.)

The initial carrying value of the Royalties ($10,975,216) represented Southland Royalty Company’s historical net book value at the date of the transfer to the Trust. Accumulated amortization as of December 31, 2025 and 2024 was $10,812,650 and $10,810,809, respectively.

4.      Excess Costs

If monthly costs exceed revenues for the Waddell Ranch properties or Texas Royalty properties, such excess costs must be recovered, with accrued interest, from future net proceeds and cannot reduce net proceeds from the other conveyance. The Waddell Ranch properties did not contribute to royalty income for the months of October 2024 through December 2025, such that the Waddell Ranch properties were in a deficit position as of December 31, 2025.

The following table summarizes excess costs activity, cumulative excess costs balance, and accrued interest to be recovered as calculated by Blackbeard.

	Underlying Properties	Net to the Trust
Cumulative excess costs remaining at 12/31/2024	$13,623,356	$10,217,517
Net excess costs (recovery) for the quarter ended 3/31/25	$13,918,276	$10,438,707
Net excess costs (recovery) for the quarter ended 6/31/25	$8,337,807	$6,253,355
Net excess costs (recovery) for the quarter ended 9/30/25	$7,669,844	$5,752,383
Net excess costs (recovery) for the quarter ended 12/31/25	$17,292,655	$12,969,491
Cumulative excess costs remaining at 12/31/2025	$60,841,938	$45,631,453
Accrued interest at 12/31/25	$3,025,675	$2,269,256
Total remaining to be recovered at 12/31/25	$63,867,613	$47,900,709

For the year ended December 31, 2025, excess costs were $60,841,938 ($45,631,453 net to the Trust) for the Waddell Ranch properties. Accrued interest was $3,025,675 ($2,269,256 net to the Trust). As of December 31, 2024, excess costs were $13,500,104 ($10,125,078 net to the Trust) for the Waddell Ranch properties. Accrued interest, as of December 31, 2024, was $123,252 ($92,439 net to the Trust).

5.      Federal Income Taxes

For federal income tax purposes, the Trust constitutes a fixed investment trust that is taxed as a grantor trust. A grantor trust is not subject to tax at the Trust level. The Unit holders are considered, for federal income tax purposes, to own the Trust’s income and principal as though no trust were in existence. The income of the Trust is deemed to have been received or accrued by each Unit holder at the time such income is received or accrued by the Trust and not when distributed by the Trust. The Trust has on file technical advice memoranda confirming the tax treatment described above.

Some Trust Units are held by middlemen, as such term is broadly defined in U.S. Treasury Regulations (and includes custodians, nominees, certain joint owners, and brokers holding an interest for a customer in street name, collectively referred to herein as “middlemen”). Therefore, the Trustee considers the Trust to be a non-mortgage widely held fixed investment trust (“WHFIT”) for U.S. federal income tax purposes. Argent Trust Company, EIN: 62-1437218, 3838 Oak Lawn Ave, Suite 1720, Dallas, Texas 75219, telephone number (855) 588-7839, email address trustee@pbt-permian.com, is the representative of the Trust that will provide tax information in accordance with applicable U.S. Treasury Regulations governing the information reporting requirements of the Trust as a WHFIT. Tax information is also posted by the Trustee at www.pbt-permian.com. Notwithstanding the foregoing, the middlemen holding Trust Units on behalf of Unit holders, and not the Trustee of the Trust, are solely responsible for complying with the information reporting requirements under the U.S. Treasury Regulations with respect to such Trust Units, including the issuance of Internal Revenue Service (“IRS”) Forms 1099 and certain written tax statements. Unit holders whose Trust Units are held by middlemen should consult with such middlemen regarding the information that will be reported to them by the middlemen with respect to the Trust Units.

PERMIAN BASIN ROYALTY TRUST
NOTES TO FINANCIAL STATEMENTS

5.      Federal Income Taxes (cont.)

Because the Trust is a grantor trust for federal tax purposes, each Unit holder is taxed directly on his, her or its proportionate share of income, deductions and credits of the Trust consistent with each such Unit holder’s taxable year and method of accounting and without regard to the taxable year or method of accounting employed by the Trust. The income of the Trust consists primarily of a specified share of the proceeds from the sale of oil and gas produced from the Underlying Properties. During 2025, 2024, and 2023, the Trust also earned interest income on funds held for distribution and the cash reserve maintained for the payment of contingent and future obligations of the Trust.

The Trust generally allocates its items of income, gain, loss and deduction between transferors and transferees of the Units each month based upon the ownership of the Units on the monthly record date, instead of on the basis of the date a particular Unit is transferred. It is possible that the IRS could disagree with this allocation method and could assert that income and deductions of the Trust should be determined and allocated on a daily or prorated basis, which could require adjustments to the tax returns of the Unit holders affected by the issue and result in an increase in the administrative expense of the Trust in subsequent periods.

The deductions of the Trust consist of severance taxes and administration expenses. In addition, each Unit holder is entitled to depletion deductions because the Royalties constitute “economic interests” in oil and gas properties for federal income tax purposes. Each Unit holder is entitled to amortize the cost of the Units through cost depletion over the life of the Royalties or, if greater, through percentage depletion equal to 15 percent of gross income attributable to the Royalties, limited to 100% of the net income from such Royalties. Unlike cost depletion, percentage depletion is not limited to a Unit holder’s depletable tax basis in the Units. Rather, a Unit holder is entitled to a percentage depletion deduction as long as the applicable Underlying Properties generate gross income. Percentage depletion is allowed on proven properties acquired after October 11, 1990. For Units acquired after such date, Unit holders should compute both percentage depletion and cost depletion from each property and claim the larger amount as a deduction on their income tax returns.

Unit holders must maintain records of their adjusted basis in their Trust Units (generally the Unit holder’s cost less prior depletion deductions), make adjustments for depletion deductions to such basis, and use the adjusted basis for the computation of gain or loss on the disposition of the Trust Units.

If a taxpayer disposes of any “Section 1254 property” (certain oil, gas, geothermal or other mineral property), and if the adjusted basis of such property includes adjustments for deductions for depletion under Section 611 of the Internal Revenue Code (the “Code”), the taxpayer generally must recapture the amount deducted for depletion as ordinary income (to the extent of gain realized on such disposition). This depletion recapture rule applies to any disposition of property that was placed in service by the taxpayer after December 31, 1986. Detailed rules set forth in Sections 1.1254-1 through 1.1254-6 of the U.S. Treasury Regulations govern dispositions of property after March 13, 1995. The IRS could take the position that a Unit holder who purchases a Unit subsequent to December 31, 1986 must recapture depletion upon the disposition of that Unit.

The classification of the Trust’s income for purposes of the passive loss rules may be important to a Unit holder. Interest and royalty income attributable to ownership of Trust Units and any gain on the sale thereof are generally considered portfolio income and not income from a “passive activity,” to the extent a Unit holder acquires and holds Trust Units as an investment and not in the ordinary course of a trade or business. Therefore, in general, interest and royalty income attributable to ownership of Trust Units may not be offset by losses from any passive activities. Unit holders should consult their tax advisor for further information.

Unit holders of record will continue to receive an individualized tax information letter for each of the quarters ending March 31, June 30 and September 30, 2023, and for the year ending December 31, 2024. However, 2024 was the last year that the Trust provided individual unitholder tax information worksheets. This decision was made after carefully considering the cost-benefit of providing those worksheets: taking into account the monthly cost of the third-party data gathering service, the cost to print the tax booklets and letters, and the cost to mail the tax booklets and letters. The same information can be derived using both the tax calculator and the cost depletion calculator on the Trust’s website, along with the tax booklet that is also posted on the Trust’s website. Unit holders owning Units in

PERMIAN BASIN ROYALTY TRUST
NOTES TO FINANCIAL STATEMENTS

5.      Federal Income Taxes (cont.)

the name of a nominee may obtain monthly tax information from the Trustee upon request. See discussion above regarding certain reporting requirements imposed upon middlemen under U.S. Treasury Regulations because the Trust is considered a WHFIT for federal income tax purposes.

Under the TCJA, for tax years beginning after December 31, 2017 and before January 1, 2026, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37%, and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) and qualified dividends of individuals is 20%. Under the TCJA, for such tax years, personal exemptions and miscellaneous itemized deductions are not allowed. The U.S. federal income tax rate applicable to corporations is 21%, and such rate applies to both ordinary income and capital gains.

Individuals may incur expenses in connection with the acquisition or ownership of Trust Units. For tax years beginning before January 1, 2018 and after December 31, 2025, these expenses may be deductible as “miscellaneous itemized deductions” only to the extent that such expenses exceed 2 percent of the individual’s adjusted gross income. As a result of the TCJA, for tax years beginning after December 31, 2017 and before January 1, 2026, miscellaneous itemized deductions are not allowed.

On July 4, 2025, the OBBBA was signed into law. The OBBBA includes significant federal income tax provisions, such as the permanent extension of the income tax rates set by the TCJA, the continued suspension of miscellaneous itemized deductions and the restoration of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. Each Unit holder should consult their own tax advisor regarding the potential tax consequences of the OBBBA and its impact on such person’s ownership of Trust Units.

Section 1411 of the Code imposes a 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts. For these purposes, investment income generally will include a Unit holder’s allocable share of the Trust’s interest and royalty income plus the gain recognized from a sale of Trust Units. In the case of an individual, the tax is imposed on the lesser of (i) the individual’s net investment income from all investments, or (ii) the amount by which the individual’s modified adjusted gross income exceeds specified threshold levels depending on such individual’s federal income tax filing status. In the case of an estate or trust, the tax is imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Pursuant to the Foreign Account Tax Compliance Act (commonly referred to as “FATCA”), distributions from the Trust to “foreign financial institutions” and certain other “non-financial foreign entities” may be subject to U.S. withholding taxes. Specifically, certain “withholdable payments” (including certain royalties, interest and other gains or income from U.S. sources) made to a foreign financial institution or non-financial foreign entity will generally be subject to the withholding tax unless the foreign financial institution or non-financial foreign entity complies with certain information reporting, withholding, identification, certification and related requirements imposed by FATCA. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The Treasury Department issued guidance providing that the FATCA withholding rules described above generally apply to qualifying payments made after June 30, 2014. Foreign Unit holders are encouraged to consult their own tax advisor regarding the possible implications of these withholding provisions on their investment in Trust Units.

On August 19, 2025, Argent, as Trustee of the Trust announced that it had reached the Settlement Agreement in connection with its litigation against Blackbeard, the operator of the properties in the Waddell Ranch, in Crane County, Texas, in which the Trust holds a 75% net overriding royalty. Pursuant to the lawsuit, the Trustee had sought to recover more than $9 million in damages it alleged resulted from Blackbeard’s failure to properly calculate and pay royalties due and owing the Trust. Pursuant to the Settlement Agreement, Blackbeard agreed to pay the Trust $9,000,000, of which $4,500,000 was paid in September 2025, with the remaining $4,500,000 being paid to the Trust in equal amounts in each quarter in 2026. Pursuant to IRS regulations and court rulings, the Settlement

PERMIAN BASIN ROYALTY TRUST
NOTES TO FINANCIAL STATEMENTS

5.      Federal Income Taxes (cont.)

Agreement proceeds have been included as gross income from the Waddell Ranch properties for percentage depletion purposes. Since cost depletion is calculated based on the amounts sold during the period divided by the estimated quantity of reserves and the Settlement Agreement originates from Blackbeard’s failure to calculate the net royalty payable to the Trust (rather than the amounts sold), the Settlement Agreement proceeds are not included in the computation of cost depletion.

The foregoing summary is not exhaustive and does not purport to be complete. Many other provisions of the federal income tax laws may affect individual Unit holders. The federal income tax consequences to a Unit holder of the acquisition, ownership or disposition of Units will depend in part on the Unit holder’s individual tax circumstances. Unit holders should consult their tax advisor regarding all Trust tax compliance matters.

6.      Supplemental Oil and Gas Reserve Information (Unaudited)

Reserve Quantities

Information regarding estimates of the proved oil and gas reserves attributable to the Trust are based on reports prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineering consultants. Estimates were prepared in accordance with the guidelines established by the FASB and the Securities and Exchange Commission. Certain information required by this guidance is not presented because that information is not applicable to the Trust due to its passive nature.

Oil and gas reserve quantities (all located in the United States) are estimates based on information available at the time of their preparation. Such estimates are subject to change as additional information becomes available. Reserves actually recovered, and the timing of the production of those reserves, may differ substantially from original estimates. The following schedule presents changes in the Trust’s total proved reserves (in thousands):

	Total
	Oil (Bbls)	Gas (Mcf)	BOE
December 31, 2022	11,553	25,737	15,843
Extensions, discoveries, and other additions	4,504	8,064	5,848
Revisions of previous estimates	(2,118)	7,137	(929)
Production	(2,277)	(12,175)	(4,306)
December 31, 2023	11,662	28,763	16,456
Extensions, discoveries, and other additions	2,213	6,195	3,245
Revisions of previous estimates	(3,293)	460	(3,216)
Production	(2,214)	(12,201)	(4,248)
December 31, 2024	8,368	23,217	12,237
Extensions, discoveries, and other additions	4,886	12,148	6,911
Revisions of previous estimates	3,563	17,881	6,543
Production	(3,433)	(15,541)	(6,023)
December 31, 2025	13,384	37,705	19,668

Revisions to proved reserve volumes in each year were primarily attributable to changes in commodity prices and variations in the performance of the underlying net profits interests relative to the prior year reserve report. The performance-related revisions reflect several factors, including the level of development activity, production volumes, and development costs associated with the net profits interests.

•        For the year ended December 31, 2025, revisions increased proved reserves primarily as a result of improved performance of the net profits interests, associated with significant development activity at the Waddell Ranch, which increased reserve volumes by 7,582 thousand barrels of oil equivalent (“MBOE”). This favorable impact was partially offset by lower commodity prices, which reduced reserve volumes by 1,039 MBOE.

PERMIAN BASIN ROYALTY TRUST
NOTES TO FINANCIAL STATEMENTS

6.      Supplemental Oil and Gas Reserve Information (Unaudited) (cont.)

•        For the year ended December 31, 2024, proved reserve quantities were revised downward primarily due to lower performance of the net profits interests, resulting in a decrease of 3,104 MBOE, together with the effect of lower commodity prices, which reduced reserve volumes by 112 MBOE.

•        For the year ended December 31, 2023, revisions to proved reserve quantities were primarily attributable to lower commodity prices, which reduced reserve volumes by 4,904 MBOE. This decrease was partially offset by improved performance of the net profits interests, which increased reserve volumes by 3,975 MBOE.

Estimated quantities of proved developed reserves of oil and gas as of the dates indicated were as follows (in thousands):

Proved Developed Reserves:	Oil (Bbls)	Gas (Mcf)	BOE
December 31, 2022	8,022	21,216	11,558
December 31, 2023	7,236	21,001	10,736
December 31, 2024	8,368	23,217	12,237
December 31, 2025	13,384	37,705	19,668

Estimated quantities of proved undeveloped reserves of oil and gas as of the dates indicated were as follows (in thousands):

Proved Undeveloped Reserves:	Oil (Bbls)	Gas (Mcf)	BOE
December 31, 2022	3,531	4,521	4,284
December 31, 2023	4,427	7,762	5,720
December 31, 2024	—	—	—
December 31, 2025	—	—	—

Disclosure of a Standardized Measure of Discounted Future Net Cash Flows

The following is a summary of a standardized measure (in thousands) of discounted future net cash flows related to the total proved oil and gas reserve quantities attributable to the Trust. Information presented is based upon valuation of proved reserves by using discounted cash flows based upon average oil and gas prices ($65.34 per bbl and $3.387 per MMBtu, respectively) during the 12-month period prior to the fiscal year-end, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions and severance and ad valorem taxes, if any, and economic conditions, discounted at the required rate of 10 percent. As the Trust is not subject to taxation at the Trust level, no provision for income taxes has been made in the following disclosure. Trust prices may differ from posted NYMEX prices due to differences in product quality and property location. The impact of changes in current prices on reserves could vary significantly from year to year. Accordingly, the information presented below should not be viewed as an estimate of the fair market value of the Trust’s oil and gas properties nor should it be viewed as indicative of any trends.

December 31,	2025	2024	2023
Future net cash inflows	$925,721	$643,652	$897,415
Discount of future net cash flows @ 10%	(377,799)	(272,286)	(388,866)
Standardized measure of discounted future net cash inflows	$547,922	$371,366	$508,549

PERMIAN BASIN ROYALTY TRUST
NOTES TO FINANCIAL STATEMENTS

6.      Supplemental Oil and Gas Reserve Information (Unaudited) (cont.)

The change in the standardized measure of discounted future net cash flows for the years ended December 31, 2025, 2024 and 2023 is as follows (in thousands):

	Total
	2025	2024	2023
January 1	$371,366	$508,548	$686,467
Extensions, discoveries, and other additions	220,395	108,923	185,611
Accretion of discount	37,136	50,855	68,646
Revisions of previous estimates and other	(69,420)	(269,997)	(403,164)
Royalty income	(11,555)	(26,963)	(29,011)
December 31	$547,922	$371,366	$508,549

Subsequent to December 31, 2025, the price of both oil and gas continued to fluctuate, giving rise to a correlating adjustment of the respective standardized measure of discounted future net cash flows. As of March 16, 2026, NYMEX posted oil prices were approximately $93.39 per barrel, which compared to the posted price of $65.34 per barrel, used to calculate the worth of future net revenue of the Trust’s proved developed reserves, would result in a larger standardized measure of discounted future net cash flows for oil. NYMEX posted gas prices were $3.03 per MMBtu on March 16, 2026. The use of such price, as compared to the posted price of $3.387 per MMBtu, used to calculate the future net revenue of the Trust’s proved developed reserves would result in a smaller standardized measure of discounted future net cash flows for gas.

7.      Quarterly Schedule of Distributable Income (Unaudited)

The following is a summary of the unaudited quarterly schedule of royalty income, distributable income, and distributions declared (per unit) for the two years ended December 31, 2025:

2025	Royalty Income	Distributable Income	Distributable Income and Distribution Per Unit
First Quarter	$3,054,697	$2,596,212	$0.055701
Second Quarter	3,089,889	2,397,255	0.051432
Third Quarter	7,258,463	6,861,887	0.147222
Fourth Quarter	2,652,251	2,444,808	0.052452
Total	$16,055,300	$14,300,162	$0.306807
2024	Royalty Income	Distributable Income	Distributable Income and Distribution Per Unit
First Quarter	$6,005,642	$5,492,206	$0.117831
Second Quarter	8,803,389	8,436,688	0.181009
Third Quarter	8,366,375	8,053,284	0.172782
Fourth Quarter	3,787,959	3,433,190	0.073658
Total	$26,963,365	$25,415,368	$0.545280

PERMIAN BASIN ROYALTY TRUST
NOTES TO FINANCIAL STATEMENTS

8.      State Tax Considerations

All revenues from the Trust are from sources within Texas, which does not impose an individual income tax. Therefore, no part of the income produced by the Trust is subject to an individual income tax in Texas. However, Texas imposes a franchise tax at a rate of 0.75% on gross revenues less certain deductions, as specifically set forth in the Texas franchise tax statutes. Entities subject to tax generally include trusts and most other types of entities that provide limited liability protection, unless otherwise exempt. Trusts that receive at least 90% of their federal gross income from certain passive sources, including royalties from mineral properties and other non-operated mineral interest income, and do not receive more than 10% of their income from operating an active trade or business, generally are exempt from the Texas franchise tax as “passive entities.” The Trust has been and expects to continue to be exempt from Texas franchise tax as a passive entity. Because the Trust should be exempt from Texas franchise tax at the Trust level as a passive entity, each Unit holder that is a taxable entity under the Texas franchise tax generally will be required to include its portion of Trust revenues in its own Texas franchise tax computation. This revenue is sourced to Texas under provisions of the Texas Administrative Code providing that such income is sourced according to the principal place of business of the Trust, which is Texas.

Unit holders should consult their tax advisor regarding the possible state tax implications of owning Trust Units.

9.      Commitments and Contingencies

Contingencies related to the Underlying Properties that are unfavorably resolved would generally be reflected by the Trust as reductions to future royalty income payments to the Trust with corresponding reductions to cash distributions to Unit holders.

10.    General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2025, 2024, and 2023 were as follows:

	2025	2024	2023
Trustee’s fee	$114,095	$122,730	$95,443
Professional fees	$1,181,943	$895,520	$456,657
Unit holder service fees	$528,494	$553,340	$526,155
Other	$3,367	$127,186	$39,840
Total General and Administrative Expenses	$1,827,899	$1,698,776	$1,118,095

11.    Subsequent Events

Subsequent to December 31, 2025, the Trust declared the following distributions:

Monthly Record Date	Payment Date	Distribution per Unit
January 30, 2026	February 13, 2026	$0.040056
February 27, 2026	March 13, 2026	$0.014221
March 20, 2026	April 14, 2026	$0.010662

Subsequent to December 31, 2025, the Trust received a quarterly settlement payment of $1,125,000 on January 2, 2026 pursuant to its Settlement Agreement with Blackbeard. This payment was included in the January 2026 distribution to Unit holders.

* * * * *

PERMIAN BASIN ROYALTY TRUST

CONDENSED INTERIM STATEMENTS OF ASSETS, LIABILITIES AND TRUST CORPUS

	March 31, 2026 (Unaudited)	December 31, 2025
ASSETS
Cash and short-term investments	$1,596,941	$1,715,167
Net overriding royalty interests in producing oil and gas properties (net of accumulated amortization of $10,813,082 and $10,812,650 at March 31, 2026 and December 31, 2025, respectively)	162,134	162,566
TOTAL ASSETS	$1,759,075	$1,877,733

LIABILITIES AND TRUST CORPUS
Distribution payable to Unitholders	$496,941	$615,167
Commitments and reserves for contingencies (Note 7)	1,100,000	1,100,000
Total Liabilities	$1,596,941	$1,715,167
Trust corpus – 46,608,796 Units of beneficial interest authorized and outstanding	162,134	162,566
TOTAL LIABILITIES AND TRUST CORPUS	$1,759,075	$1,877,733

The accompanying notes are an integral part of these condensed interim financial statements.

PERMIAN BASIN ROYALTY TRUST

CONDENSED INTERIM STATEMENTS OF DISTRIBUTABLE INCOME (UNAUDITED)

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Royalty income	$3,551,082	$3,054,697
Interest income	16,876	16,523
Total Income	3,567,958	3,071,220
General and administrative expenditures	(541,157)	(475,008)
Distributable income	$3,026,801	$2,596,212
Distributable income per Unit (46,608,796 Units outstanding)	$0.06	$0.06

The accompanying notes are an integral part of these condensed interim financial statements.

PERMIAN BASIN ROYALTY TRUST

CONDENSED INTERIM STATEMENTS OF CHANGES IN TRUST CORPUS (UNAUDITED)

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Trust corpus, beginning of period	$162,566	$164,407
Amortization of net overriding royalty interests	(432)	(642)
Distributable income	3,026,802	2,596,212
Distributions declared	(3,026,802)	(2,596,212)
Total Trust Corpus, end of period	$162,134	$163,765
Distributions per Unit (46,608,796 Units outstanding)	$0.06	$0.06

The accompanying notes are an integral part of these condensed interim financial statements.

PERMIAN BASIN ROYALTY TRUST
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1.      TRUST ORGANIZATION AND PROVISIONS

The Permian Basin Royalty Trust (“Trust”) was established as of November 1, 1980. Argent Trust Company, a Tennessee chartered trust company (“Argent”) is Trustee for the Trust. The net overriding royalties conveyed to the Trust include (1) a 75% net overriding royalty in Southland Royalty Company’s fee mineral interest in the Waddell Ranch in Crane County, Texas (the “Waddell Ranch properties”) and (2) a 95% net overriding royalty carved out of Southland Royalty Company’s major producing royalty properties in Texas (the “Texas Royalty properties”). The net overriding royalty for the Texas Royalty properties is subject to the provisions of the lease agreements under which such royalties were created. The net overriding royalties above are collectively referred to as the “Royalties.”

On November 3, 1980, Units of Beneficial Interest (“Units”) in the Trust were distributed to the Trustee for the benefit of Southland Royalty Company’s shareholders of record as of November 3, 1980, who received one Unit in the Trust for each share of Southland Royalty Company common stock held. The Units are traded on the New York Stock Exchange.

Burlington Resources Oil & Gas Company LP (“BROG”), a subsidiary of ConocoPhillips, was the interest owner for the Waddell Ranch properties and Riverhill Energy Corporation (“Riverhill Energy”), formerly a wholly owned subsidiary of Riverhill Capital Corporation (“Riverhill Capital”) and formerly an affiliate of Coastal Management Corporation (“CMC”), was the interest owner for the Texas Royalty properties. In February 1997, BROG sold its interest in the Texas Royalty properties to Riverhill Energy. Riverhill Energy currently conducts all field, technical and accounting operations for the Texas Royalty properties. BROG notified the Trust that on November 1, 2019, the Waddell Ranch properties that are subject to the Net Overriding Royalty Conveyance (Permian Basin Royalty Trust-Waddell Ranch) dated November 1, 1980, were sold to Blackbeard Operating, LLC (“Blackbeard”) of Fort Worth, Texas. Blackbeard became the operator effective as of April 1, 2020.

The Trustee was advised that in the first quarter of 1998, Schlumberger Technology Corporation (“STC”) acquired all of the shares of stock of Riverhill Capital. Prior to such acquisition by STC, CMC and Riverhill Energy were wholly owned subsidiaries of Riverhill Capital. The Trustee was further advised that in connection with STC’s acquisition of Riverhill Capital, the shareholders of Riverhill Capital acquired ownership of all of the shares of stock of Riverhill Energy. Thus, the ownership in the Texas Royalty properties referenced above remained in Riverhill Energy, the stock ownership of which was acquired by the former shareholders of Riverhill Capital.

On January 9, 2014, Bank of America N.A. (as successor to The First National Bank of Fort Worth) gave notice to the holders of Units (the “Unitholders”) that it would be resigning as trustee of the Trust subject to certain conditions that included the appointment of Southwest Bank as successor trustee. At a Special Meeting of Trust Unitholders, the Unitholders approved the appointment of Southwest Bank as successor trustee of the Trust once the resignation of Bank of America N.A. took effect and also approved certain amendments to the Trust’s indenture (the “Trust Indenture”). The effective date of Bank of America N.A.’s resignation and the effective date of Southwest Bank’s appointment as successor trustee was August 29, 2014. Effective October 19, 2017, Simmons First National Corporation (“SFNC”) completed its acquisition of First Texas BHC, Inc., the parent company of Southwest Bank. SFNC is the parent company of Simmons Bank. SFNC merged Southwest Bank with Simmons Bank effective February 20, 2018.

On November 4, 2021, Simmons Bank announced that it had entered into an agreement with Argent, pursuant to which Simmons Bank would be resigning as trustee of the Trust and would nominate Argent as successor trustee of the Trust. The effective date of Simmons Bank’s resignation and Argent’s appointment as successor trustee was December 30, 2022. The defined term “Trustee” as used herein shall refer to Bank of America N.A. for periods prior to August 29, 2014, shall refer to Southwest Bank for periods from August 29, 2014 through February 19, 2018, shall refer to Simmons Bank for periods from February 20, 2018 through December 29, 2022, and shall refer to Argent for periods on and after December 30, 2022.

PERMIAN BASIN ROYALTY TRUST
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1.      TRUST ORGANIZATION AND PROVISIONS (cont.)

The terms of the Trust Indenture provide, among other things, that:

•        the Trust shall not engage in any business or commercial activity of any kind or acquire any assets other than those initially conveyed to the Trust;

•        the Trustee may not sell all or any part of the Royalties unless approved by holders of 75% of all Units outstanding in which case the sale must be for cash and the proceeds promptly distributed;

•        the Trustee may establish a cash reserve for the payment of any liability which is contingent or uncertain in amount;

•        the Trustee is authorized to borrow funds to pay liabilities of the Trust; and

•        the Trustee will make monthly cash distributions to Unitholders (see Note 3).

The Trustee believes such information includes all the disclosures necessary to make the information presented not misleading. The information furnished reflects all adjustments which are, in the opinion of the Trustee, necessary for a fair presentation of the results for the interim periods presented. The financial information should be read in conjunction with the financial statements and notes thereto included in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2025. The Trust considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Net overriding royalty interests are reviewed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. If circumstances require the net overriding royalty interests to be tested for possible impairment, the Trust first compares undiscounted cash flows expected to be generated by the net overriding royalty interests to its carrying value. If the carrying value of the net overriding royalty interests is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. The fair value of the net overriding royalty interests is measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount.

2.      ACCOUNTING POLICIES

Basis of Accounting

The condensed interim financial statements of the Trust are prepared on the following modified cash basis of accounting and are not intended to present financial position and results of operations in conformity with accounting principles generally accepted in the United States of America (“GAAP”):

•        Royalty income recorded for a month is the amount computed and paid to the Trustee on behalf of the Trust by the interest owners. Royalty income consists of the amounts received and available for distribution by the owners of the interest burdened by the Royalties from the sale of production less accrued production costs, development and drilling costs, applicable taxes, operating charges and other costs and deductions multiplied by 75% in the case of the Waddell Ranch properties and 95% in the case of the Texas Royalty properties. Royalty income for the Waddell Ranch properties was not received for the quarter ended March 31, 2026.

•        Trust expenses, consisting principally of routine general and administrative costs, as recorded are based on liabilities paid and cash reserves established out of cash received or borrowed funds for liabilities and contingencies.

•        Distributions to Unitholders are recorded when declared by the Trustee.

•        Royalty income is computed separately for each of the conveyances under which the Royalties were conveyed to the Trust. If monthly costs exceed revenues for any conveyance (“excess costs”), such excess costs cannot reduce royalty income from other conveyances, but are carried forward with accrued interest to be recovered from future net proceeds of that conveyance.

PERMIAN BASIN ROYALTY TRUST
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

2.      ACCOUNTING POLICIES (cont.)

The condensed interim financial statements of the Trust differ from financial statements prepared in accordance with accounting principles generally accepted in GAAP because revenues are not accrued in the month of production, expenses are recorded when paid and certain cash reserves may be established for contingencies which would not be accrued in financial statements prepared in accordance with GAAP. Amortization of the Royalties calculated on a unit-of-production basis is charged directly to trust corpus. This comprehensive basis of accounting other than GAAP corresponds to the accounting permitted for royalty trusts by the U.S. Securities and Exchange Commission as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts.

Use of Estimates

The preparation of financial statements in conformity with the basis of accounting described above requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, income and expenses as of and for the reporting periods. Actual results may differ from such estimates.

Contingencies

Contingencies related to the underlying properties from which the royalties are carved (the “Underlying Properties”) that are unfavorably resolved would generally be reflected by the Trust as reductions to future royalty income payments to the Trust with corresponding reductions to cash distributions to Unitholders.

Distributable Income Per Unit

Basic distributable income per Unit is computed by dividing distributable income by the weighted average of Units outstanding. Distributable income per Unit assuming dilution is computed by dividing distributable income by the weighted average number of Units and equivalent Units outstanding. The Trust had no equivalent Units outstanding for any period presented. Therefore, basic distributable income per Unit and distributable income per Unit assuming dilution are the same.

New Accounting Pronouncements

There are no new accounting pronouncements that are expected to have significant impact on the Trust’s financial statements.

3.      NET OVERRIDING ROYALTY INTERESTS AND DISTRIBUTION TO UNITHOLDERS

The amounts to be distributed to Unitholders (“Monthly Distribution Amounts”) are determined on a monthly basis. The Monthly Distribution Amount is an amount equal to the sum of cash received by the Trustee during a calendar month attributable to the Royalties, any reduction in cash reserves and any other cash receipts of the Trust, including interest, reduced by the sum of liabilities paid and any increase in cash reserves. If the Monthly Distribution Amount for any monthly period is a negative number, then the distribution will be zero for such month. To the extent the distribution amount is a negative number, that amount will be carried forward and deducted from future monthly distributions until the cumulative distribution calculation becomes a positive number, at which time a distribution will be made. Unitholders of record will be entitled to receive the calculated Monthly Distribution Amount for each month on or before 10 business days after the monthly record date, which is generally the last business day of each calendar month.

The cash received by the Trustee consists of the amounts received by owners of the interest burdened by the Royalties from the sale of production less the sum of applicable taxes, accrued production costs, development and drilling costs, operating charges and other costs and deductions, multiplied by 75% in the case of the Waddell Ranch properties and 95% in the case of the Texas Royalty properties.

PERMIAN BASIN ROYALTY TRUST
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

3.      NET OVERRIDING ROYALTY INTERESTS AND DISTRIBUTION TO UNITHOLDERS (cont.)

As of May 2024, Blackbeard, the operator of the Waddell Ranch properties, provides the Trustee information necessary to calculate the net proceeds during the last week of the month. In accordance with the Trust Indenture, if royalty income is received on or prior to the record date, it will be included in the following month’s distribution, rather than the current month’s distribution. As such, royalty income reporting for the Waddell Ranch properties is one month in arrears.

As a result of excess costs, there was no royalty income received from Blackbeard for the three months ended March 31, 2026, with the exception of the $1.1 million partial settlement included in the distribution declared in January 2026 that was paid on February 13, 2026. The $1.1 million partial payment is included in “Royalty Income” on the “Condensed Interim Statements of Distributable Income for the three months ended March 31, 2026” (See Note 7).

4.      EXCESS COSTS

If monthly costs exceed revenues for the Waddell Ranch properties or Texas Royalty properties, such excess costs must be recovered, with accrued interest, from future net proceeds and cannot reduce net proceeds from the other conveyance. The Waddell Ranch properties did not contribute to royalty income for the months of October 2024 through February 2026, respectively such that the Waddell Ranch properties remain in a deficit position as of March 31, 2026.

The following table summarizes excess costs activity, cumulative excess costs balance, and accrued interest to be recovered as calculated by Blackbeard.

	Underlying Properties	Net to the Trust
Cumulative excess costs remaining at 12/31/2025	$63,867,613	$47,900,709
Net excess costs (recovery) for the quarter ended 3/31/26	$(5,229,920)	$(3,922,440)
Cumulative excess costs remaining at 3/31/2026	$58,637,693	$43,978,269
Accrued interest at 3/31/26	$4,192,476	$3,144,357
Total remaining to be recovered at 3/31/26	$62,830,169	$47,122,626

5.      FEDERAL INCOME TAXES

For federal income tax purposes, the Trust constitutes a fixed investment trust that is taxed as a grantor trust. A grantor trust is not subject to federal income tax at the trust level. The Unitholders are considered for federal income tax purposes to own the Trust’s income and principal as though no trust were in existence. The income of the Trust is deemed to have been received or accrued by each Unitholder at the time such income is received or accrued by the Trust and not when distributed by the Trust. If the Trust borrows funds to pay liabilities of the Trust, as contemplated in the Trust Indenture, tax-exempt Unitholders could be required to recognize unrelated business taxable income.

6.      STATE TAX CONSIDERATIONS

All revenues from the Trust are from sources within Texas, which does not impose an individual income tax. Texas imposes a franchise tax at a rate of 0.75% on gross revenues less certain deductions, as specifically set forth in the Texas franchise tax statutes. Entities subject to the Texas franchise tax generally include trusts and most other types of entities that provide limited liability protection, unless otherwise exempt. Trusts that receive at least 90% of their federal gross income from certain passive sources, including royalties from mineral properties and other non-operated mineral interest income, and do not receive more than 10% of their income from operating an active trade or business, generally are exempt from the Texas franchise tax as “passive entities.” The Trust has been and expects to continue to be exempt from Texas franchise tax as a passive entity. Because the Trust should be exempt from Texas franchise tax at the Trust level as a passive entity, each Unitholder that is a taxable entity under the

PERMIAN BASIN ROYALTY TRUST
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

6.      STATE TAX CONSIDERATIONS (cont.)

Texas franchise tax generally will be required to include its portion of Trust revenues in its own Texas franchise tax computation. This revenue is sourced to Texas under provisions of the Texas Administrative Code providing that such income is sourced according to the principal place of business of the Trust, which is Texas.

Unitholders should consult their tax advisors regarding state tax requirements, if any, applicable to such Unitholder’s ownership of Units.

7.      COMMITMENTS AND CONTINGENCIES

Blackbeard Settlement

On August 19, 2025, the Trustee on behalf of the Trust, entered into a settlement agreement and release (the “Settlement Agreement”) in connection with its lawsuit against Blackbeard. Pursuant to the lawsuit, the Trustee had sought to recover more than $9 million in damages it alleged resulted from Blackbeard’s failure to properly calculate and pay royalties due and owing to the Trust.

Pursuant to the Settlement Agreement, Blackbeard has agreed to pay the Trust $9,000,000, of which $4,500,000 was paid in September 2025, $1,125,000 was paid in January 2026, and the remainder of which will be paid in three equal installments of $1,125,000 quarterly during the next three quarters of the 2026 calendar year.

Additionally, the Settlement Agreement established the overhead rate that may be charged to the Trust and permits Blackbeard to pass through third-party charges for saltwater disposal and gathering and transportation, and charge technical labor on reservoir engineers using an agreed allocation methodology against the net overriding royalty. The parties also agreed that the Trust would not make future claims for lost volumes in the case of ordinary line loss (as defined by third party purchase agreements with purchasers). The Trust will have the option to conduct annual site audits, at its expense. The Settlement Agreement also set forth agreed reporting that Blackbeard will provide the Trustee going forward.

Contingencies

Contingencies related to the Underlying Properties that are unfavorably resolved would generally be reflected by the Trust as reductions to future royalty income payments to the Trust with corresponding reductions to cash distributions to Unitholders. The Trustee maintains an expense reserve, which is currently $1,100,000, that allows the Trustee to pay obligations of the Trust in the event there is not sufficient royalty income to pay such expenses.

8.      TRUSTEE FEES

Trustee fees for the period ending March 31, 2026, were $18,644. For the period ending March 31, 2025, Trustee fees were $31,365.

9.      SUBSEQUENT EVENTS

Subsequent events were evaluated through the issuance date of the condensed interim financial statements. Subsequent to March 31, 2026, the Trust declared a distribution on April 20, 2026 of $0.038014 per Unit outstanding payable on May 14, 2026 to Unitholders of record on April 30, 2026. The April 2026 distribution included $1.125 million, the third partial installment of the settlement with Blackbeard.

On March 30, 2026, Blackbeard informed the Trust that after further reviewing the Trust Conveyance (Sections 1.07, 1.10, and 1.15) for the Waddell Ranch properties, it has initiated a change in the computation of net proceeds. Beginning with the activity month of January 2026, production costs will be reported in the month incurred (activity month) rather than in the month in which revenue is recognized (generally the subsequent month). To bring the

PERMIAN BASIN ROYALTY TRUST
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

9.      SUBSEQUENT EVENTS (cont.)

quarterly reporting into compliance with this timing change in the calculation of net proceeds, the March reporting period, which will be disclosed in the Trust’s quarterly report on Form 10-Q for the second quarter of 2026, will include production costs for both January and February while reflecting one month (January) of gross proceeds.

On May 8, 2026, a hearing (the “Hearing”) was held before the 96th District Court of Tarrant County, Texas (the “Court”) in connection with the Original Petition for Modification of Trust (the “Petition”) filed by SoftVest, L.P. (“SoftVest”), a Unitholder of the Trust, seeking judicial modification of the Trust Indenture. At the Hearing, the Court approved SoftVest’s requested modifications which (1) amended Section 8.03 of the Trust Indenture to eliminate the requirement that certain amendments require approval by 75% of the outstanding Units of the Trust, and (2) deleted Section 10.01 of the Trust Indenture that sets forth certain prohibited amendments and replaced Article X of the Trust Indenture with a provision permitting amendment of any provision of the Trust Indenture by a vote of Unitholders in accordance with Article VIII (which, as amended, will permit amendment by a majority in interest of Unitholders constituting a quorum at a meeting of Unitholders where a quorum is present). As a result of the Court’s order, the Trustee entered into Amendment No. 2 to the Amended and Restated Trust Indenture of Permian Basin Royalty Trust dated May 8, 2026 implementing the modifications approved by the Court.

* * * * *

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
PBT Land and Minerals, Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of PBT Land and Minerals, Inc. (the “Company”) as of June 18, 2026 (Inception) and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company at June 18, 2026, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statement that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statement and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2026.

Fort Worth, TX

July 28, 2026

PBT Land and Minerals, Inc.
Balance Sheet

June 18, 2026 (Inception)
Assets
Total assets	—
Stockholders’ equity
Common shares, $0.01 par value, 1,000 shares authorized; 100 issued and outstanding	$1
Less: Note receivable from SoftVest	(1)
Total stockholders’ equity	—

See accompanying notes to the balance sheet.

PBT Land and Minerals, Inc.
Notes to the Balance Sheet

1. Description of the Business

PBT Land and Minerals, Inc. (“New PBT” or the “Company”), a Texas corporation, was formed on June 18, 2026 (“Inception”) by SoftVest LP (“SoftVest”) to facilitate the proposed series of asset and legal entity contributions (the “Transactions”) between Permian Basin Royalty Trust (the “Trust”), Blackbeard Holdings, LLC (“Blackbeard Holdings”) and Greybeard Energy, LLC (“Greybeard Energy”) and will transfer full ownership of New PBT to the Trust before the Transactions are completed. Upon consummation of the proposed Transactions, PBT Land and Minerals, Inc. will hold the assets and liabilities associated with the oil and natural gas mineral interests and land operations contributed by the Trust, Blackbeard Holdings and Greybeard Energy. New PBT has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the Transactions.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of financial position is prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates or assumptions that affect the reported amounts and disclosures in the financial statements. Actual future results could differ from these estimates and assumptions. Separate statements of operations, changes in stockholders’ equity and cash flows have not been presented because the Company has not engaged in any business or other activities except in connection with its formation.

At Inception, the Company was given authority to issue 1,000 shares of common stock, par value $0.01 per share and issued 100 shares of common stock to SoftVest. The subscription amount for the issued shares has not been funded. As a result, the Company has presented this as a note receivable netted with its equity.

3. Commitments and Contingencies

The Company did not have any commitments or contingencies as of June 18, 2026.

Report of Independent Registered Public Accounting Firm

Members and Managing Members of
Blackbeard Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of PBT Land and Minerals, Inc. Predecessor (the “Company”, as described in Note 2) as of December 31, 2025 and 2024, the related combined statements of operations, changes in net parent investment and cash flows for the years then ended, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to those charged with governance and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Depletion, depreciation, and amortization of oil and natural gas interests

Description of the Matter

At December 31, 2025, the book value of the Company’s oil and natural gas interests totaled $200.0 million and depreciation, depletion and amortization (DD&A) expense for proved oil and natural gas interests was $13.6 million for the year then ended. As described in Note 3, proved oil and natural gas interests are accounted for under the successful efforts method of accounting. DD&A for producing properties is provided using the units of production method based on total proved oil and natural gas reserves. Because of the complexity involved in estimating oil and natural gas reserves, management used independent petroleum engineers to prepare the proved reserve estimates as of December 31, 2025. Proved oil and natural gas reserves are prepared using standard geological and engineering methods generally recognized in the petroleum industry based on evaluations of estimated in-place hydrocarbon volumes using various inputs including historical production, oil and natural gas price assumptions, and future operating and capital cost assumptions, among others. Judgment is required by the independent petroleum engineers in evaluating the data used to estimate proved oil and natural gas reserves.

Auditing the impact of proved oil and natural gas reserves on DD&A is complex because of the use of the work of the independent petroleum engineers and the evaluation of the determination of the inputs described above used by management and its independent petroleum engineers in developing the estimate of proved oil and natural gas reserves.

How We Addressed the Matter in Our Audit

To test the estimate of proved oil and natural gas reserves, our audit procedures included, among others, evaluating the professional qualifications and objectivity of the independent petroleum engineers used to determine the estimates. In assessing whether we can use the work of the Company’s independent petroleum engineers, we evaluated the completeness and accuracy of the financial data, historical production and inputs described above used by the Company’s independent petroleum engineers in estimating proved oil and natural gas reserves by agreeing them to source documentation. For example, we assessed estimated future production volumes by comparing the estimate to relevant historical production information.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2025.
Fort Worth, TX
July 23, 2026

PBT Land and Minerals, Inc. Predecessor
COMBINED BALANCE SHEETS
(in thousands)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,085	$3,279
Accounts receivable, net – related party	11,914	8,109
Accounts receivable, net	400	342
Deferred offering costs	2,071	—
Total current assets	15,470	11,730

Property and equipment:
Oil and natural gas interests	199,980	146,682
Other property and equipment	31,373	23,740
Accumulated depreciation, depletion and amortization	(80,013)	(66,118)
Property and equipment, net	151,340	104,304
Other non-current assets:
Digital assets	1,096	927
Other noncurrent assets	140	—
Total assets	$168,046	$116,961

Liabilities and Net Parent Investment
Current liabilities:
Accounts payable and accrued expenses	$193	$8
Ad valorem taxes payable	1,273	912
Income tax payable	395	227
Current portion of long-term debt, net	2,812	—
Other current liabilities	48	—
Total current liabilities	4,721	1,147

Noncurrent liabilities:
Long-term debt, net	14,764	—
Other noncurrent liabilities	673	—
Total liabilities	$20,158	$1,147
Commitments and contingencies (Note 8)

Net Parent Investment
Net parent investment	147,888	115,814
Total liabilities and net parent investment	$168,046	$116,961

See accompanying notes to combined financial statements.

PBT Land and Minerals, Inc. Predecessor
COMBINED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended December 31,
	2025	2024
Revenue and other income:
Oil and gas royalties – related party	$50,549	$27,527
Oil and gas royalties	603	—
Surface use royalties – related party	16,636	8,844
Surface use royalties	1,159	448
Resource royalties – related party	2,495	341
Resource royalties	1,077	3,501
Other revenue – related party	2,523	1,290
Other revenue	335	1,171
Change in fair value of digital assets	(197)	402
Other gain	115	9
Total revenue and other income	75,295	43,533

Expenses:
Production and ad valorem taxes	3,190	2,100
General and administrative – related party	3,605	1,740
Transaction costs	4,492	—
Other operating expenses	414	490
Depreciation, depletion and amortization	13,895	10,678
Total expenses	25,596	15,008

Operating income	49,699	28,525
Interest expense, net	2,909	1,764
Income before income taxes	46,790	26,761
Income tax expense	394	226
Net income	$46,396	$26,535

See accompanying notes to combined financial statements.

PBT Land and Minerals, Inc. Predecessor
COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT
(in thousands)

Net Parent Investment in PBT Land and Minerals, Inc. Predecessor
Balance, January 1, 2024	$108,893
Net income	26,535
Net transfers to Parent	(19,614)
Balance, December 31, 2024	$115,814
Net income	46,396
Net transfers to Parent	(14,322)
Balance, December 31, 2025	$147,888

See accompanying notes to combined financial statements.

PBT Land and Minerals, Inc. Predecessor
COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$46,396	$26,535
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	13,895	10,678
Change in fair value of digital assets	197	(402)
Non-cash consideration of digital assets	(251)	(314)
Amortization of deferred financing costs	56	—
Other	(108)	(9)
Change in operating assets and liabilities:
Accounts receivable, net – related party	(3,805)	(4,255)
Accounts receivable, net	(58)	695
Accounts payable and accrued expenses	110	(501)
Ad valorem taxes payable	361	(370)
Income tax payable	168	14
Other liabilities	721	—
Net cash provided by operating activities	57,682	32,071

Cash flows from investing activities:
Additions of other property and equipment	(302)	(445)
Proceeds from disposal of other property and equipment	—	9
Net cash used in investing activities	(302)	(436)

Cash flows from financing activities:
Net transfers to Parent	(74,883)	(29,360)
Payments of deferred offering costs	(2,071)	—
Payments of debt issuance costs	(477)	—
Borrowings on debt	25,000	—
Repayments on debt	(7,143)	—
Net cash used in financing activities	(59,574)	(29,360)

Net change in cash and cash equivalents	(2,194)	2,275
Cash and cash equivalents, beginning of year	3,279	1,004
Cash and cash equivalents, end of year	$1,085	$3,279

Supplemental non-cash activities:
Transfers of property and equipment from Parent	60,561	9,770
Increase (decrease) in accrued other property and equipment included in accounts payable and accrued expenses	75	(3)
Transfers of accounts receivable to Parent	—	(24)
Decrease in accrued other property and equipment included in accounts receivable	—	(55)

See accompanying notes to combined financial statements.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

1.      Nature of Operations

In anticipation of a public transaction, PBT Land and Minerals, Inc. (“New PBT”) was formed by SoftVest LP to facilitate a business transaction with Blackbeard Holdings, LLC (“Blackbeard” or the “Parent”) and other parties. New PBT will hold the assets and liabilities associated with the oil and natural gas mineral interests and land operations of “PBT Land and Minerals, Inc. Predecessor” or the “Company”.

The assets and operations currently comprising PBT Land and Minerals, Inc. Predecessor were previously contemplated to be contributed to a stand-alone public company under the name US Land Guild Corp. In connection with that process, combined financial statements were prepared for US Land Guild Corp. Predecessor in contemplation of a stand-alone initial public offering. Following a reassessment of the transaction structure, the Company decided to pursue an alternative path to a public transaction for the same group of assets, liabilities and operations. Accordingly, these predecessor financial statements have been recast to reflect PBT Land and Minerals, Inc. Predecessor as the relevant predecessor entity for purposes of the public transaction.

PBT Land and Minerals, Inc. Predecessor owns oil and natural gas mineral interests and surface acreage in the Permian Basin in West Texas and generates revenue primarily from oil and natural gas royalties, the use of its surface acreage and the sale of resources from its land.

2.      Basis of Presentation

The assets, liabilities and operations of PBT Land and Minerals, Inc. Predecessor have historically been held and managed by various legal entities within the Parent and have historically not represented the operations of a single, separate legal entity or a group of separate legal entities. To complete the public transaction, the Parent will execute various internal reorganization transactions as well as execute a series of business transactions with other parties that will result in New PBT owning PBT Land and Minerals, Inc. Predecessor. The Company will receive an effective net revenue interest on certain properties in the Permian Basin. The combined financial statements present on a historical basis the combined assets, liabilities, revenues and expenses related to PBT Land and Minerals, Inc. Predecessor, giving effect to the reorganization transactions for all periods presented.

The combined financial statements were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Historically, the results of operations of PBT Land and Minerals, Inc. Predecessor were reported within the Parent’s consolidated financial results of operations. The combined financial statements were derived from the historical accounting records of the Parent and are presented on a carve-out basis reflecting the historical operations of PBT Land and Minerals, Inc. Predecessor as conducted within the Parent. These combined financial statements maybe not be indicative of the financial position, results of operations, or cash flows that would have been achieved had the Company operated as a separate, stand-alone entity during the periods presented.

The combined financial statements include certain assets and liabilities that were historically held by the Parent but are specifically identifiable or otherwise allocable to PBT Land and Minerals, Inc. Predecessor, as well as revenue and expenses that are specifically identifiable to PBT Land and Minerals, Inc. Predecessor.

The combined statements of operations include expense allocations for certain functions historically performed by the Parent not previously recorded within the combined financial statements, including allocations of general corporate expenses related to accounting, engineering, human resources, executive management, information technology, field operating and other support. These expenses were allocated on the basis of revenues generated. The Company considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, be indicative of the actual expenses that would have been incurred during the periods presented if PBT Land and Minerals, Inc. Predecessor had operated as a separate stand-alone entity or of the future expenses that will be incurred by the Company.

Intercompany transactions and accounts within PBT Land and Minerals, Inc. Predecessor have been eliminated. All significant transactions between PBT Land and Minerals, Inc. Predecessor and the Parent have been included within the combined financial statements. Transactions between PBT Land and Minerals, Inc. Predecessor and Parent, with the exception of certain allocated related party transactions discussed in Note 5 — Related Party Transactions, are reflected as net parent investment on the combined balance sheets and primarily as a financing activity in net transfers to Parent on the combined statements of cash flows.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

2.      Basis of Presentation (cont.)

Net parent investment represents the Parent’s historical investment in PBT Land and Minerals, Inc. Predecessor, accumulated earnings after taxes, and the net effect of transactions with and allocations from the Parent. This arrangement is not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business separate from the Parent during the periods presented.

Cash and cash equivalents on the combined balance sheets primarily represent cash held in a legal entity in which the operations and assets of the Parent for the periods presented were those of PBT Land and Minerals, Inc. Predecessor. At other legal entities, the Parent utilizes a centralized approach to cash management and funds the Company’s operating and investing activities as needed. The cash and cash equivalents centrally held by the Parent are not specifically identifiable to PBT Land and Minerals, Inc. Predecessor and therefore have not been reflected on the combined balance sheets. The debt of the Parent has been partially collateralized by the Company’s assets and as a result, interest expense has been allocated based on the relative value of the Company’s oil and natural gas interests utilized to fund its business operations and the prevailing interest rates. For the years ended December 31, 2025 and 2024, net transfers to Parent reflected on the combined statements of cash flows differs from net transfers to Parent reflected on the combined statements of changes in net parent investment as a result of transfers of other property and equipment from the Parent recorded as non-cash capital contributions.

These combined financial statements may not be indicative of the Company’s future performance as a standalone public company and do not necessarily reflect what the combined results of operations, financial position, and cash flows would have been had the Company operated as a standalone entity during the periods presented.

3.      Summary of Significant Accounting Policies

Use of Estimates

The preparation of the combined financial statements requires management to make estimates and assumptions that affect the amounts and disclosures reported within the combined financial statements and the accompanying notes. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include oil and natural gas reserves and depreciation, depletion, amortization of proved oil and natural gas interests.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in institutions which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits, and considers the risk of loss to be minimal.

Accounts Receivable, Net

Receivables consist primarily of oil and natural gas royalty income related to the Company’s oil and natural gas royalties and trade receivables related to surface use royalties, resource royalties and other revenue. An allowance is recorded for expected credit losses and is based upon the historical write-off experience, current market conditions, aging of trade accounts receivable and collectability patterns of customers. As of December 31, 2025, there was no allowance for expected credit losses, and as of December 31, 2024, the balance was immaterial.

Concentration of Credit Risk

Cash balances and accounts receivable are financial instruments potentially subject to credit risk. Cash and cash equivalents are maintained in bank deposit accounts which, at times, may exceed the federally insured limits. Management periodically reviews and assesses the financial condition of the banks to mitigate the risk of loss. The Company has not experienced any losses in the accounts and believes it is not exposed to any significant credit risk on cash or cash equivalents.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

The Company’s oil and natural gas royalty receivables is derived from oil and natural gas sales delivered to third-party purchasers. The Parent markets and collects proceeds of production on the Company’s behalf and remits payments to the Company. Concentration in the oil and gas industry has the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that both the purchasers and the Parent may be similarly affected by changes in economic, industry or other conditions. Management believes that any credit risk imposed by a concentration in the oil and natural gas industry is mitigated by the creditworthiness of the underlying purchasers and the Parent. The Company does not believe the loss of any single purchaser would materially impact its operating results, as crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

The Company is subject to risk resulting from the concentration of the Company’s accounts receivable and total revenue balances with the Parent. As of December 31, 2025 and 2024, the Parent accounted for approximately 88% and 90% of the Company’s accounts receivable, respectively. As of December 31, 2025 and 2024, there were no other customers that represented 10% or more of the Company’s accounts receivable.

For the years ended December 31, 2025 and 2024, the Parent accounted for approximately 91% and 87% of total revenue, respectively. For the years ended December 31, 2025 and 2024, there were no other customers that represented 10% or more of the Company’s total revenue.

Property and Equipment

Oil and natural gas interests

The Company follows the successful efforts method of accounting for its oil and natural gas properties. Under this method, costs to acquire mineral and royalty interests in oil and natural gas properties are capitalized when incurred. Acquisitions of oil and natural gas properties are recorded at their estimated fair value as of the acquisition date.

Costs of proved oil and natural gas properties are depleted on a basin-wide basis utilizing the units-of-production method using an estimate of total proved reserves as determined by the Company’s independent petroleum engineers. Costs of unproved oil and natural gas properties are not subject to depletion. These costs are transferred into costs subject to depletion on an ongoing basis as wells are completed and as proved reserves are established or confirmed.

As a mineral and royalty interest owner, the Company does not have asset retirement obligations as the working interest owners and operators are responsible for plugging and abandoning wells and restoring surface locations.

Other property and equipment

Other property and equipment is stated at cost, including when transferred from the Parent, or upon acquisition at its fair value. Expenditures for construction activities, major improvements and betterments that extend the useful life of an asset are capitalized, while maintenance and repair costs are expensed as incurred.

Other property and equipment consists of land, equipment, buildings and leasehold improvements. Depreciation is calculated using the straight-line method based on estimated useful lives for each asset group as shown below:

Range of Estimated Useful Lives
Equipment	5 – 40 years
Buildings and leasehold improvements	7 – 20 years

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

Impairment of Property and Equipment

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of the assets might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability is generally determined by comparing the carrying value to the expected undiscounted future cash flows of the asset. If the carrying value of the asset exceeds the undiscounted future net cash flows, the fair value of the asset is determined, and an impairment is recognized based on the amount by which the carrying value exceeds the estimated fair value.

Impairment of proved oil and natural gas interests

Fair value of proved oil and natural gas interests is determined primarily by discounted cash flows, supported by available market valuations, if applicable. Significant inputs and assumptions to the valuation of proved oil and natural gas interests include estimates of reserves, future production volumes, future commodity prices and a market-based weighted average cost of capital rate.

Impairment of unproved oil and natural gas interests

Unproved oil and natural gas interests are evaluated periodically for impairment. Impairment assessment criteria includes, but is not limited to, remaining lease term, exploratory drilling results, reservoir performance and seismic interpretation or future plans to develop acreage.

No impairment on property and equipment was recorded for the years ended December 31, 2025 or 2024.

Digital Assets

Digital assets refer to the cryptocurrencies, primarily Bitcoin, that the Company earns as non-cash consideration from its mining operations. The Company reflects digital assets held at fair value on the combined balance sheets and combined statements of cash flows, the activity from the remeasurement of digital assets at fair value on the combined statements of operations and the required expanded disclosures in Note 7 — Digital Assets.

Digital assets are valued using prices as reported on reputable and liquid exchanges using closing prices provided by such exchanges as of the date and time of determination.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable market prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value. The three levels of the fair value measurement hierarchy are as follows:

•	Level 1:	Quoted market prices in active markets for identical assets or liabilities.
•	Level 2:	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.
•	Level 3:	Unobservable inputs that are not corroborated by market data.

The carrying value of the Company’s cash and cash equivalents, accounts receivable, net, accounts payable and accrued expenses and income tax payable reported on the combined balance sheets approximate fair value due to the short-term nature of the instruments.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

The carrying value of digital assets are adjusted to fair value on a recurring basis at each reporting period in accordance with Accounting Standards Codification (“ASC”) Topic 820, Fair value measurement, based on quoted prices on the active exchange(s) that the Company has determined are the principal market for such assets (Level 1 inputs). The cost basis of digital assets is determined using the specific identification of each unit received. Realized and unrealized gains and losses are recorded in other gain and change in fair value of digital assets, respectively, on the combined statements of operations.

The carrying value of non-financial assets, such as property and equipment, is adjusted to fair value on a non-recurring basis when they are impaired.

During the years ended December 31, 2025 and 2024, there were no transfers between the fair value hierarchy levels. The Parent enters into derivative financial instruments to manage commodity price risk. However, none of the Parent’s derivative transactions were allocated to the Company as they were corporate-level transactions not specifically related to the Company’s oil and natural gas interests.

Deferred Financing Costs

Deferred financing costs relating to fees incurred to secure debt financing are capitalized and amortized over the life of the related loans. Deferred financing costs were approximately $0.3 million as of December 31, 2025 related to the term loan in long-term debt, net and current portion of long-term debt, net on the combined balance sheets. Deferred financing costs were approximately $0.2 million as December 31, 2025 related to the revolving credit facility in other non-current assets on the combined balance sheets. Total accumulated amortization is less than $0.1 million for each respective instrument.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other costs directly attributable to the Company’s anticipated public transaction, which were originally incurred in contemplation of a stand-alone initial public offering. These costs are recorded in deferred offering costs on the combined balance sheets until the completion of the public transaction, upon which these costs will be recorded as a reduction of the proceeds received. Should the planned transaction be abandoned, terminated, or significantly delayed, the deferred offering costs would be immediately written off to transaction costs. Subsequent to December 31, 2025, the Company shifted course on the structure of its public transaction, and the deferred offering costs were written off to transaction costs. Additionally, during the year ended December 31, 2025, the Company expensed $4.5 million of costs associated with the anticipated initial public offering that were not directly attributable to the offering, which are included in transaction costs in the combined statements of operations.

Acquisitions

The Company evaluates each acquisition to determine whether the acquired assets constitute a business or a group of assets in accordance with ASC Topic 805, Business Combinations. An acquisition is accounted for as a business combination if the acquired set of activities and assets includes an input and a substantive process that together significantly contribute to the ability to create outputs. If the acquired set does not meet the definition of a business or substantially all of the relative fair value is concentrated in a single asset or group of similar assets, the transaction is accounted for as an asset acquisition.

For transactions accounted for as business combinations, the Company applies the acquisition method of accounting, whereby the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Any excess of the purchase price over the fair value of net assets acquired is recognized as goodwill. Transaction costs are expensed as incurred.

For asset acquisitions, the purchase price including transaction costs is allocated to the assets acquired and liabilities assumed on a relative fair value basis. No goodwill is recognized in asset acquisitions and transaction costs are capitalized as part of the cost of the acquired assets.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

Revenue Recognition

Oil and natural gas royalties

Oil and natural gas royalties, which also include natural gas liquids (“NGLs”), are earned on oil and natural gas mineral interests owned by the Company. Oil and natural gas royalties are recognized when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers. The oil and natural gas royalties the Company receives are dependent upon market prices for oil and natural gas and producer specific location and contractual price differences. Oil and natural gas royalty payments are typically received within three months after the month of production.

The following table presents revenue disaggregation by product, the majority of which was produced on the properties operated by the Parent:

	Year Ended December 31,
	2025	2024
Oil and natural gas royalties revenue:	(in thousands)
Oil	$46,395	$24,779
Natural gas	925	259
NGLs	3,832	2,489
Oil and natural gas royalties	$51,152	$27,527

The Company accrues oil and natural gas royalties based on an estimate of the production sold to the customer and the price that will be received for the sale of the product. In these situations, differences are recorded between estimates and the actual amounts received for product sales in the month that revenue is processed after payment is received from the customer. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant. As of December 31, 2025 and 2024, the Company accrued $6.6 million and $2.9 million of oil and natural gas royalties on the combined statements of operations, respectively.

Contract balances:    Under the Company’s oil and natural gas royalty income contracts, it generally has the right to receive its interest in the gross proceeds collected by the operators from third-party purchasers of the Company’s production once production has occurred, at which point payment is unconditional. Accordingly, the Company’s oil and natural gas royalty income contracts do not give rise to contract assets or liabilities under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”).

Surface use revenue

Easement and other surface use contracts permit operators access to the land to inject produced water or to install pipelines, roadways, electric lines, and other equipment on land owned by the Company. The primary customer conducting these operations on the Company’s surface is Blackbeard. Under these arrangements, the Company provides customers access to the respective parcel of land over the contract term. Revenue is generated based on permitted use of the surface and contractual prices as specified in the agreement. Payments are typically received within 60 days following the month remittance advice is provided to the customer.

The Company’s surface use revenue is primarily generated from ongoing surface use agreements under which Blackbeard utilizes the Company’s surface acreage, on a non-exclusive basis, over time. For these arrangements, revenue is recognized over the contract term as surface access is provided and use occurs, consistent with the pattern in which the performance obligation is satisfied. Certain agreements include one-time surface use payments for discrete, defined, non-exclusive surface use rights, such as the grant of a specific easement or right-of-way. For these arrangements, revenue is recognized at the point in time the right is granted and the performance obligation is satisfied. One-time surface use payments recognized at a point in time totaled $3.5 million and $0.6 million, respectively, for the years ended December 31, 2025 and 2024.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

Contract liabilities:    Contract liabilities relate to surface use agreements where the Company receives payments from customers in advance of satisfying the related performance obligation. These arrangements typically involve exclusive surface use rights granted to a customer for a defined period. Payments received in advance are recorded as contract liabilities and recognized as revenue over the term of the agreement as the performance obligation is satisfied.

Resource royalties

Resource royalties are generated in connection with the sand that is extracted by two sand mines on the Company’s surface estate. Effective November 2024, one of these sand mines is affiliated through common ownership. As the Company transfers the rights to explore and produce a resource, the Company receives the right to a royalty on future production of that resource. Resource royalty revenue includes variable consideration that is dependent upon production from the sand resources which is recognized when volumes are extracted and shipped, as defined in the respective agreements. The majority of resource royalty payments are received quarterly following the period of production. The Company accrues resource royalties extracted and shipped but not yet paid based on estimated royalty production and estimated prices. In these situations, differences are recorded between estimates and the actual amounts received in the month that revenue is processed. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant.

Other revenue

Other revenue includes impacts of various other sources of revenue. Fresh water sales, which are generally recognized upon delivery of water to Blackbeard and other operators, generate revenue on a per barrel basis based on contractually agreed rates. Leasing and rental income related to electric substations and various surface leases is generally recognized over the terms of the respective leases. The Company accrues fresh water, leasing, and rental income based on estimated usage and contractual rates. In these situations, differences are recorded between estimates and the actual amounts received in the month that revenue is processed. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant. See Note 7 — Digital Assets for discussion regarding the recognition of revenue associated with cryptocurrency which was not material for the periods presented.

Income Taxes

Historically, the results of operations of PBT Land and Minerals, Inc. Predecessor have been reported within the Parent’s consolidated financial results of operations. The Parent is a limited liability company and treated as a flow-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the investors in the Parent and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal tax provision has been made within the combined financial statements of PBT Land and Minerals, Inc. Predecessor.

The Company’s operations located in Texas are subject to the Texas margin tax at the entity level at a statutory rate of up to 0.75% of margin as defined by the Texas Tax Code. The provision for Texas margin tax has been calculated on a “separate return” basis in accordance with ASC Topic 740, Income Taxes. Under this method, the Company is assumed to have historically filed a return separate from the Parent, reporting its taxable income or loss and paying applicable tax based on its separate taxable income and associated tax attributes in the applicable tax jurisdiction.

For the years ended December 31, 2025 and 2024, cash paid for the Company’s share of Texas margin taxes on a separate tax return basis were $0.2 million for both periods.

The Company has been included as part of the Parent’s income tax returns and may be subject to potential examination by U.S. federal, U.S. states, or foreign jurisdiction authorities in the areas of income taxes for the years ranging from 2021 to 2025. These potential examinations may include questioning the timing and amount of deductions, the nexus

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

of income among various tax jurisdictions, and compliance with U.S. federal, U.S. state, and foreign tax laws. For the years ended December 31, 2025 and 2024, the Company has not identified uncertain tax positions that have a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority.

Recent Accounting Pronouncements

Recently adopted pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures, which updates reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. The amendments are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. The Company adopted this guidance effective on January 1, 2024 with retrospective application to all periods presented. The adoption of this update did not impact the Company’s financial position or results of operations.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures, which requires that certain information in a reporting entity’s tax rate reconciliation be disaggregated and provides additional requirements regarding income taxes paid. The amendments are effective for annual periods beginning after December 15, 2024, with early adoption permitted, and should be applied either prospectively or retrospectively. The Company early adopted this guidance effective on January 1, 2024 with retrospective application to all periods presented. The adoption of this update did not have an impact on the Company’s financial position or results of operations.

In December 2023, the FASB issued ASU 2023-08, which provides an update to existing crypto asset guidance and requires (1) crypto assets measured at fair value separately from other intangible assets on the balance sheet and (2) changes from the remeasurement of crypto assets separately from changes in the carrying amounts of other intangible assets on the income statement and (3) specific presentation of cash receipts arising from crypto assets that are received as non-cash consideration in the ordinary course of business and are converted nearly immediately into cash. The amendments are effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years, with early adoption permitted. The Company adopted this guidance effective on January 1, 2024 with retrospective application to all periods presented. The adoption of this update did not have an impact on the Company’s financial position or results of operations.

Accounting pronouncements not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires additional disclosure about specified categories of expenses included in relevant expense captions presented on the income statement. In January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 and ASU 2025-01 apply to all public business entities and are effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027 with early adoption permitted. The amendments may be applied either prospectively or retrospectively. Management is currently evaluating ASU 2024-03 and ASU 2025-01 to determine its impact on the Company’s disclosures.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

4.      Property and Equipment

Property and equipment consists of the following:

	December 31,
	2025	2024
	(in thousands)
Oil and natural gas interests:
Proved	$192,461	$138,294
Unproved	7,519	8,388
Oil and natural gas interests	199,980	146,682

Other property and equipment:
Land	$28,163	$20,597
Equipment	2,723	2,731
Buildings and leasehold improvements	487	412
Other property and equipment	31,373	23,740

Accumulated depreciation, depletion and amortization	(80,013)	(66,118)
Total property and equipment, net	$151,340	$104,304

For the years ended December 31, 2025 and 2024, $0.9 million and $0.4 million, respectively, of unproved oil and natural gas interests were transferred to proved as wells were completed and proved reserves were established. For the years ended December 31, 2025 and 2024, depletion expense was $13.6 million and $10.5 million, respectively. For the years ended December 31, 2025 and 2024, depreciation expense was $0.3 million and $0.2 million, respectively.

5.      Related Party Transactions

Related Party Receivables

In the ordinary course of business, the Company has entered into oil and natural gas leases and surface use agreements (“SUAs”), including easements and rights-of-way, with Blackbeard and its consolidated subsidiaries, pursuant to which the Company has granted certain production rights and rights to conduct operations on its land. The Company has a receivable for the value of any oil and natural gas produced or severed from the mineral lease by Blackbeard, sold to third-party purchasers, and not yet remitted to the Company. Additionally, the Company has a receivable for any fee owed to the Company for use of its surface that has not yet been remitted. Blackbeard and its consolidated subsidiaries have the right and intent to offset determinable balances with the Company. Net balances between the companies are settled periodically based on the net position at a point in time. See Note 3 — Summary of Significant Accounting Policies for additional discussion. As of December 31, 2025 and 2024, Blackbeard, either directly or indirectly through its consolidated subsidiaries, owed the Company $10.9 million and $7.6 million, respectively.

Additionally, in the ordinary course of business, the Company has entered into royalty agreements and SUAs, including easements and rights-of-way, with Iron Oak Energy Solutions, of which NGP holds more than a 20% interest, pursuant to which the Company has granted certain rights to construct, operate and maintain certain sand extraction facilities on its land. Iron Oak Energy Solutions became a related party in November 2024 and as of December 31, 2025 owed the Company $1.0 million. and as of December 31, 2024 owed the Company $0.5 million, of which $0.3 million was generated from November 2024 forward.

Revenue Transactions

As described above under Related Party Receivables and also in Note 3 — Summary of Significant Accounting Policies, the Company engages in transactions with Blackbeard by receiving oil and natural gas royalties as oil and natural gas products are produced or severed from the mineral lease and also by receiving fees for the use of its land including surface use, resource royalties and other revenue. During the year ended December 31, 2025 and 2024, the Company earned $68.4 million and $37.6 million, respectively of income from Blackbeard.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

5.      Related Party Transactions (cont.)

As described above under Related Party Receivables, the Company engages in transactions with Iron Oak Energy Solutions which became a related party in November 2024. During the year ended December 31, 2025 and 2024, the Company earned $3.8 million and $0.3 million, respectively, of total revenues related to such agreements. During the year ended December 31, 2025, the Company did not earn income from any other related party affiliates. During the year ended December 31, 2024, the Company earned $0.1 million of income from other related party affiliates.

Allocation of Corporate Expenses

The Parent provides the Company with certain support and administrative services, including accounting, engineering, human resources, executive management, information technology, field operating and other support. Some of these services will continue to be provided to the Company following the public transaction. The Company determined that it is not practicable to determine the cost of these services on a stand-alone basis for the periods presented. The cost of these services has been allocated to the Company on the basis of revenues and represents the entire amounts recorded in general and administrative — related party on the combined statements of operations.

This allocation also includes the compensation costs recorded by the Parent as they relate to the incentive units and phantom equity interests awarded to certain employees of the Parent. These awards generally vest over three to five years. The amounts of such compensation costs allocated to the combined statements of operations were not material for the periods presented.

Allocation of Interest Expense

The debt of the Parent has been partially collateralized by the Company’s assets and as a result, interest expense has been allocated based on the relative value of the Company’s oil and natural gas interests utilized to fund its business operations and the prevailing interest rates. The Parent pays interest on the unpaid principal amount of each advance made by the lender from the date of such advance until such principal amount shall be paid in full. At December 31, 2025, the Parent was paying an interest rate of 7.4% plus applicable commitment fees. Interest expense allocated to the Company for the years ended December 31, 2025 and 2024 was $2.0 million and $1.9 million, respectively, and is offset by $0.1 million of interest income for both periods when presented in interest expense, net on the combined statements of operations.

The interest allocated to the Company may not be indicative of the actual interest expense that the Company would have incurred had it operated as a stand-alone entity during the periods presented or of future interest costs the Company will incur.

6.      Asset Acquisition

Hilcorp Acquisition

On May 30, 2025, the Parent completed an acquisition of 40,400 Net Royalty Acres (“NRAs”) and 14,300 surface acres located in the Permian Basin primarily in Crane County, Texas from Hilcorp Permian CT TXNM, LLC. The acquisition was accounted for as an asset acquisition with a total purchase consideration of $137.2 million, inclusive of transaction costs. A portion of the acquired mineral interest and all of the surface acres will be contributed to the Company upon the completion of the public transaction. As a result, the Company included its share of the acquisition in the combined financial statements. The acquired asset value attributed to the Company was $60.6 million based on the fair market value of the Company’s share of assets acquired. The transaction resulted in $53.3 million allocated to proved oil and natural gas interests and $7.3 million to land with an offsetting contribution from the Parent of $60.6 million.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

6.      Asset Acquisition (cont.)

Post Acquisition

On April 30, 2024, the Company and another wholly owned subsidiary of the Parent entered into an agreement with a related party of the Parent to receive 5,536 net acres of surface in Crane County, Texas with an approximate fair value of $9.9 million in exchange for other property and equipment with a carrying value of $3.9 million primarily of equipment and $6.0 million in cash. The Company determined that the fair market value of the surface acres received were approximately equal to the value of the assets being transferred, resulting in no gain or loss recognized. The Company recorded the entire $9.9 million of land on the combined balance sheets based on the carryover basis from the Parent with a reduction to other property and equipment of $1.5 million related to its portion of assets transferred to the buyer. The Company did not receive cash consideration from its Parent and thus recorded $8.4 million as net parent investment, which is reported, in aggregate, with other individually immaterial acquisitions on the combined statements of cash flows.

7.      Digital Assets

The Company began cryptocurrency mining activities during the year ended December 31, 2022 and continues to periodically be awarded digital assets through crypto-mining activities.

The Company contributes computational resources to mining pools by executing cryptographic hash functions to validate blockchain transactions in exchange for payment in the form of non-cash consideration, primarily Bitcoin. Cryptocurrency mining revenue is recognized at the point in time of blockchain verification. The Company uses prices as reported on reputable and liquid exchanges at 23:59:59 coordinated universal time since digital assets are traded on a 24-hour period. Digital assets are recorded in other revenue on the combined statements of operations and are subsequently remeasured to fair value based on the exchange quoted price as of the balance sheet date. The activity from remeasurement is reflected in change in fair value of digital assets on the combined statements of operations.

Digital assets as shown on the combined balance sheets are as follows:

	December 31, 2025			December 31, 2024
	Units	Cost Basis	Fair Value	Units	Cost Basis	Fair Value
	(in thousands, except unit data)
Digital assets held:
Bitcoin	11.28	$702	$987	9.93	$458	$927
Ethereum	36.69	$138	$109	—	$—	$—
Total	47.97	$840	$1,096	9.93	$458	$927

Reconciliation of the fair value of the Company’s digital assets are as follows:

	Bitcoin	Ethereum	Total
	(in thousands)
Beginning balance at January 1, 2024	$211	$—	$211
Additions	314	—	314
Unrealized gain	402	—	402
Balance, December 31, 2024	927	—	927
Additions	251	—	251
Exchange	(138)	138	—
Realized gain	115	—	115
Unrealized loss	(168)	(29)	(197)
Balance, December 31, 2025	$987	$109	$1,096

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

7.      Digital Assets (cont.)

Digital assets are presented in non-current assets as there is no intention to liquidate the assets in the next 12 months to support operations. Additions are the result of awarded digital assets received through mining activities presented in other revenue. During the year ended December 31, 2025, the Company exchanged a portion of its Bitcoin holdings for Ethereum which was calculated using a first-in, first-out method and is recorded in other gain on the combined statements of operations. In addition to the Bitcoin and Ethereum described above, the Company holds an immaterial amount of Ethereum Classic.

8.      Commitments and Contingencies

The Company records liabilities related to litigation and other legal proceedings when they are either known or considered probable and can be reasonably estimated. Legal proceedings are inherently unpredictable and subject to significant uncertainties, and significant judgment is required to determine both probability and the estimated amount. As a result of these uncertainties, any liabilities recorded are based on the best information available at the time. As any new information becomes available, the Company reassesses the potential liability related to pending litigation. Management is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the Company’s financial condition, results of operations or cash flows for the periods presented.

9.      Debt

On May 30, 2025, the Company entered into a secured revolving credit agreement with Comerica Bank as administrative agent, sole book runner and lead arranger (the “Credit Agreement”). The Credit Agreement provides for (i) a secured term loan in the aggregate principal amount of $20.0 million (the “Term Loan”), and (ii) a secured revolving credit facility with a maximum commitment of $10.0 million (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facilities”), both maturing on May 30, 2030. The Credit Facilities are secured by a first priority lien on substantially all of the Company’s oil and gas properties and surface acreage.

The outstanding borrowings under the Credit Facilities bear interest at a rate elected by the Company that is equal to either (i) the Alternate Base Rate plus an applicable margin ranging from 1.75% to 2.75%, or (ii) the Adjusted Term Secured Overnight Financing Rate (“SOFR”) plus an applicable margin ranging from 2.75% to 3.75%, in each case depending on the Company’s leverage ratio. Alternate Base Rate means a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one half of one percent, (c) the Adjusted Term SOFR for a one-month tenor in effect on such day plus one percent, and (d) the Floor. The applicable margin is subject to adjustment based on the Company’s quarterly compliance certificate. A commitment fee of 0.5% per annum is payable on the unused portion of the Revolving Credit Facility.

The Credit Agreement contains various affirmative and negative covenants. These covenants, among other things, limit additional indebtedness, additional liens, sales of assets, restricted payments, investments and changes in business or fiscal periods. In addition, the Company is required to comply with the following financial ratios (i) a maximum leverage ratio as of the last day of each test period (as defined under the Credit Facilities) of 3.50 to 1.00, and (ii) a minimum debt service coverage ratio of at least 1.25 to 1.00 as of the last day of any test period.

The Credit Agreement contains customary events of default. During the existence of an event of default (as defined under the Credit Facilities), the agent has a right to, among other available remedies, terminate the commitments and/or declare all outstanding obligations under the Credit Facilities to be immediately due and payable. The Company was in compliance with these covenants as of December 31, 2025.

The estimated fair value of the Credit Facilities approximates the principal amount outstanding because the interest rates applicable to such amounts are variable and reflective of market rates and the debt may be repaid, full or in part, at any time without penalty.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

9.      Debt (cont.)

The subsequent repayment and termination of the Credit Facilities after December 31, 2025 is discussed in Note 11 — Subsequent Events.

Term Loan

The Term Loan requires quarterly principal amortization payments on the last business day of each calendar quarter, commencing September 30, 2025 through maturity. Any principal amounts outstanding on the maturity date, May 30, 2030, become due and payable on such date.

During the year ended December 31, 2025, the Company incurred $0.9 million of interest expense related to the Term Loan and the interest rate was 6.6% as of December 31, 2025.

Revolving Credit Facility

The Revolving Credit Facility provides for incremental borrowings up to the revolving commitment of $10.0 million. The Revolving Credit Facility provides availability for the issuance of letters of credit on the Company’s behalf in an aggregate amount not to exceed $5.0 million. Principal amounts borrowed under the Revolving Credit Facility may be repaid from time to time without penalty. Any principal amounts outstanding on the maturity date, May 30, 2030 become due and payable on such date.

During the year ended December 31, 2025, the Company incurred $0.1 million of interest expense related to the Revolving Credit Facility and as of December 31, 2025, there were no outstanding borrowings under the Revolving Credit Facility.

As of December 31, 2025, the Company’s debt consisted of the following:

December 31, 2025
(in thousands)
Term Loan	$17,857
Unamortized debt issuance costs on the Term Loan	(281)
Current portion of long-term debt	(2,812)
Total long-term debt	$14,764

Debt Maturities

The following table summarizes the Company’s debt obligations as of December 31, 2025. Estimated future payments for the debt based on the amount outstanding are shown below:

Amount
2026	$2,857
2027	2,857
2028	2,857
2029	2,857
2030	6,429
Total debt maturities	$17,857

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

10.    Segment

PBT Land and Minerals, Inc. Predecessor focuses on owning and acquiring mineral and royalty interests and surface acreages in the Permian Basin in West Texas and generates revenue primarily from the oil and natural gas royalty income on the sale of oil and natural gas products and uses of other resources associated with its properties. All of the Company’s assets and operations are in the Permian Basin in the United States.

PBT Land and Minerals, Inc. Predecessor operates in a single operating and reportable segment, which is consistent with the reporting structure of the Company’s internal organization and the use of the combined financial information of PBT Land and Minerals, Inc. Predecessor by the Company’s chief operating decision maker (“CODM”) to allocate resources and assess performance. The CODM is a team comprising the chief executive officer, chief financial officer, chief operating officer, vice president of reserve engineering and general counsel.

The primary measure of segment profit or loss used by the CODM is net income, as presented on the combined statements of operations. The measure of segment assets is reported on the combined balance sheets as total assets. Total expenditures for additions to long-lived assets are as reported on the combined statements of cash flows. The significant expense categories regularly provided to the CODM and included in the measure of segment profit or loss are those presented on the combined statements of operations.

11.    Subsequent Events

Management has evaluated subsequent events through July 23, 2026, the date the financial statements were available to be issued and there were no items or significant activity to disclose other than those listed below.

Ranch Acquisition

On February 10, 2026, the Company entered into an agreement to acquire the surface estate of certain ranch properties located in the Permian Basin in Crane County, Texas from Rasler’s Range, LP and related individual sellers. The transaction closed on June 3, 2026 and the total purchase price for this transaction was $20.0 million. The transaction is expected to be accounted for as an asset acquisition. Upon closing, the purchase price is expected to be allocated to other property and equipment. The Company is currently evaluating the fair value of the assets to be acquired and the final allocation of the purchase price has not been determined as of the date these financial statements were issued.

Credit Agreement and Debt Extinguishment

On June 1, 2026, the Company entered into a secured revolving credit agreement with JPMorgan Chase Bank as the administrative agent and issuing bank. The credit agreement provides for a revolving credit facility in the maximum aggregate revolving commitment amount of $250.0 million. The revolving credit facility matures on May 30, 2031. The credit agreement is secured by the Company’s property and equipment and requires the Company to maintain certain leverage and liquidity ratios. As of July 22, 2026, the Company had total outstanding borrowings of $98.0 million under the revolving credit facility and had incurred bank fees of $2.9 million. Using the borrowings under the new revolving credit agreement and cash on hand, on June 1, 2026, the Company fully extinguished and settled its remaining debt of $17.2 million, inclusive of counsel fees, and terminated its existing Term Loan and Revolving Credit Facility.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

12.    Supplemental Oil and Natural Gas Disclosures (Unaudited):

The Company’s oil and natural gas reserves are attributable solely to properties in the Permian Basin within the United States.

Capitalized Oil and Natural Gas Costs

Aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depletion are as follows:

	December 31,
	2025	2024
	(in thousands)
Oil and natural gas interests:
Proved	$192,461	$138,294
Unproved	7,519	8,388
Total oil and natural gas interests	199,980	146,682
Accumulated depletion	(78,923)	(65,287)
Net oil and natural gas interests capitalized	$121,057	$81,395

Costs Incurred in Oil and Natural Gas Activities

For the year ended December 31, 2025, costs incurred related to the acquisition of proved oil and natural gas properties were $53.3 million. For the year ended December 31, 2024, there were no oil and natural gas property acquisitions.

Results of Operations from Oil and Natural Gas Producing Activities

The following table sets forth the revenues and expenses related to the production and sale of oil and natural gas activities. It does not include any interest costs or general and administrative costs and therefore, is not necessarily indicative of the net operating results of the Company’s oil and natural gas activities.

	December 31,
	2025	2024
	(in thousands)
Revenues	$51,152	$27,527
Production costs	(3,177)	(2,085)
Depreciation, depletion and amortization	(13,636)	(10,454)
Income tax expense	(266)	(145)
Total	$34,073	$14,843

Oil and Natural Gas Reserves

The reserve information as of December 31, 2025 and 2024 presented below is based on estimates of net proved reserves derived from the reserve reports prepared by Cawley Gillespie & Associates, Inc., independent petroleum engineers, in accordance with guidelines established by the Securities and Exchange Commission (“SEC”). Proved oil and natural gas reserves are the estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Reserve estimates are inherently imprecise, and estimates of undeveloped reserves are more imprecise than estimates of established proved producing reserves. Accordingly, reserve estimates are expected to change as future information becomes available.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

12.    Supplemental Oil and Natural Gas Disclosures (Unaudited): (cont.)

The changes in the total proved reserves for the Company are as follows:

	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed and undeveloped reserves:
Balance, January 1, 2024	2,540	8,092	905	4,793
Revisions of previous estimates	(63)	166	32	(2)
Extensions and discoveries	983	3,290	368	1,899
Production	(333)	(1,119)	(136)	(656)
Balance, December 31, 2024	3,127	10,429	1,169	6,034
Revisions of previous estimates	15	(524)	104	32
Extensions and discoveries	2,552	5,724	830	4,336
Acquisition of reserves	1,837	4,636	523	3,133
Production	(736)	(1,804)	(228)	(1,265)
Balance, December 31, 2025	6,795	18,461	2,398	12,270
	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed reserves:
January 1, 2024	1,630	5,990	664	3,292
December 31, 2024	2,144	7,332	822	4,188
December 31, 2025	4,406	13,167	1,657	8,258

Proved undeveloped reserves:
January 1, 2024	910	2,102	241	1,501
December 31, 2024	983	3,097	347	1,846
December 31, 2025	2,389	5,294	741	4,012

As of December 31, 2025, proved undeveloped reserves totaled 4,012 MBoe, or 33% of total proved reserves. The majority of these reserves are located in Crane County, Texas, on acreage where Blackbeard is the operator and has ongoing horizontal drilling programs. The Company’s independent petroleum engineers included these locations as proved undeveloped reserves based on Blackbeard’s stated development plans, existing infrastructure, drilling permits, and analogy to producing wells on offsetting acreage.

The conversion of proved undeveloped reserves to proved developed reserves is dependent on Blackbeard’s drilling and completion activities, which are subject to various factors including commodity prices, availability of capital, rig availability, regulatory approvals, and Blackbeard’s strategic priorities. While the Company maintains regular communication with Blackbeard regarding development plans, the Company does not control the timing or pace of development activities.

During the year ended December 31, 2025, changes in proved reserves that occurred were primarily due to:

•        Positive volume revisions of 32 MBoe consisted of positive 375 MBoe due to updates to development plans, partially offset by negative 270 MBoe related primarily to Blackbeard’s operational shift from vertical to horizontal development and negative 73 MBoe related to changes in pricing, including differentials.

•        Extensions include 2,415 MBoe in the proved undeveloped category and 1,921 MBoe in the proved developed category primarily as a result of Blackbeard’s continued development of its Permian Basin assets in Crane county Texas.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

12.    Supplemental Oil and Natural Gas Disclosures (Unaudited): (cont.)

•        Acquisition of 3,133 MBoe due to the Hilcorp acquisition, resulting in the addition of 2,452 MBoe and 681 MBoe of proved developed and undeveloped reserves, respectively.

•        For the year ended December 31, 2025, the Company had production volumes of 1,265 MBoe.

During the year ended December 31, 2024, changes in proved reserves that occurred were primarily due to:

•        Negative revisions of 2 MBoe consisted of negative 417 MBoe due to updates to development spacing plans, 270 MBoe related primarily to Blackbeard’s operational shift from vertical to horizontal development and negative 334 MBoe related to changes in pricing, including differentials, partially offset by 1,019 MBoe primarily of favorable performance revisions.

•        Extensions include 783 MBoe in the proved undeveloped category and 1,116 MBoe in the proved developed category as a result of Blackbeard’s continued development of its Permian Basin assets in Crane county Texas.

•        For the year ended December 31, 2024, the Company had production volumes of 656 MBoe.

Standardized Measure of Discounted Future Net Cash Flows

The Company follows the guidelines prescribed in ASC Topic 932, Extractive Activities — Oil and Gas (“ASC 932”), for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The following summarizes the policies used in the preparation of the accompanying oil and natural gas reserve disclosures, standardized measures of discounted future net cash flows from proved oil and natural gas reserves and the reconciliations of standardized measures from year to year.

The standardized measure does not include any future development or abandonment costs because the Company’s interests are limited to mineral and royalty interests. Thus, the Company does not incur capital or abandonment expenditures related to the development of proved reserves. Future production costs included in the standardized measure consist primarily of production and ad valorem taxes.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) the estimated future cash flows are computed by applying the twelve month average of the first of the month prices of oil and natural gas relating to the proved reserves to the year-end quantities of those reserves, (3) the future cash flows are reduced by estimated production costs related to production and ad valorem taxes and (4) future net cash flows are discounted to present value by applying a discount rate of 10%.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Company’s oil and natural gas reserves.

Historically, the results of operations of the Company have been reported within the Parent’s consolidated financial results of operations. The Parent is a limited liability company and treated as a flow-through entity for federal income tax purposes. Thus, the effect of future U.S. federal income taxes has been excluded from the standardized measure of discounted future net cash flows. However, the Company is subject to Texas margin tax, and the expected impact of such taxes has been included.

PBT Land and Minerals, Inc. Predecessor
Notes to Combined Financial Statements

12.    Supplemental Oil and Natural Gas Disclosures (Unaudited): (cont.)

The future net cash flows relating to proved oil and natural gas reserves based on the standardized measure prescribed in ASC 932 are as follows:

	December 31,
	2025	2024
	(in thousands)
Oil and natural gas producing activities:
Future oil and natural gas sales	$506,405	$255,729
Future production costs	(33,214)	(22,730)
Future income tax expense	(2,645)	(1,343)
Undiscounted future net cash flows	470,546	231,656
Ten percent annual discount factor	(215,303)	(104,464)
Standardized measure of discounted future net cash flows	$255,243	$127,192

The following table presents the SEC Prices as adjusted for differentials and contractual arrangements utilized in the computation of future cash inflows:

	December 31,
	2025	2024
Oil ($/Bbl)	$64.93	$74.58
Natural gas ($/Mcf)	$0.85	$0.25
NGLs ($/Bbl)	$20.65	$17.09

The changes in the standardized measure of discounted future net cash flows relating to oil and natural gas reserves are as follows:

	Year Ended December 31,
	2025	2024
	(in thousands)
Balance at the beginning of the year	$127,192	$112,081
Net change in prices and production costs	(8,852)	(15,395)
Sales of oil and natural gas, net of production costs	(47,975)	(25,442)
Extensions and discoveries	97,480	42,825
Acquisition of reserves	70,039	—
Revisions of previous quantity estimates	486	(47)
Net change in income taxes	(697)	(110)
Accretion of discount	12,793	11,271
Changes in timing and other	4,777	2,009
Balance at the end of the year	$255,243	$127,192

PBT Land and Minerals, Inc. Predecessor
CONDENSED COMBINED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$5,064	$1,085
Accounts receivable, net – related party	15,592	11,914
Accounts receivable, net	384	400
Deferred offering costs	2,641	2,071
Other current assets	500	—
Total current assets	24,181	15,470

Property and equipment:
Oil and natural gas interests	199,980	199,980
Other property and equipment	31,397	31,373
Accumulated depreciation, depletion and amortization	(84,174)	(80,013)
Property and equipment, net	147,203	151,340
Other non-current assets:
Digital assets	821	1,096
Other non-current assets	133	140
Total assets	$172,338	$168,046

Liabilities and Net Parent Investment
Current liabilities:
Accounts payable and accrued expenses	$7	$193
Ad valorem taxes payable	603	1,273
Income tax payable	528	395
Current portion of long-term debt, net	2,813	2,812
Other current liabilities	127	48
Total current liabilities	4,078	4,721

Non-current liabilities:
Long-term debt, net	14,065	14,764
Other noncurrent liabilities	961	673
Total liabilities	$19,104	$20,158

Net Parent Investment
Net parent investment	153,234	147,888
Total liabilities and net parent investment	$172,338	$168,046

See accompanying notes to the unaudited condensed combined financial statements.

PBT Land and Minerals, Inc. Predecessor
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue and other income:
Oil and gas royalties – related party	$19,202	$9,383
Oil and gas royalties	137	—
Surface use royalties – related party	3,599	4,930
Surface use royalties	1,166	171
Other surface and land resources revenue – related party	1,238	1,143
Other surface and land resources revenue	160	354
Change in fair value of digital assets	(233)	(112)
Other loss	(4)	—
Total revenue and other income	25,265	15,869

Expenses:
Production and ad valorem taxes	1,455	599
General and administrative – related party	882	544
Transaction costs	1,212	—
Other operating expenses	39	121
Depreciation, depletion and amortization	4,161	2,531
Total expenses	7,749	3,795

Operating income	17,516	12,074
Interest expense, net	848	376
Income before income taxes	16,668	11,698
Income tax expense	134	81
Net income	$16,534	$11,617

See accompanying notes to the unaudited condensed combined financial statements.

PBT Land and Minerals, Inc. Predecessor
CONDENSED COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT
(in thousands)
(unaudited)

Net Parent Investment in PBT Land and Minerals, Inc. Predecessor
Balance, January 1, 2025	$115,814
Net income	11,617
Net transfers to Parent	(13,279)
Balance, March 31, 2025	$114,152
Net Parent Investment in PBT Land and Minerals, Inc. Predecessor
Balance, January 1, 2026	$147,888
Net income	16,534
Net transfers to Parent	(11,188)
Balance, March 31, 2026	$153,234

See accompanying notes to the unaudited condensed combined financial statements.

PBT Land and Minerals, Inc. Predecessor
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$16,534	$11,617
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,161	2,531
Change in fair value of digital assets	233	112
Non-cash consideration of digital assets	38	(43)
Amortization of deferred financing costs	23	—
Other	6	2
Change in operating assets and liabilities:
Accounts receivable, net – related party	(3,678)	(2,556)
Accounts receivable, net	16	14
Accounts payable and accrued expenses	(111)	58
Ad valorem taxes payable	(670)	(711)
Income tax payable	133	81
Other liabilities	367	—
Net cash provided by operating activities	17,052	11,105

Cash flows from investing activities:
Deposit on other property and equipment	(500)	—
Additions of other property and equipment	(101)	—
Net cash used in investing activities	(601)	—

Cash flows from financing activities:
Net transfers to Parent	(11,188)	(13,279)
Repayments on debt	(714)	—
Deferred offering costs	(570)	—
Net cash used in financing activities	(12,472)	(13,279)

Net change in cash and cash equivalents	3,979	(2,174)
Cash and cash equivalents, beginning of year	1,085	3,279
Cash and cash equivalents, end of year	$5,064	$1,105

Supplemental non-cash activities:
Decrease in accrued other property and equipment included in accounts payable and accrued expenses	(75)	—

See accompanying notes to the unaudited condensed combined financial statements.

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

1.      Nature of Operations

In anticipation of a public transaction, PBT Land and Minerals, Inc. (“New PBT”) was formed by SoftVest LP to facilitate a business transaction with Blackbeard Holdings, LLC (“Blackbeard” or the “Parent”) and other parties. New PBT will hold the assets and liabilities associated with the oil and natural gas mineral interests and land operations of “PBT Land and Minerals, Inc. Predecessor” or the “Company”.

The assets and operations currently comprising PBT Land and Minerals, Inc. Predecessor were previously contemplated to be contributed to a stand-alone public company under the name US Land Guild Corp. In connection with that process, combined financial statements were prepared for US Land Guild Corp. Predecessor in contemplation of a stand-alone initial public offering. Following a reassessment of the transaction structure that occurred subsequent to March 31, 2026, the Company determined to pursue an alternative path to a public transaction for the same group of assets, liabilities and operations. Accordingly, these predecessor financial statements have been prepared to reflect PBT Land and Minerals, Inc. Predecessor as the relevant predecessor entity for purposes of the public transaction.

PBT Land and Minerals, Inc. Predecessor owns oil and natural gas mineral interests and surface acreage in the Permian Basin in West Texas and generates revenue primarily from oil and natural gas royalties, the use of its surface acreage and the sale of resources from its land.

2.      Basis of Presentation

The assets, liabilities and operations of PBT Land and Minerals, Inc. Predecessor have historically been held and managed by various legal entities within the Parent and have historically not represented the operations of a single, separate legal entity or a group of separate legal entities. To complete the public transaction, the Parent will execute various internal reorganization transactions as well as execute a series of business transactions with other parties that will result in New PBT owning PBT Land and Minerals, Inc. Predecessor. The Company will receive an effective net revenue interest on certain properties in the Permian Basin. The unaudited condensed combined financial statements (“Financial Statements”) present on a historical basis the combined assets, liabilities, revenues and expenses related to PBT Land and Minerals, Inc. Predecessor, giving effect to the reorganization transactions for all periods presented.

The Financial Statements were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), including Regulation S-X, Article 10. The Financial Statements herein include all adjustments which are, in the opinion of management, necessary to fairly state the financial results for the interim periods presented. Accordingly, these Financial Statements should be read in conjunction with the Company’s audited combined financial statements and accompanying notes for the year ended December 31, 2025.

Historically, the results of operations of PBT Land and Minerals, Inc. Predecessor were reported within the Parent’s consolidated financial results of operations. The condensed combined financial statements were derived from the historical accounting records of the Parent and are presented on a carve-out basis reflecting the historical operations of PBT Land and Minerals, Inc. Predecessor as conducted within the Parent. These condensed combined financial statements may not be indicative of the financial position, results of operations, or cash flows that would have been achieved had the Company operated as a separate, stand-alone entity during the periods presented.

The Financial Statements include certain assets and liabilities that were historically held by the Parent but are specifically identifiable or otherwise allocable to PBT Land and Minerals, Inc. Predecessor, as well as revenue and expenses that are specifically identifiable to PBT Land and Minerals, Inc. Predecessor.

The condensed combined statements of operations include expense allocations for certain functions historically performed by the Parent not previously recorded within the Financial Statements, including allocations of general corporate expenses related to accounting, engineering, human resources, executive management, information

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

2.      Basis of Presentation (cont.)

technology, field operating and other support. These expenses were allocated on the basis of revenues generated. The Company considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, be indicative of the actual expenses that would have been incurred during the periods presented if PBT Land and Minerals, Inc. Predecessor had operated as a separate stand-alone entity or of the future expenses that will be incurred by the Company.

Intercompany transactions and accounts within PBT Land and Minerals, Inc. Predecessor have been eliminated. All significant transactions between PBT Land and Minerals, Inc. Predecessor and the Parent have been included within the Financial Statements. Transactions between PBT Land and Minerals, Inc. Predecessor and the Parent, with the exception of certain allocated related party transactions discussed in Note 6 — Related Party Transactions, are reflected as net parent investment on the condensed combined balance sheets and primarily as a financing activity in net transfers to Parent on the condensed combined statements of cash flows.

Net parent investment represents the Parent’s historical investment in PBT Land and Minerals, Inc. Predecessor, accumulated earnings after taxes, and the net effect of transactions with and allocations from the Parent. This arrangement is not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business separate from the Parent during the periods presented.

Cash and cash equivalents on the condensed combined balance sheets primarily represent cash held in a legal entity in which the operations and assets of the Parent for the periods presented were those of PBT Land and Minerals, Inc. Predecessor. At other legal entities, the Parent utilizes a centralized approach to cash management and funds the Company’s operating and investing activities as needed. The cash and cash equivalents centrally held by the Parent are not specifically identifiable to PBT Land and Minerals, Inc. Predecessor and therefore have not been reflected on the condensed combined balance sheets. The debt of the Parent has been partially collateralized by the Company’s assets and as a result, interest expense has been allocated based on the relative value of the Company’s oil and natural gas interests utilized to fund its business operations and the prevailing interest rates.

Results of operations for the three months ended March 31, 2026 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2026.

Certain prior period amounts have been reclassified to conform to the current period presentation. Specifically, resource royalties and other revenue, previously presented as separate line items on the condensed combined statements of operations for the three months ended March 31, 2025, have been combined and presented as other surface and land resources revenue, consistent with the presentation for the three months ended March 31, 2026. This change reflects the growth of fresh water sales within other revenue since freshwater sales have similar economic characteristics to those of resource royalties. This reclassification had no effect on total revenue and other income, operating income, or net income for any period presented.

3.      Summary of Significant Accounting Policies

As of March 31, 2026, the Company’s significant accounting policies are consistent with those discussed in its audited combined financial statements for the year ended December 31, 2025. There were no significant updates or revisions to the Company’s accounting policies during the three months ended March 31, 2026.

Recent Accounting Pronouncements

Recently Adopted Pronouncements

In May 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810) — Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”), which revises Accounting Standards Codification Topic 805, Business Combinations guidance for determining the accounting acquirer

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

3.      Summary of Significant Accounting Policies (cont.)

in transactions primarily effected through the exchange of equity interests when the legal acquiree is a variable interest entity that meets the definition of a business and requires that an entity consider the same factors that are currently used to determine the accounting acquirer in other acquisition transactions. The amendments in this ASU do not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The amendments are effective for fiscal years beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendment should be applied prospectively to any acquisition transaction that occurs after the initial application date. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company early adopted ASU 2025-03 as of January 1, 2026. The adoption of this update did not impact the Company’s financial position or results of operations.

Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires additional disclosure about specified categories of expenses included in relevant expense captions presented on the income statement. In January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 and ASU 2025-01 apply to all public business entities and are effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027 with early adoption permitted. The amendments may be applied either prospectively or retrospectively. Management is currently evaluating ASU 2024-03 and ASU 2025-01 to determine its impact on the Company’s disclosures.

The Company considers the applicability and impact of all ASUs. Any ASUs not listed above were assessed and determined to be either not applicable or previously disclosed.

4.      Revenue Recognition

The following table presents revenue disaggregation by product:

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Oil and gas royalties revenue:
Oil	$18,001	$8,098
Natural gas	(152)	564
Natural gas liquids	1,490	721
Total oil and gas royalties	$19,339	$9,383
Surface use royalties	4,765	5,101
Other surface and land resources revenue	1,398	1,497
Total revenue	$25,502	$15,981

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

5.      Property and Equipment

Property and equipment consists of the following:

	March 31, 2026	December 31, 2025
	(in thousands)
Oil and natural gas interests:
Proved	$192,487	$192,461
Unproved	7,493	7,519
Oil and natural gas interests	199,980	199,980

Other property and equipment:
Land	$28,178	$28,163
Equipment	2,721	2,723
Buildings and leasehold improvements	498	487
Other property and equipment	31,397	31,373

Accumulated depreciation, depletion and amortization	(84,174)	(80,013)
Total property and equipment, net	$147,203	$151,340

For the three months ended March 31, 2026 and 2025, depletion expense was $4.1 million and $2.4 million, respectively. For each of the three months ended March 31, 2026 and 2025, depreciation expense was $0.1 million.

6.      Related Party Transactions

Related Party Receivables

In the ordinary course of business, the Company has entered into oil and natural gas leases and surface use agreements (“SUAs”), including easements and rights-of-way, with Blackbeard and its consolidated subsidiaries, pursuant to which the Company has granted certain production rights and rights to conduct operations on its land. The Company has a receivable for the value of any oil and natural gas produced or severed from the mineral lease by Blackbeard, sold to third-party purchasers, and not yet remitted to the Company. Additionally, the Company has a receivable for any fee owed to the Company for use of its surface that has not yet been remitted. Blackbeard and its consolidated subsidiaries have the right and intent to offset determinable balances with the Company. Net balances between the companies are settled periodically based on the net position at a point in time. As of March 31, 2026 and December 31, 2025, Blackbeard, either directly or indirectly through its consolidated subsidiaries, owed the Company $14.7 million and $10.9 million, respectively. Included in the March 31, 2026 balance is approximately $2.0 million representing a short-term intercompany transfer made by the Company to one of Blackbeard’s consolidated subsidiaries, which was repaid in April 2026.

Additionally, in the ordinary course of business, the Company has entered into royalty agreements and SUAs, including easements and rights-of-way, with other related party affiliates pursuant to which the Company has granted certain rights to construct, operate and maintain certain sand extraction facilities on its land. As of March 31, 2026 and December 31, 2025, other affiliates owed the Company $0.9 million and $1.0 million, respectively.

Revenue Transactions

The Company engages in transactions with Blackbeard by receiving oil and natural gas royalties as oil and natural gas products are produced or severed from the mineral lease and also by receiving fees for the use of its land including surface use and other surface and land resources revenue. For the three months ended March 31, 2026 and 2025, the Company earned $23.1 million and $14.7 million, respectively, of income from Blackbeard.

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

6.      Related Party Transactions (cont.)

As described above under Related Party Receivables, the Company engages in transactions with other related party affiliates outside of the Parent. For the three months ended March 31, 2026 and 2025, the Company earned $0.9 million and $0.8 million, respectively, of total revenues related to such affiliates.

Allocation of Corporate Expenses

The Parent provides the Company with certain support and administrative services, including accounting, engineering, human resources, executive management, information technology, field operating and other support. Some of these services will continue to be provided to the Company following the public transaction. The Company determined that it is not practicable to determine the cost of these services on a stand-alone basis for the periods presented. The cost of these services has been allocated to the Company on the basis of revenues and represents the entire amounts recorded in general and administrative — related party on the condensed combined statements of operations.

This allocation also includes the compensation costs recorded by the Parent as they relate to the incentive units and phantom equity interests awarded to certain employees of the Parent. These awards generally vest over three to five years. The amounts of such compensation costs allocated to the condensed combined statements of operations were not material for the periods presented.

Allocation of Interest Expense

The debt of the Parent has been partially collateralized by the Company’s assets and as a result, interest expense has been allocated based on the relative value of the Company’s oil and natural gas interests utilized to fund its business operations and the prevailing interest rates. The Parent pays interest on the unpaid principal amount of each advance made by the lender from the date of such advance until such principal amount shall be paid in full. At March 31, 2026, the Parent was paying an interest rate of 7.3% plus applicable commitment fees. Interest expense allocated to the Company for the three months ended March 31, 2026 and 2025 was $0.5 million for both periods respectively. There was no interest income for the three months ended March 31, 2026 and interest expense for the three months ended March 31, 2025 is offset by $0.1 million of interest income when presented in interest expense, net on the condensed combined statements of operations.

The interest allocated to the Company and the interest discussed in Note 9 — Debt may not be indicative of the actual interest expense that the Company would have incurred had it operated as a stand-alone entity during the periods presented or of future interest costs the Company will incur.

7.      Asset Acquisition

Hilcorp Acquisition

On May 30, 2025, the Parent completed an acquisition of 40,400 Net Royalty Acres (“NRAs”) and 14,300 surface acres located in the Permian Basin primarily in Crane County, Texas from Hilcorp Permian CT TXNM, LLC. The acquisition was accounted for as an asset acquisition with a total purchase consideration of $137.2 million, inclusive of transaction costs. A portion of the acquired mineral interest and all of the surface acres will be contributed to the Company upon the completion of the public transaction. As a result, in the second quarter of 2025, the Company included its share of the acquisition in the combined financial statements. The acquired asset value attributed to the Company was $60.6 million based on the fair market value of the Company’s share of assets acquired. The transaction resulted in $53.3 million allocated to proved oil and natural gas interests and $7.3 million to land with an offsetting contribution from the Parent of $60.6 million.

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

8.      Digital Assets

The Company contributes computational resources to mining pools by executing cryptographic hash functions to validate blockchain transactions in exchange for payment in the form of non-cash consideration, primarily Bitcoin. Cryptocurrency mining revenue is recognized at the point in time of blockchain verification. The Company uses prices as reported on reputable and liquid exchanges at 23:59:59 coordinated universal time since digital assets are traded on a 24-hour period (Level 1). Digital assets are recorded in other surface and land resources revenue on the condensed combined statements of operations and are subsequently remeasured to fair value based on the exchange quoted price as of the balance sheet date. The activity from remeasurement is reflected in change in fair value of digital assets on the condensed combined statements of operations.

Digital assets as shown on the condensed combined balance sheets are as follows:

	March 31, 2026			December 31, 2025
	Units	Cost Basis	Fair Value	Units	Cost Basis	Fair Value
	(in thousands, except unit data)
Digital assets held:
Bitcoin	10.90	$644	$744	11.28	$702	$987
Ethereum	36.69	$138	$77	36.69	$138	$109
Total	47.59	$782	$821	47.97	$840	$1,096

Reconciliation of the fair value of the Company’s digital assets are as follows:

	Bitcoin	Ethereum	Total
	(in thousands)
Beginning balance at January 1, 2025	$927	$—	$927
Additions	43	—	43
Unrealized loss	(112)	—	(112)
Balance, March 31, 2025	$858	$—	$858

Beginning balance at January 1, 2026	987	109	1,096
Additions	26	—	26
Dispositions	(64)	—	(64)
Realized loss	(4)	—	(4)
Unrealized loss	(201)	(32)	(233)
Balance, March 31, 2026	$744	$77	$821

Digital assets are presented in non-current assets as there is no intention to liquidate the assets in the next 12 months to support operations. Additions are the result of awarded digital assets received under a crypto arrangement and dispositions reflect the return of previously received Bitcoin. In addition to the Bitcoin and Ethereum described above, the Company holds an immaterial amount of Ethereum Classic.

9.      Debt

As of March 31, 2026 and December 31, 2025, the Company’s debt consisted of the following:

	March 31, 2026	December 31, 2025
	(in thousands)
Term Loan	$17,143	$17,857
Unamortized debt issuance costs on the Term Loan	(265)	(281)
Current portion of long-term debt	(2,813)	(2,812)
Total long-term debt	$14,065	$14,764

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

9.      Debt (cont.)

On May 30, 2025, the Company entered into a secured revolving credit agreement with Comerica Bank as administrative agent, sole book runner and lead arranger (the “Credit Agreement”). The Credit Agreement provides for (i) a secured term loan in the aggregate principal amount of $20.0 million (the “Term Loan”), and (ii) a secured revolving credit facility with a maximum commitment of $10.0 million (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facilities”), both maturing on May 30, 2030. The Credit Facilities are secured by a first priority lien on substantially all of the Company’s oil and gas properties and surface acreage. The Company was in compliance with all debt covenants at December 31, 2025 and remained in compliance through March 31, 2026.

The subsequent repayment and termination of the Credit Facilities after March 31, 2026 is discussed in Note 12 — Subsequent Events.

Term Loan

For the three months ended March 31, 2026, the Company incurred $0.3 million of interest expense related to the Term Loan and the interest rate was 6.5% as of March 31, 2026.

Revolving Credit Facility

For the three months ended March 31, 2026, the Company incurred less than $0.1 million of interest expense related to the Revolving Credit Facility and as of March 31, 2026, there were no outstanding borrowings under the Revolving Credit Facility.

10.    Income Taxes

Historically, the results of operations of PBT Land and Minerals, Inc. Predecessor have been reported within the Parent’s consolidated financial results of operations. The Parent is a limited liability company and treated as a flow-through entity for federal income tax purposes. As a result, the Company was not subject to U.S. federal income tax at the entity level.

The Company’s operations located in Texas are subject to the Texas margin tax at the entity level at a statutory rate of up to 0.75% of margin as defined by the Texas Tax Code. The provision for Texas margin tax has been calculated on a “separate return” basis in accordance with ASC Topic 740, Income Taxes. Under this method, the Company is assumed to have historically filed a return separate from the Parent, reporting its taxable income or loss and paying applicable tax based on its separate taxable income and associated tax attributes in the applicable tax jurisdiction. For the three months ended March 31, 2026 and 2025, the Company recorded income tax expense of $0.1 million for both periods.

11.    Segment

PBT Land and Minerals, Inc. Predecessor focuses on owning and acquiring mineral and royalty interests and surface acreages in the Permian Basin in West Texas and generates revenue primarily from the oil and natural gas royalty income on the sale of oil and natural gas products and uses of other resources associated with its properties. All of the Company’s assets and operations are in the Permian Basin in the United States.

PBT Land and Minerals, Inc. Predecessor operates in a single operating and reportable segment, which is consistent with the reporting structure of the Company’s internal organization and the use of the combined financial information of PBT Land and Minerals, Inc. Predecessor by the Company’s chief operating decision maker (“CODM”) to allocate resources and assess performance. The CODM is a team comprising the chief executive officer, chief financial officer, chief operating officer, vice president of reserve engineering and general counsel.

PBT Land and Minerals, Inc. Predecessor
Notes to the Unaudited Condensed Combined Financial Statements

11.    Segment (cont.)

The primary measure of segment profit or loss used by the CODM is net income, as presented on the condensed combined statements of operations. The measure of segment assets is reported on the condensed combined balance sheets as total assets. Total expenditures for additions to long-lived assets are as reported on the condensed combined statements of cash flows. The significant expense categories regularly provided to the CODM and included in the measure of segment profit or loss are those presented on the condensed combined statements of operations.

12.    Subsequent Events

Management has evaluated subsequent events through July 23, 2026, the date the financial statements were available to be issued and there were no items or significant activity to disclose other than those listed below.

Credit Agreement and Debt Extinguishment

On June 1, 2026, the Company entered into a secured revolving credit agreement with JPMorgan Chase Bank as the administrative agent and issuing bank. The credit agreement provides for a revolving credit facility in the maximum aggregate revolving commitment amount of $250.0 million. The revolving credit facility matures on May 30, 2031. The credit agreement is secured by the Company’s property and equipment and requires the Company to maintain certain leverage and liquidity ratios. As of July 22, 2026, the Company had total outstanding borrowings of $98.0 million under the revolving credit facility and had incurred bank fees of $2.9 million. Using the borrowings under the new revolving credit agreement and cash on hand, on June 1, 2026, the Company fully extinguished and settled its remaining debt of $17.2 million, inclusive of counsel fees, and terminated its existing Term Loan and Revolving Credit Facility.

The Ranch Acquisition

On June 3, 2026, the Company completed the acquisition of certain ranch properties located in the Permian Basin in Crane County, Texas from Rasler’s Range, LP and related individual sellers. The total purchase price for this transaction was $20.0 million, inclusive of the $0.5 million in earnest money previously paid and presented on the condensed combined statements of cash flows. The Company is currently evaluating the fair value of the assets to be acquired and the final allocation of the purchase price has not been determined as of the date these financial statements were issued.

Deferred Offering Costs Write-Off

During the second quarter of 2026, the Company changed the anticipated structure of its public transaction. As a result, deferred offering costs recorded as of March 31, 2026 were written off to transaction costs.

Independent Auditor’s Report

Management and Governance
Greybeard Holdings, LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the Statements of Revenue and Direct Operating Expenses of certain mineral and royalty interests (the Interests) to be acquired from Greybeard Holdings, LLC (the Company) for the years ended December 31, 2025 and 2024, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the revenues and direct operating expenses described in Note 1 of the Interests for the years ended December 31, 2025 and 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter — Basis of Accounting

We draw attention to Note 1 to the financial statements, which describes that the accompanying financial statements were prepared for the purpose of complying with the rules and regulations under Rule 3-05 of the Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Company’s revenues and expenses. As a result, the financial statements may not be suitable for another purpose. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

April 14, 2026

Greybeard Mineral and Royalty Interests (As Described in Note 1)
Statements of Revenues and Direct Operating Expenses
(in thousands)

	Year ended December 31,
	2025	2024
Revenues:
Oil and natural gas royalties	$7,709	$5,268
Total revenues	7,709	5,268

Costs and Expenses:
Production and ad valorem taxes	473	397
Excess of revenues over direct operating expenses	$7,236	$4,871

See accompanying notes to the statements of revenues and direct operating expenses.

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

1.      Background

The accompanying statements of revenues and direct operating expenses (the “Statements”) represent the undivided interests in the revenues and direct operating expenses associated with the mineral and royalty interest acquired by US Land Guild Corp. Predecessor (the “Company”) from Greybeard Holdings, LLC (the “Seller”) (“Greybeard Contribution”). The mineral and royalty interests acquired in the Greybeard Contribution, which are located in the Permian Basin, are referred to herein as the “Greybeard Mineral and Royalty Interests.” The acquisition of the Greybeard Mineral and Royalty Interests by the Company will be completed contemporaneously with the contemplated initial public offering or other public transaction by US Land Guild Corp.

2.      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenues and direct operating expenses include revenues from the sale of oil, natural gas and natural gas liquids (“NGLs”) and direct operating expenses for the years ended December 31, 2025 and 2024. Revenues and direct operating expenses included in the Statements represent the Company’s interest in the Greybeard Mineral and Royalty Interests and are presented on an accrual basis of accounting.

During the period presented, the Greybeard Mineral and Royalty Interests was not accounted for or operated as a separate entity, subsidiary, segment or division by the Seller. Accordingly, a complete set of financial statements required by the Securities and Exchange Commission’s (the “SEC”) Regulation S-X, including a balance sheet and statement of cash flows, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) is not available or practicable to prepare for the Greybeard Mineral and Royalty Interests. The accompanying statements of revenues and direct operating expenses vary from a complete income statement in accordance with U.S. GAAP in that they do not reflect certain expenses incurred in connection with the ownership and operation of the Greybeard Mineral and Royalty Interests, including but not limited to depletion, general and administrative expenses and income tax. Additionally, these statements of revenues and direct operating expenses are not indicative of the future results of operations for the Greybeard Mineral and Royalty Interests.

Use of Estimates

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Statements. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from those estimates.

Revenue Recognition

Oil and Natural Gas Royalties

Oil and natural gas royalties, which also include NGLs, are earned on oil and natural gas mineral interests owned by Greybeard Mineral and Royalty Interests. All of the royalties were produced on properties operated by Blackbeard Operating (“Blackbeard”), a subsidiary of the Company’s parent. Oil and natural gas royalties are recognized when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers. The oil and natural gas royalties Greybeard Mineral and Royalty Interests receives are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Oil and natural gas royalty payments are typically received within three months after the month of production.

Greybeard Mineral and Royalty Interests accrues oil and natural gas royalties based on an estimate of the production sold to the customer and the price that will be received for the sale of the product. In these situations, differences are recorded between estimates and the actual amounts received for product sales in the month that revenue is processed after payment is received from the customer. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant.

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of production and ad valorem taxes. In general, production taxes are calculated by tax jurisdictions as a percentage of current year revenues from oil, natural gas and natural gas liquids. Other taxes, such as ad valorem taxes are based, among other factors, on property values driven by prior year commodity prices.

3.      Subsequent Events

Management has evaluated subsequent events through April 14, 2026, the date the Statements were available to be issued and there were no items to disclose.

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited)

Greybeard Mineral and Royalty Interests’ oil and natural gas reserves are attributable solely to properties in the Permian Basin within the United States.

Results of Operations from Oil and Natural Gas Producing Activities

All of Greybeard Mineral and Royalty Interests’ producing activities are from oil and natural gas activities and are included in the Statements above.

Oil and Natural Gas Reserves

The reserves as of December 31, 2025 and 2024 presented below is based on estimates of net proved reserves derived from the reserve reports prepared by Cawley Gillespie & Associates, Inc., independent petroleum engineers, in accordance with guidelines established by the SEC. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Reserve estimates are inherently imprecise, and estimates of undeveloped reserves are more imprecise than estimates of established proved producing reserves. Accordingly, reserve estimates are expected to change as future information becomes available.

The changes in the total proved reserves for Greybeard Mineral and Royalty Interests are as follows:

	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
	(in thousands)
Proved developed and undeveloped reserves:
Balance, January 1, 2024	502	1,749	185	978
Revisions of previous estimates	(9)	27	14	10
Extensions and discoveries	203	706	79	400
Production	(63)	(240)	(27)	(130)
Balance, December 31, 2024	633	2,242	251	1,258
Revisions of previous estimates	(9)	(116)	(5)	(34)
Extensions and discoveries	355	936	108	619
Production	(110)	(307)	(35)	(196)
Balance, December 31, 2025	869	2,755	319	1,647

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited) (cont.)

	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed reserves:
January 1, 2024	305	1,296	137	658
December 31, 2024	421	1,581	177	862
December 31, 2025	594	2,029	235	1,167

Proved undeveloped reserves:
January 1, 2024	197	453	48	320
December 31, 2024	212	661	74	396
December 31, 2025	275	726	84	480

As of December 31, 2025, proved undeveloped reserves totaled 480 MBoe, or 29% of total proved reserves. These reserves are located in Crane County, Texas, on acreage where Blackbeard is the operator and has an ongoing horizontal drilling program. The Company’s independent reserve engineers included these locations as proved undeveloped reserves based on Blackbeard’s stated development plans, existing infrastructure, drilling permits, and analogy to producing wells on offsetting acreage.

The conversion of proved undeveloped reserves to proved developed reserves is dependent on Blackbeard’s drilling and completion activities, which are subject to various factors including commodity prices, availability of capital, rig availability, regulatory approvals, and operators’ strategic priorities. While the Company maintains regular communication with Blackbeard regarding development plans, the Company does not control the timing or pace of development activities.

During the year ended December 31, 2025, changes in proved reserves that occurred were primarily due to:

•        Negative volume revisions of 34 MBoe resulted primarily from changes in pricing, including differentials.

•        Extensions include 256 MBoe in the proved undeveloped category and 363 MBoe in the proved developed category as a result of Blackbeard’s continued development of its Permian Basin assets in Crane county Texas.

•        For the year ended December 31, 2025, Greybeard Mineral and Royalty Interests had production volumes of 196 MBoe.

During the year ended December 31, 2024, changes in proved reserves that occurred were primarily due to:

•        Positive volume revisions of 10 MBoe consisted of positive 225 MBoe of favorable performance revisions partially offset by negative 96 MBoe due to updates to development spacing plans, negative 69 MBoe related to changes in pricing, including differentials, and negative 50 MBoe related primarily to Blackbeard’s operational shift from vertical to horizontal development.

•        Extensions include 174 MBoe in the proved undeveloped category and 226 MBoe in the proved developed category as a result of Blackbeard’s continued development of its Permian Basin assets in Crane county Texas.

•        For the year ended December 31, 2024, Greybeard Mineral and Royalty Interests had production volumes of 130 MBoe.

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited) (cont.)

Standardized Measure of Discounted Future Net Cash Flows

Greybeard Mineral and Royalty Interests follows the guidelines prescribed in Accounting Standards Codification (“ASC”) Topic 932, Extractive Activities — Oil and Gas (“ASC 932”), for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The following summarizes the policies used in the preparation of the accompanying oil and natural gas reserve disclosures, standardized measures of discounted future net cash flows from proved oil and natural gas reserves and the reconciliations of standardized measures from year to year.

The information is based on estimates of proved reserves attributable to Greybeard Mineral and Royalty Interests’ interest in oil and natural gas properties as of December 31 of the years presented. These estimates were derived from reserves prepared by Cawley Gillespie & Associates, Inc., independent petroleum engineers. The standardized measure does not include any future development or abandonment costs because the Company’s interests are limited to mineral and royalty interests. Thus, the Company does not incur capital or abandonment expenditures related to the development of proved reserves. Future production costs included in the standardized measure consist primarily of production and ad valorem taxes.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) the estimated future cash flows are computed by applying the twelve month average of the first of the month prices of oil and natural gas relating to the proved reserves to the year-end quantities of those reserves, (3) the future cash flows are reduced by estimated production costs related production and ad valorem taxes and (4) future net cash flows are discounted to present value by applying a discount rate of 10%.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect Greybeard Mineral and Royalty Interests’ expectations of actual revenues to be derived from those reserves, nor their present value. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of Greybeard Mineral and Royalty Interests’ oil and natural gas reserves.

Historically, the results of operations of Greybeard Mineral and Royalty Interests have been reported within the Seller’s consolidated financial results of operations. The Seller is a limited liability company and treated as a flow-through entity for federal income tax purposes. Thus, the effect of future U.S. federal income taxes has been excluded from the standardized measure of discounted future net cash flows. However, Greybeard Mineral and Royalty Interests is subject to Texas margin tax, and the expected impact of such taxes has been included.

The future net cash flows relating to proved oil and natural gas reserves based on the standardized measure prescribed in ASC 932 are as follows:

	December 31,
	2025	2024
	(in thousands)
Oil and natural gas producing activities:
Future oil and natural gas sales	$65,401	$52,081
Future production costs	(4,276)	(4,621)
Future income tax expense	(343)	(273)
Undiscounted future net cash flows	60,782	47,187
Ten percent annual discount factor	(27,913)	(21,343)
Standardized measure of discounted future net cash flows	$32,869	$25,844

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited) (cont.)

The following table presents the SEC Prices as adjusted for differentials and contractual arrangements utilized in the computation of future cash inflows:

	December 31,
	2025	2024
Oil (per Bbl)	$65.05	$74.58
Natural gas (per Mcf)	$0.84	$0.24
NGLs (per Bbl)	$20.45	$17.09

The changes in the standardized measure of discounted future net cash flows relating to oil and natural gas properties are as follows:

	Year ended December 31,
	2025	2024
	(in thousands)
Balance at the beginning of the year	$25,844	$22,276
Net change in prices and production costs	(1,260)	(3,171)
Sales of oil and gas, net of production costs	(7,236)	(4,871)
Extensions and discoveries	13,753	8,815
Revisions of previous quantity estimates	(622)	205
Net change in income taxes	(36)	(25)
Accretion of discount	2,599	2,240
Changes in timing and other	(173)	375
Balance at end of the year	$32,869	$25,844

Greybeard Mineral and Royalty Interests (As Described in Note 1)
Statements of Revenues and Direct Operating Expenses
(in thousands)

	Three Months Ended March 31,
	2026	2025
Revenues:
Oil and natural gas royalties	$2,353	$1,849
Total revenues	2,353	1,849

Costs and Expenses:
Production and ad valorem taxes	173	116
Excess of revenues over direct operating expenses	$2,180	$1,733

See accompanying notes to the statements of revenues and direct operating expenses.

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

1.      Background

The accompanying statements of revenues and direct operating expenses (the “Statements”) represent the undivided interests in the revenues and direct operating expenses associated with the mineral and royalty interest acquired by US Land Guild Corp. Predecessor (the “Company”) from Greybeard Holdings, LLC (the “Seller”) (“Greybeard Contribution”). The mineral and royalty interests acquired in the Greybeard Contribution, which are located in the Permian Basin, are referred to herein as the “Greybeard Mineral and Royalty Interests.” The acquisition of the Greybeard Mineral and Royalty Interests by the Company will be completed contemporaneously with the contemplated initial public offering or other public transaction by US Land Guild Corp.

2.      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenues and direct operating expenses include revenues from the sale of oil, natural gas and natural gas liquids (“NGLs”) and direct operating expenses for the three months ended March 31, 2026 and 2025. Revenues and direct operating expenses included in the Statements represent the Company’s interest in the Greybeard Mineral and Royalty Interests and are presented on an accrual basis of accounting.

During the period presented, the Greybeard Mineral and Royalty Interests was not accounted for or operated as a separate entity, subsidiary, segment or division by the Seller. Accordingly, a complete set of financial statements required by the Securities and Exchange Commission’s (the “SEC”) Regulation S-X, including a balance sheet and statement of cash flows, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) is not available or practicable to prepare for the Greybeard Mineral and Royalty Interests. The accompanying statements of revenues and direct operating expenses vary from a complete income statement in accordance with U.S. GAAP in that they do not reflect certain expenses incurred in connection with the ownership and operation of the Greybeard Mineral and Royalty Interests, including but not limited to depletion, general and administrative expenses and income tax. Additionally, these statements of revenues and direct operating expenses are not indicative of the future results of operations for the Greybeard Mineral and Royalty Interests.

Use of Estimates

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Statements. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from those estimates.

Revenue Recognition

Oil and Natural Gas Royalties

Oil and natural gas royalties, which also include NGLs, are earned on oil and natural gas mineral interests owned by Greybeard Mineral and Royalty Interests. All of the royalties were produced on properties operated by Blackbeard Operating (“Blackbeard”), a subsidiary of the Company’s parent. Oil and natural gas royalties are recognized when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers. The oil and natural gas royalties Greybeard Mineral and Royalty Interests receives are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Oil and natural gas royalty payments are typically received within three months after the month of production.

Greybeard Mineral and Royalty Interests accrues oil and natural gas royalties based on an estimate of the production sold to the customer and the price that will be received for the sale of the product. In these situations, differences are recorded between estimates and the actual amounts received for product sales in the month that revenue is processed after payment is received from the customer. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant.

Greybeard Mineral and Royalty Interests
Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of production and ad valorem taxes. In general, production taxes are calculated by tax jurisdictions as a percentage of current year revenues from oil, natural gas and natural gas liquids. Other taxes, such as ad valorem taxes are based, among other factors, on property values driven by prior year commodity prices.

3.      Subsequent Events

Management has evaluated subsequent events through July 23, 2026, the date the Statements were available to be issued and there were no items to disclose.

Independent Auditor’s Report

Management and Governance

US Land Guild Corp. Predecessor

Report on the Audit of the Financial Statements

Opinion

We have audited the Statements of Revenue and Direct Operating Expenses associated with certain oil and gas properties (the Properties) acquired from Hilcorp Permian CT TXNM, LLC by US Land Guild Corp. Predecessor (the Company) for the years ended December 31, 2024 and 2023, and the related notes (the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the revenues and direct operating expenses described in Note 1 of the Properties for the years ended December 31, 2024 and 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter — Basis of Accounting

We draw attention to Note 1 to the financial statements, which describes that the accompanying financial statements were prepared for the purpose of complying with the rules and regulations of under Rule 3-05 of the Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Company’s revenues and expenses. As a result, the financial statements may not be suitable for another purpose. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

October 24, 2025

Hilcorp Mineral and Royalty Interests (As Described in Note 1)
Statements of Revenues and Direct Operating Expenses

(in thousands)

	Year ended December 31,
	2024	2023
Revenues:
Oil and natural gas royalties	$14,140	$13,964
Total revenues	14,140	13,964

Costs and Expenses:
Production and ad valorem taxes	1,080	1,239
Excess of revenues over direct operating expenses	$13,060	$12,725

See accompanying notes to the statements of revenues and direct operating expenses.

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

1.      Background

The accompanying statements of revenues and direct operating expenses (the “Statements”) represent the undivided interests in the revenues and direct operating expenses associated with the mineral and royalty interest acquired by US Land Guild Corp. Predecessor (the “Company”) from Hilcorp Permian CT TXNM, LLC (the “Seller”) on May 30, 2025 (the “Hilcorp Transaction”). The mineral and royalty interests acquired in the Hilcorp Transaction are referred to herein as the “Hilcorp Mineral and Royalty Interests.”

2.      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenues and direct operating expenses include revenues from the sale of oil, natural gas and natural gas liquids (“NGLs”) and direct operating expenses for the years ended December 31, 2024 and 2023. Revenues and direct operating expenses included in the Statements represent the Company’s interest in the Hilcorp Mineral and Royalty Interests and are presented on an accrual basis of accounting.

During the period presented, the Hilcorp Mineral and Royalty Interests was not accounted for or operated as a separate entity, subsidiary, segment or division by the Seller. Accordingly, a complete set of financial statements required by the Securities and Exchange Commission’s (the “SEC”) Regulation S-X, including a balance sheet and statement of cash flows, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) is not available or practicable to prepare for the Hilcorp Mineral and Royalty Interests. The accompanying statements of revenues and direct operating expenses vary from a complete income statement in accordance with U.S. GAAP in that they do not reflect certain expenses incurred in connection with the ownership and operation of the Hilcorp Mineral and Royalty Interests, including but not limited to depletion and general and administrative expenses. Additionally, these statements of revenues and direct operating expenses are not indicative of the future results of operations for the Hilcorp Mineral and Royalty Interests.

Use of Estimates

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Statements. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from those estimates.

Revenue Recognition

Oil and Natural Gas Royalties

Oil and natural gas royalties, which also include NGLs, are earned on oil and natural gas mineral interests owned by Hilcorp Mineral and Royalty Interests. Primarily all of the royalties were produced on properties operated by Blackbeard Operating (“Blackbeard”), a subsidiary of the Company’s parent. Oil and natural gas royalties are recognized when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers. The oil and natural gas royalties Hilcorp Mineral and Royalty Interests receives are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Oil and natural gas royalty payments are typically received within three months after the month of production.

Hilcorp Mineral and Royalty Interests accrues oil and natural gas royalties based on an estimate of the production sold to the customer and the price that will be received for the sale of the product. In these situations, differences are recorded between estimates and the actual amounts received for product sales in the month that revenue is processed after payment is received from the customer. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant.

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of production and ad valorem taxes. In general, production taxes are calculated by tax jurisdictions as a percentage of current year revenues from oil, natural gas and natural gas liquids. Other taxes, such as ad valorem taxes are based, among other factors, on property values driven by prior year commodity prices.

3.      Subsequent Events

Management has evaluated subsequent events through October 24, 2025, the date the Statements were available to be issued and there were no items to disclose.

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited)

Hilcorp Mineral and Royalty Interests’ oil and natural gas reserves are attributable solely to properties in the Permian Basin within the United States.

Results of Operations from Oil and Natural Gas Producing Activities

All of the Hilcorp Mineral and Royalty Interests’ producing activities are from oil and natural gas activities and are included in the Statements above.

Oil and Natural Gas Reserves

The reserves as of December 31, 2024 and 2023 presented below is based on estimates of net proved reserves derived from the reserve reports prepared by Cawley Gillespie & Associates, Inc., independent petroleum engineers, in accordance with guidelines established by the SEC. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Reserve estimates are inherently imprecise, and estimates of undeveloped reserves are more imprecise than estimates of established proved producing reserves. Accordingly, reserve estimates are expected to change as future information becomes available.

The changes in the total proved reserves for Hilcorp Mineral and Royalty Interests are as follows:

	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
	(in thousands)
Proved developed and undeveloped reserves:
Balance, January 1, 2023	1,334	3,841	510	2,484
Revisions of previous estimates	(289)	(973)	(158)	(609)
Extensions and discoveries	368	818	119	623
Production	(163)	(418)	(52)	(285)
Balance, December 31, 2023	1,250	3,268	419	2,213
Revisions of previous estimates	(34)	269	(5)	7
Extensions and discoveries	398	1,254	140	747
Production	(172)	(455)	(64)	(312)
Balance, December 31, 2024	1,442	4,336	490	2,655

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited) (cont.)

	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed reserves:
January 1, 2023	847	2,476	339	1,599
December 31, 2023	868	2,414	302	1,572
December 31, 2024	1,026	3,027	343	1,875
Proved undeveloped reserves:
January 1, 2023	487	1,365	171	885
December 31, 2023	382	854	117	641
December 31, 2024	416	1,309	147	780

As of December 31, 2024, proved undeveloped reserves totaled 780 MBoe, or 29% of total proved reserves. These reserves are primarily located in Crane County, Texas, on acreage where Blackbeard is the operator and has an ongoing horizontal drilling program. The Company’s independent reserve engineers included these locations as proved undeveloped reserves based on Blackbeard’s stated development plans, existing infrastructure, drilling permits, and analogy to producing wells on offsetting acreage.

The conversion of proved undeveloped reserves to proved developed reserves is dependent on Blackbeard’s drilling and completion activities, which are subject to various factors including commodity prices, availability of capital, rig availability, regulatory approvals, and operators’ strategic priorities. While the Company maintains regular communication with Blackbeard regarding development plans, the Company does not control the timing or pace of development activities.

During the year ended December 31, 2024, changes in proved reserves that occurred were primarily due to:

•        Positive volume revisions of 7 MBoe consisted of positive 421 MBoe of favorable performance revisions partially offset by negative 154 MBoe due to updates to development spacing plans, negative 137 MBoe related to changes in pricing, including differentials, and negative 123 MBoe related primarily to Blackbeard’s operational shift from vertical to horizontal development.

•        Extensions include 278 MBoe in the proved undeveloped category and 469 MBoe in the proved developed category as a result of Blackbeard’s continued development of its Permian Basin assets in Crane county Texas.

•        For the year ended December 31, 2024, Hilcorp Mineral and Royalty Interests had production volumes of 312 MBoe.

During the year ended December 31, 2023, changes in proved reserves that occurred were primarily due to:

•        Negative revisions of 609 MBoe consisted of negative 421 MBoe related primarily to Blackbeard’s operational shift from vertical development to horizontal development and negative 188 MBoe related to changes in pricing, including differentials.

•        Extensions include 465 MBoe in the proved undeveloped category and 158 MBoe in the proved developed category as a result of Blackbeard’s continued development of its Permian Basin assets in Crane county Texas.

•        For the year ended December 31, 2023, Hilcorp Mineral and Royalty Interests had production volumes of 285 MBoe.

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited) (cont.)

Standardized Measure of Discounted Future Net Cash Flows

Hilcorp Mineral and Royalty Interests follows the guidelines prescribed in Accounting Standards Codification (“ASC”) Topic 932, Extractive Activities — Oil and Gas (“ASC 932”), for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The following summarizes the policies used in the preparation of the accompanying oil and natural gas reserve disclosures, standardized measures of discounted future net cash flows from proved oil and natural gas reserves and the reconciliations of standardized measures from year to year.

The information is based on estimates of proved reserves attributable to Hilcorp Mineral and Royalty Interests’ interest in oil and natural gas properties as of December 31 of the years presented. These estimates were derived from reserves prepared by Cawley Gillespie & Associates, Inc., independent petroleum engineers. The standardized measure does not include any future development or abandonment costs because the Company’s interests are limited to mineral and royalty interests. Thus, the Company does not incur capital or abandonment expenditures related to the development of proved reserves. Future production costs included in the standardized measure consist primarily of production and ad valorem taxes.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) the estimated future cash flows are computed by applying the twelve month average of the first of the month prices of oil and natural gas relating to the proved reserves to the year-end quantities of those reserves, (3) the future cash flows are reduced by estimated production costs related to production and ad valorem taxes and (4) future net cash flows are discounted to present value by applying a discount rate of 10%.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect Hilcorp Mineral and Royalty Interests’ expectations of actual revenues to be derived from those reserves, nor their present value. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of Hilcorp Mineral and Royalty Interests’ oil and natural gas reserves.

The future net cash flows relating to proved oil and natural gas reserves based on the standardized measure prescribed in ASC 932 are as follows:

	December 31,
	2024	2023
	(in thousands)
Oil and natural gas producing activities:
Future oil and natural gas sales	$116,978	$109,125
Future production costs	(10,424)	(6,154)
Future income tax expense	(614)	(573)
Undiscounted future net cash flows	105,940	102,398
Ten percent annual discount factor	(47,963)	(48,044)
Standardized measure of discounted future net cash flows	$57,977	$54,354

The following table presents the SEC Prices as adjusted for differentials and contractual arrangements utilized in the computation of future cash inflows:

	December 31,
	2024	2023
Oil (per Bbl)	$74.57	$76.31
Natural gas (per Mcf)	$0.25	$1.52
NGLs (per Bbl)	$17.08	$20.95

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

4.      Supplemental Oil and Natural Gas Disclosures (Unaudited) (cont.)

The changes in the standardized measure of discounted future net cash flows relating to oil and natural gas properties are as follows:

	Year ended December 31,
	2024	2023
	(in thousands)
Balance at the beginning of the year	$54,354	$75,831
Net change in prices and production costs	(7,395)	(20,738)
Sales of oil and gas, net of production costs	(13,060)	(12,725)
Extensions and discoveries	17,273	16,413
Revisions of previous quantity estimates	148	(13,704)
Net change in income taxes	(32)	130
Accretion of discount	5,466	7,627
Changes in timing and other	1,223	1,520
Balance at end of the year	$57,977	$54,354

Hilcorp Mineral and Royalty Interests (As Described in Note 1)

Statements of Revenues and Direct Operating Expenses

(in thousands)

	Quarter ended March 31,
	2025	2024
Revenues:
Oil and natural gas royalties	$4,255	$3,721
Total revenues	4,255	3,721

Costs and Expenses:
Production and ad valorem taxes	323	274
Excess of revenues over direct operating expenses	$3,932	$3,447

See accompanying notes to the statements of revenues and direct operating expenses.

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

1.      Background

The accompanying statements of revenues and direct operating expenses (the “Statements”) represent the undivided interests in the revenues and direct operating expenses associated with the mineral and royalty interest acquired by US Land Guild Corp. Predecessor (the “Company”) from Hilcorp Permian CT TXNM, LLC (the “Seller”) on May 30, 2025 (the “Hilcorp Transaction”). The mineral and royalty interests acquired in the Hilcorp Transaction are referred to herein as the “Hilcorp Mineral and Royalty Interests.”

2.      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenues and direct operating expenses include revenues from the sale of oil, natural gas and natural gas liquids (“NGLs”) and direct operating expenses for the quarters ended March 31, 2025 and 2024. Revenues and direct operating expenses included in the Statements represent the Company’s interest in the Hilcorp Mineral and Royalty Interests and are presented on an accrual basis of accounting.

During the period presented, the Hilcorp Mineral and Royalty Interests was not accounted for or operated as a separate entity, subsidiary, segment or division by the Seller. Accordingly, a complete set of financial statements required by the Securities and Exchange Commission’s (the “SEC”) Regulation S-X, including a balance sheet and statement of cash flows, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) is not available or practicable to prepare for the Hilcorp Mineral and Royalty Interests. The accompanying statements of revenues and direct operating expenses vary from a complete income statement in accordance with U.S. GAAP in that they do not reflect certain expenses incurred in connection with the ownership and operation of the Hilcorp Mineral and Royalty Interests, including but not limited to depletion and general and administrative expenses. Additionally, these statements of revenues and direct operating expenses are not indicative of the future results of operations for the Hilcorp Mineral and Royalty Interests.

Use of Estimates

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Statements. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from those estimates.

Revenue Recognition

Oil and Natural Gas Royalties

Oil and natural gas royalties, which also include NGLs, are earned on oil and natural gas mineral interests owned by Hilcorp Mineral and Royalty Interests. Primarily all of the royalties were produced on properties operated by Blackbeard Operating (“Blackbeard”), a subsidiary of the Company’s parent. Oil and natural gas royalties are recognized when oil and natural gas products are produced or severed from the mineral lease by the operator of the properties and sold to third-party purchasers. The oil and natural gas royalties Hilcorp Mineral and Royalty Interests receives are dependent upon market prices for oil and natural gas, and producer specific location and contractual price differences. Oil and natural gas royalty payments are typically received within three months after the month of production.

Hilcorp Mineral and Royalty Interests accrues oil and natural gas royalties based on an estimate of the production sold to the customer and the price that will be received for the sale of the product. In these situations, differences are recorded between estimates and the actual amounts received for product sales in the month that revenue is processed after payment is received from the customer. Any identified differences between the revenue estimates and actual revenue received have historically been insignificant.

Hilcorp Mineral and Royalty Interests

Notes to Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of production and ad valorem taxes. In general, production taxes are calculated by tax jurisdictions as a percentage of current year revenues from oil, natural gas and natural gas liquids. Other taxes, such as ad valorem taxes are based, among other factors, on property values driven by prior year commodity prices.

3.      Subsequent Events

Management has evaluated subsequent events through October 24, 2025, the date the Statements were available to be issued and there were no items to disclose. Greybeard Mineral and Royalty Interests (As Described in Note 1).

PBT Land and Minerals, Inc.

NON-TRANSFERABLE SUBSCRIPTION RIGHTS TO PURCHASE UP TO
          SHARES OF CLASS A COMMON STOCK AT $           PER SHARE

_______________________

PROSPECTUS

_______________________

            , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by the Registrant in connection with the sale of the Class A Shares being registered. The security holders will not bear any portion of such expenses. All the amounts shown are estimates except for the registration fee.

SEC registration fee	$9,827.20
Legal fees and expenses	400,000.00
Accounting fees and expenses	50,000.00
Subscription and Information Agent fees	91,000.00
Miscellaneous expenses	1,449,172.80
Total	$2,000,000.00

Item 14. Indemnification of Directors and Officers

Limitation of Liability and Indemnification Under Certificate of Formation and Bylaws

The TBOC permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his or her duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he or she reasonably believed to be in the best interests of the corporation and, in all other cases, that the person reasonably believed his or her conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his or her conduct was unlawful. Subject to certain exceptions, the TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties, but not for a breach of the director’s duty of loyalty or receipt of an improper benefit. New PBT’s certificate of formation provides that a director of the corporation will not be liable to the corporation or its shareholders for monetary damages for any act or omission by the director in the performance of his or her duties, except that there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he or she has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director, or a present or former employee, agent, or officer of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that, subject to restrictions in its certificate of formation and to the extent consistent with other law, a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, persons who are not directors may seek indemnification and advancement of expenses from a corporation to the same extent that directors may seek indemnification and advancement of expenses from a corporation.

Further, New PBT’s certificate of formation and bylaws provide that we must indemnify New PBT’s directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to New PBT’s directors and officers, except for claims brought by us, and carry directors’ and officers’ insurance providing indemnification for New PBT’s directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

We have also entered into, or will enter into in connection with the completion of the Business Combination contemplated hereby, indemnification agreements with each of New PBT’s directors and executive officers. The indemnification agreements provide, or will provide, among other things, for indemnification to the fullest extent permitted by the TBOC and New PBT’s certificate of formation and bylaws against (i) any and all direct and indirect liabilities and reasonable expenses, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with New PBT’s approval and reasonable counsel fees and disbursements and (ii) any liabilities incurred as a result of serving as a director, officer, employee, or agent (including as a trustee, fiduciary, partner, or manager or in a similar capacity) of another enterprise or an employee benefit plan at New PBT’s request. The indemnification agreements also provide for, or will provide for, the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and New PBT’s certificate of formation and bylaws or the terms of the indemnification agreements.

We expect to maintain standard policies of insurance that provide coverage (i) to New PBT’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us under any of the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Not applicable.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit	Description
2.1*†	Combination Agreement, dated as of July 28, 2026, by and among New PBT, New PBT Sub, OpCo, Blackbeard Holdings, Blackbeard Securities and Greybeard Energy
3.1*	Certificate of Formation of the Registrant
3.2*	Amended Certificate of Formation of New PBT
3.3*	Form of A&R Certificate of Formation of the Registrant
3.4*	Bylaws of the Registrant
3.5*	Form of A&R Bylaws of the Registrant
4.1*	Form of Rights Certificate

Exhibit	Description
5.1**	Legal Opinion of Paul Hastings LLP
10.1*	Form of Shareholders’ Agreement
10.2*	Form of Registration Rights Agreement
10.3*	2026 Incentive Plan
10.4*	Voting and Support Agreement, dated as of July 28, 2026, by and between Blackbeard Securities and SoftVest, L.P.
10.5*	Commitment and Backstop Agreement, dated as of July 28, 2026, by and among New PBT, Blackbeard Securities, Greybeard Energy, SoftVest, L.P. and Horizon Kinetics
21.1*	List of Subsidiaries of New PBT
23.1**	Consent of Paul Hastings LLP (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP (PBT Land and Minerals, Inc. Predecessor)
23.3*	Consent of Ernst & Young LLP (PBT Land and Minerals, Inc.)
23.4*	Consent of Weaver and Tidwell, L.L.P. (Hilcorp Assets)
23.5*	Consent of Weaver and Tidwell, L.L.P. (Greybeard Assets)
23.6*	Consent of Weaver and Tidwell, L.L.P. (Trust)
23.7*	Consent of Cawley, Gillespie & Associates, Inc. (New PBT Predecessor)
23.8*	Consent of Cawley, Gillespie & Associates, Inc. (Greybeard Assets)
23.9*	Consent of Cawley, Gillespie & Associates, Inc. (Trust)
23.10*	Consent of Cawley, Gillespie & Associates, Inc. (Hilcorp)
99.1*	Consent of Ricky Burnett to be named as Director Nominee
99.2*	Consent of Brian Ferguson to be named as Director Nominee
99.3*	Consent of Peter Ray to be named as Director Nominee
99.4*	Consent of Kaleb Smith to be named as Director Nominee
99.5*	Consent of Jordan Barrett to be named as Director Nominee
99.6*	Report of Cawley, Gillespie & Associates, Inc. (Trust), reservoir engineer
99.7*	Report of Cawley, Gillespie and Associates, Inc. (New PBT Predecessor), independent reserve engineer, as of December 31, 2025
99.8*	Report of Cawley, Gillespie and Associates, Inc. (New PBT Predecessor), independent reserve engineer, as of December 31, 2024
99.9*	Report of Cawley, Gillespie and Associates, Inc. (Greybeard Assets), independent reserve engineer, as of December 31, 2025
99.10*	Report of Cawley, Gillespie and Associates, Inc. (Greybeard Assets), independent reserve engineer, as of December 31, 2024
99.11*	Report of Cawley, Gillespie and Associates, Inc. (Hilcorp), independent reserve engineer, as of December 31, 2024
99.12*	Form of Letter to Nominee Holders
99.13*	Form of Letter to Clients of Nominee Holders
99.14*	Form of Letter to Record Holders
99.15*	Form of Beneficial Owner Election Form
99.16*	Form of Instructions as to Use of PBT Land and Minerals, Inc. Rights Certificates
107*	Filing Fee Table

____________

*        Filed herewith.

**      To be filed by amendment.

†        Certain exhibits and schedules have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because they are both (i) not material and (ii) the type of information that the Registrant treats as confidential. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

(b) Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable, the required information is not present in amounts sufficient to require submission of such schedules, or the information is included in the Registrant’s financial statements or notes thereto.

Item 17. Undertakings

We hereby undertake:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (l)(ii) and (l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 462(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such first use.

(5)    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)    That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)    that:

(a)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Abilene, State of Texas, on July 29, 2026.

PBT LAND AND MINERALS, INC.
By:	/s/ Eric L. Oliver
Name:	Eric L. Oliver
Title:	Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Eric L. Oliver	Chief Executive Officer, Chief Financial Officer and Director	July 29, 2026
Eric L. Oliver	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)